    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 11, 2000

                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           -------------------------

                                    FORM S-4
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                           -------------------------
                              PAGING NETWORK, INC.
             (Exact name of Registrant as specified in its charter)

              DELAWARE                                4812                               04-2740516
  (State or other jurisdiction of         (Primary Standard Industrial      (I.R.S. Employer Identification No.)
   incorporation or organization)         Classification Code Number)

                              PAGING NETWORK, INC.
                               14911 QUORUM DRIVE
                              DALLAS, TEXAS 75240
                                  972-801-8000

  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                           -------------------------
                                 RUTH WILLIAMS
         SENIOR VICE PRESIDENT, GENERAL COUNSEL AND ASSISTANT SECRETARY
                               14911 QUORUM DRIVE
                              DALLAS, TEXAS 75240
                                  972-801-8000
(Name, address, including zip code and telephone number, including area code, of agent for service)
                           -------------------------

                                    Copy to:

                                JOHN R. SCHMIDT
                              MAYER, BROWN & PLATT
                            190 SOUTH LASALLE STREET
                          CHICAGO, ILLINOIS 60603-3441
                                  312-701-8597

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: As soon as practicable following the effectiveness of this Registration Statement.

    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]
                                                    ------------

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                                                  -----------

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                           ------------

                           -------------------------

                        CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------------------------------------------------
                                                                      PROPOSED MAXIMUM       PROPOSED MAXIMUM
             TITLE OF EACH CLASS                  AMOUNT TO BE         OFFERING PRICE           AGGREGATE           AMOUNT OF
      OF SECURITIES TO BE REGISTERED(1)            REGISTERED           PER SHARE(2)        OFFERING PRICE(2)    REGISTRATION FEE
---------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value per share.......  616,830,757 Shares          $0.565              $348,509,378          $92,007
---------------------------------------------------------------------------------------------------------------------------------

(1) This Registration Statement relates to the shares of common stock of Paging Network, Inc. ("PageNet") to be issued in exchange for the outstanding senior subordinated notes of PageNet pursuant to the exchange offer described in the prospectus included herein.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f), based on the market value of PageNet's outstanding senior subordinated notes to be received in the exchange as reported by FactSet Research Systems, Inc. as of January 4, 2000.
                           -------------------------
    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the commission, acting pursuant to said Section 8(a), may determine.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 11, 2000
                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           -------------------------

                                    FORM S-1
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                           -------------------------

                              VAST SOLUTIONS, INC.
             (Exact name of Registrant as specified in its charter)

              DELAWARE                                  7373                                 75-2852196
    (State or other jurisdiction            (Primary Standard Industrial                  (I.R.S. Employer
 of incorporation or organization)          Classification Code Number)                 Identification No.)

                          14131 MIDWAY ROAD, SUITE 500
                              ADDISON, TEXAS 75001
                                  972-801-8800
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                           -------------------------
                               MARK A. KNICKREHM
                     PRESIDENT AND CHIEF OPERATING OFFICER
                          14131 MIDWAY ROAD, SUITE 500
                              ADDISON, TEXAS 75001
                                  972-801-8800
            (Name, address, including zip code and telephone number,
                   including area code, of agent for service)
                           -------------------------

                                   Copies to:

                                JOHN R. SCHMIDT
                               DAVID A. SCHUETTE
                              MAYER, BROWN & PLATT
                            190 SOUTH LASALLE STREET
                          CHICAGO, ILLINOIS 60603-3441
                                  312-701-7363
    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable following the effectiveness of this Registration Statement.
    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. [ ]
    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
    If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]
                           -------------------------

                        CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------
      TITLE OF EACH CLASS OF             AMOUNT TO BE          PROPOSED MAXIMUM         PROPOSED MAXIMUM         AMOUNT OF
    SECURITIES TO BE REGISTERED         REGISTERED(1)      OFFERING PRICE PER SHARE AGGREGATE OFFERING PRICE REGISTRATION FEE
------------------------------------------------------------------------------------------------------------------------------
Class B common stock, par value
$0.01
per share..........................   13,780,000 shares              (2)                      (2)                   (2)
------------------------------------------------------------------------------------------------------------------------------
Class B common stock, par value
  $0.01
  per share........................    2,320,000 shares           $2.183(3)              $5,064,560(3)            $1,338
------------------------------------------------------------------------------------------------------------------------------
      Total........................   16,100,000 shares               --                       --                 $1,338
------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------

(1) Of the 16,100,000 shares of Class B common stock registered hereby, 13,780,000 are being offered by Paging Network, Inc. ("PageNet"), together with 616,830,757 shares of PageNet common stock, in exchange for all of the outstanding senior subordinated notes of PageNet. The remaining 2,320,000 shares of Class B common stock registered hereby are being offered to stockholders of PageNet in connection with the proposed plan of reorganization of PageNet.
(2) The registration fee paid by PageNet in connection with the exchange offer was calculated in accordance with Rule 457(f) based on the aggregate market value of all outstanding PageNet senior subordinated notes to be acquired by PageNet. Accordingly, no separate fee is being paid herewith.
(3) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f), based on the market value of all outstanding shares of PageNet common stock to be cancelled in connection with the proposed plan of reorganization, calculated in accordance with Rule 457(c) as of January 4, 2000, reduced by the value of the other consideration, also calculated in accordance with Rule 457(c) as of January 4, 2000, to be received by PageNet stockholders in connection therewith.
                           -------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the commission, acting pursuant to said Section 8(a), may determine.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                EXPLANATORY NOTE

     The registration statement on Form S-4 being filed herewith by Paging Network, Inc. includes the S-4 facing page, the prospectus relating to the exchange offer to Paging Network, Inc.'s senior subordinated noteholders and the consent solicitation of Paging Network, Inc. stockholders and senior subordinated noteholders to approve a prepackaged plan of reorganization, including the Annexes thereto, and Part II to the S-4. The registration statement on Form S-1 being filed herewith by Vast Solutions, Inc. includes the S-1 facing page, the prospectus relating to the Class B common stock of Vast Solutions, Inc., which is also included as Annex A to the Paging Network, Inc. prospectus, and Part II to the S-1.

        The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                 SUBJECT TO COMPLETION, DATED JANUARY 11, 2000
PROSPECTUS

                     EXCHANGE OFFER FOR PAGENET NOTEHOLDERS

                           -------------------------

       CONSENT SOLICITATION AND DISCLOSURE STATEMENT FOR PREPACKAGED PLAN
           OF REORGANIZATION FOR PAGENET NOTEHOLDERS AND STOCKHOLDERS

                                  PAGENET LOGO

                        616,830,757 SHARES COMMON STOCK

                              PAGING NETWORK, INC.

     We are offering to exchange 616,830,757 shares of PageNet common stock and 13,780,000 shares of Class B common stock of Vast Solutions, Inc., PageNet's wholly owned subsidiary, for all of our outstanding:

     - 8.875% senior subordinated notes due 2006;

     - 10.125% senior subordinated notes due 2007; and

     - 10% senior subordinated notes due 2008.

     THE EXCHANGE OFFER WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON
            , 2000 UNLESS EXTENDED.

     The exchange offer is part of a transaction in which PageNet and St. Louis Acquisition Corp., a direct and wholly owned subsidiary of Arch Communications Group, Inc. will merge. In the merger, each share of PageNet common stock, including the shares to be issued in this exchange offer, will be converted into
0.1247 shares of Arch common stock, and PageNet will become a wholly owned subsidiary of Arch. See "Summary -- The Merger" beginning on page 2 and "The Merger" beginning on page 32. We will not exchange PageNet and Vast shares for PageNet senior subordinated notes unless all conditions to the merger and other specified conditions are satisfied.

     We are also asking the holders of our senior subordinated notes and our stockholders to approve a consensual or "prepackaged" plan of reorganization of PageNet and its subsidiaries.

     Our common stock is traded on the Nasdaq National Market System under the symbol "PAGE."

     WE URGE YOU TO CAREFULLY READ THE "RISK FACTORS" SECTION BEGINNING ON PAGE 19 BEFORE YOU MAKE ANY INVESTMENT DECISION.

     NEITHER THE SEC NOR ANY STATE SECURITIES REGULATORS HAVE APPROVED OR DISAPPROVED THE SHARES OR THE EXCHANGE OFFER OR DETERMINED IF THIS PROSPECTUS IS ACCURATE OR ADEQUATE. ANYONE WHO TELLS YOU OTHERWISE IS COMMITTING A CRIME.

               The date of this prospectus is             , 2000

     This prospectus incorporates by reference important business and financial information that is not included in or delivered with this prospectus. See "Incorporation of Documents by Reference."

     You can obtain any documents incorporated by reference through PageNet or from the Securities and Exchange Commission's web site at http://www.sec.gov. These documents are available from PageNet without charge, excluding any exhibits to those documents. You can obtain these documents in this prospectus by requesting them in writing or by telephone from PageNet at the following address:

        Paging Network, Inc.
        14911 Quorum Drive
        Dallas, Texas 75240
        Attention: Investor Relations
        Telephone (972) 801-8000

     IF YOU WOULD LIKE TO REQUEST DOCUMENTS, PLEASE DO SO BY _______________________________ (FIVE BUSINESS DAYS BEFORE TERMINATION OF THE
EXCHANGE OFFER). PLEASE BE SURE TO INCLUDE YOUR COMPLETE NAME AND ADDRESS IN YOUR REQUEST. IF YOU REQUEST ANY DOCUMENTS INCORPORATED BY REFERENCE, WE WILL MAIL THEM TO YOU BY FIRST CLASS MAIL, OR ANOTHER EQUALLY PROMPT MEANS, WITHIN ONE BUSINESS DAY AFTER WE RECEIVE YOUR REQUEST.

                               TABLE OF CONTENTS

                                                               PAGE
                                                              NUMBERS
                                                              -------
Summary
PageNet and Arch............................................      1
  The Merger................................................      2
  The Exchange Offer........................................      7
  The Spin-Off Distribution.................................     10
  The Prepackaged Plan of Reorganization....................     10
  Summary Financial and Operating Data......................     10
  Capitalization............................................     16
  Stock Ownership in Combined Company.......................     17
  Noteholder and Stockholder Actions........................     17
Risk Factors................................................     19
  Risks Related to the Exchange Offer and an Investment in
     Arch's Common Stock....................................     19
  Risks Related to the Merger...............................     20
  Arch's Business and Financial Risks.......................     22
  Risks Related to PageNet..................................     28
  Risks Related to Vast.....................................     29
  Certain Bankruptcy Considerations.........................     29
Forward Looking Statements..................................     32
The Merger..................................................     32
  General...................................................     32
  Background of the Merger..................................     32
  PageNet's Reasons for the Merger..........................     35
  Opinions of Financial Advisors to PageNet.................     37
     Opinion of Houlihan, Lokey, Howard & Zukin Capital.....     37
     Opinion of Goldman, Sachs & Co.........................     39
     Opinion of Morgan Stanley Dean Witter..................     42
  Interests of Certain Persons in the Merger................     44
  Treatment of PageNet's Stock..............................     45
  The Exchange Offers.......................................     45
  Regulatory Approvals......................................     47
  Material Federal Income Tax Considerations................     47
  Accounting Treatment of the Merger........................     47
  Nasdaq National Market Quotation..........................     48
  Resales of Arch Common Stock Issued in Connection with the
     Merger;
     Affiliate Agreements...................................     48
  No Appraisal Rights.......................................     48
  PageNet Bankruptcy Case...................................     48
The Merger Agreement........................................     50
  Structure of the Merger...................................     50
  The Exchange Ratio and Treatment of PageNet Common
     Stock..................................................     50
  Exchange Procedures.......................................     50
  Treatment of PageNet Stock Options........................     51
  Representations and Warranties............................     52
  Certain Covenants.........................................     53
  Conditions to Completion of the Merger....................     57
  Termination of the Merger Agreement.......................     59

                                                               PAGE
                                                              NUMBERS
                                                              -------
Termination Fee.............................................     60
  Modification or Amendment of the Merger Agreement.........     62
The Exchange Offer..........................................     62
Proposed Amendments.........................................     67
The Spin-Off Distribution...................................     73
The Prepackaged Plan of Reorganization......................     73
  General...................................................     74
  Classification of Claims and Equity Interests under the
     Plan...................................................     75
  Summary of Treatment Under the Plan.......................     77
  Summary of Other Provisions of the Plan...................     81
  Conditions to Consummation................................     87
  Effect of Consummation of the Plan........................     88
  Modification of the Plan..................................     88
  Intended Actions During the Chapter 11 Cases..............     89
  Confirmation Standards....................................     90
  Confirmation of the Plan Without Acceptance by All Classes
     of Impaired Claims.....................................     91
  Certain Consequences of Non-Acceptance....................     93
  Voting Procedures.........................................     93
Best Interests Test.........................................     93
Material Federal Income Tax Considerations..................     95
Capitalization..............................................    102
Stock Ownership in the Combined Company.....................    103
Unaudited Pro Forma Consolidated Financial Data of the
  Combined Company..........................................    104
Unaudited Pro Forma Condensed Consolidated Financial
  Statements................................................    106
Unaudited Pro Forma Condensed Consolidated Balance Sheet....    107
Unaudited Pro Forma Condensed Consolidated Statement of
  Operations................................................    108
Notes to Unaudited Pro Forma Condensed Consolidated
  Financial Statements......................................    110
Selected Historical Consolidated Financial and Operating
  Data -- PageNet...........................................    114
PageNet Management's Discussion and Analysis of Financial
  Condition and Results of Operations.......................    117
Selected Historical Consolidated Financial and Operating
  Data -- Arch..............................................    126
Arch Management's Discussion and Analysis of Financial
  Condition and Results of Operations.......................    129
Selected Historical Consolidated Financial and Operating
  Data -- MobileMedia.......................................    140
MobileMedia Management's Discussion and Analysis of
  Financial Condition and Results of Operations.............    143
Market Price Information and Dividend Policy................    154
  PageNet and Arch Common Stock.............................    154
  PageNet Notes.............................................    155
  Dividend Policy...........................................    156
Comparative Historical and Unaudited Pro Forma Per Share
  Data......................................................    157
Industry Overview...........................................    158
Arch's Business.............................................    162
Arch's Management...........................................    170
Arch's Principal Stockholders...............................    176
PageNet's Business..........................................    180
PageNet's Management........................................    185
PageNet's Principal Stockholders............................    191

                                                               PAGE
                                                              NUMBERS
                                                              -------
The Combined Company........................................    193
Description of PageNet's Common Stock.......................    196
Description of Arch's Equity Securities.....................    197
Description of Indebtedness.................................    203
  Arch......................................................    203
  PageNet...................................................    207
Comparison of Rights of PageNet Stockholders and Arch
  Stockholders..............................................    208
Legal Matters...............................................    219
Experts.....................................................    219
Where You Can Find More Information.........................    219
Incorporation of Documents by Reference.....................    220
Index to Financial Statements...............................    F-1
Annex A -- Vast Prospectus..................................    A-1
Annex B -- Agreement and Plan of Merger.....................    B-1
Annex C -- The Prepackaged Plan of Reorganization...........    C-1
Annex D -- Arch Credit Facility Term Sheet..................    D-1
Annex E -- Unaudited Combined Company Projections...........    E-1
Annex F -- Opinion of Houlihan, Lokey Howard & Zukin
  Capital...................................................    F-1
Annex G -- Opinion of Goldman, Sachs & Co...................    G-1
Annex H -- Opinion of Morgan Stanley Dean Witter............    H-1

     "PageNet" is a registered mark of PageNet. "Arch" and "Arch Paging" are service marks of Arch. "MobileComm" is a registered service mark of Arch, and the mark is not associated with MobilComm Inc. of Cincinnati, Ohio. Other trademarks, service marks and trade names used in this prospectus are owned by persons who are not associated with PageNet or Arch.

                                    SUMMARY

     This summary highlights selected information contained elsewhere in this prospectus. It may not contain all of the information that is important to you. We urge you to read the entire prospectus, including "Risk Factors", and information contained in PageNet's and Arch's public documents that have been filed with the Securities and Exchange Commission. We use the name "PageNet" to refer to Paging Network, Inc. and its consolidated subsidiaries. We use the name "Arch" to refer to Arch Communications Group, Inc. and its consolidated subsidiaries both before and after the proposed merger. Sometimes we use the phrase "combined company" when we wish to emphasize that we are referring specifically to Arch after the proposed merger. We use the name "Vast" to refer to Vast Solutions, Inc., PageNet's wholly owned subsidiary.

     The exchange offer will be completed immediately before the completion of the merger. Therefore, the PageNet common stock that PageNet senior subordinated noteholders are entitled to receive in the exchange offer will immediately be converted into Arch common stock as a result of the merger. Because the PageNet noteholders whose notes are exchanged will ultimately receive Arch common stock as a result of the merger, this prospectus contains information about Arch and Arch common stock that is intended to assist PageNet senior subordinated noteholders in deciding whether to exchange their notes. PageNet noteholders will not be entitled to vote the shares of PageNet common stock received by them in the exchange offer either for or against the merger. Arch has supplied all information contained in this prospectus relating to Arch and PageNet has supplied all information in this prospectus relating to PageNet and Vast.

     All share information in this prospectus reflects the effects of a 1-for-3 reverse stock split effected by Arch during June 1999.

                                PAGENET AND ARCH

PAGENET

     PageNet is a leading provider of wireless communications services throughout the United States and the U.S. Virgin Islands, Puerto Rico and Canada, with approximately 8.8 million units in service. PageNet:

     - provides services in all 50 states and the District of Columbia, including the 100 most populated metropolitan markets in the United States, and to more than 75% of the population of Canada;

     - offers two primary types of wireless communications services which comprise 99.7% of its business: digital display messaging and alphanumeric display messaging;

     - offers enhanced wireless communications services, such as stock quotes, news and other wireless information delivery services, voice mail, personalized greeting, message storage and retrieval and equipment loss and damage protection; and

     - has begun to market and sell "advanced" messaging services, consisting of 1.5-way services, which enable subscribers to receive acknowledgements that their messages were delivered, 1.75-way services, which enable subscribers to respond to messages with pre-scripted replies, and 2-way services, which allow subscribers to initiate messages and to respond to messages with original or pre-scripted replies.

     Through its wholly owned subsidiary Vast, PageNet is commencing operations that can provide integrated wireless solutions to connect businesses with their employees, customers and remote assets, such as vending machines, automobiles and storage tanks. Using an expandable software platform, provisioning and service and support operations, Vast will be able to provide customers with a comprehensive end-to-end wireless solution that seamlessly connects their mobile users with the Internet or corporate data network using wireless devices. Vast's products and services enable corporations to offer a more personalized and powerful wireless data solution.

     Vast is a development stage company and, since its inception, has been engaged primarily in product research and development and developing markets for its products and services. Vast has incurred significant operating losses as a result of its start-up activities. It began to market its products and services in late 1999, and believes that revenues from sales of these products and services will grow rapidly.

     PageNet's principal office is located at Corporate Centre, 14911 Quorum Drive, Dallas, Texas 75240. PageNet's telephone number is (972) 801-8000.

     PageNet's website, www.pagenet.com, is not part of this prospectus.

ARCH

     Arch is a leading provider of wireless communications services, primarily wireless messaging services, in the United States based on its net revenues and its approximately 7.0 million units in service. This reflects Arch's acquisition of MobileMedia Communications, Inc. and its subsidiaries on June 3, 1999. Arch:

     - operates in all 50 states and all of the 100 most populated metropolitan markets in the United States through its sales offices, nationwide retail distribution network, company-owned retail stores and resellers;

     - offers local, regional and nationwide paging services employing digital networks covering more than 90% of the United States population;

     - offers messaging services, including digital display, alphanumeric display, 2-way messaging and 1.5-way messaging; and

     - offers enhanced or complementary wireless communication services, such as stock quotes, news and other wireless information delivery services, voice mail, personalized greeting, message storage and retrieval, equipment loss protection and equipment maintenance.

     Arch's operating objectives are to increase its EBITDA, or earnings before interest, taxes, depreciation and amortization; deploy its capital efficiently; reduce its financial leverage; and expand its customer relationships. To achieve its operating objectives, Arch:

     - has selected a low-cost operating strategy as its principal competitive tactic;

     - is reducing its financial leverage by reducing capital requirements and increasing EBITDA;

     - is distributing its products and services through several different channels; and

     - is pursuing new revenue opportunities associated with its units in service, including applications in narrowband personal communications services, which are commonly referred to as N-PCS.

     Arch's principal office is located at 1800 West Park Drive, Suite 250, Westborough, Massachusetts 01581. Arch's telephone number is (508) 870-6700.

     Arch's web site, www.arch.com, is not part of this prospectus.

                                   THE MERGER

     PageNet and Arch have agreed to merge on the terms set forth in an agreement and plan of merger dated November 7, 1999. The merger agreement is attached to this prospectus as Annex B. We encourage you to read the merger agreement as it is the legal document that governs the merger.

TERMS OF THE MERGER (PAGE 32)

     As a result of the merger, PageNet will become a wholly owned subsidiary of Arch. The merger will be accompanied by a recapitalization of PageNet and Arch involving the exchange of debt for common stock in the PageNet and Arch exchange offers, as described in "The Merger -- The Exchange Offers." Arch also expects to convert shares of its Series C preferred stock into shares of Arch common stock in connection with the merger.

     The merger agreement provides that each share of PageNet common stock, including shares issued to PageNet noteholders in the PageNet exchange offer, will be converted into 0.1247 shares of Arch common stock.

STOCK OWNERSHIP AND GOVERNANCE FOLLOWING THE MERGER (PAGES 103 & 194)

     If the PageNet and Arch exchange offers are fully subscribed, the merger and the related exchange offers and the conversion of Arch Series C preferred shares will result in Arch's outstanding common stock being held

     - 29.6% by Arch's existing stockholders;

     - 17.2% by the existing holders of Arch's 10 7/8% senior discount notes;

     - 1.2% by the existing holders of Arch's Series C preferred shares;

     - 44.5% by the existing holders of PageNet's senior subordinated notes; and

     - 7.5% by the existing holders of PageNet's common stock.

     The capitalization of the combined company following the merger is expected to be significantly leveraged, although less heavily leveraged than the current capitalization of Arch and PageNet. See "Summary -- Capitalization" and "Capitalization."

     After the merger, the Arch board of directors will consist of 12 directors. Six directors will be designated by the current Arch directors and three directors will be designated by the current PageNet directors. Each of the three largest holders of PageNet notes being exchanged for shares of PageNet common stock may designate one director. To the extent any of these three largest holders do not designate directors, the Arch directors will designate additional directors.

REQUIRED STOCKHOLDER APPROVALS; STOCKHOLDER MEETINGS (PAGE 54)

     Approval of various matters that must be submitted to a vote of stockholders in order to effect to the merger will require the affirmative vote of the holders of a majority of Arch's outstanding common stock, a majority of PageNet's outstanding common stock and, in some cases, a majority of Arch's outstanding Series C preferred stock. These matters include the authorization and issuance of the shares of stock to be issued in the merger and the PageNet and Arch exchange offers. Arch will also need to solicit approval of the conversion of its outstanding Series C preferred stock into shares of its common stock. If PageNet files for reorganization under chapter 11 of the United States Bankruptcy Code, the approvals of the holders of PageNet common stock would no longer be required.

     Stockholder meetings for PageNet and Arch will be held on             ,
2000 and             , 2000, respectively.

BACKGROUND OF MERGER; RECOMMENDATION TO STOCKHOLDERS (PAGE 32)

     The PageNet and Arch boards of directors have unanimously voted to approve the merger agreement and the merger. Each board of directors believes that the merger is advisable and in the best interest of its stockholders and recommends that its stockholders vote to approve the merger agreement and related transactions.

OPINIONS OF FINANCIAL ADVISORS (PAGE 37)

     In deciding to approve the merger, PageNet's board of directors received the oral opinions of Houlihan, Lokey, Howard & Zukin Capital and Morgan Stanley Dean Witter, subsequently confirmed in writing that, as of November 7, the consideration to be received by the holders of PageNet common stock on such date pursuant to the merger and the spinoff, taken as a whole, was fair from a financial point of view to such holders and the oral opinion of Goldman, Sachs & Co., subsequently confirmed in writing, that, as of November 7, the exchange ratio pursuant to the merger agreement was fair from a financial point of view to the holders of PageNet common stock as of such date. The full texts of the opinions of each of Houlihan Lokey, Goldman Sachs and Morgan Stanley to PageNet are attached as Annexes F, G and H, respectively. Each opinion should be read carefully in its entirety. Each opinion is addressed to PageNet's board of directors and does not constitute a recommendation to any stockholders with respect to matters relating to the merger or any related matter.

     The engagement letters for all of PageNet's financial advisors provide that part of their fees will not be paid unless the merger takes place. Regardless of whether the merger is consummated, all of PageNet's financial advisors will be reimbursed for reasonable fees and disbursements of counsel and reasonable travel and other out-of-pocket expenses and indemnified to the full extent of the law against certain liabilities, including liabilities under the federal securities laws, arising out of their engagement or the merger.

OTHER REQUIRED APPROVALS; POSSIBLE PREPACKAGED BANKRUPTCY CASE (PAGES 48 AND 74)

     In certain circumstances, PageNet and certain of its operating subsidiaries may commence cases under chapter 11 of the Bankruptcy Code and seek to confirm a prepackaged plan of reorganization that would bind PageNet's noteholders and stockholders to the terms of the merger and the exchange offer. Confirmation of such a plan would be based, in part, on the votes received from PageNet's noteholders and stockholders pursuant to this solicitation.

     Both PageNet and Arch have agreed to solicit consents to the amendment of the notes being exchanged in the PageNet and Arch exchange offers to eliminate all covenants that can be modified or eliminated by a majority vote. Holders of Arch notes are required to consent to the amendment of the notes as a condition of tendering notes in the Arch exchange offer.

     PageNet has agreed to solicit consents from its bank creditors, holders of its notes to be exchanged in the PageNet exchange offer, and its stockholders to a consensual or prepackaged plan of reorganization of PageNet and its subsidiaries consistent with the terms of the merger agreement. Holders of PageNet notes are required to consent to the prepackaged plan of reorganization and amendment of the notes as a condition of tendering notes in the PageNet exchange offer.

     If less than 97.5% of the PageNet notes are tendered in the PageNet exchange offer, or if the stockholders of PageNet fail to approve the merger agreement, PageNet has agreed that it will either commence bankruptcy cases under Chapter 11 of the Bankruptcy Code and file the prepackaged plan as a plan of reorganization under chapter 11 of the Bankruptcy Code or pay Arch a $40.0 million termination fee if:

     - Arch stockholders have approved the transaction;

     - 97.5% of the Arch notes have been tendered for exchange in the Arch exchange offer, or 67.0% have been tendered in specified circumstances;

     - the holders of less than 97.5% but at least 66 2/3% in principal amount of the PageNet notes that constitute at least a majority in number of all such holders have consented to the prepackaged plan;

     - sufficient debt financing has been arranged to fund PageNet's operations until the prepackaged plan is approved; and

     - senior credit facilities of at least $1.3 billion have been secured or can be secured through the prepackaged plan.

     If PageNet elects to complete the merger through use of the chapter 11 process, it will commence the chapter 11 cases and also file and seek to confirm and consummate the prepackaged plan. The merger, if effected pursuant to the prepackaged plan, will be implemented differently from the way it would be effected outside of the chapter 11 cases, and creditors and stockholders could therefore receive different treatment.

CONDITIONS TO THE MERGER (PAGE 57)

     Consummating the merger and the related exchange offers is subject to a number of conditions, including:

     - tender and acceptance of at least 97.5% of the PageNet notes and at least 97.5% of the Arch notes for common stock in the exchange offers, unless PageNet elects to reduce the required minimum percentage of Arch notes to any amount or Arch elects in specified circumstances to reduce such percentage to 67.0% or more;

     - approval of the transaction by Arch's stockholders;

     - either:

       - approval of the merger agreement and certain related matters by PageNet's stockholders; or

       - entry of a final confirmation order by the Bankruptcy Court confirming the prepackaged plan;

     - receipt of all necessary governmental approval and the expiration or termination of all applicable waiting periods, and any extensions of these periods, under the Hart-Scott-Rodino Act;

     - the receipt of legal opinions regarding the treatment of the merger as a tax-free reorganization; and

     - other customary contractual conditions specified in the merger agreement.

Some of the conditions to the merger may be waived by the party entitled to assert such conditions.

NO SOLICITATION OF ALTERNATIVE OFFERS (PAGE 53)

     With specified exceptions and subject to their boards of directors' fiduciary obligations to recommend any superior proposal to their stockholders, both PageNet and Arch have agreed not to solicit or encourage any proposal from a third party involving an acquisition, business combination or other similar proposal, prior to the merger.

TERMINATION OF THE MERGER AGREEMENT (PAGE 59)

     PageNet and Arch can mutually agree to terminate the merger agreement and either PageNet or Arch can terminate the merger agreement upon the occurrence of a number of events, including if:

     - the other party breaches any material representation, warranty or covenant in the merger agreement and either cannot cure or fails to cure the breach;

     - the merger does not take place by June 30, 2000; or

     - the PageNet or Arch stockholders do not approve the transaction.

     If the merger agreement is terminated after one party pursues an alternative offer or under other specified circumstances, either PageNet or Arch may be required to pay a termination fee of $40.0 million.

INTERESTS OF EXECUTIVE OFFICERS AND DIRECTORS OF PAGENET IN THE MERGER (PAGE 44)

     In considering the recommendation of the PageNet board of directors, you should be aware of the interests that PageNet executive officers and directors have in the merger. These include:

     - enhanced retention and severance benefits for certain executive officers;

     - vesting of stock options, although all of such stock options currently have no value; and

     - customary rights to indemnification against specified liabilities.

     These interests are different from and in addition to the interests of PageNet stockholders. In considering the fairness of the merger to PageNet stockholders, the PageNet board of directors took these interests into account.

ACCOUNTING TREATMENT (PAGE 47)

     Arch will account for the merger using the purchase method of accounting, which means that the assets and liabilities of PageNet, including intangible assets, will be recorded at their fair value and the results of operations of PageNet will be included in Arch's results beginning on the date of acquisition.

MATERIAL FEDERAL INCOME TAX CONSIDERATIONS (PAGE 47)

     The merger has been structured to qualify as a tax free reorganization under the Internal Revenue Code. Arch, PageNet, and their stockholders should not recognize gain or loss in connection with the merger, except that the distribution and receipt of Class B common stock of Vast is expected to be taxable to PageNet and its stockholders. See "Material Federal Income Tax Considerations."

     Tax matters are very complicated, and the tax consequences of the merger to PageNet stockholders will depend on the facts of the stockholder's own situation. PageNet stockholders should consult their tax advisors for a full understanding of the tax consequences of the merger to them.

PAGENET STOCKHOLDERS HAVE NO APPRAISAL RIGHTS (PAGE 48)

     Under Delaware law, PageNet stockholders do not have appraisal rights. However, if PageNet's common stock is delisted from the Nasdaq National Market System, stockholders may have appraisal rights. PageNet has been notified of a potential delisting of its common stock from the Nasdaq National Market System. See "Risk Factors -- PageNet may be delisted from the Nasdaq National Market System and the Chicago Stock Exchange prior to completion of the merger, resulting in reduced trading liquidity for its shares of common stock."

HOW THE RIGHTS OF PAGENET STOCKHOLDERS WILL DIFFER AFTER THEY BECOME ARCH STOCKHOLDERS (PAGE 208)

     The rights of investors as stockholders of Arch after the merger will be governed by Arch's charter and by-laws. Those rights differ from the rights of PageNet stockholders under PageNet's charter and by-laws.

PRICE AND OTHER INFORMATION (PAGE 154)

     Shares of PageNet common stock are traded on the Nasdaq National Market System. On November 5, 1999, the last full trading day prior to the public announcement of the proposed merger, PageNet common stock closed at $0.9688 per
share. On             , 2000, PageNet common stock closed at $       per share.

     Shares of Arch common stock are also traded on the Nasdaq National Market System. On November 5, 1999, the last full trading day prior to the public announcement of the proposed merger, Arch common stock closed at $6.8125 per
share. On             , 2000, Arch common stock closed at $       per share.

REGULATORY MATTERS (PAGE 47)

     To complete the merger, PageNet and Arch must make filings and receive authorizations from various federal and state governmental agencies in the United States. These filings relate to antitrust matters, transfers of control of FCC licenses and other regulations. It is possible that some of these governmental authorities may impose conditions for granting approval. We cannot predict whether all the required regulatory approvals will be obtained within the timeframe contemplated by the merger agreement or without burdensome conditions.

     Pursuant to the requirements of the Hart-Scott-Rodino Act, PageNet and Arch each filed a pre-merger notification and report form with the FTC and the Antitrust Division of the Department of Justice on November 24, 1999. On December 23, PageNet and Arch each received a request for additional information and documents from the Antitrust Division. These requests extend the waiting period during which the proposed merger may not be consummated until twenty days after the date that PageNet and Arch substantially comply with those requests. PageNet and Arch are proceeding to compile the information and documents requested by the Antitrust Division and intend to submit such information and documents as soon as reasonably practicable.

                               THE EXCHANGE OFFER

THE EXCHANGE OFFER............   We are offering to exchange a pro rata portion
                                 of 616,830,757 shares of PageNet common stock and a pro rata portion of 13,780,000 shares of Class B common stock of Vast for each of our:

                                 - 8.875% senior subordinated notes due 2006;

                                 - 10.125% senior subordinated notes due 2007;
                                   and

                                 - 10% senior subordinated notes due 2008.

                                 The pro rata portion will be computed
                                 immediately prior to the time when the merger occurs by dividing

                                 - the principal amount, together with all
                                   accrued interest, of each PageNet senior subordinated note by

                                 - the principal amount, together with all
                                   accrued interest, of all outstanding PageNet senior subordinated notes.

                                 The following table sets forth an example of the calculation of the pro rata number of shares of PageNet common stock and Class B common stock of Vast that PageNet is offering to exchange for each $1,000 principal amount of senior subordinated notes surrendered in the exchange offer. The calculation shows the number of PageNet and Vast shares that noteholders would be entitled to receive if the exchange offer and merger had occurred on December 1, 1999. The calculation also shows the number of Arch shares that the PageNet common shares would be immediately converted into at the ratio of 0.1247 Arch shares for each one PageNet share.

                                              NUMBER OF SHARES    NUMBER OF SHARES    NUMBER OF SHARES
PER $1000 PRINCIPAL AMOUNT                       OF PAGENET        OF ARCH COMMON     OF VAST CLASS B
OF SENIOR SUBORDINATED NOTES                    COMMON STOCK           STOCK            COMMON STOCK
----------------------------                  ----------------    ----------------    ----------------
8.875% notes due 2006.......................      516.8584            64.4522             11.5466
10.125% notes due 2007......................      518.9184            64.7091             11.5926
10% notes due 2008..........................      508.4118            63.3990             11.3579

EXPIRATION DATE...............   The exchange offer will expire at 12:00
                                 midnight, New York City time, on             ,
                                 2000 unless we and Arch jointly extend the expiration date of the exchange offer in our sole discretion. See "The Exchange
                                 Offer -- Expiration Date; Extensions."

ACCRUED INTEREST
  ON THE NOTES................   Interest accrued through the expiration date of
                                 the exchange offer on senior subordinated notes that are exchanged will be transferred with the notes and will not be paid separately.

CONDITIONS TO THE EXCHANGE
OFFER.........................   The exchange offer is conditioned upon:

                                 - tender and non-withdrawal of at least 97.5%
                                   of the total principal amount of senior
                                   subordinated notes outstanding and at least a majority of the outstanding principal amount of each series of senior subordinated notes;

                                 - satisfaction of all conditions to the closing
                                   of the merger, possibly including the
                                   confirmation of a plan of reorganization under chapter 11 of the Bankruptcy Code which PageNet may file in specified circumstances; and

                                 - various other customary conditions which, in
                                   specified circumstances, we and Arch may choose to waive. See "The Exchange
                                   Offer -- Conditions."

                                 We may at any time:

                                 - delay the acceptance of notes for exchange;

                                 - terminate the exchange offer if specified
                                   conditions have not been satisfied;

                                 - extend the expiration date of the exchange
                                   offer and retain all tendered notes, subject, however, to the right of noteholders to withdraw their tendered notes; or

                                 - waive any condition or otherwise amend the
                                   terms of the exchange offer in any way.

                                 Some of these actions will require Arch's approval. See "The Exchange Offer -- Terms of the Exchange Offer."

PREPACKAGED PLAN OF
REORGANIZATION................   PageNet noteholders will be required, as a
                                 condition to tendering their notes, to give their consent to the prepackaged plan of reorganization. See "The Prepackaged Plan of
                                 Reorganization." If PageNet files the chapter
                                 11 cases and the prepackaged plan is confirmed by the bankruptcy court and consummated, then
                                 100% of the senior subordinated notes will be converted into shares of Arch common stock and Class B common stock of Vast and the indentures for the senior subordinated notes will be terminated. The number of shares of Arch common stock and Class B common stock of Vast which holders of PageNet senior subordinated notes will receive under the prepackaged plan and if they accept the exchange offer are the same. If the prepackaged plan is approved, PageNet stockholders will also receive the same number of shares of Arch common stock and Class B common stock of Vast under the prepackaged plan as they would receive under the merger.

AMENDMENTS AND WAIVERS........   PageNet noteholders will be required, as a
                                 condition to tendering their notes, to approve various amendments to the indenture for the notes. The amendments will remove substantially all of the rights of those senior subordinated notes that are not tendered, other than their right to receive payments of principal and interest. If any defaults or rescission rights exist during the exchange offer, PageNet noteholders will be required to waive them to the extent legally permissible. See "Proposed
                                 Amendments."

NOTE EXCHANGE AGENT...........                  . For assistance and requests
                                 for additional copies of this prospectus or the letter of transmittal that is attached to this prospectus, contact Customer Service by
                                 telephone at (   )                , or by
                                 facsimile at (   )                .

HOW TO TENDER NOTES...........   If you are a holder of PageNet senior
                                 subordinated notes and wish to accept the exchange offer, you must do one of the following:

                                 - if your senior subordinated notes are
                                   represented by physical certificates, you must complete, sign and date a letter of transmittal, following all the instructions, and mail or deliver the letter of transmittal, together with your tendered notes and any other required documentation, to the exchange agent; or

                                 - if you hold your senior subordinated notes
                                   through The Depository Trust Company, you must tender your notes through DTC's

                                   Automated Tender Offer Program. See "The
                                   Exchange Offer -- Procedures for Tendering."

SPECIAL PROCEDURES FOR
BENEFICIAL OWNERS.............   If you are a beneficial owner whose notes are
                                 registered in the name of a financial
                                 institution or other nominee and you wish to tender your notes in the exchange offer, you should contact the registered holder promptly and instruct it to tender for you. If you wish to tender on your own behalf, you must, before completing and executing the letter of transmittal and delivering your notes, either make appropriate arrangements to register ownership of the notes in your own name or obtain a properly completed bond power from the registered holder. Transfer of registered ownership may take considerable time and it may not be possible to complete it before the expiration date. See "The Exchange
                                 Offer -- Procedures for Tendering."

ACCEPTANCE OF TENDERS.........   Subject to the satisfaction or waiver of the
                                 conditions to the exchange offer, we will accept for exchange all notes that are properly tendered in the exchange offer before the expiration date. See "The Exchange
                                 Offer -- Terms of the Exchange Offer."

WITHDRAWAL RIGHTS.............   Holders may withdraw their tender of notes at
                                 any time before the expiration date. See "The
                                 Exchange Offer -- Withdrawal of Tenders."

MATERIAL FEDERAL INCOME TAX
  CONSIDERATIONS..............   The exchange by a holder of notes for common
                                 stock generally should be non-taxable for federal income tax purposes except that gain, if any, may be recognized, but not in excess of the value of the shares of Class B common stock of Vast received by the noteholders in the exchange offer. See "Material Federal Income
                                 Tax Considerations." However, tax matters are very complicated, and the tax consequence of the exchange to PageNet noteholders may depend on the facts of the noteholder's own situation.
                                 PageNet noteholders should consult their tax advisors for a full understanding of the exchange to them.

                           THE SPIN-OFF DISTRIBUTION

     The merger agreement provides that PageNet will distribute to its stockholders up to 11.6% of the total equity of Vast. In accordance with the merger agreement, the PageNet board of directors will declare a dividend, payable to the persons who are PageNet stockholders immediately prior to the acceptance of senior subordinated notes in the exchange offer, consisting of 2,320,000 shares of Class B common stock of Vast. The dividend will not be paid unless all of the conditions to the merger have been satisfied. Because the dividend will be declared prior to acceptance of PageNet senior subordinated notes in the exchange offer, noteholders who become stockholders of PageNet in the exchange offer will not be entitled to receive any portion of this distribution.

     For a description of Vast and the shares of Class B common stock of Vast, see the prospectus of Vast attached as Annex A.

                     THE PREPACKAGED PLAN OF REORGANIZATION

     In specified circumstances, Paging Network, Inc. and certain of its operating subsidiaries may commence cases under chapter 11 of the Bankruptcy Code and seek to confirm a joint plan of reorganization that would bind PageNet's noteholders and stockholders to the terms of the Arch merger and the related exchange offers. See "The Merger -- Conditions to the Merger." The prepackaged plan of reorganization is referred to in this prospectus as the "Plan."

     The Plan generally divides claims against and equity interests in PageNet and certain of its subsidiaries into classes and sets forth the treatment of each class. The Plan also provides how unclassified priority claims will be treated. The classification and treatment of claims and equity interests and the distributions to be made under the Plan take into account the relative priority of those claims and equity interests under the Bankruptcy Code and other applicable law.

     If the Plan is confirmed by the bankruptcy court, each holder of an allowed claim or equity interest will receive the same treatment as all other holders of allowed claims or equity interests in the same class, regardless of whether a particular holder votes to accept or reject the Plan. Moreover, upon confirmation, the Plan will be binding on all creditors and stockholders regardless of whether such creditors or stockholders vote on the Plan or vote to accept or reject the Plan.

     The Plan provides for PageNet to complete the intended merger with Arch as provided in the merger agreement. Under the Plan, all claims arising in the ordinary course of PageNet's business will be paid in full, in cash and claims arising under PageNet's senior subordinated notes will be converted to equity interests in Arch and Vast. Specifically, under the Plan, the holders of allowed administrative expense claims, priority tax claims, debtor-in-possession facility claims, priority claims, other secured claims and general unsecured claims, each as defined under the Plan, will each be paid in full, in cash on the later of the Plan's effective date or the date such claim becomes due in the ordinary course of business. The holders of allowed bank secured claims (Class
2) will be paid in full through the issuance of new secured promissory notes pursuant to the terms of the Arch credit facility term sheet attached to this disclosure statement as Annex D. Holders of allowed senior subordinated note claims (Class 5) will receive Arch common stock and Vast Class B common stock in the amounts provided in the merger agreement. Holders of allowed old stock related claims (Class 6), if any, and existing PageNet equity interests (Class
7) will receive Arch common stock and Vast Class B common stock in the amounts specified in the merger agreement for PageNet stockholders. The Plan also provides that intercompany claims (Class 8) will be eliminated and no distributions will be made on account of them provided that Paging Network, Inc. will retain its interest in all of its operating subsidiaries.

                      SUMMARY FINANCIAL AND OPERATING DATA

     The following summary historical financial and operating data for PageNet for each of the years in the five year period ended December 31, 1998 has been derived from PageNet's audited consolidated financial statements and notes. The following summary historical financial and operating data for Arch for each of the years in the four year period ended December 31, 1998 has been derived from Arch's audited consolidated financial statements and notes. The summary historical financial information and operating data for Arch for the year ended December 31, 1994 has been derived from unaudited financial statements that have been prepared on the same basis as the audited financial statements and, in the opinion of Arch's management, contain all adjustments, consisting only of normal recurring accruals, necessary for the fair presentation of the results of operations for such period. The selected financial and operating data as of September 30, 1999 and for the nine months ended September 30, 1998 and 1999 has been derived from PageNet and Arch's unaudited consolidated financial statements and notes. The following unaudited pro forma condensed consolidated balance sheet data has been prepared to reflect the merger assuming it had occurred on September 30, 1999 and using the purchase method of accounting. Under the purchase method of accounting the purchase price is allocated to assets acquired and liabilities assumed based on their estimated fair values at the time of the merger. Income of the combined company will not include income or loss of PageNet prior to the merger. The following summary pro forma statement of operations data gives effect to the merger and the MobileMedia acquisition, which closed on June 3, 1999, as if such transactions had been consummated on January 1, 1998. The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the MobileMedia acquisition and the merger had been consummated as of the dates mentioned above or of future operating results or financial position of the combined companies following both transactions. You should read the following consolidated financial information in conjunction with "PageNet Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Arch Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and notes of PageNet and Arch.

     Adjusted EBITDA, as determined by PageNet and Arch, does not reflect restructuring charges, provision for asset impairment, non-recurring charges, minority interest, equity in loss of affiliate, extraordinary items, and cumulative effect of changes in accounting principles; consequently adjusted EBITDA may not necessarily be comparable to similarly titled data of other wireless communications companies. EBITDA is commonly used by analysts and investors as a principal measure of financial performance in the wireless communications industry. EBITDA is also one of the primary financial measures used to calculate whether PageNet and Arch are in compliance with financial covenants under their debt agreements. These covenants, among other things, limit the ability of PageNet and Arch to: incur additional indebtedness, make investments, pay dividends, grant liens on its assets, merge, sell or acquire assets, repurchase or redeem capital stock, incur capital expenditures and prepay certain indebtedness. EBITDA is also one of the financial measures used by analysts to value PageNet and Arch. Therefore management believes that the presentation of adjusted EBITDA provides relevant information to investors. Adjusted EBITDA should not be construed as an alternative to operating income or cash flows from operating activities as determined in accordance with GAAP or as a measure of liquidity. Amounts reflected as EBITDA or adjusted EBITDA are not necessarily available for discretionary use as a result of restrictions imposed by the terms of existing indebtedness and limitations imposed by applicable law upon the payment of dividends or distributions, among other things. See "PageNet Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Arch Management's Discussion and Analysis of Financial Condition and Results of Operations".

     Adjusted EBITDA margin is calculated by dividing adjusted EBITDA by total revenues less cost of products sold. EBITDA margin in a measure commonly used in the wireless communications industry to evaluate a company's EBITDA relative to total revenues less cost of products sold as an indicator of the efficiency of a company's operating structure.

                                    PAGENET

                                                                                                  NINE MONTHS ENDED
                                                YEAR ENDED DECEMBER 31,                             SEPTEMBER 30,
                            ----------------------------------------------------------------   ------------------------
                               1994         1995         1996         1997          1998          1998          1999
                            ----------   ----------   ----------   -----------   -----------   -----------   ----------
                                              (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AND UNIT DATA)
STATEMENTS OF OPERATIONS
DATA:
Services, rent and
  maintenance revenues....  $  389,919   $  532,079   $  685,960   $   818,461   $   945,524   $   704,722   $  696,566
Product sales.............      99,765      113,943      136,527       142,515       100,503        80,600       68,969
                            ----------   ----------   ----------   -----------   -----------   -----------   ----------
Total revenues............     489,684      646,022      822,487       960,976     1,046,027       785,322      765,535
Cost of products sold.....     (78,102)     (93,414)    (116,647)     (121,487)      (77,672)      (62,540)     (43,013)
                            ----------   ----------   ----------   -----------   -----------   -----------   ----------
                               411,582      522,608      705,840       839,489       968,355       722,782      722,522
Depreciation and
  amortization expense....     107,362      148,997      213,440       289,442       281,259       213,220      268,171
Provision for asset
  impairment..............          --           --           --            --            --            --       17,798
Restructuring charge......          --           --           --            --        74,000        74,000           --
Non-recurring charges.....          --           --       22,500        12,600            --            --           --
Operating income (loss)...      32,673       52,134       20,897         7,508       (22,320)      (18,804)     (88,252)
Interest and other income
  (expense)...............     (50,638)     (96,335)    (125,217)     (148,911)     (139,689)     (105,615)    (108,305)
Loss before extraordinary
  item and cumulative
  effect of a change in
  accounting principle....     (17,965)     (44,201)    (104,320)     (141,403)     (162,009)     (124,419)    (196,557)
Extraordinary item........          --           --           --       (15,544)           --            --           --
Cumulative effect of a
  change in accounting
  principle...............          --           --           --            --            --            --      (37,446)
Net loss..................     (17,965)     (44,201)    (104,320)     (156,947)     (162,009)     (124,419)    (234,003)
Per common share data
  (basic and diluted):
  Loss before
    extraordinary item and
    cumulative effect of a
    change in accounting
    principle.............  $    (0.18)  $    (0.43)  $    (1.02)  $     (1.38)  $     (1.57)  $     (1.20)  $    (1.89)
  Extraordinary item......          --           --           --         (0.15)           --            --           --
  Cumulative effect of a
    change in accounting
    principle.............          --           --           --            --            --            --        (0.36)
                            ----------   ----------   ----------   -----------   -----------   -----------   ----------
  Net loss per share......  $    (0.18)  $    (0.43)  $    (1.02)  $     (1.53)  $     (1.57)  $     (1.20)  $    (2.25)
                            ==========   ==========   ==========   ===========   ===========   ===========   ==========
OTHER OPERATING DATA:
Adjusted EBITDA...........  $  140,035   $  201,131   $  256,837   $   309,550   $   332,939   $   268,416   $  197,717
Adjusted EBITDA margin....       34.0%        38.5%        36.4%         36.9%         34.4%         37.1%        27.4%
Capital expenditures......  $  213,308   $  312,289   $  437,388   $   328,365   $   297,041   $   171,295   $  162,830
Cash flows provided by
  operating activities....     107,744      160,629      110,382       150,503       276,959       190,744       89,016
Cash flows used in
  investing activities....    (260,839)    (589,387)    (601,122)     (459,929)     (314,444)     (172,994)    (175,712)
Cash flows provided by
  (used in) financing
  activities..............     153,055      624,489      296,335       308,573        37,638        (6,590)     186,580
Units in service at end of
  period..................   4,409,000    6,738,000    8,588,000    10,344,000    10,110,000    10,484,000    9,314,000

                                                                  AS OF
                                                              SEPTEMBER 30,
                                                                   1999
                                                              --------------
                                                              (IN THOUSANDS)
BALANCE SHEET DATA:
Current assets..............................................    $  203,475
Total assets................................................     1,520,885
Long-term obligations, less current maturities..............     1,999,320
Total shareowners' deficit..................................      (724,424)

     The following table reconciles net loss to the presentation of PageNet's adjusted EBITDA:

                                                                                                 NINE MONTHS ENDED
                                                    YEAR ENDED DECEMBER 31,                        SEPTEMBER 30,
                                   ---------------------------------------------------------   ---------------------
                                     1994        1995        1996        1997        1998        1998        1999
                                   ---------   ---------   ---------   ---------   ---------   ---------   ---------
                                                                    (IN THOUSANDS)
Net loss.........................  $ (17,965)  $ (44,201)  $(104,320)  $(156,947)  $(162,009)  $(124,419)  $(234,003)
Interest expense.................     53,717     102,846     128,014     151,380     143,762     109,353     111,097
Interest income..................     (3,079)     (6,511)     (3,679)     (3,689)     (2,070)     (1,564)     (1,986)
Depreciation and amortization
  expense........................    107,362     148,997     213,440     289,442     281,259     213,220     268,171
Minority interest................         --          --         (41)        (56)     (2,003)     (2,174)       (806)
Equity in loss of an
  unconsolidated subsidiary......         --          --         923       1,276          --          --          --
Provision for asset impairment...         --          --          --          --          --          --      17,798
Restructuring charge.............         --          --          --          --      74,000      74,000          --
Non-recurring charges............         --          --      22,500      12,600          --          --          --
Extraordinary item...............         --          --          --      15,544          --          --          --
Cumulative effect of a change in
  accounting principle...........         --          --          --          --          --          --      37,446
                                   ---------   ---------   ---------   ---------   ---------   ---------   ---------
Adjusted EBITDA..................  $ 140,035   $ 201,131   $ 256,837   $ 309,550   $ 332,939   $ 268,416   $ 197,717
                                   =========   =========   =========   =========   =========   =========   =========

                                      ARCH

                                                          YEAR ENDED DECEMBER 31,
                                 --------------------------------------------------------------------------
                                                                                                 PRO FORMA
                                   1994        1995         1996         1997         1998         1998
                                 --------   ----------   ----------   ----------   ----------   -----------
                                         (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AND UNIT AMOUNTS)
STATEMENTS OF OPERATIONS DATA:
Service, rental and maintenance
 revenue.......................  $ 61,529   $  138,466   $  291,399   $  351,944   $  371,154   $ 1,731,239
Product sales..................    14,374       24,132       39,971       44,897       42,481       169,606
                                 --------   ----------   ----------   ----------   ----------   -----------
Total revenues.................    75,903      162,598      331,370      396,841      413,635     1,900,845
Cost of products sold..........   (12,787)     (20,789)     (27,469)     (29,158)     (29,953)     (129,787)
                                 --------   ----------   ----------   ----------   ----------   -----------
                                   63,116      141,809      303,901      367,683      383,682     1,771,058
Depreciation and amortization
 expense.......................    18,321       60,205      191,871      232,347      221,316       695,337
Operating income (loss)........      (352)     (13,019)     (86,070)    (102,015)     (94,429)     (193,223)
Interest and other income
 (expense).....................    (4,973)     (26,499)     (77,895)    (101,031)    (109,902)      (54,429)
Net income (loss)..............    (6,462)     (36,602)    (114,662)    (181,874)    (206,051)     (251,610)
Basic/diluted loss per common
 share before extraordinary
 item and accounting change....  $  (2.23)  $    (7.79)  $   (16.59)  $   (26.31)  $   (29.34)  $     (1.46)
Extraordinary item per
 basic/diluted common share....     (0.47)       (0.37)       (0.27)          --        (0.24)           --
Cumulative effect of accounting
 change per basic/diluted
 common share..................        --           --           --           --           --            --
                                 --------   ----------   ----------   ----------   ----------   -----------
Basic/diluted net loss per
 common share..................  $  (2.70)  $    (8.16)  $   (16.86)  $   (26.31)  $   (29.58)  $     (1.46)
                                 --------   ----------   ----------   ----------   ----------   -----------
OTHER OPERATING DATA:
Adjusted EBITDA................  $ 17,969   $   47,186   $  105,801   $  130,332   $  141,587   $   598,977
Adjusted EBITDA margin.........        28%          33%          35%          35%          37%           34%
Capital expenditures, excluding
 acquisitions..................  $ 33,450   $   60,468   $  165,206   $  102,769   $  113,184   $   477,078
Cash flows provided by
 operating activities..........    14,155       14,749       37,802       63,590       81,105       574,673
Cash flows provided by
 investing activities..........   (55,860)    (192,549)    (490,626)    (102,769)     (82,868)     (820,397)
Cash flows provided by (used
 in) financing activities......    29,454      179,092      452,678       39,010           68       395,706
Units in service at end of
 period........................   538,000    2,006,000    3,295,000    3,890,000    4,276,000    17,030,000

                                              NINE MONTHS
                                                 ENDED
                                             SEPTEMBER 30,
                                 -------------------------------------
                                                            PRO FORMA
                                    1998         1999         1999
                                 ----------   ----------   -----------
                                   (DOLLARS IN THOUSANDS, EXCEPT PER
                                        SHARE AND UNIT AMOUNTS)
STATEMENTS OF OPERATIONS DATA:
Service, rental and maintenance
 revenue.......................  $  277,826   $  403,607   $ 1,263,226
Product sales..................      31,811       36,963       115,139
                                 ----------   ----------   -----------
Total revenues.................     309,637      440,570     1,378,365
Cost of products sold..........     (21,863)     (24,988)      (75,689)
                                 ----------   ----------   -----------
                                    287,774      415,582     1,302,676
Depreciation and amortization
 expense.......................     164,990      222,836       499,982
Operating income (loss)........     (74,157)     (77,707)     (127,018)
Interest and other income
 (expense).....................     (80,553)    (146,523)     (158,289)
Net income (loss)..............    (156,430)    (227,591)     (285,516)
Basic/diluted loss per common
 share before extraordinary
 item and accounting change....  $   (22.20)  $    (9.00)  $     (1.66)
Extraordinary item per
 basic/diluted common share....       (0.25)          --            --
Cumulative effect of accounting
 change per basic/diluted
 common share..................          --        (0.13)           --
                                 ----------   ----------   -----------
Basic/diluted net loss per
 common share..................  $   (22.45)  $    (9.13)  $     (1.66)
                                 ----------   ----------   -----------
OTHER OPERATING DATA:
Adjusted EBITDA................  $  105,533   $  142,929   $   403,500
Adjusted EBITDA margin.........          37%          34%           31%
Capital expenditures, excluding
 acquisitions..................  $   85,785   $   83,186   $   282,593
Cash flows provided by
 operating activities..........      61,276       76,422       332,563
Cash flows provided by
 investing activities..........     (55,646)    (598,869)     (805,506)
Cash flows provided by (used
 in) financing activities......      (2,387)     542,302       698,882
Units in service at end of
 period........................   4,211,000    7,024,000    16,088,000

                                                                       AS OF
                                                                SEPTEMBER 30, 1999
                                                              -----------------------
                                                                ACTUAL     PRO FORMA
                                                              ----------   ----------
BALANCE SHEET DATA:
Current assets..............................................  $   99,180   $  272,222
Total assets................................................   1,424,518    3,021,110
Long-term debt, less current maturities.....................   1,357,743    1,782,141
Stockholders' equity (deficit)..............................    (180,892)     755,123

     The following table reconciles net loss to the presentation of Arch's adjusted EBITDA:

                                                                                                    NINE MONTHS ENDED
                                            YEAR ENDED DECEMBER 31,                                   SEPTEMBER 30,
                       ------------------------------------------------------------------   ---------------------------------
                                                                                   PRO                                 PRO
                                                                                  FORMA                               FORMA
                        1994       1995       1996        1997        1998        1998        1998        1999        1999
                       -------   --------   ---------   ---------   ---------   ---------   ---------   ---------   ---------
                                                               (DOLLARS IN THOUSANDS)
Net loss.............  $(6,462)  $(36,602)  $(114,662)  $(181,874)  $(206,051)  $(251,610)  $(156,430)  $(227,591)  $(285,516)
Interest and other
  income (expense)...    4,973     26,499      77,895     101,031     109,902      54,429      80,553     146,523     158,289
Income tax (benefit)
  provision..........       --     (4,600)    (51,207)    (21,172)         --       3,958          --          --         209
Depreciation and
  amortization.......   18,321     60,205     191,871     232,347     221,316     695,337     164,990     222,836     499,982
Provision for asset
  impairment.........       --         --          --          --          --          --          --          --      17,798
Restructuring and
  bankruptcy
  expenses...........       --         --          --          --      14,700      96,863      14,700      (2,200)     12,738
Extraordinary gain...    1,137      1,684       1,904          --       1,720          --       1,720          --          --
Cumulative effect on
  accounting
  charge.............       --         --          --          --          --          --          --       3,361          --
                       -------   --------   ---------   ---------   ---------   ---------   ---------   ---------   ---------
Adjusted EBITDA......  $17,969   $ 47,186   $ 105,801   $ 130,332   $ 141,587   $ 598,977   $ 105,533   $ 142,929   $ 403,500
                       =======   ========   =========   =========   =========   =========   =========   =========   =========

                                 CAPITALIZATION

     The following table sets forth: (i) the capitalization of PageNet and Arch, on a consolidated basis, at September 30, 1999; (ii) the capitalization of PageNet as adjusted to give effect to the PageNet exchange offer, assuming that 100% of the PageNet senior subordinated notes are exchanged, and spinoff distribution of Vast; and (iii) the capitalization of Arch as adjusted to give effect to the Arch exchange offer and merger, assuming 100% of the Arch discount notes are exchanged, and the repurchase of $16.3 million accreted value of discount notes by Arch during October 1999 in exchange for Arch common stock. You should read this table together with the other financial information appearing elsewhere in this prospectus.

                                                                    HISTORICAL                AS ADJUSTED
                                                              -----------------------   -----------------------
                                                               PAGENET        ARCH       PAGENET     ARCH(1)(2)
                                                              ----------   ----------   ----------   ----------
ARCH CURRENT MATURITIES OF LONG-TERM DEBT...................  $       --   $    3,060   $       --   $    3,060
                                                              ----------   ----------   ----------   ----------
PAGENET LONG-TERM DEBT, LESS CURRENT MATURITIES:
  Credit agreement..........................................     745,000           --      745,000           --
  10% Senior Subordinated notes due October 15, 2008........     500,000           --           --           --
  10.125% Senior Subordinated notes due August 1, 2007......     400,000           --           --           --
  8.875% Senior Subordinated notes due February 1, 2006.....     300,000           --           --           --
  Other.....................................................      54,320           --       54,320           --
ARCH LONG-TERM DEBT, LESS CURRENT MATURITIES:
  Senior bank debt..........................................          --      446,940           --    1,216,940
  10 7/8% senior discount notes due in 2008.................          --      399,922           --           --
  6 3/4% convertible subordinated debentures due 2003.......          --       13,364           --       13,364
  12 3/4% senior notes due 2007.............................          --      127,816           --      127,816
  13 3/4% senior notes due 2008.............................          --      140,151           --      140,151
  9 1/2% senior notes due 2004..............................          --      125,000           --      125,000
  14% senior notes due 2004.................................          --      100,000           --      100,000
  Other.....................................................          --        4,550           --       58,870
                                                              ----------   ----------   ----------   ----------
    Total long-term debt, less current maturities...........   1,999,320    1,357,743      799,320    1,782,141
                                                              ----------   ----------   ----------   ----------
PAGENET SHAREOWNERS' EQUITY:
Preferred stock -- $.01 par value, authorized 25,000,000
  shares, no shares issued or outstanding...................
Common stock -- $.01 par value, authorized 250,000,000
  shares (      as adjusted), issued and outstanding
  103,960,240 shares (720,340,997 as adjusted)..............       1,040           --        7,208           --
Additional paid-in capital..................................     134,161           --      673,230           --
Accumulated other comprehensive income......................       1,161                     1,161           --
Accumulated deficit.........................................    (860,786)          --     (219,190)          --
ARCH STOCKHOLDERS' EQUITY:
Preferred stock -- $.01 par value, authorized 10,000,000
  shares, issued and outstanding 250,000 shares ($27,618
  aggregate liquidation preference).........................          --            3           --           --
Common stock and Class B common stock -- $.01 par value,
  authorized 75,000,000 shares (225,000,000 as adjusted),
  issued and outstanding 48,060,782 shares (172,026,661 as
  adjusted).................................................          --          481           --        1,720
Additional paid-in capital..................................          --      639,559           --    1,367,249
Accumulated deficit.........................................          --     (820,935)          --     (613,846)
                                                              ----------   ----------   ----------   ----------
    Total shareholders' equity..............................    (724,424)    (180,892)     462,409      755,123
                                                              ----------   ----------   ----------   ----------
    Total capitalization....................................  $1,274,896   $1,179,911   $1,261,729   $2,540,324
                                                              ==========   ==========   ==========   ==========

---------------
(1) If none of the Arch discount notes are exchanged, total long-term debt, less current maturities would be $2.2 billion, total stockholders' equity would be $376.5 million and total capitalization would be $2.5 billion.

(2) If 50% of the Arch discount notes are exchanged, total long-term debt, less current maturities would be $2.0 billion, total stockholders' equity would be $565.8 million and total capitalization would be $2.5 billion.

                      STOCK OWNERSHIP IN COMBINED COMPANY

     The following table sets forth the expected beneficial ownership of Arch common stock following the merger, the PageNet exchange offer and the Arch exchange offer:

                                                                       PERCENTAGE OWNERSHIP OF ARCH
                                    PERCENTAGE OWNERSHIP OF ARCH             COMMON STOCK, ON
                                      COMMON STOCK OUTSTANDING            A FULLY DILUTED BASIS
                                  --------------------------------   --------------------------------
                                  SEPTEMBER 30, 1999   AS ADJUSTED   SEPTEMBER 30, 1999   AS ADJUSTED
                                  ------------------   -----------   ------------------   -----------
Arch common stockholders........        100.0%             29.6%            71.0%             26.7%
Arch Series C preferred
stockholders....................           --               1.2              2.5               1.1
Holders of Arch discount
  notes.........................           --              17.2               --              15.4
PageNet stockholders............           --               7.5               --               6.7
Holders of PageNet senior
  subordinated notes............           --              44.5               --              40.1
Arch warrantholders.............           --                --             23.8               8.4
Arch and PageNet
  optionholders.................           --                --              2.7               1.6
                                        -----             -----            -----             -----
                                        100.0%            100.0%           100.0%            100.0%
                                        =====             =====            =====             =====

All of the foregoing information is based on numerous assumptions. For example, the table assumes that all of Arch's discount notes, all of PageNet's outstanding senior subordinated notes and all of Arch's outstanding Series C preferred stock will be exchanged for common stock. The actual capitalization of Arch upon closing the merger may vary considerably from the foregoing table. For example, if 50% of Arch's discount notes were tendered and accepted, holders of Arch discount notes would own 9.4% of Arch's outstanding common stock and 8.4% on a fully diluted basis; if 1.0% of the discount notes were tendered and accepted, holders of Arch discount notes would own 0.2% and 0.2%, respectively. In either case, the percentage ownership of the Arch stockholders and the PageNet stockholders and noteholders would increase proportionately. See "The Merger."

                       NOTEHOLDER AND STOCKHOLDER ACTIONS

NOTEHOLDER PROCEDURES FOR ACCEPTING THE EXCHANGE OFFER

     To accept the exchange offer:

     - follow DTC's Automated Tender Offer Program Procedures; or

     - do the following:

      -- complete, sign and date the enclosed letter of transmittal, or a facsimile of the letter and enclose it in the YELLOW ENVELOPE;

      -- have the signatures guaranteed if required by the enclosed letter of transmittal;

      -- either:

        - enclose certificates for the senior subordinates notes in the YELLOW ENVELOPE; or

        - follow the book-entry transfer procedure described in the section entitled "The Exchange Offer -- Book-Entry Transfer," if such procedure is available, to transfer the senior subordinated notes into the exchange agent's account at DTC;

      -- enclose a duly executed form of consent and waiver which accompanies the letter of transmittal in the YELLOW ENVELOPE; and

      -- enclose any other documents required by the letter of transmittal in the YELLOW ENVELOPE; and

     - return the letter or transmittal or a facsimile of the letter and all other required documents referred to above in the YELLOW ENVELOPE to the exchange agent at:

        [Identify Exchange Agent and address]

NOTEHOLDER PROCEDURES FOR ACCEPTING OR REJECTING THE PREPACKAGED PLAN OF REORGANIZATION

     To accept or reject the prepackaged plan proposal:

     - beneficial owners of senior subordinated notes who are also record holders should do the following:

      -- complete and sign the BLUE ballot and enclose it in the BLUE ENVELOPE;

      -- return the BLUE ballot in the BLUE ENVELOPE to the exchange agent at:

                     [Identify Exchange Agent and Address]

     - beneficial owners who are not record holders should follow the instructions given to them by their broker, bank, dealer, trust company or other nominee in whose name the beneficial owner's notes are held of record.

     - record owners who are not beneficial owners of senior subordinated notes should do the following:

      -- complete and sign the GREY master ballot; and

      -- return the master ballot in the BLUE ENVELOPE to the exchange agent at:

[Identify Exchange Agent and Address]

STOCKHOLDER PROCEDURES FOR ACCEPTING OR REJECTING THE PREPACKAGED PLAN OF REORGANIZATION

     To accept or reject the prepackaged plan proposal:

     - beneficial owners who are also record holders should do the following:

      -- complete and sign the GREEN ballot; and

      -- return the GREEN ballot in the GREEN ENVELOPE to the exchange agent at:

[Identify Exchange Agent and Address]

     - beneficial owners who are not record holders should follow the instructions given to them by their broker, bank, dealer, trust company or other nominee in whose name the beneficial owner's notes are held of record.

     - record owners who are not beneficial owners should do the following:

      -- complete and sign the WHITE master ballot; and

      -- return the WHITE master ballot in the GREEN ENVELOPE to the exchange agent at:

                     [Identify Exchange Agent and Address]

                                  RISK FACTORS

     PageNet noteholders should consider carefully the following risks and the risks described under "Risk Factors" in the Vast prospectus attached to this prospectus as Annex A before deciding whether to exchange their PageNet senior subordinated notes for PageNet common stock and Vast Class B common stock and vote in favor of the prepackaged plan of reorganization. PageNet stockholders should consider carefully the following risks and the risks described under "Risk Factors" in the Vast prospectus attached to this prospectus as Annex A before deciding whether to vote in favor of the prepackaged plan of reorganization. If PageNet noteholders tender their senior subordinated notes and the exchange offer is completed or if the prepackaged plan of reorganization is approved, PageNet noteholders and PageNet stockholders will hold Arch common stock as a result of the merger. If any of the following developments occur, Arch's business, financial condition and results of operations would likely suffer. In that case, the trading price of Arch common stock could decline, and the value of your Arch shares could be less than the value of the notes that PageNet noteholders tendered in the exchange offer or the value of the PageNet shares held by current PageNet stockholders.

RISKS RELATED TO THE EXCHANGE OFFER AND AN INVESTMENT IN ARCH'S COMMON STOCK

  Arch common stock is subject to greater risks than are senior subordinated notes

     Because Arch's common stock lacks the senior position of debt securities and the specific rights granted to holders of PageNet senior subordinated notes, the value of Arch's common stock will be less able than debt securities to withstand adverse developments relating to the combined company's financial condition or results of operations.

  The exchange ratio used in the exchange offer may prove to be unfavorable to PageNet noteholders

     The exchange ratio of PageNet common stock for senior subordinated notes was determined by PageNet, after consultation with Houlihan Lokey, without any negotiation between PageNet and any of the holders of senior subordinated notes. The exchange ratio is not necessarily related to trading prices for PageNet's or Arch's common stock or other recognized criteria of value for common stock such as assets, net worth or results of operations, or to trading prices for the notes or the principal amount of the notes. There can be no assurance that the market value of the shares of Arch common stock ultimately issued in the merger will not be below their current market value or below whatever valuation may be implied for them by the exchange ratio, either during the period between the time PageNet noteholders tender a note and the time PageNet noteholders take delivery of the Arch common stock, or at any time afterwards.

  Trading prices may be volatile

     The market price of Arch common stock has fluctuated and has declined substantially since 1998. Between January 1, 1998 and January 6, 2000, the reported sale price of common stock on the Nasdaq National Market System has ranged from a high of $20.8125 per share in June 1998 to a low of $2.0625 per share in October 1998. The trading price of Arch common stock following the closing of the exchange offers and the Arch merger will be affected by numerous factors. These include the risk factors set forth in this prospectus, as well as prevailing economic and financial trends and conditions in the public securities markets. Share prices of wireless communications companies such as Arch have exhibited a high degree of volatility during recent periods. Shortfalls in revenues or EBITDA from the levels anticipated by the public markets could have an immediate and significant adverse effect on the trading price of Arch's common stock in any given period. Shortfalls may result from events that are beyond Arch's control and can be unpredictable. The trading price of Arch's shares may also be affected by developments which may not have any direct relationship with Arch's business or long-term prospects. These include reported financial results and fluctuations in the trading prices of the shares of other publicly held companies in the wireless communications industry.

  Shares eligible for future sale may depress the market price of Arch common stock

     On September 30, 1999, 48.1 million shares of Arch common stock and Class B common stock were issued and outstanding. In addition, 1.7 million shares of common stock are issuable upon conversion of convertible securities and 16.1 million shares of common stock are issuable upon exercise of warrants. The issuance of these shares of common stock, together with the issuance of up to
2.8 million shares of common stock currently authorized for issuance under Arch compensation plans and the assumption of PageNet options to acquire the equivalent of 1.2 million shares of Arch common stock, will substantially dilute the proportionate equity interests of the holders of Arch common stock. No prediction can be made as to the effect, if any, that future sales of Arch common stock, or the availability of shares for future sales, will have on the market price of the Arch common stock prevailing from time to time. Sales of substantial amounts of Arch common stock, including shares issued upon exercise of warrants or options, or the perception that such sales could occur, could depress prevailing market prices of Arch common stock.

  Charter provisions may impede takeovers of Arch that might benefit Arch stockholders

     Arch's certificate of incorporation and by-laws provide for a classified board of directors, the issuance of "blank check" preferred stock whose terms may be fixed by Arch's board of directors without further stockholder approval, a prohibition on stockholder action by written consent in lieu of a meeting and procedural requirements governing stockholder meetings. Arch also has a stockholders rights plan. In addition, Section 203 of the Delaware corporations statute will, with some exceptions, prohibit Arch from engaging in any business combination with any "interested stockholder" for a three-year period after such stockholder becomes an interested stockholder. Those provisions may have the effect of delaying, making more difficult or preventing a change in control or acquisition of Arch even though such a transaction might be beneficial to Arch's stockholders.

  If PageNet noteholders do not tender their notes, the notes that noteholders retain will have substantially fewer rights than they currently have

     We are soliciting the approval of the holders of a majority in principal amount of the outstanding senior subordinated notes to amendments to the terms of the notes. These amendments include the elimination of substantially all rights of the notes other than the right to receive payments of principal and interest. See "Proposed Amendments." Approval of the amendments is a condition to our acceptance of each tendered note. Tender of more than a majority of each series of the notes is a condition to the merger and the exchange offer. Accordingly, if PageNet noteholders decide not to tender all or some of their notes, the notes that they retain will no longer have any special rights if the merger and the exchange offer are completed.

RISKS RELATED TO THE MERGER

  Integrating Arch and PageNet will present challenges

     Arch may not be able to successfully integrate PageNet's operations. The fact that Arch is still engaged in the process of integrating MobileMedia's operations into those of Arch will increase the challenge of integrating PageNet's operations. Any difficulties or problems encountered in the integration process could have a material adverse effect on Arch. Even if integrated in a timely manner, there can be no assurance that Arch's operating performance will be successful or will fulfill management's objectives. Until integration is complete, PageNet's business will continue to operate with some autonomy. This degree of autonomy may blunt the implementation of Arch's operating strategy.

     The combination of the two companies will require, among other things, coordination of administrative, sales and marketing, distribution and accounting and finance functions and expansion of information and management systems. The integration process could cause the interruption of the activities of the two businesses. The difficulties of such integration will initially be increased by the necessity of coordinating geographically separate organizations and integrating personnel with disparate business backgrounds and corporate cultures and by the fact that PageNet is in the process of a significant restructuring of its own operations. See "Risks Related to PageNet." Arch may not be able to retain key employees of PageNet. The process of integrating the businesses of Arch and PageNet may require a disproportionate amount of time and attention of Arch's management and financial and other resources of Arch and may involve other, unforeseen difficulties.

     Similar risks will attend future acquisition opportunities which Arch may pursue, and the assimilation of PageNet may add to the difficulty of integrating other acquisitions.

  PageNet's operations may be disrupted prior to and following a bankruptcy filing

     PageNet's business operations may be adversely affected by reluctance of some customers and potential customers to do business with PageNet if it commences or proposes to commence a chapter 11 proceeding as described under "The Prepackaged Plan of Reorganization." Any significant loss of customers or other deterioration in PageNet's business could have a material adverse effect on PageNet and, as a result, on Arch if the merger is consummated.

  Transaction costs may exceed anticipated levels

     Arch estimates that it will incur direct transaction costs of approximately $25.0 million associated with the merger. This amount is a preliminary estimate only and is therefore subject to change. There can be no assurance that Arch will not incur significant additional costs in connection with the merger.

  Actual results may differ from unaudited combined company projections

     The managements of PageNet and Arch have jointly prepared the combined company financial projections contained in this prospectus for the cases under chapter 11 of the United States Bankruptcy Code that PageNet may commence in order to implement the merger. The projections assume that the merger and related transactions will be implemented in accordance with their terms. The assumptions and estimates underlying the projections are inherently uncertain and are subject to significant business, economic and competitive risks and uncertainties. Accordingly, future financial condition and results of operations of the combined company following the merger may vary significantly from those set forth in the projections. Consequently, the projections should not be regarded as a representation by PageNet, Arch, their advisors or any other person that the projections will be achieved. See "Forward-Looking Statements."

  Pro forma assumptions may prove to be inaccurate

     For purposes of presenting the projections and the pro forma condensed consolidated financial statements included in this prospectus, Arch and PageNet have assumed that 100% of Arch discount notes and 100% of the PageNet senior subordinated notes will be tendered and accepted in the exchange offer. However, the merger may take place in some circumstances if a smaller amount of PageNet notes or a smaller amount of Arch notes, or no Arch notes at all, are tendered. Arch and PageNet also have assumed that the market value of the Arch common stock to be issued in connection with the merger and the Arch exchange offer will be $6.02 per share. Trading prices for common stock fluctuate, and no prediction can be made as to what prices will prevail before or after the merger takes place. On January 6, 2000, the closing market price of Arch's common stock was $6.00. See "Unaudited Pro Forma Condensed Consolidated Financial Statements."

  Amortization charges may affect earnings sooner than expected

     Under purchase accounting treatment for the MobileMedia acquisition and the merger, Arch must record a substantial amount of goodwill and other intangible assets. This will result in substantial amortization charges to the consolidated income of Arch over the useful lives of those assets. Arch estimates the incremental amount of those charges will total approximately $57.0 million per year for ten years. However, actual charges could vary significantly if the underlying assets are impaired or if the useful lives of the assets are less than currently estimated.

  Loss of corporate tax benefits is probable

     It is anticipated that the merger and the PageNet and Arch exchange offers will result in the elimination of substantially all of the tax benefit of net operating loss carryforwards and certain other tax attributes available to PageNet and Arch, and also will result in some out-of-pocket tax liability. See "Material Federal Income Tax Considerations."

  Creditors may allege defaults

     It is possible that holders of some of Arch's outstanding indebtedness may allege that the merger constitutes either a breach or a default or a change in control of Arch under their debt instruments entitling them to immediate repayment of their indebtedness. See "Description of Indebtedness -- Arch." The magnitude of any resulting adverse consequences would depend upon, among other factors, the diligence and vigor with which debt holders seek to assert any such rights and pursue any such remedies, and Arch's ability to prevail in its interpretation of the debt instruments or otherwise resolve matters on acceptable terms.

  The merger may not take place

     The merger will not take place unless many conditions are satisfied or waived. These conditions include stockholder and noteholder approvals, governmental approvals and the availability of senior credit facilities. See "The Merger Agreement -- Conditions to Obligations to Effect the Merger." Moreover, PageNet may be required in some circumstances to file prepackaged chapter 11 cases to implement the merger. There can be no assurance that the proposed plan of reorganization would be approved by the bankruptcy court if filed. If the merger does not take place, the contemplated benefits of the merger will not be realized, and PageNet noteholders and stockholders will retain their interest as a senior subordinated noteholder or a stockholder in a company which will not enjoy the anticipated benefits of the merger despite incurring substantial transaction costs. If the merger does not take place for certain specified reasons and Arch decides to terminate the merger agreement, PageNet may be required to pay a $40 million termination fee to Arch. See "The Merger Agreement -- Termination Fee." Trading prices of senior subordinated notes and PageNet common stock may fluctuate between now and the closing, due in part to uncertainty as to whether or when the merger will take place.

ARCH'S BUSINESS AND FINANCIAL RISKS

  Continued losses are likely

     PageNet and Arch have reported net losses in the past, as has MobileMedia. Arch expects that the combined company may continue to report net losses and cannot give any assurance about when, if ever, it is likely to attain profitability.

     PageNet and Arch have reported net losses in all of the periods shown in the table below and MobileMedia has reported net losses in all but two of the periods shown in the table below:

                                                                             NINE MONTHS
                                             YEAR ENDED DECEMBER 31,            ENDED
                                         -------------------------------    SEPTEMBER 30,
                                           1996        1997       1998          1999
                                         ---------    -------    -------    -------------
                                                      (DOLLARS IN MILLIONS)
Net income (loss):
PageNet................................  $  (104.3)   $(156.9)   $(162.0)      $(234.0)
  Arch.................................  $  (114.7)   $(181.9)   $(206.1)      $(227.6)
  MobileMedia..........................  $(1,059.9)   $(124.6)   $  35.6       $ 387.3(1)

---------------
(1) Through Arch's acquisition of MobileMedia on June 3, 1999

     These historical net losses have resulted principally from substantial depreciation and amortization expense, primarily related to intangible assets and pager depreciation, interest expense, the impairment of long-lived assets, and other costs of growth and, in the case of PageNet, significant restructuring costs.

MobileMedia had net income of $35.6 million during the year ended December 31, 1998 solely because of a $94.2 million gain on the sale of transmission towers and related equipment and net income of $387.3 million for the period ended June 3, 1999 primarily due to the forgiveness of debt arising out of MobileMedia's bankruptcy proceedings. After giving effect to the merger and the MobileMedia acquisition, Arch would have incurred, on a pro forma basis, losses before extraordinary items and cumulative effect of accounting change of $251.6 million for the year ended December 31, 1998 and $285.5 million for the nine months ended September 30, 1999.

  Revenues and operating results may fluctuate

     Arch believes that future fluctuations in its revenues and operating results may occur due to many factors, including competition, subscriber turnover, new service developments and technological change, both before and after the merger. Arch's current and planned expenses and debt repayment levels are, to a large extent, fixed in the short term, and are based in part on its expectations as to future revenues and cash flow growth. Arch may be unable to adjust spending in a timely manner to compensate for any revenue or cash flow shortfall. It is possible that, due to future fluctuations, Arch's revenue, cash flow or operating results may not meet the expectations of securities analysts or investors. This may have a material adverse effect on the price of Arch's common stock. If shortfalls were to cause Arch not to meet the financial covenants contained in its debt instruments, the debtholders could declare a default and seek immediate repayment.

  High degree of leverage may continue to burden operations

     Arch has been highly leveraged, and expects to remain at least considerably leveraged following the merger. The following table compares the total debt, total assets and latest three-month annualized adjusted EBITDA of PageNet and Arch as of September 30, 1999 and the pro forma total debt, total assets and nine month annualized adjusted EBITDA of the combined company as of September 30, 1999, assuming the exchange of all PageNet senior subordinated notes.

                                                              PRO           PRO           PRO
                                                             FORMA         FORMA         FORMA
                                                            COMBINED      COMBINED      COMBINED
                                   PAGENET       ARCH      COMPANY(1)    COMPANY(2)    COMPANY(3)
                                   --------    --------    ----------    ----------    ----------
                                                       (DOLLARS IN MILLIONS)
Total debt.......................  $1,999.3    $1,360.8     $2,168.8      $1,977.0      $1,785.2
Total assets.....................  $1,520.9    $1,424.5     $3,021.1      $3,021.1      $3,021.1
Annualized adjusted EBITDA.......  $  236.5    $  262.1     $  538.0      $  538.0      $  538.0

---------------
(1) Assumes no exchange of Arch's discount notes for common stock

(2) Assumes exchange of 50% of Arch's discount notes

(3) Assumes exchange of all of Arch's discount notes

     Adjusted EBITDA is not a measure defined in GAAP and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. Adjusted EBITDA, as determined by PageNet and Arch, may not necessarily be comparable to similarly titled data of other paging companies.

     Having the kind of leverage illustrated above may have adverse consequences for Arch. These include the following:

     - This leverage may impair Arch's ability to obtain additional financing necessary for acquisitions, working capital, capital expenditures or other purposes on acceptable terms, if at all.

     - A substantial portion of Arch's cash flow will be required to pay interest expense; this will reduce the funds which would otherwise be available for operations and future business opportunities.

     - Arch's credit facilities and indentures contain financial and restrictive covenants; the failure to comply with these covenants may result in an event of default which could have a material adverse effect on Arch if not cured or waived.

     - Arch may be more highly leveraged than its competitors in the wireless communications industry, and this may place it at a competitive disadvantage.

     - Any degree of leverage will make Arch more vulnerable to a downturn in its business or the economy generally than if it were not as leveraged.

There can be no assurance that Arch will be able to reduce its financial leverage as it intends, nor that Arch will achieve an appropriate balance between growth which it considers acceptable and future reductions in financial leverage. If Arch is not able to achieve continued growth in EBITDA, it may be precluded from incurring additional indebtedness due to cash flow coverage requirements under existing or future debt instruments.

  Funding for future capital needs is not assured

     Arch's business strategy requires substantial funds to be available to finance the continued development and future growth and expansion of its operations, including possible acquisitions. Arch's future capital requirements will depend upon a number of factors. These factors include subscriber growth, the type of wireless communications devices and services demanded by customers, technological developments, marketing and sales expenses, competitive conditions, the nature and timing of Arch's N-PCS strategy and acquisition strategies and opportunities. No assurance can be given that additional equity or debt financing will be available to Arch when needed on acceptable terms, if at all. If sufficient financing is unavailable when needed, Arch may experience material adverse effects.

  Competition and technological change may undermine Arch's business

     There can be no assurance that the combined company will be able to compete successfully with current and future competitors in the wireless communications business or with competitors offering alternative communication technologies.

     Competition may intensify and may adversely affect margins

     The combined company may face significant additional competition in the future. This could have a material adverse effect on its revenues and EBITDA. Some competitors possess greater financial, technical and other resources than those of the combined company. Increased competition from broadband personal communications service, or PCS, providers, cellular providers, digital specialized mobile radio, or SMR providers, dedicated data networks and wireless information delivery service providers has led to competition from increasingly larger and better capitalized competitors. In addition, Arch competes with the other providers of paging and advanced messaging services. If any of such competitors were to devote additional resources to the wireless communications business or focus on PageNet's or Arch's historical business segments, there could be a material adverse effect on the combined company.

     New 2-way wireless messaging technology may adversely affect Arch's competitive position

     Competitors are currently using and developing a variety of 2-way wireless messaging technologies. Arch and PageNet currently resell such 2-way services over the network of a competitor, and PageNet is preparing to sell such services over its own advanced wireless messaging network in January 2000. Due to the relatively recent availability of 2-way messaging products and services, there have not yet been sales which would be sufficient to fully indicate a proven demand for such services among business or consumer subscribers. Such services will compete with other available methods of telecommunications, including cellular and broadband PCS, as well as SMR services and services provided over dedicated data networks which use hand-held devices to send and receive data. Although these services are primarily focused on 2-way voice communications, they may include wireless messaging as an adjunct service or may replace the need for 2-way messaging entirely. It is less expensive for an end user to obtain a cellular or PCS unit with data capability than the 2-way messaging units currently available, as the nationwide cellular and PCS carriers have subsidized the purchase of those units and prices for broadband services have been declining rapidly, making the two types of services and product offerings more comparable. Future technological advances in the telecommunications industry, including these 2-way messaging technologies, as well as wireless information and telemetry, among others, could increase the number and type of new services or products which compete with the wireless messaging services historically offered by Arch and PageNet. Firms seeking to provide wireless communications through these and other technologies may bring their products to market faster or in packages of products that consumers find more valuable than those which Arch and PageNet propose to provide.

     Obsolescence in company-owned units may impose additional costs on Arch

     Technological change may also adversely affect the value of the units owned by PageNet and Arch that are leased to their subscribers. If PageNet's or Arch's current subscribers request more technologically advanced units, including 2-way units, the combined company could incur additional inventory costs and capital expenditures if required to replace units leased to its subscribers within a short period of time. Such additional investment or capital expenditures could have a material adverse effect on the combined company.

  Government regulation may burden operations

     Licenses may not be automatically renewed

     PageNet's and Arch's FCC paging licenses are for varying terms of up to 10 years. When the licenses expire, renewal applications must be approved by the FCC. To date, the FCC has approved each assignment and transfer of control for which PageNet or Arch has sought approval; however, no assurance can be given that any future renewal applications will be free of challenge or will be granted by the FCC.

     Regulatory changes could add burdens or benefit competing technologies

     The FCC continually reviews and revises its rules affecting wireless communications companies. Therefore, regulatory requirements that apply to the combined company may change significantly over time.

     Acquisitions of Arch's stock by foreigners could jeopardize Arch's licenses

     The Communications Act limits foreign investment in and ownership of radio common carriers licensed by the FCC, as well as their parent companies. The combined company may not have more than 25% of its stock owned or voted by aliens or their representatives, a foreign government or its representatives or a foreign corporation if the FCC finds that the public interest would be served by denying such ownership. Arch's subsidiaries that are radio common carrier licensees are subject to more stringent requirements and may have only up to 20% of their stock owned or voted by aliens or their representatives, a foreign government or their representatives or a foreign corporation. This ownership restriction is not subject to waiver. Arch's charter permits the redemption of shares of Arch's capital stock from foreign stockholders where necessary to protect FCC licenses held by Arch or its subsidiaries, but such a redemption would be subject to the availability of capital to Arch and any restrictions contained in applicable debt instruments and under the Delaware corporation statute. These restrictions currently would not permit any such redemptions. The failure to redeem shares promptly could jeopardize the FCC licenses held by Arch or its subsidiaries.

  Arch cannot control third parties on whom Arch depends for products and services

     Arch does not manufacture any of the equipment customers need to take advantage of its services. It is dependent primarily on Motorola and NEC America Inc. to obtain sufficient equipment inventory for new subscribers and replacement needs and on Glenayre Electronics, Inc. and Motorola for sufficient terminals and transmitters to meet its expansion and replacement requirements. Significant delays in obtaining equipment, terminals or transmitters, such as MobileMedia experienced before its bankruptcy filing, could lead to disruptions in operations and adverse financial consequences. Motorola has announced its intention to discontinue manufacturing transmitters and other paging infrastructure during 2000, although it will continue to maintain and service existing infrastructure into the future. Arch's purchase agreement with Motorola expires on March 17, 2000. There can be no assurance that the agreement with Motorola will be renewed or, if renewed, that the renewed agreement will be on terms and conditions as favorable to the combined company as those under the current agreement.

     Arch relies on third parties to provide satellite transmission for some aspects of its wireless communications services. To the extent there are satellite outages or if satellite coverage is impaired in other ways, Arch may experience a loss of service until such time as satellite coverage is restored, which could have a material adverse effect.

  Downturn in Arch's units in service may occur

     Cancellation of units in service can significantly affect the results of operations of wireless communications service providers. The sales and marketing costs associated with attracting new subscribers are substantial compared to the costs of providing service to existing customers. Because the wireless communications business is characterized by high fixed costs, cancellations directly and adversely affect EBITDA. No prediction can be made about future cancellation trends.

  Loss of key personnel could adversely impact operations

     Arch's success will depend, to a significant extent, upon the continued services of a relatively small group of executive personnel. Arch does not have employment agreements with any of its current executive officers, or maintain life insurance on their lives, although all executive officers have entered into executive retention agreements with Arch. The loss or unavailability of one or more of its executive officers or the inability to attract or retain key employees in the future could have a material adverse effect on Arch.

  Impact of the Year 2000 issue is not fully known

     The Year 2000 problem is the result of computer programs being written using two digits (rather than four) to define the applicable year. Any of Arch's programs that have time-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices or engage in similar normal business activities.

     To address this issue, Arch has created a cross-functional Y2K project group that has analyzed and identified internal and external areas likely to be affected by the Year 2000 problem. Arch has requested information from certain mission critical vendors and has held discussions with equipment and other mission critical vendors concerning their efforts to identify and address potential issues associated with their equipment and/or software. While Arch has made such inquiries, it is possible one or more mission critical vendors, such as utility providers, telephone carriers, other wireless messaging carriers, satellite carriers or other telecommunication providers, may not be Year 2000 ready. While Arch has created certain contingency plans as discussed below, alternative providers may not be available in all cases. Furthermore, all units and messaging-related equipment used by Arch and its customers are manufactured by third parties, and although Arch has tested such equipment with generally favorable results, it has relied to a large extent on the representations of its vendors with respect to their readiness. Arch cannot offer assurance as to the accuracy of its vendors' representations or its ability to replicate its testing results in a real time environment.

     Arch has completed appropriate modifications and/or replacements of its computerized systems and applications to address the issue. The costs associated with such replacements have been capitalized and amortized in accordance with Arch's existing accounting policies and future replacement costs, if any, will be capitalized and amortized in a similar manner. Maintenance or modification costs have been, and will be, expensed as incurred. Based on Arch's costs incurred to date and projected estimated costs, Arch does not expect that its remediation efforts will have a material adverse effect on its results of operations or its financial condition. Actual costs and results may vary significantly due to the uncertainties associated with the problem, which may not be apparent until the second quarter of 2000.

     Although Arch began testing its applications in 1998, there can be no assurance that such testing has detected all applications that may be affected by the problem. While Arch's objective was to be Year 2000 ready by year-end 1999, due to the uncertainties associated with the problem there can be no assurance that this objective has been met.

     Arch has finalized its contingency plans relating to the Year 2000 problem. Such plans include, among other things, the use of (1) backup power generators for certain of its operations, (2) certain alternate vendors and (3) various communication channels to deploy its work force in a timely and efficient manner to address potential problems that arise. While Arch believes it has used commercially reasonable efforts in its approach to this issue, any failure of its systems or products, whether due to internal or external factors, could have a material adverse effect.

  Debt instruments restrict operations

     Various debt instruments impose operating and financial restrictions on Arch. Arch's senior credit facility requires various Arch operating subsidiaries to maintain specified financial ratios, including a maximum leverage ratio, a minimum interest coverage ratio, a minimum debt service coverage ratio, a minimum fixed charge coverage ratio and minimum net revenues. In addition, the senior credit facility limits or restricts, among other things, Arch's operating subsidiaries' ability to:

     - declare dividends or redeem or repurchase capital stock;

     - prepay, redeem or purchase debt;

     - incur liens and engage in sale/leaseback transactions;

     - make loans, investments and capital expenditures;

     - incur indebtedness and contingent obligations;

     - amend or otherwise alter debt instruments and other material agreements;

     - engage in mergers, consolidations, acquisitions and asset sales;

     - engage in transactions with affiliates; and

     - alter its lines of business or accounting methods.

Other debt instruments limit, among other things:

     - the incurrence of additional indebtedness by Arch and its subsidiaries;

     - the payment of dividends and other restricted payments by Arch and its subsidiaries;

     - asset sales;

     - transactions with affiliates;

     - the incurrence of liens; and

     - mergers and consolidations.

     Arch's ability to comply with such covenants may be affected by events beyond its control, including prevailing economic and financial conditions. A breach of any of these covenants could result in a default under the senior credit facility and/or other debt instruments. Upon the occurrence of an event of default, the creditors could elect to declare all amounts outstanding to be immediately due and payable, together with accrued and unpaid interest. If Arch were unable to repay any such amounts, the senior creditors could proceed against any collateral securing the indebtedness. If the lenders under the senior credit facility or other debt instruments accelerated the payment of such indebtedness, there can be no assurance that the assets of Arch would be sufficient to repay in full such indebtedness and other indebtedness of Arch. In addition, because the senior credit facility and other debt instruments limit Arch's ability to engage in some types of transactions, Arch may be prohibited from entering into transactions that could be beneficial to Arch.

RISKS RELATED TO PAGENET

     PageNet faces many of the same risks that Arch faces. In addition, PageNet is subject to these particular risks:

 PageNet may be required to reduce its operations and/or restructure its obligations under the Bankruptcy Code

     If PageNet is unable to improve its domestic EBITDA, it may not have sufficient cash or borrowing capacity to meet its obligations through the end of the first quarter of 2000. While PageNet is currently exploring various alternatives to ensure that it has sufficient liquidity through the consummation of the merger, there can be no assurance that such efforts will be timely or successful. There also can be no assurance that the merger will be completed or will not be substantially delayed. If PageNet's strategies to obtain additional liquidity are not timely or successful, or the merger is not completed or is delayed, PageNet may be required to reduce the level of its operations and/or commence a proceeding under chapter 11 of the Bankruptcy Code to restructure its obligations, including its obligations under the PageNet senior subordinated notes. Such a bankruptcy filing by PageNet would likely have a material impact on PageNet's results of operations and financial position.

  PageNet may not remain in compliance with its financial covenants under its credit facilities

     Although PageNet is currently in compliance with the financial covenants in its U.S. and Canadian debt agreements, if PageNet is unable to improve its domestic EBITDA for the fourth quarter of 1999, it will no longer be in compliance with the interest coverage covenant in its credit facility following the end of the fourth quarter of 1999. In that event, PageNet would seek to obtain a waiver of its noncompliance under the credit agreement. If PageNet is unable to obtain a waiver, the lenders will have various rights, including the right to accelerate all outstanding indebtedness. Such acceleration would cause PageNet to be in default under the cross-default provisions of the PageNet senior subordinated notes.

  PageNet's restructuring may not achieve its objectives

     PageNet has been restructuring its support functions into centralized facilities called "centers of excellence" beginning in 1998. While progress has been made, PageNet's efforts to implement the restructuring have fallen behind PageNet's original schedule. PageNet's plan called for the conversions to be substantially complete during early 1999. PageNet recently announced the suspension of future conversions after January 2000, at which time PageNet expects to have converted 100% of its customer units placed in service indirectly through PageNet's resellers, and approximately 50% of its directly marketed customer units, to the centers of excellence. The suspension of future conversions, combined with the impact of the contemplated merger on operations, will make it difficult for PageNet to determine the amount of potential cost savings resulting from the centers of excellence initiative or to realize the full benefits intended to be achieved from the restructuring.

  Downturn in PageNet's units in service may continue

     PageNet had approximately 9,314,000 units in service at September 30, 1999, down from its high of 10,604,000 units in service at June 30, 1998. PageNet has had a net reduction in the number of units in service during each of the five previous quarters ended September 30, 1999, and the amount of such net reduction has generally increased during each quarter. The net reduction of units in service with subscribers is mainly due to PageNet's continued rationalization of its customer base, intensifying price competition in the market for wireless communications services and the degree to which broadband services, such as those with short messaging capability built into the units, are being subscribed to in lieu of one-way messaging services such as those offered by PageNet. The sales and marketing efforts associated with attracting new subscribers are substantial compared to the costs of providing service to existing customers. Because the wireless messaging business is characterized by high fixed costs, cancellations directly and adversely affect EBITDA. The failure to reverse this trend of accelerating customer cancellations could have a material adverse effect on PageNet and, as a result, on Arch if the merger is consummated.

  PageNet may be delisted from the Nasdaq National Market System and the Chicago Stock Exchange prior to the completion of the merger, resulting in reduced trading liquidity for its shares of common stock.

     PageNet has received a notice from Nasdaq informing it that it would be delisted from the Nasdaq National Market System on December 22, 1999 unless PageNet requests a hearing prior to that time. On December 16, PageNet requested a hearing from Nasdaq, which is scheduled to occur on January 27, 2000. At the hearing, PageNet will request an extension of the time by which it must comply with the minimum listing requirements. If Nasdaq does not allow an extension of time and if PageNet's stock does not close above $5.00 for at least ten consecutive days, then PageNet's stock may be transferred to the Nasdaq Small Cap Market if its stock remains consistently above $1.00 per share, or to over-the-counter trading if its stock trades below $1.00 per share. In addition, PageNet has been notified by the Chicago Stock Exchange that if it is delisted by Nasdaq, the Chicago Stock Exchange intends to enforce its own minimum listing requirements. PageNet does not currently comply with these listing requirements, and the Chicago Stock Exchange has indicated that it would not be willing to extend the time for PageNet's compliance until after the completion of the merger. The delisting of PageNet's stock from the Nasdaq National Market System may result in PageNet appraisal rights becoming available for PageNet stockholders. This result could add further complications and uncertainty to the merger.

RISKS RELATED TO VAST

     If PageNet completes its merger with Arch, PageNet noteholders who participate in the exchange offer, as well as all PageNet stockholders, will receive Class B common stock of Vast, currently a wholly owned subsidiary of PageNet. If the plan of reorganization is approved, all PageNet noteholders and all PageNet stockholders will receive Class B common stock of Vast. An investment in Vast involves numerous risks. These risks are described under "Risk Factors" in the prospectus relating to Vast attached as Annex A.

CERTAIN BANKRUPTCY CONSIDERATIONS

     PageNet may have to resolicit acceptances if this prospectus does not comply with the requirements of the Bankruptcy Code.

     The Bankruptcy Code provides that acceptances by creditors and stockholders of a plan of reorganization before the commencement of chapter 11 cases are binding during the cases so long as the solicitation of such acceptances complied with applicable non-bankruptcy law governing the adequacy of disclosure in connection with such solicitations, or, if such laws do not exist, such acceptances were solicited after creditors and shareholders were provided with adequate information to allow them to make a reasonably informed judgment whether to accept or reject the plan.

     PageNet believes that this prospectus and the forms of ballots which will be sent to all creditors and stockholders whose claims or equity interests are adversely affected by the Plan comply with applicable non-bankruptcy law and the Bankruptcy Code. However, there can be no assurance that the Bankruptcy Court will decide that the solicitation materials contain adequate information to meet the requirements of the Bankruptcy Code or that the balloting procedures satisfy the requirements of the Bankruptcy Code. If the Bankruptcy Court determines that the solicitation and/or balloting procedures do not comply with the requirements of the Bankruptcy Code, PageNet may be required to resolicit acceptances. In such event, confirmation of the Plan and consummation of the merger agreement could be delayed and potentially jeopardized.

     PageNet may have to resolicit acceptances if the Bankruptcy Court finds its classification scheme improper.

     The Plan classifies the claims of all creditors against PageNet and the equity interests of all stockholders in PageNet. To comply with the classification requirements of the Bankruptcy Code, claims or equity interests may be placed in the same class only if such claims or equity interests are substantially similar to each other.

The Plan separately classifies general unsecured claims from claims arising under or related to the senior subordinated notes despite the fact that both types of claims are unsecured. Many of the creditors in the general unsecured creditor class are key suppliers of products and services to PageNet. Accordingly, any failure to pay those claims in accordance with their original terms could hurt PageNet's ability to obtain essential trade credit and could hurt PageNet's ability to do business with trade creditors whose goods and services are essential to PageNet. The senior subordinated notes contain subordination provisions. PageNet believes that these subordination provisions make senior subordinated note claims significantly different from the other general unsecured claims and, together with the critical importance of the trade creditors to PageNet's future viability, provides a proper basis on which to separately classify such claims. The Plan also classifies claims for rescission or damages related to the purchase or sale of a senior subordinated note with claims under the senior subordinated notes. Claims for rescission or damages might be subject to mandatory subordination under the Bankruptcy Code which could be contrary to the Plans' classification scheme. While PageNet does not believe that claims for damages or rescission exist, if there are such claims, the holders of senior subordinated notes might demand that they be separately classified.

     If the Bankruptcy Court finds that the Plan's classification scheme is improper, PageNet would seek (1) to modify the Plan to provide for whatever reasonable classification might be required for confirmation and (2) to use the acceptances received from creditors and stockholders pursuant to this solicitation to confirm the Plan as so amended. If any reclassification of claims adversely affects the treatment a holder will receive, it is likely that PageNet will be required to resolicit creditors adversely affected by such reclassification. Any requirement to resolicit acceptances will delay confirmation and could jeopardize consummation of the Plan and the merger.

  The Plan may not comply with the "cramdown" provisions of the Bankruptcy Code.

     If any class of creditors or stockholders whose claims or interests are adversely affected by the Plan reject the Plan, the Bankruptcy Court may nevertheless confirm the Plan at PageNet's request pursuant to the "cramdown" provisions of the Bankruptcy Code, provided that at least one impaired class has accepted the Plan, with such acceptance being determined without including the acceptance of any "insider" in such class. To confirm the Plan through a "cramdown" the Bankruptcy Court must determine that, as to each impaired class which has rejected the Plan, the Plan "does not discriminate unfairly" and is "fair and equitable." See "The Prepackaged Plan of
Reorganization -- Confirmation of the Plan without Acceptance by All Classes of Impaired Claims." PageNet reserves the right to seek confirmation of the Plan under the "cramdown" provisions of the Bankruptcy Code in the event the holders of any class of impaired claims or equity interests fail to accept the Plan. There can be no assurance that the Bankruptcy Court will make the factual findings and reach the legal conclusions required to permit confirmation of the Plan through a cramdown.

  The Bankruptcy Court may not confirm the Plan.

     Even if the requisite acceptances to the Plan are received, there can be no assurance that the Bankruptcy Court will confirm the Plan. A non-accepting creditor or stockholder of PageNet might object to confirmation based on a variety of factors including by asserting that the disclosure with respect to the solicitation of acceptances was not adequate, the solicitation procedures and results were inadequate or improper, or the terms of the Plan do not comply with any of the confirmation requirements of the Bankruptcy Code. Even if the Bankruptcy Court were to determine that the disclosure and the balloting procedures and results were appropriate, the Bankruptcy Court could still decline to confirm the Plan if it were to find that any statutory condition to confirmation had not been met. Even if the Plan is accepted by all classes of claims and equity interests, confirmation standards require, among other things, a finding by the Bankruptcy Court that the Plan was filed in good faith, that confirmation of the Plan is not likely to be followed by a liquidation or a need for further financial reorganization and that the value of distributions to each holder of a claim or interest will not be less than the value of any distribution that such holder would receive if PageNet were liquidated under chapter 7 of the Bankruptcy Code. See "The Prepackaged Plan of
Reorganization -- Confirmation of the Plan Without Acceptances by All Classes of Impaired Claims" and "The Prepackaged Plan of Reorganization -- Confirmation Standards." It could be argued that certain provisions of the Plan providing releases to the holders of bank claims against PageNet, to Arch and to the officers and directors of PageNet are broader than permitted under certain case law or that the classification scheme provided for under the Plan violates applicable classification rules. While there can be no assurance that the Bankruptcy Court will conclude that the statutory confirmation requirements have been met, PageNet believes that the Plan satisfies all applicable confirmation requirements.

     The confirmation and consummation of the Plan are also subject to certain other conditions including satisfaction of all conditions to the merger. See "The Prepackaged Plan of Reorganization -- Summary of Other Provisions of the Plan." No assurance can be given that these conditions will be satisfied or that PageNet would waive such conditions if not satisfied.

  The recovery to creditors and stockholders cannot be predicted if the Plan is not confirmed.

     If the Plan, as filed or modified, is not confirmed in a timely manner, the merger might not be consummated and implemented.

     If the merger is not consummated, PageNet will have to pursue other alternatives which could include (1) liquidation of PageNet under chapter 7 or chapter 11 of the Bankruptcy Code and (2) confirmation of an alternative plan or reorganization under chapter 11 of the Bankruptcy Code. The recovery to creditors and shareholders under such alternative scenarios cannot be predicted.

  Creditors may receive a smaller recovery if the Plan is not confirmed.

     If a plan of reorganization for PageNet is not confirmed, and in certain other circumstances, the PageNet chapter 11 cases, if filed, could be converted to cases under chapter 7 of the Bankruptcy Code. In a chapter 7 case, a trustee would be elected or appointed to liquidate the assets of PageNet for distribution to creditors in accordance with the priorities established by the Bankruptcy Code. A discussion of the potential effects that a chapter 7 liquidation would have on the recovery of creditors and stockholders is set forth under "Best Interests Test -- The Liquidation Analysis." In a liquidation, the assets of PageNet would be sold in exchange for cash, securities or other property, which would then be distributed to creditors and stockholders. PageNet believes that liquidation under chapter 7 would result in smaller distributions (and, as to certain classes, no distributions) as compared to those provided for in the Plan because of, among other things:

     - the risk that PageNet's FCC licenses would be revoked by the FCC, thereby eliminating the greater going concern value of PageNet's assets;

     - the general erosion in value of assets in a chapter 7 case due to the expeditious liquidation required and the "forced sale" atmosphere that would prevail; and

     - additional expenses and claims, some of which would be entitled to priority, which would be generated during the liquidation and from the rejection of leases and other executory contracts in connection with a cessation of the operations of PageNet.

In addition, a chapter 7 liquidation is likely to result in substantial litigation and delays in ultimate distributions to creditors.

     In a liquidation under chapter 11, PageNet's assets could be sold in an orderly fashion over a more extended period of time than in a liquidation under chapter 7. However, PageNet would likely continue to incur losses during the period of liquidation which would likely continue to erode any recovery to PageNet's creditors. Such a liquidation might result in a somewhat greater but indeterminate recovery for creditors than the creditors might expect in a chapter 7 case. Although liquidation under chapter 11 would be preferable to liquidation under chapter 7, PageNet believes that any liquidation, whether under chapter 7 or chapter 11, would not realize the full going concern value of PageNet's business. Rather, PageNet's assets would be sold separately. Consequently, PageNet believes that a liquidation under chapter 11 is a less attractive alternative to creditors and stockholders than the Plan because of the likelihood of a greater recovery provided for by the Plan.

                           FORWARD-LOOKING STATEMENTS

     This prospectus contains forward-looking statements that are made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. You should consider any statements that are not statements of historical fact to be forward-looking statements. These include statements to the effect that PageNet or its management or board of directors "believe", "expect", "anticipate", "plan" and similar expressions. A number of important factors could cause actual results to differ materially from those expressed in any forward-looking statements. See "Risk Factors." PageNet undertakes no obligation to update any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

                                   THE MERGER

     PageNet stockholders will receive a proxy statement/prospectus in which PageNet's board of directors will ask them to approve the merger and the merger agreement. PageNet stockholders should refer to that proxy statement/prospectus for a description of Arch's reasons for the merger and other information that was considered by Arch's board of directors in reaching their decision to approve the merger.

GENERAL

     Arch and PageNet have agreed to merge on the terms set forth in an agreement and plan of merger dated November 7, 1999. Through the merger, PageNet will become a wholly owned subsidiary of Arch. The merger will be accompanied by a recapitalization of PageNet and Arch resulting from the exchange of debt for common stock in the PageNet and Arch exchange offers.

     The merger agreement provides that:

     - PageNet will merge with a wholly owned subsidiary of Arch. In the merger, each share of PageNet common stock, including shares issued to PageNet senior subordinated noteholders in the PageNet exchange offer, will be converted into 0.1247 shares of Arch common stock and Arch expects to issue a total of 89,882,637 shares;

     - Arch will conduct the Arch exchange offer, offering to exchange 66.1318 shares of Arch common stock for each $1,000 principal amount at maturity of its discount notes. If all of the outstanding discount notes are exchanged, Arch will issue a total of 29,651,984 shares of its common stock;

     - All of Arch's outstanding Series C preferred shares are proposed to be converted into a total of 2,104,142 shares of Arch's common stock;

     - PageNet will conduct the PageNet exchange offer, offering to exchange a total of 616,830,757 shares of PageNet common stock, which will be immediately exchanged for Arch common stock in the merger, and up to 68.9% of the equity interest in Vast for all of PageNet's outstanding senior subordinated notes;

     - PageNet will distribute up to 11.6% of the equity interest in Vast to the holders of PageNet common stock in connection with the merger; and

     - The Arch board of directors, after the merger, will consist of 12 directors. Six directors will be designated by the current Arch directors and three directors will be designated by the current PageNet directors. Each of the three largest holders of PageNet notes being exchanged for shares of PageNet common stock may also designate one director. To the extent any of these three largest holders do not designate directors, the current Arch directors will designate additional directors.

BACKGROUND OF THE MERGER

     At a board of directors meeting on June 10, 1999, the directors of PageNet discussed the possibility of a combination of PageNet with another major paging company which had indicated in a discussion between its chief executive officer and John P. Frazee, Jr., PageNet's chief executive officer, that it was interested in exploring the possibility of a combination with PageNet. Mr. Frazee advised the directors that he believed such a combination could offer substantial synergies and cost savings. Mr. Frazee said he had discussed the possible combination with representatives of Goldman, Sachs & Co. and Morgan Stanley Dean Witter, which had been acting as PageNet's outside financial advisors with respect to possible strategic options, and that representatives of both Goldman Sachs and Morgan Stanley considered such a transaction to be possible. The directors supported continued discussion with the other paging company about a possible combination.

     On June 10, PageNet entered into a confidentiality agreement with the other paging company permitting the exchange of confidential information. Management personnel, lawyers and investment bankers from both companies subsequently met during June and July to conduct mutual due diligence, to further evaluate and analyze potential synergies and savings and to discuss various aspects of a possible combination.

     At a meeting on July 22, the PageNet directors again discussed the possibility of a combination with the other paging company. Representatives of Goldman Sachs and Morgan Stanley reviewed with the PageNet directors the overall industry trends, PageNet's strategic and financial position and the prospective combination. The directors concluded that a combination with the other paging company appeared to be desirable if acceptable financial terms, which had not yet been discussed, could be negotiated. After that meeting, due diligence and other discussions with the other paging company continued.

     In early August 1999, representatives of Goldman Sachs and Morgan Stanley met with the financial advisors for the other paging company to discuss possible financial terms of a combination and reported the outcome of such discussions to Mr. Frazee. Mr. Frazee then reported the outcome of those discussions to the directors. The directors concluded, based upon that meeting, that agreement on acceptable terms would not be possible. Mr. Frazee said that he continued to believe that a combination of PageNet with another major paging company was highly desirable and he recommended that PageNet approach Arch about a possible combination with PageNet. The directors supported such an approach to Arch.

     On August 6, Mr. Frazee met with C. Edward Baker, Jr., chief executive officer of Arch, to discuss the possibility of a business combination between PageNet and Arch.

     At a meeting on August 10, the Arch directors discussed the possibility of further consolidation within the wireless communications industry and the role that Arch might play in such consolidation. It was the consensus of the directors that Mr. Baker should continue discussions with PageNet concerning a possible business combination.

     On August 17, Mr. Frazee, Edward W. Mullinix, Jr., chief operating officer of PageNet, and Julian B. Castelli, chief financial officer of PageNet, met with Mr. Baker and J. Roy Pottle, chief financial officer of Arch. Mr. Baker and Mr. Frazee agreed that the two companies should explore the possibility of a combination.

     On August 26, PageNet and Arch entered into a confidentiality agreement permitting the mutual exchange of confidential information. On that date management of PageNet and Arch, together with representatives of Goldman Sachs and Morgan Stanley and Bear Stearns & Co., Arch's financial advisor, as well as outside counsel for both companies, met to review potential cost savings and synergies and to discuss structural and legal aspects of a possible combination. In early September, Mr. Frazee and Mr. Baker had further conversations about a possible combination.

     During the week of September 6, the chief executive officer of the other paging company contacted Mr. Frazee and indicated a strong desire to resume discussions of a possible combination. Mr. Frazee reported that contact to the PageNet directors at a board meeting on September 13. Mr. Frazee said that representatives of Goldman Sachs and Morgan Stanley had talked with the other paging company's financial advisors and believed there was now serious interest in a possible combination. The directors discussed the possible combination with the other paging company and also reviewed the discussions which had occurred with Arch.

     At the meeting on September 13, PageNet's directors also discussed PageNet's financial condition and concluded that PageNet needed additional outside financial advice because the continued failure to reverse continued declining revenues or sufficiently reduce operating costs, based upon preliminary third quarter results of operations, potentially threatened PageNet's liquidity and compliance with bank credit agreements and bond indentures. After that meeting, PageNet engaged Houlihan Lokey Howard & Zukin Capital as an additional financial advisor to advise PageNet with respect to the possible need for a recapitalization or other form of debt restructuring on a standalone basis or on the possibility that PageNet might seek to combine such a recapitalization with a merger with the other paging company or with Arch. Goldman Sachs, Morgan Stanley and Houlihan Lokey then resumed discussion with the other paging company's financial advisors about the possible terms of a combination.

     At a meeting of the Arch directors on September 28, Mr. Baker reported on the status of discussions with PageNet concerning a possible business combination, noting that such discussions remained very general. It was the consensus of the directors that Mr. Baker should continue such discussions.

     At a meeting of the PageNet board on October 1, representatives of Houlihan Lokey, Goldman Sachs and Morgan Stanley reviewed with the PageNet directors various possible alternatives, including PageNet's going forward without significant change in capital structure, the possibility of a standalone recapitalization, a potential merger without a recapitalization and a potential merger coupled with a recapitalization. The directors discussed the various options and concluded that a merger coupled with a recapitalization appeared to be the best alternative for all of PageNet's stakeholders, including its noteholders and stockholders. The directors discussed with the financial advisors the possible structure of such a transaction and the risks and other difficulties associated with its consummation. The advisors indicated that they had discussed the possibility of such a combined merger and recapitalization with the other paging company, which was interested in pursuing such a transaction. The directors authorized management and the advisors to seek to negotiate such a transaction with the other paging company, recognizing that, depending on the course of those negotiations, PageNet might also want to discuss such a transaction with Arch.

     Following that board meeting on October 1, PageNet's management, financial advisors and lawyers met with management, financial advisors and lawyers for the other paging company. Negotiations toward possible agreement on the terms of a transaction that would combine a merger with a recapitalization through exchange offers by both companies continued actively until the week of October 11, 1999. During that week, the other paging company communicated to PageNet, through its financial advisors, revised proposed financial terms of the transaction which were different and less favorable to PageNet than the terms previously discussed. In light of that change, and because of continuing uncertainty about whether agreement on financial and other aspects of the transaction could be reached and whether the transaction could be consummated, the directors decided that PageNet should contact Arch to determine if a transaction with Arch might be possible that would be more favorable to PageNet's stakeholders.

     On October 15, Mr. Frazee and representatives of Houlihan Lokey met with Mr. Baker and representatives of Bear Stearns. Mr. Baker indicated a strong desire to try to negotiate a combination between PageNet and Arch. Following that meeting, the financial advisors for PageNet and Arch continued to discuss proposed financial terms of such a combination transaction.

     On an October 17 conference call, Mr. Baker provided an update to certain Arch directors on discussions with PageNet and its financial advisors. Mr. Baker noted that the financial advisors had discussed a business combination involving a simultaneous merger and recapitalization of both companies to be accomplished through exchange offers with certain existing noteholders. Mr. Baker reported that no consensus as to the allocation of the equity of a combined entity between the Arch and PageNet stockholders had emerged. Thereafter, Mr. Baker contacted other Arch directors and provided similar updates.

     At a board meeting on October 24, Goldman Sachs, Morgan Stanley and Houlihan Lokey reviewed with the PageNet directors the proposed terms of a possible merger with Arch and discussed various factors relating to the likelihood of successfully consummating such a transaction. The directors determined that the proposed merger with Arch appeared to be more favorable for PageNet and all of its stakeholders than the proposed transaction with the other paging company and also appeared to be more likely to be consummated successfully. The directors directed management and PageNet's legal and financial advisors to proceed as rapidly as possible to seek to negotiate an agreement for such a merger with Arch.

     At a meeting of the Arch directors on October 25, Mr. Baker reported on the status of the continuing discussions with PageNet, including proposed terms of a possible merger and recapitalization and the resultant allocation of equity between the Arch and PageNet stakeholders. The directors determined that management and Arch's advisors should proceed with due diligence investigations and negotiation of a merger agreement.

     During the following week, management teams from PageNet and Arch met to review potential cost savings and synergies. In addition, financial advisors, legal counsel and management personnel from both companies carried out mutual due diligence investigations. Negotiations by the respective managements, financial advisors and counsel over the terms of a merger agreement between PageNet and Arch then proceeded intensively until a proposed definitive agreement was reached.

     At meetings held on November 1 and 2, management, Bear Stearns and Arch's counsel reviewed with the Arch directors the proposed terms of a business combination with PageNet, including a draft of a proposed merger agreement. Management and the financial and legal advisors to Arch were directed to seek to finalize the terms of a definitive agreement relating to the proposed merger.

     The directors of PageNet met on November 7 to consider the proposed merger agreement. At that meeting the directors reviewed the potential benefits and risks associated with the merger, the estimated values to be realized by PageNet's stockholders and bondholders under the merger in comparison to the possible transaction with the other paging company and standalone alternatives, the relative contributions of PageNet and Arch in relation to the shares in the combined enterprise to be received by their respective stakeholders, the likelihood of consummation of the merger, the future prospects of the combined company and various other matters. At the meeting, representatives of each of Houlihan Lokey, Goldman Sachs and Morgan Stanley provided their formal analysis regarding the proposed transaction. After discussion, each of Houlihan Lokey and Morgan Stanley gave its oral opinion that as of November 7, the consideration to be received by the holders of PageNet common stock on such date pursuant to the merger and the spinoff, taken as a whole, was fair from a financial point of view and Goldman Sachs gave its oral opinion that as of November 7, 1999, the exchange ratio pursuant to the merger agreement was fair from a financial point of view to the holders of PageNet common stock as of such date. Houlihan Lokey, Goldman Sachs and Morgan Stanley then indicated that they would confirm their opinion in writing. Representatives of Mayer, Brown & Platt, outside counsel to PageNet, reviewed with the PageNet directors the terms of the proposed merger agreement. After receiving advice from their financial and legal advisors and further deliberations, and taking into account the various factors described below under "-- PageNet's Reasons for Merger," the directors unanimously approved the proposed merger on the evening of November 7.

     The directors of Arch met on November 7 to consider the proposed merger agreement. The Arch directors unanimously approved the proposed merger on the evening of November 7.

     Later in the evening of November 7, the merger agreement was executed by PageNet and Arch.

PAGENET'S REASONS FOR THE MERGER

     PageNet's directors believe that the merger represents the most desirable available alternative to maintain and realize value for PageNet and all of its stakeholders, including its stockholders and noteholders. In reaching its decision to approve the merger, the directors consulted with PageNet's financial and legal advisors and took into account, without limitation, the following conclusions and factors:

     - A combination of PageNet with another major messaging company is highly desirable, if not essential, to achieve cost savings and other synergies necessary to remain competitive in the wireless communications industry. Such savings from the Arch/PageNet combination are estimated at approximately $80 million annually, beginning approximately 18 months after the merger.

     - A substantial deleveraging of PageNet's capital structure is highly desirable, if not essential, to enable PageNet to continue to have the liquidity and other financial resources and flexibility needed to be a viable enterprise and to compete effectively in the wireless communications industry. The combined company after the merger will have a ratio of consolidated total debt to annualized adjusted EBITDA of approximately 3.3 to 1 (based on the nine months ended September 30, 1999 and assuming the exchange of 100% of PageNet's senior subordinated notes and 100% of Arch's discount notes).

     - Achieving substantial deleveraging in conjunction with a combination with another major messaging company, because of the substantially higher aggregate enterprise value achieved through cost savings and synergies, is substantially more beneficial to PageNet and all of its stakeholders than any standalone recapitalization alternative.

     - The combination with Arch is the most desirable alternative available to PageNet and its stakeholders based upon the financial, managerial and other characteristics of the combined company and based upon the values expected to be realized by PageNet's noteholders and stockholders under the Arch transaction in comparison to any alternative.

     - While subject to substantial risks and uncertainties, the merger has a greater likelihood of successful consummation than the possible combination transaction with the other paging company.

     - The merger should achieve greater value for PageNet's noteholders and stockholders than stand-alone restructuring alternatives, whether consummated voluntarily or through a reorganization or bankruptcy proceedings.

     - No prospective acquiror or other merger partner, other than Arch and the other paging company, has expressed interest in discussing a possible combination transaction with PageNet.

     - PageNet's failure to reverse its continued decline in revenues, and its consequent loss of liquidity, makes it critical for PageNet to move forward to achieve a more viable capital structure.

     - The structure of the transaction enables PageNet's current noteholders and shareholders to retain an equity ownership in Vast, which may have future value if its wireless solutions business is successful.

     - The merger is structured as a "reorganization" for federal income tax purposes so that stockholders of PageNet will not recognize gain on the exchange of their shares for Arch's shares although it is expected that the receipt of Class B common stock of Vast will be taxable.

     - The oral opinions of Houlihan Lokey and Morgan Stanley, subsequently confirmed in writing that, as of November 7, the consideration to be received by the holders of PageNet common stock on such date pursuant to the merger and the spinoff, taken as a whole, was fair from a financial point of view to such holders and the oral opinion of Goldman Sachs, subsequently confirmed in writing, that, as of November 7, the exchange ratio pursuant to the merger agreement was fair from a financial point of view to the holders of PageNet common stock as of such date.

In approving the merger, the directors also took into account such additional factors as the relative contributions of PageNet and Arch to the revenues and EBITDA of the combined company, the historical and current trading prices of the common stock of PageNet and Arch, valuations of other comparable companies and overall trends in the paging business and the telecommunications industry.

     PageNet's directors also considered various potential risks relating to the merger, including, without limitation, the following:

     - Various conditions of the merger, including the successful consummation of the exchange offers, the availability of continued bank financing following the merger, and the receipt of required regulatory approvals, may not be satisfied, and the merger may therefore not be able to be consummated.

     - It may be impossible to consummate the merger except through a prepackaged chapter 11 reorganization plan, and such plan may require consents which cannot be obtained or may not be approved by the Bankruptcy Court or, even if successful, may cause serious disruption of PageNet's business.

     - PageNet may not have sufficient liquidity to maintain its operations during the time necessary to consummate the merger.

     - A termination fee of $40.0 million is payable to Arch in certain circumstances, potentially imposing a substantial financial burden on PageNet.

     - The anticipated cost savings and other synergies may not be achieved, or management or other aspects of the two companies may not be successfully integrated, resulting in substantial reduction in the projected value of the combined enterprise.

     - The merger agreement imposes various limitations on the conduct of PageNet's business prior to the merger, which may make it more difficult for PageNet to respond to changing competitive or financial circumstances.

The directors concluded that the foregoing and other risks were outweighed by the advantages of the merger.

     The discussion of the information and factors considered by PageNet's board of directors is not intended to be exhaustive but includes all material factors considered by PageNet's board of directors. In reaching its determination to adopt and recommend the merger, PageNet's board of directors did not assign any relative or specific weights to these factors, and individual directors may have given differing weights to differing factors.

OPINIONS OF FINANCIAL ADVISORS TO PAGENET

  Opinion of Houlihan, Lokey, Howard & Zukin Capital

     Under a letter agreement, dated September 22, 1999, the board of directors of PageNet retained Houlihan Lokey to assist it in evaluating its strategic alternatives. As part of this engagement, PageNet requested that Houlihan Lokey evaluate the fairness of the consideration to be received in the merger and the related transactions by the holders of shares of PageNet common stock, holding shares as of the date of the opinion. On November 7, 1999, at a special meeting of the board of directors of PageNet, Houlihan Lokey presented its financial analyses and delivered its oral opinion that, as of that date, the shares of Arch common stock and the equity interest in Vast, taken together as a whole, to be received by the holders of PageNet common stock, as of that date, in the merger and related transactions, was fair to such holders from a financial point of view. Houlihan Lokey confirmed its oral opinion by delivering a written opinion dated November 7, 1999, which stated the considerations and assumptions upon which its opinion was based.

     Although Houlihan Lokey assisted the PageNet board of directors in evaluating the terms of the financial restructuring, Houlihan Lokey was not retained to provide, and Houlihan Lokey did not provide, an opinion as to the fairness, advisability or relative values to be achieved as a result of the financial restructuring. In addition, Houlihan Lokey was not retained to provide, and did not provide, an opinion regarding the underlying business decision of PageNet to effect the merger or the financial restructuring.

     A COPY OF THE HOULIHAN LOKEY OPINION, DATED NOVEMBER 7, 1999, IS ATTACHED AS ANNEX F TO THIS PROSPECTUS. YOU ARE URGED TO READ THE OPINION IN ITS ENTIRETY FOR INFORMATION WITH RESPECT TO THE PROCEDURES FOLLOWED, ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITS OF THE REVIEW BY, HOULIHAN LOKEY IN MAKING ITS OPINION. REFERENCES IN THIS DOCUMENT TO THE HOULIHAN LOKEY OPINION AND THE SUMMARY OF THE HOULIHAN LOKEY OPINION SET FORTH BELOW ARE QUALIFIED BY REFERENCE TO THE FULL TEXT OF THE OPINION, WHICH IS INCORPORATED IN THIS PROSPECTUS BY REFERENCE. HOULIHAN LOKEY'S WRITTEN OPINION IS FOR THE INFORMATION AND ASSISTANCE OF THE PAGENET BOARD OF DIRECTORS AND DOES NOT CONSTITUTE A RECOMMENDATION AS TO HOW ANY HOLDERS OF COMMON STOCK OF PAGENET SHOULD VOTE WITH RESPECT TO THE MERGER OR HOW ANY HOLDERS OF DEBT SECURITIES OF PAGENET SHOULD VOTE WITH RESPECT TO THE FINANCIAL RESTRUCTURING.

     In arriving at its opinion, Houlihan Lokey, among other things:

     - reviewed PageNet's (a) Annual Report to Shareholders and Annual Report on Form 10-K for the fiscal year ended 1998, (b) Quarterly Reports on Form 10-Q for the two quarters ended March 31, 1999 and June 30, 1999, (c) company-prepared interim financial statements for the period ended September 30, 1999, which PageNet's management has identified as being the most current financial statements available, (d) Proxy Statement dated April 12, 1999, and (e) certain other documents filed with the Securities and Exchange Commission;

     - reviewed Arch's Annual Reports to Shareholders and Annual Reports on Form 10-K for the past two fiscal years, certain interim reports to stockholders on Form 10-Q of Arch, and certain documents filed with the SEC by Arch regarding its acquisition of MobileMedia;

     - reviewed the merger agreement;

     - reviewed the Indenture dated July 15, 1995 of the 10% Senior Subordinated Notes Due October 15, 2008, supplemented by a Second Supplemental Indenture dated October 15, 1996;

     - reviewed the Indenture dated July 15, 1995 of 10.125% Senior Subordinated Notes Due August 1, 2007, supplemented by a First Supplemental Indenture dated July 15, 1995;

     - reviewed the Indenture dated January 15, 1994 of 8.875% Senior Subordinated Notes Due February 1, 2006, supplemented by a First Supplemental Indenture dated January 15, 1994;

     - reviewed the Second Amended and Restated Credit Agreement of PageNet and certain of its Subsidiaries, the Amended and Restated Loan Agreement of Paging Network of Canada Inc., and certain other documents;

     - met with members of senior management of PageNet to discuss the operations, financial condition, future prospects and projected operations and performance of PageNet, and met with representatives of PageNet's independent accounting firm, other investment bankers and counsel to discuss certain matters;

     - visited PageNet's facilities and business offices of PageNet and Arch;

     - reviewed forecasts and projections prepared by PageNet's management for the years ended December 31, 1999 through 2004 and for the quarters ended September 30, 1999 through December 31, 2000;

     - reviewed certain forecasts and projections for Arch prepared by its management;

     - reviewed analyses prepared by and met with management of PageNet and Arch to discuss expected costs savings and other expected synergies resulting from the business combination;

     - reviewed the historical market prices and trading volume for PageNet's and Arch's publicly traded securities;

     - reviewed other publicly available financial data for companies that Houlihan Lokey deemed comparable to PageNet, and publicly available prices and premiums paid in other transactions that Houlihan Lokey considered similar to the Arch merger;

     - reviewed drafts of documents to be delivered at the closing of the merger; and

     - conducted other studies, analyses and inquiries as Houlihan Lokey deemed appropriate.

     In rendering its opinion, Houlihan Lokey assumed and relied upon, without independent verification, the accuracy and completeness of all of the financial and other information that was publicly available or supplied to Houlihan Lokey by PageNet. Houlihan Lokey assumes no responsibility with respect to that information. Houlihan Lokey also relied upon the advice of management of PageNet that the financial forecasts and other information that were provided to or discussed with Houlihan Lokey were reasonably prepared and reflected the best currently available estimates of the future financial results and condition of PageNet and that there had been no material change in the assets, financial condition, business or prospects of PageNet since the date of the most recent financial statements made available to Houlihan Lokey.

     Houlihan Lokey did not make any physical inspection or independent appraisal of any of the properties or assets of PageNet. Houlihan Lokey's opinion is necessarily based on business, economic, market and other conditions as they existed on the date of its opinion. Houlihan Lokey has no duty or obligation to advise PageNet or any other person of any change in any fact or matter affecting its opinion of which it becomes aware after the date of its opinion (except to the extent applicable law would require such disclosure).

     Houlihan Lokey also assumed that the merger would be completed according to the terms of the merger agreement, without waiver of any condition contained in that agreement, or any material modification to any of the terms contained in that agreement.

     Houlihan Lokey performed a variety of financial and comparative analyses solely for the purpose of providing its opinion to the PageNet board of directors that the shares of Arch common stock and the equity interests in Vast, taken together, to be received by PageNet stockholders in the merger and related transactions is fair to them from a financial point of view. Preparing a fairness opinion is a complex analytical process and is not readily susceptible to partial analysis or summary description. Houlihan Lokey believes that its analyses must be considered as a whole. Selecting portions of its analyses and factors, without considering all analyses and factors, could create a misleading or incomplete view of the processes underlying the analyses and its opinion.

     In its analyses, Houlihan Lokey made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of PageNet and Arch. The estimates contained in these analyses and the valuation ranges resulting from any particular analysis do not necessarily indicate actual values or predict future results or values, which may be significantly more or less favorable than those suggested by these analyses. In addition, analyses relating to the value of the businesses or securities are not appraisals and do not reflect the prices at which the businesses or securities may actually be sold or the prices at which their securities may trade. As a result, these analyses and estimates are inherently subject to substantial uncertainty.

     Houlihan Lokey's opinion and financial analyses were not the only factors considered by the PageNet board of directors in its evaluation of the merger and should not be viewed as determinative of the views of the PageNet board of directors or management.

     Under the terms of Houlihan Lokey's engagement, PageNet has agreed to pay Houlihan Lokey an advisory fee customary for the services provided in connection with the merger and restructuring. Substantially all of this fee will not be paid unless and until the merger and related transactions are completed. PageNet has agreed to reimburse Houlihan Lokey for travel and other out-of-pocket expenses incurred in performing its services, including the fees and expenses of its legal counsel, and to indemnify Houlihan Lokey and related persons against liabilities, including liabilities under the federal securities laws, arising out of Houlihan Lokey's engagement.

     Houlihan Lokey is a nationally recognized investment banking firm and was selected by PageNet based on Houlihan Lokey's experience and expertise with respect to restructuring and merger and acquisition transactions. Houlihan Lokey regularly engages in the valuation of businesses and their securities in connection with restructuring and mergers and acquisitions.

  Opinion of Goldman, Sachs & Co.

     PageNet retained Goldman Sachs on August 1, 1999, to act as one of its financial advisors in connection with the merger and the spin-off. Goldman Sachs is an internationally recognized investment banking firm and was selected by PageNet based on the firm's reputation and experience in investment banking in general and its recognized expertise in the valuation of businesses, as well as its prior investment banking relationship with PageNet. On November 7, 1999, at the meeting of PageNet's board of directors, Goldman Sachs delivered to PageNet's board its oral opinion (which was subsequently confirmed in a written opinion dated as of November 7, 1999) that, as of such date and based on and subject to the matters set forth therein, the exchange ratio pursuant to the merger agreement was fair from a financial point of view to the holders of PageNet common stock as of the date of its opinion.

     YOU SHOULD CONSIDER THE FOLLOWING WHEN READING THE DISCUSSION OF GOLDMAN SACHS OPINION IN THIS DOCUMENT:

     - WE URGE YOU TO READ CAREFULLY THE ENTIRE OPINION OF GOLDMAN SACHS, WHICH IS SET FORTH IN ANNEX G OF THIS PROSPECTUS AND IS INCORPORATED HEREIN BY REFERENCE.

     - GOLDMAN SACHS' ADVISORY SERVICES AND OPINION WERE PROVIDED TO PAGENET'S BOARD FOR ITS INFORMATION IN ITS CONSIDERATION OF THE MERGER AND THE OPINION WAS DIRECTED ONLY TO THE FAIRNESS OF THE EXCHANGE RATIO FROM A FINANCIAL POINT OF VIEW TO THE HOLDERS OF PAGENET COMMON STOCK AS OF THE DATE OF ITS OPINION.

     - GOLDMAN SACHS' OPINION DOES NOT CONSTITUTE A RECOMMENDATION TO ANY HOLDER OF PAGENET COMMON STOCK AS TO HOW TO VOTE ON THE MERGER OR ANY RELATED MATTER.

     In connection with its opinion, Goldman Sachs reviewed among other things, the following:

     - the merger agreement;

     - the Annual Reports to Stockholders and Annual Reports on Form 10-K of PageNet and Arch for each of the previous five years;

     - certain interim reports to stockholders and Quarterly Reports on Form 10-Q of PageNet and Arch;

     - certain other communications from PageNet and Arch to their respective stockholders;

     - certain historical financial information and other information for Vast; and

     - certain internal financial analyses and forecasts for PageNet, Vast and Arch prepared by their respective managements, including certain cost savings and operating synergies projected by the managements of PageNet and Arch to result from the transactions contemplated by the merger agreement (the "Synergies").

     Goldman Sachs also held discussions with members of the senior management of PageNet and Arch regarding their assessment of the strategic rationale for, and the potential benefits of, the transactions contemplated by the merger agreement and with those persons and with members of the senior management of Vast regarding the past and current business operations, financial condition and future prospects of their respective companies. In addition, Goldman Sachs reviewed the reported price and trading activity for the PageNet common stock and the Arch common stock, compared certain financial and stock market information for PageNet and Arch and certain financial information for Vast with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the paging and communications industry specifically and in other industries generally and performed such other studies and analyses as it considered appropriate. At the direction of PageNet's board, Goldman Sachs also read certain analyses performed on behalf of PageNet by Houlihan Lokey regarding
(i) the proposed financial restructuring (the "Financial Restructuring"), in which (A) certain outstanding debt securities of PageNet would be exchanged for
616.8 million shares of PageNet common stock and (B) certain outstanding debt securities and preferred stock of Arch would be exchanged for 31.7 million shares of Arch common stock and (ii) the possible restructuring of PageNet's outstanding debt on a stand-alone basis (the "Stand-Alone Restructuring"). Goldman Sachs also reviewed with PageNet and its other financial advisors, including Houlihan Lokey, certain options available to PageNet, other than alternative business combinations, for addressing PageNet's liquidity needs. In addition, Goldman Sachs also reviewed the tax analysis prepared by the management of PageNet and PageNet's accountants with respect to the transactions contemplated by the merger agreement, including, without limitation, the Financial Restructuring and the spin-off.

     Goldman Sachs relied upon the accuracy and completeness of all of the financial and other information reviewed by it and assumed such accuracy and completeness for purposes of rendering its opinion. In this regard, Goldman Sachs assumed with the consent of PageNet's board that the financial forecasts, including the underlying assumptions, provided to it and discussed with it with respect to PageNet, Vast and Arch after giving effect to the transactions contemplated by the merger agreement, including, without limitation, the Synergies, have been reasonably prepared on a basis reflecting the best currently available judgments and estimates of PageNet, Vast and Arch, as applicable.

     Without making an independent evaluation of the matters contained therein and with the consent of PageNet's board, Goldman Sachs relied upon the certain analyses prepared by Houlihan Lokey referenced above for, among other things, purposes of analyzing the impact of the Stand-Alone Restructuring on the holders of the shares of PageNet common stock on the date of its opinion. In that regard, Goldman Sachs also took into account the view of the management of PageNet with respect to the likely impact of a Stand-Alone Restructuring on the holders of the shares of PageNet common stock on the date of its opinion. In addition, without making an independent evaluation of the matters contained therein and with the consent of PageNet's board, Goldman Sachs relied upon the tax analysis prepared by the management of PageNet and PageNet's accountants referenced above.

     Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities of PageNet, Vast or Arch or any of their subsidiaries and Goldman Sachs was not furnished with any such evaluation or appraisal. Goldman Sachs opinion does not address the relative merits of the transactions contemplated pursuant to the merger agreement as compared to any alternative business transaction that might be available to PageNet. Goldman Sachs opinion was provided for the information and assistance of PageNet's board in connection with its consideration of the transactions contemplated by the merger agreement and such opinion does not constitute a recommendation as to how any holder of PageNet common stock should vote with respect to such transactions. Goldman Sachs opinion was necessarily based upon conditions as they existed and could be evaluated by it on the date of its opinion and Goldman Sachs assumed no responsibility to update or revise its opinion based upon circumstances and events occurring after the date of its opinion. Goldman Sachs opinion does not imply any conclusion as to the likely trading range of Arch common stock or shares of Vast following consummation of the transactions contemplated by the merger agreement, which may vary depending upon, among other factors, changes in interest rates, dividend rates, market conditions, general economic conditions and other factors that generally influence the price of securities. In rendering its opinion, Goldman Sachs assumed, with the consent of PageNet's board, that the Financial Restructuring, the spin-off and the other transactions contemplated by the merger agreement will be completed in the manner set forth in the merger agreement, including without limitation, that an aggregate of (1)
616.8 million shares of PageNet common stock will be issued pursuant to the PageNet Exchange Offer (as defined in the merger agreement) and (2) 29.6 million shares of Arch common stock will be issued pursuant to the Arch Exchange Offer (as defined in the merger agreement) and that the outstanding preferred stock of Arch will be converted into 2.1 million shares of Arch common stock.

     Goldman Sachs' opinion related solely to the fairness from a financial point of view of the exchange ratio to the holders of shares of PageNet common stock on the date of its opinion. Goldman Sachs did not express any opinion concerning the consideration to be received by any other security holder of PageNet pursuant to the Financial Restructuring, the spin-off or any other transaction contemplated by the merger agreement or the fairness of the Financial Restructuring to the holders of shares of PageNet common stock on the date of its opinion.

     Goldman Sachs, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. Goldman Sachs is familiar with PageNet, having acted as its financial advisor from time to time, including having acted as its managing underwriter in May 1992 in an offering of approximately 6 million shares of PageNet common stock, as its private placement agent for an aggregate of approximately $1.2 billion principal amount in senior subordinated notes in three offerings, one each in 1994, 1995 and 1996, and having acted as its financial advisor in connection with, and having participated in certain of the negotiations leading to the merger agreement. Goldman Sachs provides a full range of financial advisory and securities services and, in the course of its normal trading activities, may from time to time effect transactions and hold securities, including derivative securities, of PageNet or Arch for its own account and for the accounts of customers.

     Pursuant to a letter agreement dated November 7, 1999, PageNet and its wholly owned subsidiaries, PageNet, Inc. and Silverlake Communications, Inc. have agreed to pay Goldman Sachs, as compensation for Goldman Sachs' services as financial advisor to PageNet in connection with the merger, its customary fees. PageNet, PageNet, Inc. and Silverlake Communications, Inc. have also agreed to pay Goldman Sachs its reasonable out-of-pocket expenses, including the fees and disbursements of its attorneys, and to indemnify

Goldman Sachs and related persons against certain liabilities, including certain liabilities arising under the federal securities laws.

  Opinion of Morgan Stanley Dean Witter

     Pursuant to a letter agreement dated August 1, 1999, Morgan Stanley was retained by PageNet to act as one of its financial advisors in connection with the merger and the spin-off. Morgan Stanley is an internationally recognized investment banking firm and was selected by PageNet based on Morgan Stanley's qualifications, expertise and reputation, as well as its knowledge of the paging industry. On November 7, 1999, Morgan Stanley delivered to PageNet's board an oral opinion, subsequently confirmed in writing, to the effect that, as of November 7, 1999, and based on and subject to certain matters stated in its opinion (1) the 0.1247 of a share of Arch common stock (the "exchange ratio") and (2) the pro rata portion of the 11.6% of the equity interest in Vast ("Distributed Interests", together with the exchange ratio, the "consideration") to be received by the holders of PageNet common stock on such date pursuant to the merger and the spin-off, taken as a whole, was fair from a financial point of view to such holders.

     THE FULL TEXT OF MORGAN STANLEY'S WRITTEN OPINION DATED NOVEMBER 7, 1999, WHICH SETS FORTH, AMONG OTHER THINGS, THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN, IS ATTACHED AS ANNEX H TO THIS DOCUMENT. HOLDERS OF PAGENET COMMON STOCK SHOULD READ THIS ENTIRE OPINION CAREFULLY. MORGAN STANLEY'S OPINION ADDRESSES ONLY THE FAIRNESS OF THE CONSIDERATION TO BE RECEIVED BY HOLDERS OF PAGENET COMMON STOCK ON SUCH DATE PURSUANT TO THE MERGER AND THE SPINOFF, TAKEN AS A WHOLE, FROM A FINANCIAL POINT OF VIEW TO SUCH HOLDERS, AND IT DOES NOT ADDRESS ANY OTHER ASPECTS OF THE MERGER, THE SPINOFF OR THE FINANCIAL RESTRUCTURING NOR DOES IT CONSTITUTE A RECOMMENDATION TO ANY SHAREHOLDER AS TO HOW SUCH SHAREHOLDER SHOULD VOTE ON THE MERGER OR ANY RELATED MATTER. THE SUMMARY OF THE OPINION OF MORGAN STANLEY SET FORTH IN THIS DOCUMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF MORGAN STANLEY'S OPINION.

     In arriving at its opinion, Morgan Stanley, among other things:

     - reviewed certain analysis (the "Houlihan Lokey Analysis") prepared by Houlihan Lokey of the Financial Restructuring and the Stand Alone Restructuring;

     - reviewed certain publicly available financial statements and other business and financial information of Arch and PageNet, respectively;

     - reviewed certain internal financial statements and other financial and operating data concerning Arch and PageNet, respectively;

     - reviewed certain internal financial statements and other financial and operating data concerning Vast prepared by the managements of PageNet and Vast;

     - analyzed certain financial forecasts prepared by the managements of Arch and PageNet, respectively;

     - analyzed certain financial forecasts for Vast prepared by the managements of PageNet and Vast;

     - discussed the past and current operations and financial condition and the prospects of Arch with senior executives of Arch;

     - discussed the past and current operations and financial condition and the prospects of PageNet and Vast with senior executives of PageNet and Vast;

     - discussed with the senior managements of Arch and PageNet their estimates of the synergies and cost savings expected to be derived from the merger;

     - reviewed and analyzed the pro forma impact of the merger on the consolidated capitalization and financial ratios of the combined company;

     - reviewed the reported prices and trading activity for the Arch common stock and the PageNet common stock;

     - compared the financial performance of Arch and PageNet (excluding Vast) and the prices and trading activity of the Arch common stock and the PageNet common stock and their respective debt securities with that of certain other publicly-traded companies and their securities;

     - compared the financial performance of Vast with that of certain other companies that are comparable to Vast and have publicly-traded securities;

     - reviewed the tax analysis prepared by the management of PageNet with respect to the tax treatment of the transactions contemplated by the merger agreement;

     - reviewed with PageNet and its other financial advisors, including Houlihan Lokey, certain options available to PageNet, other than alternative business combinations, for addressing PageNet's liquidity needs;

     - reviewed the financial terms, to the extent publicly available, of certain acquisition transactions deemed relevant;

     - participated in discussions and negotiations among representatives of Arch and PageNet and their financial, restructuring and legal advisors;

     - reviewed the draft merger agreement and certain related documents; and

     - performed such other analyses and considered such other factors as Morgan Stanley deemed appropriate.

     In rendering its opinion, Morgan Stanley assumed and relied upon, without independent verification, the accuracy and completeness of all information supplied or otherwise made available to it and reviewed by it for the purposes of its opinion. Morgan Stanley also relied, without independent verification or evaluation and with the consent of PageNet's board, on the Houlihan Lokey Analysis for, among other things, purposes of analyzing the impact of the Stand-Alone Restructuring on the holders of the PageNet common stock on the date of its opinion. In addition, Morgan Stanley also relied, without independent verification or evaluation and with the consent of PageNet's board, on the tax analysis prepared by the management of PageNet with respect to the tax treatment of the transactions contemplated by the merger agreement. With respect to the financial forecasts, future prospects, estimates of synergies and cost savings, Morgan Stanley assumed that they had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of Arch, PageNet and Vast. In addition, Morgan Stanley assumed that the merger will be consummated in accordance with the terms set forth in the merger agreement, including, among other things, that the merger will be treated as a tax-free reorganization and/or exchange, each pursuant to
Section 368(a) of the Internal Revenue Code of 1986, as amended. Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities of PageNet, Arch or Vast, nor was it furnished with any such appraisals. Morgan Stanley's opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to it as of, the date of its opinion.

     Morgan Stanley's opinion is limited to the fairness, from a financial point of view, of the consideration to be received by the holders of PageNet common stock on the date of its opinion pursuant to the merger and the spin-off and Morgan Stanley is not expressing any opinion concerning the consideration to be received by any other security holder of PageNet pursuant to the Financial Restructuring, spin-off or any other transaction contemplated by the merger agreement or the fairness of the Financial Restructuring to the holders of PageNet common stock on the date of its opinion. In rendering this opinion, Morgan Stanley assumed, with the consent of PageNet's board, that the Financial Restructuring and the spinoff will be completed in the manner set forth in the merger agreement.

     Morgan Stanley also noted that trading in Arch common stock and shares of Vast for a period of time following completion of the merger and the spin-off may involve a redistribution of the Arch common stock and the shares of Vast among the stockholders of the combined entity and other investors and, accordingly, during such period, Arch common stock and the shares of Vast may trade at prices below those at which they would trade on a fully distributed basis after the spin-off . Morgan Stanley's opinion does not in any manner address the prices at which Arch's common stock or the shares of Vast will trade following consummation of the merger and the spin-off. In addition, Morgan Stanley expressed no opinion or recommendation as to how the shareholders of Arch or PageNet should vote at the shareholders' meetings held in connection with the merger or any related matter.

     Morgan Stanley is an internationally recognized investment banking advisory firm. Morgan Stanley, as part of its investment banking business, is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive bidding, secondary distributions of listed and unlisted securities, private placements and valuation for corporate and other purposes. In the ordinary course of its business, Morgan Stanley and its affiliates may actively trade the securities of PageNet and Arch, for Morgan Stanley's account and for the account of customers.

     Pursuant to a letter agreement dated August 1, 1999, PageNet, PageNet, Inc. and Silverlake Communications, Inc. agreed to pay Morgan Stanley its customary fees in connection with the merger and spinoff. The PageNet Companies have also agreed to reimburse Morgan Stanley for its expenses incurred in performing its services. In addition, PageNet, PageNet, Inc. and Silverlake Communications, Inc. have agreed to reimburse and to indemnify Morgan Stanley and related persons against any liabilities and expenses arising out of the engagement and any related transactions, including liabilities under federal securities laws.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     In considering the recommendation of PageNet's board of directors with respect to the merger, stockholders should be aware that some of the members of PageNet's board of directors and some of PageNet's officers have interests in the merger that are different from the interests of the stockholders and senior subordinated noteholders of PageNet and that could potentially represent conflicts of interest.

     - All outstanding options granted to purchase PageNet common stock, including those held by officers and directors of PageNet, will fully vest at the effective time of the merger and, if not exercised at that time, will be converted into fully vested options to purchase shares of Arch common stock, subject to adjustment to reflect the exchange ratio. Based upon the options outstanding as of December 1, 1999, options held by PageNet's officers and directors relating to 2,154,453 shares of PageNet common stock, plus any additional options granted prior to the merger, will vest at the effective time of the merger. However, all of such options currently have exercise prices which are higher, and in some cases significantly higher, than PageNet's current stock price, and, as a result of the exchange ratio and the impact of the merger, PageNet's officers and directors will hold fewer options to purchase shares at even higher exercise prices. As a result of these circumstances, the options which will vest are likely to have minimal value at the time of the merger.

     - Some current officers of PageNet may remain as officers of PageNet or become officers of Arch after the merger.

     - Some officers of PageNet will be entitled to severance payments and enhanced pension benefits in the event their employment ceases following the merger as part of a severance plan established January 20, 1999 which is designed to provide benefits to substantially all of PageNet's employees upon a "change in control" of PageNet. The severance plan provides for severance amounts ranging from 50% to 300% of an employee's annual salary and bonus compensation. The amount an employee will receive depends upon the employee's position at PageNet. In December 1999, PageNet's board of directors made changes in the severance plan to increase the number of employees entitled to severance payments at the 200% level and to increase the severance percentages applicable to John
       P. Frazee, Jr., Mark A. Knickrehm, Edward W. Mullinix, Jr., Lynn A. Bace and up to one other officer from 200% to 300% of their annual salary and bonus compensation.

     - At the effective time of the merger, John P. Frazee, Jr. will, and other current PageNet directors may, be appointed as additional members of Arch's board of directors, each to hold office until his successor is elected and qualified or until his earlier resignation or removal. Mr. Frazee will also be appointed Chairman of the board of directors of the combined company. Additional information about Mr. Frazee and the other current PageNet directors is contained in "PageNet's Management."

     Each share of PageNet common stock held by PageNet's directors, officers and their affiliates at the effective time of the merger will, along with all other PageNet common stock, be converted into 0.1247 shares of Arch common stock.

     PageNet's board of directors was aware of these interests and considered them, among other matters, when adopting the merger.

  Indemnification and Insurance

     The merger agreement provides that, for six years after the effective time of the merger, Arch will cause PageNet to indemnify and hold harmless each present and former PageNet director and officer (solely when acting in such capacity) determined as of the effective time of the merger, against any costs or expenses, including reasonable attorney's fees, judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or before the effective time of the merger, whether asserted or claimed before, at or after the effective time of the merger, to the fullest extent that PageNet would have been permitted under Delaware corporate law and its certificate of incorporation or bylaws in effect on November 7, 1999, to indemnify those persons. PageNet after the merger will also advance expenses as incurred to the fullest extent permitted under applicable law, provided the person to whom expenses are advanced provides an undertaking to repay any advances if it is ultimately determined that he or she is not entitled to indemnification.

     The merger agreement also provides that, for a period of six years after the effective time of the merger, Arch will maintain a policy of officers' and directors' liability insurance for acts and omissions occurring before the effective time of the merger with coverage in amount and scope at least as favorable as PageNet's directors' and officers' liability insurance coverage on November 7, 1999. If PageNet's insurance policy in effect on November 7, 1999, expires, is terminated or is canceled, or if the annual premium is increased to an amount in excess of 200% of the last annual premium paid before November 7, 1999, in each case during the six-year period, Arch will use its best efforts to obtain insurance in an amount and scope as great as can be obtained for the remainder of the period for a premium not in excess, on an annualized basis, of 200% of the current premium. In the alternative, PageNet can obtain prepaid policies that provide such directors and officers with coverage for an aggregate period of six years with respect to claims arising from facts or events that occurred on or before the effective time of the merger, including, without limitation, in respect of the transactions contemplated by the merger agreement.

     Arch has agreed to guaranty PageNet's obligations under the two previous paragraphs.

     In addition to the provisions of the three previous paragraphs, each director and many officers of PageNet are entitled to indemnification and insurance in accordance with the indemnity agreement between such officer or director and PageNet.

TREATMENT OF PAGENET'S STOCK

     In the merger, each issued and outstanding share of PageNet common stock will be converted into 0.1247 shares of Arch common stock. However, shares held by Arch or any wholly owned subsidiary of Arch will be canceled without conversion. The exchange ratio will be adjusted to eliminate the effect of any stock split, stock dividend, stock distribution, or other similar transaction by either PageNet or Arch that occurs before the merger.

     HOLDERS OF PAGENET COMMON STOCK SHOULD NOT SEND ANY CERTIFICATES REPRESENTING PAGENET COMMON STOCK. FOLLOWING THE EFFECTIVE TIME OF THE MERGER, HOLDERS OF PAGENET COMMON STOCK WILL RECEIVE INSTRUCTIONS FOR THE SURRENDER AND EXCHANGE OF SUCH STOCK CERTIFICATES.

THE EXCHANGE OFFERS

PageNet

     PageNet will accept all 8.875%, 10.125% and 10% senior subordinated notes validly tendered and not withdrawn before the expiration date, upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal which accompanies this prospectus. PageNet will issue a pro rata portion of 616,830,757 shares of PageNet common stock (which will then be immediately convertible into Arch common stock at an exchange ratio of 0.1247 shares of Arch common stock for each share of PageNet common stock) and a pro rata portion of 13,780,000 shares of Class B common stock of Vast, representing up to 68.9% of the equity ownership of Vast, in exchange for each of PageNet's outstanding senior subordinated notes surrendered in the exchange offer.

     The pro rata portion is to be computed immediately prior to the time when the merger occurs by dividing:

     - the principal amount, together with all accrued interest, of each PageNet senior subordinated note; by

     - by the principal amount, together with all accrued interest, of all outstanding PageNet senior subordinated notes.

As of the date of this prospectus, $1.2 billion in aggregate principal amount at maturity of senior subordinated notes are outstanding. See "The Exchange
Offer -- Terms of the Exchange Offer."

     PageNet's obligation to consummate the exchange offer is contingent on the valid tender of at least 97.5% of the outstanding aggregate principal amount of the senior subordinated notes and at least a majority of the outstanding principal amount of each series of PageNet senior subordinated notes in accordance with the terms of the exchange offer. These tenders must be valid and not withdrawn prior to the expiration date of the exchange offer.

     To validly tender senior subordinated notes, holders must also consent to the prepackaged plan of reorganization and to:

     - amend the indentures, if necessary, to permit completion of the merger or the prepackaged plan;

     - amend the indentures to eliminate:

        -- any covenants which may be modified or eliminated by a majority vote of the senior subordinated notes;

        -- any events of default which relate to (1) the non-payment or acceleration of other indebtedness (2) the failure to discharge judgments for the payment of money or (3) the bankruptcy or insolvency of any subsidiaries; and

        -- any provisions which condition mergers or consolidations on compliance with any financial criteria.

     In addition, each holder will be required to waive any and all existing defaults with respect to the senior subordinated notes and any and all rights to rescind their acceptance of the exchange offer after the expiration date. See "Proposed Amendments."

     The expiration date will be 12:00 midnight, New York City time, on the business day after the commencement of the exchange offer, or at a later date which is mutually agreed upon by PageNet and Arch.

  Arch

     Arch will issue 66.1318 shares of common stock in exchange for each $1,000 principal amount at maturity of 10 7/8% senior discount notes surrendered pursuant to its exchange offer, together with all accreted interest on such notes. As of the date of this prospectus, $448.4 million in aggregate principal amount at maturity of discount notes are outstanding.

     Arch's obligation to consummate the exchange offer will be contingent on the valid tender of 97.5% of the outstanding aggregate principal amount of the discount notes in accordance with the terms of the exchange offer. These tenders must be valid and not withdrawn prior to the expiration date of the exchange offer. PageNet may waive the 97.5% tender requirement and lower it to any level at its sole discretion and, at any time after PageNet has met the requirements with respect to its tender, Arch may elect to lower the 97.5% tender requirement to an amount not less than 67%.

     Holders of the discount notes who tender in connection with the exchange offer will be required to give their consent to:

     - amend the indenture for the notes, if necessary, to permit completion of the merger;

     - amend the indenture to eliminate:

        -- any covenants which may be modified or eliminated by a majority vote of the discount notes;

        -- any events of default which relate to (i) the non-payment or acceleration of other indebtedness, (ii) the failure to discharge judgments for the payment of money or (iii) the bankruptcy or insolvency of any subsidiaries; and

        -- any provisions which condition the merger on compliance with any financial criteria.

In addition, each holder of discount notes will be required to waive any and all existing defaults with respect to the discount notes and any and all rights to rescind their acceptance of the exchange offer after the expiration date.

     The expiration date will be 12:00 midnight, New York City time, on the business day after the commencement of the exchange offer, or at a later date which is mutually agreed upon by Arch and PageNet.

REGULATORY APPROVALS

     Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, PageNet and Arch may not merge until notifications have been furnished to the Federal Trade Commission and the Antitrust Division of the Department of Justice and specified waiting period requirements have been satisfied. PageNet and Arch each filed a pre-merger notification and report form with the FTC and Antitrust Division on November 24, 1999. On December 23, PageNet and Arch each received a request for additional information and documents from the Antitrust Division. These requests extend the waiting period during which the proposed merger may not be consummated until twenty days after the date that PageNet and Arch substantially comply with those requests. PageNet and Arch are proceeding to compile the information and documents requested by the Antitrust Division and intend to submit such information and documents as soon as reasonably practicable.

     At any time before the effective time of the merger, the Antitrust Division, the FTC, state attorneys general or a private person or entity could seek under antitrust laws, among other things, to enjoin the merger and, any time after the effective time of the merger, to cause Arch to divest itself, in whole or in part, of the stock of the surviving corporation in the merger or of certain businesses conducted by the surviving corporation in the merger. There can be no assurance that a challenge to the merger will not be made or that, if such a challenge is made, Arch will prevail. The obligations of Arch and PageNet to complete the merger are subject to the condition that any applicable waiting period under the Hart-Scott-Rodino Act shall have expired without any action by the Antitrust Division or the FTC to prevent consummation of the merger. See "The Merger Agreement -- Conditions to Completion of the Merger."

MATERIAL FEDERAL INCOME TAX CONSIDERATIONS

     The merger has been structured to qualify as a tax free reorganization under the Internal Revenue Code. Arch, PageNet and their stockholders should not recognize gain or loss in connection with the merger, except that the related distribution and receipt of Class B common stock of Vast is expected to be taxable to PageNet and its stockholders. See "Material Federal Income Tax Considerations."

ACCOUNTING TREATMENT OF THE MERGER

     Arch will account for the merger using the purchase method of accounting for a business combination, in accordance with Accounting Principles Board Opinion No. 16. The assets and liabilities of PageNet, including intangible assets, will be recorded at their fair market values and included in the financial statements of Arch. The results of operations and cash flows of PageNet will be included in Arch's financial statements from the date of merger.

NASDAQ NATIONAL MARKET QUOTATION

     It is a condition to the closing of the merger that the shares of Arch common stock to be issued in the merger be listed on the Nasdaq National Market System. Arch filed a notification form for listing of additional shares on
               , 2000.

RESALES OF ARCH COMMON STOCK ISSUED IN CONNECTION WITH THE MERGER; AFFILIATE AGREEMENTS

     Arch common stock issued in connection with the merger will be freely transferable, except that shares of Arch common stock received by persons who are deemed to be "affiliates", as such term is defined by Rule 144 under the Securities Act, of PageNet at the effective time of the merger may be resold by them only in transactions permitted by the resale provisions of Rule 145 under the Securities Act or as otherwise permitted under the Securities Act. Each executive officer and director and those who may be an affiliate of PageNet has executed a written affiliate agreement providing, among other things, that such person will not offer, sell, transfer or otherwise dispose of any of the shares of Arch common stock obtained as a result of the merger except in compliance with the Securities Act and related rules and regulations.

NO APPRAISAL RIGHTS

     Appraisal rights under Delaware law are not available to stockholders of a Delaware corporation if:

     - their stock is listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc.; and

     - the stockholders are not required to accept in exchange for their stock anything other than (1) stock in another corporation listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the NASD and (2) cash in lieu of fractional shares.

     PageNet stockholders will not have appraisal rights under Delaware law with respect to the merger because:

     - PageNet's common stock is traded on the Nasdaq National Market System;

     - PageNet's stockholders are being offered shares of Arch common stock, which is traded on the Nasdaq National Market; and

     - PageNet's stockholders are being offered cash in lieu of fractional shares.

     However, if PageNet's stock is delisted from the Nasdaq National Market System, stockholders may have appraisal rights. PageNet has been notified of a potential delisting of its common stock from the Nasdaq National Market System. See "Risk Factors -- PageNet may be delisted from the Nasdaq National Market System and the Chicago Stock Exchange prior to the completion of the merger, resulting in reduced trading liquidity for its shares of common stock."

PAGENET BANKRUPTCY CASE

     If PageNet's board of directors determines to effect the merger through use of the chapter 11 process, Paging Network, Inc. and certain of its operating subsidiaries will commence the chapter 11 cases and also file and seek to confirm and consummate the Plan. The merger, if effected pursuant to the Plan, will be implemented differently from the way it would be effected outside of the chapter 11 cases and creditors and stockholders would therefore receive different treatment.

     The Plan provides for the conversion of the claims held by holders of PageNet senior subordinated notes directly into Arch common stock upon consummation of the merger. If the merger is completed outside of a chapter 11 case, the merger will be completed in a two step process. The claims of the holders of senior subordinated notes will first be converted into PageNet common stock and then such common stock will be converted to Arch common stock pursuant to the merger agreement.

     If the merger is consummated pursuant to the Plan as confirmed in the chapter 11 cases, all holders of senior subordinated note claims and PageNet equity interests will be bound by the Plan and merger agreement regardless of whether they voted in favor of the Plan. If the merger is consummated pursuant to the merger agreement outside of bankruptcy, the terms of the merger that relate to stockholders will be binding only on those holders of senior subordinated notes that exchange their notes pursuant to the terms of the exchange offer. Further, in such event, the holders of senior subordinated notes that do not exchange their notes pursuant to the terms of the exchange offer will retain their notes and will be subject to the terms of the indenture governing their senior subordinated notes as modified pursuant to the terms of the exchange offer.

     Similarly, if in the chapter 11 cases the holders of the senior subordinated notes do not vote, as a class, to accept the Plan, PageNet will have the option to seek to confirm the Plan through a "cramdown" which will impose the terms of the exchange offer and merger on the noteholders notwithstanding their dissent. This option is not available to PageNet and Arch outside of a chapter 11 case.

                              THE MERGER AGREEMENT

     The following is a brief summary of the material provisions of the merger agreement, a copy of which is attached as Annex B to this prospectus and is incorporated by reference into this summary. This summary description is not complete and is qualified in its entirety by reference to the merger agreement. We urge you to read the merger agreement in its entirety for a more complete description of the terms and conditions of the merger and related matters.

STRUCTURE OF THE MERGER

     Following the completion of the PageNet and Arch exchange offers and Arch preferred stock conversion and the satisfaction or waiver of all other conditions to the merger, a wholly owned subsidiary of Arch will merge into PageNet, and PageNet will thus become a wholly owned subsidiary of Arch. Two business days after all conditions to the merger are fulfilled or waived, or at such other time and date as Arch and PageNet agree, we will file a certificate of merger with the Delaware Secretary of State. The phrase "effective time of the merger" refers to the time of that filing, or any other time that we agree upon and specify in the certificate of merger.

     Immediately prior to the effective time of the merger, PageNet will distribute up to 68.9% of the common stock of Vast to its noteholders who exchange their notes for PageNet common stock. PageNet will also distribute up to 11.6% of the common stock of Vast to PageNet stockholders as a dividend. After the merger, Arch will retain up to 19.5% of the common stock of Vast. These percentages will be diluted proportionately if Vast issues additional equity before or after the merger. See "The Spinoff Distribution" and "The Exchange Offer -- Terms of the Exchange Offer."

THE EXCHANGE RATIO AND TREATMENT OF PAGENET COMMON STOCK

     At the effective time of the merger each outstanding share of PageNet common stock will be converted into 0.1247 shares of Arch common stock. Shares of PageNet common stock owned by Arch or any direct or indirect wholly owned subsidiary of Arch will be canceled and PageNet will become a wholly owned subsidiary of Arch. If, before the effective time of the merger, the issued and outstanding shares of Arch common stock are changed into a different number of shares as a result of a reclassification, stock split, reverse stock split, stock dividend or stock distribution, an appropriate adjustment will be made to the number and kind of shares of Arch common stock that PageNet stockholders are to receive in the merger.

     For a description of Arch's common stock and a description of the differences between the rights of holders of Arch common stock and PageNet common stock, see "Comparison of Rights of PageNet Stockholders and Arch Stockholders."

     No fractional shares of Arch common stock will be issued in the merger. Instead, Arch will pay cash to each holder of PageNet common stock who would otherwise be entitled to receive a fraction of a share of Arch common stock, in an amount equal to the fraction, rounded to the nearest one-hundredth of a share, multiplied by the average closing price per share of Arch common stock as reported in The Wall Street Journal, New York City edition, during the ten trading days immediately before the effective time of the merger. No interest will be paid or accrued on cash to be paid instead of fractional shares.

EXCHANGE PROCEDURES

     At the effective time of the merger, Arch will deposit with [the exchange agent], for distribution to the holders of PageNet common stock, certificates representing shares of Arch common stock issuable under the merger agreement and an amount of cash sufficient to pay cash instead of fractional shares. Arch will make sufficient funds available to the exchange agent from time to time as needed to pay cash in respect of dividends or other distributions on unexchanged shares.

     If a PageNet stockholder has a PageNet stock certificate, then promptly after the merger takes place, the exchange agent will send the stockholder a letter of transmittal and instructions for exchanging its PageNet common stock certificates for:

     - a certificate representing shares of Arch common stock;

     - certificates representing shares of Class B common stock of Vast; and

     - cash instead of any fractional shares of Arch common stock.

The surrendered PageNet common stock certificates will be canceled. YOU SHOULD NOT SEND IN ANY PAGENET COMMON STOCK CERTIFICATES UNTIL YOU RECEIVE THE LETTER OF TRANSMITTAL.

     If a PageNet stockholder owns PageNet common stock through a broker, PageNet's employee benefit plans or other arrangement where the stockholder does not hold a PageNet certificate, then the stockholder's stock certificates will be exchanged for Arch common stock and cash in lieu of fractional shares based on the exchange ratio without any action by the stockholder.

     PageNet noteholders who participate in the exchange offer will receive certificates for their shares of Arch common stock after the merger instead of receiving certificates for the shares of PageNet common stock they are entitled to receive in the exchange offer.

     If any certificates for shares of Arch common stock are to be issued in a name other than that in which the PageNet stock certificate surrendered in exchange for them is registered, the person requesting such exchange must (1) pay any associated transfer taxes or other taxes or (2) establish to the satisfaction of Arch or the exchange agent that all taxes have been paid or are not applicable.

     The exchange agent will deduct and withhold from the consideration otherwise payable under the merger agreement whatever amounts the exchange agent is required to deduct and withhold under the Internal Revenue Code, or any provision of state, local or foreign tax law, with respect to the making of such payment. To the extent that amounts are withheld by the exchange agent, the withheld amounts shall be treated for purposes of the merger agreement as having been paid to the person for whom the deduction and withholding was made by the exchange agent.

     Registered holders of unsurrendered PageNet common stock certificates will be entitled to vote at any meeting of Arch stockholders with a record date at or after the effective time of the merger the number of whole shares of Arch common stock represented by their PageNet common stock certificates, regardless of whether such holders have exchanged their PageNet common stock certificates. The time, conditions and manner of the vote will be governed by Arch's certificate of incorporation and by-laws.

     After the effective time of the merger, the PageNet stock transfer books will not reflect transfers of shares of PageNet common stock. The Arch stock transfer books will not reflect transfers of shares of Arch Series C convertible preferred shares.

     If a certificate for PageNet common stock has been lost, stolen or destroyed, the PageNet stockholder must provide an appropriate affidavit of fact. Arch will also require the PageNet stockholder to deliver a bond as indemnity against any claim that may be made against Arch with respect to such certificates alleged to have been lost, stolen or destroyed. Arch and the exchange agent will then issue the consideration properly payable in accordance with the merger agreement.

TREATMENT OF PAGENET STOCK OPTIONS

     At the effective time of the merger, each unvested option to purchase PageNet common stock previously granted under PageNet's stock plans will automatically vest. We will then convert each outstanding PageNet option into an option to purchase the same number of shares of Arch common stock that the holder of the option would have received in the merger if the holder had exercised the option immediately prior to the merger. The number of shares of Arch common stock calculated in the conversion will be rounded down to the nearest whole number. The exercise price per share of Arch common stock subject to each option will equal the aggregate exercise price of the PageNet common stock which would have been purchasable under the

PageNet option, divided by the number of shares of Arch common stock the holder of the option would have received in the merger if the holder had exercised the option immediately prior to the merger, rounded down to the nearest whole number.

REPRESENTATIONS AND WARRANTIES

     The merger agreement contains representations and warranties of PageNet, Arch and Arch's subsidiary. These representations and warranties relate to, among other things:

     - their organization, existence, good standing, corporate power, qualification to do business and similar corporate matters;

     - their capital structure;

     - the authorization, execution, delivery and performance of the merger agreement;

     - the absence of any required governmental and third-party approvals other than those specified in the merger agreement;

     - the absence of breaches, violations or defaults under their corporate charters and by-laws and other agreements and documents;

     - the accuracy of their financial statements and any filings with the Securities and Exchange Commission;

     - the absence of certain changes in their businesses since the end of the prior fiscal year;

     - the absence of litigation and liabilities, including liabilities associated with employee benefit plans;

     - their compliance with applicable laws, including environmental and regulatory laws;

     - the absence of actions that would prevent the merger from being treated as a tax-free reorganization under the Internal Revenue Code;

     - the timely filing of all tax returns and payment of all taxes;

     - the absence of undisclosed brokers and finders;

     - the status of their preparedness with respect to Year 2000 compliance;

     - the approval by each board of directors of the merger agreement and the merger;

     - the receipt by each board of directors of the opinions of their respective financial advisors that the consideration for the merger is fair to holders of PageNet common stock and Arch common stock from a financial point of view;

     - their employee benefits plans;

     - the actions taken by each board of directors to make Delaware's interested stockholder business combination law, other state takeover statutes, each of their rights agreements and any other anti-takeover provision in their certificates of incorporation or by-laws inapplicable to the merger;

     - their relationships with employees;

     - environmental matters and compliance with environmental laws;

     - their significant agreements; and

     - their intellectual property.

CERTAIN COVENANTS

  Conduct of Businesses Prior to the Merger

     Except as contemplated by the merger agreement, PageNet and Arch have agreed that they and their subsidiaries will conduct their businesses only in the ordinary and usual course until the effective time of the merger. The merger agreement includes other limitations, prohibitions and provisions relating to the conduct of their businesses before the effective time of the merger concerning:

     - charter and by-law amendments;

     - changes in capital stock and payment of dividends;

     - actions that would prevent the merger from qualifying as a tax-free reorganization under the Internal Revenue Code;

     - increases in compensation, and amendments to employee benefit or retirement plans;

     - incurrence or repayment of indebtedness;

     - capital expenditure levels;

     - issuance of capital stock and convertible securities;

     - acquisitions and dispositions;

     - changes in accounting policies or procedures;

     - settlement or release of claims in litigation; and

     - tax elections.

     Some of these limitations do not apply, however, with respect to Vast. PageNet may, among other things:

     - transfer or encumber shares of capital stock or securities convertible into shares of capital stock of Vast;

     - cause Vast to incur debt, so long as the borrowed funds are used solely by Vast;

     - transfer certain specified assets to Vast;

     - establish the terms of the equity interest in Vast to be transferred to the holders of PageNet common stock and PageNet notes; and

     - establish an employee equity incentive plan for Vast.

  Non-Solicitation of Competing Proposals

     PageNet and Arch have agreed to restrictions concerning an "acquisition proposal," which the merger agreement defines generally as a proposal of merger, business combination or acquisition of more than 10% of their assets or 15% of their stock. Specifically, each company has agreed that neither it nor its agents will, directly or indirectly:

     - initiate, solicit, encourage or otherwise facilitate any inquiries or the making of any acquisition proposal with a third party;

     - have any discussions with or provide any confidential information or data to a third party in connection with an acquisition proposal; or

     - engage in any negotiations concerning an acquisition proposal or otherwise facilitate any acquisition proposal.

     The merger agreement expressly allows PageNet and Arch to comply with Securities and Exchange Commission rules regarding the publication of a board of directors' recommendations with respect to tender offers, and, subject to some limitations, expressly allows the board of directors of PageNet or Arch to:

     - negotiate with, and provide information to, a third party in response to an unsolicited bona fide written acquisition proposal, if the board of directors concludes in good faith, after consulting outside counsel, that doing so is necessary to comply with the board's fiduciary duty to its stockholders; and

     - recommend an unsolicited proposal to its stockholders, if the board of directors concludes in good faith, after consulting its legal and financial advisors, that such transaction is reasonably capable of being completed, and, if completed, would be more favorable to its stockholders than the proposed transaction between Arch and PageNet.

     PageNet and Arch have agreed to terminate all existing discussions and negotiations with third parties concerning acquisition proposals. Each company has agreed to notify the other as soon as reasonably practicable if it receives any acquisition proposal, or if a third party seeks information from it or seeks to engage it in discussions concerning an acquisition proposal. Each company has also agreed to keep the other company informed of any such proposals or inquiries on an ongoing basis.

  Stockholders Meetings

     The merger agreement requires both companies to convene stockholder meetings as soon as reasonably practicable after the registration statement containing a proxy statement/prospectus is declared effective.

     PageNet has agreed that its board of directors will recommend that PageNet stockholders vote to:

     - adopt the merger agreement;

     - approve the merger;

     - approve an amendment to the PageNet certificate of incorporation to increase the authorized number of PageNet shares to an amount sufficient to complete the merger;

     - approve the other associated transactions; and

     - take all lawful actions to solicit such adoptions and approvals.

     The PageNet board of directors may withdraw or modify its recommendation if it determines in good faith, after consultation with outside legal counsel, that failing to do so would be reasonably likely to be inconsistent with its fiduciary duties.

     Even if the PageNet board of directors withdraws or modifies its recommendation, it must convene and complete the stockholder meeting which considers the merger. The PageNet board of directors is not required to convene the stockholders meeting, however, if PageNet is in bankruptcy or if Arch terminates the merger agreement.

     Arch has agreed that its board of directors will recommend that Arch stockholders vote to:

     - increase the authorized number of shares of Arch common stock to an amount sufficient to complete the merger and the Arch exchange offer and approve the issuance of such common stock; and

     - approve an amendment to permit the conversion of each share of Arch Series C preferred stock into shares of Arch common stock.

     The Arch board of directors may withdraw or modify its recommendation if it determines in good faith, after consultation with outside legal counsel, that failing to do so would be reasonably likely to be inconsistent with its fiduciary duties.

     Even if the Arch board of directors withdraws or modifies its recommendation, it must convene and complete the stockholder meeting which considers the transaction. The board of directors is not required to convene the stockholders meeting, however, if PageNet terminates the merger agreement.

  Filings and Other Actions

     Arch and PageNet have agreed to cooperate with each other, and to use their reasonable best efforts

     - to deliver comfort letters from their respective independent public accountants;

     - to take all necessary, proper and advisable actions to complete the merger, including obtaining opinions from their respective attorneys, preparing and filing promptly all documentation necessary to complete the merger, and instituting any court action necessary to obtain approval of the merger and defending any court action instituted to prevent completion of the merger;

     - to obtain promptly all approvals necessary or advisable to complete the merger; and

     - to share all information reasonably necessary and advisable in connection with the merger.

  Affiliates

     All Arch common stock received by PageNet stockholders in the merger will be freely transferable, except persons who are deemed to be "affiliates" of PageNet, as defined under the Securities Act, who must resell their Arch common stock only in transactions permitted by the resale provisions of Rule 145 under the Securities Act, or Rule 144 in the case of such persons who become affiliates of Arch, or as otherwise permitted under the Securities Act. Persons who may be deemed to be affiliates of Arch or PageNet generally include individuals or entities that control, are controlled by or are under common control with such company and may include officers and directors of Arch or PageNet, as well as significant stockholders.

     Under the merger agreement, PageNet is required to use all reasonable efforts to cause each of its affiliates to execute a written agreement restricting the disposition by the affiliate of the shares of Arch common stock to be received in the merger. PageNet has agreed not to register the transfer of any certificate unless such transfer is made in compliance with these restrictions. Arch is also required to use all reasonable efforts to cause each of its affiliates to execute a written agreement restricting the disposition by the affiliate of any shares of Arch common stock.

  Indemnification; Director and Officer's Insurance

     For a period of six years after the effective time of the merger, Arch has agreed to indemnify each present and former director and officer of PageNet against any costs or expenses incurred in connection with any proceeding or investigation pertaining to matters occurring at or before the effective time of the merger relating to the services the indemnified party performed for PageNet. Arch will have the right to assume the defense of any claims. If it elects to assume the defense, it will only be liable for the legal expenses of its counsel and not those of any other counsel.

     Arch will also, for a period of six years after the effective time of the merger, maintain a policy of officers' and directors' liability insurance for acts and omissions occurring prior to the effective time of the merger, with coverage in amount and scope at least as favorable to the indemnified parties as PageNet's existing coverage.

  Bankruptcy Provisions

     If less than 97.5% of the PageNet notes are tendered in the PageNet exchange offer or if the stockholders of PageNet fail to approve the merger agreement, Paging Network, Inc. and certain of its operating subsidiaries have agreed to either commence the chapter 11 cases and file the prepackaged plan as a plan of reorganization under chapter 11 of the Bankruptcy Code or pay Arch a $40.0 million termination fee if the following conditions to the filing of the prepackaged plan are met:

     - Arch stockholders have approved the transaction;

     - 97.5% of the Arch notes have been tendered for exchange in the Arch exchange offer, or 67% have been tendered in specified circumstances;

     - the holders of less than 97.5% but at least 66 2/3% in principal amount of the PageNet notes that constitute at least a majority in number of all such holders have consented to the prepackaged plan;

     - sufficient debt financing has been arranged to fund PageNet's operations until the prepackaged plan is approved by the Bankruptcy Court; and

     - senior credit facilities of at least $1.3 billion have been secured or can be secured through the prepackaged plan.

     If PageNet files the prepackaged plan, then Arch has agreed to be bound by all of the terms of the merger agreement provided that the prepackaged plan is confirmed by the Bankruptcy Court within 120 days of the filing of the plan or such later date as is mutually agreed to in writing by Arch and PageNet. In the event the chapter 11 cases are commenced and the prepackaged plan is filed, Arch has agreed to take certain actions to support confirmation of the prepackaged plan.

     At any time, if the board of directors of PageNet determines that the commencement of the chapter 11 cases and the filing of prepackaged plan is in the best interests of PageNet then:

     - PageNet may commence the chapter 11 cases and file the prepackaged plan under chapter 11 of the Bankruptcy Code and shall seek to satisfy its part of the prepackaged plan conditions and otherwise seek confirmation of the prepackaged plan by the Bankruptcy Court, and

     - Arch shall

        - seek to satisfy its conditions to PageNet's filing of the prepackaged plan outlined above; and

        - be bound by the terms of the merger agreement and consummate the merger through the prepackaged plan if such plan is confirmed by the Bankruptcy Court, provided that such confirmation is entered by no later than December 31, 2000, or such later date as is mutually agreed to by Arch and PageNet, and if the other conditions to the merger have been satisfied.

     If an involuntary bankruptcy petition is filed against PageNet or any of its subsidiaries or a liquidator or trustee is appointed for any of them prior to a voluntary commencement of PageNet's bankruptcy case and the date of such involuntary action is prior to the date which is 60 days after the date that the registration statements relating to the merger and the exchange offers are declared effective by the SEC, PageNet shall have up to 120 days after such involuntary action to obtain from the appropriate court an order which dismisses such action, so that the exchange offers may be completed, and during such 120-day period the merger agreement shall remain in full force and effect and Arch shall be bound by all of the terms thereof; or

     - if such involuntary action is filed more than 60 days after the date that the registration statements relating to the merger and the exchange offers are declared effective by the SEC, and as of such date of such involuntary action:

        - at least 97.5% of the aggregate outstanding principal amount of the PageNet notes and not less than a majority in number of each series of PageNet notes have been validly tendered and not withdrawn;

        - 97.5% of the Arch notes have been tendered for exchange in the Arch exchange offer, or 67% have been tendered in specified circumstances; and

        - the PageNet and Arch stockholders have approved the transaction;

     then PageNet shall have up to 120 days after such involuntary action to obtain an order which dismisses such action, and the merger agreement shall remain in full force and effect and Arch shall consummate the merger (outside of bankruptcy, unless PageNet and Arch mutually consent to file PageNet's bankruptcy case) provided that such order has been obtained before the expiration of such 120-day period.

     If on such date of such involuntary action:

        - less than 97.5% of the aggregate outstanding principal amount of the PageNet notes or less than a majority in number of each series of PageNet notes have been validly tendered and not withdrawn, or the PageNet stockholders fail to approve the transaction; but

        - the conditions to the prepackaged plan have been satisfied,

     then PageNet shall stipulate to bankruptcy relief under chapter 11 of the Bankruptcy Code and Arch will be bound by all of the terms of the merger agreement provided that the prepackaged plan is confirmed by the Bankruptcy Court within 120 days of the filing of the plan or such later date as may be agreed by Arch and PageNet;

     If on such date of such involuntary action:

        - less than 97.5% of the aggregate outstanding principal amount of the PageNet notes or less than a majority in number of each series of PageNet notes have been validly tendered and not withdrawn, or the PageNet stockholders fail to approve the transaction; and

        - the conditions to the prepackaged plan have not been satisfied,

     then PageNet may (but shall not be obligated to) stipulate to bankruptcy relief under chapter 11 of the Bankruptcy Code and the provisions described above relating to a voluntary filing by PageNet shall apply (including the provisions therein requiring Arch to be obligated for a period of time to consummate the merger pursuant to the prepackaged plan).

     If PageNet's bankruptcy case is commenced (voluntarily or involuntarily), PageNet has agreed to file a motion on the date such case commences seeking expedited approval of certain sections of the merger agreement concerning nonsolicitation of competing proposals and the payment by Arch and PageNet of their respective termination fees. The merger agreement provides that Arch may terminate the agreement if an order approving such motion is not entered within 30 days after the commencement of the Bankruptcy Case.

     If PageNet's bankruptcy case commences, Arch may enter into another merger or acquisition transaction, provided that such transaction would not prevent, materially impair or materially delay its ability to consummate the merger. If Arch enters into a merger or acquisition transaction following the commencement of PageNet's Bankruptcy Case and as a result of such event PageNet is required to amend its disclosure statement and resolicit the votes of its creditors, then the time within which the order of the Bankruptcy Court confirming the prepackaged plan must be obtained shall be extended for an additional 90 days.

CONDITIONS TO COMPLETION OF THE MERGER

     We will complete the merger only if the conditions set forth in the merger agreement are satisfied or waived. The conditions to each of Arch's and PageNet's obligation to complete the merger include:

     - stockholder approval of the transaction by Arch's stockholders;

     - either:

        - stockholder approval of the transaction by PageNet's stockholders; or

        - entry of a confirmation order, not subject to a stay or injunction, by the Bankruptcy Court confirming the prepackaged plan;

     - the approval for listing on the Nasdaq National Market System of the Arch common stock to be issued in connection with the merger;

     - the receipt of specified governmental consents, permits, licenses and approvals for the merger and the expiration or termination of all applicable waiting periods, and any extensions of these permits, under the Hart-Scott-Rodino Act;

     - the receipt of material third party consents by Arch and PageNet;

     - the absence of any law or order restraining, enjoining or otherwise prohibiting completion of the merger, or of any proceeding seeking to prohibit the completion of the merger;

     - the effectiveness of the registration statements related to the merger and the exchange offers and the absence of any stop order suspending the effectiveness of the registration statements with the SEC or any instituted or threatened proceeding seeking a stop order;

     - the availability of senior credit facilities in a minimum amount of $1.3 billion to Arch and its subsidiaries, including PageNet, after the merger;

     - Arch's receipt of all required state securities and "blue sky" permits and approvals;

     - that neither PageNet, Arch nor any of their subsidiaries incurring out-of-pocket income tax liability in their respective taxable periods of more than $25.0 million in the aggregate as a result of the merger; and

     - either:

        - the minimum required amount of PageNet and Arch notes has been tendered and accepted in each of the exchange offers; or

        - if the minimum required amount of PageNet notes has not been tendered and accepted:

           - the final confirmation order from the Bankruptcy Court confirming the prepackaged plan has been entered;

           - the Arch minimum condition has been satisfied; and

           - all conditions under the prepackaged plan have been satisfied.

     With respect to the PageNet exchange offer, the minimum condition is the valid tender, without withdrawal, of at least 97.5% of the aggregate outstanding principal amount of the PageNet notes and not less than a majority of the outstanding principal amount of each series of PageNet notes. With respect to the Arch exchange offer, the minimum condition is the valid tender, without withdrawal, of either:

     - at least 97.5% of the aggregate outstanding principal amount of Arch notes;

     - any lower percentage of the aggregate outstanding principal amount of Arch notes, as specified by PageNet in its sole discretion; or

     - if the PageNet minimum condition has been satisfied, any percentage of the aggregate principal amount of Arch notes not less than 67%, as specified by Arch in its sole discretion.

     The conditions to Arch's obligation to complete the merger include:

     - the accuracy of PageNet's material representations and warranties, apart from any representations and warranties which would be breached by PageNet filing or conducting a bankruptcy case or the filing of an involuntary bankruptcy petition or similar creditors' rights petition against PageNet;

     - PageNet's performance in all material respects of all its covenants, agreements and obligations under the merger agreement;

     - PageNet's receipt of required material consents or approvals to the merger;

     - Arch's receipt of a favorable tax opinion from Hale and Dorr LLP to the effect described under "Material Federal Income Tax Considerations;" and

     - Arch's receipt of an unqualified certificate from PageNet that each of the conditions described above has been satisfied, that the PageNet stockholders meeting has been convened and PageNet stockholders have:

        - adopted and approved the merger agreement and the merger;

        - increased the authorized number of shares of PageNet common stock to an amount sufficient to complete the exchange offer; and

        - approved the issuance of such common stock;

        except to the extent that stockholder approval is not required due to the entry of the final confirmation order of a Bankruptcy Court.

     The conditions to PageNet's obligation to complete the merger include:

     - the accuracy of Arch's material representations and warranties,

     - Arch's performance in all material respects of all its covenants, agreements and obligations under the merger agreement;

     - PageNet's receipt of required material consents or approvals to the merger;

     - PageNet's receipt of a favorable tax opinion from Mayer, Brown & Platt to the effect described under "Material Federal Income Tax Considerations;"

     - PageNet's receipt of an unqualified certificate from Arch that each of the conditions described above has been satisfied, that the Arch stockholders meeting has been convened and Arch stockholders have:

        - increased the authorized number of shares of Arch common stock to an amount sufficient to complete the merger and the Arch exchange offer;

        - approved the issuance of such common stock; and

        - approved the conversion of each share of Arch Series C preferred stock into shares of Arch common stock;

     - the agreement with Arch Series C preferred stockholders for the conversion of their Series C preferred stock to Arch common stock is in full force and effect; and

     - the spin-off dividend of Vast common stock has been declared or the final confirmation order of a bankruptcy court has been entered confirming the prepackaged plan.

     At any time before the effective time of the merger, to the extent allowed by law, Arch or PageNet may waive any of these conditions without the approval of their respective stockholders. As of the date of this prospectus, neither company expects to waive any condition.

TERMINATION OF THE MERGER AGREEMENT

     Arch and PageNet can mutually agree to terminate the merger agreement at any time without completing the merger.

     Also, either Arch or PageNet can, without the consent of the other, terminate the merger agreement:

     - if the merger is not completed:

        - before June 30, 2000, if no bankruptcy case has been filed by then, or

        - if a bankruptcy case has been filed, 30 days following the date by which a final confirmation order must be entered;

     - if the PageNet and Arch stockholder meetings are held and PageNet's or Arch's stockholders do not adopt the transaction; or

     - if any order permanently restraining, enjoining or otherwise prohibiting completion of the merger has become final and non-appealable.

     Either party can extend the termination date for up to an additional 90 days if such extension is necessary in order to obtain governmental approvals of the merger under applicable antitrust laws and if all other conditions to completion of the merger are satisfied or are capable of being satisfied. Neither party may terminate the merger agreement in the event the merger is not completed before April 30, 2000, if such party has materially breached the terms of the merger agreement and such breach contributed to the failure of the merger to be completed.

     In addition, PageNet can terminate the merger agreement before the effective time of the merger if:

     - the board of directors of Arch has withdrawn or adversely modified its approval or recommendation of the merger;

     - Arch or the transitory subsidiary has breached any representation, warranty, covenant or agreement relating to the merger, and the breach is both material and incurable prior to the date at which either Arch or PageNet can, without the consent of the other, terminate the merger agreement;

     - PageNet receives an unsolicited proposal for a business combination transaction with a third party that PageNet's board of directors concludes is a superior proposal and PageNet provides Arch with all the material terms of the proposal at least two business days prior to termination and simultaneously with the termination pays the termination fee to Arch; or

     - PageNet's minimum condition is not satisfied or PageNet's stockholders have not adopted the merger agreement but the requisite conditions to the prepackaged plan are satisfied, and PageNet does not file in bankruptcy seeking confirmation of the prepackaged plan, provided that PageNet simultaneously pays the termination fee to Arch.

     Finally, Arch can terminate the merger agreement if:

     - the board of directors of PageNet has withdrawn or adversely modified its approval or recommendation of the merger;

     - PageNet has breached any representation, warranty, covenant or agreement relating to the merger, and the breach is both material and incurable prior to the date at which either Arch or PageNet can, without the consent of the other, terminate the merger agreement, but only if the breach does not solely result from the filing or conduct of the bankruptcy case or from the filing of an involuntary bankruptcy petition against PageNet or any of its subsidiaries;

     - an order of a bankruptcy court approving of the nonsolicitation of competing proposals and the payment by PageNet of the termination fee has not been entered within 30 days of the commencement of the bankruptcy case;

     - an order of a bankruptcy court confirming the prepackaged plan is not entered within 120 days of the commencement of the bankruptcy case or a later date mutually agreeable to Arch and PageNet;

     - the prepackaged plan is amended, modified or added to in any material respect without the written consent of Arch;

     - Arch receives an unsolicited proposal for a business combination transaction with a third party that Arch's board of directors concludes is a superior proposal and Arch provides PageNet with all the material terms of the proposal at least two business days prior to termination and simultaneously with the termination pays the termination fee to PageNet.

TERMINATION FEE

     Arch and its subsidiaries, jointly and severally, must pay PageNet a termination fee of $40.0 million by wire transfer of same day funds if:

     - Arch, its stockholders or its noteholders receives an acquisition proposal from a third party or a third party publicly announces an intention to make an acquisition proposal and:

          - Arch's stockholders subsequently do not approve the transaction or Arch's noteholders do not satisfy the Arch minimum condition with respect to the Arch exchange offer;

          - the merger agreement is terminated; and

          - Arch either executes and delivers an agreement with a third party relating to an acquisition proposal or an acquisition with respect to Arch is completed, in either case, within 12 months of the termination of the merger agreement;

     - PageNet terminates the merger agreement because:

          - the Arch board of directors has withdrawn or adversely modified its approval or recommendation of the merger agreement;

          - Arch or the transitory subsidiary has breached any representation, warranty, covenant or agreement concerning:

             - the restrictions on acquisition proposals; or

             - Arch's board of directors taking all actions necessary to convene a stockholders meeting to consider and vote upon and recommend that the stockholders approve:

                - an increase in the authorized number of shares of Arch common stock to an amount sufficient to complete the merger and the Arch exchange offer and the issuance such common stock; and

                - the conversion of each share of Arch Series C preferred stock into shares of Arch common stock;

           and the breach is both material and incurable prior to the date at which either Arch or PageNet can, without the consent of the other, terminate the merger agreement; or

     - Arch terminates the merger agreement in response to a superior acquisition proposal by a third party.

     PageNet must pay Arch a fee of $40.0 million by wire transfer of same day funds if:

     - PageNet, its stockholders or its noteholders receives an acquisition proposal from a third party or a third party publicly announces an intention to make an acquisition proposal and:

          - PageNet's stockholders subsequently do not adopt the merger agreement or PageNet's noteholders do not satisfy the PageNet minimum condition with respect to the PageNet exchange offer, and a Bankruptcy Court fails to enter the final confirmation order;

          - the merger agreement is terminated; and

          - PageNet either executes and delivers an agreement with a third party relating to an acquisition proposal or an acquisition with respect to PageNet is completed, in either case, within 12 months of the termination of the merger agreement;

     - Arch terminates the merger agreement because:

          - the PageNet board of directors has withdrawn or adversely modified its approval or recommendation of the merger agreement;

          - PageNet has breached any representation, warranty, covenant or agreement concerning:

             - the restrictions on acquisition proposals; or

             - PageNet's board of directors taking all actions necessary to convene a stockholders meeting to consider and vote upon and recommend that the stockholders approve (unless a bankruptcy case has commenced, or PageNet has stipulated to bankruptcy relief after the filing of an involuntary bankruptcy petition against it or its subsidiaries):

                - the adoption of the merger agreement;

                - the merger; and

                - an increase in the authorized number of shares of PageNet common stock to an amount sufficient to complete the exchange offer and the issuance of such common stock;

           and the breach is both material and incurable prior to the date at which either Arch or PageNet can, without the consent of the other, terminate the merger agreement;

     - the prepackaged plan is withdrawn without the prior written consent of Arch, or PageNet files any other plan of reorganization or amends, modifies or adds to any material provision of the prepackaged plan in each case without the prior written consent of Arch;

     - any other plan of reorganization filed by a person other than PageNet is confirmed by a Bankruptcy Court;

     - PageNet files a motion to sell or otherwise transfer all or substantially all of its assets as part of a sale under the Bankruptcy Code without the prior written consent of Arch; or

     - PageNet terminates the merger agreement in response to a superior acquisition proposal by a third party.

     Subject to the possible payment of a termination fee, each of Arch and PageNet will pay all expenses it incurs in connection with the merger and related transactions, except that they will share fees paid to the SEC, the Federal Trade Commission, the Federal Communications Commission and other federal or state agencies, and all printing and mailing costs incurred in connection with the merger, equally.

MODIFICATION OR AMENDMENT OF THE MERGER AGREEMENT

     At any time prior to the effective time, Arch and PageNet can modify or amend the merger agreement if they both agree to do so. Each can waive its right to require the other to comply with the merger agreement where the law allows.

                               THE EXCHANGE OFFER

TERMS OF THE EXCHANGE OFFER

     PageNet will accept all senior subordinated notes validly tendered and not withdrawn before the expiration date, upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal which accompanies this prospectus. PageNet will issue a pro rata portion of 616,830,757 shares of PageNet common stock and a pro rata portion of 13,780,000 shares of Class B common stock of Vast, representing up to 68.9% of the equity ownership of Vast, in exchange for each of PageNet's outstanding:

     - 8.875% senior subordinated notes due 2006;

     - 10.125% senior subordinated notes due 2007; and

     - 10% senior subordinated notes due 2008.

The pro rata portion is to be computed immediately prior to the time when the merger occurs by dividing:

     - the principal amount, together with all accrued interest, of each PageNet senior subordinated note; by

     - the principal amount, together with all accrued interest, of all outstanding PageNet senior subordinated notes.

As of the date of this prospectus, $1.2 billion in aggregate principal amount at maturity of senior subordinated notes are outstanding.

     The following table sets forth an example of the calculation of the pro rata number of shares of PageNet common stock and Class B common stock of Vast that PageNet is offering to exchange for each $1,000 principal amount of senior subordinated notes surrendered in the exchange offer. The table shows the number of PageNet and Vast shares that noteholders would be entitled to receive if the exchange offer and merger had occurred on December 1, 1999. The table also shows the number of Arch shares that the PageNet common shares would be immediately converted into at the ratio of 0.1247 Arch shares for each one PageNet share.

                                                                                       NUMBER OF
                                                             NUMBER OF    NUMBER OF    SHARES OF
                                                             SHARES OF    SHARES OF      VAST
                                                              PAGENET       ARCH        CLASS B
PER $1000 PRINCIPAL AMOUNT                                    COMMON       COMMON       COMMON
OF SENIOR SUBORDINATED NOTES                                   STOCK        STOCK        STOCK
----------------------------                                 ---------    ---------    ---------
8.875% notes due 2006......................................  516.8584      64.4522      11.5466
10.125% notes due 2007.....................................  518.9184      64.7091      11.5926
10% notes due 2008.........................................  508.4118      63.3990      11.3579

     All accrued interest on the PageNet notes through the expiration date of the exchange offer will be transferred with the notes and will not be paid separately. Calculations of share amounts will be rounded down to the nearest whole share and no fractional shares of common stock will be issued. Senior subordinated notes may be tendered only in whole multiples of $1,000.

     Only a registered holder of senior subordinated notes, or a registered holder's legal representative or attorney-in-fact, as reflected on the records of the trustee under the respective indenture, may participate in the exchange offer. There will be no fixed record date for determining the registered holders of the senior subordinated notes entitled to participate in the exchange offer.

     Holders of senior subordinated notes do not have any appraisal or dissenters' rights under the indenture in connection with the exchange offer. PageNet intends to conduct the exchange offer in accordance with the provisions of the merger agreement and the applicable requirements of the Securities Act of 1933, the Securities Exchange Act of 1934, and the rules and regulations of the SEC.

     Holders who tender senior subordinated notes in the exchange offer will not be required to pay brokerage commissions or fees with respect to the exchange of senior subordinated notes pursuant to the exchange offer and will be required to pay transfer taxes only as provided in the instructions of the letter of transmittal. PageNet will pay all charges and expenses in connection with the exchange offer, other than applicable taxes described below. See "-- Fees and Expenses."

EXPIRATION DATE; EXTENSIONS

     The expiration date will be 12:00 midnight, New York City time, on the business day after the commencement of the exchange offer, or at a later date which is mutually agreed upon by PageNet and Arch.

CONDITIONS

     PageNet's obligation to consummate the exchange offer will be contingent on the valid tender of at least 97.5% of the outstanding aggregate principal amount of the senior subordinated notes and at least a majority of the outstanding principal amount of each series of PageNet senior subordinated notes in accordance with the terms of the exchange offer. These tenders must be valid and not withdrawn prior to the expiration date of the exchange offer.

     PageNet will be deemed to have accepted validly tendered senior subordinated notes only when, and if, PageNet gives oral or written notice of acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders of senior subordinated notes for the purposes of receiving the common stock of Arch and Vast from PageNet.

     The merger agreement requires that holders of the senior subordinated notes who tender in connection with the exchange offer must give their consent to the prepackaged plan of reorganization and to:

     - amend the indentures, if necessary, to permit completion of the merger or the prepackaged plan;

     - amend the indentures to eliminate:

        -- any covenants which may be modified or eliminated by a majority vote of the senior subordinated notes;

        -- any events of default which relate to the non-payment or acceleration of other indebtedness; and

        -- any provisions which condition a merger on compliance with any financial criteria.

In addition, each holder will be required to waive any and all existing defaults with respect to the senior subordinated notes and any and all rights to rescind their acceptance of the exchange offer after the expiration date. See "Proposed Amendments."

     Regardless of any other term of the exchange offer, PageNet will not be required to accept any senior subordinated notes for exchange if it reasonably believes that the exchange offer violates applicable laws, rules or regulations or an applicable interpretation of the staff of the SEC. In that case, PageNet may:

     - refuse to accept any senior subordinated notes and return all untendered senior subordinated notes to their holders; or

     - extend the exchange offer and retain all senior subordinated notes tendered before the expiration of the exchange offer, subject, however, to the rights of holders to withdraw those notes described under "-- Withdrawal of Tenders."

PROCEDURES FOR TENDERING

     Only a registered holder of senior subordinated notes may tender senior subordinated notes in the exchange offer. To tender in the exchange offer, a holder must either:

     - follow DTC's Automated Tender Offer Program Procedures; or

     - do the following:

        -- complete, sign and date the letter of transmittal, or a facsimile of the letter;

        -- have the signatures guaranteed if required by the letter of transmittal; and

        -- mail or otherwise deliver the letter of transmittal or a facsimile of the letter to the exchange agent at the address set forth below under "-- Exchange Agent" for receipt prior to the expiration date.

In addition, either:

     - the exchange agent must receive certificates for the senior subordinated notes along with the letter of transmittal; or

     - prior to the expiration date, the exchange agent must receive a timely confirmation of a book-entry transfer of senior subordinated notes, if such procedure is available, into the exchange agent's account at its depositary, DTC, pursuant to the procedure for book-entry transfer described below.

The exchange agent must also receive:

     - a duly executed form of consent and waiver which accompanies the letter of transmittal; and

     - any other documents required by the letter of transmittal.

     A tender by a holder that is not withdrawn prior to the expiration date will constitute an agreement between the holder and PageNet in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal.

     THE METHOD OF DELIVERY OF SENIOR SUBORDINATED NOTES AND THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE HOLDER'S CHOICE AND YOUR RISK. INSTEAD OF DELIVERY BY MAIL, IT IS RECOMMENDED THAT HOLDERS USE AN OVERNIGHT OR HAND DELIVERY SERVICE, PROPERLY INSURED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. NO LETTER OF TRANSMITTAL OR SENIOR SUBORDINATED NOTES SHOULD BE SENT TO PAGENET. HOLDERS MAY REQUEST THEIR BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR NOMINEE TO EFFECT THESE TRANSACTIONS FOR THEM.

     If the holder is the beneficial owner of senior subordinated notes that are registered in the name of a broker, dealer, commercial bank, trust company, or other nominee and the holder wishes to tender, the holder should contact the registered holder promptly and instruct the registered holder to tender on the holder's behalf. Holders who intend to tender senior subordinated notes through DTC's ATOP procedures need not submit a letter of transmittal. If the holder is a beneficial owner and wishes to tender on the holder's own behalf, the holder must, prior to completing and executing the letter of transmittal and delivering its senior subordinated notes, either make appropriate arrangements to register ownership of the senior subordinated notes in the holder's own name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time and may therefore be impractical.

     Signatures on a letter of transmittal or notice of withdrawal described below under "-- Withdrawal of Tenders" must be guaranteed by an eligible institution, as defined below, unless the senior subordinated notes are tendered:

     - by a registered holder who has not completed the box titled "Special Delivery Instructions" on the letter of transmittal; or

     - for the account of an eligible institution, as defined below.

Where signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, the guarantee must be made by an eligible institution that is a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an eligible guarantor institution as described in Rule 17Ad-15 under the Exchange Act which is a member of one of the recognized signature guarantee programs identified in the letter of transmittal

     If the letter of transmittal is signed by a person other than the registered holder of the senior subordinated notes being tendered, the senior subordinated notes must be endorsed or accompanied by a properly completed bond power and signed by a registered holder as the registered holder's name appears on the senior subordinated notes.

     If the letter of transmittal or any senior subordinated notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, those persons should indicate that fact when signing, and should submit evidence satisfactory to PageNet of their authority to act in that capacity with the letter of transmittal, unless PageNet waives the requirement.

     The exchange agent and the depositary have confirmed that any financial institution that is a participant in DTC's system may use DTC's ATOP procedures to tender senior subordinated notes. All questions as to the validity, form, eligibility, including time of receipt, acceptance and withdrawal of tendered senior subordinated notes will be determined by PageNet in its sole discretion. PageNet's determination will be final and binding. PageNet reserves the absolute right to reject any and all senior subordinated notes not properly tendered or if PageNet's acceptance of those notes would be unlawful in the opinion of PageNet's legal counsel. PageNet also reserves the right to waive any defects, irregularities or conditions of tender as to particular senior subordinated notes. PageNet's interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Any defects or irregularities in connection with tenders of senior subordinated notes must be cured by the deadline set by PageNet, unless PageNet waives them. Although PageNet intends to notify holders of defects or irregularities with respect to tenders of senior subordinated notes, neither PageNet, the exchange agent nor any other person shall incur any liability for failure to give that kind of notification. Tenders of senior subordinated notes will not be deemed to have been made until such defects or irregularities have been cured or waived.

     Although PageNet has no present plan to acquire any senior subordinated notes that are not tendered in the exchange offer, PageNet reserves the right in its sole discretion to purchase or make offers for any senior subordinated notes that remain outstanding after the expiration date or, as set forth below under "-- Conditions", to terminate the exchange offer and purchase senior subordinated notes on the open market, in privately negotiated transactions or otherwise, to the extent permitted by applicable law. The terms of any such purchases or offers could differ from the terms of the exchange offer.

RETURN OF TENDERED NOTES

     If any tendered notes are not accepted for any reason set forth in the terms and conditions of the exchange offer or if the senior subordinated notes are withdrawn or are submitted for a greater principal amount than the holders desire to exchange, PageNet will return the unaccepted, withdrawn or non-exchanged notes without expense to their holders as promptly as practicable. Senior subordinated notes tendered by book-entry transfer into the exchange agent's account at DTC pursuant to the book-entry transfer procedures described below will be credited to an account maintained by DTC.

BOOK-ENTRY TRANSFER

     The exchange agent will seek to establish an account with respect to the senior subordinated notes at DTC for the purposes of the exchange offer within two days after the date of this prospectus. Any financial institution that is a participant in DTC's systems may make book-entry delivery of senior subordinated notes by causing DTC to transfer them into the exchange agent's account at DTC in accordance with DTC's procedures for transfer. However, although a holder may effect delivery of senior subordinated notes through book-entry transfer at DTC, it must either follow DTC's ATOP procedures, or submit the letter of transmittal or facsimile with required signature guarantees and any other documents required by the letter of transmittal, to the exchange agent on or before the expiration date.

WITHDRAWAL OF TENDERS

     You may withdraw tenders of senior subordinated notes at any time before 12:00 midnight, on the expiration date, except as otherwise provided below.

     To withdraw a tender of senior subordinated notes, a written or facsimile transmission notice of withdrawal must be received by the exchange agent at its address as set forth in this prospectus before 12:00 midnight, New York City time, on the expiration date. Any such notice of withdrawal must:

     - specify the name of the holder who deposited the notes to be withdrawn;

     - identify the notes to be withdrawn, including the certificate number(s) and principal amount of such notes; and

     - be signed by such holder in the same manner as the original signature on the letter of transmittal by which the notes were tendered, including any required signature guarantees.

     PageNet will determine, in its sole discretion, all questions as to validity, form and eligibility of withdrawal notices including the time of receipt. PageNet's determination will be final and binding on all parties. Any withdrawn senior subordinated notes will be deemed not to have been validly tendered for purposes of the exchange offer and no shares of common stock will be issued in exchange for them unless the withdrawn senior subordinated notes are later validly retendered. Properly withdrawn senior subordinated notes may be retendered by following one of the procedures described above under "-- Procedures for Tendering" at any time before the expiration date.

EXCHANGE AGENT

                    has been appointed as exchange agent for the exchange offer. Noteholders should direct questions and requests for assistance, requests for additional copies of this prospectus or the letter of transmittal and requests for notice of guaranteed delivery, to the exchange agent addressed as follows:

     Delivery of the letter of transmittal to a different address or transmission of instructions to a different facsimile address does not constitute a valid delivery of such letter of transmittal.

FEES AND EXPENSES

     PageNet will bear the expenses of soliciting tenders. The principal solicitation is being made by mail; however, additional solicitations may be made by telephone or in person by officers and employees of PageNet and affiliates.

     PageNet has not retained any dealer-manager in connection with the exchange offer and will not make any payments to brokers, dealers or other soliciting acceptances of the exchange offer. PageNet, however, will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses.

     The cash expenses to be incurred in connection with the exchange offer will be paid by PageNet and are estimated in the aggregate to be approximately
$          . These expenses include registration fees, fees and expenses of the exchange agent and the trustee, accounting and legal fees and printing costs, among others.

     PageNet will pay all transfer taxes, if any, applicable to the exchange of senior subordinated notes pursuant to the exchange offer. If, however, a transfer tax is imposed for any reason other than the exchange of the senior subordinated notes pursuant to the exchange offer, then the amount of any transfer taxes, whether imposed on the registered holder or any other persons, will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or any exemption from having to pay is not submitted with the letter of transmittal, the amount of the transfer taxes will be directly to the tendering holder.

CONSEQUENCE OF FAILURE TO EXCHANGE

     Participation in the exchange offer is voluntary. Holders of senior subordinated notes are urged to consult their financial and tax advisors in making their own decisions on what action to take. See "Risk Factors."

MATERIAL FEDERAL INCOME TAX CONSIDERATIONS

     We expect that an exchanging noteholder generally will not recognize gain or loss for federal income tax purposes, except that gain, if any, will be recognized, but not in excess of the value of the shares of Class B common stock of Vast received by the noteholder in the exchange offer. See "Material Federal Income Tax Considerations."

ACCOUNTING TREATMENT

     Arch will account for the merger using the purchase method of accounting for a business combination in accordance with Accounting Principles Board Opinion No. 16. The assets and liabilities of PageNet, including intangible assets, will be recorded at their fair market value and included in the financial statements of Arch. The results of operations and cash flows of PageNet will be included in Arch's financial statements from the date of the merger.

                              PROPOSED AMENDMENTS

CONSENT TO PROPOSED AMENDMENTS

     To tender senior subordinated notes for exchange in the PageNet exchange offer, you must consent to the proposed amendments to the indentures for the (i) 8.875% senior subordinated notes due 2006, (ii) 10.125% senior subordinated notes due 2007, and (iii) 10% senior subordinated notes due 2008. The proposed amendments constitute a single proposal and a tendering holder must consent to the proposed amendments as an entirety, and may not consent selectively with respect to some of the proposed amendments.

     The proposed amendments will be included in a supplement to each of the indentures that will be signed by PageNet and the trustee on or promptly following PageNet's receipt of the required consents. Accordingly, PageNet expects to sign the supplemental indentures before the PageNet exchange offer expires. The proposed amendments will not take effect, however, until PageNet accepts for exchange PageNet notes issued under the indentures that represent at least the required consents.

ELIMINATION OF OPERATING COVENANTS

     The following is a brief description of the proposed amendments to the indentures. Please note that unless otherwise specified, the sections listed below refer to the 8.875% indenture, the 10.125% indenture and the 10% indenture. In addition, not all of the indentures contain every section described below. The summaries are qualified in their entireties by reference to the full and complete terms of the indentures, as well as the proposed supplemental indentures, copies of which can be obtained without charge from the exchange agent. These proposed amendments may have adverse consequences for you if you do not participate in the PageNet exchange offer.

     The proposed amendments would eliminate the following provisions contained in the indentures.

SECTION OF
INDENTURES                           TITLE AND DESCRIPTION OF SECTION
----------                           --------------------------------
801                    Company May Consolidate, Etc., Only on Certain Terms.
                       Provides that PageNet will not:
                       - consolidate with or merge with any other person or permit any other person to consolidate or merge with PageNet or any restricted subsidiary of PageNet;
                       - transfer, convey, sell, lease or otherwise dispose of all or substantially all of its assets;
                       - acquire, or permit any restricted subsidiary of PageNet to acquire, capital stock of any other person that results in such person becoming a restricted subsidiary of PageNet if the amount of consideration paid and debt incurred plus
                         the aggregate amount of consideration paid or debt
                         incurred for all other acquisitions made during the
                         preceding twelve month period exceeds 5% of the
                         consolidated tangible assets of PageNet immediately prior
                         to such acquisitions; or
                       - purchase, lease or otherwise acquire, or permit any
                         restricted subsidiary of PageNet to purchase, lease or
                         otherwise acquire, all or substantially all of the assets
                         of any person or entity if the amount of consideration
                         paid and debt incurred plus the aggregate amount of
                         consideration paid or debt incurred for all other
                         acquisitions made during the preceding twelve month period exceeds 5% of the consolidated tangible assets of PageNet
                         immediately prior to such acquisitions; unless:
                         - PageNet is the continuing corporation, or the successor
                           or transferee corporation is organized under the laws of
                           the United States and expressly assumes the payment of
                           principal and interest on all PageNet notes and the
                           performance and observance of all covenants and
                           conditions of the indenture, by supplemental indenture;
                         - PageNet or any restricted subsidiary of PageNet is not,
                           immediately after giving effect to the transaction, in
                           default in the performance of any of those covenants or
                           conditions; and
                         - the ratio of the aggregate principal amount of debt of
                           PageNet and its restricted subsidiaries immediately
                           after giving effect to the transaction on the most
                           recent quarterly or annual balance sheet to four times
                           the preceding quarter's pro forma consolidated cash flow
                           is less than 6.5 to 1. Pro forma consolidated cash flow
                           is calculated by giving effect to any asset dispositions
                           or acquisitions not made in the ordinary course of
                           business as if such acquisition or disposition had taken
                           place on the first day of such period.

SECTION OF
INDENTURES                           TITLE AND DESCRIPTION OF SECTION
----------                           --------------------------------
1005                   Existence.
                       Provides that PageNet will do all things necessary to
                       preserve and keep in full force and effect its existence,
                       rights (both charter and statutory) and franchises. PageNet is not required to maintain these rights, however, if the
                       board of directors determines that such rights are no longer desirable for the conduct of PageNet's business and that the loss of these rights is not disadvantageous in any material respect to the holders of the PageNet notes.
1006                   Maintenance of Properties.
                       Provides that PageNet will maintain and keep in good
                       condition, repair and working order, and make all necessary replacements and improvements to all of the properties used or useful in PageNet's business or any business of a
                       subsidiary of PageNet. PageNet may, however, discontinue the operation or maintenance of any such properties if PageNet determines that such properties are no longer desirable for the conduct of PageNet's business and that such
                       discontinuance is not disadvantageous in any material
                       respect to the holders of the PageNet notes.
1007                   Payment of Taxes and Other Claims.
                       Provides that PageNet will pay or discharge or cause to be paid or discharged:
                       - all taxes, assessments and governmental charges levied or imposed upon PageNet or any of it subsidiaries or upon the income, profits or property of PageNet or any of its
                         subsidiaries; and
                       - all lawful claims for labor, materials and supplies which, if unpaid, could result in a lien upon the property of
                         PageNet or any of its subsidiaries.
                       PageNet is not required to pay or discharge or cause to be paid or discharged any tax, assessment, charge or claim that is being contested in good faith.
1008                   Limitation on Consolidated Debt.
                       Provides that PageNet will not, and will not allow any of
                       its restricted subsidiaries to issue, assume, incur or
                       guaranty any debt unless, after giving effect to such debt, the ratio of the aggregate principal amount of debt of
                       PageNet and its restricted subsidiaries on the most recent quarterly or annual balance sheet to four times the
                       preceding quarter's pro forma consolidated cash flow is less than 6.5 to 1.
1009                   Limitation on Certain Debt.
                       PageNet will not incur any debt that would be subordinate to any senior debt and senior to any of the PageNet notes.
                       Senior debt includes:
                       - any debt outstanding pursuant to the credit facility;
                       - any obligation for borrowed money;
                       - any obligation evidenced by bonds, debentures, notes or
                         other similar instruments;
                       - any reimbursement obligation under letters of credit,
                         bankers' acceptances or similar facilities;
                       - any capital lease obligation;
                       - any of the foregoing obligations that PageNet has
                         guaranteed for another person; and
                       - any payment obligations under interest rate swaps or
                         foreign currency hedge agreements required by the credit
                         facility.

SECTION OF
INDENTURES                           TITLE AND DESCRIPTION OF SECTION
----------                           --------------------------------
1010                   Limitation on Restricted Payments.
                       Provides that PageNet will not make any restricted payments if (1) an event of default has occurred and is continuing or
                       (2) after giving effect to the restricted payment, the total of all restricted payments made after the date of the
                       indenture exceeds the sum of: (a) the difference between
                       100% of the cumulative consolidated cash flow between
                       December 31, 1993 and the last day of the quarter preceding the restricted payment for which financial statements are
                       available and the product of 1.4 times the cumulative
                       consolidated interest expense between December 31, 1993 and the last day of the quarter preceding the restricted payment for which financial statements are available, and (b) 100%
                       of the net proceeds from the issuance of PageNet capital
                       stock after the date of the indenture. Restricted payments include:
                       - the declaration or payment of dividends on PageNet capital stock;
                       - the purchase or redemption by PageNet or any restricted
                         subsidiary of PageNet of any capital stock, options,
                         warrants or rights to purchase capital stock of PageNet or any related person;
                       - any loans, advances, capital contributions or investments in, or payment on a guarantee of, any affiliate or a related person (other than PageNet or a wholly owned restricted
                         subsidiary of PageNet); and
                       - the redemption or repurchase by PageNet or any restricted subsidiary of PageNet of any debt that is subordinate to the
                         PageNet notes.
1011                   Limitations Concerning Distributions by and Transfers to
                       Restricted Subsidiaries.
                       Provides that neither PageNet nor any restricted subsidiary of PageNet will allow any restrictions to be placed on the ability of a restricted subsidiary to:
                       - pay dividends or pay any debt owed to PageNet;
                       - make loans to PageNet or any restricted subsidiary of
                         PageNet; or
                       - transfer any of its assets to PageNet.
1012                   Limitations on Transactions with Affiliates and Related
                       Persons.
                       Provides that neither PageNet nor any restricted subsidiary of PageNet will enter into any transaction with any
                       affiliate or related person. This restriction does not apply if:
                       - a majority of the board of directors deem the transaction to be in the best interests of PageNet or such restricted
                         subsidiary; and
                       - the terms of the transaction are no less favorable than
                         those that could have been obtained in an arms length
                         transaction.
1013                   Limitation on Certain Asset Dispositions.
                       Provides that neither PageNet nor any restricted subsidiary of PageNet will make an asset disposition unless:
                       - it receives consideration equal to the fair market value of the assets disposed of;
                       - the consideration consists of cash, readily marketable
                         cash equivalents or the assumption of debt; and
                       - if the net proceeds from such disposition, after any
                         investment made in the business of PageNet, exceed $5
                         million, 100% of such proceeds are used to:
                       - pay down any debt outstanding under the credit facility to the extent the terms of the credit facility require such
                         payments;
                       - pay down any senior debt to the extent the terms of the
                         debt require such payments; and

SECTION OF
INDENTURES                           TITLE AND DESCRIPTION OF SECTION
----------                           --------------------------------
                       - make an offer to purchase the 8.875% senior subordinated notes due 2006, the 10.125% senior subordinated notes due
                         2007 and all other notes and pari passu debt on a pro rata basis to the extent the net proceeds available exceed $5
                         million.
1014                   Limitation on Issuances and Sales of Capital Stock of Wholly
                       Owned Restricted Subsidiaries.
                       Provides that PageNet will not permit any of its
                       wholly-owned restricted subsidiaries to transfer any capital stock unless all of the capital stock is transferred and the net available proceeds from the transfer are applied in
                       accordance with Section 1013 which limits PageNet's ability to make certain asset dispositions. This section also
                       provides that PageNet will not allow any of its wholly-owned restricted subsidiaries to issue shares of capital stock,
                       warrants, rights or options to acquire or securities
                       convertible into shares of capital stock other than to
                       PageNet or another wholly-owned restricted subsidiary of
                       PageNet.
1015                   Provision of Financial Statements.
                       Provides that as long as any of the PageNet notes are
                       outstanding, PageNet will file with the SEC the annual
                       reports, quarterly reports and other documents required to be filed under Sections 13(a) and 15(d) of the Exchange Act regardless of whether PageNet is required to do so. This
                       section also provides that PageNet is to mail to each holder of the PageNet notes and file with the trustee copies of
                       these reports within fifteen (15) days of the date PageNet would be required to file these reports if it were subject to Sections 13(a) and 15(d) of the Exchange Act.
1016                   Change of Control.
                       Provides that each holder of PageNet notes has the right to have PageNet repurchase their notes upon a change of
                       control. Within thirty days following the consummation of
                       the transaction resulting in a change of control, PageNet
                       must offer to purchase all outstanding PageNet notes at a
                       price equal to 101% of their aggregate principal amount plus accrued interest. A "change of control" is defined as the
                       acquisition by any person or group of at least 50% of the
                       voting power of all classes of voting stock or any change in the composition of a majority of the board of directors.
1018 of the 10%        Compliance with Rule 144A.
  indenture            Provides that PageNet will use its best efforts to be
                       subject to the reporting requirements of Sections 13 or
                       15(d) of the Exchange Act until the third anniversary of the later of (1) the date of the original issuance of the
                       PageNet notes, and (2) the last date any of the PageNet
                       notes were acquired from an affiliate of PageNet. If at any time PageNet is not subject to Sections 13 or 15(d) of the
                       Exchange Act, PageNet will furnish such information as may be required to be delivered under paragraph (d)(4) of Rule
                       144A.
1019 of the 10%        Resale of Certain Securities.
  indenture            Provides that until the third anniversary of the last date of the original issuance of PageNet notes, PageNet will not, and will use its best efforts not to permit any of its
                       affiliates, to resell any reacquired PageNet notes to the
                       extent they constitute "restricted securities" under Rule
                       144 of the Securities Act.

ELIMINATION OF EVENTS OF DEFAULT

     The proposed amendments would eliminate the following events of default from Section 501 of the indentures.

SECTION OF
INDENTURES                          DESCRIPTION OF THE EVENT OF DEFAULT
----------                          -----------------------------------
    501(3)              PageNet's failure to pay any principal or interest pursuant to an offer to purchase contemplated by Sections 1013 which limits PageNet's ability to make certain asset dispositions or 1016 which specifies PageNet's obligation to repurchase the PageNet notes upon a changes of control.
    501(4)              PageNet's breach of Section 801 which limits the ability of
                        PageNet to consolidate, merge or otherwise dispose of
                        substantially all of its assets.
    501(6)              The default by PageNet, or any restricted subsidiary of
                        PageNet, under any bond, debenture, note or any mortgage,
                        indenture or instrument with an outstanding principal amount in excess of $5 million which results in such debt becoming due prior to the stated maturity or the failure to pay any principal when due.
    501(7)              A final judgement in excess of $5 million entered against
                        PageNet or any restricted subsidiary of PageNet which
                        remains undischarged or unbonded for 60 consecutive days
                        after final judgement.
    501(8)              The entry of a decree or order for relief in respect of
                        PageNet or any restricted subsidiary of PageNet in an
                        involuntary case or proceeding under any federal or state
                        bankruptcy or other similar law, or the entry of any order or decree that:
                        - adjudges PageNet or any restricted subsidiary of PageNet a bankrupt or insolvent;
                        - approves as properly filed a petition seeking
                          reorganization of PageNet or any restricted subsidiary of
                          PageNet under any applicable federal or state law;
                        - appoints a custodian or other similar official of PageNet or any restricted subsidiary of PageNet or of any
                          substantial part of the property of PageNet or any
                          restricted subsidiary of PageNet; or
                        - requires the winding up or liquidation of the affairs of
                          PageNet or any restricted subsidiary of PageNet, where such order or decree is continued, unstayed or otherwise
                          remains in effect for sixty consecutive days.
    501(9)              The commencement by PageNet, or any restricted subsidiary of
                        PageNet, of a voluntary case or proceeding under any federal or state bankruptcy or other similar law, or any other case in which PageNet or any restricted subsidiary of PageNet is adjudicated to be a bankrupt or insolvent. This section also includes:
                        - the consent by PageNet or any restricted subsidiary of
                          PageNet to the entry of a decree or order for relief in an involuntary case or proceeding under any federal or state
                          bankruptcy or other similar law;
                        - the consent by PageNet or any restricted subsidiary of
                          PageNet to the commencement of any bankruptcy or insolvency case against it;
                        - the filing or consent by PageNet or any restricted
                          subsidiary of PageNet to a petition or answer or consent
                          seeking reorganization or relief under any applicable
                          federal or state law;
                        - the consent by PageNet to the appointment of a custodian or other similar official of PageNet or any restricted
                          subsidiary of PageNet or of any substantial part of the
                          property of PageNet or any restricted subsidiary of
                          PageNet;
                        - the making by PageNet or any restricted subsidiary of
                          PageNet of an assignment for the benefit of creditors; or

SECTION OF
INDENTURES                          DESCRIPTION OF THE EVENT OF DEFAULT
----------                          -----------------------------------
                        - the admission in writing by PageNet or any restricted
                        subsidiary of PageNet that it is unable to pay its debts as they become due.

     The proposed amendments would also eliminate any references in the indentures and the PageNet notes to the sections specified above, including any sentences or provisions that refer or give effect exclusively to the sections specified above. The proposed amendments would also eliminate any defined terms in the indentures that are used solely in those deleted sentences, provisions, sections and subsections.

                           THE SPIN-OFF DISTRIBUTION

GENERAL

     The merger agreement provides that PageNet will distribute to its stockholders interests in its wholly owned subsidiary, Vast Solutions, Inc., which represent up to 11.6% of the total equity of Vast. In accordance with the merger agreement, the PageNet board of directors will declare a dividend payable to the persons who are PageNet stockholders immediately prior to the acceptance of senior subordinated notes in the exchange offer, of 2,320,000 shares of Class B common stock of Vast. The dividend will not be paid unless all of the conditions to the merger have been satisfied. Because the dividend will be declared prior to the acceptance of senior subordinated notes in the exchange offer, noteholders who become stockholders of PageNet in the exchange offer will not be entitled to receive any portion of this distribution.

MANNER OF EFFECTING THE SPIN-OFF DISTRIBUTION

     If all of the conditions to the merger are satisfied, on the closing date of the Arch merger, PageNet will deliver all 2,320,000 shares of Class B common stock of Vast to the distribution agent. As soon as practicable after that date, the distribution agent will mail certificates for such shares to the PageNet stockholders entitled to receive these shares.

DETERMINATION OF THE DISTRIBUTION RATIO

     PageNet estimates that the number of shares of Vast that PageNet stockholders will receive as a result of the spinoff distribution is 0.0223 of a share of Vast Class B common stock for each share of PageNet common stock. The fraction that PageNet stockholders will receive will equal 2,320,000 divided by the number of shares of PageNet common stock outstanding as of immediately prior to the acceptance of senior subordinated notes in the exchange offer. The 0.0223 estimate is based on the 103,960,240 shares of PageNet common stock outstanding on December 1, 1999.

MATERIAL FEDERAL INCOME TAX CONSIDERATIONS

     It is expected that the distribution of shares of Class B common stock of Vast will generally be treated as a distribution in exchange for PageNet common stock, although this treatment is not free from doubt. See "Material Federal Income Tax Considerations."

                     THE PREPACKAGED PLAN OF REORGANIZATION

     In this section, we use the term "PageNet Companies" to refer to Paging Network, Inc. and certain of its operating subsidiaries.

     In certain circumstances, the PageNet Companies may commence cases under chapter 11 of the Bankruptcy Code and seek to confirm the Plan and thereby bind the PageNet Companies' noteholders and stockholders to the terms of the merger and the exchange offer. Confirmation of the Plan would be based, in part, on the votes received from the PageNet Companies' noteholders and stockholders pursuant to this solicitation.

GENERAL

     Chapter 11 is the principal business reorganization chapter of the Bankruptcy Code. Under chapter 11, a debtor is authorized to reorganize its business for the benefit of its creditors and stockholders. In addition to permitting rehabilitation of the debtor, chapter 11 seeks to promote equality of treatment of creditors and equity security holders of equal rank in the distribution of a debtor's assets. In furtherance of these two goals, upon the filing of a petition for reorganization under chapter 11, the Bankruptcy Code imposes an automatic stay of substantially all acts and proceedings against the debtor or its property, including all attempts to collect claims or enforce liens that arose prior to the commencement of the debtor's chapter 11 case.

     The consummation of a plan of reorganization is the principal objective of a chapter 11 reorganization case. A plan of reorganization sets forth the means for satisfying claims against and equity interests in a debtor. Upon confirmation of a plan of reorganization by the Bankruptcy Court, the plan becomes binding upon the debtor, any issuer of securities under the plan, any person acquiring property under the plan and any creditor of or equity security holder in the debtor. Subject to limited exceptions, the confirmation order discharges the debtor from any debts that arose prior to the date of confirmation of the plan and substitutes for them the obligations specified under the confirmed plan.

     Under certain circumstances the Bankruptcy Code permits debtors to solicit acceptances for a plan of reorganization prior to the commencement of the bankruptcy case and to bind creditors to such prefiling acceptances. If sufficient votes under the Bankruptcy Code for acceptance of the Plan are received through this solicitation, but holders of less than 97.5% in principal amount of the senior subordinated notes accept the Plan, the PageNet Companies intend to file chapter 11 reorganization cases and promptly seek confirmation of the Plan by the Bankruptcy Court.

     The Plan provides specified treatment to the various classes of claims against the PageNet Companies and equity interests in the PageNet Companies. The PageNet Companies believe the Plan provides treatment for all classes of claims and equity interests that reflects an appropriate resolution of their claims and interests taking into account the differing nature and priority of such claims and interests, including applicable contractual subordination. The Bankruptcy Court must find, however, that a number of statutory tests are met before it may confirm the Plan. Many of these tests are designed to protect the interests of holders of claims or equity interests that do not vote to accept the Plan, but that will nonetheless be bound by the provisions of the Plan if it is confirmed by the Bankruptcy Court.

     The Bankruptcy Code generally provides for the appointment of a committee of unsecured creditors in a chapter 11 case. The appointment is made by either the bankruptcy judge or a U.S. Trustee. Ordinarily, the committee will consist of the seven largest unsecured creditors that are willing to serve although the Bankruptcy Code does not place a limitation on the size of any particular committee. Under certain circumstances, additional committees may be appointed as well, or no committees may be appointed. If appointed, a chapter 11 creditors' committee possesses the authority and the duty to promote and to protect the interests of its creditor constituency. In this regard, the Bankruptcy Code provides, among other things, that a duly-appointed committee may consult with the trustee or debtor in possession concerning the administration of the case, may investigate the acts, conduct, assets, liabilities and financial condition of the debtor, the operation of the debtor's business and the desirability of the continuance of such business, and any other matter relevant to the case or to the formulation of a plan and may perform such other services as are in the interest of the creditors it represents. To carry out these functions, a creditors' committee appointed pursuant to the Bankruptcy Code may employ professionals (whose fees are paid by the debtor as administrative expenses of the chapter 11 case), may raise any issue and may appear and be heard in the case, and may take such other and further actions as may be necessary and proper to discharge its duties.

     THE FOLLOWING IS A SUMMARY OF CERTAIN OF THE MORE SIGNIFICANT MATTERS TO OCCUR EITHER PURSUANT TO OR IN CONNECTION WITH THE FILING OF THE CHAPTER 11 CASES AND CONFIRMATION OF THE PLAN, A COPY OF WHICH ACCOMPANIES THIS PROSPECTUS AS ANNEX C AND TO WHICH REFERENCE SHOULD BE MADE FOR A FULL STATEMENT OF ITS TERMS. THIS SUMMARY ONLY HIGHLIGHTS CERTAIN SUBSTANTIVE PROVISIONS OF THE PLAN AND IS NOT A COMPLETE DESCRIPTION OF, OR A SUBSTITUTE FOR, A FULL AND COMPLETE READING OF THE PLAN, WHICH ALL HOLDERS OF CLAIMS AND EQUITY INTERESTS ARE

URGED TO REVIEW CAREFULLY. THE PLAN, IF CONFIRMED, WILL BE BINDING UPON THE PAGENET COMPANIES AND ALL HOLDERS OF CLAIMS AND EQUITY INTERESTS. THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE PLAN.

     The Plan defines two significant dates, the confirmation date and the effective date. The "confirmation date" is the date on which the Bankruptcy Court enters an order confirming the Plan on its docket. The "effective date" is a date selected by the PageNet Companies and Arch that is not more than five business days after the first date on which all of the following conditions have been satisfied:

     - the Plan is confirmed by the Bankruptcy Court;

     - no stay of the confirmation order is in effect and the confirmation order has not been modified, amended or supplemented; and

     - the conditions specified in the merger agreement have been satisfied or waived pursuant to the terms of the merger agreement.

     DURING THE PENDENCY OF THE CHAPTER 11 CASES THAT MAY BE FILED IN CONNECTION WITH THE RESTRUCTURING, THE PAGENET COMPANIES INTEND TO OPERATE THEIR BUSINESSES IN THE ORDINARY COURSE AND TO MAKE PAYMENT IN FULL ON A TIMELY BASIS FOR ALL GOODS AND SERVICES PROVIDED AFTER THE COMMENCEMENT OF THE CHAPTER 11 CASES. THE PAGENET COMPANIES ALSO WILL SEEK APPROVAL IMMEDIATELY UPON THE FILING OF THEIR PETITIONS TO PAY IN FULL IN THE ORDINARY COURSE OF BUSINESS THE PRE-PETITION CLAIMS OWING TO GENERAL UNSECURED CREDITORS THAT WERE INCURRED IN THE ORDINARY COURSE OF PAGENET'S BUSINESS (NOT INCLUDING CLAIMS UNDER THE SENIOR SUBORDINATED NOTES OR OLD STOCK RELATED CLAIMS). MANAGEMENT EXPECTS THAT THE PAGENET COMPANIES WILL HAVE SUFFICIENT FUNDS TO PAY THEIR PREPETITION AND POSTPETITION GENERAL UNSECURED CREDITORS IN THE ORDINARY COURSE OF BUSINESS THROUGH THE CONCLUSION OF THE CHAPTER 11 CASES. Under the Plan, only holders of senior subordinated note related claims, old stock related claims and claims resulting from the rejection of executory contracts or unexpired leases under the Plan will be required to file proofs of claim or equity interest with the Bankruptcy Court. Other creditors and stockholders will not be required to file proofs of claims or interests and it is not expected that they will be required to take any other action to receive payment on their claims or equity interests other than the tender of their senior subordinated notes or stock certificates unless such claim is disputed.

CLASSIFICATION OF CLAIMS AND EQUITY INTERESTS UNDER THE PLAN

     The Bankruptcy Code requires that the Plan classify the claims against, and equity interests in, the PageNet Companies. The Bankruptcy Code also provides that, except for certain claims classified for administrative convenience, the Plan may place a claim or equity interest in a particular class only if such claim or equity interest is substantially similar to the other claims or equity interests of such class. The PageNet Companies believe that all claims and equity interests have been appropriately classified in the Plan. The PageNet Companies have elected to separately classify general unsecured claims from claims arising under PageNet's senior subordinated notes because this class is comprised largely of trade creditors. Many of these creditors are key suppliers of products and services used by the PageNet Companies. Accordingly, any failure by PageNet to pay these trade creditors in accordance with the terms agreed upon could be detrimental to the ability of the PageNet Companies to obtain essential trade credit and could substantially impair the ability of the PageNet Companies to do business with trade creditors whose goods and services are essential for the PageNet Companies. The senior subordinated notes contain subordination provisions which the PageNet Companies believe also makes them significantly different from other unsecured claims and, therefore, properly classified separately. The Plan also classifies claims for rescission or damages related to the purchase or sale of a senior subordinated note with claims under the senior subordinated notes. Claims for rescission or damages might be subject to mandatory subordination under the Bankruptcy Code which could be contrary to the Plan's classification scheme. No such claims have been asserted against the PageNet Companies and the PageNet Companies do not believe any such claims exist.

     To the extent that the Bankruptcy Court finds that a different classification of claims or equity interests is required for the Plan to be confirmed, the PageNet Companies would likely seek (1) to modify the Plan to provide for whatever reasonable classification might be required for confirmation and (2) to use the acceptances received from any holder of claims or equity interests pursuant to this solicitation for the purpose of obtaining the approval of the class or classes of which such holder ultimately is deemed to be a member. Any such reclassification of holders, although subject to the notice and hearing requirements of the Bankruptcy Code, could adversely affect the class in which such holder was initially a member, or the class into which such member is reclassified or any other class under the Plan, by changing the composition of such class or the consideration available to distribute to the members of such class and the vote required for approval of the Plan. There can be no assurance that the Bankruptcy Court, after finding that a classification was inappropriate and requiring a reclassification, would approve the Plan based upon such reclassification. Except to the extent that modification of the classification provided for in the Plan adversely affects the treatment of a holder of claims or equity interests and requires resolicitation, the PageNet Companies will, in accordance with the Bankruptcy Code and the Bankruptcy Rules, seek a determination by the Bankruptcy Court that acceptance of the Plan by any holder of claims or interests pursuant to this solicitation will constitute a consent to the Plan's treatment of such holder regardless of the class as to which such holder is ultimately deemed to be a member.

     The Bankruptcy Code also requires that the Plan provide the same treatment for each claim or equity interest of a particular class unless the holder of a particular claim or equity interest agrees to a less favorable treatment of its claim or equity interest. The PageNet Companies believe that the Plan complies with this requirement of equal treatment.

     Only classes that are impaired, as defined under the Bankruptcy Code, under the Plan are entitled to vote to accept or reject the Plan, unless the class is deemed under the Bankruptcy Code to have rejected the Plan. As a general matter, a class of claims or equity interests is considered to be "unimpaired" under a plan or reorganization if the plan does not alter the legal, equitable and contractual rights of the holders of such claims or equity interests. Under the Bankruptcy Code, holders of unimpaired claims or equity interests are conclusively presumed to have accepted the Plan. Holders of claims or equity interests which will not receive or retain anything under the Plan are deemed to have rejected the Plan.

     The Plan classifies the claims of creditors and the interests of stockholders into the classes listed below for all purposes, including voting, confirmation, and distribution. A claim is in a particular class only to the extent that such claim is allowed in that class and has not been paid or otherwise settled prior to the effective date of the Plan. A claim is "allowed" if the claim is:

     - a claim that has been listed by the PageNet Companies in their respective schedules of liabilities filed with the Bankruptcy Court as not disputed, contingent or unliquidated and the PageNet Companies or any other party in interest has not filed an objection by the effective date;

     - a claim that has been timely filed on or before any applicable bar date set by the Bankruptcy Court or the Plan and either is not disputed by a timely objection or has been allowed by a final non-appealable order of the Bankruptcy Court;

     - a claim that is allowed:

        - in any stipulation of amount and nature of claim executed prior to the confirmation date and approved by the Bankruptcy Court;

        - in any stipulation with the PageNet Companies of amount and nature of claim executed on or after the confirmation date; or

        - in any contract, instrument, indenture or other agreement entered into or assumed in connection with the Plan;

     - a claim relating to a rejected executory contract or unexpired lease that is timely filed with the Bankruptcy Court and either

        - is not subject to a timely objection or

        - has been allowed by a final order; or

     - a claim that is allowed pursuant to the terms of the Plan.

A shareholder's interest is "allowed" if it is listed in the appropriate transfer books and records of Paging Network, Inc. as of the applicable record date.

     The classification of creditor claims and shareholder interests pursuant to the Plan is as follows:

CLASS                                                STATUS          VOTING RIGHTS
-----                                              ----------    ----------------------
Class 1 -- Priority Claims                         Unimpaired    -- not entitled to
                                                                    vote
Class 2 -- Bank Secured Claims                     Impaired      -- entitled to vote
Class 3 -- Other Secured Claims                    Unimpaired    -- not entitled to
                                                                    vote
Class 4 -- General Unsecured Claims                Unimpaired    -- not entitled to
                                                                    vote
Class 5 -- Senior Subordinated Note Claims         Impaired      -- entitled to vote
Class 6 -- Old Stock Related Claims                Impaired      -- entitled to vote
Class 7 -- Old Stock Interests                     Impaired      -- entitled to vote
Class 8 -- Subsidiary Stock Interests and          Impaired      -- entitled to vote
           Subsidiary Claims

SUMMARY OF TREATMENT UNDER THE PLAN

     In addition to the creditor claims classified above, certain other claims of creditors for expenses of administration, priority tax claims and claims under the anticipated debtor in possession financing arrangements are not classified and will be paid on the terms described below.

  A.  Administrative Expense Claims

     Administrative expense claims consist of the claims for the costs and expenses of administration as specified in the Bankruptcy Code, including:

     - the actual and necessary costs and expenses of operating the business and preserving the estate of the PageNet Companies following the commencement of the chapter 11 cases (such as wages, salaries or commissions for services and payments for goods and other services and leased premises);

     - compensation for legal, financial advisory, accounting and other services and reimbursement of expenses incurred by the debtor or any official committees and awarded or allowed under the Bankruptcy Code; and

     - all statutory fees and charges assessed against the estate.

Each holder of an allowed administrative expense claim will be paid the full unpaid amount of such allowed administrative expense claim in cash on the later of (1) the effective date or (2) the date such claim becomes an allowed administrative expense claim, or upon such other terms as may be agreed upon by such holder and the PageNet Companies or otherwise upon order of the Bankruptcy Court; provided, however, that allowed administrative expense claims representing obligations incurred in the ordinary course of business by the PageNet Companies or otherwise assumed by the PageNet Companies will be paid or performed by the reorganized PageNet Companies when due (either during the pendency of the chapter 11 cases or after the effective date) in accordance with the terms and conditions of the particular agreements governing such obligations.

  B.  Priority Tax Claims

     The Bankruptcy Code provides for priority payment of governmental units for specified types of taxes. On the effective date, each holder of a priority tax claim due and payable on or prior to the effective date will be paid cash in an amount equal to the amount of such priority tax claim unless it otherwise agrees with the PageNet Companies. The amount of any priority tax claim that is not an allowed claim or that is not otherwise due and payable on or prior to the effective date, and the rights of the holder of such claim, if any, to payment shall:

     - be determined in the manner in which the amount of such claim and the rights of the holder of such claim would have been determined if the chapter 11 cases had not been commenced;

     - survive the effective date and consummation of the Plan as if the chapter 11 cases had not been commenced; and

     - not be discharged.

  C.  Debtor-in-Possession (DIP) Facility Claims

     DIP facility claims consists of claims for monies to be borrowed by the PageNet Companies following the commencement of the chapter 11 cases. As of the date of this prospectus, the PageNet Companies have not received a commitment to provide them with DIP financing. While the PageNet Companies are presently negotiating such financing and believe they will obtain any commitments deemed necessary, there can be no assurance that such a commitment will be received. Each holder of an allowed DIP facility claim will be paid the full unpaid amount of such allowed DIP facility claim in cash on the later of (1) the effective date or (2) the date such claim becomes an allowed DIP facility claim, or upon such other terms as may be agreed upon by the holder of such claims and the reorganized PageNet Companies, or otherwise upon order of the Bankruptcy Court.

  D.  Treatment of Classified Creditor Claims

     Class 1 -- Priority Claims

     (a) Classification: Priority claims consist of all claims accorded priority in right of payment under the Bankruptcy Code, other than administrative expense claims, priority tax claims, and DIP facility claims.

     (b) Treatment: The legal, equitable and contractual rights of the holders of priority claims are unaltered by the Plan. Unless the holder of such claim and the PageNet Companies agree to a different treatment, each holder of an allowed priority claim shall receive one of the following alternative treatments, at the election of the PageNet Companies and Arch:

     - to the extent then due and owing on the effective date, such claim will be paid in full in cash;

     - to the extent not due and owing on the effective date, such claim will be paid in full in cash by the reorganized PageNet Companies when and as such claim becomes due and owing in the ordinary course of business; or

     - such claim will be otherwise treated in any other manner so that such claim shall otherwise be rendered unimpaired under the Bankruptcy Code.

Any other default with respect to any priority claim that occurred before or after the commencement of the chapter 11 cases shall be deemed cured upon the effective date.

     (c) Voting: Priority claims are not impaired and the holders of priority claims are conclusively deemed by the Bankruptcy Code to have accepted the Plan. Therefore, the holders of priority claims are not entitled to vote to accept or reject the Plan.

     Class 2 -- Bank Secured Claims

     (a) Classification: Bank secured claims consist of all claims arising from or relating to the PageNet Companies' pre-bankruptcy credit agreements.

     (b) Treatment: On the later of (1) the effective date or (2) the date on which a claim becomes an allowed bank secured claim and upon execution and delivery of a joinder agreement, each holder of an allowed bank secured claim will receive, in accordance with the terms of the Arch credit facility term sheet, and in full satisfaction of its allowed bank secured claim, either (x) Tranche B-1 Arch credit facility notes, or

(y) amended PageNet notes, in either case in a principal amount equal to the amount of such holder's allowed bank secured claim. More specifically, the Plan provides that with the approval of 100% of the existing lenders under the Arch credit facility, the allowed Class 2 bank secured claims will be assumed by Arch and will be converted to tranche B-1 loans under the Arch credit facility, as amended. In such event, the holders of such allowed Class 2 bank secured claims will receive tranche B-1 Arch credit facility notes in satisfaction of their allowed Class 2 claims. With the approval of less than 100% of the lenders under the Arch credit facility, but more than the required lenders under and as defined in the Arch credit facility, the existing PageNet Companies' credit agreement will remain in place, but will be amended and restated in connection with the Arch merger so that its warranties, events of default and other relevant provisions will be substantially the same as the corresponding provisions of the Arch credit facility, as amended, and the holders of allowed Class 2 bank secured claims will receive amended PageNet notes in full satisfaction of their allowed Class 2 bank secured claims. The specific terms of the Tranche B-1 notes and amended PageNet notes are described in the Arch credit facility term sheet attached to this prospectus as Annex D.

     (c) Voting: Bank secured claims are impaired and the holders of allowed bank secured claims are entitled to vote to accept or reject the Plan.

     Class 3 -- Other Secured Claims

     (a) Classification: Other secured claims consist of all claims against the PageNet Companies that are secured by assets of any PageNet Company, other than bank secured claims.

     (b) Treatment: The legal, equitable and contractual rights of the holders of Class 3 claims are unaltered by the Plan. Unless the holder of such claim, the PageNet Companies and Arch agree to a different treatment, each holder of an allowed other secured claim shall receive one of the following alternative treatments, at the election of the PageNet Companies and Arch:

     - the legal, equitable and contractual rights to which such claim entitles the holder shall be reinstated and the holder will be paid in accordance with such legal, equitable and contractual rights;

     - the PageNet Companies shall surrender all collateral securing such claim to the holder, in full satisfaction of such holder's allowed claim, without representation or warranty by or recourse against the PageNet Companies or the reorganized PageNet Companies; or

     - such claim will be otherwise treated in any other manner so that such claims shall otherwise be rendered unimpaired under the Bankruptcy Code.

Any other default with respect to any other secured claim that occurred before or after the commencement of the chapter 11 cases shall be deemed cured upon the effective date.

     (c) Voting: Other secured claims are not impaired and the holders of other secured claims are conclusively deemed by the Bankruptcy Code to have accepted the Plan. Therefore, the holders of other secured claims are not entitled to vote to accept or reject the Plan.

     Class 4 -- General Unsecured Claims

     (a) Classification: General unsecured claims consist of all unsecured claims against the PageNet Companies, other than the claims of holders of the senior subordinated notes.

     (b) Treatment: The legal, equitable and contractual rights of the holders of general unsecured claims are unaltered by the Plan. Unless the holder of such claim, the PageNet Companies and Arch agree to a different treatment, each holder of an allowed general unsecured claim shall receive one of the following alternative treatments, at the election of the PageNet Companies and Arch:

     - to the extent then due and owing on the effective date, such claim will be paid in full in cash;

     - to the extent not due and owing on the effective date, such claim will be paid in full in cash (1) when and as such claim becomes due and owing in the ordinary course of business or (2) to the extent such claim arises from the rejection of an executory contract or unexpired lease, when such claim becomes an allowed claim; or

     - such claim will be otherwise treated in any other manner so that such claim shall otherwise be rendered unimpaired under the Bankruptcy Code.

Any other default with respect to any general unsecured claim that occurred before or after the commencement of the chapter 11 cases shall be deemed cured upon the effective date.

     (c) Voting: General unsecured claims are not impaired and the holders of general unsecured claims are conclusively deemed by the Bankruptcy Code to have accepted the Plan. Therefore, the holders of general unsecured claims are not entitled to vote to accept or reject the Plan.

     Class 5 -- Senior Subordinated Note Claims

     (a) Classification: Senior subordinated note claims consist of the claims against the PageNet Companies

     - of the holders of:

        - the 8.875% senior subordinated notes due 2006.

        - the 10.125% senior subordinated notes due 2007; and

        - the 10% senior subordinated notes due 2008;

     - of the present or former holders of senior subordinated notes which arise from rescission of or the purchase or sale of any senior subordinated note.

Claims for principal and accrued interest under any senior subordinated note will be deemed to be allowed. Any other claim under any senior subordinated note will be required to be filed on or before a bar date to be set by the bankruptcy court or such claims will be forever barred and discharged.

     (b) Treatment: On the effective date, each holder (excluding Arch and its subsidiaries) of an allowed senior subordinated note claim will receive a pro rata share of (1) 76,918,795 shares of Arch common stock and (2) 13,780,000 shares of Class B common stock of Vast. For a breakdown of the number of shares of Arch common stock and Vast Class B common stock to be distributed per $1,000 in principal amount of senior subordinated notes, see "Summary -- The Exchange Offer."

     (c) Voting: Senior subordinated note claims are impaired under the Plan and the holders of allowed senior subordinated note claims are entitled to vote to accept or reject the Plan.

     Class 6 -- Old Stock Related Claims

     (a) Classification: Old stock related claims consist of the claims, if any, for rescission of or a purchase or sale of an equity interest in Paging Network, Inc. for damages arising from the purchase or sale of such an equity interest, or for reimbursement or contribution on account of such claim. Proofs of claim with respect to any old stock related claims will be required to be filed on or before a bar date to be set by the Bankruptcy Court or such claims will be forever barred and discharged. Any such old stock related claims shall be deemed to be subordinated to all other creditor claims pursuant to the Bankruptcy Code and shall have the same priority as Class 7 old stock interests.

     (b) Treatment: On the later of (1) the effective date, or (2) the date an old stock related claim becomes an allowed claim, the holder of such an allowed old stock related claim will receive, together with the holders of allowed Class 7 old stock interests, a pro rata share of (x) the Arch common stock available to Paging Network, Inc. stockholders under the merger agreement and (y) the 2,320,000 shares of the Class B common stock of Vast.

     (c) Voting: Old stock related claims are impaired and the holders of allowed stock related claims are entitled to vote to accept or reject the Plan.

  E.  Treatment of Stockholder Interests

     Class 7 -- Old Stock Interests

     (a) Classification: Old stock interests consist of all equity interests in PageNet.

     (b) Treatment: On the effective date each holder of an allowed old stock interest (excluding Arch and any of its subsidiaries) will receive, together with the holders of allowed Class 6 old stock related claims, a pro rata share of (1) Arch common stock available to Paging Network, Inc. stockholders under the merger agreement, and (2) the 2,320,000 shares of Class B common stock of Vast. As of December 1, 1999, for each 100 shares of PageNet common stock, there would have been distributed (i) 12.47 shares of Arch common stock and (ii) 2.23 shares of Vast Class B common stock, assuming there are no Class 6 old stock related claims.

     (c) Voting: Old stock interests are impaired and the holders of allowed old stock interests are entitled to vote to accept or reject the Plan.

     Class 8 -- Subsidiary Stock Interests and Subsidiary Claims

     (a) Classification: Subsidiary stock interests consist of all equity interest of Paging Network, Inc. in each of its operating subsidiaries that becomes a debtor in the chapter 11 cases and of any such operating subsidiary in any other operating subsidiary that becomes a debtor in the chapter 11 cases. Subsidiary claims consist of all inter-company claims by a PageNet Company against another PageNet Company

     (b) Treatment: On the effective date no distributions will be made on account of subsidiary claims. Paging Network, Inc., as reorganized under the Plan, will retain its interest in each of its operating subsidiaries that become a debter in the chapter 11 cases and each such operating subsidiary, as reorganized under the Plan, will retain its equity interest in each other operating subsidiary that became a debtor in the chapter 11 cases. Each of the PageNet Companies, as reorganized under the Plan will retain its equity interests in any other PageNet Company as reorganized under the Plan.

     (c) Voting: Subsidiary stock interests and subsidiary claims are impaired, and the holders of such claims and interests are entitled to vote to accept or reject the Plan.

SUMMARY OF OTHER PROVISIONS OF THE PLAN

  Releases

     The Plan provides for certain releases and exculpation to be granted by the PageNet Companies and for injunctions in favor of the following classes of entities and individuals in consideration of the contributions of certain parties to the chapter 11 cases, including, but not limited to:

     - those holders of the PageNet Companies secured bank claims who vote in favor of the Plan and thereby provide the financial support necessary for consummation of the Plan;

     - Arch, its subsidiaries, and their officers, directors and agents; and

     - officers and directors of the PageNet Companies.

The Plan provides an injunction barring the commencement or continuation of any claims against those entities and individuals on account of claims of the PageNet Companies which are released pursuant to its terms; provided, however, that the injunction does not preclude police or regulatory agencies from fulfilling their statutory duties.

     Specifically, the Plan provides that the PageNet Companies will release, upon the effective date, the foregoing persons and entities from any and all claims and causes of action, whether known or unknown, foreseen and unforeseen, existing or hereafter arising, that the PageNet Companies or their subsidiaries would have been legally entitled to assert against any of them relating to any event occurring on or before the effective date of the Plan, including avoidance actions and recovery actions under various applicable sections of the Bankruptcy Code. The release by the PageNet Companies does not affect any liability of:

     - Arch resulting from any breach of the merger agreement; or

     - any person or entity for:

        - any fraud, gross negligence or willful misconduct;

        - loans by the PageNet Companies; or

        - contractual obligations owed to the PageNet Companies.

     The Plan also provides that the PageNet Companies and the persons and entities receiving releases under the Plan shall be exculpated from any liability to any person or entity for any act or omission in connection with or related to the negotiation, formulation, preparation and confirmation of the Plan, the consummation and administration of the Plan, the disclosure statement, the chapter 11 cases, or the property distributed under the Plan. The foregoing exculpation does not affect any liability of (1) the PageNet Companies or Arch resulting from any breach of the merger agreement or (2) any person or entity for any fraud, gross negligence or willful misconduct.

  Executory Contracts and Unexpired Leases

     Under the Bankruptcy Code, the PageNet Companies may assume or reject executory contracts and unexpired leases. As a general matter, an "executory contract" is a contract under which material performance (other than solely the payment of money) remains to be made by each party to the contract. On the effective date, all executory contracts and unexpired leases of the PageNet Companies will be deemed assumed in accordance with the provisions and requirements of the Bankruptcy Code, except those executory contracts and unexpired leases that:

     - have been rejected by order of the Bankruptcy Court;

     - are then the subject of a motion to reject pending on the effective date;

     - are identified on a list of contracts to be rejected to be filed with the Bankruptcy Court on or before the confirmation date; or

     - are rejected pursuant to the terms of the Plan.

Proofs of claim with respect to any claims arising from rejection of any executory contract or unexpired lease must be filed with the Bankruptcy Court within 30 days after the date of entry of an order of the Bankruptcy Court approving such rejection. Such claims are classified and treated as Class 4 general unsecured claims under the Plan. Any claims not timely filed will be forever barred from assertion.

     On the confirmation date, the PageNet Companies will be deemed to have assumed the merger agreement unless the merger agreement is assumed by the PageNet Companies prior to the confirmation date pursuant to an order of the Bankruptcy Court.

  Indemnification of Directors, Officers and Employees

     The Plan provides that the obligations of the PageNet Companies to indemnify any person serving at any time on or prior to the effective date as one of its directors, officers, or employees by reason of such person's service in such capacity, to the extent provided in the PageNet Companies's constituent documents or by written agreement or Delaware law, shall be deemed and treated as executory contracts that are assumed by the PageNet Companies as of the effective date. Accordingly, such indemnification obligations shall survive unimpaired and unaffected by entry of the confirmation order, irrespective of whether such indemnification becomes owing on account of an act or event occurring before or after the commencement of the chapter 11 cases.

  Continued Corporate Existence and Vesting of Assets in New PageNet

     Each of the PageNet Companies shall continue to exist after the effective date as separate reorganized corporate entities, with all the powers of a corporation under Delaware or other applicable law. Except as otherwise provided in the Plan or the confirmation order, on and after the effective date each PageNet Company shall retain its equity interest in each other PageNet Company and all of their respective property and any property acquired by the PageNet Companies under the Plan shall vest in the respective PageNet Companies as reorganized under the Plan, free and clear of all claims, liens, charges, or other encumbrances and equity interests except as provided for in the Plan or the confirmation order. On and after the effective date, the reorganized PageNet Companies may operate their businesses and may use, acquire or sell property and compromise or settle any claims or equity interests, without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules, other than those restrictions expressly imposed by the Plan and the order of the Bankruptcy Court confirming the Plan. The Plan provides that, except as otherwise provided therein, the reorganized PageNet Companies will retain the exclusive right to pursue certain causes of action against third parties (including actions to recover certain payments or transfers that may have been made to creditors or other parties prior to the commencement of the chapter 11 cases). The reorganized PageNet Companies will have the right to pursue such causes of action to the extent they determine that such pursuit is in their best interest.

  Amendments to Certificate of Incorporation and By-Laws

     On the effective date, upon consummation of the merger contemplated by the Plan, (1) the certificate of incorporation of Paging Network, Inc., as amended and restated in its entirety as set forth in Exhibit A to the merger agreement, shall be the certificate of incorporation of the reorganized Paging Network, Inc. and (2) the bylaws of the subsidiary used by Arch to effectuate the merger as in effect immediately prior to the effective date, shall be the bylaws of the reorganized Paging Network, Inc.

     The Bankruptcy Code requires that upon the confirmation of a plan of reorganization a debtor's charter documents must contain certain provisions, including a provision prohibiting the issuance of non-voting equity securities. To comply with this requirement, the Plan provides that reorganized PageNet Companies will file an amended certificate of incorporation with the Secretary of State of the State of Delaware in accordance with law. The amended certificates of incorporation will prohibit the issuance of nonvoting equity securities to the extent required by the Bankruptcy Code. After the effective date, reorganized PageNet Companies reserve the right to amend and restate their certificates of incorporation and other constituent documents as permitted by law. At present, the PageNet Companies do not contemplate any such amendments.

  Retention of Jurisdiction by the Bankruptcy Court

     Under the terms of the Plan, after the effective date the Bankruptcy Court will retain exclusive jurisdiction over the chapter 11 cases relating to the PageNet Companies to:

     - allow, disallow, determine, liquidate, classify, estimate or establish the priority or secured or unsecured status of any claim, including the resolution of any request for payment of any administrative expense claim and the resolution of any and all objections to the allowance or priority of claims or equity interests;

     - grant or deny any applications for allowance of compensation or reimbursement of expenses authorized pursuant to the Bankruptcy Code or the Plan, for periods ending on or before the effective date;

     - resolve any matters related to the assumption, assumption and assignment or rejection of any executory contract or unexpired lease to which a PageNet Company is a party or with respect to which a PageNet Company may be liable and to hear, determine, and if necessary, liquidate, any claims arising from such matters, including those matters related to the amendment after the effective date pursuant to the Plan to add any executory contracts or unexpired leases to the list of executory contracts and unexpired leases to be rejected;

     - ensure that distributions to holders of allowed claims and equity interests are accomplished pursuant to the provisions of the Plan, including ruling on any motion filed pursuant to the Plan;

     - decide or resolve any motions, adversary proceedings, contested or litigated matters and any other matters and grant or deny any applications involving the PageNet Companies that may be pending on the effective date;

     - enter such orders as may be necessary or appropriate to implement or consummate the provisions of the Plan and all contracts, instruments, releases, indentures and other agreements or documents created in connection with the Plan, the disclosure statement or the confirmation order;

     - resolve any cases, controversies, suits or disputes that may arise in connection with the consummation, interpretation or enforcement of the Plan or any obligations incurred in connection with the Plan;

     - issue injunctions, enter and implement other orders or take such other actions as may be necessary or appropriate to restrain interference with consummation or enforcement of the Plan;

     - resolve any cases, controversies, suits or disputes with respect to the releases, injunction and other provisions contained in the Plan and enter such orders as may be necessary or appropriate to implement such releases, injunction and other provisions;

     - enter and implement such orders as are necessary or appropriate if the confirmation order is for any reason modified, stayed, reversed, revoked or vacated;

     - determine any other matters that may arise in connection with or relate to the Plan, the disclosure statement, the confirmation order or any contract, instrument, release, indenture or other agreement or document created in connection with the Plan or the disclosure statement; and

     - enter an order and/or final decree concluding the chapter 11 cases.

  Cancellation of Instruments and Securities

     On the effective date, except as otherwise provided in the Plan, the senior subordinated notes issued by Paging Network, Inc., the old common stock and the old stock options will be deemed canceled. In addition, the senior subordinated note indentures will be canceled and will have no further force or effect except to the limited extent required to allow for the distributions to be made in accordance with the mechanics set out in the Plan.

  Issuance of New Securities; Execution of Related Documents

     On the effective date, the reorganized PageNet Companies or Arch shall issue or cause to be distributed all securities, notes, instruments, certificates, and other documents required to be issued pursuant to the Plan, including, without limitation, the Arch common stock and the Vast Class B common stock, all of which shall be distributed as provided in the Plan. The reorganized PageNet Companies shall execute and deliver such other agreements, documents and instruments as are required to be executed pursuant to the terms of the Plan.

  Management

     The Plan provides that (1) the directors of the Arch merger subsidiary immediately prior to the effective date shall be the initial directors of the reorganized Paging Network, Inc. and (2) the officers of Paging Network, Inc. immediately prior to the effective date shall be the initial officers of the reorganized Paging Network, Inc. The PageNet Companies will disclose, on or prior to the confirmation date, the identity and affiliations of any person proposed to serve on the initial board of directors or as an initial officer of the other reorganized PageNet Companies, and, to the extent such person is an insider (as defined the Bankruptcy Code), the nature of any compensation for such person.

  Subordination

     The classification and manner of satisfying all claims and equity interests and the respective distributions and treatments under the Plan takes into account the relative priority of the claims and equity interests in each class in connection with any contractual, legal or equitable subordination and any and all such rights are settled, compromised and released pursuant to the Plan. Accordingly, without limitation, the confirmation order will permanently enjoin, effective as of the effective date, all persons and entities from enforcing or attempting to enforce any related contractual, legal or equitable subordination rights relating thereto, whether arising under general principles of equitable subordination rights satisfied, compromised and settled under the Plan.

  Resolution of Disputed Claims

     After the confirmation date, only the PageNet Companies will have the authority to file objections to claims or settle, compromise, withdraw or litigate to judgment objections to claims. On and after the confirmation date, the PageNet Companies can settle or compromise disputed claims without Bankruptcy Court approval. The PageNet Companies reserve the right to ask the Bankruptcy Court to estimate any contingent claim regardless of whether there has been a previous objection to such claim. The estimated amount will be either the allowed amount or a maximum limitation on such claim, as determined by the Bankruptcy Court.

     Under the Plan, holders of claims (other than claims arising from the rejection of executory contracts or unexpired leases, senior subordinated note related claims and old stock related claims) or equity interests are not required to file proofs of claim or equity interest with the Bankruptcy Court. In order to utilize the claims disallowance procedures of the Bankruptcy Code against a holder of a claim, the PageNet Companies would be required to schedule as disputed, unliquidated or contingent any claim to which it objects or to file a separate objection to such claim and to obtain an order from a court sustaining such objection. Additionally, the PageNet Companies would be permitted to object to or contest any claim in the Bankruptcy Court or in any appropriate non-bankruptcy forum, and, if such claim is discharged pursuant to the Plan, to assert as a defense that such claim has been discharged.

  Distributions for Claims Allowed as of the Effective Date

     Except as otherwise provided in the Plan or as may be ordered by the Bankruptcy Court, distributions to be made on the effective date on account of claims that are allowed as of the effective date and are entitled to receive distributions under the Plan shall be made on the effective date or as soon thereafter as is practical. Distributions on account of claims that become allowed claims after the effective date shall be made 20 days after the end of the calendar quarter in which such claim was allowed.

  Distributions with Respect to the Bank Secured Claims

     All Tranche B-1 Arch credit facility notes or Amended PageNet Notes to be distributed on account of allowed bank secured claims will be delivered by Arch to the bank group's administrative agent for delivery by the administrative agent bank to the holders of such claims, provided however, that holders of allowed bank secured claims shall not receive, or be entitled to receive any Tranche B-1 Arch credit facility notes or amended PageNet notes or other distributions provided for in the Plan prior to executing a joinder agreement.

  Distributions with Respect to the Senior Subordinated Note Claims, Old Stock Related Claims and the Old Stock Interests

     All distributions provided for in the Plan on account of allowed senior subordinated note claims, allowed old stock related claims and allowed old stock interests will be made by Arch and the reorganized PageNet Companies to an exchange agent for delivery by the exchange agent to the holders of such claims and interests. Notwithstanding the provisions of the Plan regarding cancellation of the senior subordinated note indentures, the senior subordinated note indentures shall continue in effect to the extent necessary to allow the exchange agent to make distributions to holders of allowed senior subordinated note claims.

     As soon as practicable after the effective date, the exchange agent will send a transmittal letter to each holder of an allowed senior subordinated note claim or an allowed old stock interest advising such holder of the effectiveness of the Plan and the instructions for delivering any senior subordinated notes and old common stock in exchange for the Arch common stock and the Vast Class B common stock distributable pursuant to the Plan.

     In the event any senior subordinated notes or old common stock shall have been lost, stolen or destroyed, then upon the delivery to the exchange agent of an appropriate affidavit and bond, the exchange agent will issue the shares of Arch common stock and Vast Class B common stock distributable pursuant to the Plan.

     Any holder of a senior subordinated note claim or old common stock interest that fails to surrender the applicable senior subordinated note or old common stock (or loss affidavit and bond) (i) within 180 days after the effective date, will be entitled to look only to the reorganized PageNet Companies for their distributions under the Plan or (ii) within 3 years after the effective date will have its claim or equity interest discharged and shall be forever barred from asserting any such claim or equity interest.

     As of the close of business on the business date immediately preceding the effective date, the applicable transfer books for the senior subordinated notes and the old common stock will be closed and any further transfers will be prohibited. In the event of a transfer of ownership of a senior subordinated note or old common stock that is not registered in the applicable transfer books, distributions under the Plan shall be delivered to the holder of record as indicated by the applicable transfer books unless the transferee of such holder delivers an appropriate letter of transmittal to the exchange agent and appropriate documentation to evidence that such transfer was in fact made and that all applicable transfer taxes have been paid. If any Arch common stock or Vast Class B common stock is to be issued in a name other than that in which the senior subordinated note or old common stock surrendered in exchange therefor is registered, the senior subordinated note or old common stock so surrendered shall be transferable to the person designated by the registered holder upon presentation of the note or stock, properly assigned and endorsed, and an affidavit that the transfer is otherwise proper and the person requesting the transfer has paid all applicable taxes.

     If and when a dividend or other distribution is declared by Arch with respect to Arch common stock, or Vast with respect to Vast Class B common stock, the record date for which is on or after the effective date, that declaration shall include dividends or other distributions with respect to all shares of Arch common stock or Vast Class B common stock distributable pursuant to the Plan. Such dividends and other distributions will not be paid to any holder of any unsurrendered senior subordinated note or old common stock until such note or stock is surrendered in accordance with the provisions of the Plan. Subject to the provisions of the Plan, at any meeting of stockholders of Arch or Vast with a record date on or after the effective date, registered holders of unsurrendered senior subordinated notes or old common stock shall be entitled to vote the number of shares of Arch common stock or Vast Class B common stock represented by such senior subordinated notes or old common stock, regardless of whether such holders have exchanged their senior subordinated notes or old common stock; provided, however, that any such vote shall be at the times, upon the conditions, and in the manner prescribed by the certificate of incorporation and bylaws of Arch or Vast, respectively.

     Notwithstanding any other provision of the Plan, the Arch common stock will only be issued in whole shares. In lieu of any fractional shares, the exchange agent will make a cash payment determined by multiplying such fraction (rounded to the nearest one-hundredth of a share) by the average closing price of a share of Arch common stock, as reported in The Wall Street Journal, New York City edition, 10 days immediately prior to the effective date.

  Distributions with Respect to the Old Stock Option Interests

     As soon as practicable after the effective date, Arch will send appropriate notices to each stock plan administrator for delivery to holders of allowed old stock option interests setting forth such holders' rights pursuant to the substitute options to be issued under the Plan.

  Distributions with Respect to the Other Claims

     All distributions provided for in the Plan on account of all other allowed claims will be made by the reorganized PageNet Companies, or their disbursing agent.

  Undeliverable and Unclaimed Distributions

     All distributions under the Plan will be sent by mail to the latest mailing address filed with the Bankruptcy Court for the party entitled thereto or, if no such mailing address has been so filed, the mailing address reflected in the PageNet Companies schedules or, in the case of the holders of allowed senior subordinated note claims, to the latest mailing address maintained of record by the pertinent indenture trustee.

     If any distribution is returned as undeliverable, no further distributions shall be made to such holder until the reorganized PageNet Companies are notified in writing of such holder's then-current address. The reorganized PageNet Companies will file with the Bankruptcy Court, from time to time, a listing of the holders of unclaimed distributions. This list will be maintained until the entry of an order and/or final decree concluding the chapter 11 cases. Any holder of an allowed claim or allowed equity interest that fails to assert a claim or interest for an undeliverable distribution within 3 years after the effective date will have its claim or interest for such undeliverable distribution discharged and shall be forever barred from asserting any such claim or interest. Within 20 days after the end of each calendar quarter following the effective date, the reorganized PageNet Companies or Arch shall make all distributions provided under the Plan that become deliverable during the preceding calendar quarter.

     In connection with the Plan, to the extent applicable, the PageNet Companies shall comply with all tax withholding and reporting requirements imposed on them by any governmental unit, and all distributions pursuant to the Plan shall be subject to such withholding and reporting requirements.

  Setoffs

     The reorganized PageNet Companies may, pursuant to the Bankruptcy Code or any other applicable bankruptcy or non-bankruptcy law, set off against any allowed claim and the distributions to be made pursuant to the Plan on account of such claim (before any distribution is made on account of such claim), the claims, rights and causes of action of any nature that the PageNet Companies or the reorganized PageNet Companies may hold against the holder of such allowed claim; provided, however, that neither the failure to effect such a setoff nor the allowance of any claim hereunder shall constitute a waiver or release by the PageNet Companies or the reorganized PageNet Companies of any such claims, rights and causes of action that the PageNet Companies or the reorganized PageNet Companies may possess against such holder.

CONDITIONS TO CONSUMMATION

     It is a condition to consummation of the Plan that the following conditions have been satisfied or waived pursuant to the Plan:

     - the confirmation order has been signed by the Bankruptcy Court and duly entered on the docket for the chapter 11 cases by the clerk of the Bankruptcy Court in form and substance acceptable to the PageNet Companies and Arch;

     - the confirmation order shall be a final non-appealable order; and

     - all conditions precedent to the closing of the merger shall have been satisfied or waived.

  Waiver of Conditions

     The conditions precedent to the closing of the merger may be waived only pursuant to the terms of the merger agreement. The remaining conditions precedent to consummation may be waived with the consent of Arch, Arch's merger subsidiary and the PageNet Companies. The PageNet Companies may waive any such conditions without leave or order of the Bankruptcy Court, and without any formal action other than proceeding to consummate the Plan.

  Effect of Vacation of Confirmation Order

     If the confirmation order is vacated, the Plan shall be null and void in all respects, except for the assumption of the merger agreement which will continue in effect, and nothing contained in the Plan or the disclosure statement shall:

     - constitute a waiver or release of any claims by or against, or any equity interests in, the PageNet Companies;

     - prejudice in any manner the rights of the PageNet Companies; or

     - constitute an admission, acknowledgment, offer or undertaking by the PageNet Companies in any respects.

EFFECT OF CONSUMMATION OF THE PLAN

  Vesting of Rights

     Except as otherwise provided in the Plan or the confirmation order, on and after the effective date, all property of the PageNet Companies and any property acquired by the PageNet Companies under the Plan shall vest in the PageNet Companies, as reorganized under the Plan, free and clear of all claims, liens, charges, or other encumbrances and equity interests.

  Discharge

     Except as provided in the Plan or the confirmation order:

     - the rights afforded in the Plan and the treatment of all claims and equity interests therein, shall be in exchange for and in complete satisfaction, discharge and release of claims and equity interests of any nature whatsoever, including any interest accrued on such claims from and after the date the PageNet Companies file the chapter 11 cases with the Bankruptcy Court, against the PageNet Companies, or any of their assets or properties;

     - on the effective date, all such claims against the PageNet Companies shall be satisfied, discharged and released in full; and

     - all persons and entities shall be precluded from asserting against the PageNet Companies, the reorganized PageNet Companies, their successors or their assets or properties any other or further claims or equity interests based upon any act or omission, transaction or other activity of any kind or nature that occurred prior to the confirmation date.

  Binding Effect

     The provisions of the Plan, if confirmed, will bind all holders of claims and equity interests regardless of whether they accept the Plan or are entitled to vote with respect to the Plan. The distributions provided for in the Plan, if any, will be in exchange for and in complete satisfaction, discharge and release of all impaired claims against and equity interests in the PageNet Companies or any of their assets or properties, including any impaired claim or equity interest accruing after the date of the commencement of the chapter 11 cases and prior to the confirmation date. All holders of impaired claims and equity interests will be precluded from asserting any claim against the PageNet Companies or their assets or properties based on any transaction or other activity of any kind that occurred prior to the confirmation date.

MODIFICATION OF THE PLAN

     Amendments to any material provisions of the Plan may be made by the PageNet Companies only with the consent of Arch. Any amendments or modifications to the Plan made after the date the chapter 11 cases are filed and before or after the confirmation date may be made only in accordance with the provisions of the Bankruptcy Code and the Bankruptcy Rules. The PageNet Companies reserve the right to use acceptances obtained with respect to the Plan to confirm any amendments to the Plan to the extent permitted by law.

     The PageNet Companies will resolicit acceptances of the Plan only if a modification to the Plan adversely changes the treatment of the claim of any creditor or the interest of any equity security holder who has not accepted in writing the modification.

     At all times the PageNet Companies reserve the right, subject to their obligations under the merger agreement, in their sole discretion not to file the Plan, or, if they file the Plan, to withdraw the Plan at any time prior to confirmation, in which case the Plan will be deemed to be null and void. In such an event, nothing contained in the Plan or this prospectus will be deemed to constitute a waiver or release of any claims by or against the PageNet Companies or any other person, nor shall the Plan or this prospectus prejudice in any manner the rights of the PageNet Companies or constitute an admission, acknowledgment, offer or undertaking by the PageNet Companies in any respects.

INTENDED ACTIONS DURING THE CHAPTER 11 CASES

     In addition to seeking confirmation of the Plan, during the pendency of the chapter 11 cases, the PageNet Companies intend to seek relief from the Bankruptcy Court as to various matters, certain of which are described below. While the PageNet Companies believe each of the requests, if granted, would facilitate the chapter 11 cases, there can be no assurance that the Bankruptcy Court will grant any such relief or that circumstances will not change in a manner that causes the PageNet Companies to elect not to request such relief.

  Provisions Relating to the Merger Agreement

     Under the merger agreement, upon the commencement of the chapter 11 cases the PageNet Companies are required to seek Bankruptcy Court approval of the provisions of the merger agreement that restrict the PageNet Companies' ability to solicit other offers for the PageNet Companies' businesses, and that require
(1) the PageNet Companies to pay a termination fee to Arch upon certain termination events and (2) Arch to pay a termination fee to the PageNet Companies upon certain termination events. The PageNet Companies intend to seek such approval from the Bankruptcy Court pursuant to the terms of the merger agreement. In the event such approval is not obtained within 30 days of the commencement of the chapter 11 cases, Arch has the right to terminate the merger agreement without paying a termination fee to the PageNet Companies.

  Payment of Prepetition General Unsecured Claims

     During the pendency of the chapter 11 cases that may be filed in connection with the restructuring, the PageNet Companies intend to operate their businesses in the ordinary course and to make payment in full on a timely basis for all goods and services provided after the commencement of the chapter 11 cases. The PageNet Companies also will seek approval immediately upon the filing of their petitions to pay in full in the ordinary course of business the pre-petition claims owing to general unsecured creditors that were incurred in the ordinary course of PageNet's business (not including claims under the senior subordinated notes or old stock related claims). Management expects that the PageNet Companies will have sufficient funds to pay their prepetition and postpetition general unsecured creditors in the ordinary course of business through the conclusion of the chapter 11 cases.

  Provisions for Employees; Retention Programs; Employment Contracts

     The PageNet Companies intend to seek relief from the Bankruptcy Court so that salaries, wages accrued and unpaid vacation, health benefits, severance benefits and similar employee benefits will be unaffected by the filing of the chapter 11 cases. The PageNet Companies intend to seek the approval of the Bankruptcy Court, immediately upon commencement of the chapter 11 cases, to honor payroll checks outstanding as of the date of the commencement of the chapter 11 cases, to permit employees to utilize their paid vacation time which was accrued prior to the filing and to continue paying medical and other employee benefits under the applicable health plans. The PageNet Companies also intend to seek the authority to honor their executive retention program and employee retention program and assume employee contracts with certain executives and key managers. There can be no assurance, however, that all or part of such approval will be obtained.

Employee claims and benefits not paid or honored, as the case may be, prior to the consummation of the Plan, will be paid or honored upon consummation or as soon thereafter as such payment or other obligation becomes due or payable. Employee benefit claims that accrue prior to the date of the commencement of the chapter 11 cases, will receive unimpaired treatment under the terms of the Plan.

  Cash Management

     The PageNet Companies believe it would be disruptive to their operations if they were forced to significantly change their cash management system upon the commencement of the chapter 11 cases. The PageNet Companies intend to seek relief from the Bankruptcy Court immediately upon commencement of the chapter 11 cases (1) to be authorized to maintain their cash management system and (2) to grant a superpriority claim to any PageNet Company that advances funds to any other PageNet Company through the consolidated cash management system during the chapter 11 cases in the amount of such advance, in the borrowing PageNet Company's chapter 11 case.

  Retention of Professionals

     The PageNet Companies intend to seek authority to employ Houlihan, Lokey, Howard & Zukin Capital as their financial advisor and investment banker,
               , as their general bankruptcy counsel, Mayer, Brown & Platt as their special counsel for corporate matters, Ernst & Young LLP as their auditor,
and                as their public relations advisors.

  Bar Date for Certain Senior Subordinated Note Related Claims and Old Stock Related Claims

     The PageNet Companies intend to seek an order setting a bar date by which the holders of any and all senior subordinated note claims that intend to assert a claim for amounts due with respect to any senior subordinated note, other than for principal and accrued interest which are deemed allowed under the Plan, and the holders of old stock related claims, will be required to file a proof of claim setting forth the basis for and evidencing their alleged claims. The failure of any holder to file their claim on or before the bar date set by the bankruptcy court will forever bar such holder from asserting such claim against any PageNet Company.

  Insurance Programs

     The PageNet Companies intend to seek the authority to maintain and continue their insurance programs, including workers' compensation, as such programs are presently administered.

  Trade Payables

     The PageNet Companies intend to seek the authority to pay all pre-petition trade payables and to honor all obligations to its trade vendors.

  Utility Service

     The PageNet Companies intend to seek an order restraining utilities from discontinuing, altering or refusing service.

CONFIRMATION STANDARDS

     The Bankruptcy Code sets forth the requirements that must be satisfied to confirm a plan of reorganization. A number of the more significant confirmation requirements are discussed below. The PageNet Companies believe that they have complied or will comply with each of these requirements.

  Good Faith and Compliance with Law

     The Bankruptcy Code requires that a plan of reorganization be proposed in good faith and disclose certain relevant information regarding payments due and the nature of compensation to insiders. The PageNet

Companies believe they have satisfied these requirements and will seek a ruling to that effect from the Bankruptcy Court in connection with confirmation of the Plan.

  Best Interests

     The Bankruptcy Code requires that, with respect to each impaired class, each member of such class either:

     - accepts the Plan; or

     - will receive or retain under the Plan on account of its claim or equity interest property of a value, as of the effective date, that is at least equal to the value of the property that such member of the class would receive or retain if the PageNet Companies were liquidated under chapter 7 of the Bankruptcy Code.

The PageNet Companies believe that the Plan meets this test and will seek appropriate findings from the Bankruptcy Court in connection with the confirmation of the Plan. See "Liquidation Analysis."

  Feasibility

     The Bankruptcy Court must also determine that the Plan is feasible and is not likely to be followed by liquidation or further reorganization of the PageNet Companies. To determine whether the Plan meets this requirement, the PageNet Companies have analyzed their ability, along with Arch, to meet their obligations under the Plan. This analysis includes a forecast of financial performance of Arch and the reorganized PageNet Companies. Such forecast, together with the underlying assumptions, is set forth in Annex E to this prospectus under "Unaudited Combined Company Projections." Based upon such forecast, the PageNet Companies believe that they will have the financial capability to satisfy their obligations following the effective date. Accordingly, the PageNet Companies will seek a ruling to that effect in connection with the confirmation of the Plan.

  Plan Acceptance

     The Bankruptcy Code requires, subject to certain exceptions, that the Plan be accepted by all impaired classes of claims and equity interests. Classes of claims that are not "impaired" under a plan are deemed to have accepted the plan and are not entitled to vote. A class of claims accepts a plan if the holders of at least 66 2/3% in dollar amount and more than one-half in number of the allowed claims in that class that actually vote on the plan, vote to accept the plan. A class of equity interests accepts a plan if at least 66 2/3% of the allowed interests in that class that actually vote on the plan vote to accept the plan. Holders of claims or equity interests who fail to vote or who abstain will not be counted to determine the acceptance or rejection of the Plan by any impaired class. The PageNet Companies may, however, request confirmation of the Plan even though some impaired classes have not accepted the Plan.

     The Bankruptcy Code provides that acceptances obtained prior to the filing of a petition will be effective in a chapter 11 case only if the pre-petition solicitation of the acceptances complied with applicable non-bankruptcy law governing the adequacy of disclosure, such as federal securities laws and regulations. For example, under the Securities Act, no offer to buy or sell a security may be made except pursuant to an effective registration statement. If there is no such applicable non-bankruptcy law, "adequate information" as defined under the Bankruptcy Code requires that information sufficient to enable a hypothetical reasonable investor to make an informed judgement with respect to the Plan be furnished in connection with the solicitation. The PageNet Companies intend to use the ballots received pursuant to this solicitation to confirm the Plan if they file their chapter 11 cases. The PageNet Companies believe that this solicitation complies with such applicable non-bankruptcy law and otherwise contains "adequate information" and will seek appropriate findings from the Bankruptcy Court in this regard.

CONFIRMATION OF THE PLAN WITHOUT ACCEPTANCE BY ALL CLASSES OF IMPAIRED CLAIMS

     The Bankruptcy Code lists 13 individual requirements that must be satisfied by the PageNet Companies before the Plan can be confirmed. Among these requirements is that each class has either accepted the Plan or is not impaired under the Plan. For purposes of the Plan, this means that the following classes would be required to accept the Plan:

     - Class 2 -- Bank Secured Claims;

     - Class 5 -- Senior Subordinated Note Claims;

     - Class 6 -- Old Stock Related Claims;

     - Class 7 -- Old Stock Interests; and

     - Class 8 -- Subsidiary Stock Interests and Subsidiary Claims.

The other classes in the Plan are unimpaired, so they are deemed to have already accepted the Plan.

     The Bankruptcy Code provides an exception to the requirement that every class must accept a plan of reorganization. This exception is commonly known as the "cramdown" provision. This provision may allow the PageNet Companies to confirm the Plan even if one or more, but not all, of the impaired classes rejects the Plan. If the PageNet Companies can demonstrate to the Bankruptcy Court that the Plan satisfies the requirements of the "cramdown" provision, each impaired class that voted to reject the Plan would, nonetheless, be bound to the treatment afforded to that class under the Plan.

     To obtain confirmation of the Plan using the "cramdown" provision, the PageNet Companies must demonstrate to the Bankruptcy Court that, as to each class that has rejected the Plan, the treatment afforded to such class under the Plan "does not discriminate unfairly" and is "fair and equitable."

     In general, a plan does not discriminate unfairly if it provides a treatment to the class that is substantially equivalent in value to the treatment that is provided to other classes consisting of claims that have equal rank. In determining whether a plan discriminates unfairly, courts will take into account a number of factors, including the effect of applicable subordination agreements between parties. Accordingly, two classes of unsecured creditors could be treated differently without unfairly discriminating against either class.

     In general, the Bankruptcy Code applies a different test to holders of secured claims, unsecured claims and equity interests to determine whether the treatment proposed in a plan of reorganization is "fair and equitable." In general, a plan of reorganization is "fair and equitable" to a holder of:

     - secured claims if the (a) plan provides that the holder (1) will retain the lien or liens securing its claim and (2) will receive cash payments, normally evidenced by a note, that total at least the amount of its claim, with such payments having a present value at least equal to the value of the collateral securing the claim or (b) the holder of the secured claim receives property that is the indubitable equivalent of the claim to be satisfied;

     - unsecured claims if the plan provides that (1) the holder will retain property having a value equal to the amount of its claim or (2) no holder of a claim or interest that is junior to the creditor receives any value under the plan of reorganization; and

     - equity interest if the plan provides that the holder (1) will retain property equal to the greatest of the allowed amount of any liquidation preference to which such holder is entitled, any redemption price to which such holder is entitled or the value of such interest or (2) no holder of an interest that is junior to the holder will receive any value under the plan of reorganization.

     Under the Bankruptcy Code, to the extent holders in a class receive no distribution under the Plan, the class is deemed to reject the Plan. In the event that any impaired class fails to accept the Plan, the PageNet Companies reserve the right (1) to request that the Bankruptcy Court confirm the Plan in accordance with the "cramdown" provision under the Bankruptcy Code and/or (2) to modify the Plan. Any such confirmation would be subject to judicial approval of this solicitation and the Plan, including as required under the "cramdown" provisions of the Bankruptcy Code.

CERTAIN CONSEQUENCES OF NON-ACCEPTANCE

     If the requisite acceptances are not received by the expiration date of the solicitation period specified herein, the PageNet Companies will be forced to evaluate options then available to them. Options available to the PageNet Companies could include extending the solicitation period, seeking non-consensual confirmation of the Plan on the basis described above or on some other basis, submission of a revised plan of reorganization to its creditors and equity interest holders, filing for protection under the Bankruptcy Code without a preapproved plan of reorganization or pursuing a non-bankruptcy restructuring.

     In the event a bankruptcy proceeding is commenced without the prior acceptance of the Plan, there is a risk that the Plan would not be accepted by all classes and may be found not to satisfy the "cramdown" standards and would not be confirmed. PageNet would then be required to evaluate its then available options which would include submission of a revised plan of reorganization or liquidation. There can be no assurance that the PageNet Companies would be able to successfully propose and confirm a different plan of reorganization and the PageNet Companies might be forced into a liquidation proceeding under chapter 7 of the Bankruptcy Code if another alternative plan was not successfully proposed. If, on the other hand, the requisite acceptances are obtained and the Plan is confirmed, the treatment and settlement of claims and equity interests provided for in the Plan for each class of the PageNet Companies' debt and equity securities will be made to each holder of a claim or equity interest, whether or not they have voted to accept the Plan.

VOTING PROCEDURES

     Pursuant to this prospectus, votes are being solicited for approval of the Plan. Following the commencement of the chapter 11 cases, the Plan will, if and to the extent required, be submitted to creditors and holders of equity interests for their vote. Those creditors and equity interest holders whose votes were solicited in accordance with the requirements of the Bankruptcy Code prior to the filing of the chapter 11 cases will be bound by such votes as described above. All other creditors, if any, whose claims are impaired under the Plan and who are not deemed by the Bankruptcy Code to have voted to accept the Plan or to reject the Plan will be offered the opportunity to vote to accept or reject the Plan. The Bankruptcy Court will set a deadline by which all ballots must be received. Holders of claims and equity interests entitled to vote will receive with the ballots a detailed notice instructing them as to how to fill out the ballot, to whom to return the ballot and all applicable deadlines.

                              BEST INTERESTS TEST

GENERAL

     The Bankruptcy Code requires, with respect to each impaired class, that each holder of an allowed claim or interest in an impaired class either (a) accept the Plan or (b) will receive or retain under a plan of reorganization on account of such claim or interest property of a value that is not less than the amount that such holder would receive or retain if the PageNet Companies were liquidated under chapter 7 of the Bankruptcy Code. This is the so-called "best interests test". The test considers hypothetically, the fair salable value of a debtors assets through liquidation in a chapter 7 bankruptcy proceeding and the value of distributions to creditors and interest holders that would be distributed as a result of such liquidation, often taking into account the costs that would be incurred and the additional liabilities that would arise as a result of the liquidation in such a proceeding.

     If the Plan is not confirmed, and the chapter 11 cases are converted to cases under chapter 7 of the Bankruptcy Code, a trustee would be elected to liquidate the PageNet Companies' assets. The proceeds of the liquidation would be distributed to the respective holders of allowed claims and equity interests in the PageNet Companies in accordance with the priorities established by the Bankruptcy Code. The chapter 7 trustee would be entitled to a percentage fee for the trustee's services which is based upon the total amount of funds disbursed to parties in interest. Pursuant to the Bankruptcy Code, the trustee would be entitled to up to a 25% fee of the first $5,000 disbursed, up to a 10% fee of the amounts disbursed between $5,000 and $50,000, up to a 5% fee of the amount between $50,000 and $1 million, and reasonable compensation not to exceed 3% of the amount disbursed in excess of $1 million. The trustee is also authorized to retain professionals, including accountants and attorneys, to liquidate the chapter 7 estates.

     Under chapter 7, a secured creditor whose claim is fully secured would be entitled to full payment, including, without limitation, interest from the proceeds of the sale of its collateral. Unless its claim is nonrecourse, a secured creditor whose collateral is insufficient to pay its claim in full would be entitled to assert an unsecured claim for its deficiency. Claims entitled to priority under the Bankruptcy Code would be paid in full before any distribution to general unsecured creditors, including, without limitation, the chapter 7 trustee's fee and the amounts due to the professionals retained by the chapter 7 trustee. Funds, if any, remaining after payment of secured claims, the costs of administering the chapter 7 case and liquidation, and priority claims would be distributed pro rata to general unsecured creditors, and, to the extent of any remaining funds, to stockholders. If subordination agreements were to be enforced, senior unsecured claims would be paid in full before any distribution would be made to subordinated creditors.

     The PageNet Companies believe that liquidation under chapter 7 would result in a substantial diminution of the value of the estate because of:

     - failure to realize the greater going-concern value of the PageNet Companies' assets;

     - the erosion in value of the assets of the PageNet Companies in the context of expeditious liquidation required under chapter 7 and the "forced sale" atmosphere that would prevail;

     - additional administrative expenses that would be incurred by a chapter 7 trustee and its attorneys, accountants and other professionals to assist such trustees;

     - additional expenses and claims, some of which would be entitled to priority, that would arise by reason of the liquidation and from the rejection of leases and other executory contracts in connection with a cessation of the PageNet Companies' operations; and

     - the costs attributable to the time value of money resulting from what is likely to be a more protracted proceeding than if the Plan is confirmed (because of the time required to liquidate the assets of the PageNet Companies, resolve claims and related litigation and prepare for distributions).

THE LIQUIDATION ANALYSIS

     The PageNet Companies' management is preparing a hypothetical chapter 7 liquidation analysis to assist holders of impaired claims and equity interests to reach a determination as to whether to accept or reject the Plan. The liquidation analysis is being prepared to indicate the estimated net present asset values which may be allocated to creditors and equity interests if the PageNet Companies' assets are liquidated, pursuant to chapter 7 of the Bankruptcy Code, as an alternative to the continued operation of the PageNet Companies' businesses. The liquidation analysis is provided solely to disclose the effects of a hypothetical liquidation of the PageNet Companies under chapter 7 of the Bankruptcy Code, subject to the assumptions set forth below.

     Underlying the liquidation analysis are a number of estimates and assumptions that, although developed and considered reasonable by management of the PageNet Companies, are inherently subject to economic and competitive uncertainties and contingencies that are beyond the PageNet Companies' control. Accordingly, there can be no assurance that the values assumed in the liquidation analysis would be realized if the PageNet Companies were in fact liquidated. In addition, any liquidation that would be undertaken would necessarily take place in future circumstances which cannot currently be predicted. Accordingly, while the liquidation analysis is necessarily presented with numerical specificity, if the PageNet Companies were in fact liquidated, the actual liquidation proceeds would likely vary from the amounts set forth below. Such actual liquidation proceeds could be materially lower, or higher, than the amounts set forth below and no representation or warranty can be or is being made with respect to the actual proceeds that could be received in a chapter 7 liquidation. The liquidation analysis has been prepared solely for purposes of estimating the proceeds available to creditors and equity interests and does not represent values that may be appropriate for any other purpose. Nothing contained in the liquidation analysis is intended or may constitute a concession or admission of the PageNet Companies for any other purpose.

     The PageNet Companies have approached this liquidation analysis on an asset liquidation basis because there can be no assurance that the PageNet Companies' FCC licenses would not be revoked by the FCC upon a conversion of the chapter 11 cases to chapter 7 cases, thereby eliminating the possibility that the PageNet Companies could continue operating or be sold as a "going concern" or "going concerns".

     The liquidation analysis assumes that the PageNet Companies' assets would be broken up and sold by a chapter 7 trustee or its duly appointed advisors, brokers or liquidators irrespective of their current use. Some of the PageNet Companies' assets when broken up may not be able to be sold or may realize minimal proceeds.

     The PageNet Companies believe, based on the assumptions set forth herein, that the value of the distributions offered to the members of each class of impaired claims and equity interests under the Plan will be greater than the distribution such creditors and stockholders would receive in a liquidation under chapter 7.

     The Bankruptcy Code requires that the Bankruptcy Court confirm a plan of reorganization only if certain requirements are met, including a requirement that each holder of an impaired claim of equity interest who does not consent to the Plan receive or retain property that has a value of at least equal to the distribution such holder would receive if the PageNet Companies were liquidated under chapter 7 of the Bankruptcy Code.

STATEMENT OF ASSETS AND LIQUIDATION PROCEEDS

     [to be filed by amendment]

                   MATERIAL FEDERAL INCOME TAX CONSIDERATIONS

SCOPE AND LIMITATION

     The following general discussion summarizes the principal federal income tax considerations which are generally applicable to the merger and the PageNet exchange offer. This discussion is also applicable to the implementation of these transactions through the consensual plan of reorganization in bankruptcy. This discussion assumes that the PageNet stockholder or noteholder, as the case may be, is a citizen or resident of the United States for federal income tax purposes, and holds the shares of PageNet common stock or PageNet notes as capital assets. This discussion does not purport to be a complete analysis of all the potential tax effects that may be relevant to a particular stockholder or noteholder and does not address the federal income tax consequences relevant to particular categories of stockholders or noteholders subject to special treatment under the federal income tax laws, such as broker dealers, financial institutions, life insurance companies, tax-exempt entities, and foreign individuals and entities. In addition, it does not describe any tax consequences arising out of the laws of any state, locality, or foreign jurisdiction.

     This discussion is based upon the Internal Revenue Code of 1986, as amended, temporary and final Treasury Regulations promulgated thereunder, proposed Treasury Regulations, published rulings, notices and other administrative pronouncements of the Internal Revenue Service, and judicial decisions now in effect, all of which are subject to change at any time by legislative, judicial, or administrative action. Any such changes may be retroactively applied in a manner that could adversely affect a stockholder or noteholder. No rulings have been requested from the Internal Revenue Service concerning any of the matters described in this prospectus. In some cases, particularly those as to which the discussion below is qualified, there is a risk that the Internal Revenue Service will disagree with the conclusions set forth.

     EACH PAGENET NOTEHOLDER SHOULD CONSULT ITS OWN TAX ADVISOR CONCERNING THE DECISION TO EXCHANGE NOTES FOR PAGENET COMMON STOCK AND CLASS B COMMON STOCK OF VAST AND TO CONSENT TO THE CONSENSUAL PLAN OF REORGANIZATION IN BANKRUPTCY AS WELL AS THE SPECIFIC TAX CONSEQUENCES (FOREIGN, FEDERAL, STATE, AND LOCAL) APPLICABLE TO IT. EACH PAGENET STOCKHOLDER SHOULD CONSULT ITS OWN TAX ADVISOR CONCERNING THE DECISION TO CONSENT TO THE CONSENSUAL PLAN OF REORGANIZATION IN BANKRUPTCY AS WELL AS THE SPECIFIC TAX CONSEQUENCES (FOREIGN, FEDERAL, STATE AND LOCAL) APPLICABLE TO IT.

GENERAL

  Interdependence of Transactions

     The exchange offer, the merger and the distribution of shares of Class B common stock of Vast are all mutually interdependent transactions, that is, none will be consummated unless all are consummated. As explained above under "The Exchange Offer -- Terms of the Exchange Offer," PageNet common stock received by an exchanging noteholder in the exchange offer will be immediately exchanged for Arch common stock in the merger. Also, as explained above under "The Spin-off Distribution," a PageNet stockholder will receive Class B common stock of Vast if and only if the merger occurs.

     For federal income tax purposes, these transactions should be treated as occurring under a single integrated plan. The discussion below reflects this treatment. Because both PageNet common stockholders and exchanging noteholders will participate in the merger, the tax consequences to each of them depend in substantial part on whether the merger qualifies as a tax free reorganization.

  Qualification of the Merger as a Tax-Free Reorganization

     The obligations of Arch and PageNet to consummate the merger are conditioned respectively upon the receipt by Arch of the opinion of Hale and Dorr LLP, counsel to Arch, and by PageNet of the opinion of Mayer, Brown & Platt, counsel to PageNet, that on the basis of the facts, representations and assumptions set forth or referred to therein, for U.S. federal income tax purposes, the merger will qualify as a tax free reorganization under Section 368(a) of the Internal Revenue Code, and that each of PageNet, the transitory subsidiary of Arch which will merge into PageNet, and Arch will be a party to the reorganization within the meaning of Section 368(b) of the Internal Revenue Code. However, neither PageNet nor Arch has requested or will request an advance ruling from the Internal Revenue Service as to the tax consequences of the merger, and there can be no assurance that the Internal Revenue Service will agree with the conclusions set forth in these opinions. Moreover, the tax opinions are based upon certain facts, representations and assumptions set forth or referred to therein, including representations concerning the expected relative values of Arch common stock to be issued as consideration in the merger and the value of the Class B common stock of Vast to be distributed, which will be evidenced by certificates to be delivered to counsel at the effective time of the merger by the management of each of PageNet and Arch. Investment bankers' certificates as to the reasonableness of the assumed values for Arch common stock and the Class B common stock of Vast will be given. If the relative values of the Arch common stock and the Class B common stock of Vast differ materially from the assumptions, or if the certificates to be issued by Arch and PageNet are otherwise incorrect in certain material respects, the conclusions reached by counsel in their tax opinions would be jeopardized.

FEDERAL INCOME TAX CONSEQUENCES TO EXCHANGING NOTEHOLDERS

     The following discussion applies to noteholders who exchange their notes pursuant to the exchange offer or, in the case of implementation of the consensual plan of reorganization in bankruptcy, to all noteholders. The issuance of Arch common stock and Class B common stock of Vast to the noteholders who exchange their notes will constitute an exchange for federal income tax purposes. (As noted above, because PageNet common stock initially received by exchanging noteholders will be exchanged immediately for Arch common stock, the discussion below refers to the exchanging noteholders as receiving Arch common stock.) The federal income tax consequences of the exchange will depend upon a number of factors, including whether such exchange is part of a tax free reorganization or a taxable transaction, whether the notes held by each noteholder constitute "securities" for federal income tax purposes, and whether the noteholder reports on an accrual basis.

     The federal income tax consequences to exchanging noteholders will depend in part upon whether their notes constitute "securities." The term "security" is not defined in the Internal Revenue Code or applicable regulations and has not been clearly defined by court decisions. The determination of whether an instrument constitutes a "security" for federal income tax purposes is based upon all the facts and circumstances. Although the term of the debt is the most significant factor, an overall evaluation of the nature of the debt, the degree of participation and continuing interest in the business, the extent of proprietary interest compared with the similarity of the note to a cash payment, the purpose of the advances and other factors must be considered. In general, a bona fide debt instrument with a term of ten years or more is likely to be classified as a "security." The notes have original terms to maturity of greater than 10 years.

     Assuming that (1) the notes constitute "securities" for federal income tax purposes and (2) consistent with the tax opinion discussed above, that the merger qualifies as a "reorganization" under Section 368 of the Internal Revenue Code, the exchange should qualify as an exchange in a "reorganization" under
Section 354 of the Internal Revenue Code of securities for stock and other property. In such case, the noteholders will not recognize gain on the receipt of Arch common stock in satisfaction of their notes except to the extent of (a) amounts allocable to accrued interest, as described below, (b) cash received in lieu of fractional share interests, if any, and (c) the amount of gain attributable to the receipt of the Class B common stock of Vast, as described in the next paragraph. An exchanging noteholder may not recognize a loss on the exchange (except to the extent that previously accrued unpaid interest is not satisfied in full or that cash is received in lieu of fractional share interests).

     In general, an exchanging noteholder will "realize" gain only if and to the extent that the total fair market value of the Class B common stock of Vast and the Arch common stock received by the exchanging noteholder (other than amounts attributable to accrued interest) is greater than the noteholder's tax basis in the notes surrendered. Any gain realized will be recognized and thus included in taxable income only to the extent of the fair market value of any "boot" (i.e., property not qualifying for tax-free exchange treatment) received in the exchange. The shares of Class B common stock of Vast would be treated as "boot" for this purpose. Thus, an exchanging noteholder would recognize such holder's realized gain, if any (determined without regard to amounts attributable to accrued interest), but not in an amount in excess of the fair market value of the shares of Class B common stock of Vast received. An exchanging noteholder's tax basis in the shares of Class B common stock of Vast received in the exchange will equal the fair market value of the shares of Class B common stock of Vast at the effective time of the merger, and the holding period for shares of Class B common stock of Vast will commence on the day after the exchange. An exchanging noteholder's tax basis in the Arch common stock received in the exchange (other than amounts attributable to accrued interest) will equal such holder's tax basis in the notes surrendered in the exchange, immediately prior to the exchange, decreased by the fair market value of the shares of Class B common stock of Vast received (other than amounts attributable to accrued interest) and increased by the amount of gain recognized on the exchange. The holding period of such Arch common stock will include the exchanging noteholder's holding period for the notes exchanged.

     If the notes do not constitute "securities" or if the merger does not constitute a "reorganization" under Section 368(a) of the Internal Revenue Code, the entire amount of the noteholder's gain or loss, measured by the difference between (1) the fair market value of Arch common stock and the shares of Class B common stock of Vast received in the exchange (other than amounts attributable to accrued interest) and (2) the noteholder's tax basis in the notes surrendered, would be recognized for federal income tax purposes. Tax basis in the Arch common stock received would equal the fair market value of the Arch common stock on the date of the exchange, and the holding period for the Arch stock would begin on the day after the exchange.

     In addition, an exchanging noteholder may recognize gain or loss to the extent that cash is received in lieu of fractional shares of Arch common stock. See discussion under "-- Federal Income Tax Consequences to PageNet Common Stockholders -- Receipt of Arch Common Stock Pursuant to the Merger."

  Character of Gain or Loss

     Except as discussed under "Market Discount" below, any gain or loss recognized on the exchange will generally be capital gain or loss if the noteholder held the notes as a capital asset, and such gain or loss will be long-term capital gain or loss if the noteholder's holding period for the notes surrendered exceeds one year at the time of the exchange.

  Market Discount

     In general, if a holder realizes gain upon disposition of a debt instrument, the lesser of (1) such gain, or (2) the portion of any market discount which accrued on a straight-line basis (or, at the election of the holder, a yield-to-maturity basis) while the instrument was held by such holder, will be treated as ordinary income at the time of the disposition. However, where a debt instrument with accrued market discount, otherwise known as a "market discount bond," is exchanged for other property (including stock) in a nonrecognition transaction (including a recapitalization or reorganization), if the basis of the property received in the exchange, otherwise known as the "exchanged basis property," is determined by reference to the basis of the market discount bond, any accrued but previously unrecognized market discount will be treated as ordinary income upon the disposition of the exchanged basis property, provided the exchanged basis property is not also a market discount bond. In the case of a debt instrument issued without original issue discount market discount generally equals the excess of the face amount of the debt instrument over the basis of such instrument in the hands of the holder immediately after its acquisition by the holder. In the case of a debt instrument issued with original issue discount, market discount generally equals the excess of the adjusted issue price of the debt instrument over the adjusted basis of such instrument in the hands of the holder immediately after its acquisition by the holder.

     A holder may elect to accrue market discount in income currently rather than upon disposition of the instrument (in which case the instrument's basis will be increased by such accrued market discount income). Furthermore, a holder of any debt instrument who acquired it at a market discount may be required to defer the deduction of a portion of the interest on any indebtedness incurred or maintained to purchase or carry the instrument until the market discount is recognized upon a subsequent disposition of the instrument. Such a deferral is not required, however, if the holder elects to currently include accrued market discount in income.

     Market discount on the notes, if any, will generally only apply to a noteholder who did not purchase such notes on their original issuance. In general, any market discount accrued to a noteholder and not previously taken into income, as noted above, will be included as ordinary income upon a sale or other disposition thereof. However, the exchange of notes for Arch common stock and shares of Class B common stock of Vast by a noteholder should qualify as a "nonrecognition transaction," and the Arch common stock received in the exchange would, therefore, constitute exchanged basis property in the hands of an exchanging noteholder. Thus, to the extent of an exchange of notes for Arch common stock, any remaining accrued, unrecognized market discount on the notes would carry over to the Arch common stock, and the noteholder would not recognize ordinary income to the extent of such accrued, unrecognized market discount until the noteholder sold or otherwise disposed of the Arch common stock. However, the Class B common stock of Vast received pursuant to the exchange does not qualify for nonrecognition treatment (i.e., gain may be recognized on this portion of the exchange), and the Class B common stock of Vast would not constitute exchanged basis property. Accordingly, the noteholder should recognize as ordinary income the lesser of: (1) any gain recognized on the exchange (determined as described above) and (2) any accrued, unrecognized market discount on the notes. Presumably, to the extent a noteholder did not recognize a portion of any accrued, unrecognized market discount as ordinary income upon its exchange of notes for Class B common stock of Vast (i.e., because the amount of the accrued, unrecognized market discount exceeded the amount of gain recognized on the exchange), this excess amount would carry over to the Arch common stock on the exchange, and the noteholder would recognize this carried over amount as ordinary income upon its disposition of the Arch common stock received in the exchange, to the extent of any gain recognized on such disposition. If the notes do not constitute "securities" or the exchange offer does not qualify as a tax-free reorganization, accrued market discount will be includible in a noteholder's ordinary income at the consummation of the exchange offer to the extent of any gain recognized by the noteholder on the exchange. Exchanging noteholders should consult their tax advisors concerning the effect of the market discount provisions and the associated elections.

  Allocation to Accrued Interest

     Notwithstanding the foregoing, some of the consideration received may be treated as allocable to interest. In particular, a noteholder, who, under his accounting method, was not previously required to include in income accrued but unpaid interest attributable to his ownership of notes, and who exchanges his notes for Arch common stock and Class B common stock of Vast pursuant to the exchange offer, will be treated as receiving ordinary interest income to the extent of any consideration so received allocable to such interest, regardless of whether that noteholder realizes an overall gain or loss as a result of the exchange. The extent to which consideration received in the exchange offer is allocable to such interest is uncertain. A noteholder who had previously included in income accrued but unpaid interest attributable to the holder's notes will recognize a loss (generally deductible in full against ordinary income) to the extent such accrued but unpaid interest is not satisfied in full. For purposes of the above discussion, "accrued" interest means interest which was accrued while the note was held by the noteholder.

FEDERAL INCOME TAX CONSEQUENCES TO NONTENDERING NOTEHOLDERS

     If a noteholder does not participate in the exchange offer, there will be no change in such noteholder's tax position, assuming the proposed amendments to the indentures do not cause the notes to be considered materially different in kind from the notes in their current form. The proposed amendments will be considered to have caused the notes to be materially different in kind if the proposed amendments constitute a "significant modification" of the notes. Under Treasury Regulations, whether a modification of a debt instrument is significant is determined based on the facts and circumstances. Under these regulations, PageNet does not believe that the proposed amendments will be considered a significant modification of the notes. That conclusion, however, is not free from doubt. If the proposed amendments are considered to cause a significant modification of the notes there would be a deemed exchange (of the original notes for the modified notes) for federal income tax purposes.

     In general, the deemed exchange of such notes will qualify as a "recapitalization" for federal tax purposes if the notes (as originally issued and as modified) constitute "securities" under the explanation above. If the deemed exchange qualifies as a "recapitalization," a nontendering noteholder would not recognize gain or loss on the deemed exchange. The modified notes would have a tax basis equal to the adjusted basis of the notes surrendered and would have a holding period that includes the nontendering noteholder's holding period for the exchanged notes. If the deemed exchange does not qualify as a "recapitalization," the entire amount of the nontendering noteholder's realized gain or loss would be recognized. In such a case, a holder would also be required to include in income over the remaining life of the notes the difference between the face value of its notes and the fair market value of such notes on the date of the exchange. A nontendering noteholder's tax basis in the modified notes would equal the fair market value of such note at the time of the exchange and the nontendering noteholder's holding period in the modified notes would begin on the day following the deemed exchange.

     The foregoing discussion relating to non-tendering noteholders will be inapplicable if the note exchange occurs pursuant to the consensual plan of reorganization in bankruptcy.

FEDERAL INCOME TAX CONSEQUENCES TO PAGENET COMMON STOCKHOLDERS

     As explained above, because the distribution of Class B common stock of Vast and the merger are mutually interdependent transactions they should be considered a single integrated transaction for federal income tax purposes. Accordingly, counsel is of the view that each PageNet common stockholder should be considered for federal income tax purposes as exchanging (1) a portion of each share of PageNet common stock for shares of Class B common stock of Vast received, and (2) the remaining portion of each share for the Arch common stock received. The portion of a share of PageNet common stock treated as exchanged for shares of Class B common stock of Vast would equal the fair market value of the Class B common stock of Vast received divided by the aggregate fair market value of the Class B common stock of Vast and the Arch common stock (including amounts received in lieu of fractional shares) received. The remaining portion of the share of PageNet common stock would be treated as exchanged for Arch common stock. The discussion below reflects this treatment.

  Receipt of Arch Common Stock Pursuant to the Merger.

     Assuming that the merger qualifies as a "reorganization" under Section 368(a) of the Internal Revenue Code, a PageNet common stockholder will not recognize any gain or loss as a result of the receipt of Arch common stock (except for cash received in lieu of fractional share interests). A PageNet common stockholder's aggregate tax basis for the Arch common stock received, including any fractional share interest for which cash is received, will equal such stockholder's aggregate tax basis in the portion of the shares of PageNet common stock exchanged for Arch common stock (determined as described above) pursuant to the merger. A PageNet common stockholder's holding period for the Arch common stock received, including any fractional share interest for which cash is received, will include the period during which the shares of PageNet common stock were held.

     A holder of PageNet common stock that receives cash in lieu of a fractional Arch common share in the merger will be treated as having received the cash in redemption of the fractional share interest. The cash payment will be treated as a distribution in payment of the fractional interest redeemed under Section 302 of the Internal Revenue Code. A holder of PageNet common stock who is not (1) involved in directing corporate affairs of PageNet, (2) holds a minimal interest in PageNet, and (3) does not directly own Arch common stock and is not considered to own indirectly shares of PageNet common stock or Arch common stock under the constructive ownership rules of Section 318 of the Internal Revenue Code, will recognize gain or loss on the deemed redemption in an amount equal to the difference between the amount of cash received and such holder's adjusted tax basis allocable to such fractional share. Such gain or loss will be capital gain or loss. In the case of other holders of Arch common stock, Section 302 of the Internal Revenue Code sets forth other tests, which, if met, would also result in similar treatment of the holder. In the event, however, that none of these tests are met, the cash payment could be taxable as a dividend.

     If the merger does not qualify as a "reorganization" under Section 368(a) of the Internal Revenue Code, a PageNet common stockholder would recognize gain or loss with respect to the portion of each share of PageNet common stock surrendered in the merger equal to the difference between the stockholder's tax basis in that portion of the PageNet common stock held immediately prior to the merger, and the fair market value, as of the effective time of the merger of the Arch common stock received in exchange therefor. Any such gain or loss would be capital gain or loss and would be long-term capital gain or loss if the shareholder's holding period for the share surrendered exceeds one year at the time of the merger. The federal income tax rates applicable to capital gains for taxpayers other than individuals, estates and trusts are currently the same as those applicable to ordinary income. However, the maximum ordinary income tax rate for individuals, estates and trusts is generally 39.6%, whereas the maximum long-term capital gains rate for such taxpayers is 20% for capital assets held for more than 12 months. Capital losses generally may be used by a corporate taxpayer only to offset capital gains, and by an individual taxpayer only to the extent of capital gains plus $3,000 of other income. If this treatment were to apply, a PageNet common stockholder's aggregate basis in the Arch common stock received would equal its fair market value at the effective time of the merger, and the stockholder's holding period for such Arch common stock would begin the day after the effective time of the merger.

  Effect of Receipt of the Shares of Class B Common Stock of Vast

     Because, pursuant to the merger, every PageNet common stockholder will exchange all of his or her PageNet common stock for the Arch common stock and will also receive Class B common stock of Vast, the receipt of Class B common stock of Vast should be treated as a redemption of stock to which Section 302 of the Internal Revenue Code applies. Accordingly, each PageNet common stockholder should be treated as having redeemed, in exchange for the Class B common stock of Vast received, the portion of the shares of PageNet common stock held immediately prior to the merger (determined as described above). Because, as a result of the merger and the exchange offer each PageNet common stockholder's interest in the combined company will be substantially reduced, the shares of Class B common stock of Vast should generally be treated as received by a PageNet common stockholder in exchange for the amount of such holder's PageNet common stock treated as redeemed. In this case, the redemption of a holder's PageNet common stock for shares of Class B common stock of Vast will result in capital gain or loss equal to the difference between the fair market value of the shares of Class B common stock of Vast received (plus the amount of any cash received in lieu of fractional shares) and the shareholder's tax basis in the portion of the PageNet common stock treated as redeemed. Such gain or loss will be long-term capital gain or loss if the holding period for the PageNet common stock exceeds one year.

     The foregoing treatment may not apply to PageNet common stockholders who hold PageNet or Arch notes or who own Arch common stock, either directly or constructively under the rules of Section 318 of the Internal Revenue Code. In some of such cases (such as where a PageNet common stockholder's interest in PageNet is not sufficiently reduced), the entire amount of value of the shares of Class B common stock of Vast received could be taxable as a dividend, to the extent of PageNet's current or accumulated earnings and profits.

     Although counsel believes the foregoing treatment is likely, it is possible that the Internal Revenue Service would seek to characterize the receipt of Class B common stock of Vast differently. First, the receipt of the Class B common stock of Vast could be taxed as a dividend (to the extent of PageNet's current or accumulated earnings and profits) in accordance with its technical corporate form of the distribution. Second, the value of the Class B common stock in Vast could possibly be characterized as "boot" distributed pursuant to the merger. In the latter case, a PageNet common stockholder's gain (determined as the excess, if any, of the aggregate value of the Arch common stock received and the shares of Class B common stock of Vast received by a PageNet common stockholder over such stockholder's tax basis in his or her PageNet common stock) would be subject to tax, but not in excess of the value of the shares of Class B common stock of Vast received by the stockholder. In either case, no loss could be recognized. Basis and holding period consequences would differ from those set forth above.

FEDERAL INCOME TAX CONSEQUENCES TO ARCH AND PAGENET

     While the merger is expected generally to be tax-free to both Arch and PageNet, both companies are expected to realize cancellation of indebtedness income resulting from the elimination in the exchange offers of indebtedness in exchange for consideration having a value less than the adjusted issue price of the outstanding debt, and in the case of PageNet, to realize income from the distribution of shares of Class B common stock of Vast. The exact amount of the tax liability attributable to such income cannot be determined precisely, because it depends on the values of the Arch common stock and of the shares of Class B common stock of Vast distributed at the time of the closing, and on certain other factors. However, under the merger agreement, neither Arch nor PageNet is obligated to complete the merger if the reasonably expected amount of "out-of-pocket" tax liability exceeds $25 million. Based on an expected closing of the transactions in June 2000, and on the values currently expected at that time for the Arch common stock and the shares of Class B common stock of Vast, the companies expect that the tax liability will be less than this amount. In addition, the merger and the exchange offers are expected to result in the elimination of substantially all of the tax benefit of the net operating loss carryforwards and certain tax attributes of each of PageNet and Arch which would otherwise be available to offset future taxable income of the combined companies.

                                 CAPITALIZATION

     The following table sets forth: (1) the capitalization of PageNet and Arch, on a consolidated basis, at September 30, 1999; (2) the capitalization of PageNet as adjusted to give effect to the PageNet exchange offer, assuming that 100% of the PageNet senior subordinated notes are exchanged, and spin-off of Vast; and (3) the capitalization of Arch as adjusted to give effect to the Arch exchange offer and merger, assuming 100% of the Arch discount notes are exchanged, and the repurchase of $16.3 million accreted value of discount notes by Arch during October 1999 in exchange for Arch common stock. You should read this table together with the other financial information appearing elsewhere in this prospectus.

                                                                  HISTORICAL                AS ADJUSTED
                                                            -----------------------   -----------------------
                                                             PAGENET        ARCH       PAGENET     ARCH(1)(2)
                                                            ----------   ----------   ----------   ----------
ARCH CURRENT MATURITIES OF LONG-TERM DEBT.................  $       --   $    3,060   $       --   $    3,060
                                                            ----------   ----------   ----------   ----------
PAGENET LONG-TERM DEBT, LESS CURRENT MATURITIES:
  Credit agreement........................................     745,000           --      745,000           --
  8.875% senior subordinated notes due February 1, 2006...     300,000           --           --           --
  10.125% senior subordinated notes due August 1, 2007....     400,000           --           --           --
  10% senior subordinated notes due October 15, 2008......     500,000           --           --           --
  Other...................................................      54,320           --       54,320           --
ARCH LONG-TERM DEBT, LESS CURRENT MATURITIES:
  Senior bank debt........................................          --      446,940           --    1,216,940
  10 7/8% senior discount notes due in 2008...............          --      399,922           --           --
  6 3/4% convertible subordinated debentures due 2003.....          --       13,364           --       13,364
  12 3/4% senior notes due 2007...........................          --      127,816           --      127,816
  13 3/4% senior notes due 2008...........................          --      140,151           --      140,151
  9 1/2% senior notes due 2004............................          --      125,000           --      125,000
  14% senior notes due 2004...............................          --      100,000           --      100,000
  Other...................................................          --        4,550           --       58,870
                                                            ----------   ----------   ----------   ----------
         Total long-term debt, less current maturities....   1,999,320    1,357,743      799,320    1,782,141
                                                            ----------   ----------   ----------   ----------
PAGENET STOCKOWNERS' EQUITY:
Preferred stock -- $.01 par value, authorized 25,000,000
  shares, no shares issued or outstanding.................          --           --           --           --
Common stock -- $.01 par value, authorized 250,000,000
  shares (      as adjusted), issued and outstanding
  103,960,240 shares (720,790,997 as adjusted)............       1,040           --        7,208           --
Additional paid-in capital................................     134,161           --      673,230           --
Accumulated other comprehensive income....................       1,161           --        1,161           --
Accumulated deficit.......................................    (860,786)          --     (219,190)          --
ARCH STOCKHOLDERS' EQUITY:
Preferred stock -- $.01 par value, authorized 10,000,000
  shares, issued and outstanding 250,000 shares ($27,618
  aggregate liquidation preference).......................          --            3           --           --
Common stock and Class B common stock.....................
$.01 par value, authorized 75,000,000 shares (225,000,000
  as adjusted), issued and outstanding 48,060,782
  (172,026,661 as adjusted)...............................          --          481           --        1,720
Additional paid-in capital................................          --      639,559           --    1,367,249
Accumulated deficit.......................................          --     (820,935)          --     (613,846)
                                                            ----------   ----------   ----------   ----------
         Total shareholders' equity.......................    (724,424)    (180,892)     462,409      755,123
                                                            ----------   ----------   ----------   ----------
         Total capitalization.............................  $1,274,896   $1,179,911   $1,261,729   $2,540,324
                                                            ==========   ==========   ==========   ==========

---------------

(1) If none of the Arch discount notes are exchanged, total long-term debt, less current maturities would be $2.2 billion, total stockholders' equity would be $376.5 million and total capitalization would be $2.5 billion.

(2) If 50% of the Arch discount notes are exchanged, total long-term debt, less current maturities would be $2.0 billion, total stockholders' equity would be $565.8 million and total capitalization would be $2.5 billion.

                    STOCK OWNERSHIP IN THE COMBINED COMPANY

     The following table sets forth the expected beneficial ownership of Arch common stock following the merger and the PageNet and Arch exchange offers:

                                                                        PERCENTAGE OWNERSHIP OF ARCH
                                     PERCENTAGE OWNERSHIP OF ARCH             COMMON STOCK, ON
                                       COMMON STOCK OUTSTANDING            A FULLY DILUTED BASIS
                                   --------------------------------   --------------------------------
                                   SEPTEMBER 30, 1999   AS ADJUSTED   SEPTEMBER 30, 1999   AS ADJUSTED
                                   ------------------   -----------   ------------------   -----------
Arch common stockholders.........        100.0%             29.6%            71.0%             26.7%
Arch Series C preferred
  stockholders...................           --               1.2              2.5               1.1
Holders of Arch discount notes...           --              17.2               --              15.4
PageNet stockholders.............           --               7.5               --               6.7
Holders of PageNet senior
  subordinated notes.............           --              44.5               --              40.1
Arch warrantholders..............           --                --             23.8               8.4
Arch and PageNet optionholders...           --                --              2.7               1.6
                                         -----             -----            -----             -----
                                         100.0%            100.0%           100.0%            100.0%
                                         =====             =====            =====             =====

All of the foregoing information is based on numerous assumptions. For example, the table assumes that all of Arch's discount notes, all of PageNet's outstanding senior subordinated notes and all of Arch's outstanding Series C preferred stock will be exchanged for common stock. The actual capitalization of Arch upon closing the merger may vary considerably from the foregoing table. For example, if 50% of Arch's discount notes were tendered and accepted, holders of Arch discount notes would own 9.4% of Arch's outstanding common stock and 8.4% on a fully diluted basis; if 1% of the discount notes were tendered and accepted, holders of Arch discount notes would own 0.2% and 0.2%, respectively. In either case, the percentage ownership of the Arch stockholders and the PageNet stockholders and noteholders would increase proportionately. See "The Merger."

                UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA
                            OF THE COMBINED COMPANY

     The following unaudited selected pro forma data of the combined company gives effect to the following transactions as if they were consummated as of September 30, 1999 with respect to the unaudited pro forma balance sheet, except for Arch's acquisition of MobileMedia which closed prior to September 30, 1999, and on January 1, 1998 with respect to the unaudited pro forma statements of operations:

     - the exchange of $1.2 billion of PageNet senior subordinated notes and accrued interest thereon for 616.8 million shares of PageNet common stock and 13.8 million shares of Vast Class B common stock;

     - the distribution by PageNet of 2.3 million shares of Vast Class B common stock to the current PageNet stockholders;

     - PageNet's merger with Arch;

     - Arch's acquisition of MobileMedia, which closed on June 3, 1999;

     - the exchange of $383.6 million (accreted value) of Arch discount notes for 29.7 million shares of Arch common stock;

     - the conversion of 250,000 shares of Arch convertible preferred stock into
       2.1 million shares of Arch common stock; and

     - the exchange of $16.3 million (accreted value) of Arch discount notes for
       2.3 million shares of Arch common stock in October 1999.

     The following selected pro forma financial information should be read in conjunction with the unaudited pro forma condensed consolidated financial statements and notes. The financial impact of expected operational cost synergies resulting from the merger of PageNet and Arch and Arch's acquisition of MobileMedia is excluded from this presentation.

     The pro forma information is presented for illustrative purposes only and does not necessarily predict the operating results or financial position that would have occurred if the merger of PageNet and Arch and Arch's acquisition of MobileMedia had been consummated as of the dates indicated above. Nor does it predict the future operating results or financial position of Arch following the merger and the MobileMedia acquisition.

                                                                                     NINE MONTHS
                                                                YEAR ENDED              ENDED
                                                             DECEMBER 31, 1998    SEPTEMBER 30, 1999
                                                             -----------------    ------------------
                                                                     (DOLLARS IN THOUSANDS)
STATEMENTS OF OPERATIONS DATA:
Service, rental and maintenance revenues...................     $ 1,731,239          $ 1,263,226
Product sales..............................................         169,606              115,139
                                                                -----------          -----------
          Total revenues...................................       1,900,845            1,378,365
Cost of products sold......................................        (129,787)             (75,689)
                                                                -----------          -----------
                                                                  1,771,058            1,302,676
Operating Expenses:
  Service, rental and maintenance..........................         394,444              326,201
  Selling..................................................         214,588              150,927
  General and administrative...............................         563,049              422,048
  Depreciation and amortization............................         695,337              499,982
  Restructuring charge.....................................          88,700               (2,200)
  Provision for asset impairment...........................              --               17,798
  Bankruptcy and related expenses..........................           8,163               14,938
                                                                -----------          -----------
Operating income (loss)....................................        (193,223)            (127,018)
Interest and other income (expense)........................         (54,429)            (158,289)
                                                                -----------          -----------

                                                                                     NINE MONTHS
                                                                YEAR ENDED              ENDED
                                                             DECEMBER 31, 1998    SEPTEMBER 30, 1999
                                                             -----------------    ------------------
                                                                     (DOLLARS IN THOUSANDS)
Income (loss) before income tax benefit and extraordinary
item.......................................................        (247,652)            (285,307)
Income tax provision.......................................           3,958                  209
                                                                -----------          -----------
Income (loss) before extraordinary item and cumulative
  effect of accounting change..............................     $  (251,610)         $  (285,516)
                                                                ===========          ===========
Basic/diluted income (loss) before extraordinary item and
  cumulative effect of accounting change per share.........     $     (1.46)         $     (1.66)
                                                                ===========          ===========
Other Operating Data:
Capital expenditures, excluding acquisitions...............     $   477,078          $   282,593
Units in service at end of period(1).......................      17,030,000           16,088,000

                                                                                  SEPTEMBER 30, 1999
                                                                                  ------------------
BALANCE SHEET:
Current assets.............................................                          $   272,222
Total assets...............................................                            3,021,110
Long-term debt, less current maturities....................                            1,782,141
Stockholders' equity.......................................                              755,123

---------------
(1) Consolidated units in service is calculated by adding the Arch, PageNet and MobileMedia (for December 31, 1998) amounts less an elimination for intercompany units in service.

        UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

     The following unaudited pro forma financial statements of PageNet and Arch give effect to the following transactions as if they were consummated as of September 30, 1999 with respect to the unaudited pro forma balance sheet, except for Arch's acquisition of MobileMedia which closed prior to September 30, 1999, and on January 1, 1998 with respect to the unaudited pro forma statements of operations:

     - the exchange of $1.2 billion of PageNet senior subordinated notes and accrued interest thereon for 616.8 million shares of PageNet common stock and 13.8 million shares of Vast Class B common stock;

     - the distribution by PageNet of 2.3 million shares of Vast Class B common stock to the current PageNet stockholders;

     - PageNet's merger with Arch;

     - Arch's acquisition of MobileMedia, which closed on June 3, 1999;

     - the exchange of $183.6 million (accreted value) of Arch discount notes for 29.7 million shares of Arch common stock,

     - the conversion of 250,000 shares of Arch convertible preferred stock into
       2.1 million shares of Arch common stock; and

     - the exchange of $16.3 million (accreted value) of Arch discount notes for
       2.3 million shares of Arch common stock in October 1999.

     The pro forma financial statements utilize the purchase method of accounting for the merger of Arch and PageNet. Arch is the acquiring company for accounting purposes. Under the purchase method of accounting, the purchase price is allocated to assets acquired and liabilities assumed based on their estimated fair value at the time of the merger. Income of the combined company will not include income or loss of PageNet prior to the merger. The pro forma condensed consolidated financial statements reflect preliminary pro forma adjustments made to combine Arch with PageNet using the purchase method of accounting. The actual adjustments will be made after the closing and may differ from those reflected in the pro forma financial statements.

     The pro forma condensed consolidated financial data is for information purposes only and is not necessarily indicative of the results of future operations of the combined company or the actual results that would have been achieved had the merger of Arch and PageNet and Arch's acquisition of MobileMedia been consummated during the periods indicated. You should read the unaudited pro forma financial data in conjunction with the consolidated historical financial statements of PageNet, Arch and MobileMedia, including the notes to all sets of financial statements.

                        ARCH COMMUNICATIONS GROUP, INC.

            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

                               SEPTEMBER 30, 1999
                                 (IN THOUSANDS)

                                                           PRO FORMA        PRO FORMA
                                                          ADJUSTMENTS      ADJUSTMENTS      ADJUSTED
                                             PAGENET      FOR PAGENET        FOR VAST       PAGENET
                                           (HISTORICAL)    EXCHANGE        DISTRIBUTION    PRO FORMA
                                           ------------   -----------      ------------    ----------
ASSETS
Current Assets:
 Cash and cash equivalents...............   $  102,961    $   (30,347)(1)                  $   72,614
 Accounts receivable, net................       77,253            (71)(1)                      77,182
 Inventories.............................       10,278                                         10,278
 Prepaid expenses and other..............       12,983            (15)(1)                      12,968
                                            ----------                                     ----------
       Total current assets..............      203,475                                        173,042
 Property and equipment, net.............      783,497           (918)(1)                     782,579
 Intangible and other assets.............      533,913        (12,884)(1)    $(3,742)(2)      517,287
                                            ----------                                     ----------
                                             1,520,885                                      1,472,908
                                            ==========                                     ==========
LIABILITIES AND STOCKHOLDERS'
 EQUITY (DEFICIT)
Current Liabilities:
 Current maturities of long-term debt....   $       --                                     $       --
 Accounts payable........................      109,962             25(1)                      109,987
 Accrued expenses........................       33,800           (460)(1)                      33,340
 Accrued interest........................       38,585        (34,104)(1)                       4,481
 Customer deposits and deferred
   revenue...............................       38,338           (271)(1)                      38,067
 Accrued restructuring, current
   portion...............................       12,521                                         12,521
                                            ----------                                     ----------
       Total current liabilities.........      233,206                                        198,396
 Long-term debt..........................    1,999,320     (1,200,000)(1)                     799,320
 Accrued restructuring, non-current
   portion...............................       12,783                                         12,783
 Other long-term liabilities.............           --                                             --
Stockholders' equity (deficit):
 Preferred stock.........................           --                                             --
 Common stock............................        1,040          6,168(1)                        7,208
 Additional paid-in capital..............      134,161        542,811(1)      (3,742)(2)      673,230
 Accumulated other comprehensive
   income................................        1,161                                          1,161
 Accumulated deficit.....................     (860,786)       641,596(1)                     (219,190)
                                            ----------                                     ----------
       Total stockholders' equity
         (deficit).......................     (724,424)                                       462,409
                                            ----------                                     ----------
                                            $1,520,885                                     $1,472,908
                                            ==========                                     ==========

                                                           PRO FORMA
                                                          ADJUSTMENTS        PRO FORMA
                                               ARCH         FOR ARCH        ADJUSTMENTS       PRO FORMA
                                           (HISTORICAL)   EXCHANGE(14)      FOR MERGER       CONSOLIDATED
                                           ------------   ------------      -----------      ------------
ASSETS
Current Assets:
 Cash and cash equivalents...............   $   21,488                                        $   94,102
 Accounts receivable, net................       57,570                                           134,752
 Inventories.............................       10,163                                            20,441
 Prepaid expenses and other..............        9,959                                            22,927
                                            ----------                                        ----------
       Total current assets..............       99,180                                           272,222
 Property and equipment, net.............      409,056                                         1,191,635
 Intangible and other assets.............      916,282                       $ 123,684(4)      1,557,253
                                            ----------                                        ----------
                                             1,424,518                                         3,021,110
                                            ==========                                        ==========
LIABILITIES AND STOCKHOLDERS'
 EQUITY (DEFICIT)
Current Liabilities:
 Current maturities of long-term debt....   $    3,060                                        $    3,060
 Accounts payable........................       23,444                                           133,431
 Accrued expenses........................       51,919     $   5,000(3)                           90,259
 Accrued interest........................       31,861                                            36,342
 Customer deposits and deferred
   revenue...............................       41,191                                            79,258
 Accrued restructuring, current
   portion...............................       18,239                          20,000(4)         50,760
                                            ----------                                        ----------
       Total current liabilities.........      169,714                                           393,110
 Long-term debt..........................    1,357,743      (383,631)(3)        25,000(4)      1,782,141
                                                             (16,291)(15)
 Accrued restructuring, non-current
   portion...............................           --                                            12,783
 Other long-term liabilities.............       77,953                                            77,953
Stockholders' equity (deficit):
 Preferred stock.........................            3            (3)(3)                              --
 Common stock............................          481           318(3)         (6,310)(4)         1,720
                                                                  23(15)
 Additional paid-in capital..............      639,559       178,190(3)       (133,035)(4)     1,367,249
                                                               9,305(15)
 Accumulated other comprehensive
   income................................           --                          (1,161)(4)            --
 Accumulated deficit.....................     (820,935)      200,126(3)        219,190(4)       (613,846)
                                                               6,963(15)
                                            ----------                                        ----------
       Total stockholders' equity
         (deficit).......................     (180,892)                                          755,123
                                            ----------                                        ----------
                                            $1,424,518                                        $3,021,110
                                            ==========                                        ==========

                        ARCH COMMUNICATIONS GROUP, INC.

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                      NINE MONTHS ENDED SEPTEMBER 30, 1999
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                            PRO FORMA                                                     PRO FORMA
                                           ADJUSTMENTS        ADJUSTED                                   ADJUSTMENTS
                              PAGENET      FOR PAGENET        PAGENET          ARCH       MOBILEMEDIA      FOR ARCH
                            (HISTORICAL)     EXCHANGE        PRO FORMA     (HISTORICAL)   (HISTORICAL)   EXCHANGE(14)
                            ------------   ------------     ------------   ------------   ------------   ------------
Service, rental and
maintenance revenues......  $    696,566   $       (744)(5) $    695,822   $   403,607     $ 167,318
Product Sales.............        68,969                          68,969        36,963         9,207
                            ------------                    ------------   -----------     ---------
       Total Revenues.....       765,535                         764,791       440,570       176,525
Cost of products sold.....       (43,013)                        (43,013)      (24,988)       (6,216)
                            ------------                    ------------   -----------     ---------
                                 722,522                         721,778       415,582       170,309
Operating expenses:
 Service, rental and
   maintenance............       193,705             66(5)       193,771        91,421        44,530
 Selling..................        70,223                          70,223        57,589        23,115
 General and
   administrative.........       260,877        (14,034)(5)      246,843       123,643        51,562
 Depreciation and
   amortization...........       268,171                         268,171       222,836        45,237
 Provision for asset
   impairment.............        17,798                          17,798            --            --
 Restructuring charge.....            --                              --        (2,200)           --
 Bankruptcy related
   expenses...............            --                              --            --        14,938
                            ------------                    ------------   -----------     ---------
       Total operating
        expenses..........       810,774                         796,806       493,289       179,382
                            ------------                    ------------   -----------     ---------
Operating income (loss)...       (88,252)                        (75,028)      (77,707)       (9,073)
 Interest expense, net....      (109,111)        91,077(6)       (18,034)      (98,927)      (17,660)     $   29,199(7)
                                                                                                            1,217(15)
 Other income (expense)...           806              3(5)           809       (47,596)        1,435
                            ------------                    ------------   -----------     ---------
Income (loss) before
 income tax provisions,
 extraordinary item, and
 cumulative effect of
 accounting change........      (196,557)                        (92,253)     (224,230)      (25,298)
Provision for income
 taxes....................            --                              --            --           209
                            ------------                    ------------   -----------     ---------
Income (loss) before
 extraordinary item and
 cumulative effect of
 accounting change........  $   (196,557)                   $    (92,253)  $  (224,230)    $ (25,507)
                            ============                    ============   ===========     =========
Basic diluted income
 (loss) per common share
 before extraordinary item
 and cumulative effect of
 accounting change........  $      (1.89)                   $      (0.13)  $     (9.00)
                            ============                    ============   ===========
Weighted average common                                                                                   31,756,126(3)
 shares outstanding.......   103,960,240    616,830,757(1)   720,790,997    25,088,969                     2,327,120(15)

                               PRO FORMA
                              ADJUSTMENTS       PRO FORMA
                            FOR MOBILEMEDIA    ADJUSTMENTS       PRO FORMA
                              ACQUISITION       FOR MERGER      CONSOLIDATED
                            ----------------   ------------     ------------
Service, rental and
maintenance revenues......    $    (3,521)(8)                   $  1,263,226
Product Sales.............                                           115,139
                                                                ------------
       Total Revenues.....                                         1,378,365
Cost of products sold.....                           (1,472)(11)      (75,689)
                                                                ------------
                                                                   1,302,676
Operating expenses:
 Service, rental and
   maintenance............         (3,521)(8)                        326,201
 Selling..................                                           150,927
 General and
   administrative.........                                           422,048
 Depreciation and
   amortization...........          2,958(9)        (87,158)(11)      499,982
                                   11,700(9)         36,238(12)
 Provision for asset
   impairment.............                                            17,798
 Restructuring charge.....                                            (2,200)
 Bankruptcy related
   expenses...............                                            14,938
                                                                ------------
       Total operating
        expenses..........                                         1,429,694
                                                                ------------
Operating income (loss)...                                          (127,018)
 Interest expense, net....         17,660(10)        (9,553)(13)     (112,937)
                                  (16,839)(10)
 Other income (expense)...                                           (45,352)
                                                                ------------
Income (loss) before
 income tax provisions,
 extraordinary item, and
 cumulative effect of
 accounting change........                                          (285,307)
Provision for income
 taxes....................                                               209
                                                                ------------
Income (loss) before
 extraordinary item and
 cumulative effect of
 accounting change........                                      $   (285,516)
                                                                ============
Basic diluted income
 (loss) per common share
 before extraordinary item
 and cumulative effect of
 accounting change........                                      $      (1.66)
                                                                ============
Weighted average common                        (720,790,997)(4)
 shares outstanding.......     22,971,813(16)    89,882,637(4)   172,026,665

                        ARCH COMMUNICATIONS GROUP, INC.

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

                          YEAR ENDED DECEMBER 31, 1998
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                           PRO FORMA                                                     PRO FORMA
                                          ADJUSTMENTS        ADJUSTED                       MOBILE      ADJUSTMENTS
                             PAGENET      FOR PAGENET        PAGENET          ARCH          MEDIA         FOR ARCH
                           (HISTORICAL)     EXCHANGE        PRO FORMA     (HISTORICAL)   (HISTORICAL)   EXCHANGE(14)
                           ------------   ------------     ------------   ------------   ------------   ------------
Service, rental and
maintenance revenues.....  $    945,524   $        (44)(5) $    945,480    $  371,154      $423,059
Product Sales............       100,503                         100,503        42,481        26,622
                           ------------                    ------------    ----------      --------
      Total Revenues.....     1,046,027                       1,045,983       413,635       449,681
Cost of products sold....       (77,672)                        (77,672)      (29,953)      (22,162)
                           ------------                    ------------    ----------      --------
                                968,355                         968,311       383,682       427,519
Operating expenses:
 Service, rental and
   maintenance...........       210,480             47(5)       210,527        80,782       111,589
 Selling.................       104,350                         104,350        49,132        61,106
 General and
   administrative........       320,586         (2,721)(5)      317,865       112,181       133,003
 Depreciation and
   amortization..........       281,259                         281,259       221,316       114,903
 Restructuring charge....        74,000                          74,000        14,700            --
 Bankruptcy related
   expenses..............            --                              --            --         8,163
                           ------------                    ------------    ----------      --------
      Total operating
        expenses.........       990,675                         988,001       478,111       428,764
                           ------------                    ------------    ----------      --------
Operating income
 (loss)..................       (22,320)                        (19,690)      (94,429)       (1,245)
 Interest expense, net...      (141,692)       121,435(6)       (20,257)     (104,213)      (53,043)     $ 35,494(7)
                                                                                                           1,480(15)
 Gain on sale of
   assets................            --                              --            --        94,165
 Other income (expense)..         2,003                           2,003        (5,689)         (338)
                           ------------                    ------------    ----------      --------
Income (loss) before
 income tax provision and
 extraordinary item......      (162,009)                        (37,944)     (204,331)       39,539
Provision for income
 taxes...................            --                              --            --         3,958
                           ------------                    ------------    ----------      --------
Income (loss) before
 extraordinary item......  $   (162,009)                   $    (37,944)   $ (204,331)     $ 35,581
                           ============                    ============    ==========      ========
Basic diluted income
 (loss) per common share
 before extraordinary
 item....................  $      (1.57)                   $      (0.05)   $   (29.34)
                           ============                    ============    ==========
Weighted average common                                                                                  31,756,126(3)
 shares outstanding......   103,377,424    616,830,757(1)   720,208,181     6,997,730                     2,327,120(15)

                              PRO FORMA
                             ADJUSTMENTS          PRO FORMA
                           FOR MOBILE MEDIA      ADJUSTMENTS        PRO FORMA
                             ACQUISITION          FOR MERGER       CONSOLIDATED
                           ----------------      ------------      ------------
Service, rental and
maintenance revenues.....    $    (8,454)(8)                       $  1,731,239
Product Sales............                                               169,606
                                                                   ------------
      Total Revenues.....                                             1,900,845
Cost of products sold....                                              (129,787)
                                                                   ------------
                                                                      1,771,058
Operating expenses:
 Service, rental and
   maintenance...........         (8,454)(8)                            394,444
 Selling.................                                               214,588
 General and
   administrative........                                               563,049
 Depreciation and
   amortization..........          7,100(9)      $     42,679(12)       695,337
                                  28,080(9)
 Restructuring charge....                                                88,700
 Bankruptcy related
   expenses..............                                                 8,163
                                                                   ------------
      Total operating
        expenses.........                                             1,964,281
                                                                   ------------
Operating income
 (loss)..................                                              (193,223)
 Interest expense, net...         53,043(10)          (16,661)(13)     (144,570)
                                 (40,413)(10)
 Gain on sale of
   assets................                                                94,165
 Other income (expense)..                                                (4,024)
                                                                   ------------
Income (loss) before
 income tax provision and
 extraordinary item......                                              (247,652)
Provision for income
 taxes...................                                                 3,958
                                                                   ------------
Income (loss) before
 extraordinary item......                                          $   (251,610)
                                                                   ============
Basic diluted income
 (loss) per common share
 before extraordinary
 item....................                                          $      (1.46)
                                                                   ============
Weighted average common                          (720,208,181)(4)
 shares outstanding......     40,988,922(16)       89,882,637(4)    171,952,535

                        ARCH COMMUNICATIONS GROUP, INC.

              NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                              FINANCIAL STATEMENTS

     1) To record the issuance of 616,830,757 shares of PageNet common stock valued at $0.89 per share and 13,780,000 shares of Vast Class B common stock in exchange for $1.2 billion principal amount of PageNet senior subordinated notes plus accrued interest:

        - This adjustment includes the elimination of all $24.1 million of accrued interest on PageNet's senior subordinated notes and the write-off of $21.3 million of deferred financing costs associated with PageNet's senior subordinated notes.

        - The conversion of the PageNet senior subordinated notes would result in an extraordinary gain from the early extinguishment of debt of $641.6 million. There is no provision for income taxes on this gain as we expect to have sufficient net operating loss carryforwards (which have been fully reserved in our financial statements) available at the time of the exchange to fully offset the gain.

        - This adjustment also includes the elimination of all consolidated amounts related to Vast and the recording of our net investment in Vast as a component of intangible and other assets following the reduction of our ownership of Vast to below 50%.

        - We will not exchange the shares of our common stock and the common stock of Vast for the senior subordinated notes unless the merger with Arch is approved. The adjusted PageNet pro forma balance sheet column included in the unaudited pro forma condensed consolidated financial statements is an intermediate step in the overall merger transaction. HOLDERS OF THE PAGENET SENIOR SUBORDINATED NOTES CANNOT ELECT TO EXCHANGE THEIR NOTES IF THE MERGER IS NOT CONSUMMATED AND THEREFORE CANNOT OWN AN EQUITY INTEREST IN THE PRO FORMA COMPANY SET FORTH IN THE ADJUSTED PAGENET PRO FORMA BALANCE SHEET COLUMN.

     2) To record the distribution of 2,320,000 shares of Vast Class B common stock to the current stockholders of PageNet.

     3) To record:

        - the issuance of 29,651,984 shares of Arch common stock valued at $6.02 per share in exchange for $383.6 million (accreted value, representing $448.4 million of principal amount) of Arch discount notes. The value of Arch discount notes used in the preparation of these pro forma financial statements reflect the value of discount notes remaining after giving effect to the October 1999 exchanges of debt for equity referred to in note 15 of the notes to the unaudited pro forma condensed consolidated financial statements. The conversion of the Arch discount notes will result in an extraordinary gain from the early extinguishment of debt of $200.1 million, net of tax; and

        - the conversion of 250,000 shares of Arch convertible preferred stock into 2,104,142 shares of Arch common stock.

     4) To record:

        - the issuance of 89,882,637 shares of Arch common stock to the stockholders of PageNet, including the stockholders who previously held the PageNet senior subordinated notes converted to PageNet common stock as discussed in note 1 of the notes to the unaudited pro forma condensed consolidated financial statements above. Each outstanding share of PageNet common stock will be converted into 0.1247 shares of Arch common stock;

        - the excess of purchase price over the assumed fair value of the identifiable assets required.

     The historical book value of the tangible and intangible assets of PageNet was assumed to approximate fair value. The excess of purchase prices over the assumed fair value of identifiable assets acquired was calculated as follows (in thousands):

Consideration Exchanged:
  Fair value of shares issued to PageNet stockholders
     (89,882,637 shares at $6.02 per share).................  $  541,093
Liabilities Assumed:
  Bank debt.................................................     745,000
  Other long-term debt......................................      54,320
  Accounts payable..........................................     109,987
  Accrued expenses..........................................      33,340
  Accrued interest..........................................       4,481
  Accrued restructuring.....................................      25,304
  Customer deposits and deferred revenue....................      38,067
                                                              ----------
Total consideration exchanged...............................   1,551,592
Transaction costs...........................................      25,000(a)
Restructuring reserve.......................................      20,000(b)
                                                              ----------
Total purchase price........................................   1,596,561
Less fair value of tangible and intangible net assets
  acquired..................................................   1,464,084
                                                              ----------
Excess of purchase price over tangible and intangible net
  assets acquired...........................................  $  132,508
                                                              ==========

          (a) Transaction costs include legal, investment banking, financing, accounting and other costs incurred by Arch to consummate the PageNet merger.

          (b) Restructuring reserve consists of severance costs related primarily to duplicative general and administrative functions at the corporate, regional and market levels of PageNet, such as technical, marketing, finance, and other support functions to be recorded in accordance with Emerging Issue Task Force Consensus 95-3. These terminations will occur as operations of PageNet are integrated into those of Arch and are based on management's preliminary review of synergies that exist between the two companies. The analysis is expected to be finalized after consummation of the PageNet acquisition and may result in additional amounts to be reserved.

     5) To remove the operating results of Vast, which will be spun off as part of the overall transaction involving Arch and PageNet. This adjustment removes only the direct expenses of Vast, as no expenses allocated to Vast by PageNet were assumed to be eliminated as a result of the spinoff.

     6) To remove the interest expense associated with PageNet's senior subordinated notes which will be converted into common stock as part of the PageNet exchange as well as the amortization of PageNet's deferred financing costs which are included in interest expense.

     7) To remove the interest expense associated with Arch's discount notes which will be converted into common stock in connection with the Arch exchange.

     8) To eliminate revenues and expenses between Arch and MobileMedia. Revenues and expenses between Arch and PageNet were not material in 1998 or 1999.

     9) To record amortization on the excess of purchase price over the tangible and intangible assets in the MobileMedia acquisition on a straight-line basis in the amount of $7.1 million for the year ended December 31, 1998 and $3.0 million for the period ended June 3, 1999, the closing date of the MobileMedia acquisition. The amortization relates to $400.7 million assumed fair value of intangible assets, consisting primarily of customer lists with an assumed fair value of $239.7 million and FCC licenses with an assumed fair value of $143.0 million. The MobileMedia historical amortization was adjusted by $28.1 million for the year ended December 31, 1998 and by $11.7 million for the period ended June 3, 1999, the closing date of the MobileMedia acquisition, to conform MobileMedia's 25 year estimated useful life for FCC licenses to Arch's 10 year estimated useful life and to conform MobileMedia's 2 year estimated useful life for acquired customer lists to Arch's 5 year estimated useful life.

     10) To remove the interest expense associated with the various MobileMedia credit facilities and notes eliminated as a result of its insolvency proceedings and to record the interest associated with Arch's additional borrowings to finance the MobileMedia acquisition. Interest was calculated using an 11% rate on $181.0 million of bank borrowings and a 14.75% rate on $139.0 million senior discount notes.

     11) To adjust PageNet's 1999 cost of sales and depreciation to be consistent with Arch's pager useful life of three years per unit.

     12) To record amortization of the excess of purchase price over the tangible and intangible assets in the PageNet acquisition on a straight-line basis in the amount of $13.3 million for the year ended December 31, 1998 and $9.9 million for the nine month period ended September 30, 1999. The actual amortization recorded after consummation of the PageNet transaction may differ from these amounts due to the full allocation of purchase price to assets and liabilities assumed pursuant to AFB No. 16. The amortization relates to $454.9 million assumed fair value of intangible assets consisting primarily of FCC licenses with an assumed fair value of $429.3 million and goodwill with an assumed fair value of $25.6 million. PageNet's historical amortization was adjusted by $29.4 million for the year ended December 31, 1998 and by $26.3 million for the nine month period September 30, 1999 to conform PageNet's 40 year estimated useful life of FCC licenses and goodwill to Arch's 10 year estimated useful life.

     13) To record additional interest expense on pro forma consolidated bank debt. Interest was calculated assuming a 10% interest rate on the average bank debt outstanding for the year ended December 31, 1998 and the nine month period ended September 30, 1999. Additional interest expense on bank borrowings would be as follows if interest rates were to increase or decrease by 1/8 of a percent (in thousands):

                                                                    ASSUMED INTEREST EXPENSES
                                                              --------------------------------------
                                                                 YEAR ENDED       NINE MONTHS ENDED
              ASSUMED CHANGE IN INTEREST RATE                 DECEMBER 31, 1998   SEPTEMBER 30, 1999
              -------------------------------                 -----------------   ------------------
Increase of  1/8%...........................................       $17,640             $10,562
Decrease of  1/8%...........................................        15,681               8,544

     14) The pro forma financial statements of Arch assume 100% conversion of Arch's $383.6 million (accreted value) discount notes. The following table illustrates the impact on Arch's pro forma financial statements in the event that no discount noteholder or only 50% of discount noteholders elect(s) to convert their discount notes into Arch common stock (in thousands, except per share amounts):

                                                                ASSUMING        ASSUMING
                                                                   0%              50%
                                                              DISCOUNT NOTE   DISCOUNT NOTE
                                                               CONVERSION      CONVERSION
                                                              -------------   -------------
Total long-term debt, less current maturities...............   $2,165,772      $1,973,957
Stockholders' equity........................................      376,491         565,807
Interest expense, net:
  Year ended December 31, 1998..............................     (180,064)       (162,317)
  Nine months ended September 30, 1999......................     (142,137)       (127,537)
Income (loss) before extraordinary item and cumulative
  effect of accounting change:
  Year ended December 31, 1998..............................     (287,104)       (269,357)
  Nine months ended September 30, 1999......................     (314,716)       (300,116)
Basic/diluted income (loss) per common share before
  extraordinary item and cumulative
  effect of accounting change:
  Year ended December 31, 1998..............................   $    (2.02)     $    (1.71)
  Nine months ended September 30, 1999......................   $    (2.21)     $    (1.91)

     15) To record the repurchase of $16.3 million accreted value of discount notes by Arch during October 1999 in exchange for 2,327,120 shares of Arch common stock and to adjust the related interest expense for the notes repurchased. In October 1999, Arch completed transactions with two senior discount noteholders in which Arch issued 2,327,120 shares of Arch common stock in exchange for $16.3 million accreted value ($19.0 million maturity value) of discount notes. The conversion of the discount notes resulted in a gain from the early extinguishment of debt of $7.0 million.

     16) To record issuance of Arch common stock in conjunction with the MobileMedia acquisition.

    SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OPERATING DATA -- PAGENET

     The following table sets forth selected historical consolidated financial and operating data of PageNet as of and for the years ended December 31, 1994, 1995, 1996, 1997, and 1998, for the nine months ended September 30, 1998 and 1999, and as of September 30, 1999. The selected financial and operating data as of December 31, 1994, 1995, 1996, 1997, and 1998 and for each of the five years ended December 31, 1998, has been derived from PageNet's audited consolidated financial statements and notes. The selected financial and operating data for the nine months ended September 30, 1998 and 1999, and as of September 30, 1999, has been derived from PageNet's unaudited consolidated financial statements and notes. You should read the following consolidated financial information in conjunction with "PageNet Management's Discussion and Analysis of Financial Condition and Results of Operations" and PageNet's consolidated financial statements and notes.

     The provision for asset impairment for the nine months ended September 30, 1999, represents a charge for the impairment of the assets of PageNet's majority-owned Spanish subsidiaries. The restructuring charge for the year ended December 31, 1998, and the nine months ended September 30, 1998, represents a charge primarily for the abandonment of facilities and property and related severance costs associated with the reorganization of PageNet's domestic operations. The non-recurring charge for the year ended December 31, 1996 represents a provision to write off subscriber devices leased by PageNet to customers under an agreement with a national marketing affiliate. The non-recurring charge for the year ended December 31, 1997, represents a provision to write down certain subscriber devices to their net realizable value. The extraordinary item for the year ended December 31, 1997, represents the loss on the early retirement of all $200 million of PageNet's outstanding 11.75% senior subordinated notes in May 1997. The cumulative effect of a change in accounting principle for the nine months ended September 30, 1999, represents the write-off of all remaining unamortized start-up costs as of January 1, 1999, upon the adoption of AICPA Statement of Position 98-5 "Reporting on the Costs of Start-Up Activities." Effective April 1, 1999, PageNet changed the depreciable lives for its subscriber devices and a portion of its network equipment. As a result of these changes, depreciation expense increased by approximately $77 million during the nine months ended September 30, 1999. Further discussion of these items is included in "PageNet Management's Discussion and Analysis of Financial Condition and Results of Operations" and PageNet's consolidated financial statements and notes.

     Earnings before interest, income taxes, depreciation, and amortization (EBITDA) is commonly used by analysts and investors as a principal measure of financial performance in the wireless messaging industry. EBITDA is also one of the primary financial measures used to calculate whether PageNet and its subsidiaries are in compliance with financial covenants under their debt agreements. These covenants, among other things, limit the ability of PageNet and its subsidiaries to: incur additional indebtedness, advance funds to some of PageNet's affiliates, pay dividends, grant liens on its assets, merge, sell or acquire assets, repurchase or redeem capital stock, incur capital expenditures and prepay certain indebtedness. EBITDA is also one of the financial measures used by analysts to value PageNet. Therefore, PageNet's management believes that the presentation of EBITDA provides relevant information to investors. Adjusted EBITDA, as determined by PageNet, does not reflect minority interest, equity in loss of an unconsolidated subsidiary, provision for asset impairment, restructuring charge, non-recurring charges, extraordinary items, and cumulative effect of a change in accounting principle; consequently Adjusted EBITDA may not necessarily be comparable to similarly titled data of other wireless messaging companies. EBITDA and Adjusted EBITDA should not be construed as an alternative to operating income or cash flows from operating activities as determined in accordance with GAAP or as a measure of liquidity. Amounts reflected as EBITDA or Adjusted EBITDA are not necessarily available for discretionary use as a result of restrictions imposed by the terms of existing indebtedness and limitations imposed by applicable law upon the payment of dividends or distributions, among other things. See "PageNet Management's Discussion and Analysis of Financial Condition and Results of Operations".

     Adjusted EBITDA margin is calculated by dividing PageNet Adjusted EBITDA by total revenues less cost of products sold. EBITDA margin is a measure commonly used in the wireless messaging industry to evaluate a company's EBITDA relative to total revenues less cost of products sold as an indicator of the efficiency of a company's operating structure.

                                                                                                          NINE MONTHS ENDED
                                                         YEAR ENDED DECEMBER 31,                            SEPTEMBER 30,
                                     ---------------------------------------------------------------   -----------------------
                                        1994         1995        1996         1997          1998          1998         1999
                                     ----------   ----------   ---------   -----------   -----------   -----------   ---------
                                                      (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AND UNIT DATA)
STATEMENT OF OPERATIONS DATA:
Services, rent and maintenance
revenues...........................  $  389,919   $  532,079   $ 685,960   $   818,461   $   945,524   $   704,722   $ 696,566
Product sales......................      99,765      113,943     136,527       142,515       100,503        80,600      68,969
                                     ----------   ----------   ---------   -----------   -----------   -----------   ---------
Total revenues.....................     489,684      646,022     822,487       960,976     1,046,027       785,322     765,535
Cost of products sold..............     (78,102)     (93,414)   (116,647)     (121,487)      (77,672)      (62,540)    (43,013)
                                     ----------   ----------   ---------   -----------   -----------   -----------   ---------
                                        411,582      552,608     705,840       839,489       968,355       722,782     722,522
Services, rent and maintenance
  expenses.........................      74,453      109,484     146,896       173,058       210,480       158,011     193,705
Selling expenses...................      60,555       67,561      82,790       102,995       104,350        72,320      70,223
General and administrative
  expenses.........................     136,539      174,432     219,317       253,886       320,586       224,035     260,877
Depreciation and amortization
  expense..........................     107,362      148,997     213,440       289,442       281,259       213,220     268,171
Provision for asset impairment.....          --           --          --            --            --            --      17,798
Restructuring charge...............          --           --          --            --        74,000        74,000          --
Non-recurring charges..............          --           --      22,500        12,600            --            --          --
                                     ----------   ----------   ---------   -----------   -----------   -----------   ---------
Total operating expenses...........     378,909      500,474     684,943       831,981       990,675       741,586     810,774
                                     ----------   ----------   ---------   -----------   -----------   -----------   ---------
Operating income (loss)............      32,673       52,134      20,897         7,508       (22,320)      (18,804)    (88,252)
Interest expense...................     (53,717)    (102,846)   (128,014)     (151,380)     (143,762)     (109,353)   (111,097)
Interest income....................       3,079        6,511       3,679         3,689         2,070         1,564       1,986
Minority interest..................          --           --          41            56         2,003         2,174         806
Equity in loss of an unconsolidated
  subsidiary.......................          --           --        (923)       (1,276)           --            --          --
                                     ----------   ----------   ---------   -----------   -----------   -----------   ---------
Loss before extraordinary item and
  cumulative effect of a change in
  accounting principle.............     (17,965)     (44,201)   (104,320)     (141,403)     (162,009)     (124,419)   (196,557)
Extraordinary item.................          --           --          --       (15,544)           --            --          --
Cumulative effect of a change in
  accounting principle.............          --           --          --            --            --            --     (37,446)
                                     ----------   ----------   ---------   -----------   -----------   -----------   ---------
Net loss...........................  $  (17,965)  $  (44,201)  $(104,320)  $  (156,947)  $  (162,009)  $  (124,419)  $(234,003)
                                     ==========   ==========   =========   ===========   ===========   ===========   =========
Per common share data (basic and
  diluted):
  Loss before extraordinary item
    and cumulative effect of a
    change in accounting
    principle......................  $    (0.18)  $    (0.43)  $   (1.02)  $     (1.38)  $     (1.57)  $     (1.20)  $   (1.89)
  Extraordinary item...............          --           --          --         (0.15)           --            --          --
  Cumulative effect of a change in
    accounting principle...........          --           --          --            --            --            --       (0.36)
                                     ----------   ----------   ---------   -----------   -----------   -----------   ---------
  Net loss per share...............  $    (0.18)  $    (0.43)  $   (1.02)  $     (1.53)  $     (1.57)  $     (1.20)  $   (2.25)
                                     ==========   ==========   =========   ===========   ===========   ===========   =========
OTHER OPERATING DATA:
EBITDA.............................  $  140,035   $  201,131   $ 233,455   $   280,186   $   260,942   $   196,590   $ 143,279
Adjusted EBITDA....................     140,035      201,131     256,837       309,550       332,939       268,416     197,717
Adjusted EBITDA margin.............       34.0%        36.4%       36.4%         36.9%         34.4%         37.1%       27.4%
Free cash flow (1).................  $ (123,911)  $ (207,493)  $(304,886)  $  (166,506)  $  (105,794)  $   (10,668)  $ (74,224)
Capital expenditures...............     213,308      312,289     437,388       328,365       297,041       171,295     162,830
Cash flows provided by operating
  activities.......................     107,744      160,629     110,382       150,503       276,959       190,744      89,016
Cash flows used in investing
  activities.......................    (260,839)    (589,387)   (601,122)     (459,929)     (314,444)     (172,994)   (175,712)
Cash flows provided by (used in)
  financing activities.............     153,055      624,489     296,335       308,573        37,638        (6,590)    186,580
Units in service at end of
  period...........................   4,409,000    6,738,000   8,588,000    10,344,000    10,110,000    10,484,000   9,314,000

                                                                      AS OF DECEMBER 31,                            AS OF
                                                  -----------------------------------------------------------   SEPTEMBER 30,
                                                   1994        1995         1996         1997         1998          1999
                                                  -------   ----------   ----------   ----------   ----------   -------------
                                                                                (IN THOUSANDS)
BALANCE SHEET DATA:
Current assets..................................  $39,375   $  259,096   $   95,550   $  105,214   $  108,961    $  203,475
Total assets....................................  706,008    1,228,338    1,439,613    1,597,233    1,581,244     1,520,885
Long-term obligations, less current
  maturities....................................  504,000    1,150,000    1,459,188    1,779,491    1,815,137     1,999,320
Total shareowners' deficit......................  (39,908)     (80,784)    (182,175)    (337,931)    (490,419)     (724,424)

---------------
(1) Free cash flow is defined by PageNet as Adjusted EBITDA less capital expenditures (excluding payments for spectrum licenses) and debt service (interest expense net of interest income).

     The following table reconciles PageNet's net loss to EBITDA and Adjusted
EBITDA:

                                                                                                         NINE MONTHS ENDED
                                                             YEAR ENDED DECEMBER 31,                       SEPTEMBER 30,
                                             -------------------------------------------------------   ---------------------
                                               1994       1995       1996        1997        1998        1998        1999
                                             --------   --------   ---------   ---------   ---------   ---------   ---------
                                                                             (IN THOUSANDS)
Net loss...................................  $(17,965)  $(44,201)  $(104,320)  $(156,947)  $(162,009)  $(124,419)  $(234,003)
Interest expense...........................    53,717    102,846     128,014     151,380     143,762     109,353     111,097
Interest income............................    (3,079)    (6,511)     (3,679)     (3,689)     (2,070)     (1,564)     (1,986)
Depreciation and amortization expense......   107,362    148,997     213,440     289,442     281,259     213,220     268,171
                                             --------   --------   ---------   ---------   ---------   ---------   ---------
EBITDA.....................................   140,035    201,131     233,455     280,186     260,942     196,590     143,279
Minority interest..........................        --         --         (41)        (56)     (2,003)     (2,174)       (806)
Equity in loss of an unconsolidated
  subsidiary...............................        --         --         923       1,276          --          --          --
Provision for asset impairment.............        --         --          --          --          --          --      17,798
Restructuring charge.......................        --         --          --          --      74,000      74,000          --
Non-recurring charges......................        --         --      22,500      12,600          --          --          --
Extraordinary item.........................        --         --          --      15,544          --          --          --
Cumulative effective of a change in
  accounting principle.....................        --         --          --          --          --          --      37,446
                                             --------   --------   ---------   ---------   ---------   ---------   ---------
Adjusted EBITDA............................  $140,035   $201,131   $ 256,837   $ 309,550   $ 332,939   $ 268,416   $ 197,717
                                             ========   ========   =========   =========   =========   =========   =========

           PAGENET MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITIONS AND RESULTS OF OPERATION

INTRODUCTION

     You should read the following discussion and analysis in conjunction with PageNet's consolidated financial statements and notes.

     EBITDA is a commonly used measure of financial performance in the wireless messaging industry and is one of the financial measures used to calculate whether PageNet is in compliance with the financial covenants under its debt agreements. EBITDA is defined as earnings before interest, income taxes, depreciation, and amortization.

     Adjusted EBITDA is defined as earnings before interest, income taxes, depreciation, amortization, minority interest, equity in loss of an unconsolidated subsidiary, provision for asset impairment, restructuring charge, non-recurring charges, extraordinary items, and cumulative effect of a change in accounting principle. One of PageNet's financial objectives is to increase its adjusted EBITDA, since adjusted EBITDA is a significant source of funds for servicing indebtedness and for investment in continued growth, including purchase of paging units and paging system equipment and the construction and expansion of paging systems. Free cash flow is defined as adjusted EBITDA less capital expenditures, excluding payments for spectrum license, and debt service. Another of PageNet's financial objectives is to increase its free cash flow, since free cash flow represents the adjusted EBITDA remaining after capital expenditures and debt service costs. Adjusted EBITDA and free cash flow, as determined by PageNet, may not be comparable to similarly titled data of other wireless messaging companies. Amounts described as adjusted EBITDA and free cash flow are not necessarily available for discretionary use as a result of restrictions imposed by the terms of existing or future indebtedness, including the repayment of such indebtedness or the payment of associated interest, limitations imposed by law upon the payment of dividends or distributions or capital expenditure requirements. Adjusted EBITDA and free cash flow should not be considered an alternative to operating income or cash flows from operating activities as determined in accordance with GAAP.

LIQUIDITY AND CAPITAL RESOURCES

     PageNet is currently in compliance with all of the covenants in its U.S. and Canadian debt agreements. PageNet is pursuing various efforts to improve its domestic EBITDA for the fourth quarter of 1999. If these efforts are not successful, PageNet will not be able to satisfy the interest coverage covenant in its credit agreement after the close of the fourth quarter of 1999. Should this happen, PageNet would try to obtain a waiver for its noncompliance with the domestic credit agreement. If PageNet is unable to obtain a waiver, the lenders could demand that PageNet immediately pay all indebtedness outstanding under the credit agreement. This demand would cause PageNet to be in default under the PageNet notes.

     The terms of the PageNet notes prevent PageNet from borrowing any more money. As of November 30, 1999, PageNet had approximately $25 million in cash. PageNet believes that this cash, plus the cash expected to be generated from operations, is sufficient to meet its obligations into the first quarter of 2000. However, if PageNet does not improve its domestic EBITDA, PageNet may not have enough cash or borrowing capacity to meet its obligations through the first quarter of 2000. PageNet is considering several alternatives to ensure that it has sufficient liquidity through the completion of the merger. However, there can be no guarantee that PageNet's efforts to obtain additional liquidity will be timely or successful or that the merger will be completed. PageNet may have to reduce the level of its operations and/or file for protection under chapter 11 of the Bankruptcy Code to restructure its obligations. Filing for bankruptcy would be likely to have a material impact on PageNet's results of operations and financial position. In addition, if the merger is not completed, PageNet may incur significant charges for asset impairments and restructuring its operations.

     Net cash provided by operating activities was $89 million for the nine months ended September 30, 1999, compared to $191 million for the nine months ended September 30, 1998. The decrease resulted primarily from an increase in net loss before non-cash charges and a decrease in accrued liabilities due to timing of payments. Net cash provided by operating activities was $277 million for the year ended December 31, 1998, an increase of $126 million as compared to the year ended December 31, 1997. The increase resulted primarily from a decrease in net loss before restructuring charge of $69 million, an increase in accounts payable of $54 million, and a decrease in inventories of $18 million. The increase in accounts payable during 1998 resulted from the timing of invoices at year-end 1998 related to additional capital expenditures incurred in the fourth quarter of 1998 and additional expenses in the fourth quarter of 1998 related to the centers of excellence.

     The deficiency in free cash flow for PageNet's consolidated operations for the nine months ended September 30, 1999 was $74 million. The deficiency in free cash flow for PageNet's consolidated operations for the nine months ended September 30, 1998 was $11 million. The deficiency in free cash flow for PageNet's consolidated operations for the years ended December 31, 1996, 1997, and 1998 was $305 million, $167 million, and $106 million, respectively. The decline in free cash flow for the nine months ended September 30, 1999 was primarily the result of a decrease in adjusted EBITDA. The improvements in free cash flow in 1997 and 1998 were primarily the result of decreases in capital expenditures and increases in adjusted EBITDA in PageNet's core domestic operations.

STRATEGIC INITIATIVES

     PageNet continues to implement its previously announced restructuring to eliminate redundant administrative operations by consolidating key support functions. While progress has been made, PageNet's efforts to convert its offices to its new billing and customer service software platforms are behind its original schedule. PageNet planned for the conversions to be substantially completed during early 1999. PageNet now plans to continue to implement the restructuring through January 2000, by which time it expects to have converted 100% of its customer units placed in service by its resellers and approximately 50% of its direct customer units to its centralized centers of excellence operating platforms. Thereafter, PageNet plans to suspend conversions of additional customers to these platforms pending the decision of the combined company with respect to the operating platforms to be used going forward after the merger. As result, PageNet will realize a portion of the anticipated cost savings resulting from its centers of excellence initiative and will eliminate some of the duplicative costs that have adversely affected its results from operations. However, due to the suspension of future conversions, combined with the impact of the contemplated merger on operations, PageNet is unable to determine the amount of potential cost savings resulting from the centers of excellence initiative.

     PageNet also has made progress in expanding its advanced wireless network. PageNet expects the expansion to be completed in January 2000. The expansion will allow PageNet to more effectively offer a broad variety of wireless information products and services. In April 1999, PageNet completed a realignment of its sales and marketing organizations. This realignment is intended to focus PageNet's sales and marketing organizations on customer needs and PageNet's overall strategy.

     In June 1999, PageNet announced the establishment of its Vast Solutions division in order to provide a focus and dedicated resources towards developing a suite of new wireless solutions. Vast is currently developing the following new services: (1) the provision of gateway services, which use a single, transparent "bridge" between different wireless networks, protocols and data management systems, to enable customers and their employees to receive data across multiple network technologies, (2) customized wireless information management services for its corporate clients which involve integrated software and hardware systems that allow access to vital company information from a variety of sources, including company intranets, remote industrial assets, or mobile employees, and (3) content and information services designed to bring a wide variety of information to its customers' messaging devices from third party providers and the internet. PageNet formed dedicated groups to launch these services in 1998, and placed these groups under the umbrella of Vast beginning in June of 1999. Vast is a development stage company and, since its inception, has been engaged primarily in product research and development and developing markets for its products and services. Vast has incurred significant operating losses as a result of its start-up activities. It began to market its products and services in late 1999, and believes that revenue from sales of these products and services will grow rapidly.

RESULTS OF OPERATIONS

     The following table presents selected items from PageNet's consolidated statements of operations as a percentage of net revenues and certain other items for the periods indicated. Net revenues are revenues from services, rent and maintenance plus product sales less the cost of products sold.

                                                                                 NINE MONTHS
                                                                                    ENDED
                                                     YEAR ENDED DECEMBER 31,    SEPTEMBER 30,
                                                     -----------------------    --------------
                                                     1996     1997     1998     1998     1999
                                                     -----    -----    -----    -----    -----
Net Revenues.......................................  100.0%   100.0%   100.0%   100.0%   100.0%
Operating expenses:
  Services, rent and maintenance...................   20.8     20.6     21.7     21.9     26.8
  Selling..........................................   11.7     12.3     10.8     10.0      9.7
  General and administrative.......................   31.1     30.2     33.1     31.0     36.1
  Depreciation and amortization....................   30.2     34.5     29.1     29.5     37.1
  Provision for asset impairment...................     --       --       --       --      2.5
  Restructuring charge.............................     --       --      7.6     10.2       --
  Non-recurring charges............................    3.2      1.5       --       --       --
                                                     -----    -----    -----    -----    -----
Operating income (loss)............................    3.0      0.9     (2.3)    (2.6)   (12.2)
Net loss...........................................  (14.8)   (18.7)   (16.7)   (17.2)   (32.4)
EBITDA.............................................   33.1     33.4     26.9     27.2     19.8
Adjusted EBITDA....................................   36.4     36.9     34.4     37.1     27.4

NINE MONTHS ENDED SEPTEMBER 30, 1999 COMPARED WITH THE NINE MONTHS ENDED SEPTEMBER 30, 1998

     Net revenues for the nine months ended September 30, 1998 and net revenues for the nine months ended September 30, 1999, were each $723 million. Revenues from services, rent and maintenance, which PageNet considers its primary business, decreased 1.2% to $697 million for the nine months ended September 30, 1999, compared to $705 million for the nine months ended September 30, 1998. The average revenue per unit for PageNet's core domestic operations increased to $7.96 for the nine months ended September 30, 1999, compared to $7.52 for the nine months ended September 30, 1998. However, the increases in average revenue per unit, which resulted from the shift of PageNet's subscriber base toward higher revenue products and services, were offset by the decrease in revenues due to the reduction of the number of units in service during the nine months ended September 30, 1999.

     The number of units in service with subscribers at September 30, 1999 was approximately 9,314,000, compared to 10,110,000 and 10,484,000 units in service with subscribers at December 31, 1998 and September 30, 1998. This reduction was mainly due to PageNet's continued rationalization of its customer base, intensifying price competition in the market for wireless communications services and the degree to which broadband services, such as those with short messaging capability built into the units, are being subscribed to in lieu of one-way messaging services such as those offered by PageNet. Approximately two-thirds of the loss in units in service was a result of continued weakness in PageNet's reseller channel and most of the losses of subscribers were to lower cost services. The cancellation of units from a national account relationship and the bankruptcy of a major reseller resulted in a loss of approximately 120,000 units from PageNet's reseller channel. In addition, another 122,000 units were lost in the reconciliation of PageNet's reseller account records as they were converted to the centers of excellence platform.

     Product sales decreased 14.4% to $69 million for the nine months ended September 30, 1999, compared to $81 million for the nine months ended September 30, 1998. The decreases in product sales and cost of products sold from 1998 to 1999 resulted primarily from PageNet's efforts to reduce the number of customers using unprofitable services, and from increased price competition, both of which resulted in a substantial decrease in sales through PageNet's reseller channel. In addition, the decrease in cost of products sold from 1998 to 1999 also resulted from the decrease in the depreciable lives of PageNet's subscriber devices from three years to two years, effective April 1, 1999. This change had the effect of increasing depreciation expense and thereby reducing the net book values of sold subscriber devices.

     Services, rent and maintenance expenses increased 22.6% to $194 million for the nine months ended September 30, 1999, compared to $158 million for the nine months ended September 30, 1998. The increase in services, rent and maintenance expenses for the nine months ended September 30, 1999 was primarily due to:

     - the adoption of SOP 98-5, effective January 1, 1999, which requires start-up costs to be expensed as incurred;

     - increased contracted dispatch costs related to advanced messaging units placed in service during 1998 and the first nine months of 1999;

     - increased pager parts and repairs expense; and

     - additional expenses associated with an increase in transmitter sites in connection with the buildout of its advanced messaging network.

     The increase for the nine months ended September 30, 1999 was partially offset by the decline in the reserve for non-recoverable subscriber devices resulting from the change in the depreciable lives of its subscriber devices from three years to two years. Selling expenses decreased 2.9% to $70 million for the first nine months of 1999, compared to $72 million for the first nine months of 1998. The decrease in selling expenses for the nine months ended September 30, 1999 was due to a one-time adjustment to sales commissions made during the second quarter of 1999 and lower sales commissions paid in conjunction with the net decrease in units in service as compared to the same period of 1998. Marketing research, development costs, and advertising expenses associated with PageNet's core and advanced messaging operations are expected to be scaled back in future periods.

     General and administrative expenses increased 16.4% to $261 million for the first nine months of 1999, compared to $224 million for the first nine months of 1998. The increase in general and administrative expenses was primarily related to the centers of excellence initiative, including:

     - expenses associated with establishing PageNet's centers of excellence;

     - redundant operating costs associated with operating the new centers of excellence infrastructure and the traditional decentralized infrastructure; and

     - increased levels of contract labor utilized during the transition to the centers of excellence.

     Depreciation and amortization expense increased 25.8% to $268 million for the nine months ended September 30, 1999, compared to $213 million for the nine months ended September 30, 1998. The increase in depreciation and amortization expense resulted primarily from PageNet's change in the depreciable lives of its subscriber devices and certain of its network equipment, effective April 1, 1999. PageNet changed the depreciable lives of its subscriber devices from three years to two years and the depreciable life of certain of its network equipment from seven years to ten years. The changes resulted from PageNet's review of the historical usage periods of its subscriber devices and its network equipment and PageNet's expectations regarding future usage periods for subscriber devices considering current and projected technological advances. As a result of these changes, depreciation expense increased by approximately $77 million during the nine months ended September 30, 1999 and is expected to increase by approximately $3 million during the fourth quarter of 1999. PageNet also commenced depreciation and amortization on the assets related to its centers of excellence during the third quarter of 1999. This is expected to increase depreciation and amortization expense during the fourth quarter of 1999 by approximately $2 million. PageNet expects to commence depreciation and amortization on the assets related to its advanced messaging operations during the first quarter of 2000, which is expected to increase depreciation and amortization expense during 2000 by approximately $25 million.

     PageNet recorded a provision of $18 million during the quarter ended March 31, 1999, for the impairment of the assets of PageNet's majority-owned Spanish subsidiaries. See note 5 to PageNet's consolidated financial statements for the quarter ended September 30, 1999.

     As a result of the factors outlined above, adjusted EBITDA decreased 26.3% to $198 million for the first nine months of 1999, compared to $268 million for the same period in 1998. Adjusted EBITDA and adjusted EBITDA as a percentage of net revenues were negatively impacted by PageNet's advanced messaging operations, the development and implementation of its centers of excellence, its international operations, and the adoption of SOP 98-5. Adjusted EBITDA and adjusted EBITDA as a percentage of net revenues for the nine months ended September 30, 1999 were positively impacted by approximately $3 million as a result of the change in the depreciable lives of subscriber devices previously discussed.

     Interest expense, net of amounts capitalized, was relatively flat for the nine months ended September 30, 1999, compared to the same period in 1998. Interest expense, net of amounts capitalized, was $111 million for the nine months ended September 30, 1999, compared to $109 million for the nine months ended September 30, 1998. Interest expense is expected to increase in early 2000 because the amount of interest capitalized is anticipated to decrease after PageNet's advanced wireless network is completed.

     PageNet adopted the provisions of SOP 98-5 effective January 1, 1999 and recorded a charge of $37 million as the cumulative effect of a change in accounting principle to write-off all remaining unamortized start-up costs as of January 1, 1999. See note 4 to PageNet's consolidated financial statements for the quarter ended September 30, 1999.

YEAR ENDED DECEMBER 31, 1998 COMPARED WITH THE YEAR ENDED DECEMBER 31, 1997

     Net revenues for the year ended December 31, 1998 were $968 million, an increase of 15.4% over net revenues of $839 million for the year ended December 31, 1997. Revenues from services, rent and maintenance increased 15.5% to $946 million for the year ended December 31, 1998, compared to $818 million for the year ended December 31, 1997. The increases in net revenues and revenues from services, rent and maintenance were primarily due to an increase in average revenue per unit resulting from the shift of PageNet's subscriber base toward higher revenue products and services.

     The average revenue per unit for PageNet's core domestic operations increased to $7.71 for the year ended December 31, 1998, compared to $7.20 for the corresponding period of 1997. The number of units in service with subscribers at December 31, 1998, was 10,110,000, compared to 10,344,000 units in service with subscribers at December 31, 1997.

     Product sales decreased 29.5% to $101 million for the year ended December 31, 1998 compared to $143 million for the year ended December 31, 1997. The decrease in product sales and corresponding decrease in cost of products sold from 1997 to 1998 resulted primarily from PageNet's efforts to reduce the number of customers using unprofitable services through certain pricing initiatives, which resulted in a substantial decrease in sales through the reseller channel.

     Services, rent, and maintenance expenses increased 21.6% to $210 million for the year ended December 31, 1998, compared to $173 million for the year ended December 31, 1997. The increase in services, rent, and maintenance expenses was partially a result of an increase in telephone expenses associated with the enactment of regulations requiring that the providers of pay phones be compensated for all calls placed from pay phones to toll-free numbers. This requirement increased PageNet's cost of providing toll-free number service commencing in the fourth quarter of 1997. The increases in services, rent, and maintenance expenses from 1997 to 1998 were also attributable to the increased contracted dispatch costs related to advanced messaging units placed in service during 1998 and expenses associated with an increase in transmitter sites.

     Selling expenses were $104 million for the year ended December 31, 1998, compared to $103 million for the year ended December 31, 1997. The decrease in selling expenses as a percentage of net revenues from 1997 to 1998 resulted primarily from a lower amount of sales commissions paid in conjunction with the net decline in units in service with subscribers during 1998, and an overall decrease in marketing research, development costs, and advertising expenses associated with PageNet's VoiceNow service.

     General and administrative expenses increased 26.3% to $321 million for the year ended December 31, 1998, compared to $254 million for the year ended December 31, 1997. The increase in general and administrative expenses from 1997 to 1998 was caused by the same factors that caused increases in general and administrative expenses from 1998 to 1999.

     Depreciation and amortization expense decreased 2.8% to $281 million for the year ended December 31, 1998, compared to $289 million for the year ended December 31, 1997. The decrease in depreciation and amortization expense from 1997 to 1998 resulted primarily from certain property and equipment becoming fully depreciated, certain non-current assets becoming fully amortized, and the decline in capital expenditures by PageNet.

     PageNet recorded a restructuring charge of $74 million during the quarter ended March 31, 1998, as a result of a restructuring approved by PageNet's board of directors in February 1998. See note 2 of PageNet's consolidated financial statements for the year ended December 31, 1998.

     Adjusted EBITDA increased 7.6% to $333 million for the year ended December 31, 1998, compared to $310 million for the year ended December 31, 1997. Adjusted EBITDA and adjusted EBITDA as a percentage of net revenues for 1998 were negatively impacted by PageNet's advanced messaging operations, the formation of its centers of excellence, and its international operations.

     Interest expense, net of amounts capitalized, was $144 million for the year ended December 31, 1998, compared to $151 million for the year ended December 31, 1997. The decrease in interest expense from 1997 to 1998 was primarily attributable to an increase in interest capitalized, a decrease in interest rates on outstanding borrowings under PageNet's credit agreement, and the redemption of PageNet's 11.75% senior subordinated notes on May 14, 1997 with lower interest rate funds borrowed under the credit agreement.

YEAR ENDED DECEMBER 31, 1997 COMPARED WITH THE YEAR ENDED DECEMBER 31, 1996

     Net revenues for the year ended December 31, 1997 were $839 million, an increase of 18.9% over net revenues of $706 million for the year ended December 31, 1996. Revenues from services, rent and maintenance increased 19.3% to $818 million for the year ended December 31, 1997, compared to $686 million for the year ended December 31, 1996. Product sales, less cost of products sold, were $21 million for 1997 compared to $20 million for 1996. The increases in net revenues and revenues from services, rent and maintenance were primarily due to growth in the number of units in service with subscribers of PageNet.

     The number of units in service with subscribers at December 31, 1997, was 10,344,000, compared to 8,588,000 units in service with subscribers at December 31, 1996. The average revenue per unit for PageNet's core domestic operations was $7.20 for the year ended December 31, 1997, compared to $7.46 for the year ended December 31, 1996.

     Services, rent, and maintenance expenses increased 17.8% to $173 million for the year ended December 31, 1997, compared to $147 million for the year ended December 31, 1996. The increase in services, rent, and maintenance expenses was the result of:

     - the growth in the number of units in service with subscribers;

     - expenses associated with an increase in transmitter sites;

     - expansion of nationwide transmission networks;

     - costs incurred by PageNet's Canadian operations; and

     - costs associated with the rollout of VoiceNow

     Selling expenses increased 24.4% to $103 million for the year ended December 31, 1997, compared to $83 million for the year ended December 31, 1996. The increase in selling expenses and the increase as a percentage of net revenues from 1996 to 1997 resulted primarily from marketing research, development costs, and advertising expenses associated with PageNet's VoiceNow service, and from the addition of sales personnel to support the growth from 1996 to 1997 in both net revenues and the number of units in service with subscribers.

     General and administrative expenses increased 15.8% to $254 million for the year ended December 31, 1997, compared to $219 million for the year ended December 31, 1996. The increase in general and administrative expenses from 1996 to 1997 occurred to support the growth in the number of units in service with subscribers.

     Depreciation and amortization expense increased 35.6% to $289 million for the year ended December 31, 1997, compared to $213 million for the year ended December 31, 1996. The increase in depreciation and amortization expense from 1996 to 1997 resulted primarily from the increase in the number of subscriber devices owned by PageNet and leased to subscribers, the increase in computer and wireless messaging equipment used by PageNet in its operations, changes in subscriber device depreciation, and the commencement of spectrum license amortization. Effective January 1, 1997, PageNet shortened the depreciable life of its subscriber devices from four to three years, and revised the related residual values, in order to better reflect the estimated periods during which the subscriber devices remain in service. The changes in depreciable lives and residual values and the commencement of spectrum license amortization and other costs associated with the introduction of PageNet's VoiceNow service increased net loss by approximately $27 million for the year ended December 31, 1997.

     The non-recurring charge of $13 million in 1997 represents a write-down of certain subscriber devices to their net realizable value. The non-recurring charge of $23 million in 1996 represents a provision to write-off in excess of 400,000 subscriber devices leased by PageNet to customers under an agreement with a national marketing affiliate. During 1996, PageNet experienced significant cancellations by the customer base developed through this affiliate and therefore did not expect to recover the subscriber devices from the former customers of this marketing affiliate. Adjusted EBITDA increased 20.5% to $310 million for the year ended December 31, 1997, compared to $257 million for the year ended December 31, 1996. Adjusted EBITDA and adjusted EBITDA as a percentage of net revenues for 1997 were negatively impacted by the introduction of PageNet's VoiceNow service and its international operations. Adjusted EBITDA and adjusted EBITDA as a percentage of net revenues for 1996 were negatively impacted by PageNet's international operations.

     Interest expense, net of amounts capitalized, was $151 million for the year ended December 31, 1997, compared to $128 million for the year ended December 31, 1996. The increase in interest expense from 1996 to 1997 was primarily due to the higher average level of indebtedness outstanding during 1997. The average level of indebtedness outstanding during 1997 was $1.7 billion, compared to $1.2 billion outstanding during 1996. On May 14, 1997, PageNet redeemed its 11.75% senior subordinated notes with lower interest rate funds borrowed under the credit agreement. PageNet recorded an extraordinary loss of $16 million in the second quarter of 1997 as a result of the early retirement of the 11.75% senior subordinated notes. The extraordinary loss was comprised of the redemption premium of $12 million and the write-off of unamortized issuance costs of $4 million.

CAPITAL EXPENDITURES

     PageNet's operations and expansion into new markets and product lines have required substantial capital investment. Furthermore, PageNet has almost completed building an advanced messaging network, which will enable it to offer new enhanced messaging services and customized wireless information, and has continued to convert certain back office functions from its decentralized field offices into the centers of excellence. Capital expenditures, excluding payments for spectrum licenses, were $437 million, $328 million, and $297 million, respectively, for the years ended December 31, 1996, 1997, and 1998, and $171 million and $163 million, respectively, for the nine months ended September 30, 1998 and 1999, and consisted primarily of expenditures on PageNet's core operations, PageNet's advanced messaging operations, and the centers of excellence.

Core Operations

     Capital expenditures related to PageNet's core operations, excluding capital expenditures related to the centers of excellence, were $390 million, $224 million, and $143 million, respectively, for the years ended

December 31, 1996, 1997, and 1998, and $83 million and $66 million, respectively, for the nine months ended September 30, 1998 and 1999. The decreases in core capital expenditures have been primarily due to a reduction in PageNet's network-related expenditures pertaining to geographic coverage and capacity expansion. Also, during 1997, PageNet began instituting programs to utilize subscriber devices more effectively and to more closely control subscriber device capital expenditures. In addition to the programs to utilize subscriber devices more effectively, the decrease in core capital expenditures in 1997 was also due to increased efficiencies in infrastructure deployment.

  VoiceNow and Advanced Messaging Operations

     Capital expenditures related to VoiceNow were $47 million, $104 million, and $97 million, respectively, for the years ended December 31, 1996, 1997, and 1998, and capital expenditures related to advanced messaging operations were $58 million and $72 million, respectively, for the nine months ended September 30, 1998 and 1999. PageNet expects to substantially complete capital expenditures related to its advanced messaging network during the first quarter of 2000.

  Centers of Excellence

     Capital expenditures related to establishing PageNet's centers of excellence, including new system implementations, were $57 million for the year ended December 31, 1998, and $30 million and $25 million, respectively, for the nine months ended September 30, 1998 and 1999. PageNet plans to spend additional capital related to the establishment of its centers of excellence in the fourth quarter of 1999 and the first quarter of 2000, and to suspend expenditure of additional related capital after that time, pending the development of detailed integration plans with Arch following the merger.

     The amount of capital expenditures may fluctuate from quarter to quarter and on an annual basis due to several factors, including the variability of units in service with subscribers. Based on current expectations, PageNet currently expects the total amount of capital expenditures to be approximately $50 million in the fourth quarter of 1999. With the substantial completion of the expansion of the advanced messaging network and the suspension of future conversions to the centers of excellence beyond January 2000, PageNet expects its capital expenditures in 2000 to decrease as compared to 1999. However, PageNet is currently unable to estimate its capital expenditures for 2000 due to uncertainty about the merger and the liquidity matters discussed in note 1 to PageNet's consolidated financial statements for the quarter ended September 30, 1999.

CANADIAN CREDIT AGREEMENTS

     The two credit agreements of PageNet's Canadian subsidiaries provide for total borrowings of approximately $75 million. As of September 30, 1999, approximately $52 million of borrowings were outstanding under the Canadian credit facilities. Additional borrowings are available to PageNet's Canadian subsidiaries under these facilities, so long as the borrowings are either collateralized or certain financial covenants are met.

MARKET RISK

     The risk inherent in PageNet's market risk sensitive instruments is the potential loss arising from adverse changes in interest rates and foreign currency exchange rates. PageNet's earnings are affected by changes in interest rates due to the impact those changes have on the Company's variable-rate debt obligations, which represented approximately 34% and 40% of its total long-term obligations as of December 31, 1998, and September 30, 1999, respectively. If interest rates average one percent more in 1999 than they did during 1998, PageNet's interest expense would increase by approximately $6 million. The impact of an increase in interest rates was determined based on the impact of the hypothetical change in interest rates on PageNet's variable-rate long-term obligations as of December 31, 1998. Market risk for fixed-rate long-term obligations is estimated as the potential increase in fair value resulting from a hypothetical one percent decrease in interest rates and amounted to approximately $68 million as of December 31, 1998, based on discounted cash flow analyses. The preceding sensitivity analyses do not, however, consider the effects that such changes in interest rates may have on overall economic activity, nor does it consider additional actions PageNet may take to mitigate its exposure to such changes. Actual results may differ from the above analyses.

     PageNet's earnings are also affected by foreign exchange rate fluctuations between the U.S. dollar and the Canadian dollar. In addition, PageNet is subject to market risk related to its net investments in its Canadian subsidiaries. However, the impact of such market risk exposures as a result of foreign exchange rate fluctuations has not been, and is not expected to be, material based on the relative insignificance of PageNet's Canadian subsidiaries to PageNet's financial position or results of operations. As of September 30, 1999, PageNet was not engaged in other activities that would cause exposure to the risk of material earnings or cash flow loss due to changes in interest rates, foreign currency exchange rates, or market commodity prices.

INFLATION

     Inflation has not had a material effect on PageNet's operations to date. Paging systems equipment and operating costs have not increased in price and PageNet's pager costs have declined substantially in recent years. This reduction in costs has generally been reflected in lower pager prices charged to subscribers who purchase their units. PageNet's general and administrative operating expenses, such as salaries, employee benefits and occupancy costs, are subject to normal inflationary pressures.

YEAR 2000 COMPLIANCE

     PageNet implemented a task force, and developed a comprehensive plan to address Year 2000 issues.

     PageNet completed all of the phases for its critical business processes and, to date, has not experienced any Year 2000-related errors. PageNet continues to utilize both internal and external resources to evaluate and test its systems. PageNet expended approximately $4 million correcting Year 2000 problems.

     PageNet believes that all mission critical vendors have successfully readied their systems for the Year 2000 and, to date, we have not experienced any Year 2000-related errors in their systems.

     PageNet believes it has met all project deliverables according to schedule based on management's review and verification of the project documentation. However, actual results could differ materially from those anticipated, particularly due to the potential impact of third-party modification plans. PageNet's business, financial position, or results of operations could be materially adversely affected by the failure of its computer systems and applications, or those operated by third parties, to properly operate or manage dates beyond 1999. In addition, disruptions in the economy generally resulting from Year 2000 issues could materially adversely affect PageNet. PageNet cannot estimate the amount of any potential liability or lost revenue.

     SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OPERATING DATA -- ARCH

     The following table sets forth selected historical consolidated financial and operating data of Arch for the year ended August 31, 1994, the four months ended December 31, 1993 and 1994, each of the five years ended December 31, 1998 and the nine months ended September 30, 1998 and 1999. The selected financial and operating data as of December 31, 1995, 1996, 1997 and 1998 and for each of the four years ended December 31, 1998 have been derived from Arch's audited consolidated financial statements and notes. The selected financial and operating data for the year ended December 31, 1994 has been derived from the audited financial statements for the year ended August 31, 1994, the four month period ended December 31, 1994 and the unaudited financial statements for the four month period ended December 31, 1993. The selected financial and operating data as of September 30, 1999 and for the nine months ended September 30, 1998 and 1999 have been derived from Arch's unaudited consolidated financial statements and notes. You should read the following consolidated financial information in conjunction with "Arch Management's Discussion and Analysis of Financial Condition and Results of Operations" and Arch's consolidated financial statements and notes set forth below.

     During 1994, Arch changed its fiscal year end from August 31 to December
31. Arch was required to file a transition report on Form 10-K with audited financial statements for the period September 1, 1994 through December 31, 1994 and has elected to include in the following table, for comparative purposes, unaudited financial statements for the periods September 1, 1993 through December 31, 1993 and January 1, 1994 through December 31, 1994.

     In the following table, equity in loss of affiliate represents Arch's share of net losses of USA Mobile Communications Holdings, Inc. for the period of time from Arch's acquisition of its initial 37% interest in USA Mobile on May 16, 1995 through the completion of Arch's acquisition of USA Mobile on September 7, 1995 and Arch's share of net losses of Benbow PCS Ventures, Inc. since Arch's acquisition of Westlink Holdings, Inc. in May 1996. See "Arch Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources".

     The extraordinary item is an extraordinary charge resulting from prepayment of indebtedness. See "Arch Management's Discussion and Analysis of Financial Condition and Results of Operations--Results of Operations".

     Adjusted EBITDA, as determined by Arch, does not reflect restructuring charge, equity in loss of affiliate, and extraordinary items; consequently adjusted EBITDA may not necessarily be comparable to similarly titled data of other wireless communications companies. EBITDA is commonly used by analysts and investors as a principal measure of financial performance in the wireless communications industry. EBITDA is also one of the primary financial measures used to calculate whether Arch and its subsidiaries are in compliance with financial covenants under their debt agreements. These covenants, among other things, limit the ability of Arch and its subsidiaries to: incur additional indebtedness, make investments, pay dividends, grant liens on its assets, merge, sell or acquire assets, repurchase or redeem capital stock, incur capital expenditures and prepay certain indebtedness. EBITDA is also one of the financial measures used by analysts to value Arch. Therefore Arch management believes that the presentation of EBITDA provides relevant information to investors. EBITDA should not be construed as an alternative to operating income or cash flows from operating activities as determined in accordance with GAAP or as a measure of liquidity. Amounts reflected as EBITDA or adjusted EBITDA are not necessarily available for discretionary use as a result of restrictions imposed by the terms of existing indebtedness and limitations imposed by applicable law upon the payment of dividends or distributions, among other things. See "Arch Management's Discussion and Analysis of Financial Condition and Results of Operation".

     Adjusted EBITDA margin is calculated by dividing Arch's adjusted EBITDA by total revenues less cost of products sold. EBITDA margin is a measure commonly used in the wireless communications industry to evaluate a company's EBITDA relative to total revenues less cost of products sold as an indicator of the efficiency of a company's operating structure.

                                              FOUR MONTHS
                                                 ENDED
                            YEAR ENDED        DECEMBER 31,                          YEAR ENDED DECEMBER 31,
                            AUGUST 31,   ----------------------   ------------------------------------------------------------
                               1994         1993         1994       1994        1995         1996         1997         1998
                            ----------   -----------   --------   --------   ----------   ----------   ----------   ----------
                                              (UNAUDITED)                            (DOLLARS IN THOUSANDS)
STATEMENTS OF OPERATIONS
  DATA:
Service, rental and
  maintenance revenues....   $ 55,139     $ 16,457     $ 22,847   $ 61,529   $  138,466   $  291,399   $  351,944   $  371,154
Product sales.............     12,108        2,912        5,178     14,374       24,132       39,971       44,897       42,481
                             --------     --------     --------   --------   ----------   ----------   ----------   ----------
Total revenues............     67,247       19,369       28,025     75,903      162,598      331,370      396,841      413,635
Cost of products sold.....    (10,124)      (2,027)      (4,690)   (12,787)     (20,789)     (27,469)     (29,158)     (29,953)
                             --------     --------     --------   --------   ----------   ----------   ----------   ----------
                               57,123       17,342       23,335     63,116      141,809      303,901      367,683      383,682
Operating expenses:
  Service, rental and
    maintenance...........     13,123        3,959        5,231     14,395       29,673       64,957       79,836       80,782
  Selling.................     10,243        3,058        4,338     11,523       24,502       46,962       51,474       49,132
  General and
    Administrative........     17,717        5,510        7,022     19,229       40,448       86,181      106,041      112,181
  Depreciation and
    Amortization..........     16,997        5,549        6,873     18,321       60,205      191,871      232,347      221,316
  Restructuring charge....         --           --           --         --           --           --           --       14,700
                             --------     --------     --------   --------   ----------   ----------   ----------   ----------
Operating income (loss)...       (957)        (734)        (129)      (352)     (13,019)     (86,070)    (102,015)     (94,429)
Interest and non-operating
  Expenses, net...........     (4,112)      (1,132)      (1,993)    (4,973)     (22,522)     (75,927)     (97,159)    (104,213)
Equity in loss of
  affiliate...............         --           --           --         --       (3,977)      (1,968)      (3,872)      (5,689)
                             --------     --------     --------   --------   ----------   ----------   ----------   ----------
Income (loss) before
  income tax benefit,
  extraordinary item and
  accounting change.......     (5,069)      (1,866)      (2,122)    (5,325)     (39,518)    (163,965)    (203,046)    (204,331)
Income tax benefit........         --           --           --         --        4,600       51,207       21,172           --
                             --------     --------     --------   --------   ----------   ----------   ----------   ----------
Income (loss) before
  extraordinary item and
  accounting change.......     (5,069)      (1,866)      (2,122)    (5,325)     (34,918)    (112,758)    (181,874)    (204,331)
Extraordinary item........         --           --       (1,137)    (1,137)      (1,684)      (1,904)          --       (1,720)
Cumulative effect of
  accounting change.......         --           --           --         --           --           --           --           --
                             --------     --------     --------   --------   ----------   ----------   ----------   ----------
Net income (loss).........   $ (5,069)    $ (1,866)    $ (3,259)  $ (6,462)  $  (36,602)  $ (114,662)  $ (181,874)  $ (206,051)
                             ========     ========     ========   ========   ==========   ==========   ==========   ==========
Basic/diluted income
  (loss) per common share
  before extraordinary
  item and accounting
  change..................   $  (2.13)    $  (0.78)    $  (0.88)  $  (2.23)  $    (7.79)  $   (16.59)  $   (26.31)  $   (29.34)
Extraordinary item per
  basic/diluted common
  share...................         --           --        (0.47)     (0.47)       (0.37)       (0.27)          --        (0.24)
Cumulative effect of
  accounting change per
  basic/diluted common
  share...................         --           --           --         --           --           --           --           --
                             --------     --------     --------   --------   ----------   ----------   ----------   ----------
Basic/diluted net income
  (loss) per common
  share...................   $  (2.13)    $  (0.78)    $  (1.35)  $  (2.70)  $    (8.16)  $   (16.86)  $   (26.31)  $   (29.58)
                             ========     ========     ========   ========   ==========   ==========   ==========   ==========
OTHER OPERATING DATA:
Adjusted EBITDA...........   $ 16,040     $  4,815     $  6,744   $ 17,969   $   47,186   $  105,801   $  130,332   $  141,587
Adjusted EBITDA margin....         28%          28%          29%        28%          33%          35%          35%          37%
Capital expenditures,
  excluding
  acquisitions............   $ 25,657     $  7,486     $ 15,279   $ 33,450   $   60,468   $  165,206   $  102,769   $  113,184
Cash flows provided by
  operating activities....   $ 14,781     $  5,306     $  4,680   $ 14,155   $   14,749   $   37,802   $   63,590   $   81,105
Cash flows used in
  investing activities....   $(28,982)    $ (7,486)    $(34,364)  $(55,860)  $ (192,549)  $ (490,626)  $ (102,769)  $  (82,868)
Cash flows provided by
  (used in) financing
  activities..............   $ 14,636     $ 11,290     $ 26,108   $ 29,454   $  179,092   $  452,678   $   39,010   $       68
Units in service at end of
  period..................    410,000      288,000      538,000    538,000    2,006,000    3,295,000    3,890,000    4,276,000

                                  NINE MONTHS
                                     ENDED
                                 SEPTEMBER 30,
                            -----------------------
                               1998         1999
                            ----------   ----------
                                  (UNAUDITED)
STATEMENTS OF OPERATIONS
  DATA:
Service, rental and
  maintenance revenues....  $  277,826   $  403,607
Product sales.............      31,811       36,963
                            ----------   ----------
Total revenues............     309,637      440,570
Cost of products sold.....     (21,863)     (24,988)
                            ----------   ----------
                               287,774      415,582
Operating expenses:
  Service, rental and
    maintenance...........      60,812       91,421
  Selling.................      36,902       57,589
  General and
    Administrative........      84,527      123,643
  Depreciation and
    Amortization..........     164,990      222,836
  Restructuring charge....      14,700       (2,200)
                            ----------   ----------
Operating income (loss)...     (74,157)     (77,707)
Interest and non-operating
  Expenses, net...........     (78,334)    (143,323)
Equity in loss of
  affiliate...............      (2,219)      (3,200)
                            ----------   ----------
Income (loss) before
  income tax benefit,
  extraordinary item and
  accounting change.......    (154,710)    (224,230)
Income tax benefit........          --           --
                            ----------   ----------
Income (loss) before
  extraordinary item and
  accounting change.......    (154,710)    (224,230)
Extraordinary item........      (1,720)          --
Cumulative effect of
  accounting change.......          --       (3,361)
                            ----------   ----------
Net income (loss).........  $ (156,430)  $ (227,591)
                            ==========   ==========
Basic/diluted income
  (loss) per common share
  before extraordinary
  item and accounting
  change..................  $   (22.20)  $    (9.00)
Extraordinary item per
  basic/diluted common
  share...................       (0.25)          --
Cumulative effect of
  accounting change per
  basic/diluted common
  share...................          --        (0.13)
                            ----------   ----------
Basic/diluted net income
  (loss) per common
  share...................  $   (22.45)  $    (9.13)
                            ==========   ==========
OTHER OPERATING DATA:
Adjusted EBITDA...........  $  105,533   $  142,929
Adjusted EBITDA margin....          37%          34%
Capital expenditures,
  excluding
  acquisitions............  $   85,785   $   83,186
Cash flows provided by
  operating activities....  $   61,276   $   76,422
Cash flows used in
  investing activities....  $  (55,646)  $ (598,869)
Cash flows provided by
  (used in) financing
  activities..............  $   (2,387)  $  542,302
Units in service at end of
  period..................   4,211,000    7,024,000

                                       AS OF
                                     AUGUST 31,                      AS OF DECEMBER 31,
                                     ----------   ---------------------------------------------------------   AS OF SEPTEMBER 30,
                                        1994        1994      1995        1996         1997         1998             1999
                                     ----------   --------   -------   ----------   ----------   ----------   -------------------
BALANCE SHEET DATA:                                                                                               (UNAUDITED)
Current assets.....................    $6,751     $  8,483   $33,671   $   43,611   $   51,025   $   50,712       $   99,180
Total assets.......................    76,255      117,858   785,376    1,146,756    1,020,720      904,285        1,424,518
Long-term debt, less current
  maturities.......................    67,328       93,420   457,044      918,150      968,896    1,003,499        1,357,743
Redeemable preferred stock.........        --           --     3,376        3,712           --           --               --
Stockholders' equity (deficit).....    (3,304)       9,368   246,884      147,851      (33,255)    (213,463)        (180,892)

     The following table reconciles net income to the presentation of Arch's adjusted EBITDA:

                                                      FOUR MONTHS
                                        AS OF            ENDED
                                      AUGUST 31,     DECEMBER 31,                      YEAR ENDED DECEMBER 31,
                                      ----------   -----------------   --------------------------------------------------------
                                         1994       1993      1994      1994       1995         1996        1997        1998
                                      ----------   -------   -------   -------   ---------   ----------   ---------   ---------
                                                                                 (DOLLARS IN THOUSANDS)
Net income (loss)...................   $(5,069)    $(1,866)  $(3,259)  $(6,462)  $(36,602)   $(114,662)   $(181,874)  $(206,051)
Interest and non-operating expenses,
  net...............................     4,112       1,132     1,993     4,973     22,522       75,927       97,159     104,213
Income tax benefit..................        --          --        --        --     (4,600)     (51,207)     (21,172)         --
Depreciation and amortization.......    16,997       5,549     6,873    18,321     60,205      191,871      232,347     221,316
Restructuring charge................        --          --        --        --         --           --           --      14,700
Equity in loss of affiliate.........        --          --        --        --      3,977        1,968        3,872       5,689
Extraordinary Item..................        --          --     1,137     1,137      1,684        1,904           --       1,720
Cumulative effect of accounting
  charge............................        --          --        --        --         --           --           --          --
                                       -------     -------   -------   -------   --------    ---------    ---------   ---------
Adjusted EBITDA.....................   $16,040     $ 4,815   $ 6,744   $17,969   $ 47,186    $ 105,801    $ 130,332   $ 141,587
                                       =======     =======   =======   =======   ========    =========    =========   =========

                                           NINE MONTHS
                                              ENDED
                                          SEPTEMBER 30,
                                      ---------------------
                                        1998        1999
                                      ---------   ---------

Net income (loss)...................  $(156,430)  $(227,591)
Interest and non-operating expenses,
  net...............................     78,334     143,323
Income tax benefit..................         --          --
Depreciation and amortization.......    164,990     222,836
Restructuring charge................     14,700      (2,200)
Equity in loss of affiliate.........      2,219       3,200
Extraordinary Item..................      1,720          --
Cumulative effect of accounting
  charge............................         --       3,361
                                      ---------   ---------
Adjusted EBITDA.....................  $ 105,533   $ 142,929
                                      =========   =========

                  ARCH MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

     You should read the following discussion and analysis in conjunction with Arch's consolidated financial statements and notes. This discussion and analysis addresses Arch both before and after its acquisition of MobileMedia. For MobileMedia's previous operations under separate ownership and management, see "MobileMedia Management's Discussion and Analysis of Financial Condition and Results of Operations".

     Arch derives most of its revenues from fixed monthly or other periodic fees charged to subscribers for wireless communications services. Such fees are not dependent on usage. As long as a subscriber remains on service, operating results benefit from the recurring payments of the fixed periodic fees without incurrence of additional selling expenses by Arch. Arch's service, rental and maintenance revenues and the related expenses exhibit substantially similar growth trends. Arch's average revenue per subscriber has declined over the last three years for two principal reasons:

     - an increase in the number of reseller customers who purchase airtime at wholesale rates; and

     - an increase in the number of subscriber owned and reseller owned units for which Arch receives no recurring equipment revenue.

     The reduction in average revenue per subscriber resulting from these trends has been more than offset by the elimination of associated expenses so that Arch's margins have improved over this period. Furthermore, recent data indicates that the rate of decline in revenue per customer has slowed.

     Arch has achieved significant growth in units in service, revenues and adjusted EBITDA through a combination of internal growth and acquisitions. From January 1, 1996 through March 31, 1999, Arch's total number of units in service grew from 2.0 million to 4.3 million units. The MobileMedia acquisition added another 2.8 million units on June 3, 1999. Arch's total revenues increased from $331.4 million in the year ended December 31, 1996 to $396.8 million in the year ended December 31, 1997, to $413.6 million in the year ended December 31, 1998 and $440.6 million in the nine months ended September 30, 1999. Over the same periods, through operating efficiencies and economies of scale, Arch has been able to reduce its per unit operating costs to enhance its competitive position in its markets. Due to the rapid growth in its subscriber base, Arch has incurred significant selling expenses, which are charged to operations in the period incurred. Arch had net losses of $114.7 million in the year ended December 31, 1996, $181.9 million in the year ended December 31, 1997, $206.1 million in the year ended December 31, 1998 and $227.6 million in the nine months ended September 30, 1999, as a result of significant depreciation and amortization expenses related to acquired and developed assets and interest charges associated with indebtedness. However, as its subscriber base has grown, Arch's operating results have improved, as evidenced by an increase in Arch's adjusted EBITDA from $105.8 million in the year ended December 31, 1996 to $130.3 million in the year ended December 31, 1997 to $141.6 million in the year ended December 31, 1998 and to $190.6 million on an annualized basis in the nine months ended September 30, 1999.

     EBITDA is a commonly used measure of financial performance in the wireless communications industry. Adjusted EBITDA is also one of the financial measures used to calculate whether Arch and its subsidiaries are in compliance with the financial covenants under their debt agreements. Adjusted EBITDA should not be construed as an alternative to operating income or cash flows from operating activities as determined in accordance with GAAP. One of Arch's financial objectives is to increase its adjusted EBITDA, since this is a significant source of funds for servicing indebtedness and for investment in continued growth, including purchase of units and messaging system equipment, construction and expansion of messaging systems, and possible acquisitions. Adjusted EBITDA, as determined by Arch, may not necessarily be comparable to similarly titled data of other wireless communications companies. Amounts reflected as adjusted EBITDA are not necessarily available for discretionary use as a result of restrictions imposed by the terms of existing or future indebtedness, including the repayment of such indebtedness or the payment of associated interest, limitations imposed by applicable law upon the payment of dividends or distributions or capital expenditure requirements.

DIVISIONAL REORGANIZATION

     To reduce redundancy and take advantage of various operating efficiencies, Arch is reorganizing its operating divisions over a period which was originally expected to take 18 to 24 months. Arch has consolidated its former Midwest, Western, and Northern divisions into existing operating divisions, and is in the process of consolidating regional administrative support functions, such as customer service, collections, inventory and billing. Upon completion of the MobileMedia acquisition, Arch management reviewed the timing and implementation of the divisional reorganization. After reviewing the divisional reorganization plan within the context of the combined company integration plan which was approved by Arch in the third quarter of 1999, management decided that significant changes needed to be made. Arch anticipates that the impact of the MobileMedia acquisition will extend the timing for making cash outlays under the divisional reorganization plan to December 31, 2000.

     In connection with the divisional reorganization as initially implemented, Arch (1) anticipated a net reduction of approximately 10% of its workforce, (2) closed certain office locations and redeployed other real estate assets and (3) recorded a restructuring charge of $14.7 million during 1998. The restructuring charge consisted of approximately $9.7 million for employee severance, $3.5 million for lease obligations and terminations and $1.5 million of other costs. The severance costs and lease obligations require cash outlays throughout the restructuring period. Arch is funding these cash outlays from operations and its secured credit facility. The divisional reorganization has recently been reevaluated in light of the MobileMedia merger. In the quarter ended September 30, 1999 Arch identified more facilities and network leases that will not be utilized following the merger integration, resulting in an additional charge of $2.6 million. This charge was more than offset by reductions to previously provided severance and other costs of $4.8 million. There can be no assurance that the desired cost savings will be achieved or that the anticipated reorganization of Arch's business will be accomplished smoothly, expeditiously or successfully.

RESULTS OF OPERATIONS

     The following table presents selected items from Arch's consolidated statements of operations as a percentage of net revenues and certain other information for the periods indicated. Net revenues are total revenues less cost of products sold. MobileMedia's results are reflected in Arch's results beginning on June 3, 1999.

                                             YEAR ENDED                      NINE MONTHS
                                            DECEMBER 31,                 ENDED SEPTEMBER 30,
                                 ----------------------------------    -----------------------
                                   1996         1997         1998        1998          1999
                                 ---------    ---------    --------    ---------    ----------
Total revenues.................      109.0%       107.9%      107.8%       107.6%        106.0%
Cost of products sold..........       (9.0)        (7.9)       (7.8)        (7.6)         (6.0)
                                 ---------    ---------    --------    ---------    ----------
Net revenues...................      100.0        100.0       100.0        100.0         100.0
Operating expenses:
Service, rental and
  maintenance..................       21.4         21.7        21.1         21.1          22.0
Selling........................       15.4         14.0        12.8         12.8          13.8
General and administrative.....       28.4         28.8        29.2         29.4          29.8
Depreciation and
  amortization.................       63.1         63.2        57.7         57.3          53.6
Restructuring charge...........         --           --         3.8          5.1          (0.5)
                                 ---------    ---------    --------    ---------    ----------
Operating income (loss)........      (28.3)%      (27.7)%     (24.6)%      (25.7)%       (18.7)%
                                 =========    =========    ========    =========    ==========
Net income (loss)..............      (37.7)%      (49.5)%     (53.7)%      (54.4)%       (54.8)%
                                 =========    =========    ========    =========    ==========
Arch adjusted EBITDA...........       34.8%        35.4%       36.9%        36.7%         34.4%
                                 =========    =========    ========    =========    ==========
Cash flows provided by
  operating activities.........  $  37,802    $  63,590    $ 81,105    $  61,276    $   76,422
Cash flows used in investing
  activities...................  $(490,626)   $(102,769)   $(82,868)   $ (55,646)   $ (598,869)
Cash flows provided by (used
  for) financing activities....  $ 452,678    $  39,010    $     68    $  (2,387)   $  542,302
Annual service, rental and
  maintenance expenses per
  unit.........................  $      25    $      22    $     20    $      20    $       22

RESULTS OF OPERATIONS

  Nine Months Ended September 30, 1999 Compared to Nine Months Ended September 30, 1998

     Total revenues increased to $440.6 million, a 42.3% increase, in the nine months ended September 30, 1999, from $309.6 million in the nine months ended September 30, 1998. Net revenues (total revenues less cost of products sold) increased to $415.6 million, a 44.4% increase, in the nine months ended September 30, 1999, from $287.8 million in the nine months ended September 30, 1998. Total revenues and net revenues in the 1999 period increased primarily due to the MobileMedia merger, which took place on June 3, 1999. The acquisition of MobileMedia added approximately 2.8 million units in service while units in service otherwise decreased by 14.0 thousand. Total revenues and net revenues were also adversely affected by a general slowing of paging industry growth, compared to prior years. Although industry sources estimate that the number of paging units in service grew at an annual rate of approximately 25% between 1992 and 1997, growth in basic paging services has slowed considerably since 1997. Revenues were also adversely affected by:

     - Arch's decision in the fourth quarter of 1998, in anticipation of the MobileMedia merger, not to replace normal attrition among direct sales personnel;

     - the reduced effectiveness of the reseller channel of distribution; and

     - reduced sales through Arch's company owned stores.

     Arch expects revenue to continue to be adversely affected in 1999 and 2000 due to these factors. Service, rental and maintenance revenues, which consist primarily of recurring revenues associated with the sale or lease of units, increased to $403.6 million, a 45.3% increase, in the nine months ended September 30, 1999 from $277.8 million in the nine months ended September 30, 1998. These increases in revenues were due primarily to the acquisition of MobileMedia on June 3, 1999. Maintenance revenues represented less than 10% of total service, rental and maintenance revenues in the nine months ended September 30, 1999 and 1998. Arch does not differentiate between service and rental revenues. Product sales, less cost of products sold, increased to $12.0 million, a 20.4% increase, in the nine months ended September 30, 1999, from $9.9 million in the nine months ended September 30, 1998, as a result of the MobileMedia acquisition.

     Service, rental and maintenance expenses, which consist primarily of telephone line and site rental expenses, were $91.4 million, 22.0% of net revenues, in the nine months ended September 30, 1999, compared to $60.8 million, 21.1% of net revenues, in the nine months ended September 30, 1998. The increases in the nine month periods were due primarily to increased expenses associated with the provision of wireless communications services to a greater number of units. Annualized service, rental and maintenance expenses per unit increased to $22 in the nine months ended September 30, 1999, from $20 in the corresponding 1998 period. This increase was due primarily to the increase in paging systems and associated expenses as a result of the MobileMedia merger. However, the per unit costs should decrease in the future if expected synergies are achieved and as existing systems become more populated through the addition of new units and the fixed costs of operating these systems are spread over a greater unit base.

     Selling expenses were $57.6 million, 13.8% of net revenues, in the nine months ended September 30, 1999 compared to $36.9 million, 12.8% of net revenues, in the nine months ended September 30, 1998. The increase in absolute dollars was primarily due to increased headcount and the increase as a percentage of net revenues was primarily due to redundant headcount as a result of the MobileMedia merger.

     General and administrative expenses increased to $123.6 million, 29.8% of net revenues, in the nine months ended September 30, 1999 from $84.5 million, 29.4% of net revenues, in the nine months ended September 30, 1998. The increase in absolute dollars was primarily due to increased headcount, administrative and facility costs and the increase as a percentage of net revenues was primarily due to the redundant headcount, administrative and facility costs associated with MobileMedia.

     Depreciation and amortization expenses increased to $222.8 million in the nine months ended September 30, 1999 from $165.0 million in the nine months ended September 30, 1998. These expenses principally reflect the acquisition of MobileMedia, as well as Arch's acquisitions in prior periods, accounted for as purchases, and investment in wireless communication units and other system expansion equipment to support growth. Additionally, depreciation expense for the nine months ended September 30, 1999 included the write-off of approximately $7.1 million of costs associated with the development of an integrated billing and management system. Arch decided to discontinue development efforts due to the capabilities of the system acquired in conjunction with the MobileMedia merger.

     Operating losses were $77.7 million in the nine months ended September 30, 1999 compared to $74.2 million in the nine months ended September 30, 1998, as a result of the factors outlined above.

     Net interest expense increased to $98.9 million in the nine months ended September 30, 1999 from $76.7 million in the nine months ended September 30, 1998. The increase was principally attributable to an increase in Arch's outstanding debt. Interest expense for the nine months ended September 30, 1999 and 1998 included approximately $30.4 million and $27.4 million, respectively, of non-cash interest accretion on the discount notes under which semi-annual interest payments commence on September 15, 2001.

     Other expense increased to $44.4 million in the nine months ended September 30, 1999 from $1.7 million in the nine months ended September 30, 1998. In the nine months ended September 30, 1999, other expense includes $6.5 million representing the write-off of Arch's investment in CONXUS Communications, Inc. and $35.8 million associated with the arrangements made among Arch, Benbow and Benbow's controlling stockholder in June 1999. CONXUS, which holds rights to a 50 KHz outbound/50 KHz inbound 2-way messaging license throughout the United States, filed for bankruptcy protection in May 1999. See note (b) to the notes to consolidated condensed financial statements for the quarter ended September 30, 1999.

     In June 1998, Arch recognized an extraordinary charge of $1.7 million representing the write-off of unamortized deferred financing costs associated with the prepayment of indebtedness under prior credit facilities.

     On January 1, 1999, Arch adopted SOP 98-5. SOP 98-5 requires costs of start-up activities and organization costs to be expensed as incurred. Initial application of SOP 98-5 resulted in a $3.4 million charge which was reported as the cumulative effect of a change in accounting principle. This charge represents the unamortized portion of start-up and organization costs which had been deferred in prior years.

     Net loss increased to $227.6 million in the nine months ended September 30, 1999 from $156.4 million in the nine months ended September 30, 1998, as a result of the factors outlined above.

  Year Ended December 31, 1998 Compared with Year Ended December 31, 1997

     Total revenues increased to $413.6 million, a 4.2% increase, in 1998 from $396.8 million in 1997 as the number of units in service increased from 3.9 million at December 31, 1997 to 4.3 million at December 31, 1998. Net revenues increased to $383.7 million, a 4.4% increase, in 1998 from $367.7 million in 1997. Total revenues and net revenues in 1998 were adversely affected by a general slowing of industry growth, compared to prior years. Revenues were also adversely affected in the fourth quarter of 1998 by:

     - Arch's decision, in anticipation of the MobileMedia acquisition, not to replace normal attrition among direct sales personnel;

     - the reduced effectiveness of Arch's reseller channel of distribution; and

     - reduced sales through Arch-operated retail stores.

     Service, rental and maintenance revenues increased to $371.2 million, a 5.5% increase, in 1998 from $351.9 million in 1997. These increases in revenues were due primarily to the increase, through internal growth, in the number of units in service from 3.9 million at December 31, 1997 to 4.3 million at December 31, 1998. Maintenance revenues represented less than 10% of total service, rental and maintenance revenues in 1998 and 1997. Product sales, less cost of products sold, decreased to $12.5 million, a 20.4% decrease, in 1998 from $15.7 million in 1997, as a result of a decline in the average revenue per unit sold.

     Service, rental and maintenance expenses, increased to $80.8 million, 21.1% of net revenues, in 1998 from $79.8 million, 21.7% of net revenues, in 1997. The increase was due primarily to increased expenses associated with system expansions and an increase in the number of units in service. Annualized service, rental and maintenance expenses per subscriber were $20 in 1998 compared to $22 in 1997.

     Selling expenses decreased to $49.1 million, 12.8% of net revenues, in 1998 from $51.5 million, 14.0% of net revenues, in 1997. The decrease was due primarily to a decrease in the number of net new units in service and to nonrecurring marketing costs incurred in 1997 to promote Arch's new Arch Paging brand identity. The number of net new units in service resulting from internal growth decreased by 35.1% in 1998 compared to 1997 primarily due to the factors set forth above that adversely affected revenues.

     General and administrative expenses increased to $112.2 million, 29.2% of net revenues, in 1998, from $106.0 million, 28.8% of net revenues, in 1997. The increase was due primarily to administrative and facility costs associated with supporting more units in service.

     Depreciation and amortization expenses decreased to $221.3 million in 1998 from $232.3 million in 1997. These expenses principally reflected Arch's acquisitions in prior periods accounted for as purchases. They also reflected investment in units and other system expansion equipment to support growth.

     Operating losses were $94.4 million in 1998 compared to $102.0 million in 1997, as a result of the factors outlined above.

     Net interest expense increased to $104.2 million in 1998 from $97.2 million in 1997. The increase was principally attributable to an increase in Arch's outstanding debt. Interest expense for 1998 included approximately $37.0 million of interest which accretes on Arch's 10 7/8% senior discount notes even though the cash payment of the interest is deferred. Interest expense for 1997 included approximately $33.3 million of accretion on these notes.

     Arch recognized an income tax benefit of $21.2 million in 1997. This benefit represented the tax benefit of operating losses incurred after the acquisitions of USA Mobile and Westlink which were available to offset deferred tax liabilities arising from those acquisitions. The tax benefit of these operating losses was fully recognized during 1997. Accordingly, Arch established a valuation reserve against its deferred tax assets which reduced the income tax benefit to zero as of December 31, 1998. Arch does not expect to recover its deferred tax asset in the foreseeable future and will continue to increase its valuation reserve accordingly. See Note 5 to Arch's consolidated financial statements.

     In June 1998, Arch recognized an extraordinary charge of $1.7 million representing the write-off of unamortized deferred financing costs associated with the prepayment of indebtedness under prior credit facilities.

     Net loss increased to $206.1 million in 1998 from $181.9 million in 1997, as a result of the factors outlined above.

  Year Ended December 31, 1997 Compared with Year Ended December 31, 1996

     Total revenues increased $65.5 million, or 19.8%, to $396.8 million in 1997 from $331.4 million in 1996 and net revenues increased $63.8 million, or 21.0%, from $303.9 million to $367.7 million over the same period. Service, rental and maintenance revenues increased $60.5 million, or 20.8%, to $351.9 million in 1997 from $291.4 million in 1996. These increases in revenues were due primarily to the increase in the number of units in service from 3.3 million at December 31, 1996 to 3.9 million at December 31, 1997 and the full year impact of the Westlink acquisition which was completed in May 1996. Maintenance revenues represented less than 10% of total service, rental and maintenance revenues in 1996 and 1997. Product sales, less cost of products sold, increased 25.9% to $15.7 million in 1997 from $12.5 million in 1996 as a result of a greater number of unit sales.

     Service, rental and maintenance expenses increased to $79.8 million, 21.7% of net revenues, in 1997 from $65.0 million, 21.4% of net revenues, in 1996. The increase was due primarily to increased expenses associated with system expansions and an increase in the number of units in service. Annual service, rental and maintenance expenses per subscriber decreased to $22 in 1997 from $25 in 1996.

     Selling expenses increased to $51.5 million, 14.0% of net revenues, in 1997 from $47.0 million, 15.4% of net revenues, in 1996. The increase in selling expenses was due to the full year impact of the Westlink acquisition and the marketing costs incurred to promote Arch's Arch Paging brand identity. Arch's selling cost per net new unit in service increased to $87 in 1997 from $58 in 1996, primarily due to fixed selling costs and increased marketing costs being spread over fewer net new units put into service.

     General and administrative expenses increased to $106.0 million, 28.8% of net revenues, in 1997 from $86.2 million, 28.4% of net revenues, in 1996. The increase in absolute dollars was due primarily to increased expenses associated with supporting more units in service, including the full year impact of Westlink, as well as expenses associated with the establishment of Arch's national services division.

     Depreciation and amortization expenses increased to $232.3 million, 63.2% of net revenues, in 1997 from $191.9 million, 63.1% of net revenues, in 1996. These expenses reflect Arch's acquisitions, accounted for as purchases, and continued investment in units and other system expansion equipment to support continued growth.

     Operating loss increased to $102.0 million in 1997 from $86.1 million in 1996 as a result of the factors outlined above.

     Net interest expense increased to $97.2 million in 1997 from $75.9 million in 1996. The increase was attributable to an increase in Arch's average outstanding debt. Interest expense included approximately $33.0 million in 1997 and $24.0 million in 1996, of non-cash interest accretion on Arch's 10 7/8% senior discount notes due 2008 under which semi-annual interest payments commence on September 15, 2001. See Note 3 to Arch's consolidated financial statements.

     Arch recognized income tax benefits of $21.2 million in 1997 and $51.2 million in 1996, representing the tax benefit of operating losses subsequent to the acquisitions of USA Mobile in September 1995 and Westlink in May 1996 which were available to offset deferred tax liabilities arising from Arch's acquisitions of USA Mobile and Westlink.

     During 1996, Arch recognized an extraordinary charge of $1.9 million, representing the write-off of unamortized deferred financing costs associated with the prepayment of indebtedness under a prior credit facility.

     Net loss increased to $181.9 million in 1997 from $114.7 million in 1996 as a result of the factors outlined above. Included in the net loss were charges of $3.9 million for 1997 and $2.0 million for 1996, representing Arch's pro rata share of Benbow's losses since the Westlink acquisition in May 1996.

LIQUIDITY AND CAPITAL RESOURCES

     Arch's business strategy requires the availability of substantial funds to finance the expansion of existing operations, to fund capital expenditures for subscriber equipment and network system equipment, to service debt and to finance acquisitions.

  Capital Expenditures and Commitments

     Excluding acquisitions of wireless messaging businesses, Arch's capital expenditures were $165.2 million in 1996, $102.8 million in 1997 and $113.2 million in 1998. Arch's capital expenditures decreased from $85.8 million in the nine months ended September 30, 1998 to $83.2 million in the nine months ended September 30, 1999. To date, Arch generally has funded its capital expenditures with net cash provided by operating activities and the incurrence of debt. Arch believes that it will have sufficient cash available from operations and credit facilities to fund its capital expenditures for the remainder of 1999 and 2000.

     Arch's 1999 capital expenditures primarily involved the purchase of wireless messaging units, system equipment and transmission equipment, information systems, advances to Benbow, as described below, and capitalized financing costs.

     Arch estimates the amount of capital that will be required to fund capital expenditures by the combined company for 2000 will be approximately $267 million. Such expenditures will be used primarily for subscriber equipment, network infrastructure, information systems and the construction of certain markets for a nationwide network of narrowband personal communications services, which are commonly referred to as N-PCS. However, the actual amount of capital to be required by the combined company will depend upon a number of factors. These include subscriber growth, the type of products and services demanded by customers, service revenues, technological developments, marketing and sales expenses, competitive conditions, the nature and timing of Arch's N-PCS strategy, and acquisition strategies and opportunities. Arch believes it will have sufficient cash available from operations and from borrowings under the secured credit facility to fund anticipated capital expenditures of the combined company for 2000.

     Through Arch's May 1996 acquisition of Westlink, Arch acquired a 49.9% equity interest in Benbow PCS Ventures, Inc. Benbow holds exclusive rights to a 50 KHz outbound/12.5 KHz inbound N-PCS license in each of the five regions of the United States. Arch was formerly obligated to advance to Benbow sufficient funds to service debt obligations incurred by Benbow in connection with its acquisition of its N-PCS licenses and to finance construction of an N-PCS system unless funds were available to Benbow from other sources. This obligation was subject to the approval of Arch's designee on Benbow's board of directors. As of March 31, 1999, Arch had advanced approximately $23.7 million to Benbow. In June 1999, Arch, Benbow and Benbow's controlling stockholder agreed that:

     - the shareholders agreement, the management agreement and the employment agreement governing the establishment and operation of Benbow will be terminated;

     - Benbow will not make any further FCC payments and will not pursue construction of an N-PCS system;

     - Arch will not be obligated to fund FCC payments or construction of an N-PCS system by Benbow;

     - the parties will seek FCC approval of the forgiveness of Benbow's remaining payment obligations and the transfer of the controlling stockholder's Benbow shares to Arch;

     - the closing of the transaction will occur on the earlier of January 23, 2001 or receipt of FCC approval; and

     - Arch will pay the controlling stockholder, in installments, $3.5 million (if the transaction closes before January 23, 2001) or $3.8 million (if the transaction closes on January 23, 2001).

     As a result of these arrangements, Benbow will not have any meaningful business operations and is unlikely to retain its N-PCS licenses. The closing of the transaction will not affect the funding obligations of Arch in connection with Benbow's acquisition of Page Call in June 1998 described below.

  Other Commitments and Contingencies

     Interest payments on the $448.4 million principal amount at maturity of Arch's discount notes commence September 15, 2001. Unless all of the discount notes are tendered in the exchange offer, Arch expects to service such interest payments out of cash made available to it by its subsidiaries. Based on the principal amount of Arch's discount notes now outstanding, and assuming that no notes are tendered, such interest payments will equal a maximum of $24.4 million on March 15 and September 15 of each year until scheduled maturity on March 15, 2008. A default by Arch in its payment obligations under the discount notes could have material adverse effects.

     On June 29, 1998, Benbow acquired all of the outstanding stock of Page Call by issuing to Page Call's former stockholders preferred stock and a 12% promissory note for $17.2 million. Benbow also agreed to pay one of Page Call's stockholders $911,000 over five years for consulting services. Benbow's preferred stock and promissory note, which will total $22.8 million upon maturity at April 8, 2000, are exchangeable for Arch common stock:

     - at any time at the holders' option, at an exchange price equal to the higher of (1) $39.00 per share or (2) the market price of Arch common stock,

     - mandatorily on April 8, 2000, at the then prevailing market price of common stock, or

     - automatically at an exchange price of $39.00 per share, if the market price of Arch common stock equals or exceeds $39.00 for 20 consecutive trading days.

     Arch is permitted to require Benbow to redeem its preferred stock and promissory note at any time for cash. Arch guaranteed all obligations of Benbow under the Benbow preferred stock, promissory note and consulting agreement described above. Arch may elect to make payments under its guarantee in common stock or cash. Benbow's redemption of its preferred stock and promissory note for cash, or Arch's payment of cash pursuant to its guarantees of Benbow's preferred stock and promissory note, would depend upon the availability of capital and any restrictions contained in applicable debt instruments and under the Delaware corporations statute, which currently would not permit any such cash redemptions or payments. If Arch issues common stock or pays cash pursuant to its guarantees, Arch will receive from Benbow a promissory note and non-voting, non-convertible preferred stock of Benbow with an annual yield of 14.5% payable upon an acquisition of Benbow or earlier to the extent that available cash and applicable law permit. Page Call's former stockholders received customary registration rights for any shares of common stock issued in exchange for Benbow's preferred stock and promissory note or pursuant to Arch's guarantees.

     Arch may be obligated to pay PageNet a termination fee of $40.0 million in specified circumstances. See note (j) to the notes to Arch's consolidated condensed financial statements.

  Sources of Funds

     Arch's net cash provided by operating activities was $37.8 million in 1996, $63.6 million in 1997, $81.1 million in 1998 and $76.4 million in the nine months ended September 30, 1999. Arch expects to fund its capital needs for the foreseeable future with borrowings under current and future credit facilities, net cash provided by operations and, depending on Arch's needs and market conditions, possible sales of equity or debt securities. For additional information, see
Note 3 to Arch's consolidated financial statements. Arch's ability to borrow in the future will depend, in part, on its ability to continue to increase its EBITDA. At September 30, 1999, Arch had $131 million in available borrowing capacity under its secured credit facility.

  Secured Credit Facility

     In June 1998 and March 1999, an Arch subsidiary amended an existing credit facility to establish senior secured revolving credit and term loan facilities in the aggregate amount of $581.0 million consisting of:

     - Tranche A: a $175.0 million reducing revolving credit facility;

     - Tranche B: a $100.0 million 364-day revolving credit facility under which the principal amount outstanding on June 27, 1999 was converted into a term loan; and

     - Tranche C: a $306.0 million term loan of which $125.0 million was made available in a single drawing on June 29, 1998 and $181.0 million was made available in a single drawing on June 3, 1999.

     The amount of these facilities will reduce as time passes. See "Description of Other Indebtedness -- Arch -- Senior Credit Facility".

  Recent Issuances of Notes

     In June 1998, a subsidiary of Arch issued $130.0 million principal amount of 12 3/4% senior notes due 2007 for net proceeds of $122.6 million, after deducting selling discounts and expenses, in a private placement made pursuant to Rule 144A under the Securities Act. These notes were sold at an initial price to investors of 98.049% of the face amount of their investment. On June 3, 1999, the same subsidiary received the proceeds of an offering of $147.0 million principal amount of 13 3/4% senior notes due 2008 in another Rule 144A placement. The notes were sold at 95.091% of the face amount for net proceeds of $134.6 million. See "Description of Other Indebtedness -- Arch -- Subsidiary's Senior Notes".

  Equity Issued in Exchange for Debt

     In October 1999, Arch purchased $8.9 million principal amount of its convertible subordinated debentures from two noteholders in exchange for 809,545 shares of Arch common stock, which had a weighted average closing price of $4.03 per share as of the dates of the transactions, and warrants to purchase 540,487 shares of Arch common stock for $9.03 per share. Arch also purchased $16.3 million accreted value ($19.0 million principal amount at maturity) of discount notes in exchange for 2,327,120 shares of Arch common stock, which had a weighted average closing price of $4.01 per share as of the dates of the transactions. Following these transactions, at October 31, 1999, Arch had $4.5 million principal amount of the convertible debentures and $387.1 million accreted value ($448.4 million principal amount at maturity) of discount notes outstanding.

  Sandler Equity Investment

     On June 29, 1998, two partnerships managed by Sandler Capital Management Company, Inc., an investment management firm, together with certain other private investors, made an equity investment in Arch of $25.0 million in the form of Series C preferred stock. Arch used such amount to repay indebtedness under a former credit facility as part of the establishment of the current senior credit facility. See "Description of Arch's Equity Securities -- Series C Preferred Stock".

     During 1999 Arch will accrue dividends of $2.1 million on the Series C preferred stock, payable upon redemption or conversion of the Series C preferred stock or liquidation of Arch.

  The MobileMedia Acquisition

     In June 1999, Arch acquired MobileMedia Communications, Inc., which is now a wholly owned subsidiary of Arch. Immediately prior to the acquisition, MobileMedia's parent company had contributed all of its assets to MobileMedia Communications, Inc. Both MobileMedia companies had been operating as debtors-in-possession under Chapter 11 of the Federal Bankruptcy Act.

     Arch acquired MobileMedia for a combination of cash and Arch securities, as follows:

     - Arch paid approximately $479.0 million in cash to secured creditors of the MobileMedia debtors-in-possession;

     - Arch paid a total of $58.0 million to pay fees and expenses, repay all borrowings outstanding under MobileMedia's post-petition credit facility, pay pre-petition priority claims and post-petition claims incurred by the debtors-in-possession in the ordinary course of business or authorized by the bankruptcy court, and pay principal and accrued interest plus indenture trustee fees outstanding under senior notes assumed by MobileMedia in its acquisition of Dial Page in 1995;

     - Arch issued 4,781,656 shares of its common stock to unsecured creditors of MobileMedia;

     - Arch issued and sold 36,207,265 additional shares of its common stock to unsecured creditors of MobileMedia for a total purchase price of $217.2 million; and

     - Arch issued to four unsecured creditors, who had agreed to act as standby purchasers and to purchase shares not purchased by other unsecured creditors, warrants to acquire up to 1,225,219 shares of its common stock on or before September 1, 2001 for $9.03 per share.

     Arch also issued to the holders of its common stock and Series C preferred stock on January 27, 1999 non-transferable rights to acquire up to 14,964,388 shares of its common stock at a price of $6.00 per share. A total of 102,964 non-transferable rights were exercised. Because non-transferable rights to acquire 14,861,424 shares were not exercised, Arch issued in their place warrants to purchase 14,861,424 shares of its common stock for $9.03 per share.

     Subsidiaries of Arch also borrowed a total of $320.8 million, as described above, to help fund the MobileMedia acquisition.

     During the third quarter of 1999, Arch decided to eliminate redundant headcount and facilities in connection with the overall integration of MobileMedia's operations. To the extent that it is determined that headcount and facilities acquired with MobileMedia should be eliminated, the purchase price of the acquisition was increased for accounting purposes to cover the costs. It is expected that the MobileMedia integration process will continue until to end of 2000.

     In connection with the MobileMedia acquisition, Arch anticipates a net reduction of approximately 10% of MobileMedia's workforce and the closing of certain facilities and tower sites. This resulted in the establishment a $13.1 million acquisition reserve which is included in the purchase price of MobileMedia for accounting purposes. The initial acquisition reserve consisted of approximately (i) $5.6 million for employee severance, (ii) $7.0 million for lease obligations and terminations and (iii) $0.5 million of other costs. The acquisition reserve will continue to be evaluated in the event that assumptions change in the future. There can no assurance that the desired cost savings will be achieved or that the integration of the two companies will be accomplished smoothly, expeditiously or successfully. See Note (h) to the notes to consolidated condensed financial statements.

  Inflation

     Inflation has not had a material effect on Arch's operations to date. Systems equipment and operating costs have not increased in price and Arch's internal costs per unit have tended to decline in recent years. This reduction in costs has generally been reflected in lower pager prices charged to subscribers who purchase their units. Arch's general operating expenses, such as salaries, employee benefits and occupancy costs, are subject to normal inflationary pressures.

YEAR 2000 COMPLIANCE

     The Year 2000 problem is the result of computer programs being written using two digits (rather than four) to define the applicable year. Any of Arch's computer programs that have time-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices or engage in similar normal business activities.

     To address this issue, Arch has created a cross-functional Y2K project group that has analyzed and identified internal and external areas likely to be affected by the Year 2000 problem. Arch has requested information from certain mission critical vendors and has held discussions with equipment and other mission critical vendors concerning their efforts to identify and address potential issues associated with their equipment and/or software.

     Arch is in the final stages of its inventory audit and is nearing completion of appropriate modifications and/or replacements of its computerized systems and applications to address the issue. The costs associated with such replacements have been capitalized and amortized in accordance with Arch's existing accounting policies and future replacement costs, if any, will be capitalized and amortized in a similar manner. Maintenance or modification costs have been, and will be, expensed as incurred.

     Arch is finalizing its contingency plans relating to the Year 2000 problem. Such plans include, among other things, the use of (1) backup power generators for some of its operations, (2) some alternate vendors and (3) various communication channels to deploy its work force in a timely and efficient manner to address potential problems that arise.

RECENT AND PENDING ACCOUNTING PRONOUNCEMENTS

     In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130 "Reporting Comprehensive Income". SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general-purpose financial statements. Arch adopted SFAS No. 130 in 1998. The adoption of this standard did not have an effect on its reporting of income.

     In June 1997, the Financial Accounting Standards Board issued SFAS No. 131 "Disclosures about Segments of an Enterprise and Related Information". SFAS No. 131 establishes standards for reporting information about operating segments in annual financial statements and requires selected information about operating segments in interim financial reports. SFAS No. 131 also establishes standards for related disclosures about products and services, geographic areas and major customers. Arch adopted SFAS No. 131 for its year ended December 31, 1998. Adoption of this standard did not have a significant impact on Arch's reporting.

     In March 1998, the Accounting Standards Committee of the Financial Accounting Standards Board issued Statement of Position 98-1 "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." SOP 98-1 establishes criteria for capitalizing costs of computer software developed or obtained for internal use. Arch adopted SOP 98-1 in 1998. The adoption of SOP 98-1 has not had a material effect on Arch's financial position or results of operations.

     In April 1998, the Accounting Standards Executive Committee of the Financial Accounting Standards Board issued Statement of Position 98-5 "Reporting on the Costs of Start-Up Activities". SOP 98-5 requires costs of start-up activities and organization costs to be expensed as incurred. Arch adopted SOP 98-5 effective January 1, 1999. The initial application of SOP 98-5 resulted in a $3.4 million charge which was reported as the cumulative effect of a change in accounting principle. The charge represents the unamortized portion of start-up and organization costs which had been deferred in prior years. The adoption of SOP 98-5 is not expected to have a material effect on Arch's financial position or results of operations.

     In June 1998, the Financial Accounting Standards Board issued SFAS No. 133 "Accounting for Derivative Instruments and Hedging Activities". SFAS No. 133 requires that every derivative instrument be recorded in the balance sheet as either an asset or liability measured at its fair value and that changes in the derivative's fair value be recognized currently in earnings. Arch intends to adopt this standard effective January 1, 2001. Arch has not yet quantified the impact of adopting SFAS No. 133 on its financial statements; however, adopting SFAS No. 133 could increase volatility in earnings and other comprehensive income.

                   SELECTED HISTORICAL CONSOLIDATED FINANCIAL
                       AND OPERATING DATA -- MOBILEMEDIA

     The following table sets forth selected historical consolidated financial and operating data of MobileMedia for each of the five years in the period ended December 31, 1998 and the three months ended March 31, 1998 and 1999. The historical financial and operating data presented under consolidated statements of operations data and consolidated balance sheet data for each of the five years in the period ended December 31, 1998 have been derived from MobileMedia's audited consolidated financial statements and notes. The selected financial and operating data as of March 31, 1998 and for the three months ended March 31, 1998 and 1999 have been derived from MobileMedia's unaudited consolidated financial statements and notes. You should read the following consolidated financial information in conjunction with "MobileMedia Management's Discussion and Analysis of Financial Condition and Results of Operations" and MobileMedia's consolidated financial statements and notes set forth below.

     MobileMedia completed its acquisition of the paging and wireless messaging business of Dial Page, Inc. on August 31, 1995 for a purchase price of $187.4 million. The consolidated statement of operations data includes Dial Page's results of operations from that date. See Note 3 to MobileMedia's consolidated financial statements and "Business -- Predecessors to the Combined Company; Events Leading Up to MobileMedia's Bankruptcy Filings". MobileMedia completed the acquisition of Mobile Communications Corporation of America, commonly known as MobileComm, on January 4, 1996 for a purchase price of $928.7 million. The consolidated statement of operations data includes MobileComm results of operations from that date. See Note 3 to MobileMedia's consolidated financial statements and "Arch's Business -- The Company".

     In the following table, services, rents and maintenance, selling, general and administrative expenses includes non-recurring adjustments to record executive separation expenses of $2.5 million in 1994 and $0.7 million in 1995.

     Impairment of long-lived assets includes a non-recurring adjustment to record, effective December 31, 1996, a $792.5 million write-down of intangible assets based upon MobileMedia's determination that an impairment of long-lived assets existed pursuant to Statement of Financial Accounting Standards No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of". See Note 2 to MobileMedia's consolidated financial statements.

     Restructuring costs includes non-recurring adjustments to record restructuring costs related to MobileMedia's bankruptcy filing on January 30, 1997.

     MobileMedia's adjusted EBITDA represents earnings before other income (expense), taxes, depreciation, amortization, amortization of deferred gain on tower sale, impairment of long-lived assets and restructuring costs. EBITDA is a financial measure commonly used in MobileMedia's industry and should not be construed as an alternative to operating income, as determined in accordance with GAAP, as an alternative to cash flows from operating activities, as determined in accordance with GAAP, or as a measure of liquidity. MobileMedia's adjusted EBITDA is, however, the primary financial measure by which MobileMedia's covenants are calculated under the agreements governing MobileMedia's indebtedness. EBITDA is also one of the financial measures used by analysts to value MobileMedia. MobileMedia's adjusted EBITDA in 1996 excludes the impact of the $792.5 million writedown of intangible assets. MobileMedia's adjusted EBITDA may not necessarily be comparable to similarly titled data of other paging companies.

     Adjusted EBITDA margin is calculated by dividing MobileMedia's adjusted EBITDA by total revenues less cost of products sold. EBITDA margin is a measure commonly used in the paging industry to evaluate a company's EBITDA relative to total revenues less cost of products sold as an indicator of the efficiency of a company's operating structure. MobileMedia's adjusted EBITDA margin in 1996 excludes the impact of the $792.5 million writedown of intangible assets. The interim financial information as of March 31, 1999 and for the three months ended March, 1998 and 1999 contained in this prospectus is unaudited. However, in the opinion of MobileMedia management, it includes all adjustments of a normal recurring nature that are necessary for a fair presentation of the financial position, results of operations and cash flows for the periods presented. Results of operations for the interim periods presented are not necessarily indicative of results of operations for the entire year or any future period.

                                                                                                              (UNAUDITED)
                                                                                                             THREE MONTHS
                                                                                                                 ENDED
                                                          YEAR ENDED DECEMBER 31,                              MARCH 31,
                                       --------------------------------------------------------------   -----------------------
                                          1994         1995         1996         1997         1998         1998         1999
                                       ----------   ----------   -----------   ---------   ----------   ----------   ----------
                                                                        (DOLLARS IN THOUSANDS)
STATEMENTS OF OPERATIONS DATA:
        Total revenues...............  $  203,149   $  252,996   $   640,710   $ 527,392   $  449,681   $  115,163   $  105,824
Cost of products sold................     (18,705)     (26,885)      (72,595)    (35,843)     (22,162)      (5,513)      (3,516)
                                       ----------   ----------   -----------   ---------   ----------   ----------   ----------
                                          184,444      226,111       568,115     491,549      427,519      109,650      102,308
Services, rents and maintenance,
  selling, and general and
  administrative expenses............     136,672      164,037       459,474     388,476      305,698       79,510       72,694
Reduction of liabilities subject to
  compromise.........................          --           --            --          --      (10,461)          --       (3,050)
Impairment of long-lived assets......          --           --       792,478          --           --           --           --
Restructuring costs..................          --           --         4,256      19,811       18,624        4,558        5,067
Depreciation and amortization........      67,651       71,408       348,698     140,238      116,459       31,671       27,969
Amortization of deferred gain on
  tower sale.........................          --           --            --          --       (1,556)          --       (1,167)
                                       ----------   ----------   -----------   ---------   ----------   ----------   ----------
Operating (loss) income..............     (19,879)      (9,334)   (1,036,791)    (56,976)      (1,245)      (6,089)         795
Other income (expense) interest
  expense............................     (18,237)     (31,745)      (92,663)    (67,611)     (53,043)     (14,626)     (10,018)
(Loss) gain on sale of assets........       1,049           --            68           3       94,165            1         (323)
Other................................          --           --            --          --         (338)          --        2,063
                                       ----------   ----------   -----------   ---------   ----------   ----------   ----------
        Total other income
          (expense)..................     (17,188)     (31,745)      (92,595)    (67,608)      40,784      (14,625)      (8,278)
                                       ----------   ----------   -----------   ---------   ----------   ----------   ----------
Income (loss) before income tax
  provision (benefit)................     (37,067)     (41,079)   (1,129,386)   (124,584)      39,539      (20,714)      (7,483)
Income tax benefit (provision).......          --           --        69,442          --       (3,958)          --         (209)
                                       ----------   ----------   -----------   ---------   ----------   ----------   ----------
Net income (loss)....................  $  (37,067)  $  (41,079)  $(1,059,944)  $(124,584)  $   35,581   $  (20,714)  $   (7,692)
                                       ==========   ==========   ===========   =========   ==========   ==========   ==========
OTHER DATA
Adjusted EBITDA......................  $   47,772   $   62,074   $   108,641   $ 103,073   $  121,821   $   30,140   $   29,614
Adjusted EBITDA margin...............      25.9 %       27.5 %        19.1 %      21.0 %        28.5%        27.5%        28.9%
Units in service (at end of
  period)............................   1,447,352    2,369,101     4,424,107   3,440,342    3,143,968    3,319,553    3,106,775
Capital expenditures.................  $   65,574   $   86,163   $   161,861   $  40,556   $   53,867   $    4,854   $   26,806
Cash flows provided by operating
  activities.........................  $   53,781   $   43,849   $    57,194   $  14,920   $   54,462   $   19,542   $   17,552
Cash flows provided by (used in)
  investing activities...............  $  (50,878)  $ (312,698)  $(1,028,321)  $ (40,556)  $  115,836   $   (4,854)  $  (25,025)
Cash flows provided by (used in)
  financing activities...............  $       --   $  671,794   $   586,111   $  13,396   $ (180,000)  $  (10,000)  $    6,255

                                                                        AS OF DECEMBER 31,                          AS OF
                                                    ----------------------------------------------------------    MARCH 31,
                                                      1994        1995         1996         1997        1998         1999
                                                    --------   ----------   ----------   ----------   --------   ------------
                                                               (DOLLARS IN THOUSANDS)                            (UNAUDITED)
CONSOLIDATED BALANCE SHEET DATA
Total assets......................................  $353,703   $1,128,546   $  790,230   $  655,134   $561,454     $554,009
Debt..............................................   195,677      476,156    1,074,196    1,075,681    905,681      910,681
Total stockholders' equity (deficit)..............   101,500      578,753     (468,391)    (589,579)  (553,998)    (561,690)

     The following table reconciles net income to the presentation of MobileMedia's adjusted EBITDA.

                                                                                                             (UNAUDITED)
                                                                                                             THREE MONTHS
                                                               YEAR ENDED DECEMBER 31,                     ENDED MARCH 31,
                                               --------------------------------------------------------   ------------------
                                                 1994       1995        1996         1997        1998       1998      1999
                                               --------   --------   -----------   ---------   --------   --------   -------
                                                                          (DOLLARS IN THOUSANDS)
Net income (loss)............................  $(37,067)  $(41,079)  $(1,059,944)  $(124,584)  $ 35,581   $(20,714)  $(7,692)
Interest expense.............................    18,237     31,745        92,663      67,611     53,043     14,626    10,018
Income tax provision (benefit)...............        --         --       (69,442)         --      3,958         --       209
Depreciation and amortization................    67,651     71,408       348,698     140,238    116,459     31,671    27,969
Amortization of deferred gain on tower
  sale.......................................        --         --            --          --     (1,556)        --    (1,167)
Restructuring costs..........................        --         --         4,256      19,811     18,624      4,558     5,067
Impairment of long lived assets..............        --         --       792,478          --         --         --        --
Reduction of liabilities subject to
  compromise.................................        --         --            --          --    (10,461)        --    (3,050)
Gain/loss on sale of assets..................    (1,049)        --           (68)         (3)   (94,165)        (1)      323
Other income/expense.........................        --         --            --          --        338         --    (2,063)
                                               --------   --------   -----------   ---------   --------   --------   -------
Adjusted EBITDA..............................  $ 47,772   $ 62,074   $   108,641   $ 103,073   $121,821   $ 30,140   $29,614
                                               ========   ========   ===========   =========   ========   ========   =======

                MOBILEMEDIA MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion and analysis describes MobileMedia's operations through March 31, 1999. This section should be read in conjunction with MobileMedia's consolidated financial statements and notes.

     The following are principal components of MobileMedia's operating results:

     - Services, rents and maintenance revenues, also referred to as paging revenue: includes primarily monthly, quarterly, semi-annually and annually billed recurring revenue, not dependent on usage, charged to subscribers for paging and related services such as voice mail and pager repair and replacement.

     - Net revenues: includes primarily paging revenues and sales of customer owned and maintained units less cost of units sold.

     - Services, rents and maintenance expenses: includes costs related to the management, operation and maintenance of MobileMedia's network systems.

     - Selling expenses: includes salaries, commissions and administrative costs for MobileMedia's sales force and related marketing and advertising expenses.

     - General and administrative expenses: includes primarily customer service expense, executive management, accounting, office telephone, rents and maintenance and information services.

     - Average revenues per unit, or ARPU: calculated by dividing (1) the average monthly services, rents and maintenance revenues for the period by (2) the weighted average number of units in service for the period. ARPU, as determined by MobileMedia, may not necessarily be comparable to similarly titled data of other paging companies.

     - Average monthly operating expense per unit: calculated by dividing (1) the average monthly services, rents and maintenance, selling and general and administrative expenses for the period by (2) the weighted average number of units in service for the period.

     MobileMedia's adjusted EBITDA represents earnings before other income (expense), taxes, depreciation, amortization, impairment of long-lived assets, amortization of deferred gain on its tower sale and restructuring costs. See notes 2 and 3 to MobileMedia's consolidated financial statements.

     As used below, the term "acquisitions" refers to both the MobileComm acquisition and the Dial Page acquisition.

     MobileMedia built and operated wireless messaging and communications systems and generated revenues from the provision of paging and other wireless communications services. MobileMedia's strategy was to strengthen its industry leadership position by providing superior paging and messaging services at competitive prices.

     MobileMedia's revenues were derived primarily from fixed periodic recurring fees charged to MobileMedia's subscribers for paging services. These fees were not dependent on usage. While a subscriber remained in MobileMedia's service, future operating results benefitted from this recurring revenue stream with minimal requirements for incremental selling expenses or other costs.

     MobileMedia completed its acquisition of MobileComm in January 1996 and purchased the paging business of Dial Page in August 1995. MobileMedia incurred integration related costs in excess of those originally anticipated to (1) transfer units-in-service between paging networks to rationalize capacity, (2) temporarily operate duplicative functions, primarily customer service, and (3) hire additional employees and consultants to focus on the integration. MobileMedia also experienced increased loss of subscribers related to the integration difficulties. MobileMedia's financial results were negatively impacted by the higher than anticipated integration costs and increased loss of subscribers.

     On January 30, 1997, MobileMedia and its parent company filed voluntary petitions for relief under the Bankruptcy Code in order to implement an operational and financial restructuring. Until Arch's acquisition of MobileMedia on June 3, 1999, MobileMedia and its parent company operated their business as debtors-in-possession subject to the jurisdiction of the bankruptcy court.

RESULTS OF OPERATIONS

     The following table presents selected items from MobileMedia's consolidated statement of operations and selected other information for the periods indicated:

                                                               THREE MONTHS ENDED MARCH 31,
                                                    --------------------------------------------------
                                                             1998                       1999
                                                    ----------------------     -----------------------
                                                     (IN THOUSANDS, EXCEPT PERCENTAGE AND UNIT DATA)
CONSOLIDATED STATEMENT OF OPERATIONS DATA
Revenues
  Services, rents and maintenance.................   $108,542        99.0%      $100,631         98.4%
  Equipment sales and activation fees.............      6,621         6.0          5,193          5.1
                                                     --------       -----       --------       ------
Total revenues....................................    115,163       105.0        105,824        103.4
Cost of products sold.............................     (5,513)       (5.0)        (3,516)        (3.4)
                                                     --------       -----       --------       ------
Net revenues......................................    109,650       100.0        102,308        100.0
Operating expenses
  Services, rents and maintenance.................     28,899        26.4         27,077         26.5
  Selling.........................................     15,703        14.5         14,136         13.8
  General and administrative......................     34,908        31.8         31,481         30.8
  Reduction of liabilities subject to
     compromise...................................         --          --         (3,050)        (3.0)
  Restructuring costs.............................      4,558         4.2          5,067          5.0
  Depreciation and amortization...................     31,671        28.9         27,969         27.3
  Amortization of deferred gain on tower sale.....         --          --         (1,167)        (1.1)
                                                     --------       -----       --------       ------
Total operating expenses..........................    115,739       105.6        101,513         99.2
                                                     --------       -----       --------       ------
Operating income (loss)...........................     (6,089)       (5.6)           795          0.8
Other income (expense)
  Interest expense (net)..........................    (14,626)      (13.3)       (10,018)        (9.8)
  Gain (loss) on sale of assets...................          1         0.0           (323)        (0.3)
  Other income....................................         --          --          2,063          2.0
                                                     --------       -----       --------       ------
Total other income (expense)......................    (14,625)      (13.3)        (8,278)        (8.1)
                                                     --------       -----       --------       ------
Income from continuing operations before income
  tax provision...................................    (20,714)      (18.9)        (7,483)        (7.3)
Income tax provision..............................         --          --            209          0.2
                                                     --------       -----       --------       ------
Income from continuing operations.................   $(20,714)      (18.9)%     $ (7,692)        (7.5)%
                                                     ========       =====       ========       ======

                                                                  THREE MONTHS ENDED
                                                                      MARCH 31,
                                                              --------------------------
                                                                 1998           1999
                                                              -----------    -----------
                                                                (IN THOUSANDS, EXCEPT
                                                              PERCENTAGE AND UNIT DATA)
OTHER DATA
Adjusted EBITDA.............................................      30,140         29,614
Cash flows provided by operating activities.................      19,542         17,552
Cash flows used in investing activities.....................      (4,854)       (25,025)
Cash flows provided by (used in) financing activities.......     (10,000)         6,255
ARPU........................................................       10.70          10.73
Average monthly operating expense per unit..................        7.84           7.75
Units in service (at end of period).........................   3,319,553      3,106,775

  Three Months Ended March 31, 1999 Compared With Three Months Ended March 31, 1998

     Units in service decreased 212,778 from 3,319,553 as of March 31, 1998 to 3,106,775 as of March 31, 1999, and decrease of 6.4%. The decrease was primarily attributable to gross additions which were below expectations due to competitive pressures.

     Services, rents and maintenance revenues decreased 7.3% to $100.6 million for the three months ended March 31, 1999 compared to $108.5 million for the three months ended March 31, 1998. The decrease was attributable to fewer units in service and partially offset by the $0.03 increase in ARPU from $10.70 for the three months ended March 31, 1998 to $10.73 for the three months ended March 31, 1999. The increase in ARPU was largely due to a greater percentage of alphanumeric units in service and a smaller percentage in the reseller distribution channel. Alphanumeric units generally are sold at higher ARPU and units sold through the reseller distribution channel are generally sold at lower ARPU.

     Equipment sales and activation fees decreased 21.6% to $5.2 million for the three months ended March 31, 1999 compared to $6.6 million for the three months ended March 31, 1998. The decrease in equipment sales was primarily due to a $0.7 million decrease in equipment sold through the direct distribution channel and a $0.6 million decrease in billings for non-returned equipment. Equipment sales and activations fees, less cost of products sold, increased to $1.7 million for the three months ended March 31, 1999 from $1.1 million for the three months ended March 31, 1998. This increase was primarily attributable to improved equipment sales margins on units sold through the retail distribution channel.

     Net revenues decreased 6.7% to $102.3 million for the three months ended March 31, 1999 compared to $109.7 million for the three months ended March 31, 1998.

     Services, rents and maintenance expenses decreased 6.3% to $27.1 million for the three months ended March 31, 1999 compared to $28.9 million for the three months ended March 31, 1998. This decrease resulted primarily from lower subcontracted paging expenses of approximately $3.2 million arising from billing reconciliations, increased unit cancellations and customer migration to company-owned networks, lower paging-related telecommunications expenses of approximately $0.6 million as a result of continued usage of lower cost facilities and lower pager repair expenses of $0.4 million. These expense reductions were offset by an increase in antenna site lease expense of $2.7 million primarily resulting from the leaseback of antenna sites on transmission towers sold to Ponnacle Towers, Inc. See note 3 to MobileMedia's consolidated financial statements. As a percentage of net revenue, services, rents and maintenance expenses were constant at approximately 26.5%.

     Selling expenses for the three months ended March 31, 1999 decreased 10.0% to $14.1 million compared to $15.7 million for the three months ended March 31, 1998. The decrease resulted primarily from lower sales personnel costs of approximately $0.8 million attributable to lower sales headcount, lower advertising expenses of approximately $0.6 million and lower retail distribution channel selling expenses of approximately $0.2 million resulting from lower retail sales. Selling expenses as a percentage of net revenue decreased from 14.3% to 13.8%.

     General and administrative expenses decreased 9.8% to $31.5 million for the three months ended March 31, 1999 compared to $34.9 million for the three months ended March 31, 1998 and decreased as a percentage of net revenues to 30.8% for the three months ended March 31, 1999. The decrease primarily resulted from reduced bad debt expense of $1.3 million due to improvements in MobileMedia's billing and collections functions, lower administrative telephone expenses of $1.0 million resulted from lower call volume and lower customer service expenses of $1.4 million primarily resulting from lower headcount.

     Reduction of liabilities subject to compromise was $3.1 million for the three months ended March 31, 1999. See note 2 to MobileMedia's consolidated financial statements.

     Restructuring costs increased 11.2% from $4.6 million for the three months ended March 31, 1998 to $5.1 million for the three months ended March 31, 1999 due to an increase in professional fees incurred by MobileMedia resulting from its confirmed plan of reorganization on April 12, 1999. See note 1 to MobileMedia's consolidated financial statements.

     Depreciation and amortization decreased 11.7% to $28.0 million for the three months ended March 31, 1999 compared to $31.7 million for the three months ended March 31, 1998. The decrease was primarily due to lower pager depreciation attributable to a reduced depreciable base of pager assets and decreased pager purchases. As a percentage of net revenues, depreciation and amortization expense decreased to 27.3% for the three months ended March 31, 1999 from 28.9% for the three months ended March 31, 1998.

     Amortization of deferred gain on tower sale was $1.2 million for the three months ended March 31, 1999. See note 3 to MobileMedia's consolidated financial statements.

     Operating income (loss) increased 113.1% to income of $0.8 million for the three months ended March 31, 1999 form a loss of $6.1 million for the three months ended March 31, 1998. The increase was primarily due to decreased operating expenses.

     Interest expense decreased 31.5% to $10.0 million for the three months ended March 31, 1999 compared to $14.7 million for the three months ended March 31, 1998. The decrease was primarily due to lower interest expense on MobileMedia's pre-petition credit facility resulting from lower outstanding borrowings in the three months ended March 31, 1999.

     Gain (loss) on sale of assets of $0.3 million for the three months ended March 31, 1999 was primarily due to the write off of equipment related to the resolution of a legal dispute with an equipment provider.

     Other income was $2.1 million for the three months ended March 31, 1999 and primarily resulted from resolution of a legal dispute with an equipment provider.

     Loss from continuing operations before income tax provision, as a result of the above factors, decreased to $7.5 million for the three months ended March 31, 1999 compared to $20.7 million for the three months ended March 31, 1998.

     Income tax provision increased to $0.2 million for the three months ended March 31, 1999 primarily as a result of state income tax expense.

                                                                    YEAR ENDED DECEMBER 31,
                                                       --------------------------------------------------
                                                                1997                       1998
                                                       -----------------------    -----------------------
                                                        (IN THOUSANDS, EXCEPT PERCENTAGE AND UNIT DATA)
CONSOLIDATED STATEMENT OF OPERATIONS DATA
Revenues
  Services, rents and maintenance....................   $  491,174       99.9%     $  423,059       99.0%
  Equipment sales and activation fees................       36,218        7.4          26,622        6.2
                                                        ----------     ------      ----------     ------
Total revenues.......................................      527,392      107.3         449,681      105.2
Cost of products sold................................      (35,843)      (7.3)        (22,162)      (5.2)
                                                        ----------     ------      ----------     ------
Net revenues.........................................      491,549      100.0         427,519      100.0
Operating expenses
  Services, rents and maintenance....................      139,333       28.3         111,589       26.1
  Selling............................................       69,544       14.2          61,106       14.3
  General and administrative.........................      179,599       36.5         133,003       31.1
  Reduction of liabilities subject to compromise.....           --         --         (10,461)      (2.4)
  Restructuring costs................................       19,811        4.0          18,624        4.4
  Depreciation and amortization......................      140,238       28.6         116,459       27.2
  Amortization of deferred gain on tower sale........           --         --          (1,556)      (0.4)
                                                        ----------     ------      ----------     ------
Total operating expenses.............................      548,525      111.6         428,764      100.3
                                                        ----------     ------      ----------     ------
Operating loss.......................................      (56,976)     (11.6)         (1,245)      (0.3)
Other income (expense)
  Interest expense (net).............................      (67,611)     (13.7)        (53,043)     (12.4)
  Gain on sale of assets.............................            3        0.0          93,827       21.9
                                                        ----------     ------      ----------     ------
Total other income (expense).........................      (67,608)     (13.7)         40,784        9.5
                                                        ----------     ------      ----------     ------
Income (loss) from continuing operations before
  income tax provision...............................   $ (124,584)     (25.3)     $   39,539        9.2
Income tax provision.................................           --         --           3,958        0.9
                                                        ----------     ------      ----------     ------
Income (loss) from continuing operations.............   $ (124,584)     (25.3)%    $   35,581        8.3%
                                                        ==========     ======      ==========     ======
OTHER DATA
Adjusted EBITDA......................................   $  103,073       21.0%     $  121,821       28.5%
Cash flows provided by operating activities..........       14,920                     54,462
Cash flows provided by (used in) investing
  activities.........................................      (40,556)                   115,836
Cash flows provided by (used in) financing
  activities.........................................       13,396                   (180,000)
ARPU.................................................        10.41                      10.71
Average monthly operating expense per unit...........         8.23                       7.74
Units in service (at end of period)..................    3,440,342                  3,143,968

  Year Ended December 31, 1998 Compared With Year Ended December 31, 1997

     Units in service decreased 296,374 from 3,440,342 as of December 31, 1997 to 3,143,968 as of December 31, 1998, a decrease of 8.6%. The decrease was primarily attributable to gross additions which were below expectations due to competitive pressures.

     Services, rents and maintenance revenues decreased 13.9% to $423.1 million for 1998 compared to $491.2 million for 1997. The decrease was attributable to fewer units in service and was partially offset by a $0.30 increase in ARPU from $10.41 for 1997 to $10.71 for 1998. The increase in ARPU was largely due to a greater percentage of alphanumeric units in service, increased units in service in the direct distribution channel and a smaller percentage in the reseller distribution channel.

     Equipment sales and activation fees decreased 26.5% to $26.6 million for 1998 compared to $36.2 million for 1997. The decrease in equipment sales was primarily due to a $2.7 million decrease in equipment sold through the retail distribution channel and a $5.7 million decrease in billings for non-returned equipment. Equipment sales and activation fees, less cost of products sold, increased to $4.5 million for 1998 from $0.4 million for 1997. This increase was primarily attributable to sales of used pagers with lower net book values resulting from a change in pager depreciation from a four-year life to a three-year life as of October 1, 1997.

     Net revenues decreased 13.0% to $427.5 million for 1998 compared to $491.5 million for 1997.

     Services, rents and maintenance expenses decreased 19.9% to $111.6 million for 1998 compared to $139.3 million for 1997. This decrease resulted primarily from lower subcontracted paging expenses of approximately $15.9 million arising from billing reconciliations, increased unit cancellations, increased movement of customers to company-owned networks and a reduction of approximately $10.4 million in paging-related telecommunications expenses. The decline in paging-related telecommunications expenses resulted primarily from the FCC's clarification of its interconnection rules pursuant to the Telecommunications Act. These rules prohibit local exchange carriers from charging paging carriers for the cost of dedicated facilities used to deliver local telecommunications traffic to paging networks. The FCC clarification, however, noted that the FCC is considering requests for reconsideration of these rules. In addition, paging-related telecommunications expense declined as a result of a reconfiguration of MobileMedia's network to maximize usage of lower cost facilities. As a percentage of net revenue, services, rents and maintenance expenses decreased from 28.3% to 26.1%.

     Selling expenses for 1998 decreased 12.1% to $61.1 million compared to $69.5 million for 1997. The decrease resulted primarily from lower sales personnel costs of approximately $6.4 million attributable to lower sales headcount and lower retail distribution channel selling expenses of approximately $2.2 million resulting from lower retail sales. Selling expenses as a percentage of net revenues were constant at approximately 14.3%.

     General and administrative expenses decreased 25.9% to $133.0 million for 1998 compared to $179.6 million for 1997 and decreased as a percentage of net revenues to 31.1% for 1998 from 36.5% for 1997. The decrease primarily resulted from reduced bad debt expense of $27.8 million due to improvements in MobileMedia's billing and collections functions, lower administrative telephone expenses of $7.0 million resulting from lower call volume and lower long distance rates as of October 1, 1997 and lower customer service and retail activation expenses of $9.7 million primarily resulting from lower headcount.

     Reduction of liabilities subject to compromise was $10.5 million for the year ended December 31, 1998. See note 2 to MobileMedia's consolidated financial statements.

     Restructuring costs decreased from $19.8 million for 1997 to $18.6 million for 1998 due to a decline in professional fees incurred by MobileMedia as a result of the bankruptcy filing on January 30, 1997.

     Depreciation and amortization decreased 17.0% to $116.5 million for 1998 compared to $140.2 million for 1997. The decrease was primarily due to lower pager depreciation attributable to a reduced depreciable base of pager assets resulting from the change in useful life from four to three years on October 1, 1997 and decreased pager purchases. As a percentage of net revenues, depreciation and amortization expense decreased to 27.2% for 1998 from 28.5% for 1997.

     Amortization of deferred gain on tower sale was $1.6 million for 1998. See note 3 to MobileMedia's consolidated financial statements.

     Operating loss decreased 97.8% to $1.2 million for 1998 from $57.0 million for 1997. The decrease was primarily due to decreased operating expenses.

     Interest expense decreased 21.5% to $53.0 million for 1998 compared to $67.6 million for 1997. The decrease was primarily due to lower interest expense on MobileMedia's debtor-in-possession credit facility resulting from lower outstanding borrowings in 1998.

     Gain on sale of assets increased to $93.8 million for 1998 primarily as a result of the sale of transmission towers and related equipment. See note 3 to MobileMedia's consolidated financial statements.

     Income (loss) from continuing operations before income tax provision, as a result of the above factors, increased to income of $39.5 million for 1998 compared to a loss of $124.6 million for 1997.

     Income tax provision increased to $4.0 million for 1998 primarily as a result of the sale of transmission towers.

  Year Ended December 31, 1997 Compared with Year Ended December 31, 1996

     The following table presents selected items from MobileMedia's consolidated statement of operations and selected other information for the periods indicated:

                                                                    YEAR ENDED DECEMBER 31,
                                                       -------------------------------------------------
                                                                 1996                      1997
                                                       ------------------------    ---------------------
                                                        (IN THOUSANDS, EXCEPT PERCENTAGE AND UNIT DATA)
CONSOLIDATED STATEMENT OF OPERATIONS DATA
Revenues
  Services, rents and maintenance....................   $   568,892      100.1%     $ 491,174      99.9%
  Equipment sales and activation fees................        71,818       12.7         36,218       7.4
                                                        -----------     ------      ---------     -----
Total revenues.......................................       640,710      112.8        527,392     107.3
  Cost of products sold..............................       (72,595)     (12.8)       (35,843)     (7.3)
                                                        -----------     ------      ---------     -----
                                                            568,115      100.0        491,549     100.0
Operating expenses
  Services, rents and maintenance....................       144,050       25.4        139,333      28.3
  Selling............................................        96,817       17.0         69,544      14.2
  General and administrative.........................       218,607       38.5        179,599      36.5
  Impairment of long-lived assets....................       792,478      139.5             --        --
  Restructuring costs................................         4,256        0.7         19,811       4.0
  Depreciation and amortization......................       348,698       61.4        140,238      28.6
                                                        -----------     ------      ---------     -----
Total operating expenses.............................     1,604,906      282.5        548,525     111.6
                                                        -----------     ------      ---------     -----
Operating loss.......................................    (1,036,791)    (182.5)       (56,976)    (11.6)
Total other expense..................................       (92,595)     (16.2)       (67,608)    (13.7)
                                                        -----------     ------      ---------     -----
Loss before income tax benefit.......................    (1,129,386)    (198.7)      (124,584)    (25.3)
Income tax benefit...................................       (69,442)      12.2             --        --
                                                        -----------     ------      ---------     -----
Net loss.............................................   $(1,059,944)    (186.5)%    $(124,584)    (25.3)%
                                                        ===========     ======      =========     =====
OTHER DATA
MobileMedia adjusted EBITDA..........................   $   108,641       19.1%     $ 103,073      21.0%
Cash flows provided by operating activities..........   $    57,194                 $  14,920
Cash flows used in investing activities..............   $(1,028,321)                $ (40,556)
Cash flows provided by financing activities..........   $   586,111                 $  13,396
ARPU.................................................   $     11.08                 $   10.41
Average monthly operating expense per unit(1)........   $      8.95                 $    8.23
Units in service (at end of period)..................     4,424,107                 3,440,342

---------------
(1) Does not include impact of $792.5 million asset impairment writedown in 1996.

     Units in service decreased from 4,424,107 as of December 31, 1996 to 3,440,342 as of December 31, 1997, a decrease of 22.2%. The decrease was attributable to a decrease in gross unit additions and an increase in unit cancellations primarily resulting from acquisition integration difficulties, billing system clean up to remove non-revenue generating units and cancellation of units for non-payment.

     Services, rents and maintenance revenues decreased 13.7% to $491.2 million for 1997 compared to $568.9 million for 1996 due to fewer units in service and lower ARPU. ARPU decreased to $10.41 for 1997 from $11.08 for 1996 largely due to continued competitive market conditions.

     Equipment sales and activation fees decreased 49.6% to $36.2 million for 1997 compared to $71.8 million for 1996. The decrease in equipment sales was primarily attributable to less equipment sold through the retail distribution channel. Equipment sales and activation fees, less cost of products sold, increased from $(0.8) million for 1996 to $0.4 million for 1997 primarily as a result of lower retail sales of equipment sold at a discount. Cost of products sold for 1996 included a writedown of $3.2 million, reflecting the establishment of a lower of cost or market reserve for units held for resale through MobileMedia's retail and reseller distribution channels.

     Net revenues decreased 13.5% to $491.5 million for 1997 compared to $568.1 million for 1996.

     Services, rents and maintenance expenses decreased 3.3% to $139.3 million for 1997 compared to $144.1 million for 1996, primarily due to billing reconciliation and lower nationwide subcontracted paging expenses resulting from cancellations and customer migration from networks not owned by MobileMedia to company-owned networks.

     Selling expenses for 1997 decreased 28.2% to $69.5 million from $96.8 million for 1996 primarily due to lower sales personnel costs and lower sales commissions attributable to lower sales headcount and lower gross additions. In addition, reseller and retail distribution channel selling expenses declined as a result of lower sales volume. Selling expenses as a percentage of net revenue decreased to 14.2% for 1997 from 17.0% for 1996.

     General and administrative expenses decreased 17.8% to $179.6 million for 1997 compared to $218.6 million for 1996. General and administrative expenses decreased as a percentage of net revenues to 36.5% for 1997 from 38.5% for 1996 primarily due to decreased bad debt expense, customer service expenses related to the assimilation of MobileComm's customer service functions, and consulting fees related to the integration of the acquisitions. Bad debt expense decreased as a result of increased collections resulting from improvements in MobileMedia's billing and collection functions.

     Restructuring costs increased from $4.2 million for 1996 to $19.8 million for 1997 due to professional fees constituting administrative expenses incurred by MobileMedia as a result of the bankruptcy filing on January 30, 1997 as compared to the 1996 expenses incurred in connection with MobileMedia's attempt to restructure its debt.

     Depreciation and amortization decreased 59.8% to $140.2 million for 1997 compared to $348.7 million for 1996. The decrease was primarily due to a writedown of impaired assets by $792.5 million pursuant to Statement of Financial Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed Of" effective December 31, 1996, as described in note 2 to MobileMedia's consolidated financial statements, amortization of a non-competition agreement related to its MobileComm acquisition which was fully amortized in 1996 and decreased pager depreciation resulting from a decrease in expenses related to unrecoverable subscriber equipment and a reserve established to lower book values of certain pager models to current market values in 1996. As a percentage of net revenues, depreciation and amortization expense decreased to 28.6% for 1997 from 61.4% for 1996.

     Operating loss decreased to $57.0 million for 1997 from $1,036.8 million for 1996. The decrease was primarily due to the $792.5 million asset impairment writedown effective December 31, 1996 and other factors indicated above.

     Total other expense, principally interest expense, decreased 27.0% to $67.6 million for 1997 compared to $92.6 million for 1996. The decrease was primarily due to interest expense related to MobileMedia's $250.0 million senior subordinated notes due November 1, 2007 and $210.0 million senior subordinated deferred coupon notes not being recognized subsequent to the bankruptcy filing on January 30, 1997.

     Loss before income tax benefit, as a result of the above factors, decreased to $124.6 million for 1997 from $1,129.4 million for 1996.

     Income tax benefit of $69.4 million resulted from the deferred tax adjustment attributable to the $792.5 asset impairment writedown effective December 31, 1996.

LIQUIDITY AND CAPITAL RESOURCES

     MobileMedia's operations and strategy required the availability of substantial funds to finance the development and installation of wireless communications systems, to procure subscriber equipment and to service debt. Historically, these requirements were funded by net cash from operating activities, additional borrowings and capital contributions from its former parent company. Following the MobileMedia acquisition, Arch has had to supply these requirements for MobileMedia. See "Arch Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources".

  Chapter 11 Filing and Related Matters

     On January 30, 1997, MobileMedia and affiliates filed voluntary petitions for relief under the Bankruptcy Code in order to implement an operational and financial restructuring. Until consummation of the MobileMedia acquisition, they operated their businesses as debtors-in-possession subject to the jurisdiction of the bankruptcy court. In January 1997, the bankruptcy court approved payment of a total of $47.4 million of the pre-petition claims of MobileMedia's key suppliers, Motorola, Glenayre, NEC and Panasonic. MobileMedia also entered into supply agreements with each of the key suppliers. Chase Manhattan Bank and certain other financial institutions initially provided MobileMedia with up to $200.0 million of debtor-in-possession financing during its Chapter 11 proceedings.

  Capital Expenditures and Commitments

     Capital expenditures were $26.8 million for the three months ended March 31, 1999 compared to $4.9 million for the three months ended March 31, 1998 and $53.9 million for the year ended December 31, 1998 compared to $40.6 million for the year ended December 31, 1997. Capital expenditures increased $21.9 million for the three months ended March 31, 1999 compared to the three-month period ended March 31, 1998 primarily as a result of increased pager purchases, and $13.3 million for the 1998 year compared to the 1997 year principally as a result of capital spending for the construction of a nationwide N-PCS network.

  Sources of Funds

     MobileMedia's net cash provided by operating activities was $17.6 million for the three months ended March 31, 1999 compared to $19.5 million for the three months ended March 31, 1998. Inventories decreased $0.6 million from December 31, 1998 to March 31, 1999 compared to a decrease of $0.4 million from December 31, 1997 to March 31, 1998 as a result of utilizing pager inventory stock and lower sales volume in the retail sales distribution channel. Accounts payable, accrued expenses and other liabilities decreased $2.0 million from December 31, 1998 to March 31, 1999 compared to a increase of $1.4 million from December 31, 1997 to March 31, 1998. Net accounts receivable decreased $1.7 million from December 31, 1998 to March 31, 1999 compared to a decrease of $7.8 million from December 31, 1997 to March 31, 1998 primarily due to collections of past due accounts receivable in the first quarter of 1998.

     MobileMedia's net cash provided by operating activities was $54.5 million for the year ended December 31, 1998 compared to $14.9 million for the year ended December 31, 1997. Inventories increased $1.3 million from December 31, 1997 to December 31, 1998 as a result of additional pagers purchased for sale through the retail sales distribution channel. Accounts payable, accrued expenses and other liabilities decreased $7.1 million from $156.4 million as of December 31, 1997 to $149.3 million as of December 31, 1998. Net accounts receivable decreased $16.5 million from $55.4 million as of December 31, 1997 to $38.9 million as of December 31, 1998 due to improved billing and collections functions.

  Tower Sale

     On September 3, 1998, MobileMedia completed the sale of 166 transmission towers for $170.0 million in cash. Under the terms of a 15-year lease with the buyer, MobileMedia continues to own and utilize transmitters, antennas and other equipment located on these towers at an aggregate annual rental of $10.7 million. The sale was accounted for in accordance with Statement of Financial Accounting Standards No. 28, Accounting for Sales with Leasebacks, and resulted in a recognized gain of $94.2 million and a deferred gain of $70.0 million. The deferred gain will be amortized over the initial lease period of 15 years. After the sale, MobileMedia distributed the $170.0 million in proceeds to its secured creditors, who had a lien on the towers.

  Debt Obligations

     In addition to the debtor-in-possession credit facility, the debt obligations of MobileMedia during the periods described above also included the following:

     MobileMedia's 1995 credit facility provided for $750.0 million senior secured and guaranteed credit facility with a syndicate of lenders including The Chase Manhattan Bank. This became available on December 4, 1995, in connection with the financing of the MobileComm acquisition. Commencing in 1996, MobileMedia was in default under this facility. As a result of such default and the bankruptcy filing, MobileMedia had no borrowing capacity under this facility. After filing under Chapter 11, MobileMedia brought current its interest payments and made monthly adequate protection payments to the lenders under the 1995 credit facility equal to the amount of interest accruing under such agreement. On September 3, 1998, MobileMedia repaid $170.0 million of borrowings under its 1995 credit facility using proceeds from the sale of 166 transmission towers.

     MobileMedia issued $250.0 million senior subordinated 9 3/8% notes in November 1995, concurrent with MobileMedia's second offering of Class A common stock. See note 11 to MobileMedia's consolidated financial statements. These notes bore interest at a rate of 9 3/8% payable semiannually on May 1 and November 1 of each year. On November 1, 1996, MobileMedia did not make its scheduled interest payment on the 9 3/8% notes which constituted an event of default under the indenture.

     MobileMedia issued $210.0 million of senior subordinated deferred coupon notes, at a discount, in November 1993. These deferred coupon notes accreted at a rate of 10.5%, compounded semiannually, to an aggregate principal amount of $210.0 million by December 1, 1998 after which interest was payable in cash at a rate of 10.5% and was payable semiannually.

LITIGATION CONTINGENCIES

     MobileMedia disclosed in 1996 that misrepresentations and other violations had occurred during the licensing process for as many as 400 to 500, or approximately 6% to 7%, of its approximately 8,000 local transmission one-way paging stations. On January 13, 1997, the FCC announced that it had (1) automatically terminated approximately 185 authorizations for paging facilities that were not constructed by the expiration date of their construction permits and remained unconstructed, (2) dismissed approximately 94 applications for fill-in sites around existing paging stations (which had been filed under the so-called "40-mile rule") as defective because they were predicated upon unconstructed facilities and (3) automatically terminated approximately 99 other authorizations for paging facilities that were apparently constructed after the expiration date of their construction permits. With respect to each of these approximately 99 authorizations where the underlying station was apparently untimely constructed, the FCC granted MobileMedia interim operating authority subject to further action by the FCC. On February 5, 1999, the FCC released an order granting its consent to the transfer of control of MobileMedia to Arch; however, the order conditioned the FCC's consent on Arch coming into compliance with the N-PCS spectrum aggregation limit contained in Section 24.101(a) of the FCC's rules by December 3, 1999. The order also required Arch to terminate the 99 MobileMedia facilities operating under interim operating authority within six months of consummating the merger (December 3, 1999).

     Since February 5, 1999, Arch has resolved all of the issues related to the 99 facilities operating pursuant to interim operating authority. Specifically, Arch has determined that (1) 28 of the 99 authorizations were for facilities that were wholly encompassed by existing, authorized contour and were therefore properly authorized facilities that did not need to be terminated; (2) 66 of the 99 authorizations were for facilities that were never constructed or were not being used and were therefore properly terminated; (3) three of the authorizations were for facilities that Arch has since filed for and obtained permanent authority to operate; and (4) on November 23, 1999, the FCC granted Arch interim operating authority to continue operating two facilities until 90 days after Arch is notified by the winner of the geographic area licenses encompassing the two facilities that the auction winner wants to provide service on the frequencies Arch is operating pursuant to interim operating authority. If Arch is the winner of the two geographic area licenses encompassing its two facilities, Arch will not need to terminate service.

     On December 3, 1999, Arch notified the FCC that, in accordance with the FCC's February 5, 1999 order, it had come into compliance with the N-PCS spectrum aggregation limit.

NEW AUTHORITATIVE ACCOUNTING PRONOUNCEMENTS

     See "Arch Management's Discussion and Analysis of Financial Condition and Results of Operations" for a description of new accounting pronouncements. Management does not believe that MobileMedia's adoption of SFAS No. 130, SFAS No. 131 and SOP 98-5 has had or will have any material effects.

                  MARKET PRICE INFORMATION AND DIVIDEND POLICY

PAGENET AND ARCH COMMON STOCK

     PageNet common stock is traded on the Nasdaq National Market and the Chicago Stock Exchange under the symbol "PAGE." Arch stock is traded on the Nasdaq National Market under the symbol "APGR." The following table sets forth the high and low closing prices per share of PageNet common stock and Arch common stock for the quarterly periods indicated, which correspond to the companies' respective quarterly fiscal periods for financial reporting purposes.

                                                        PAGENET                   ARCH
                                                      COMMON STOCK            COMMON STOCK
                                                  --------------------    --------------------
                                                    HIGH        LOW         HIGH        LOW
                                                  --------    --------    --------    --------
Fiscal Year Ended December 31, 1998:
  First Quarter.................................  $16.2500    $ 9.7500    $18.0000    $10.1250
  Second Quarter................................  $16.5000    $12.9375    $19.6875    $11.6250
  Third Quarter.................................  $14.4375    $ 5.3125    $13.8750    $ 5.0625
  Fourth Quarter................................  $ 7.0313    $ 3.9375    $ 5.2500    $ 2.1563
Fiscal Year Ended December 31, 1999:
  First Quarter.................................  $ 6.8125    $ 4.0000    $ 6.9375    $ 3.2813
  Second Quarter................................  $ 4.8125    $ 3.1563    $10.5938    $ 3.6563
  Third Quarter.................................  $ 6.1250    $ 0.8125    $ 8.7500    $ 4.0000
  Fourth Quarter................................  $ 1.4063    $ 0.5938    $ 7.6250    $ 3.8125
                                                  --------    --------    --------    --------

     The following table presents trading information for PageNet common stock
and Arch common stock for November 5, 1999 and             , 2000. November 5,
1999 was the last full trading day prior to the public announcement of the
proposed merger.             , 2000 was the last practicable trading day for
which information was available prior to the date of the first mailing of this prospectus. The table provides trading information for (1) one share of PageNet common stock, (2) one share of Arch common stock and (3) 0.1247 shares of Arch common stock, which is the equivalent of one share of PageNet common stock based on the exchange ratio to be used in the merger, exclusive of the value of shares of Vast to be received by PageNet stockholders.

                                  PAGENET                          ARCH                           ARCH
                                COMMON STOCK                   COMMON STOCK               PRO FORMA EQUIVALENT
                       ------------------------------   --------------------------   ------------------------------
                         HIGH       LOW       CLOSE      HIGH      LOW      CLOSE      HIGH       LOW       CLOSE
                       --------   --------   --------   -------   ------   -------   --------   --------   --------
November 5, 1999.....  $1.03125   $0.90625   $0.96875   $ 7.125   $6.375   $6.8125   $0.88849   $0.79496   $0.84952
           , 2000....

PAGENET NOTES

     PageNet's 8.875% notes, 10.125% notes and 10% notes are traded over the counter. The following table sets forth the high and low closing prices per $1,000 principal amount of PageNet's senior subordinated notes and per share of PageNet common stock and Arch common stock for the quarterly periods indicated, which correspond to PageNet's and Arch's quarterly fiscal periods for financial reporting purposes.

                                                                                                   PAGENET
                          8.875% NOTES           10.125% NOTES             10% NOTES            COMMON STOCK
                       -------------------   ---------------------   ---------------------   -------------------
                         HIGH        LOW       HIGH         LOW        HIGH         LOW        HIGH       LOW
                       ---------   -------   ---------   ---------   ---------   ---------   --------   --------
Fiscal Year Ended
December 31, 1998:
  First Quarter......  $   998.75  $ 980.00  $ 1,055.00  $ 1,035.00  $ 1,055.00  $ 1,032.50  $ 16.2500  $  9.7500
  Second Quarter.....  $ 1,003.75  $ 981.25  $ 1,065.00  $ 1,035.00  $ 1,065.00  $ 1,032.50  $ 16.5000  $ 12.9375
  Third Quarter......  $ 1,003.75  $ 890.00  $ 1,055.00  $   950.00  $ 1,055.00  $   950.00  $ 14.4375  $  5.3125
  Fourth Quarter.....  $   990.00  $ 900.00  $ 1,042.50  $   952.50  $ 1,041.25  $   945.00  $  7.0313  $  3.9375
Fiscal Year Ended
  December 31, 1999:
  First Quarter......  $   947.50  $ 790.00  $   971.25  $   860.00  $   970.00  $   850.00  $  6.8125  $  4.0000
  Second Quarter.....  $   840.00  $ 620.00  $   880.00  $   640.00  $   860.00  $   630.00  $  4.8125  $  3.1563
  Third Quarter......  $   805.00  $ 255.00  $   830.00  $   265.00  $   840.00  $   255.00  $  6.1250  $  0.8125
  Fourth Quarter.....  $   380.00  $ 230.00  $   380.00  $   235.00  $   390.00  $   240.00  $  1.4063  $  0.5938

                              ARCH
                          COMMON STOCK
                       -------------------
                         HIGH       LOW
                       --------   --------
Fiscal Year Ended
December 31, 1998:
  First Quarter......  $ 18.0000  $     10.1250
  Second Quarter.....  $ 19.6875  $     11.6250
  Third Quarter......  $ 13.8750  $      5.0625
  Fourth Quarter.....  $  5.2500  $      2.1563
Fiscal Year Ended
  December 31, 1999:
  First Quarter......  $  6.9375  $      3.2813
  Second Quarter.....  $ 10.5938  $      3.6563
  Third Quarter......  $  8.7500  $      4.0000
  Fourth Quarter.....  $  7.6250  $      3.8125

---------------

     The following table presents comparative trading information for PageNet common stock, Arch common stock and PageNet notes for November 5, 1999 and
            , 2000. November 5, 1999 was the last full trading day prior to the
public announcement of the proposed merger.             , 2000 was the last
practicable trading day for which information was available prior to the date of the first mailing of this prospectus. The table provides trading information for
(1) one share of PageNet common stock, (2) one share of Arch common stock, (3) $1,000 principal amount of each series of senior subordinated notes, (4) 64.4915, 64.6928 and 63.3884 shares of Arch common stock, which would have been the equivalent of $1,000 principal amount of the 8.875% notes, $1,000 principal amount of 10.125% notes and $1,000 principal amount of 10% notes, respectively, if the exchange offer and merger had occurred on November 5, 1999, based on the exchange ratios to be used in the exchange offer and the merger, exclusive of the value of shares of Vast to be received by PageNet noteholders, assuming 100% of the senior subordinated notes were exchanged in the exchange offer, and (5)
       ,        and        shares of Arch common stock, which would have been
the equivalent of $1,000 principal amount of the 8.875% notes, $1,000 principal amount of 10.125% notes and $1,000 amount of 10% notes, respectively, if the
exchange offer and merger had occurred on             , 2000, based on the
exchange ratios to be used in the exchange offer and the merger, exclusive of the value of Vast shares to be received by PageNet noteholders, assuming 100% of the senior subordinated notes were exchanged in the exchange offer.

                                   PAGENET                            ARCH                 8.875%     10.125%       10%
                                 COMMON STOCK                     COMMON STOCK             NOTES       NOTES       NOTES
                       --------------------------------    ---------------------------    --------    --------    --------
                         HIGH        LOW        CLOSE       HIGH      LOW       CLOSE     CLOSE(1)    CLOSE(1)    CLOSE(1)
                       --------    --------    --------    ------    ------    -------    --------    --------    --------
November 5, 1999.....  $1.03125    $0.90625    $0.96875    $7.125    $6.375    $6.8125    $350.00     $350.00     $350.00
          , 2000.....

                                                                ARCH PRO FORMA
                                                                EQUIVALENT(2)
                       ------------------------------------------------------------------------------------------------
                                    8.875%                           10.125%                           10%
                                    NOTES                             NOTES                           NOTES
                       --------------------------------    ---------------------------    -----------------------------
                         HIGH        LOW        CLOSE       HIGH      LOW       CLOSE      HIGH        LOW       CLOSE
                       --------    --------    --------    ------    ------    -------    -------    -------    -------
November 5, 1999.....   $459.50     $411.13     $439.35    $460.94   $412.42   $440.72    $451.64    $404.10    $431.83
          , 2000.....

---------------
(1) Prices for PageNet senior subordinated notes as of November 5, 1999 and as
    of             , 2000 reflect closing prices obtained from FactSet Research
    Systems Inc.

(2) Pro forma equivalent calculations assume that 100% of the notes have been exchanged.

DIVIDEND POLICY

     Neither PageNet nor Arch has ever declared or paid any cash dividends on its common stock. Arch anticipates that substantially all of its earnings in the foreseeable future will be used to finance the continued growth and development of its business and has no current intention to pay cash dividends. Arch's future dividend policy will depend on its earnings, capital requirements and financial condition, as well as requirements of its financing agreements and other factors that Arch's board of directors considers relevant. Arch's secured credit facility prohibits declaration or payment of cash dividends to Arch stockholders without the written consent of a majority of the lenders. The terms of other outstanding indebtedness only permit the declaration or payment of cash dividends if specified leverage and cash flow requirements are met. Arch does not currently meet these requirements. See "Description of Arch's Equity Securities" and "Description of Indebtedness -- Arch".

         COMPARATIVE HISTORICAL AND UNAUDITED PRO FORMA PER SHARE DATA

     The following table sets forth certain historical per share data of Arch and PageNet and combined per share data on an unaudited pro forma basis after giving effect to the merger based on the purchase method of accounting. This data should be read in conjunction with the selected financial data and the historical financial statements of Arch and PageNet and notes. The pro forma information is presented for informational purposes only and is not necessarily indicative of the financial position or results of operations that would have occurred if Arch and PageNet had been a single entity during the period presented nor is it necessarily indicative of the results of operations which may occur in the future.

                                                                 HISTORICAL       PRO FORMA
                                                              -----------------   ---------
                                                              PAGENET    ARCH     COMBINED
                                                              -------   -------   ---------
As of and for the nine month period ended September 30,
1999:
  Earnings per common share -- basic and diluted............  $(1.89)   $ (9.00)   $(1.66)
  Book value per common share...............................   (6.97)     (7.21)     4.39
For the twelve month period ended December 31, 1998:
  Earning per common share -- basic and diluted.............   (1.57)    (29.34)    (1.46)

                               INDUSTRY OVERVIEW

     The mobile wireless communications industry has been in existence since 1949 when the FCC allocated a group of radio frequencies for use in providing one-way and two-way types of mobile communications services. Throughout its history, the industry has been characterized by rapid changes in technology and growing consumer demand for mobile wireless communications products with increased capabilities. Particularly since the 1980s, the number of firms competing in this business has increased and now includes major telecommunications companies such as AT&T, SBC Communications, and MCI/Worldcom.

     The mobile wireless industry now consists of multiple voice and data providers which compete among one another, both directly and indirectly, for subscribers. Providers in the mobile wireless industry may offer both two-way interactive voice services ("voice communications"), and traditional paging services, either separately or through a device which offers the capability to have voice communications and traditional paging services (referred to as short messaging services) combined, or may focus on providing a more narrow range of services, e.g. data only. PageNet and Arch presently offer both numeric and alphanumeric messaging services, as well as 1 1/2 way, and two-way messaging services which have in part been offered initially over facilities of other carriers. PageNet also offers certain information and content based services for both mass market and customized application. PageNet provides voice communications through VoiceNow, and Arch provides voice communications as a distributor for other carriers.

     Technological improvements have generally contributed to strong growth in the market for mobile wireless communications services and the provision of better quality services at lower prices to subscribers. Companies providing traditional one-way paging have benefited from technological advances resulting from research and development conducted by vendors of paging units and transmission equipment. These advances include microcircuitry, liquid crystal display technology and standard digital encoding formats. These advances have enhanced the capability and capacity of mobile wireless messaging services while lowering equipment and air time costs.

     Other mobile wireless communications alternatives have similarly experienced rapid changes through technological improvement which has resulted in more consumer interest and demand. Much of this development has occurred in various broadband products and services, such as digital cellular phones and services, broadband personal communication services (PCS), and digital SMR, dedicated data networks and other mobile wireless information services and equipment. As quality, convenience and availability of broadband offerings has expanded, prices have decreased and consumer interest has increased.

     PageNet and Arch believe that paging has historically been a cost-effective form of mobile wireless communications. Paging has traditionally had somewhat of an advantage over a cellular telephone or broadband PCS or SMR handset because the handset is smaller and has a longer battery life, and the service has broader coverage and better building penetration. Moreover, paging units and air time required to transmit an average message generally have cost less than equipment and airtime for cellular telephones or broadband PCS or SMR handsets. However, because a significant percentage of two-way voice services are combining short messaging services with two-way voice capability in a single unit, it may be economical and convenient for customers who have traditionally used both services to discontinue their traditional paging services in favor of the combined unit and services. Furthermore, as technology continues to develop, these other communications alternatives are becoming smaller, more durable and cheaper, and have better transmission quality. PageNet and Arch are committed to expanding their service offerings, such as 1 1/2 and two-way messaging, to ensure that their services remain competitive under rapidly changing market conditions.

     Messaging subscribers such as those served by PageNet and Arch pay a flat monthly service fee for paging services, unlike cellular telephone or broadband PCS subscribers, whose bills typically have a significant variable usage component. However, cellular and PCS firms are beginning to offer one rate, and other plans which lower the price point so that these services compete directly with the paging services PageNet and Arch offer. PageNet and Arch are sensitive to these technological and availability changes and are working to design competitively attractive values for the consumer even in the midst of these changes by cellular, broadband PCS and digital SMR providers.

     The mobile wireless communications industry originally distributed its services through direct marketing and sales activities. Later, additional channels of distribution evolved. These channels include: (1) carrier-operated stores, (2) resellers, who purchase services on a wholesale basis from carriers and resell those services on a retail basis to their own customers; (3) agents who solicit customers for carriers and are compensated on a commission basis;
(4) retail outlets that often sell a variety of merchandise, including pagers and other telecommunications equipment; and (5) most recently, the Internet.

REGULATION

     Federal Regulation

     PageNet's and Arch's mobile wireless messaging operations are subject to regulation by the Federal Communications Commission (FCC) under the Communications Act of 1934, as amended (the Communications Act). The Company's operations are all classified as Commercial Mobile Radio Services (CMRS) and are subject to common carrier regulation by the FCC. The FCC has granted PageNet and Arch licenses to use the radio frequencies necessary to conduct their CMRS operations. Licenses issued by the FCC to PageNet and Arch set forth the technical parameters, such as power strength and tower height, under which PageNet and Arch are authorized to use those frequencies. Each FCC license held by PageNet or Arch has construction and operational requirements within set time frames. The Communications Act was amended in August 1993 (August 1993 Amendments) to permit the FCC to grant certain applications for licenses which are mutually exclusive by competitive bidding. The August 1993 Amendments do not permit auctions to be used for license renewals or license modifications. The FCC is currently using auctions to assign all new licenses over which CMRS can be offered.

     The FCC licenses granted to PageNet and Arch have varying terms of up to 10 years, at the end of which time renewal applications must be approved by the FCC. In the past, FCC renewal applications have been routinely granted, in most cases upon a demonstration of compliance with FCC regulations and adequate service to the public. The FCC has granted each renewal license PageNet and Arch have filed, other than those which are pending. Although PageNet and Arch are unaware of any circumstances which would prevent the grant of any pending or future renewal applications, no assurance can be given that any of PageNet's or Arch's licenses will be renewed by the FCC. Furthermore, although revocation and involuntary modification of licenses are extraordinary regulatory measures, the FCC has the authority to restrict the operation of licensed facilities or revoke or modify licenses. PageNet is seeking an extension of time in which to meet construction benchmarks for certain licenses acquired at auction. Failure to obtain such extensions could result in PageNet or Arch having to make capital expenditures it would prefer to delay. No license of PageNet or Arch has ever been revoked or modified involuntarily.

     The FCC's review and revision of rules affecting companies such as PageNet and Arch, is ongoing. The regulatory requirements to which PageNet and Arch are subject may change significantly over time. For example, the FCC has decided to adopt a market area licensing scheme for non-nationwide paging channels under which carriers would be licensed to operate on a particular channel throughout a broad geographic area (such as a major economic area as defined by The Bureau of Economic Affairs of the U.S. Department of Commerce) rather than being licensed on a transmitter site-by-transmitter site basis. These geographic area licenses will initially be awarded through an auction. Incumbent paging licensees that do not acquire licenses at auction will be entitled to interference protection from the market area licensee.

     In many instances PageNet and Arch still require the prior approval of the FCC before they can implement any significant changes to their radio systems. Once the FCC's market area licensing rules are implemented, however, these site-specific licensing obligations will be eliminated, with specific exceptions.

     The FCC has issued a Further Notice of Proposed Rulemaking in which the FCC seeks comments on, among other matters, (1) whether it should impose coverage requirements on licensees with nationwide exclusivity (such as the Company), (2) whether these coverage requirements should be imposed on a nationwide or regional basis, and (3) whether - if such requirements are imposed - failure to meet the requirements should result in a revocation of the entire nationwide license or merely a portion of the license. If the FCC were to impose additional, stringent coverage requirements on licensees with nationwide exclusivity, PageNet and Arch might have to accelerate the build out of their systems in certain areas.

     The Communications Act requires licensees such as PageNet and Arch to obtain prior approval from the FCC for the transfer of control of any construction permit or station license. The Communications Act also requires prior approval by the FCC of acquisitions of other CMRS companies by PageNet and Arch and transfers by PageNet and Arch of a controlling interest in any of their licenses or construction permits. The FCC has approved each acquisition and transfer of control for which PageNet or Arch have sought approval. PageNet and Arch also regularly apply for FCC authority to use additional frequencies, modify the technical parameters of existing licenses, expand their service territory, provide new services, and modify the conditions under which they provide service. Although there can be no assurance that any requests for approval of applications filed by PageNet and Arch will be approved or acted upon in a timely manner by the FCC, or that the FCC will grant the relief requested, PageNet and Arch know of no reason to believe any such requests, applications, or relief will not be approved or granted. Neither PageNet nor Arch make any representations, however, about the continued availability of additional frequencies used to provide their services.

     The Communications Act also limits foreign ownership of entities that directly or indirectly hold certain licenses from the FCC, including certain of those held by PageNet or Arch. Because PageNet and Arch hold licenses from the FCC only through subsidiaries, up to 25% of either company's common stock can be owned or voted by aliens or their representatives, a foreign government or its representatives, or a foreign corporation, without restriction. However, if more than 25% of either company's common stock is owned or voted by aliens or their representatives, a foreign corporation, or a foreign government or its representatives, the Telecommunications Act of 1996 (the 1996 Act) gives the FCC the right to revoke or refuse to grant licenses if the FCC finds that such revocation or refusal serves the public interest. The FCC has indicated that, pursuant to the World Trade Organization Telecommunications Agreement, it would waive the 25% limitation in appropriate circumstances. Based upon information obtained by PageNet and Arch, each of PageNet and Arch believe that substantially less than 25% of their issued and outstanding common stock is owned by aliens or their representatives, foreign governments or their representatives, or foreign corporations. PageNet and Arch subsidiaries that are radio common carrier licensees are subject to more stringent requirements and may have only up to 20% of their stock owned or voted by aliens or their representatives, a foreign government or their representatives or a foreign corporation. This ownership restriction is not subject to waiver.

     Increased demand for telephone numbers, particularly in metropolitan areas, is causing depletion of numbers in certain area codes. Recent plans to address this increased demand have included certain elements that could impact PageNet's and Arch's operations, including the take-back of numbers already assigned for use and service-specific plans whereby only certain services, such as paging and cellular, would be assigned numbers using a new area code, or plans which require the pooling of blocks of numbers for use by multiple carriers. Neither PageNet nor Arch can provide any assurance that such plans will not be adopted by a federal or state commission, or that such plans will not require PageNet or Arch to incur further, substantial expenses in order to continue to obtain telephone numbers for its subscribers.

     The 1996 Act is intended to promote competition in local exchange services through the removal of legal or other barriers to entry. Under the 1996 Act, the Regional Bell Operating Companies and other local exchange carriers (LECs) may be permitted to jointly market commercial mobile service in conjunction with their traditional local exchange services. It imposes upon all telecommunications carriers the duty to interconnect with the facilities and equipment of other telecommunications carriers. The FCC, and the 9th Circuit Court of Appeals, among others, have interpreted the 1996 Act to require LECs to compensate mobile wireless carriers for calls originated by customers of the LECs which terminate on a mobile wireless carrier's network. The FCC has also found unlawful certain charges levied against messaging carriers in the past that have been assessed on a monthly basis by the LECs for the use of interconnection facilities, including telephone numbers. These findings by the FCC have been challenged at the FCC and in the courts. Neither PageNet nor Arch can predict with certainty the ultimate outcome of these proceedings. Compensation amounts may be determined in subsequent proceedings either at the federal or state level, or may be determined based on negotiations between the LECs and the paging companies. Any agreements reached between the LECs and the paging companies may be required to be submitted to state regulatory commission for approval. PageNet has negotiated interconnection agreements with certain major LECs and is in negotiations with other LECs but can provide no assurances that they will obtain interconnection agreements with all LECs. Arch is also in negotiations with LECs, but as with PageNet in markets where PageNet has not reached agreements, it may or may not be successful in securing refunds, future relief, or both, with respect to charges for termination of LECs originated local traffic. If these issues are ultimately decided in favor of the LECs, Arch, and to a lesser extent PageNet because of the agreements it has reached, may be required to pay past due contested charges and may also be assessed interest and late charges for amounts withheld.

     While the 1996 Act has had a beneficial effect for mobile wireless providers, some provisions place or may place additional financial obligations on PageNet, Arch, and other carriers. As an example, the 1996 Act, as interpreted by some regulatory and judicial bodies, requires CMRS such as PageNet and Arch to contribute to "Universal Service" or other funds to assure the continued availability of local exchange service to high cost areas, as well as to contribute funds to cover other designated costs or societal goals. Further, the 1996 Act requires that providers of payphones be compensated for all calls placed from pay telephones to toll-free numbers. This latter requirement increases PageNet's and Arch's costs of providing toll-free number service, and there are no assurances that either PageNet or Arch will be able to continue to pass on their costs to their subscribers. Beneficially, the 1996 Act also limits the circumstances under which states and local governments may deny a request by a commercial mobile service provider to place transmission facilities, and gives the FCC the authority to preempt the states in some circumstances.

     The Communications Assistance for Law Enforcement Act (CALEA) requires certain telecommunications companies, including the Company, to modify the design of their equipment or services to ensure that electronic surveillance or interceptions can be performed. Technical parameters applicable to the messaging industry have been established but not acknowledged by all governmental bodies to date. Therefore, neither PageNet nor Arch can determine at this time what compliance measures will be required or the costs thereof. As part of, and in addition to, implementation of the 1996 Act, the FCC has instituted proceedings addressing the manner in which telecommunications carriers are permitted to jointly market certain types of services, and the manner in which telecommunications carriers render bills for these services. Depending on the outcome of these proceedings, PageNet, Arch, and other telecommunications carriers could incur higher administration and other costs in order to comply.

     State Regulation

     In addition to potential regulation by the FCC, certain states have the authority to regulate messaging services, except where such regulation constitutes rate or entry, both of which have been preempted by the August 1993 Amendments, as interpreted by the FCC. States may also petition the FCC for authority to continue to regulate CMRS rates if certain conditions are met. State filings seeking rate authority have all been denied by the FCC, although new petitions seeking such authority may be filed in the future. Furthermore, some states and localities continue to exert jurisdiction over (1) approval of acquisitions of assets and transfers of licenses of mobile wireless systems and
(2) resolution of consumer complaints. PageNet and Arch believe that to date all required filings for their respective paging operations have been made. All state approvals of acquisitions or transfers made by PageNet and Arch have been approved, and neither PageNet nor Arch knows of any reason to believe such approvals will not continue to be granted in connection with any future requests, even if states exercise that review. The August 1993 Amendments do not preempt state regulatory authority over other aspects of the Company's operations, and some state may choose to exercise such authority. Some state and local governments have imposed additional taxes or fees upon certain activities in which the Company is engaged. In addition, in certain instances, the construction and operation of radio transmitters also will be subject to zoning, land use, public health and safety, consumer protection and other state and local taxes, levies and ordinances. As noted above, states also have authority over telephone number allocation and assignment that may be delegated them by the FCC.

                                ARCH'S BUSINESS

     Arch is a leading provider of wireless communications services in the United States, and believes that it is well positioned to compete effectively in the highly competitive wireless communications industry for the following reasons. The combination of Arch's recently acquired market presence in major metropolitan markets with its historical emphasis on middle and small markets has significantly broadened the geographic scope of Arch's marketing presence and has positioned Arch to compete more effectively for large corporate customers with diverse geographic operations. Arch's enlarged subscriber base enables it to obtain better strategic distribution arrangements, as well as amortize marketing investments over a larger revenue base. In addition, Arch's third-party retail distribution agreements complement the more than 175 Arch-operated retail outlets. Similarly, Arch's two nationwide paging networks and the associated potential for higher-revenue nationwide services enhance Arch's local coverage and provide an opportunity to take advantage of Arch's distribution networks. Arch recognizes that changes in competition and the newly offered products and services that incorporate paging as one of their features demand that Arch aggressively develop new products with enhanced features and that Arch do so at a competitive cost for customers.

     Arch's plan to deploy its nationwide N-PCS spectrum using its existing network infrastructure, together with its recent agreement with Weblink Wireless, formerly known as PageMart Wireless, described below, should permit Arch to market N-PCS services, such as multi-market alphanumeric and other advanced messaging services, sooner than it would otherwise be able to, and these services are expected to offer higher revenue and more growth potential than basic paging services. Finally, Arch's investments to date in two national call centers and additional regional call centers should supplement its previously developed call center and complement its strategy of evolving to regional customer service centers. Achieving these intended benefits, however, will depend on a number of factors and no assurance can be given that the benefits will be realized, in whole or in part. See "Arch Management's Discussion and Analysis of Financial Condition and Results of Operations" and "-- Networks and Licenses".

     The expected effects of the PageNet merger on Arch's business are described under "The Combined Company -- Business".

BUSINESS STRATEGY

     Arch's strategic objective is to strengthen its position as one of the leading providers of wireless communications services in the United States and at the same time begin to position itself to remain competitive in the rapidly expanding wireless communications market which now includes major telecommunications companies such as MCI/Worldcom and AT&T.

     Arch is committed to continuing to provide high-quality service to its current customers while at the same time working to expand the wireless communications choices it provides them. Arch has already begun to offer guaranteed or 1.5-way messaging and 2-way messaging and seeks to continue that development. Arch has recognized that in order to fully serve its current customers it will need to have a strong presence in the N-PCS market which will allow it to expand its present offerings even further. The wireless communications industry is going to continue to change and Arch seeks to position itself to offer wireless communication options that are broad enough to meet the needs of most potential customers. At the same time, Arch recognizes the need to offer a good value to consumers, letting them utilize the services they need at economical prices. This means providing local, regional and national services that allow consumers to choose the type of coverage that they require. Arch is aggressively seeking cost savings and working to continue to operate more efficiently.

     Operating Strategy. Arch's operating objectives are to increase its adjusted EBITDA, deploy its capital efficiently, reduce its financial leverage and expand its customer relationships. Arch will pursue the following strategies to achieve its operating objectives:

          - Low-Cost Operating Structure. Arch has selected a low-cost operating strategy as its principal competitive tactic. Management believes that a low-cost operating structure, compared to differentiated premium pricing and niche positioning, the other two fundamental competitive tactics in the wireless communications industry, will maximize its flexibility to offer competitive prices while still achieving target margins and adjusted EBITDA. Arch will continue to improve its low-cost operating structure by consolidating some operating functions, including centralized purchases from key vendors, to achieve economies of scale, and installing technologically advanced and reliable transmission systems.

          - Efficient Capital Deployment. Arch's principal financial objective is to reduce financial leverage by reducing capital requirements and increasing adjusted EBITDA. To reduce capital expenditures, Arch has already implemented a company-wide focus on the sale, rather than lease, of pagers. This is because subscriber-owned units require a lower level of capital investment than company-owned units.

          - Balanced Distribution. Arch's combination of direct sales, company-owned stores and third party resellers are supplemented by its local market direct sales force and its distribution agreements with third-party regional and national retailers. In addition, Arch's national accounts sales force is enabling Arch to improve distribution to nationwide customers.

          - Capitalize on Revenue Enhancement Opportunities. Arch has one of the broadest product offerings in the industry, including traditional paging services as well as new services such as guaranteed or 1.5-way messaging and 2-way messaging services, wireless e-mail and content delivery services. Arch has entered into a strategic alliance with Weblink Wireless, formerly known as PageMart Wireless, to accelerate delivery of these new services, utilizing portions of Weblink Wireless' N-PCS network in conjunction with Arch's own network while sharing specified costs with Weblink Wireless. This will provide Arch with more economical and broader access to higher ARPU nationwide, regional or text messaging services. To date, Arch has marketed these services only on a limited basis through the resale of other carriers' services on less attractive terms. Arch believes there will be a number of new revenue opportunities associated with its approximately 7.0 million units in service, including selling enhanced services which add value such as voice mail, resale of long-distance service and fax storage and retrieval. See "-- Wireless Communications Services, Products and Operations" and "-- Networks and Licenses".

     Arch's strategic plans following the PageNet merger are described under "The Combined Company -- Strategy".

WIRELESS COMMUNICATIONS SERVICES, PRODUCTS AND OPERATIONS

     Arch is a leading provider of wireless communications services, primarily wireless messaging services, including digital display, alphanumeric display, guaranteed messaging and 2-way messaging. Arch operates in all 50 states and the District of Columbia and in each of the 100 largest markets in the United States. Arch offers these services on a local, regional and nationwide basis employing digital networks covering more than 90% of the United States population.

     The following table sets forth information about the approximate number of units in service with Arch subscribers and net increases in number of units through internal growth and acquisitions since 1995:

                                 UNITS IN SERVICE     NET INCREASE IN      INCREASE IN UNITS    UNITS IN SERVICE
                                 AT BEGINNING OF       UNITS THROUGH            THROUGH            AT END OF
YEAR ENDED DECEMBER 31,               PERIOD         INTERNAL GROWTH(1)     ACQUISITIONS(2)          PERIOD
-----------------------          ----------------    ------------------    -----------------    ----------------
1995...........................       538,000             366,000              1,102,000           2,006,000
  1996.........................     2,006,000             815,000                474,000           3,295,000
  1997.........................     3,295,000             595,000                     --           3,890,000
  1998.........................     3,890,000             386,000                     --           4,276,000
NINE MONTHS ENDED
SEPTEMBER 30,
-----------------
1999...........................     4,276,000             (14,000)             2,762,000           7,024,000

     Net increase in units through internal growth includes internal growth in acquired paging businesses after their acquisition by Arch and is net of subscriber cancellations during each applicable period. Increase in units through acquisitions is based on units in service of acquired paging businesses at the time of their acquisition by Arch.

     A digital display pager permits a caller to transmit to the subscriber a numeric message that may consist of a telephone number, an account number or coded information, and has the capability to store several such numeric messages in memory for later recall by the subscriber. An alphanumeric display pager allows subscribers to receive and store messages consisting of both numbers and letters.

     Digital display paging service, which was introduced by the paging industry nearly 20 years ago, currently represents a majority of all units in service. The growth of alphanumeric display service, which was introduced in the mid-1980s, has been constrained by its difficulties, such as inputting data, its requirements of specialized equipment and its relatively high use of system capacity during transmission, which has, to some extent, been relieved by deploying alternate communications pathways, such as the Internet.

     The following table summarizes the types of Arch's units in service at specified dates:

                                                          DECEMBER 31,
                                               ----------------------------------     SEPTEMBER 30,
                                                    1997               1998               1999
                                               ---------------    ---------------    ---------------
                                                 UNITS      %       UNITS      %       UNITS      %
                                               ---------   ---    ---------   ---    ---------   ---
Digital display............................    3,284,000    85%   3,586,000    84%   5,391,000    77%
Alphanumeric display.......................      524,000    13      621,000    14    1,195,000    17
Other......................................       82,000     2       69,000     2       52,000    --
Customers with Nationwide Services.........           --    --           --    --      386,000     6
                                               ---------   ---    ---------   ---    ---------   ---
         Total.............................    3,890,000   100%   4,276,000   100%   7,024,000   100%
                                               =========   ===    =========   ===    =========   ===

     Units reflected in chart include guaranteed and 2-way messaging units.

     Arch provides messaging service to subscribers for a monthly fee. Subscribers either lease the unit from Arch for an additional fixed monthly fee or they own the unit, having purchased it either from Arch or from another vendor. Arch owned units leased to subscribers require capital investment by Arch while customer-owned and maintained units, commonly referred to as COAM units, and those owned by resellers do not. The monthly service fee is generally based upon the type of service provided, the geographic area covered, the number of units provided to the customer and the period of the subscriber's commitment. Subscriber-owned units provide a more rapid recovery of Arch's capital investment than units owned and maintained by Arch, but may generate less recurring revenue. Arch also sells units to third-party resellers who lease or resell units to their own subscribers and resell Arch's wireless messaging services under marketing agreements. Resellers are responsible for sales, billing, collection and equipment maintenance costs. Arch sells other products and services, including units and accessories and unit replacement and maintenance contracts. The following table summarizes the number of Arch-owned and leased, subscriber-owned and reseller-owned units in service at specified dates:

                                                 DECEMBER 31        DECEMBER 31       SEPTEMBER 30
                                                    1997               1998               1999
                                               ---------------    ---------------    ---------------
                                                 UNITS      %       UNITS      %       UNITS      %
Arch-owned and leased......................    1,740,000    45%   1,857,000    43%   3,541,000    50%
Subscriber-owned...........................    1,087,000    28    1,135,000    27    1,611,000    23
Reseller-owned.............................    1,063,000    27    1,284,000    30    1,872,000    27
                                               ---------   ---    ---------   ---    ---------   ---
         Total.............................    3,890,000   100%   4,276,000   100%   7,024,000   100%
                                               =========   ===    =========   ===    =========   ===

     Arch provides enhancements and ancillary services such as voice mail, wireless information delivery services, personalized greetings, message storage and retrieval, pager loss protection and pager maintenance services. Voice mail allows a caller to leave a recorded message that is stored in Arch's computerized message retrieval center. When a message is left, the subscriber can be automatically alerted through the subscriber's pager and can retrieve the stored message by calling Arch's paging terminal. Personalized greetings allow the subscriber to record a message to greet callers who reach the subscriber's pager or voice mail box. Message storage and retrieval allows a subscriber who leaves Arch's service area to retrieve calls that arrived during the subscriber's absence from the service area. Pager loss protection allows subscribers who lease pagers to limit their costs of replacement upon loss or destruction of a pager. Pager maintenance services are offered to subscribers who own their own equipment. Wireless information delivery allows subscribers to receive stock quotes, news and weather through their Arch service. Arch is also in the process of test marketing various other services that add value, and can be integrated with existing paging services. These include, among other services, fax storage and retrieval.

NETWORKS AND LICENSES

     Arch operates local, regional and national networks which enable its customers to receive pages over a broad geographical area. Many of these networks were acquired in the MobileMedia acquisition. The extensive coverage provided by this network infrastructure provides Arch with an advantage over some of its competitors whose networks lack comparable coverage in securing accounts with large corporate clients and retail chains, which frequently demand national network coverage from their paging service provider.

     Although Arch's networks provide local, regional and national coverage, its networks operate over numerous frequencies and are subject to capacity constraints in certain geographic markets. Although the capacity of Arch's networks varies significantly market by market, almost all of Arch's markets have adequate capacity to meet the demands of projected growth for the next several years. The use of multiple frequencies adds complexity to inventory management, customer service and order fulfillment processes. Some of Arch's networks use older technologies and are comparatively costlier to operate.

     Arch is seeking to improve overall network efficiency by deploying paging terminals, consolidating subscribers on fewer, higher capacity networks and increasing the transmission speed, or baud rate, of certain of its existing networks. Arch believes its investments in its network infrastructure will facilitate and improve the delivery of high quality communications services while at the same time reducing associated costs of such services.

  Nationwide Wireless Networks

     Arch operates two nationwide 900 MHz networks. As part of its acquisition of MobileMedia, Arch acquired MobileMedia's fully operational nationwide wireless "8875" network, which was upgraded in 1996 to incorporate high-speed FLEX(TM) technology developed by Motorola. In addition, in 1996, MobileMedia completed the construction of a second nationwide "5375" network that uses FLEX(TM) technology. The use of FLEX(TM) technology significantly increases transmission capacity and represents a marked improvement over other systems that use older paging protocols.

  N-PCS Networks and Licenses

     N-PCS networks enable wireless communications companies to offer 2-way messaging services and to make more efficient use of radio spectrum than do non-PCS networks. Arch has taken the following steps to position itself to participate in new and emerging N-PCS services and applications.

     Arch's N-PCS Licenses. MobileMedia purchased five regional licenses through the FCC's 1994 auction of N-PCS licenses, providing the equivalent of a nationwide 50 kHz outbound/12.5 kHz inbound PCS system. In addition, MobileMedia acquired a second 2-way N-PCS license for a nationwide 50 kHz outbound/12.5 kHz inbound system. In order to retain these N-PCS licenses, Arch must comply with specified minimum buildout requirements. With respect to each of the regional PCS licenses purchased at the FCC's 1994 auction, Arch would be required to build out the related PCS system to cover 150,000 sq. km. or 37.5% of each of the five regional populations by April 27, 2000 and 300,000 sq. km. or 75% of each of the five regional populations by April 27, 2005. With respect to the nationwide PCS license acquired as part of the MobileMedia acquisition, Arch built out the related PCS system to cover 750,000 sq. km. or 37.5% of the U.S. population by September 29, 1999 in compliance with applicable build out requirements and is still required to extend the build out of the related PCS system to cover 1,500,000 sq. km. or 75% of the U.S. population by September 29, 2004. In each instance, the population percentage will be determined by reference to population figures at the time of the applicable deadline. Arch estimates that the costs of these minimum build-outs would be approximately $9.0 million. Although these minimum build-outs would be sufficient to satisfy regulatory requirements, they would not be sufficient for Arch to provide significant N-PCS applications of the types which the combined company intends to provide.

     Weblink Wireless, Inc. In May 1999, Arch and Weblink Wireless, Inc., formerly PageMart Wireless, Inc. signed a five-year agreement for the provision of N-PCS services. The agreement calls for Arch and Weblink to share certain capital and operating expenses. Under the agreement, Arch can market N-PCS advanced messaging services, including guaranteed or 1.5-way messaging and 2-way messaging, using portions of Weblink's network in conjunction with Arch's network. As demand for advanced messaging increases over time, Arch plans to expand its own N-PCS network. In the interim, Arch believes its arrangements with Weblink will provide it with more economical and broader access to N-PCS services. Weblink previously announced similar agreements with each of Metrocall, Inc. and Airtouch Communications, Inc.

SUBSCRIBERS AND MARKETING

     Arch's wireless communications accounts are generally businesses with employees who travel frequently but must be immediately accessible to their offices or customers. Arch's subscribers have historically included proprietors of small businesses, professionals, management personnel, field sales personnel and service forces, members of the construction industry and construction trades, and real estate brokers and developers. After Arch's acquisition of MobileMedia, Arch's subscribers now include medical personnel, sales and service organizations, specialty trade organizations, manufacturing organizations and governmental agencies. Arch believes that use of wireless communications among retail consumers will increase significantly in the future, although consumers do not currently account for a substantial portion of Arch's subscriber base.

     Although today Arch operates in all 50 states and all of the 100 most populated markets in the United States, Arch originally focused on medium-sized and small market areas with lower rates of wireless communications penetration and attractive demographics. Arch believes that these markets will continue to offer significant opportunities for growth, and that its national scope and presence will also provide Arch with growth opportunities in larger markets.

     Arch markets its services through three primary sales channels: direct, reseller and retail.

     Direct. In the direct channel, Arch leases or sells equipment directly to its customers and bills and services such customers. Arch markets its services through a direct marketing and sales organization which operated approximately 375 retail stores as of September 30, 1999. Arch's direct customers range from individuals and small- and medium-sized businesses to Fortune 500 accounts and government agencies. Business and government accounts typically experience less turnover than consumer accounts. The direct channel will continue to have the highest priority among Arch's marketing and sales efforts, because of its critical contribution to recurring revenue and projected growth. Arch has been engaged in efforts to improve sales productivity and strengthen its direct channel sales force, segments of which had previously suffered from high turnover and open positions under MobileMedia's ownership and management. In addition, Arch commenced implementing consumer direct marketing techniques in 1998. As of September 30, 1999, the direct channel accounted for approximately 86.4% of recurring revenue.

     Reseller. In the reseller channel, Arch sells access to its transmission networks in bulk to a third party, who then resells such services to consumers or small businesses or other end users. Arch offers access to its network to resellers at bulk discounted rates. The third party reseller provides customer service, is responsible for pager maintenance and repair costs, invoices the end user and retains the credit risk of the end user, although Arch retains the credit risk of the reseller. Because resellers are responsible for customer equipment, the capital costs that would otherwise be borne by Arch are reduced.

     Arch's resellers generally are not exclusive distributors of Arch's services and often have access to networks of more than one provider. Competition among service providers to attract and maintain reseller distribution is based primarily upon price, including the sale of equipment to resellers at discounted rates. Arch intends to be an active participant in the reseller channel and to concentrate on accounts that are profitable and where longer term partnerships can be established with selected resellers. As of September 30, 1999, the reseller channel accounted for approximately 8.7% of recurring revenue.

     Retail. In the retail channel, Arch sells equipment to retailers and, after the consumer purchases the pager from the retailer, the consumer contacts Arch to activate service. The retail channel is targeted at the consumer market and consists primarily of national retail chains. Consumers served by the retail channel typically purchase, rather than lease, equipment. This reduces Arch's capital investment requirements. Subscribers obtained through retailers are billed and serviced directly by Arch. Retail distribution permits Arch to penetrate the consumer market by supplementing direct sales efforts. As of September 30, 1999, the retail channel accounted for approximately 4.9% of recurring revenue.

SOURCES OF EQUIPMENT

     Arch does not manufacture any of the messaging equipment or other equipment used in operations. The equipment used in Arch's paging operations is generally available for purchase from multiple sources. Arch centralizes price and quantity negotiations for all of its operating subsidiaries to achieve cost savings from volume purchases. Arch buys customer equipment primarily from Motorola, NEC and Panasonic and purchased terminals and transmitters primarily from Glenayre and Motorola. Motorola has announced its intention to discontinue manufacturing transmitters and other paging infrastructure during 2000, although it will continue to maintain and service existing infrastructure into the future. Arch anticipates that equipment will continue to be available in the foreseeable future, consistent with normal manufacturing and delivery lead times.

     Because of the high degree of compatibility among different models of transmitters, computers and other equipment manufactured by suppliers, Arch is able to design its systems without being dependent upon any single source of such equipment. Arch routinely evaluates new developments in technology in connection with the design and enhancement of its paging systems and selection of products to be offered to subscribers. Arch believes that its system equipment is among the most technologically sophisticated in the paging industry.

COMPETITION

     The wireless communications industry is highly competitive. Companies in this industry compete on the basis of price, coverage area offered to subscribers, available services offered, transmission quality, system reliability and customer service. Arch believes that it will generally compete effectively based on these factors.

     Arch has competed by maintaining competitive pricing of its products and services, by providing broad coverage options through high-quality, reliable transmission networks and by furnishing subscribers a superior level of customer service. Several hundred licensed paging companies provide only local basic numeric or tone paging service. Compared to these companies, Arch offers wireless messaging services on a local, regional and nationwide basis. Arch also offers enhanced services such as alphanumeric messaging, guaranteed messaging and 2-way messaging, voice mail and voice mail notifications, news, sports, weather reports and stock quotes and other information delivery services.

     However, the products and services Arch offers compete with a broad array of wireless communications services. For example, 2-way cellular phones are now offered routinely as a package with short messaging services, which are substantially similar to numeric and alphanumeric paging. In addition, rates for flat rate broadband PCS and SMR services are dropping to a price point at which the mobile telephone services compete directly with services Arch offers.

     Some competitors are small, privately owned companies serving one market area but others are large diversified telecommunications companies serving many markets. Some competitors possess financial, technical and other resources greater than those of Arch. Major wireless messaging carriers that currently compete with Arch in one or more markets include MCI/Worldcom/SkyTel, Sprint PCS, Metrocall, AirTouch/Vodafone, Nextel, Bell Atlantic, Ardis Company and BellSouth Wireless Data.

     The intensity of competition for communications service customers will continue to increase as wireless communications products continue to be developed and continue to offer new and different services. For example, the FCC has created potential sources of competition by auctioning new spectrum for wireless communications services, local multipoint distribution service and the 220-222 MHz service. Furthermore, the FCC has announced plans to auction licenses in the general wireless communications service, a service created from spectrum reallocated from federal government use in 1995. Moreover, entities offering service on wireless 2-way communications technology, including cellular, broadband PCS, N-PCS and specialized mobile radio services, as well as mobile satellite service providers, also compete with the paging services that Arch provides.

     Arch holds one nationwide and five regional N-PCS licenses. Competitors of Arch also hold N-PCS licenses. Some of these competitors have substantially greater resources than Arch. One competitor, SkyTel, currently offers a 2-way N-PCS wireless data service from its own network. Although Arch cannot predict the types of N-PCS services which will be offered by those companies, Arch expects that those services will compete with the N-PCS and paging services offered by Arch. Moreover, broadbrand PCS, cellular and enhanced SMR compete with many of the services provided by Arch over N-PCS.

EMPLOYEES

     At September 30, 1999, Arch employed approximately 5,200 persons. None of Arch's employees is represented by a labor union. Arch believes that its employee relations are good. As part of its divisional reorganization and the integration of MobileMedia, Arch anticipates a net reduction of approximately 10% of its current workforce. See "Arch Management's Discussion and Analysis of Financial Condition and Results of Operations -- Divisional Reorganization".

TRADEMARKS

     In May 1997, Arch established a single national identity, Arch Paging, for its paging services which previously had been marketed under various trademarks. In addition, Arch adopted a new corporate logo, developed a corporate-wide positioning strategy tied to customer service delivery, and launched its Internet Web site at www.arch.com. At present, Arch has continued to market to former MobileMedia customers under the MobileComm and MobileMedia brand names, but is working to transition its marketing under the Arch name.

     Arch owns the service marks "Arch" and "Arch Paging", and holds federal registrations for the service marks "MobileComm" and "MobileMedia" as well as various other trademarks. Arch filed an application for federal registration of the mark "Arch" in October 1999 and for the mark "Arch Communications" in December 1999.

PROPERTIES

     At September 30, 1999, Arch owned 10 office buildings and leased office space, including its executive offices, in approximately 375 locations in 42 states for use in its paging operations. Arch leases transmitter sites and/or owns transmitters on commercial broadcast towers, buildings and other fixed structures in approximately 4,800 locations in all 50 states, the U.S. Virgin Islands and Puerto Rico. Arch's leases are for various terms and provide for monthly lease payments at various rates. Arch believes that it will be able to obtain additional space as needed at acceptable cost. Substantially all of Arch's and MobileMedia's tower sites were sold during 1998 and 1999 and Arch currently rents transmitter space. As part of its divisional reorganization, Arch is closing some office locations and redeploying other real estate assets. See "Arch Management's Discussion and Analysis of Financial Condition and Results of Operations -- Divisional Reorganization".

LITIGATION

     Arch, from time to time, is involved in lawsuits arising in the normal course of business. Arch believes that its currently pending lawsuits will not have a material adverse effect on its financial condition or results of operations.

THE COMPANY

     A predecessor to Arch, also named Arch Communications Group, Inc., was incorporated in January 1986 in Delaware and conducted its operations through wholly owned direct and indirect subsidiaries. On September 7, 1995, this predecessor completed its acquisition of USA Mobile Communications Holdings, Inc. through the merger of the predecessor with and into USA Mobile, which simultaneously changed its name to Arch Communications Group, Inc. and continued in existence as a Delaware corporation. See Note 2 to Arch's consolidated financial statements. On June 3, 1999, Arch acquired the business of MobileMedia, which was then operating as a debtor-in-possession under chapter 11 of the Bankruptcy Code.

                               ARCH'S MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The directors and executive officers of Arch are:

NAME                                   AGE                           POSITION
----                                   ---                           --------
                                              Chairman of the Board, Chief Executive Officer and
C. Edward Baker, Jr..................  49     Director
Lyndon R. Daniels....................  47     President and Chief Operating Officer
John B. Saynor.......................  59     Executive Vice President and Director
J. Roy Pottle........................  40     Executive Vice President and Chief Financial Officer
                                              Executive Vice President/Technology and Regulatory
Paul H. Kuzia........................  57     Affairs
Edwin M. Banks(2)....................  37     Director
R. Schorr Berman(2)..................  51     Director
James S. Hughes(1)...................  57     Director
John Kornreich.......................  53     Director
H. Sean Mathis(1)....................  52     Director
Allan L. Rayfield(2).................  64     Director
John A. Shane(1)(2)..................  66     Director

---------------
(1) Member of the audit committee

(2) Member of the executive compensation and stock option committee

     C. EDWARD BAKER, JR. has served as Chief Executive Officer and a director of Arch since 1988. Mr. Baker became Chairman of the Board of Arch in 1989. He also served as President of Arch from 1988 to January 1998. From 1986 until joining Arch in March 1988, Mr. Baker was President and Chief Executive Officer of US West Paging.

     LYNDON R. DANIELS joined Arch in January 1998 as President and Chief Operating Officer. From November 1993 to January 1998, Mr. Daniels was the President and Chief Executive Officer of Pacific Bell Mobile Services, a subsidiary of SBC Communications Inc. From May 1988 until November 1993, Mr. Daniels was the Chief Financial Officer of Pactel Corp., a mobile telephone company.

     JOHN B. SAYNOR has served as a director of Arch since 1988. Mr. Saynor has served as Executive Vice President of Arch since 1990. Mr. Saynor is a founder of Arch and served as President and Chief Executive Officer of Arch from 1986 to March 1988 and as Chairman of the Board from 1986 until May 1989.

     J. ROY POTTLE joined Arch in February 1998 as Executive Vice President and Chief Financial Officer. From October 1994 to February 1998, Mr. Pottle was Vice President/Treasurer of Jones Intercable, Inc., a cable television operator. From September 1989 to October 1994, he served as Vice President and Relationship Manager at The Bank of Nova Scotia, New York Agency.

     PAUL H. KUZIA has served as Executive Vice President/Technology and Regulatory Affairs of Arch since September 1996. He served as Vice President/Engineering and Regulatory Affairs of Arch from 1988 to September 1996. Prior to 1988, Mr. Kuzia was director of operations at Message Center Inc.

     EDWIN M. BANKS has been a director of Arch since June 1999. He has been employed by W.R. Huff Asset Management since 1988 and currently serves as a portfolio manager. From 1985 until he joined W.R. Huff, Mr. Banks was employed by Merrill Lynch & Company. Mr. Banks also serves as a director of Magellan Health Services, formerly Charter Medical Corporation, and e.spire Corporation, formerly American Communications Services, Inc.

     R. SCHORR BERMAN has been a director of Arch since 1986. Since 1987, he has been the President and Chief Executive Officer of MDT Advisers, Inc., an investment adviser. He is a director of Mercury Computer Systems, Inc. as well as a number of private companies.

     JAMES S. HUGHES has been a director of Arch since 1986. Since 1987, he has been President and Chief Executive Officer of Norwich Corporation, a real estate investment and service firm, and, since 1992, he has served as President and Managing Director of Inventa Corporation, an international business development firm.

     JOHN KORNREICH has been a director of Arch since June 1998. Mr. Kornreich has served as a Managing Director of Sandler Capital Management Co., Inc. since 1988.

     H. SEAN MATHIS has been a director of Arch since June 1999. He has also been Chairman of the Board and Chief Executive Officer of Allis Chalmers, Inc. since January 1996 and previously served as a Vice President of that company since 1989. From July 1996 to September 1997, Mr. Mathis was Chairman of the Board of Universal Gym Equipment Inc., a privately owned company which filed for protection under the Bankruptcy Code in July 1997. From 1991 to 1993, Mr. Mathis was President of RCL Acquisition Corp., and from 1993 to 1995 he was President and a director of RCL Capital Corporation, which was merged into DISC Graphics in November 1995. Previously, Mr. Mathis was a director and Chief Operating Officer of Ameriscribe Corporation. Mr. Mathis is a director of Thousand Trails, Inc.

     ALLAN L. RAYFIELD has been a director of Arch since 1997. He has been a consultant since 1995. From November 1993 until December 1994, Mr. Rayfield served as Chief Executive Officer of M/A Com Inc., a microwave electrical manufacturing company. From April 1991 until November 1993, he served as Chief Operating Officer of M/A Com Inc. He is a director of Parker Hannifin Corporation and Acme Metals Incorporated.

     JOHN A. SHANE has been a director of Arch since 1988. He has been the President of Palmer Service Corporation since 1972. He has been a general partner of Palmer Partners L.P., a venture capital firm, since 1981. He serves as a director of Overland Data, Inc., United Asset Management Corporation and Gensym Corporation and as a trustee of Nvest Funds.

     Arch's certificate of incorporation and by-laws provide that Arch has a classified board of directors composed of three classes, each of which serves for three years, with one class being elected each year. The term of Messrs. Saynor, Shane and Mathis will expire at Arch's annual meeting of stockholders to be held in 2000. The term of Messrs. Baker, Berman and Kornreich will expire at Arch's annual meeting of stockholders to be held in 2001. The term of Messrs. Hughes, Rayfield and Banks will expire at Arch's annual meeting of stockholders to be held in 2002.

     Two of Arch's stockholders, W.R. Huff Asset Management and Whippoorwill Associates, Inc., have the right to designate one member each for election to Arch's board of directors. This right of designation will continue through 2002 for W.R. Huff and 2003 for Whippoorwill if the designating stockholder is still entitled to cast at least 5% of all votes at an Arch stockholders' meeting, and will continue afterwards if the designating stockholder is still entitled to cast at least 10% of all such votes. Under this arrangement, Mr. Banks has been designed by W.R. Huff and Mr. Mathis has been designed by Whippoorwill.

     The holders of Series C preferred stock have the right, voting as a separate class, to elect one member of Arch's board of directors, and such director has the right to be a member of any committee of the board. Mr. Kornreich is currently the director elected by the holders of Series C preferred stock. This right of designation will terminate if less than 50% of the Series C preferred stock remains outstanding.

     Arch's officers are elected by the board of directors and hold office until their successors are elected or until their earlier death, resignation or removal.

     Most of Arch's executive officers have entered into non-competition agreements with Arch which provide that they will not compete with Arch for one year following termination, or recruit or hire any other Arch employee for three years following termination. See "Executive Compensation -- Executive Retention Agreements".

     For a discussion of the expected effects of the merger, see "The Combined Company -- Management."

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Arch and three other entities have co-founded an offshore corporation to pursue wireless messaging opportunities in Latin America. Arch and Mr. Hughes each contributed $250,000 to this offshore corporation and each owns approximately 12% of its equity. Arch's Board of Directors has approved an additional investment of $200,000 by Arch, subject to certain conditions.

     Between August 6, 1998 and October 28, 1998, Arch's board of directors approved three full recourse, unsecured demand loans totaling $279,500 from Arch to Mr. Baker. The loans bear interest at approximately 5% annually.

BOARD COMMITTEES

     Arch's board of directors has an audit committee and an executive compensation and stock option committee. The audit committee reviews the annual consolidated financial statements of Arch and its subsidiaries before their submission to Arch's board of directors and consults with Arch's independent public accountants to review financial results, internal financial controls and procedures, audit plans and recommendations. The audit committee also recommends the selection, retention or termination of independent public accountants and approves services provided by independent public accountants prior to the provision of such services. The compensation committee recommends to Arch's board the compensation of executive officers, key managers and directors and administers Arch's stock option plans. Arch's board of directors has no standing nominating committee.

INDEMNIFICATION AND DIRECTOR LIABILITY

     Arch's certificate of incorporation eliminates the liability of its directors for monetary damages for breaches of fiduciary duties, except in certain circumstances involving wrongful acts, such as the breach of a director's duty of loyalty or acts or omissions that involve intentional misconduct or a knowing violation of law. The certificate of incorporation also requires Arch to indemnify its directors and officers to the fullest extent permitted by the Delaware corporations statute.

SUMMARY COMPENSATION TABLE

     The annual and long-term compensation of Arch's Chief Executive Officer and other executive officers named below was as follows for the years ended December 31, 1996, 1997 and 1998:

                           SUMMARY COMPENSATION TABLE

                                                             ANNUAL COMPENSATION
                                                      ----------------------------------      LONG-TERM
                                                                            OTHER ANNUAL     COMPENSATION
                                                                  BONUS     COMPENSATION    --------------
NAME AND PRINCIPAL POSITION DURING 1997        YEAR   SALARY $     $(1)        ($)(2)       OPTIONS (#)(3)
---------------------------------------        ----   --------   --------   ------------    --------------
C. Edward Baker, Jr..........................  1998   $373,742   $135,000     $    600         151,554(4)
Chairman, President and Chief Executive        1997    353,317    227,500          600          16,545(4)
  Officer                                      1996    329,050     36,833          600          89,621(5)(6)
Lyndon R. Daniels............................  1998    295,416         --      113,905(7)       46,666
  President and Chief Operating Officer
  (joined Arch in January 1998)
J. Roy Pottle................................  1998    179,200         --       99,304(7)       30,000
  Executive Vice President and Chief
  Financial Officer (joined Arch in February
  1998)
John B. Saynor...............................  1998    157,646     41,770          600          17,247(8)
  Executive Vice President                     1997    153,188     72,900          600           5,302(9)
                                               1996    146,867     15,300          600           6,667(6)
Paul H. Kuzia................................  1998    165,489     58,435          600          29,616(9)
  Executive Vice President/Technology          1997    157,633     77,400          600           5,629(9)
  and Regulatory Affairs                       1996    133,800     14,620          600           2,667(6)

---------------
(1) Represents bonus paid in such fiscal year with respect to prior year.

(2) Represents Arch's matching contributions paid under Arch's 401(k) plan.

(3) No restricted stock awards or SARs were granted to any of the named executive officers during the years ended December 31, 1996, 1997 or 1998.

(4) Includes options to purchase 136,563 shares granted as part of Arch's January 16, 1998 option repricing program.

(5) Includes options to purchase 35,620 shares replaced in connection with Arch's October 23, 1996 option repricing program.

(6) Option replaced in connection with Arch's January 16, 1998 option repricing program.

(7) Represents reimbursement for certain relocation costs and associated taxes.

(8) Includes options to purchase 11,968 shares granted as part of Arch's January 16, 1998 option repricing program.

(9) Includes options to purchase 23,229 shares granted as part of Arch's January 16, 1998 option repricing program.

EXECUTIVE RETENTION AGREEMENTS

     Arch is a party to executive retention agreements with a total of 17 executives, including Messrs. Baker, Daniels, Kuzia, Pottle and Saynor. Following the merger, the PageNet change of control severance plan will provide similar severance arrangements for PageNet executives. See "PageNet's Management".

     The purpose of the executive retention agreements is to assure the continued employment and dedication of the executives without distraction from the possibility of a change in control of Arch as defined in the executive retention agreements. The executive will be eligible to receive benefits if a change in control occurs, and Arch terminates the executive's employment at any time within the following 12 months except for cause, disability or death, or the executive terminates employment for good reason, as defined in the executive retention agreements. Such benefits will include (1) a lump sum cash severance payment equal to a specified multiple of the executive's annual base salary in effect at the time of the change in control plus a specified multiple of the executive's average annual bonus paid during the previous three full calendar years, (2) payment of any accrued but unpaid base salary plus any other amounts earned but unpaid through the date of termination and (3) any amounts or benefits required to be paid or provided to the executive or which the executive is eligible to receive following the executive's termination under any plan, program, policy, practice, contract or agreement of Arch. In addition, for up to 12 months after termination, Arch must provide the executive with life, disability, accident and health insurance benefits similar to those previously maintained until the executive becomes reemployed with another employer and is eligible to receive substantially equivalent benefits. The specified multiple of salary and bonus for Messrs. Baker, Daniels, Kuzia, Pottle and Saynor is three, and the specified multiple for the other executives is one or two. Good reason is defined to include, among other things, a material reduction in employment responsibilities, compensation or benefits. In the case of Mr. Baker, good reason includes his not becoming the chief executive officer of any entity succeeding or controlling Arch.

STOCK OPTION GRANTS

     The following options were granted to the five executive officers named in the summary compensation table during 1998. No SARs were granted during 1998.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                           INDIVIDUAL GRANTS
                        -------------------------------------------------------     POTENTIAL REALIZABLE
                                        PERCENT OF                                    VALUE AT ASSUMED
                                          TOTAL                                        ANNUAL RATES OF
                                       OPTIONS/SARS                               STOCK PRICE APPRECIATION
                        OPTIONS/SARS    GRANTED TO    EXERCISE OR                    FOR OPTIONS TERM(3)
                          GRANTED      EMPLOYEE IN     BASE PRICE    EXPIRATION   -------------------------
                           (#)(1)      FISCAL YEAR    ($/SHARE)(2)      DATE        5% ($)       10% ($)
                        ------------   ------------   ------------   ----------   ----------   ------------
C. Edward Baker, Jr. ..    14,991          2.31%        $13.5939      03/04/08     $128,143     $  324,739
                          136,563(4)      21.00          15.1875      01/16/08      553,600      2,110,041
Lyndon R. Daniels......    46,666          7.18          14.8125      01/02/08      434,723      1,101,674
J. Roy Pottle..........    30,000          4.61          10.6875      02/17/08      201,639        510,994
John B. Saynor.........     5,279          0.81          13.5939      03/04/08       45,122        114,349
                           11,968(4)       1.84          15.1875      01/16/08       48,517        184,924
Paul H. Kuzia..........     6,387          0.98          13.5939      03/04/08       54,603        138,375
                           23,229(4)       3.57          15.1875      01/16/08       94,166        358,913

---------------
(1) Options generally become exercisable at a rate of 20% of the shares subject to the option on the first anniversary of the date of grant and 5% of the shares subject to the option per calendar quarter thereafter.

(2) The exercise price is equal to the fair market value of common stock on the date of grant.

(3) Amounts represent hypothetical gains that could be achieved for the options if exercised at the end of the option terms. These gains are based on assumed rates of stock appreciation of 5% and 10% compounded annually from the date the options were granted and are not intended to forecast future appreciation of the price of the common stock. The named executive officers will realize gain upon the exercise of these options only if there is an increase in the price of common stock which benefits all Arch stockholders proportionately.

(4) Option granted as part of the January 16, 1998 option repricing program.

OPTION EXERCISES AND YEAR-END OPTION TABLE

     The named executive officers exercised stock options during 1998 as described below. They held the following stock options as of December 31, 1998:

              AGGREGATED OPTIONS/SAR EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTIONS VALUES

                                                              NUMBER OF SECURITIES   VALUE OF UNEXERCISED
                                                               UNDERLYING OPTIONS    IN-THE-MONEY OPTIONS
                                      SHARES OF                AT FISCAL YEAR-END     AT FISCAL YEAR-END
                                     ACQUIRED ON    VALUE        (EXERCISABLE/           (EXERCISABLE/
                                      EXERCISE     REALIZED      UNEXERCISABLE)         UNEXERCISABLE)
NAME                                     (#)        ($)(1)            (#)                   ($)(2)
----                                 -----------   --------   --------------------   ---------------------
C. Edward Baker, Jr. ..............    31,344      $270,342    37,914     113,641          --          --
Lyndon R. Daniels..................        --            --        --      46,666          --          --
John B. Saynor.....................        --            --     1,668      15,580          --          --
J. Roy Pottle......................        --            --        --      30,000          --          --
Paul H. Kuzia......................        --            --     6,644      22,973          --          --

---------------
(1) Represents the difference between the exercise price and the fair market value of common stock on the date of exercise.

(2) Based on the fair market value of common stock on December 31, 1998 ($4.3125 per share) less the option exercise price.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The current members of Arch's compensation committee are R. Schorr Berman, Allan L. Rayfield and John A. Shane. Messrs. Berman, Rayfield and Shane served on the compensation committee throughout 1998, and Mr. Rayfield joined the compensation committee upon his election as a director in July 1998.

     C. Edward Baker, Jr., the chairman and chief executive officer of Arch, makes recommendations and participates in discussions regarding executive compensation, but he does not participate directly in discussions regarding his own compensation. No current executive officer of Arch has served as a director or member of the compensation committee (or other committee serving an equivalent function) of any other entity that has an executive officer who serves as a director of Arch or as a member of the compensation committee of Arch.

                         ARCH'S PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information about the beneficial ownership of Arch's common stock by

     - each person who is known by Arch to beneficially own more than 5% of its outstanding shares of common stock;

     - each current director of Arch;

     - Arch's chief executive officer and the other named executive officers;
       and

     - all current directors and executive officers of Arch as a group.

     The table provides information at November 30, 1999 and as adjusted to give effect to the exchange offer, the PageNet merger and related transactions, assuming that all of the outstanding discount notes and all of PageNet's outstanding notes are tendered.

     Beneficial ownership is determined in accordance with the rules of the SEC based upon voting or investment power over the securities. The number of shares of common stock outstanding that is used in calculating the percentage for each listed person includes any shares that person has the right to acquire through exercise of warrants or options within 60 days after November 30, 1999. These shares, however, are not deemed to be outstanding for the purpose of calculating the percentage beneficially owned by any other person.

     Unless otherwise indicated, each person or entity listed in the table has sole voting power and investment power, or shares such power with his spouse, with respect to all shares of capital stock listed as owned by such person or entity. The inclusion of shares in the table does not constitute an admission that the named stockholder is a direct or indirect beneficial owner of the shares.

     The table assumes

     - the conversion of Series C preferred stock into common stock at the current conversion ratio of 6.7444 to 1.00; and

     - the conversion of Class B common stock into common stock at a one-for-one conversion ratio.

     Because Class B common stock is not entitled to vote in the election of directors, the voting power of its holders is less than their percentages of beneficial ownership shown in the table. Thus, the Class B stockholders identified in notes (7), (8) and (9) to the table would be entitled to cast a maximum of 28.4% of the votes in the election of directors, assuming that they -- and only they -- exercised outstanding options and warrants. This contrasts with the more than 36.2% of beneficial ownership which is obtained by adding their individual beneficial ownership percentages in the table.

                                Number of Shares

                                                   SHARES                     SHARES TO BE
                                                 UNDERLYING                    ISSUED IN
                                                 OPTIONS AND                   CONNECTION
                                                  WARRANTS                      WITH THE           PERCENTAGE
                                    SHARES       EXERCISABLE                    EXCHANGE     -----------------------
                                OUTSTANDING AT    PRIOR TO        TOTAL        OFFER AND          AT
                                 NOVEMBER 30,    JANUARY 29,   BENEFICIALLY     PAGENET      NOVEMBER 30,      AS
NAME                                 1999           2000          OWNED        MERGER(1)         1999       ADJUSTED
----                            --------------   -----------   ------------   ------------   ------------   --------
C. Edward Baker, Jr. .........       37,434         141,122       178,550                       *             *
Lyndon R. Daniels.............        4,000          25,582        29,582                       *             *
John B. Saynor................       64,642         118,700       185,342                       *             *
J. Roy Pottle.................           --          10,500        10,500                       *             *
Paul H. Kuzia.................        1,320          17,679        18,999                       *             *
R. Schorr Berman(2)...........      655,664       1,140,115     1,795,779                         3.3%        *
James S. Hughes...............       40,196          47,503        87,699                       *             *
John Kornreich(3).............    1,757,810       2,890,373     4,648,183        361,606          8.3%         2.9%
Allan L. Rayfield.............          334           3,576         3,910                       *             *
John A. Shane(4)..............        6,856          17,686        24,542                       *             *
Edwin M. Banks(5).............    8,854,357         569,002     9,423,359                        17.6%         5.4%
H. Sean Mathis................           --           1,000         1,000                       *             *
Sandler Capital
  Management(6)...............    1,677,616       2,751,494     4,429,110        357,425          8.0%         2.7%
W.R. Huff Asset Management
  Co., L.L.C.(7)..............    8,854,357         568,002     9,422,359                        17.6%         5.4%
The Northwestern Mutual Life
  Insurance Company(8)........    3,243,629         207,544     3,451,173                         6.5%         2.0%
Whippoorwill Associates,
  Inc.(9).....................    6,020,045         439,904     6,459,949                        12.1%         3.7%
Resurgence Asset Management
  L.L.C.(10)
Resurgence Asset Management
  International L.L.C.(10)
Re/Enterprise Asset
  Management, L.L.C.(10)......    9,164,096              --     9,164,096                        17.3%         5.3%
Paul Tudor Jones II(11).......    4,080,899         126,176     4,207,075                         7.9%         2.4%
All current directors and
  executive officers of Arch
  as a group (12 persons).....   11,422,613       6,118,842    17,541,455        361,606         29.7%        10.0%

---------------
  *  Less than 1%

 (1) Based upon ownership of Arch discount notes, PageNet common stock and PageNet senior subordinated notes, to the extent Arch is aware of that ownership.

 (2) Includes 649,330 shares and 1,122,334 shares issuable upon exercise of warrants held by Memorial Drive Trust, over which Mr. Berman may be deemed to share voting and investment power as administrator and chief executive officer of Memorial Drive Trust. Mr. Berman disclaims beneficial ownership of such shares held by Memorial Drive Trust.

 (3) Includes 1,677,616 shares and 2,751,495 shares issuable upon exercise of warrants beneficially owned by Sandler, over which Mr. Kornreich may be deemed to have voting and investment power as managing director, and 63,334 shares beneficially owned by two limited partnerships, over which Mr. Kornreich may be deemed to have voting and investment power as a general partner. Mr. Kornreich disclaims beneficial ownership of all such shares.

 (4) Includes 350 shares and 606 shares issuable upon exercise of warrants owned by Palmer Service Corporation, over which Mr. Shane may be deemed to have voting and investment power as president and sole stockholder of Palmer Service Corporation, 159 shares issuable upon conversion of $8,000 principal amount of Arch's 6 3/4% convertible subordinated debentures due 2003 held by Palmer Service Corporation, and 418 shares issuable upon conversion of Arch's 6 3/4% convertible subordinated debentures held by Mr. Shane. See "Description of Outstanding Indebtedness -- Arch Convertible Debentures".

 (5) Includes 8,854,357 shares and 1,704,006 shares issuable upon exercise of warrants W.R. Huff manages on behalf of various discretionary accounts and 1,306,134 shares held by The Huff Alternative Income Fund, L.P., an affiliate of W.R. Huff. This director is a portfolio manager of W.R. Huff. This director disclaims beneficial ownership of all such shares.

 (6) Sandler has sole voting and investment power over 116,000 of such shares and 200,500 of the shares issuable upon exercise of warrants and shared voting and investment power over the remaining shares and warrants.

 (7) Consists of 7,528,218 shares and 568,002 shares issuable upon exercise of warrants W.R. Huff manages on behalf of various discretionary accounts and 1,306,139 shares held by The Huff Alternative Income Fund, L.P., an affiliate of W.R. Huff. This standby purchaser disclaims beneficial ownership of these shares.

 (8) Consists of 2,632,048 shares held by The Northwestern Mutual Life Insurance Company, 158,287 of which are issuable upon exercise of warrants, 638,686 shares held in The Northwestern Mutual Life Insurance Company Group Annuity Separate Account (as to which The Northwestern Mutual Life Insurance Company has shared voting and investment power), 38,361 of which are issuable upon exercise of warrants, and 180,439 shares held by the High Yield Bond Portfolio of Northwestern Mutual Series Fund, Inc., a wholly-owned subsidiary of The Northwestern Mutual Life Insurance Company and a registered investment company, 10,895 shares of which are issuable upon exercise of warrants. Northwestern Mutual Investment Services, LLC, a wholly-owned subsidiary of The Northwestern Mutual Life Insurance Company and a registered investment advisor, serves as investment adviser to the High Yield Bond Portfolio of Northwestern Mutual Series Fund, Inc.

 (9) All of such shares are owned by various limited partnerships, a limited liability company, a trust and third party accounts for which Whippoorwill Associates, Inc. has discretionary authority and acts as general partner or investment manager.

(10) Resurgence Asset Management, L.L.C., Resurgence Asset Management International L.L.C. and Re/Enterprise Asset Management, L.L.C. exercise voting power and investment power over these shares on behalf of certain client accounts and accounts managed by their affiliates with which such powers are shared. Additionally, employees of Resurgence Asset Management, L.L.C., Resurgence Asset Management International L.L.C. and Re/Enterprise Asset Management, L.L.C. and their affiliates have an indirect beneficial interest in certain of the client entities which own these shares. Each of Resurgence Asset Management, L.L.C., Resurgence Asset Management International L.L.C. and Re/Enterprise Asset Management, L.L.C. disclaims beneficial ownership of shares owned by their clients. James B. Rubin shares voting and investment power in the above shares as Chief Investment Officer and a Manager of each of Resurgence Asset Management, L.L.C., Resurgence Asset Management International L.L.C. and Re/Enterprise Asset Management, L.L.C. Mr. Rubin disclaims beneficial ownership of these shares.

(11) Consists of 1,058,816 shares held by Tudor BVI Futures, Ltd., 33,417 of which are issuable upon exercise of warrants, 243,346 shares held by Tudor Proprietary Trading, L.L.C., 8,181 of which are issuable upon exercise of warrants, 496,013 shares held by The Raptor Global Fund, L.P., 16,881 of which are issuable upon exercise of warrants, 2,176,353 shares held by The Raptor Global Fund Ltd., 59,516 of which are issuable upon exercise of warrants and 232,547 shares held by The Upper Mill Capital Appreciation Fund Ltd., 8,181 of which are issuable upon exercise of warrants. Mr. Jones may be deemed to beneficially own all of these shares because he is the indirect controlling equity holder of Tudor Proprietary Trading, L.L.C. and the controlling shareholder of Tudor Investment Corporation, which is the sole general partner of The Raptor Global Fund L.P. and provides investment advisory services to the Raptor Global Fund Ltd., The Raptor Global Fund L.P., Tudor BVI Futures, Ltd. and The Upper Mill Capital Appreciation Fund Ltd.

     Each person or entity listed in the table has an address c/o Arch except for:

     - Sandler Capital Management, 767 Fifth Avenue, 45th Floor, New York, New York 10153

     - W.R. Huff Asset Management Co., L.L.C., 67 Park Place, Ninth Floor, Morristown, NJ 07960

     - Paul Tudor Jones II, c/o Tudor Investment Corporation, 600 Steamboat Road, Greenwich, CT 06830

     - The Northwestern Mutual Life Insurance Company, 720 East Wisconsin Avenue, Milwaukee, Wisconsin 53202

     - Whippoorwill Associates, Inc., 11 Martine Avenue, White Plains, New York 10606

     - Resurgence Asset Management L.L.C., 10 New King Street, 1st Floor, White Plains, New York 10604.

                               PAGENET'S BUSINESS

     PageNet is a leading provider of wireless communications services throughout the United States and in the U.S. Virgin Islands, Puerto Rico and Canada. It provides services in all 50 states and the District of Columbia, including service in the 100 most populated markets in the United States. PageNet also owns a minority interest in a wireless communications company in Brazil.

     The main services of PageNet are digital and alphanumeric wireless messaging services. Digital devices allow a subscriber to receive a numeric message (such as a telephone number to call back or a pre-arranged code), and alphanumeric devices allow a subscriber to receive numeric and text messages. As of September 30, 1999, digital units represented approximately 83.5% of PageNet's total units in service with subscribers and alphanumeric units represented approximately 16.2% of PageNet's total units in service with subscribers. The total units in service has grown from 4,408,000 at December 31, 1994 to more than 9,027,000 at September 30, 1999, representing a compounded annual growth rate of approximately 17.1%. However, total units in service have declined each quarter since their high of 10,604,000 at June 30, 1998. In addition, PageNet sells 1.5-way services, which enable subscribers to receive acknowledgements that their messages were delivered, 1.75-way services, which enable subscribers to respond to messages with their messaging devices by using pre-scripted replies, and 2-way services, which enable subscribers to initiate messages and to respond to messages with their messaging devices by using pre-scripted replies or by creating original replies. PageNet is currently developing other applications for its wireless network through its wholly-owned subsidiary Vast, as described more fully below.

STRATEGY AND RESTRUCTURING

     In February 1998, PageNet announced its intention to realign its strategy from rapid expansion and subscriber growth towards profitable growth. The major components of this realignment have included: (1) centralizing its key support functions into "centers of excellence"; (2) completing the buildout of its new advanced messaging network, and launching new, value-added advanced messaging services for its customers; (3) developing other applications for its network to provide "wireless solutions" to customers; and (4) focusing PageNet's sales and marketing efforts on more profitable services, such as alphanumeric and nationwide paging; and (5) increasing prices to certain existing customers in an effort to reduce the number of unprofitable customers. As a result of the restructuring, PageNet recorded a charge of $74.0 million, or $0.72 per share, during the quarter ended March 31, 1998. In June of 1999, PageNet announced a further reorganization involving the consolidation of certain previous initiatives to develop "wireless solutions" into Vast.

     CENTERS OF EXCELLENCE. In February 1998 PageNet announced it was restructuring its domestic operations from approximately 50 decentralized field offices to four centers of excellence. PageNet is restructuring these operations to eliminate redundant administrative operations by consolidating certain key support functions into the centers of excellence, including: customer service; billing and accounting; order fulfillment; inventory management; and technical operations. PageNet began this consolidation in 1998, and will continue its consolidation efforts through January 2000. As of November 30, 1999, approximately 80% of customer units placed in service indirectly through PageNet's resellers and 38% of directly marketed customer units in service had been consolidated into the centers of excellence. PageNet intends to suspend any further consolidation after January 2000 pending a selection following the merger of the operating platforms to be used by the combined company. PageNet expects to have completed the conversion of all of customer units placed in service by PageNet's resellers, and the approximately 50% of the directly marketed customer units in service, as of January 2000. As a result, PageNet will realize a portion of the anticipated cost savings resulting from its centers of excellence initiative and will eliminate some of the duplicative costs that have adversely affected its results from operations. However, due to the suspension of future conversions, combined with the impact of the contemplated merger on operations, PageNet is unable to estimate the amount of potential cost savings resulting from the centers of excellence initiative.

     BUILD-OUT OF ADVANCED MESSAGING NETWORK AND DEPLOYMENT OF ADVANCED MESSAGING SERVICES. PageNet has nearly completed the build-out of its advanced wireless messaging network and PageNet expects to launch

2-way services over its own network in January 2000. PageNet believes that, upon completion, its advanced wireless messaging network will be one of the largest and most sophisticated wireless messaging networks in North America. PageNet continues to prepare for the launch of advanced messaging services in order to generate additional revenue and cash flow growth and compete within the wireless communications market.

     ESTABLISHMENT OF VAST. Through its wholly-owned subsidiary Vast, PageNet is commencing operations that can provide integrated wireless solutions to connect businesses with their employees, customers and remote assets, such as vending machines, automobiles and storage tanks. Using an expandable software platform (Gateway), provisioning and service and support operations, Vast will be able to provide customers with a comprehensive end-to-end wireless solution that seamlessly connects their mobile users with the Internet or corporate data network using wireless devices. Vast will provide the equipment, servers, billing systems, training and support needed to offer mobile access to enterprise applications, Internet services, messaging and e-commerce. Using the Vast solution, a mobile workforce can stay continuously connected to enterprise applications and perform necessary tasks while at home, in the office, on the road, at a meeting or at a job site.

     Vast is a development stage company and, since its inception, has been engaged primarily in product research and development and developing markets for its products and services. Vast has incurred significant operating losses as a result of its start-up activities. It began to market its products and services in late 1999, and believes that revenues from sales of these products and services will grow rapidly.

     Annex A to this prospectus describes Vast's business in detail.

     REVIEW OF CUSTOMER ACCOUNTS AND SALES AND MARKETING STRUCTURE. PageNet has reviewed its customers and prospects in each market in order to design a sales and marketing structure that is more closely aligned with its customers' needs and with PageNet's overall goal of profitable growth. This new sales structure, which was implemented in April of 1999, enables PageNet to sell a diversified portfolio of products to a sophisticated group of customers. This structure includes account segmentation and focused selling skills, career paths for all sales personnel, sales targets, training curriculums for each selling group, and competitive compensation plans. This structure was designed to increase PageNet's sales results and effectiveness but has not yet had a positive impact on sales results. As a result of price increases and increased competition in the marketplace for wireless communications services, PageNet's units in service have decreased each quarter from the third quarter of 1998 through the third quarter of 1999, and this trend is expected to continue through at least the first quarter of 2000. PageNet experienced its first year-to-year increase in average revenue per unit in 1998, although average revenue per unit has since declined during the second and third quarters of 1999. PageNet continues to review its pricing structure for all of its services.

SALES AND DISTRIBUTION

     PageNet's services are sold to its customers through both direct and indirect distribution channels. The direct channel consists of selling services to customers through local sales representatives who are PageNet employees calling on prospects and customers or taking orders at storefront locations, as well as sales completed through PageNet's internet store. The indirect channel consists of selling services to customers primarily through resellers. PageNet does not depend upon any single subscriber or reseller for a significant portion of its net revenues.

     As of September 30, 1999, direct sales accounted for approximately 48% of PageNet's overall units in service, and the indirect sales channel accounted for approximately 52%. In the direct channel, PageNet charges a monthly fee and either leases or sells its messaging devices to its customers. In the indirect channel, PageNet provides services to resellers under marketing agreements at wholesale monthly service rates. PageNet sells or leases messaging devices to resellers, who sell PageNet's services to end users. Resellers are responsible for all costs associated with servicing their customers. However, in some cases, resellers may contract with PageNet to provide billing and other customer service functions.

MARKETING

     PageNet promotes its products and services through a variety of programs, including television, print, newspaper, yellow pages advertising, and co-op programs with manufacturers and other third parties. Traditionally, PageNet has focused its marketing efforts primarily on business users, who represent the majority of its subscribers.

MESSAGING DEVICES AND TRANSMISSION EQUIPMENT

     PageNet currently purchases messaging devices from many sources, transmitters from Glenayre Technologies, Inc. and Motorola, Inc., and wireless messaging terminals from Glenayre. Motorola has announced its intention to discontinue manufacturing transmitters and other paging infrastructure during 2000, although it will continue to maintain and service existing infrastructure into the future. PageNet believes that it will be able to continue to purchase messaging devices from multiple sources.

     PageNet's technical functions include testing of new messaging devices and transmission equipment, designing wireless transmission systems and installing and maintaining transmitters to support PageNet's transmission system. Because of the compatibility among different transmitters, computers, and other messaging equipment, PageNet can design its systems without being dependent upon any single supplier.

     As of September 30, 1999, PageNet owned messaging devices having a net book value of approximately $198 million.

INTERNATIONAL OPERATIONS

     PageNet provides services in Canada similar to those offered in the United States through its wholly owned subsidiary, Paging Network of Canada Inc., and with its Canadian partner, Madison Venture Corp. PageNet has sales operations in Montreal, Ottawa, Quebec City, Toronto, and Vancouver. PageNet services a geographic area containing more than 75% of the population of Canada.

     PageNet holds a minority interest in a wireless messaging company in Brazil. PageNet, through its subsidiaries, also owns frequency licenses in the United Kingdom, Argentina, and Chile. PageNet recorded a provision for the impairment of the net assets of its Spanish subsidiary during the first quarter of 1999. PageNet is not actively considering opportunities for international expansion at this time.

COMPETITION

     PageNet has numerous competitors in all of the locations in which it operates. Competition in most geographic markets is based primarily on price, type and quality of service offered and geographic coverage. In addition to other wireless messaging companies, PageNet experiences significant competition from companies which provide real-time wireless voice communications and, more recently, also offer basic and advanced messaging services and internet access. Many of these competitors possess financial, technical and other resources greater than those of PageNet. PageNet's competitors currently include wireless messaging carriers such as AirTouch Paging/Vodafone, Arch, Bell Atlantic, Bell South Wireless Data, MCI/WorldCom/Skytel Communications, Inc., Metrocall, Inc., Nextel, RSR, Sprint PCS, and WebLink Wireless, Inc. (formerly known as PageMart Wireless).

     Future technological advances in the industry could create new services or products which could be competitive with the services provided by PageNet. PageNet continuously evaluates new technologies and applications in wireless services. However, PageNet cannot guarantee that it will not be adversely affected by technological changes in the marketplace.

TRADEMARKS

     PageNet markets its services under various names and marks, including PageNet(R), PageMail(R), PageMate(R), PageNet Nationwide(R), SurePage(R), FaxNow(R), and MessageNow(R), all of which are federally registered service marks. PageNet's federal mark registrations must be renewed at various times between 1999 and 2005. PageNet has filed applications with the United States patent and trademark office to register additional names and marks.

CORPORATE ORGANIZATION

     Historically, PageNet's subsidiaries operated as independent business units making their own staffing, administrative, operational and marketing decisions within guidelines established by the executive officers of PageNet. Effective December 31, 1998, PageNet merged a substantial number of its operating subsidiaries into PageNet, Inc., a first tier subsidiary of Paging Network, Inc. PageNet now has eight wholly-owned domestic subsidiaries. PageNet conducts its international operations through eleven wholly and partially owned subsidiaries.

SEASONALITY

     Generally, PageNet's results of operations are not significantly affected by seasonal factors. However, the number of holidays and adverse winter weather in the fourth and first quarters of the year result in fewer selling days. As a result, the growth rate of units placed in service has been somewhat lower during these periods.

EMPLOYEES

     PageNet had approximately 4,400 employees as of September 30, 1999. Of these, approximately 1,800 were engaged in administrative, customer service, and technical capacities at PageNet's headquarters and its centers of excellence. Approximately 2,600, including approximately 1,600 sales personnel, were employed in PageNet's domestic and international offices. In addition to its 4,400 employees, PageNet had approximately 1,700 temporary workers in various customer service and administrative roles as of September 30, 1999. As PageNet restructures its operations, redundant administrative and support positions currently held by fulltime employees are being eliminated and the number of temporary workers is being reduced. PageNet eliminated approximately 800 permanent and temporary positions during 1999. None of PageNet's employees is represented by a labor union, and PageNet believes employee relations are good.

PROPERTIES

     As of December 1, 1999, PageNet leased office space in 110 cities in 35 states in the United States and the District of Columbia, and in seven cities in four provinces in Canada. These leases expire, subject to renewal options, on various dates through December 31, 2007. As of December 31, 1999, PageNet is paying annualized rent of approximately $25 million. This amount includes amounts paid under leases that are to be closed as part of PageNet's restructuring, but excludes any potential income from subleasing these facilities. PageNet has announced its intention to suspend further consolidation during 2000 pending a determination as to the infrastructure to be used by the combined company following the merger. There are 15 leases which will be expiring before the second quarter of 2000, and PageNet will request extensions of these leases until December 31, 2000 if possible.

     PageNet also leases sites for its transmitters on commercial broadcast towers, buildings, and other structures. As of December 1, 1999, PageNet leased transmitter sites for approximately 10,000 -- 12,000 transmitters. A few local municipalities have imposed moratoria on the designation of new transmitter locations and/or the addition of new towers. Should these moratoria, or others, continue for an extended period of time, it could affect PageNet's and other wireless carriers' ability to offer coverage in those areas.

     In July 1996, PageNet purchased 44 acres of undeveloped land at the Legacy Office Park in Plano, Texas for a new corporate headquarters. During 1998, PageNet decided to lease, rather than build, a new corporate headquarters and subsequently entered into an agreement in December 1998 with Electronic Data Systems Corporation, the owner and developer of the Legacy Office Park, for the marketing and resale of the property. Beginning in June 1998, PageNet leased office space for its corporate headquarters in Dallas, Texas under a five-year lease term.

LEGAL PROCEEDINGS

     PageNet is involved in various lawsuits arising in the normal course of business. In management's opinion, the ultimate outcome of these lawsuits will not have a material adverse effect on PageNet's business, financial position, or results of operations.

                              PAGENET'S MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     The following table sets forth the name, age and position of PageNet's directors and executive officers as of December 1, 1999:

NAME                                   AGE                           POSITION
----                                   ---                           --------
Richard C. Alberding.................  68     Director
Lynn A. Bace.........................  46     Executive Vice President and Chief Administrative
                                                Officer
Hermann Buerger......................  55     Director
Julian B. Castelli...................  31     Senior Vice President and Chief Financial Officer and
                                              Acting Chief Financial Officer of Vast
Jeffrey M. Cunningham................  46     Director
J. Barry Duncan......................  42     Vice President and Controller
Gary J. Fernandes....................  55     Director
John P. Frazee, Jr. .................  55     Chairman of the Board of Directors and Chief Executive
                                                Officer
Scott D. Grimes......................  37     Senior Vice President of Vast -- Business Development
Mark A. Knickrehm....................  37     President and Chief Operating Officer of Vast
John S. Llewellyn....................  64     Director
Robert J. Miller.....................  54     Director
Lee M. Mitchell......................  55     Director
Edward W. Mullinix, Jr. .............  46     President and Chief Operating Officer
Timothy J. Paine.....................  45     Senior Vice President -- Customer Service
Douglas R. Ritter....................  41     Senior Vice President -- Sales
William G. Scott.....................  43     Senior Vice President and Chief Technology Officer of
                                              Vast
G. Robert Thompson...................  37     Senior Vice President -- Operations Staff
Ruth Williams........................  43     Senior Vice President, General Counsel and Assistant
                                                Secretary

     RICHARD C. ALBERDING has been a director of PageNet since 1994. From 1958 through 1991, Mr. Alberding held various management positions with Hewlett-Packard Co., including Executive Vice President. Mr. Alberding also serves as a director of Digital Microwave Corporation, Quickturn Design Systems, Inc., Kennametal, Inc., Digital Link Corp., Sybase, Inc., Walker Interactive Systems, Inc. and JLK Direct, Inc.

     LYNN A. BACE has served as Executive Vice President and Chief Administrative Officer of PageNet since June 1999. She served as Executive Vice President -- Sales and Marketing from December 1998 through June 1999, and as Senior Vice President -- Marketing from August 1998 to December 1998. Prior to that, Ms. Bace was employed in several executive positions with Kraft Foods, Inc. from September 1993 to April 1997, most recently as Executive Vice President and General Manager for a division of Kraft.

     HERMANN BUERGER has been a director of PageNet since 1998. Mr. Buerger has held the position of Executive Vice President and General Manager of North American Operations for Commerzbank AG since 1989. Mr. Buerger also serves as a director of Security Capital Group, Inc. and United Dominion Industries.

     JULIAN B. CASTELLI has served as Senior Vice President and Chief Financial Officer since June 1999. He also serves as Acting Chief Financial Officer of Vast, a position he has held since December 1999. Mr. Castelli served as Vice President and Treasurer for PageNet from July 1998 to June 1999. Prior to joining PageNet, Mr. Castelli was employed by McKinsey & Company, an international consulting firm, from August 1995 to July 1998, serving as Engagement Manager from June 1997. Mr. Castelli served in the Corporate Finance Department of Goldman, Sachs & Co. as an analyst from 1990 to 1993.

     JEFFREY M. CUNNINGHAM has been a director of PageNet since 1998. Mr. Cunningham has served as the President of Planet Direct, an internet media company and majority owned subsidiary of CMGI, Inc., since December 1998. Previously, Mr. Cunningham served as President and Chief Executive Officer of Knowledge Universe, an internet media company, from July 1998 through December 1998. From June 1993 through July 1998, Mr. Cunningham was the Group Publisher for Forbes, Inc. Mr. Cunningham also serves as a director of Countrywide Credit, Inc., Data General Corp. and Schindler Holdings.

     J. BARRY DUNCAN has served as Vice President and Controller for PageNet since October 1998 and as Corporate Controller from May 1995 to October 1996. Mr. Duncan served as Vice President of Finance for the Southwest Region of Unisource Worldwide, Inc. from October 1996 to October 1998, and as Corporate Controller for Dal-Tile International from February 1994 to May 1995.

     GARY FERNANDES has been a director of PageNet since 1999. Mr. Fernandes has held the position of managing partner of Convergent Partners LLC, a private equity capital investment firm since January 1999. Mr. Fernandes previously held the position of Vice Chairman as well as other senior management positions with Electronic Data Systems Corporation from 1969 through 1999. Mr. Fernandes also serves as a director of 7-Eleven Inc. and John Wiley & Sons, Inc.

     JOHN P. FRAZEE, JR. has been a director of PageNet since 1995 and has served as Chairman of the Board of Directors and Chief Executive Officer since June 1999. From August 1997 through June 1999, Mr. Frazee served as Chairman of the Board, President and Chief Executive Officer of PageNet. Mr. Frazee was a private investor from August 1993 to August 1997. Mr. Frazee also serves as a director of Security Capital Group, Inc., Dean Foods Company and Homestead Village Incorporated.

     SCOTT D. GRIMES has served as Senior Vice President -- Business Development for Vast since December 1999 and served in a similar capacity for the wireless solutions operations of PageNet from June 1999 through December 1999. Prior to that time he served as Senior Vice-President -- Advanced Wireless Integration Group for PageNet from January 1999 to June 1999, and as Senior Vice
President -- Sales Development and Operations for PageNet from April 1998 to January 1999. From 1991 to April 1998, Mr. Grimes was employed by McKinsey & Company, an international consulting firm, where he served as a Partner beginning in 1996.

     MARK A. KNICKREHM has served as President and Chief Operating Officer of Vast since December 1999 and has been responsible for the wireless solutions operations of PageNet since June 1999. He served as Executive Vice President and Chief Financial Officer for PageNet from February 1998 through June 1999. Mr. Knickrehm was employed by McKinsey & Company, an international consulting firm, from 1989 to February 1998, where he served as a Partner beginning in 1995.

     JOHN S. LLEWELLYN, JR. has been a director of PageNet since 1997. From 1982 to his retirement in 1997, Mr. Llewellyn held various management positions with Ocean Spray Cranberries, Inc., including Chief Executive Officer. Mr. Llewellyn also serves as a director of Dean Foods Company.

     ROBERT J. MILLER has been a director of PageNet since 1999. From 1989 to January 1999, Mr. Miller served as the governor of Nevada. Upon his retirement, Mr. Miller became a partner in the law firm of Jones Vargas in Las Vegas, Nevada. Mr. Miller also serves as a director of Newmont Mining Corporation and Zenith National Insurance Corp.

     LEE M. MITCHELL has been a director of PageNet since 1991. Mr. Mitchell is a partner in Thoma Cressey Equity Partners, successor to Golder, Thoma, Cressey, Rauner, Inc., an investment firm for which Mr. Mitchell has been a principal since 1994. Mr. Mitchell also serves as a director of the Chicago Stock Exchange.

     EDWARD W. MULLINIX, JR. has served as President and Chief Operating Officer of PageNet since June 1999. He served as Executive Vice President -- Operations for PageNet from February 1998 through June 1999, and as Senior Vice
President -- Strategic Planning from November 1997 to February 1998. From September 1995 to October 1997, Mr. Mullinix served as Senior Vice President of Finance and Administration and Chief Financial Officer of The Haskell Company. He was Vice President -- Finance for LCI, Ltd. From August 1994 to April 1995.

     TIMOTHY J. PAINE has served as Senior Vice President -- Customer Service for PageNet since March 1998. Prior to joining PageNet, Mr. Paine served in various positions for American Express Travel Related Services, Inc. from 1982 to March 1998, most recently as Vice President of Credit and Operations for the new accounts branch of American Express Centurion Bank.

     DOUGLAS R. RITTER has served as Senior Vice President -- Sales for PageNet since January 1999. Mr. Ritter served as Senior Vice President -- Corporate Development for PageNet from February 1998 to January 1999 and as Vice President -- Corporate Development for PageNet from December 1997 to February 1998. Mr. Ritter served as Vice President -- Business Planning for PageNet from January 1996 to December 1997 and as Vice President -- New Business Development for PageNet from July 1993 to January 1996.

     WILLIAM G. SCOTT has served as Senior Vice President and Chief Technology Officer of Vast since December 1999 and served in a similar capacity for the wireless solutions operations of PageNet from June 1999 through December 1999. He served as Senior Vice President -- Systems and Technology for PageNet from February 1997 to June 1999, and as Vice President -- Systems and Technology for PageNet from December 1995 to February 1997. Prior to joining PageNet, Mr. Scott served as President of Lion Software, Inc. from 1993 to 1995.

     G. ROBERT THOMPSON has served as Senior Vice President -- Staff Operations since June 1999. He also served as Senior Vice President -- Process Improvement for PageNet from November 1998 to June 1999. Mr. Thompson served as Vice President -- Finance for PageNet from February 1995 to November 1998 and was Corporate Controller for PageNet from 1990 to 1995.

     RUTH WILLIAMS has served as Senior Vice President, General Counsel and Assistant Secretary for PageNet since May 1997. Prior to joining PageNet, Ms. Williams was Associate General Counsel for First Data Corporation from September 1996 to April 1997. Ms. Williams was employed by Automatic Data Processing, Inc. from 1986 to 1996, most recently as Staff Vice President and Associate General Counsel.

COMPENSATION OF DIRECTORS

     Directors that are also full-time officers of PageNet do not receive any additional compensation for serving on the board or its committees. Directors who are not full-time officers receive an annual retainer of $20,000, plus $1,500 for each meeting they attend in person, $1,000 for each teleconference meeting in which they participate, and reimbursement for traveling costs and other out-of-pocket expenses incurred. Directors who serve on one or more committees receive $5,000 per year for their service. Directors who serve as a chairman of one or more of these committees receive an additional $5,000 per year.

     In addition, pursuant to PageNet's 1992 director compensation plan, each non-employee director is granted an option to purchase 45,000 shares of PageNet common stock. The exercise price is the fair market value on the date of grant. The options vest in five equal annual installments so long as the person remains a director of PageNet. In addition to these initial grants, subsequent grants to purchase an additional 45,000 shares are made to each director on the date that the options granted to such director under the 1992 director compensation plan become fully exercisable. The exercise price for these options is also the fair market value on the date of the grant. These options vest in five equal annual installments so long as the person remains a director of PageNet.

     The 1992 director compensation plan also allows a director to waive his or her right to the cash retainer and meeting fees and in lieu thereof:

     - receive the number of shares of PageNet common stock equal to the dollar amount of the annual retainer, meeting and other fees due for such year;

     - defer receipt of all compensation until a designated future date, and invest such compensation in an interest-bearing account; or

     - defer receipt of all compensation until a designated future date, and invest such compensation in a phantom stock account whose value will increase and decrease with the value of PageNet's stock.

In 1998, each director waived his rights to cash payments and elected to receive deferred shares of PageNet common stock. Messrs. Alberding, Buerger, Fernandes, Llewellyn, and Mitchell elected to defer their compensation to phantom stock units in 1999. Messrs. Cunningham and Miller elected to receive their 1999 compensation in cash.

SUMMARY COMPENSATION TABLE

     The following table sets forth information concerning the annual and long-term compensation paid by PageNet for services rendered in all capacities for the years ended December 31, 1998, 1997 and 1996 of (i) PageNet's chief executive officer, (ii) those persons who were, at December 31, 1998, the other four most highly compensated executive officers of PageNet, and (iii) Lynn A. Bace, executive vice president and chief administrative officer. Positions indicated are as of December 1, 1999.

                                            ANNUAL COMPENSATION                LONG-TERM COMPENSATION
                                  ----------------------------------------    ------------------------
                                                                                            SECURITIES
                                                                              RESTRICTED    UNDERLYING          ALL
                                                                                STOCK        OPTIONS           OTHER
                                  YEAR     SALARY      BONUS       OTHER      AWARDS($)      (SHARES)     COMPENSATION(1)
                                  ----    --------    --------    --------    ----------    ----------    ---------------
John P. Frazee, Jr. ............  1998    $671,875    $430,000    $115,246(2)        --     $  100,000        $ 2,333
  Chairman and                    1997     279,571(3)  150,000      50,938(4)   100,000(5)     600,000         20,000(6)
  Chief Executive Officer         1996          --          --          --           --             --         16,250(6)
Mark A. Knickrehm(7)............  1998     266,036     230,000(8)       --           --        300,000             --
  Executive Vice President &
    Chief
  Operating Officer of Vast
Edward W. Mullinix, Jr.(9)......  1998     247,916     120,000      43,158(10)        --        50,000          3,750
  President and Chief Operating   1997      45,337      60,000          --                     250,000
  Officer
William G. Scott................  1998     224,583      72,000          --           --         20,000          5,000
  Senior Vice President and
    Chief                         1997     215,000      80,000          --       55,313(11)    113,464          4,750
  Technology Officer of Vast      1996     172,982      75,000       8,942(12)        --            --             --
Ruth Williams...................  1998     220,000      74,800          --           --         20,000             --
  Senior Vice President &         1997     143,333(13)   58,000    115,250(12)        --       125,000          3,123
  General Counsel
Lynn A. Bace(14)................  1998      93,750      51,000          --           --        250,000             --
  Executive Vice President
  and Chief Administrative
    Officer

---------------
 (1) Represents matching contributions to PageNet's 401(k) Plan, except where noted.

 (2) Includes housing allowance of $66,158.

 (3) Annual compensation for 1997 represents compensation for the period from August 4, 1997, when Mr. Frazee became chairman, president & chief executive officer of PageNet, through December 31, 1997.

 (4) Includes payment of $23,214 to defray expenses associated with relocation to the Dallas, Texas area.

 (5) Represents the fair market value on the date of grant of 11,510 shares of PageNet common stock awarded to Mr. Frazee on August 4, 1997.

 (6) Represents compensation for services rendered as a non-employee director of PageNet.

 (7) Annual compensation for 1998 represents compensation for the period from February 4, 1998, when Mr. Knickrehm became employed with PageNet as its executive vice president and chief financial officer through December 31, 1998.

 (8) Includes a $100,000 employment bonus and $130,000 paid as an annual bonus for performance in 1998.

 (9) Mr. Mullinix joined PageNet on November 3, 1997 as senior vice president of strategic planning, and was promoted to executive vice president -- operations of PageNet on February 4, 1998.

(10) Includes payment of $41,589 made to Mr. Mullinix to defray expenses associated with relocation to the Dallas, Texas area.

(11) Represents the fair market value on the date of grant of 5,000 shares of PageNet common stock awarded to Mr. Scott on February 2, 1997, vesting at the rate of 20% per year beginning on February 2, 1998 through 2002, contingent upon meeting certain performance goals.

(12) Represents payments made to defray expenses associated with relocation to the Dallas, Texas area.

(13) Annual compensation for 1997 represents compensation for the period from May 1, 1997, when Ms. Williams became senior vice president and general counsel of PageNet, through December 31, 1997.

(14) Annual compensation for 1998 represents compensation for the period from August 19, 1998, when Ms. Bace became senior vice president of marketing through December 31, 1998. On December 16, 1998, Ms. Bace was elected to the position of executive vice president -- sales and marketing.

OPTION GRANTS IN 1998

     The following table sets forth information on grants of options to purchase PageNet common stock during the year ended December 31, 1998, to (i) PageNet's chief executive officer, (ii) those persons who were, at December 31, 1998, the other four most highly compensated executive officers of PageNet, and (iii) Lynn
A. Bace, executive vice president and chief administrative officer of PageNet.

                                NUMBER OF    PERCENTAGE OF
                                 SHARES      TOTAL OPTIONS
                               UNDERLYING     GRANTED TO                                        PRESENT VALUE
                                 OPTIONS       EMPLOYEES                                           ON DATE
NAME                           GRANTED (1)      IN 1998      EXERCISE PRICE   EXPIRATION DATE    OF GRANT(2)
----                           -----------   -------------   --------------   ---------------   -------------
John P. Frazee, Jr. .........    100,000          2.0%          $12.9375         01/29/08        $  730,000
Mark A. Knickrehm............    300,000          5.9%           12.9375         02/04/08         2,192,100
Edward W. Mullinix, Jr. .....     50,000          1.0%           12.9375         01/29/08           365,000
William G. Scott.............     20,000            *            12.9375         01/29/08           146,000
Ruth Williams................     20,000            *            12.9375         01/29/08           146,000
Lynn A. Bace.................    250,000          4.9%            9.5625         08/19/08         1,372,000

---------------
 *  Less than 1%

(1) All options are exercisable only so long as employment continues or within limited periods following termination of employment. All options have a term of 10 years. All options vest in five equal annual installments beginning on the date of the grant, except that all of such options would vest at the closing of the merger by virtue of a change in control of the ownership of PageNet.

(2) The determination of the present value of PageNet common stock on the date of the grant is based on the Black-Scholes pricing model. Estimated values under the Black-Scholes model are based on standard assumptions as to variables in the model such as stock price volatility, projected future dividend yield and interest rates. In addition, the estimated value is discounted for potential forfeiture due to vesting schedules. The discount rate is consistent with PageNet's employment turnover experience over time. The estimated Black-Scholes values above are based on a range of values for the key variable. The range reflects different values in effect on the grant date of the option: volatility -- ranged from .559 to .583; dividend yield -- 0%; turnover -- 8% per year; risk-free interest rate -- yield to maturity of 10-year treasury note at grant date (rates ranged from 5.41% to 5.56%). The actual value, if any, that an executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised. There is no assurance that the value realized by an executive will be at or near the value estimated using a Black-Scholes model. Currently, all such stock options have no value because the trading price of PageNet shares is below the option exercise prices.

AGGREGATE OPTION EXERCISES IN 1998 AND YEAR-END OPTION VALUES

     The following table sets forth information related to the unexercised options to purchase PageNet common stock that were granted during the year ended December 31, 1998, and prior years under PageNet's 1991 stock option plan to the named officers and held by them at December 31, 1998.

                                                                NUMBER OF UNEXERCISED          VALUE OF UNEXERCISED
                                                                    OPTIONS HELD            IN-THE-MONEY OPTIONS HELD
                                SHARES                          AT DECEMBER 31, 1998         AT DECEMBER 31, 1998(1)
                              ACQUIRED ON                    ---------------------------   ----------------------------
NAME                           EXERCISE     VALUE REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE    UNEXERCISABLE
----                          -----------   --------------   -----------   -------------   -----------    -------------
John P. Frazee, Jr..........       0              0            476,000        269,000           0               0
Mark A. Knickrehm...........       0              0            120,000        180,000           0               0
Edward W. Mullinix, Jr......       0              0            120,000        180,000           0               0
William G. Scott............       0              0             71,642         61,822           0               0
Ruth Williams...............       0              0             58,000         87,000           0               0
Lynn A. Bace................       0              0             50,000        200,000           0               0

---------------
(1) Based on the difference between the exercise price of each option and $4.68 the last reported sales price of PageNet common stock on the last trading date in 1998.

CONTRACTS RELATED TO EMPLOYMENT

     PageNet and Mr. Frazee entered into an employment agreement on August 4, 1997. This agreement provides that Mr. Frazee is to be employed until July 31, 1998. The agreement is automatically extended for one-year periods unless either PageNet or Mr. Frazee notifies the other party of termination not less than 90 days prior to the beginning of any one-year renewal period. Mr. Frazee's base salary is $675,000 and he has a target bonus of $350,000 if PageNet achieves the objectives established by the board of directors. The employment agreement also provides that at least 40% of the bonus is to be paid in shares of PageNet common stock. The board of directors gave Mr. Frazee his 1997 and 1998 bonuses in cash, with the understanding that he would use 40% or more of the bonus to purchase Page Net common stock in the public market. In 1997, Mr. Frazee purchased shares in excess of this requirement. Upon signing the employment agreement, Mr. Frazee was granted options to purchase 600,000 shares of common stock, all of which have vested. Mr. Frazee also was awarded 11,510 shares of PageNet common stock under PageNet's 1997 restricted stock plan. In addition, PageNet provides Mr. Frazee with transportation to and from his residence in Florida.

CHANGE OF CONTROL SEVERANCE PLAN

     On January 20, 1999, the board of directors approved a severance plan which would provide benefits to substantially all of PageNet's employees in the event of a "change of control" of PageNet. "Change of control" is defined as any merger, sale or other transaction which results in 35% or more of PageNet common stock being held by an outsider, or any change in the composition of a majority of the board of directors. This definition is consistent with the change of control provisions that trigger accelerated vesting under PageNet's 1991 employee stock option plan. The severance plan provides for severance amounts ranging from 50% to 200% of an employee's annual salary and bonus compensation. The amount an employee will receive depends upon the employee's position at PageNet. Payments are made in one lump sum payment if an employee suffers an involuntary or deemed termination within 12 months after the change of control. In contemplation of the merger, PageNet's board of directors approved an increase in the severance percentages applicable to John P. Frazee, Mark A. Knickrehm, Edward W. Mullinix, Jr., Lynn A. Bace and up to one other officer from 200% to 300% of their annual salary and bonus compensation, in December of 1999.

                        PAGENET'S PRINCIPAL STOCKHOLDERS

     The following table sets forth information on the beneficial ownership of PageNet's common stock as of December 1, 1999 by:

     - each person who is known by PageNet to beneficially own more than 5% of its outstanding shares of common stock;

     - each current director of PageNet;

     - PageNet's chief executive officer and the other named executive officers of PageNet; and

     - all of PageNet's current executive officers and directors as a group.

                                                           NUMBER OF SHARES AND
                                                           NATURE OF BENEFICIAL      PERCENT OF
NAME                                                           OWNERSHIP(1)        COMMON STOCK(2)
----                                                       --------------------    ---------------
Wellington Management Company, LLP.......................       5,770,500(3)             5.6%
75 State Street, Boston, MA 02109
Richard C. Alberding.....................................          47,307(4)               *
Hermann Buerger..........................................          41,810(5)               *
Jeffrey M. Cunningham....................................          18,000(6)               *
Gary J. Fernandes........................................           9,000(7)               *
John P. Frazee, Jr.......................................       1,006,060(8)               *
Mark A. Knickrehm........................................         166,000(9)               *
John S. Llewellyn, Jr....................................         27,437(10)               *
Robert J. Miller.........................................          9,000(11)               *
Lee M. Mitchell..........................................         71,621(12)               *
Edward W. Mullinix, Jr...................................        227,000(13)               *
William G. Scott.........................................         93,547(14)               *
Ruth Williams............................................         77,000(15)               *
All executive officers and directors as a group (19
  persons)...............................................      2,332,202(16)            2.24%

---------------
  * Less than 1%

 (1) Unless otherwise indicated, each person has sole voting and investment power over the shares listed. These numbers include options vested and exercisable as of December 1, 1999 or within 60 days after such date.

 (2) The total number of shares of PageNet common stock outstanding as of December 1, 1999 is 103,960,240.

 (3) Information has been obtained from the Form 13F filed by Wellington Management Company, LLP as of November 15, 1999. Wellington has sole investment discretion and sole voting power with respect to 4,250,500 and 2,260,500 shares, respectively. Wellington has shared investment discretion and shared voting power with Wellington Trust Company, NA with respect to 1,520,000 shares. Wellington has no authority to vote 1,990,000 shares.

 (4) Includes 45,000 shares subject to options that are vested and exercisable within 60 days.

 (5) Includes 18,000 shares subject to options that are vested and exercisable within 60 days.

 (6) Includes 18,000 shares subject to options that are vested and exercisable within 60 days.

 (7) Includes 9,000 shares subject to options that are vested and exercisable within 60 days.

 (8) Includes 882,900 shares subject to options that are vested and exercisable within 60 days.

 (9) Includes 166,000 shares subject to options that are vested and exercisable within 60 days.

(10) Includes 27,000 shares subject to options that are vested and exercisable within 60 days.

(11) Includes 9,000 shares subject to options that are vested and exercisable within 60 days.

(12) Includes 63,000 shares subject to options that are vested and exercisable within 60 days.

(13) Includes 226,000 shares subject to options that are vested and exercisable within 60 days.

(14) Includes 85,643 shares subject to options that are vested and exercisable within 60 days.

(15) Includes 77,000 shares subject to options that are vested and exercisable within 60 days.

(16) Includes 2,154,453 shares subject to options that are vested and exercisable within 60 days.

                              THE COMBINED COMPANY

BUSINESS

     The combined company to be formed by the merger of Arch and PageNet will be one of the leading wireless communications companies in the United States. On a pro forma basis at September 30, 1999, the combined company would have had approximately 16.1 million units in service, total assets of $3.0 billion and total debt, less current maturities, of $1.8 billion, assuming that all of the outstanding discount notes are exchanged for common stock. For the year ended December 31, 1998 and the nine months ended September 30, 1999, the combined company would have had pro forma total revenues of $1.9 billion and $1.4 billion, respectively, adjusted pro forma EBITDA of $599.0 million and $403.5 million, respectively, and net loss before extraordinary item and cumulative effect of accounting change of $251.6 million and $285.5 million, respectively. This excludes the impact of expected operational cost synergies. For the nine month period ended September 30, 1999, the combined company's pro forma cash flows provided by operating activities, used in investing activities and provided by financing activities would have been $332.6 million, $805.5 million and $698.9 million, respectively. The adjusted pro forma cash flow information assumes that the merger and related transactions had been effected as of January 1, 1998. Leverage for the combined company on a pro forma basis, as measured by the ratio of total debt to annualized adjusted pro forma EBITDA for the nine months ended September 30, 1999, would have been 3.3 to 1.0. This also excludes the impact of expected operational cost synergies. Adjusted pro forma EBITDA is EBITDA, net of restructuring charges and bankruptcy related expenses, equity in loss of affiliates, income tax benefit, interest and non-operating expenses
(net), extraordinary items and amortization of deferred gain on tower sale. See "Unaudited Pro Forma Condensed Consolidated Financial Statements."

     PageNet and Arch believe that the combined company will be well positioned to compete effectively in the highly competitive wireless communications industry for the following reasons. The combination of PageNet's broad range of wireless products and new advanced wireless network with Arch's extensive national accounts and strong sales and marketing infrastructure should significantly benefit both companies' operations and should position the combined company to compete more effectively. Among other significant benefits, the merger should give customers of the combined company greater access to an expanded range of wireless products and services, along with greater ubiquity of coverage and reliability with the consolidation of the two companies' networks. Expanded service offerings will include Internet-based wireless information, as well as such advanced services as guaranteed messaging over PageNet's advanced wireless network. The market now includes a broader set of wireless competitors such as broadband PCS and other wireless technologies. Arch and PageNet believe that the combination of their strong distribution vehicles will provide a base upon which to more effectively compete and to expand the combined company's business beyond the historical focus on paging.

STRATEGY

     Arch expects the combined company to execute the following strategy:

     The combined company will offer expanded products and services. The combined company plans to immediately offer a broader spectrum of products and services to a larger number of customers than either Arch or PageNet currently offers by itself. Furthermore, the combination of PageNet's existing N-PCS network, together with Arch's customer base, marketing abilities and innovative customer service and support platform should facilitate the development, commercialization and introduction of advanced communications products and services that management believes Arch must provide in order to compete effectively in the fast-paced, constantly changing wireless communications industry.

     Arch intends to combine its expertise in direct marketing and retail distribution with the technologically-advanced network over which PageNet plans to offer an expanding array of advanced messaging services. Not only does PageNet hold N-PCS licenses, it has invested heavily in infrastructure and software development to develop new services to offer. The combined company will apply Arch's marketing skill to PageNet's advanced service capabilities to expand the number of customers using these advanced services. Arch and PageNet believe that the size of their combined customer base will create greater incentives for equipment manufacturers to engage in research and development and the deployment of new equipment for its subscribers.

     The combination will create significant economic efficiencies. The combined company will also work to identify redundant managerial and administrative functions to eliminate without material impact on customer service. In addition, the combined company should be able to reduce its costs by gradually improving the operating processes of the combined company and by taking advantage of opportunities to obtain efficiency gains.

     The merger will result in a financially stronger company. The combined company will be financially stronger than Arch or PageNet individually. As part of the merger, as much as $1.584 billion of Arch and PageNet debt (assuming 100% of the Arch discount notes and PageNet senior subordinated notes are exchanged) will be converted into Arch common stock. As a result, the combined company will have a significantly lower overall leverage ratio. The combined company projects $1.6 billion in annualized revenue and annualized EBITDA of $536.4 million. The combined company's leverage ratio would be reduced to less than 3.5 times EBITDA. This reduction in leverage should assist the combined company in making the capital investments necessary to execute its strategy.

MANAGEMENT

     The combined company's board of directors will consist of six designees of the current Arch board, three designees of the PageNet board and up to three designees of PageNet's three largest noteholders. If any of such noteholders do not designate directors for themselves, Arch's current board will designate additional directors instead, so that there may be up to nine Arch nominees.

     The board is expected to consist of the following persons:

             NAME                   TERM EXPIRES      NOMINATED BY
             ----                   ------------      ------------
                                                      Arch
                                                      Arch
                                                      Arch          For biographical information,
                                                      Arch          see "Arch's Management"
                                                      Arch
                                                      Arch
                                                      PageNet
                                                      PageNet       For biographical information,
                                                      PageNet       see "PageNet's Management"

     None of PageNet's three largest noteholders has informed Arch or PageNet who it intends to nominate.

     Mr. Frazee will become chairman of the board of the combined company, Mr. Baker will continue to serve as chief executive officer and Arch's other executive officers will retain their current positions.

UNAUDITED FINANCIAL PROJECTIONS AND OPERATIONAL COST SYNERGIES

     Arch and PageNet have developed the unaudited combined company projections contained in Annex E. The projections consist of projected operating and financial results for the six months ending December 31, 2000 and the year ending December 31, 2001. The projections assume that the merger and related transactions will take place as of June 30, 2000. The projections have been prepared for filing with the bankruptcy court if PageNet commences a bankruptcy case.

     THE COMBINED COMPANY PROJECTIONS WERE NOT PREPARED TO COMPLY WITH THE GUIDELINES FOR PROSPECTIVE FINANCIAL STATEMENTS PUBLISHED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS. NEITHER THE INDEPENDENT ACCOUNTANTS FOR ARCH NOR THE INDEPENDENT AUDITORS FOR PAGENET HAVE EXAMINED OR COMPILED THE ACCOMPANYING PROJECTIONS AND ACCORDINGLY DO NOT EXPRESS AN OPINION OR ANY OTHER FORM OF ASSURANCE WITH

RESPECT TO THE PROJECTIONS, ASSUME NO RESPONSIBILITY FOR THE PROJECTIONS AND DISCLAIM ANY ASSOCIATION WITH THE PROJECTIONS.

     ARCH AND PAGENET DO NOT PUBLISH PROJECTIONS OF THEIR RESPECTIVE ANTICIPATED FINANCIAL POSITION OR RESULTS OF OPERATIONS. ACCORDINGLY, ARCH AND PAGENET DO NOT INTEND, AND DISCLAIM ANY OBLIGATION TO:

     - FURNISH UPDATED COMBINED COMPANY PROJECTIONS,

     - INCLUDE SUCH UPDATED INFORMATION IN ANY DOCUMENTS WHICH MAY BE REQUIRED TO BE FILED WITH THE SEC, OR

     - OTHERWISE MAKE SUCH UPDATED INFORMATION PUBLICLY AVAILABLE.

     THE PROJECTIONS, ALTHOUGH PRESENTED WITH NUMERICAL SPECIFICITY, ARE BASED UPON A SERIES OF ESTIMATES AND ASSUMPTIONS WHICH, ALTHOUGH CONSIDERED REASONABLE BY ARCH AND PAGENET, MAY NOT BE REALIZED, AND ARE INHERENTLY SUBJECT TO SIGNIFICANT BUSINESS, ECONOMIC AND COMPETITIVE UNCERTAINTIES AND CONTINGENCIES, MANY OF WHICH ARE BEYOND THE CONTROL OF ARCH AND PAGENET. NO REPRESENTATIONS CAN BE OR ARE MADE AS TO WHETHER ACTUAL RESULTS WILL MEET THE RESULTS SET FORTH IN THE COMBINED COMPANY PROJECTIONS. SOME ASSUMPTIONS INEVITABLY WILL NOT MATERIALIZE, AND EVENTS AND CIRCUMSTANCES OCCURRING SUBSEQUENT TO THE DATE ON WHICH THE PROJECTIONS WERE PREPARED MAY BE DIFFERENT FROM THOSE ASSUMED OR MAY BE UNANTICIPATED AND, ACCORDINGLY, MAY AFFECT FINANCIAL RESULTS IN A MATERIAL AND POSSIBLY ADVERSE MANNER. THE PROJECTIONS, THEREFORE, MAY NOT BE RELIED UPON AS A GUARANTEE OR OTHER ASSURANCE OF THE ACTUAL RESULTS THAT WILL OCCUR. SEE "FORWARD-LOOKING STATEMENTS."

                     DESCRIPTION OF PAGENET'S COMMON STOCK

     PageNet's authorized capital stock consists of 250,000,000 shares of common stock and 25,000,000 shares of preferred stock. Each share, held by 735 stockholders of record, has a par value of $.01. On December 1, 1999, there were 103,960,240 shares of common stock outstanding and no shares of preferred stock issued and outstanding.

     The following summary of certain provisions of PageNet common stock and preferred stock is not intended to be complete and is qualified by reference to the provisions of applicable law and to PageNet's certificate of incorporation and by-laws. See "Where You Can Find More Information."

COMMON STOCK

     Holders of common stock are entitled to one vote per share. They are entitled to receive dividends when and if declared by PageNet's board of directors and to share, on the basis of their shareholdings, in the assets of PageNet that are available for distribution to its stockholders in the event of liquidation. Holders of common stock have no preemptive, subscription, redemption or conversion rights. All outstanding shares of common stock are fully paid and nonassessable. Holders of common stock do not have cumulative voting rights.

                    DESCRIPTION OF ARCH'S EQUITY SECURITIES

     Arch's authorized capital stock consists of 65,000,000 shares of common stock, 10,000,000 shares of Class B common stock and 10,000,000 shares of preferred stock, consisting of 300,000 shares of Series B preferred stock, 250,000 shares of Series C preferred stock and 9,450,000 additional shares of preferred stock. Each share has a par value of $.01. On December 20, 1999, there were 47,229,297 outstanding shares of common stock held by approximately stockholders of record, 3,968,150 outstanding shares of Class B common stock held by three stockholders of record and 250,000 outstanding shares of Series C preferred stock held by nine stockholders of record.

     The following summary of certain provisions of Arch common stock, Class B common stock, preferred stock, Series C preferred stock, warrants and Arch's certificate of incorporation and by-laws is not intended to be complete and is qualified by reference to the provisions of applicable law and to the certificate of incorporation and by-laws. To learn how to obtain copies of the certificate of incorporation and by-laws, see "Where You Can Find More Information."

COMMON STOCK

     Holders of common stock are entitled to one vote per share. They are entitled to receive dividends when and if declared by Arch's board of directors and to share, on the basis of their shareholdings, in the assets of Arch that are available for distribution to its stockholders in the event of liquidation. These rights of the common stock are subject to any preferences or participating or similar rights of any series of preferred stock that is outstanding at the time. Holders of common stock have no preemptive, subscription, redemption or conversion rights. All outstanding shares of common stock are fully paid and nonassessable. Holders of common stock do not have cumulative voting rights.

CLASS B COMMON STOCK

     The Class B common stock is identical to common stock, except that holders of Class B common stock are not entitled to vote in the election of directors and are entitled to 1/100th of a vote per share on all other matters. Class B common stock and common stock vote together as a single class, except as otherwise required by law.

     Class B common stock was originally issued only to four stockholders, who acted as standby purchasers in connection with Arch's acquisition of MobileMedia. Shares of Class B common stock were issued only to the extent that the standby purchasers and their affiliates would otherwise have owned, in the aggregate, more than 49.0% of the outstanding shares of capital stock of Arch generally entitled to vote in the election of directors or more than 49.0% of the voting power of the outstanding voting shares upon consummation of the MobileMedia acquisition, assuming the conversion of all convertible securities and assuming the exercise of all warrants held by the standby purchasers and their affiliates. Any shares of Class B common stock transferred by any standby purchaser to any transferee other than another standby purchaser automatically convert into an equal number of shares of common stock. Class B Common Stock has been used so that the issuance of stock to the standby purchasers in connection with the MobileMedia acquisition would not trigger the change of control repurchase provisions contained in the indentures governing certain outstanding indebtedness of Arch. See "Description of Other Indebtedness."

PREFERRED STOCK

     Arch's board of directors is authorized, without any further action by the stockholders of Arch, to issue preferred stock from time to time in one or more series and to fix the voting, dividend, conversion, redemption and liquidation rights and preferences of any such series and whatever other designations, preferences and special rights Arch's board of directors may decide upon. Arch does not have any present plans to issue shares of its preferred stock, other than the shares of Series C preferred stock currently outstanding.

SERIES C PREFERRED STOCK

     The Series C preferred stock has the rights and preferences summarized below:

     Conversion. The Series C preferred stock was convertible into common stock at an initial conversion rate of 6.06 shares of common stock for each share of Series C preferred stock, subject to certain adjustments. These adjustments include the issuance of common stock, or rights or options for common stock, at a price less than the market price of common stock. The conversion of the Series C preferred stock automatically adjusts on a quarterly basis to reflect the accrual of dividends to the extent that dividends are not paid on a current basis in cash or stock. Until January 1, 2000, the conversion rate will be 6.7444-to-1, so that 1,686,101 shares of common stock are issuable upon the conversion of all shares of Series C preferred stock in the aggregate. This aggregate number of common shares increases by approximately 32,000 shares per quarter.

     Dividends. The Series C preferred stock earns dividends at an annual rate of 8.0% payable when declared quarterly in cash or, at Arch's option, through the issuance of shares of common stock valued at 95% of the then prevailing market price. If not paid quarterly, dividends accumulate and become payable upon redemption or conversion of the Series C preferred stock or upon liquidation of Arch.

     Voting Rights. So long as at least 50% of the Series C preferred stock remains outstanding, the holders of the Series C preferred stock have the right, voting as a separate class, to designate one member of the boards of directors of Arch and a principal subsidiary. The director has the right to be a member of any committee of either board of directors. On all other matters, the Series C preferred stock and the common stock vote together as a single class. Each share of Series C preferred stock is entitled to as many votes as the number of shares of common stock into which it is convertible (6.7444 prior to January 1, 2000).

     Redemption. Holders of Series C preferred stock may require Arch to redeem the Series C preferred stock in the year 2005. Arch may elect to pay the redemption price in cash or in common stock valued at 95% of its then prevailing market price. Series C preferred stock is subject to redemption for cash or common stock at Arch's option in specified circumstances.

     Liquidation Preference. Upon liquidation, dissolution or winding up of Arch, before any distribution or payment is made to holders of common stock, Arch must pay to the holders of Series C preferred stock $100.00 per share of Series C preferred stock, subject to specified adjustments, plus any accrued and unpaid dividends on such shares of Series C preferred stock. If the assets of Arch are insufficient to permit full payment of such liquidation preferences to the holders of Series C preferred stock, then the assets will be distributed pro rata among the holders of the Series C preferred stock.

WARRANTS

     In connection with the MobileMedia acquisition, Arch issued:

     - warrants to acquire up to 1,225,220 shares of common stock to the standby purchasers and

     - warrants to acquire up to 14,861,424 shares of common stock to persons who were holders of record of common stock and Series C preferred stock on January 27, 1999.

     Each warrant represents the right to purchase one-third of one share of common stock. The warrant exercise price is $3.01 per warrant ($9.03 per share). This exercise price was determined by negotiations between Arch and MobileMedia. These warrants will expire on September 1, 2001.

     As partial payment for the convertible subordinated debentures Arch repurchased in October 1999, Arch issued warrants to purchase 540,487 shares of common stock at $9.03 per share. These warrants expire on September 1, 2001.

     The warrant exercise price or the number of shares purchasable upon exercise of the warrants is subject to adjustment from time to time upon the occurrence of stock dividends, stock splits, reclassifications, issuances of stock or options at prices below prevailing market prices and other events described in the warrant agreement. Arch may irrevocably reduce the warrant exercise price for any period of at least 20 calendar days to any amount that exceeds the par value of common stock.

FOREIGN OWNERSHIP RESTRICTIONS

     Under the Communications Act, not more than 25% of Arch's capital stock may be owned or voted by aliens or their representatives, a foreign government or its representative or a foreign corporation if the FCC finds that the public interest would be served by denying such ownership. See "Industry Overview -- Regulation". Accordingly, Arch's certificate of incorporation provides that Arch may redeem outstanding shares of its stock from certain holders if the continued ownership of such stock by such holders, because of their foreign citizenship or otherwise, would place the FCC licenses held by Arch in jeopardy. Required redemptions, if any, will be made at a price per share equal to the lesser of the fair market value of the shares, as defined in the certificate of incorporation, or, if such shares were purchased within one year prior to the redemption, the purchase price of such shares.

ANTI-TAKEOVER PROVISIONS

     Certain provisions of Delaware law and Arch's certificate of incorporation and by-laws may have the effect of delaying, making more difficult or preventing a change in control or acquisition of Arch by means of a tender offer, a proxy contest or otherwise. These provisions, as summarized below, are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of Arch to first negotiate with Arch. Arch believes that the benefits of increased protection of Arch's potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure Arch outweigh the disadvantages of discouraging such proposals because, among other things, negotiations with respect to such proposals could result in an improvement of their terms.

  Rights Plan

     Under Arch's preferred stock rights plan, each outstanding share of common stock has attached to it one purchase right. Each purchase right entitles its holder to purchase from Arch a unit consisting of one one-thousandth of a share of Series B preferred stock at a cash purchase price of $150.00 per preferred stock unit, subject to adjustment. The purchase rights automatically attach to and trade together with each share of common stock.

     The purchase rights are not exercisable or transferable separately from the shares of common stock to which they are attached until ten business days following the earlier of:

     - a public announcement that an acquiring person, or group of affiliated or associated acquiring persons, has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the outstanding shares of the common stock, or up to 33% in certain specified circumstances described below, or

     - the commencement of a tender offer or exchange offer that would result in a person or group individually owning 30% or more of then outstanding shares of common stock.

     The purchase rights will not become exercisable, however, if the acquiring person offers to purchase all outstanding shares of common stock and Arch's independent directors determine that such offer is fair to Arch's stockholders and in their best interests.

     If the purchase rights become exercisable, each holder of a purchase right, other than the acquiring person, will have the right to use the exercise price of the purchase right ($150.00) to purchase shares of common stock at one-half of their then current market price. All purchase rights that are beneficially owned by an acquiring person will become null and void in such circumstances.

     If an acquiring person acquires common stock and either:

     - Arch is acquired in a merger or other business combination transaction in which Arch is not the surviving corporation or the common stock is changed or exchanged, except for a merger that follows an offer determined to be fair by Arch's independent directors as described above, or

     - 50% or more of Arch's assets or earning power is sold or transferred, then each holder of a purchase right, other than the acquiring person, will have the right to use the exercise price of the purchase right ($150.00) to purchase shares of common stock of the acquiring company at one-half of their then current market price.

     The purchase rights are not currently exercisable. In connection with the MobileMedia acquisition, Arch amended the preferred stock rights plan to permit each standby purchaser to acquire, without becoming an acquiring person, up to
(1) the number of shares distributed to it or purchased by it in connection with the MobileMedia acquisition, plus (2) an additional 5% of the outstanding common stock, but in no event more than a total of 33% of such outstanding stock for W.R. Huff, 27% for Whippoorwill, 26% for CS First Boston, 15.5% for Northwestern Mutual or 19.0% for Resurgence. The standby purchasers will not be considered to be a group for purposes of the preferred stock rights plan solely because of performance of their contractual commitments as standby purchasers.

     Arch has further amended the plan to permit the PageNet merger to take place without causing the purchase rights to become exercisable.

  Classified Board of Directors

     Arch's certificate of incorporation and by-laws provide that Arch's board of directors will be divided into three classes, with the terms of each class expiring in a different year. The by-laws provide that the number of directors will be fixed from time to time exclusively by the board of directors, but shall consist of not more than 15 nor less than three directors. A majority of the board of directors then in office has the sole authority to fill in any vacancies on the board of directors. The certificate of incorporation provides that directors may be removed only by the affirmative vote of holders of at least 80% of the voting power of all then outstanding shares of stock, voting together as a single class.

  Stockholder Actions and Meetings

     Arch's certificate of incorporation provides that stockholder action can be taken only at an annual or special meeting of stockholders and prohibits stockholder action by written consent in lieu of a meeting. The certificate of incorporation and by-laws provide that special meetings of stockholders can be called by the chairman of the board, pursuant to a resolution approved by a majority of the total number of directors which Arch would have if there were no vacancies on the board of directors, or by stockholders owning at least 20% of the stock entitled to vote at the meeting. The business permitted to be conducted at any special meeting of stockholders is limited to the business brought before the meeting by the chairman of the board, or at the request of a majority of the members of the board of directors, or as specified in the stockholders' call for a meeting.

     The by-laws set forth an advance notice procedure with regard to the nomination of candidates for election as directors who are not nominees of the board of directors. The by-laws provide that any stockholder entitled to vote in the election of directors generally may nominate one or more persons for election as directors only if detailed written notice has been given to the Secretary of Arch within specified time periods.

  Amendment of Certain Provisions of Arch's Certificate of Incorporation and By-laws

     Arch's certificate of incorporation requires the affirmative vote of the holders of at least 80% of the voting power of all then outstanding shares of stock, voting together as a single class, to amend specified provisions of the certificate of incorporation. These include provisions relating to the removal of directors, the prohibition on stockholder action by written consent instead of a meeting, the procedural requirements of stockholder meetings and the adoption, amendment and repeal of certain articles of the by-laws.

  Consideration of Non-Economic Factors in Acquisitions

     Arch's certificate of incorporation empowers Arch's board of directors, when considering a tender offer or merger or acquisition proposal, to take into account factors in addition to potential economic benefits to stockholders. These factors may include: (1) comparison of the proposed consideration to be received by stockholders in relation to the then current market price of the capital stock, the estimated current value of Arch in a freely negotiated transaction, and the estimated future value of Arch as an independent entity; (2) the impact of such a transaction on the subscribers and employees of Arch and its effect on the communities in which Arch operates; and (3) the ability of Arch to fulfill its objectives under applicable statutes and regulations.

  Restrictions on Purchases of Stock by Arch

     Arch's certificate of incorporation prohibits Arch from repurchasing any shares of Arch's stock from any person, entity or group that beneficially owns 5% or more of Arch's then outstanding voting stock at a price exceeding the average closing price for the twenty trading business days prior to the purchase date, unless a majority of Arch's disinterested stockholders approves the transaction. A disinterested stockholder is a person who holds less than 5% of the voting power of Arch. This restriction on purchases by Arch does not apply to (1) any offer to purchase a class of Arch's stock which is made on the same terms and conditions to all holders of the class of stock, (2) any purchase of stock owned by such a 5% stockholder occurring more than two years after such stockholder's last acquisition of Arch's stock, (3) any purchase of Arch's stock in accordance with the terms of any stock option or employee benefit plan, or
(4) any purchase at prevailing marketing prices pursuant to a stock repurchase program.

  "Blank Check" Preferred Stock

     Arch's board of directors is authorized, without any further action by the stockholders of Arch, to issue preferred stock from time to time in one or more series and to fix the voting, dividend, conversion, redemption and liquidation rights and preferences of any such series and whatever other designations, preferences and special rights the board of directors may determine. The issuance of preferred stock, while providing desirable flexibility in connection with possible financings, acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of the holders of common stock and, under certain circumstances, be used as a means of discouraging, delaying or preventing a change of control in Arch.

  Delaware Anti-Takeover Statute

     Section 203 of the Delaware corporations statute is applicable to publicly held corporations organized under the laws of Delaware, including Arch. Subject to various exceptions, Section 203 provides that a corporation may not engage in any "business combination" with any "interested stockholder" for a three-year period after such stockholder becomes an interested stockholder unless the interested stockholder attained that status with the approval of the board of directors or the business combination is approved in a prescribed manner. A "business combination" includes mergers, asset sales and other transactions which result in a financial benefit to the interested stockholder. Subject to various exceptions, an interested stockholder is a person who, together with affiliates and associates, owns 15% or more of the corporation's outstanding voting stock or was the owner of 15% or more of the outstanding voting stock within the previous three years. Under certain circumstances, Section 203 makes it more difficult for an interested stockholder to effect various business combinations with a corporation for a three-year period. The stockholders may elect not to be governed by Section 203, by adopting an amendment to the corporation's certificate of incorporation or by-laws which becomes effective twelve months after adoption. Arch's certificate of incorporation and by-laws do not exclude Arch from the restrictions imposed by Section 203. It is anticipated that the provisions of Section 203 may encourage companies interested in acquiring Arch to negotiate in advance with Arch's board of directors.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for common stock is The Bank of New York, 101 Barclay Street, New York, New York 10286.

REGISTRATION RIGHTS

     Each holder of Class B common stock has demand registration rights which may be exercised no more than twice. Arch has also agreed to provide these stockholders "piggyback" registration rights with respect to other offerings filed by Arch. The holders of Series C preferred stock and the former stockholders of PageCall are also entitled to registration rights.

                          DESCRIPTION OF INDEBTEDNESS

ARCH

     Arch and its principal operating subsidiaries each have substantial amounts of outstanding indebtedness that provide necessary funding and impose various limitations on Arch's operations.

  Secured Credit Facility

     A principal operating subsidiary has a secured credit facility in the current total amount of $581.0 million with The Bank of New York, Royal Bank of Canada, Toronto Dominion (Texas), Inc., Barclays Bank, PLC and other financial institutions.

     The facility consists of a $175.0 million reducing revolving Tranche A facility, a $100.0 million Tranche B facility and a $306.0 million Tranche C facility. The Tranche A Facility will be reduced on a quarterly basis commencing on September 30, 2000 and will mature on June 30, 2005. The Tranche B Facility converted into a term loan on June 27, 1999 and will be amortized in quarterly installments commencing September 30, 2000, with an ultimate maturity date of June 30, 2005. The Tranche C Facility will be amortized in annual installments commencing December 31, 1999, with an ultimate maturity date of June 30, 2006.

     Arch and substantially all of its operating subsidiaries are either borrowers or guarantors under the secured credit facility. Direct obligations and guarantees under the facility are secured by a pledge of the capital stock of all principal operating subsidiaries and by security interests in various assets.

     Borrowings under the secured credit facility bear interest based on a reference rate equal to either The Bank of New York's alternate base rate or The Bank of New York's LIBOR rate, in each case plus a margin determined by specified ratios of total debt to annualized EBITDA.

     The secured credit facility requires payment of fees on the daily average amount available to be borrowed under the Tranche A facility. These fees vary depending on specified ratios of total debt to annualized EBITDA.

     The secured credit facility contains restrictions that limit, among other things:

     - additional indebtedness and encumbrances on assets;

     - cash dividends and other distributions;

     - mergers and sales of assets;

     - the repurchase or redemption of capital stock;

     - investments;

     - acquisitions that exceed certain dollar limitations without the lenders' prior approval; and

     - prepayment of indebtedness other than indebtedness under the secured credit facility.

     In addition, the secured credit facility requires Arch and its subsidiaries to meet certain financial covenants, including ratios of EBITDA to fixed charges, EBITDA to debt service, EBITDA to interest service and total indebtedness to EBITDA.

  Subsidiary's Senior Notes

     Another principal operating subsidiary has the following issues of unsecured senior notes outstanding:

PRINCIPAL AMOUNT     INTEREST
ACCRETED AT 9/30/99    RATE      MATURITY DATE     INTEREST PAYMENT DATES
-------------------  --------   ----------------   ----------------------
$125.0 million        9 1/2%    February 1, 2004   February 1, August 1
$100.0 million           14%    November 1, 2004   May 1, November 1
$127.5 million       12 3/4%    July 1, 2007       January 1, July 1
$139.8 million       13 3/4%    April 15, 2008     April 15, October 1

  Redemption

     The subsidiary may choose to redeem any amounts of these senior notes during the periods indicated in the following table. The redemption prices will equal the indicated percentages of the principal amount of the notes, together with accrued and unpaid interest to the redemption date:

                 9 1/2% SENIOR NOTES
------------------------------------------------------
REDEMPTION DATE                       REDEMPTION PRICE
---------------                       ----------------
February 1, 1999 to January 31, 2000     104.750 %
February 1, 2000 to January 31, 2001     103.167 %
February 1, 2001 to January 31, 2002     101.583 %
On or after February 1, 2002             100.000 %

                   14% SENIOR NOTES
------------------------------------------------------
REDEMPTION DATE                       REDEMPTION PRICE
---------------                       ----------------
November 1, 1999 to October 31, 2000     107.000 %
November 1, 2000 to October 31, 2001     104.625 %
November 1, 2001 to October 31, 2002     102.375 %
On or after November 1, 2002             100.000 %

                 12 3/4% SENIOR NOTES
------------------------------------------------------
REDEMPTION DATE                       REDEMPTION PRICE
---------------                       ----------------
July 1, 2003 to June 30, 2004            106.375 %
July 1, 2004 to June 30, 2005            104.250 %
July 1, 2005 to June 30, 2006            102.125 %
On or after July 1, 2006                 100.000 %

                 13 3/4% SENIOR NOTES
------------------------------------------------------
REDEMPTION DATE                       REDEMPTION PRICE
---------------                       ----------------
April 15, 2004 to April 14, 2005         106.875 %
April 15, 2005 to April 14, 2006         104.583 %
April 15, 2006 to April 14, 2007         102.291 %
On or after April 15, 2007               100.000 %

     In addition, until July 1, 2001, the subsidiary may elect to use the proceeds of a qualifying equity offering to redeem up to 35% in principal amount of the 12 3/4% senior notes until July 1, 2001, or up to 35% in principal amount of the 13 3/4% senior notes until April 15, 2002, at a redemption price equal to 112.75% of the principal amount of the 12 3/4% senior notes or 113.75% of the principal amount of the 13 3/4% senior notes, together with accrued interest. The subsidiary may make such redemption, however, only if 12 3/4% senior notes with an aggregate principal amount of at least $84.5 million remain outstanding immediately after giving effect to any such redemption of 12 3/4% senior notes, and only if 13 3/4% senior notes with an aggregate principal amount of at least $95.6 million remain outstanding immediately after giving effect to any such redemption of 13 3/4% senior notes. Arch is not, however, obligated to redeem any 12 3/4% senior notes or 13 3/4% senior notes with the proceeds of any equity offering.

  Restrictive Covenants

     The indentures for the senior notes limit the ability of specified subsidiaries to pay dividends, incur secured or unsecured indebtedness, incur liens, dispose of assets, enter into transactions with affiliates, guarantee parent company obligations, sell or issue stock and engage in any merger, consolidation or sale of substantially all of their assets.

  Changes in Control

     Upon the occurrence of a change of control of Arch or a principal operating subsidiary, each holder of senior notes has the right to require repurchase of its senior notes for cash. The repurchase prices for the four series of senior notes vary from 101% to 102% of the principal amount of such notes plus accrued and unpaid interest to the date of repurchase. A change of control of a corporation, as defined in the indentures, includes:

     - the acquisition by a person or group of beneficial ownership of the majority of securities having the right to vote in the election of directors;

     - specified types of changes in the board of directors;

     - the sale or transfer of all or substantially all of the corporation's assets or

     - merger or consolidation with another corporation which results in a person or group becoming the beneficial owner of a majority of the securities of the surviving corporation having the right to vote in the election of directors.

  Events of Default

     The following constitute events of default under the indentures:

     - a default in the timely payment of interest on the senior notes if such default continues for 30 days;

     - a default in the timely payment of principal of, or premium, if any, on any of the senior notes either at maturity, upon redemption or repurchase, by declaration or otherwise;

     - the borrowers' failure to observe or perform any of their other covenants or agreements in the senior notes or in the indenture, but generally only if the failure continues for a period of 30 or 60 days after written notice of default;

     - specified events of bankruptcy, insolvency or reorganization involving the borrowers;

     - a default in timely payment of principal, premium or interest on any indebtedness for borrowed money aggregating $5.0 million or more in principal amount;

     - the occurrence of an event of default as defined in any indenture or instrument involving at least $5.0 million aggregate principal amount of indebtedness for borrowed money that gives rise to the acceleration of such indebtedness;

     - the entry of one or more judgments, orders or decrees for the payment of more than a total of $5.0 million, net of any applicable insurance coverage, against the borrowers or any of their properties; or

     - the holder of any secured indebtedness aggregating at least $5.0 million in principal amount seeks foreclosure, set-off or other recourse against assets of the borrowers having an aggregate fair market value of more than $5.0 million.

  Arch's Discount Notes

     In March 1996, Arch issued discount notes representing $467.4 million in aggregate principal amount at maturity. The discount notes are scheduled to mature on March 15, 2008. The discount notes were issued at a substantial discount from the principal amount due at maturity. Interest does not accrue on the discount notes prior to March 15, 2001. After that date, interest will accrue at the rate of 10 7/8% per year, payable semi-annually on March 15 and September 15, commencing September 15, 2001.

     Arch may choose to redeem any amount of discount notes on or after March 15, 2001 at the following redemption prices, together with accrued and unpaid interest to the redemption date:

REDEMPTION DATE                                                 REDEMPTION PRICE
---------------                                           ----------------------------
March 15, 2001 to March 14, 2002                          104.078% of principal amount
March 15, 2002 to March 14, 2003                          102.719% of principal amount
March 15, 2003 to March 14, 2004                          101.359% of principal amount
On or after March 15, 2004                                100.000% of principal amount

     The indenture for the discount notes contains restrictive covenants, change in control provisions and events of default that are generally comparable to those of the senior notes described above.

  Arch's Convertible Debentures

     Arch has outstanding $4.5 million in principal amount of 6 3/4% convertible subordinated debentures due 2003. Interest is payable twice a year on June 1 and December 1. The convertible debentures are scheduled to mature on December 1, 2003. The principal amount of the convertible debentures is currently convertible into common stock at a conversion price of $50.25 per share at any time prior to redemption or maturity.

     Arch may choose to redeem any amount of the convertible debentures at any time, at the following redemption prices, together with accrued and unpaid interest to the redemption date:

REDEMPTION DATE                                                 REDEMPTION PRICE
---------------                                           ----------------------------
December 1, 1997 to November 30, 1998                     104.050% of principal amount
December 1, 1998 to November 30, 1999                     103.375% of principal amount
December 1, 1999 to November 30, 2000                     102.700% of principal amount
December 1, 2000 to November 30, 2001                     102.025% of principal amount
December 1, 2001 to November 30, 2002                     101.350% of principal amount
December 1, 2002 to November 30, 2003                     100.675% of principal amount
On or after December 1, 2003                              100.000% of principal amount

     The convertible debentures represent senior unsecured obligations of Arch and are subordinated to senior indebtedness of Arch, as defined in the indenture. The indenture does not contain any limitation or restriction on the incurrence of senior indebtedness or other indebtedness or securities of Arch or its subsidiaries.

     Upon the occurrence of a fundamental change, as defined in the indenture, each holder of convertible debentures has the right to require Arch to repurchase its convertible debentures for cash, at a repurchase price of 100% of the principal amount of the convertible debentures, plus accrued interest to the repurchase date. The following constitute fundamental changes:

     - acquisition by a person or a group of beneficial ownership of stock of Arch entitled to exercise a majority of the total voting power of all capital stock, unless such beneficial ownership is approved by the board of directors;

     - specified types of changes in Arch's board of directors;

     - any merger, share exchange, or sale or transfer of all or substantially all of the assets of Arch to another person, with specified exceptions;

     - the purchase by Arch of beneficial ownership of shares of its common stock if the purchase would result in a default under any senior debt agreements to which Arch is a party; or

     - distributions of common stock by Arch to its stockholders in specified circumstances.

     The following constitute events of default under the indenture:

     - a default in the timely payment of any interest on the convertible debentures if such default continues for 30 days;

     - a default in the timely payment of principal or premium on any convertible debenture at maturity, upon redemption or otherwise;

     - a default in the performance of any other covenant or agreement of Arch that continues for 30 days after written notice of such default;

     - a default under any indebtedness for money borrowed by Arch that results in more than $5.0 million of indebtedness being accelerated; or

     - the occurrence of certain events of bankruptcy, insolvency or reorganization with respect to Arch.

PAGENET

     Because the exchange offer and the merger is subject to the requirement that at least 97.5% of the PageNet senior subordinated notes are tendered and not withdrawn in the exchange offer, the maximum aggregate principal amount of the senior subordinated notes that may remain outstanding after the Arch merger is $30,000,000. Alternatively, if the merger is approved in accordance with the terms of the prepackaged plan of reorganization under chapter 11 of the Bankruptcy Code, none of the senior subordinated notes will be outstanding after the merger. If any senior subordinated notes remain outstanding after the Arch merger, they will remain obligations of PageNet, which will become a wholly owned subsidiary of Arch.

     The terms of the senior subordinated notes that are the subject of the exchange offer made by this prospectus are as follows:

  8.875% senior subordinated notes due 2006

     The 8.875% notes are limited in aggregate principal amount to $300,000,000 and bear interest at the rate of 8.875% per annum, payable semi-annually on February 1 and August 1 of each year. The 8.875% notes are subject to redemption, as a whole or in part, at any time after February 1, 1999, at the following redemption prices: 104.438% of the face amount in 1999, 102.959% of the face amount in 2000, 101.479% of the face amount in 2001 and at 100% of the face amount each year thereafter, together with accrued interest up to the date of the redemption.

  10.125% senior subordinated notes due 2007

     The 10.125% notes are limited in aggregate principal amount to $400,000,000 and bear interest at the rate of 10.125% per annum, payable semi-annually on February 1 and August 1 of each year. The 10.125% notes are subject to redemption, as a whole or in part, at any time after August 1, 2000, at the following redemption prices: 105.0625% of the face amount in 2000, 103.3750% of the face amount in 2001, 101.6875% of the face amount in 2002 and at 100% of the face amount each year thereafter, together with accrued interest up to the date of the redemption.

  10% senior subordinated notes due 2008

     The 10% notes are limited in aggregate principal amount to $500,000,000 and bear interest at the rate of 10% per annum, payable semi-annually on April 15 and October 15 of each year. The 10% notes are subject to redemption, as a whole or in part, at any time after October 15, 2001, at the following redemption prices: 105% of the face amount in 2001, 103.333% of the face amount in 2002, 101.667% of the face amount in 2003 and at 100% of the face amount each year thereafter, together with accrued interest up to the date of the redemption.

                            COMPARISON OF RIGHTS OF
                   PAGENET STOCKHOLDERS AND ARCH STOCKHOLDERS

     The rights of PageNet stockholders are currently governed by Delaware corporate law and PageNet's certificate of incorporation and by-laws. Upon completion of the merger, PageNet's stockholders will become stockholders of Arch and their rights as Arch stockholders will be governed by Delaware corporate law and Arch's certificate of incorporation and by-laws. There are a number of differences between the rights of PageNet stockholders and Arch stockholders. The following is a brief summary of the material differences between the rights of Arch stockholders and the rights of PageNet stockholders.

AUTHORIZED CAPITAL

  Arch

     Arch is authorized to issue 85,000,000 shares of all classes of stock, 65,000,000 of which are shares of common stock, par value $.01 per share, 10,000,000 of which are shares of Class B common stock, par value $.01 per share, and 10,000,000 of which are shares of preferred stock, par value $.01 per share. Arch's board of directors is authorized, subject to Delaware corporate law and without further approval of its stockholders, to issue shares of preferred stock from time to time in one or more series and to fix the designations, powers, preferences and other rights and qualifications, limitations and restrictions on any series of preferred stock. As of December 20, 1999, there were 47,229,297 shares of common stock issued and outstanding, 3,968,150 shares of Class B common stock issued and outstanding, no shares of Series B preferred stock issued and outstanding and 250,000 shares of Series C convertible preferred stock issued and outstanding.

     Class B Common Stock. Shares of Arch's Class B common stock are identical in all respects to shares of Arch's common stock, except that:

     - a holder of Class B common stock is not entitled to vote in the election of directors and is entitled to 1/100th vote per share of common stock on all other matters voted on by Arch's stockholders;

     - shares of Class B common stock will automatically convert into an identical number of shares of common stock upon the transfer of Class B common shares to any person or entity, other than a Class B holder. A "Class B holder" is defined as:

        - any person or entity that received shares of Class B common stock in the initial distribution of those shares;

        - any person or entity that, when taken together with any person or entity that received shares of Class B common stock in the initial distribution, constitutes a "person" or "group," as defined in sections 13(d) and 14(d) of the Securities and Exchange Act of 1934; or

        - any affiliate of the preceding persons or entities.

     The holder that is transferring its shares of Class B common stock must certify to Arch:

        - the number of shares of Class B common stock being transferred; and

        - that, to its knowledge, after due inquiry, the shares of Class B common stock are not being transferred to a Class B holder; and

     Shares of Class B common stock may be converted at any time into an identical number of shares of common stock, if the holder of the Class B common shares certifies to Arch that:

        - the holder has transferred a stated number of shares of Class B common stock; and

        - that, to its knowledge, after due inquiry, the shares of common stock are not being transferred to a Class B holder; and

     provided, that the number of shares of Class B common stock being converted may not exceed the number of shares of common stock being transferred.

     Series C Preferred Stock. Arch's Series C preferred stockholders are entitled to receive annual dividends, payable quarterly, of 8% per share. So long as Arch's common stock remains listed on the Nasdaq National Market, Arch, at its option, may pay dividends on the Series C preferred stock in fully registered, fully paid and nonassessable shares of common stock, valued at 95% of its then prevailing market price. Arch's Series C preferred stock ranks senior to Arch's common stock and Series B preferred stock as to the payment of dividends. Dividends on the Series C preferred stock are cumulative and accrue on a daily basis whether or not declared by Arch's board of directors and whether or not any funds are legally available for the payment of dividends.

     In the event of Arch's liquidation, dissolution or winding up, Arch must pay to the holders of Series C preferred stock $100.00 per share of Series C preferred stock plus all accrued and unpaid dividends. If the assets of Arch are insufficient to permit full payment of such liquidation preferences to the holders of Series C preferred stock, then the assets will be distributed pro rata among the holders of Series C preferred stock. Arch's Series C preferred stock ranks senior to Arch's common stock and Series B junior preferred stock, as to the distribution of assets upon the liquidation, dissolution or winding up of Arch.

     Series C preferred stockholders may convert their shares of Series C preferred stock into shares of Arch common stock at a rate determined by dividing $100.00 per share, plus all accrued and unpaid dividends, by a conversion price of $5.50 per share. The conversion of Series C preferred stock automatically adjusts on a quarterly basis to reflect the accrual of dividends to the extent that dividends are not paid on a current basis in cash or stock. Until January 1, 2000, the conversion rate will be 6.7444 to 1, so that 1,686,101 shares of Arch common stock are issuable upon the conversion of all shares of Series C preferred stock in the aggregate. This aggregate number of common shares increases by approximately 32,000 shares per quarter.

     In addition, on or after the third anniversary of the issuance of the Series C preferred stock, Arch is entitled to cause the conversion of all of the shares of Series C preferred stock into shares of Arch common stock at a rate determined by dividing $100.00 per share, plus all accrued and unpaid dividends, by a conversion price of $5.50 per share, provided, however, that Arch may not convert the Series C preferred stock unless the average closing price for its common stock for the thirty trading days prior to the conversion is greater than $11.00 per share. Arch is not entitled to cause the conversion of any Series C preferred stock at any time prior to the third anniversary of the issuance of the Series C preferred stock.

     On or after the seventh anniversary of the issuance of the Series C preferred stock, each Series C preferred stockholder may require Arch, at Arch's sole option, to either:

     - redeem its shares of Series C preferred stock, in whole or in part, in cash, at a price equal to $100.00 per share, plus all accrued and unpaid dividends; or

     - so long as Arch's common stock is listed on the Nasdaq National Market System or other national securities exchange, convert its shares of Series C preferred stock into fully registered, fully paid and nonassessable shares of Arch common stock, valued at 95% of its then prevailing market price.

     On or after the third anniversary of the issuance of the Series C preferred stock, Arch has the right to redeem all, but not less than all, of the outstanding shares of Series C preferred stock, in cash, at a price equal to $100.00 per share, plus all accrued and unpaid dividends, plus a "make whole payment." The "make whole payment" is equal to:

     - On or after the seventh anniversary of the issuance of the Series C preferred stock, zero;

     - On or after the fifth anniversary, but prior to the seventh anniversary, of the issuance of the Series C preferred stock, an amount equal to the excess, if any, of:

        - an amount sufficient to provide a Series C preferred stockholder with a compounded internal rate of return of 20%, measured from the original issuance date of the Series C preferred stock to the date of redemption, based on an initial investment of $100.00 per share of Series C preferred stock, over

        - $100.00, plus all accrued and unpaid dividends, per share of Series C preferred stock; and

     - On or after the third anniversary, but prior to the fifth anniversary, of the issuance of the Series C preferred stock, an amount equal to the excess, if any, of:

        - an amount sufficient to provide a Series C preferred stockholder with a compounded internal rate of return of 25%, measured from the original issuance date of the Series C preferred stock to the date of redemption, based on an initial investment of $100.00 per share of Series C preferred stock, over

        - $100.00, plus all accrued and unpaid dividends, per share of Series C preferred stock.

     Upon a change of control of Arch, each Series C preferred stockholder will have the right to require Arch, at Arch's option, to either:

     - redeem its shares of Series C preferred stock, in cash, at a price equal to 105% of $100.00 per share, plus all accrued and unpaid dividends; or

     - convert its shares of Series C preferred stock, at a price equal to 105% of $100.00 per share, plus all accrued and unpaid dividends, into fully registered, fully paid and nonassessable shares of Arch common stock, valued at 95% of their market price.

     Each share of Arch's Series C preferred stock is entitled to one vote for each share of Arch common stock into which a share of Series C preferred stock could then be converted. Series C preferred stockholders are entitled to vote, together with common stockholders, upon all matters submitted to a vote of Arch's common stockholders. In addition, so long as at least 50% of the shares of Series C preferred stock remains outstanding, the holders of Series C preferred stock have the right voting as a separate class, to designate one member of the boards of directors of Arch and a principal subsidiary. The director has the right to be a member of any committee of either board of directors. Each share of Series C preferred stock is entitled to as many votes as the number of shares of Arch common stock into which it is convertible (6.7444 prior to January 1, 2000).

     Unless approved by a majority of the outstanding shares of Series C preferred stock, voting together as a single class, Arch may not:

     - authorize, increase the authorized number of, or issue any shares of stock ranking senior to the Series C preferred stock or, so long as at least 50% of the shares of Series C preferred stock issued on the original issuance date remain outstanding, on a parity with the Series C preferred stock;

     - increase the authorized number of, or issue any shares of Series C preferred stock;

     - amend Arch's certificate of incorporation so as to reduce the number of authorized shares of Series C preferred stock below the number then outstanding or adversely affect the powers, preferences or special rights of the Series C preferred stock; or

     - reclassify any shares of stock so as to rank senior to the Series C preferred stock or, so long as at least 50% of the shares of Series C preferred stock issued on the original issuance date remain outstanding, on a parity with the Series C preferred stock.

     In addition, at any time prior to the third anniversary of the issuance of the Series C preferred stock, Arch may not participate in any merger or consolidation, in which its outstanding securities are converted into securities, cash or other property, or sell all or substantially all of its assets without the prior approval a majority of the outstanding shares of Series C preferred stock, voting as a single class, unless the conditions in any of the following paragraphs are satisfied:

     - at least 50% of the total consideration to be received by Arch or its stockholders is cash and the consideration payable to the Series C preferred stockholders for each share of Series C preferred stock or on an "as converted" basis with respect to the common stock underlying each share of Series C preferred stock is not less than the greater of (i) $150.00 or (ii) an amount sufficient to provide a Series C preferred stockholder with a compounded internal rate of return of 30%, measured from the original issuance date of the Series C preferred stock to the date of redemption, based on an initial investment of $100.00 per share of Series C preferred stock, provided that this is not meant to limit the amount that a Series C preferred stockholder may be entitled to receive on an "as converted" basis;

     - less than 50% of the total consideration to be received by Arch or its stockholders is cash, the Series C preferred stock is assumed by the surviving entity and the surviving entity maintains a ratio of total consolidated debt, including preferred stock, to total consolidated operating cash flow that does not exceed 6.5 to 1; or

     - if the conditions in the preceding two paragraphs are not satisfied, Arch has offered, at its election, to redeem the Series C preferred stock in cash at a price per share equal to the greater of (i) $150.00 or (ii) an amount sufficient to provide a Series C preferred stockholder with a compounded internal rate of return of 30%, measured from the original issuance date of the Series C preferred stock to the date of redemption, based on an initial investment of $100.00 per share of Series C preferred stock.

     Each Series C preferred stockholder is entitled to a preemptive right, unless waived by a majority of the outstanding shares of Series C preferred stock, to purchase on a pro rata basis any "new securities" that Arch proposes to issue if the issuance reflects a price per share for Arch's common stock that is less than $5.50. "New securities" are defined as any shares of Arch common stock, any rights, options or warrants to purchase shares of common stock and any securities that may be converted into shares of common stock, except that the definition of "new securities" does not include:

     - securities issued in the acquisition of another corporation;

     - shares of, or options or other rights to purchase, common stock issued to employees, officers, directors or consultants of Arch pursuant to any arrangement approved by Arch's board of directors;

     - shares of common stock issuable upon conversion of outstanding preferred stock or other convertible securities; or

     - stock issued in connection with a stock split, stock dividend, recapitalization, reclassification or other similar events.

  PageNet

     PageNet is authorized to issue 275,000,000 shares of all classes of stock, 250,000,000 of which are shares of common stock, par value $.01 per share, and 25,000,000 of which are shares of preferred stock, par value $.01 per share. As of December 1, 1999, there were 103,960,240 shares of common stock issued and outstanding and no shares of preferred stock issued and outstanding.

STOCKHOLDERS RIGHTS AGREEMENT

  Arch

     Arch's preferred stock rights plan is described under "Description of Arch's Equity Securities -- Antitakeover Provisions -- Rights Plan."

  PageNet

     Under PageNet's stock purchase rights plan, each outstanding share of PageNet common stock has attached to it one common share purchase right. Each purchase right entitles its holder to purchase from PageNet one share of PageNet common stock at a cash purchase price of $150.00 per share. The purchase rights automatically attach to and trade together with each share of PageNet common stock.

     The purchase rights are not exercisable or transferable separately from the shares of PageNet common stock to which they are attached until ten business days following the earlier of:

     - a public announcement that an acquiring person, or group of affiliated or associated acquiring persons, has acquired, or obtained the right to acquire, beneficial ownership of 20%;

     - the commencement or announcement of a tender offer or exchange offer that would result in a person or group individually owning 20% or more of the then outstanding shares of PageNet common stock; or

     - the declaration of the board of directors that a person which has become the beneficial owner of more than 10% of PageNet's then outstanding shares of common stock is an adverse person. A person may be deemed an adverse person if (a) the board determines, after a reasonable inquiry, that such person's ownership is likely to cause PageNet to either repurchase such shares or place pressure on PageNet to enter into a transaction that not serve the long term best interests of PageNet but would provide such person with a short term financial gain or (b) such ownership is likely to have a material adverse impact on the business or prospects of PageNet.

     PageNet's board of directors may redeem the rights at a price of $.01 per right, in whole or in part, at any time prior to ten business days following:

     - the first public announcement that a person has become an acquiring person;

     - the declaration by the board of directors that a person is an adverse person; or

     - the expiration of the rights on September 24, 2004.

Thereafter, the rights may be redeemed in connection with certain acquisitions not involving any acquiring person or adverse person or in certain circumstances following a disposition of shares by the acquiring person or adverse person.

     If a purchase right becomes exercisable, each holder of a purchase right, other than an acquiring person, will have the right to purchase at an exercise price of $150.00, shares of PageNet common stock at a price equal to one-half of their current market price. All purchase rights that are beneficially owned by an acquiring person will become null and void in such circumstances.

     If an acquiring person acquires common stock and:

     - PageNet is acquired in a merger or other business combination transaction in which PageNet is not the surviving corporation or the common stock is changed or exchanged; or

     - 50% or more of PageNet's assets or earning power is sold or transferred;

each holder of a purchase right, other than the acquiring person, will have the right to use the exercise price of the purchase right ($150.00) to purchase shares of common stock of the acquiring company at one-half of their then current market price.

BOARDS OF DIRECTORS

  Arch

     Arch's certificate of incorporation divides its board of directors, not including any directors that may be elected by the preferred stockholders, into three classes of directors that are as nearly equal in number as possible with three-year terms. As a result, approximately one-third of PageNet's directors, not including the directors elected by preferred stockholders, if any, are elected each year. A quorum of directors consists of a majority of Arch's board of directors.

  PageNet

     PageNet's certificate of incorporation divides its board of directors into three classes of directors that are as nearly equal in number as possible with three-year terms. As a result, approximately one-third of PageNet's board of directors is elected each year. A quorum of directors consists of a majority of PageNet's directors then in office.

NUMBER, FILLING OF VACANCIES AND REMOVAL OF DIRECTORS

  Arch

     Currently, Arch's board of directors has nine members. Directors can be removed, with or without cause, at any annual or special meeting of stockholders, the notice for which must state that the removal of a director is among the purposes of the meeting, by the vote of stockholders holding at least 80% of the voting power of Arch's outstanding stock entitled to vote generally in the election of directors, voting together as a single class.

     Directors elected to Arch's board of directors by the series B preferred stockholders can be removed, with or without cause, only by the series B preferred stockholders entitled to vote in the election of those directors. Vacancies created by the resignation, death or removal of a director elected by the series B preferred stockholders will be filled at a special meeting called for that purpose by the series B preferred stockholders.

     The holders of Series C preferred stock have the right, voting as a separate class, to elect one member of Arch's board of directors, and such director has the right to be a member of any committee of the board.

  PageNet

     Currently, PageNet has eight members on its board of directors. Directors can be removed, with or without cause, at any annual or special meeting of stockholders, the notice for which must state that the removal of a director is among the purposes of the meeting, by the vote of stockholders holding at least 80% of the voting power of PageNet's outstanding stock entitled to vote generally in the election of directors, voting together as a single class.

INDEMNIFICATION

  Arch

     Arch's certificate of incorporation provides that, to the fullest extent permitted by Delaware corporate law, Arch will indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of Arch, because the person:

     - was a director, officer, employee or agent of Arch; or

     - is or was serving as a director, officer, employee or agent of any other entity at Arch's request, against any and all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually or reasonably incurred by the person in connection with the action, suit or proceeding.

     The person must have acted in good faith and in a manner that the person reasonably believed to be in, or not opposed to, the best interests of Arch and, with respect to any criminal actions, had no reasonable cause to believe the conduct was unlawful. The termination of any action, suit or proceedings by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, will not, by itself, create a presumption that the person did not meet the required standard of conduct.

     Arch's certificate of incorporation provides that Arch may indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action or suit by or in the right of Arch to procure a judgment in its favor, because the person:

     - is or was a director, officer, employee or agent of Arch; or

     - is or was serving as a director, officer, employee or agent of any other entity at Arch's request, against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of the action or suit.

     The person must have acted in good faith and in a manner that the person reasonably believed to be in, or not opposed to, the best interests of Arch, except that Arch will not indemnify any person for any claim, issue or matter in which the person has been adjudged to be liable to Arch, unless and only to the extent that the court in which the action or suit was brought determines otherwise.

     Arch's bylaws provide that Arch's obligation, if any, to indemnify any person will be reduced by any amount that the person may receive as indemnification from any other entity or from insurance.

     Arch's bylaws provide that to the extent a director, officer, employee or agent of Arch, or person serving as a director, officer, employee or agent of another entity at Arch's request, has been successful on the merits or otherwise in the defense of any action, suit or proceeding, or in the defense of any claim, issue or matter therein, he or she will be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection with the defense of the action, suit, proceeding, claim, issue or matter.

     Arch's bylaws provide that Arch's indemnification provisions will apply to a resulting corporation and, to the extent the board of directors of the resulting corporation decides, all constituent corporations, including any constituent of a constituent, absorbed in a consolidation or merger which, if its separate existence had continued, would have had the power and authority to indemnify its directors, officers and employees or agents. Therefore, any person who is or was a director, officer, employee or agent of a constituent corporation, or is or was serving as a director, officer, employee or agent of another entity at the request of the constituent corporation, will stand in the same position under Arch's indemnification provisions with respect to the resulting or surviving corporation as he or she would have stood with respect to the constituent corporation if its separate existence had continued.

     Arch's certificate of incorporation enables Arch to advance expenses to an officer or director who is defending any civil, criminal, administrative or investigative action, suit or proceeding if the person promises to repay the expenses if he or she is ultimately determined not to qualify for indemnification by Arch. Expenses incurred by other employees and agents may be similarly paid on terms and conditions, if any, as Arch's board of directors deems appropriate.

     Arch's indemnification and advancement of expenses continues after the person is no longer a director, officer, employee or agent and inures to the benefit of the person's heirs, executor and administrators. Indemnification and advancement of expenses are not exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any:

     - bylaw;

     - agreement; or

     - vote of stockholders or disinterested directors.

     Arch may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of Arch, or is or was serving as a director, officer, employee or agent of any other entity at Arch's request, against any liability asserted against and incurred by the person in his or her capacity, or arising out of his or her status, as a director, officer, employee or agent, whether or not Arch would have the power under its certificate of incorporation to indemnify the person against the liability.

     If the claim for indemnification is not paid in full by Arch within 30 days after receipt of a written claim, the claimant may, at any time thereafter, sue Arch to recover the unpaid amount plus, if successful in whole or in part, the expenses incurred in prosecuting the claim. Arch may use as a defense to such action that the claimant did not meet the required standard of conduct as set forth in Delaware corporate law for Arch to indemnify the claimant for the amount claimed, but the burden of proving the defense will be on Arch. Neither Arch's failure to make a prior determination that indemnification of the claimant is proper because he or she met the applicable standard of conduct nor its actual determination that the claimant has not met the applicable standard of conduct, will be a defense to the action or create a presumption that the claimant did not meet the applicable standard of conduct.

  PageNet

     PageNet's certificate of incorporation provides that, to the fullest extent authorized by Delaware corporate law, PageNet will indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, investigative or other, including appeals, because the person:

     - is or was a director, officer, employee or agent of PageNet; or

     - is or was serving as a director, officer, employee or agent of any other entity at PageNet's request, against all expenses, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes and penalties, and amounts paid or to be paid in settlement) reasonably incurred or suffered by the person in connection with the action, suit or proceeding.

     PageNet's bylaws provide that PageNet will indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of PageNet, because the person:

     - is or was an officer of PageNet; or

     - is or was serving as a director or officer of any other entity at PageNet's request, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding.

     The person must have acted in good faith and in a manner that the person reasonably believed to be in, or not opposed to, the best interests of PageNet and, with respect to any criminal actions, had no reasonable cause to believe the conduct was unlawful. The termination of any action, suit or proceedings by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, will not, by itself, create a presumption that the person did not meet the required standard of conduct.

     PageNet's bylaws provide that PageNet will indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding by or in the right of PageNet to procure a judgment in its favor, because the person:

     - is or was an officer of PageNet; or

     - is or was serving as a director or officer of any other entity at PageNet's request, against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of the action or suit.

     The person must have acted in good faith and in a manner that the person reasonably believed to be in, or not opposed to, the best interests of PageNet, except that PageNet will not indemnify any person for any claim, issue or matter in which the person has been adjudged to be liable to PageNet, unless and only to the extent that the court in which the action or suit was brought determines otherwise.

     PageNet's bylaws provide that to the extent an officer of PageNet, or person serving as a director or officer of another entity at PageNet's request, has been successful on the merits or otherwise in the defense of any action, suit or proceeding, or in the defense of any claim, issue or matter therein, he or she will be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection with the defense of the action, suit, proceeding, claim, issue or matter.

     PageNet's bylaws provide that PageNet's indemnification provisions will apply, in addition to a resulting corporation, to any constituent corporation, including any constituent of a constituent, absorbed in a consolidation or merger which, if its separate existence had continued, would have had the power and authority to indemnify its directors and officers. Therefore, any person who is or was a director or officer of a constituent corporation, or is or was serving as a director or officer of another corporation at the request of the constituent corporation, will stand in the same position with respect to the resulting corporation under PageNet's indemnification provisions as he or she would have stood with respect to the constituent corporation if its separate existence had continued.

     PageNet's bylaws enable PageNet to advance expenses to an officer of PageNet, or a person serving as a director or officer of any other entity at PageNet's request, who is defending any civil or criminal action, suit or proceeding if the person promises to repay the expenses if he or she is ultimately determined not to qualify for indemnification by PageNet.

     PageNet's indemnification and advancement of expenses continues after the person is no longer an officer, employee or person serving as a director or officer of any other entity at PageNet's request, and inures to the benefit of the person's heirs, executors and administrators. Indemnification and advancement of expenses are not exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any:

     - bylaw;

     - agreement; or

     - vote of stockholders or disinterested directors.

     PageNet may purchase and maintain insurance on behalf of any person who is or was an officer of PageNet, or is or was serving as a director or officer of any other entity at PageNet's request, against any liability asserted against and incurred by the person in his or her capacity, or arising out of his or her status, as a director, officer, employee or agent, whether or not PageNet would have the power to indemnify the person against the liability.

SPECIAL MEETINGS OF STOCKHOLDERS

  Arch

     Arch's certificate of incorporation provides that only the chairman of the board, a majority of the total number of directors which Arch would have if there were no vacancies or holders of not less than 20% of the shares of Arch's outstanding stock entitled to vote generally in the election of directors, voting together as a single class, may call a special meeting of stockholders. The business permitted to be conducted at any special stockholders' meeting is limited to business brought before the meeting by the chairman of the board, at the request of a majority of the board of directors or as specified in a written request by the holders of 20% of the shares of Arch's outstanding stock entitled to vote generally in the election of directors, voting together as a single class.

  PageNet

     PageNet's certificate of incorporation provides that only the chairman of the board or the president may call a special meeting of stockholders, within ten days after receipt of a written request of a majority of PageNet's board of directors. The business permitted to be conducted at any special stockholders' meeting is limited to business brought before the meeting by the chairman of the board, the president, or at the request of a majority of the board of directors.

ADVANCE NOTICE PROVISIONS FOR STOCKHOLDER PROPOSALS OTHER THAN ELECTION OF DIRECTORS AT AN
ANNUAL MEETING

  Arch

     Arch's bylaws provide that a stockholder may propose that business be brought before an annual stockholders' meeting if written notice of such proposal is delivered to and received by Arch's secretary at Arch's principal executive office not less than 80 days prior to the annual meeting. If notice of the date of the annual meeting or public disclosure of the date of the annual meeting is given less than 90 days prior to the date of the annual meeting, then the stockholder's notice must be received not later than the 10th day following the date on which notice of the meeting was mailed or was publicly announced.

  PageNet

     PageNet's bylaws provide that a stockholder may propose that business be brought before an annual stockholders' meeting if written notice of such proposal is delivered to and received by PageNet's senior vice president, general counsel and assistant secretary at PageNet's principal executive office not more than 120 days nor less than 80 days prior to the anniversary date of the preceding year's annual meeting. If the date of the meeting has changed more than 30 days from the preceding year, then the stockholder's notice must be received not later than the 15th day following the date on which notice of the meeting was mailed or was publicly announced, whichever occurred first.

ADVANCE NOTICE PROVISIONS FOR STOCKHOLDER NOMINATIONS OF DIRECTORS

  Arch

     Arch's bylaws provide that a stockholder may nominate a person for election to the board of directors at an annual or special stockholders' meeting if written notice is delivered to and received by Arch's secretary at Arch's principal executive office not less than 80 days prior to the annual or special meeting. If notice of the date of the annual or special meeting or public disclosure of the date of the meeting is given less than 90 days prior to the date of the annual or special meeting, then the stockholder's nomination must be received not later than the 10th day following the date on which the announcement of the meeting date was communicated to stockholders.

  PageNet

     PageNet's bylaws provide that a stockholder may nominate a person for election to the board of directors at an annual or special stockholders' meeting if written notice is delivered to and received by PageNet's senior vice president, general counsel and assistant secretary at PageNet's principal executive office not more than 120 days nor less than 80 days prior to the anniversary date of the preceding year's annual meeting or the date of the special meeting. If the date of the annual meeting has changed more than 30 days from the preceding year or the date of the special meeting was not publicly announced more than 90 days prior to the meeting, then the stockholder's notice must be received not later than the 15th day following the date on which notice of the annual or special meeting was mailed or was publicly announced, whichever occurred first.

LIQUIDATION

  Arch

     Arch's certificate of incorporation contains no liquidation provision.

  PageNet

     PageNet's certificate of incorporation provides that any vote authorizing liquidation of PageNet or proceedings for its dissolution may provide, subject to the rights of creditors and the rights expressly provided for particular classes or series of stock, for the pro rata distribution of PageNet's assets to its stockholders, wholly or in part in kind, whether in cash or other property. The vote may also authorize PageNet's board of directors to determine the valuation of PageNet's assets for the purpose of liquidation and may divide, or authorize the board of directors to divide, PageNet's assets, or any part of them, among its stockholders in a manner that each stockholder will receive a proportionate amount in value of PageNet's cash or property upon liquidation or dissolution, even though each stockholder may not receive a strictly proportionate share of each asset.

AMENDMENTS TO BYLAWS

  Arch

     Arch's certificate of incorporation provides that its board of directors is authorized to adopt, amend or repeal Arch's bylaws. Bylaws adopted by Arch's board of directors may be amended or repealed by the board of directors or by a majority stockholder vote, except that Arch's certificate of incorporation requires the vote of at least 80% of Arch's outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class, to amend, repeal or adopt any provisions inconsistent with the bylaws related to:

     - when and where stockholders' meetings may be held and the business permitted to be conducted at annual meetings of stockholders;

     - the business permitted to be conducted at special meetings of stockholders and who may call those special meetings;

     - the notice and quorum requirements for stockholder meetings;

     - the requirements for stockholders to bring proposals before an annual meeting of stockholders;

     - the voting procedures at meetings of stockholders and the use of inspectors of election;

     - the requirements for stockholders to nominate persons for election as directors;

     - the size of the board of directors;

     - the election and classification of directors;

     - the removal of directors and the filling of vacancies on the board of directors; and

     - the amendment of Arch's bylaws.

  PageNet

     The provisions in PageNet's certificate of incorporation relating to the amendment of PageNet's bylaws are similar to those in Arch's certificate of incorporation, except that, PageNet's certificate of incorporation does not require an 80% vote of PageNet's outstanding shares of capital stock to amend, repeal or adopt provisions inconsistent with the bylaws related to when and where stockholders' meetings may be held, the business permitted to be conducted at annual meetings of stockholders or the voting procedures at meetings of stockholders and the use of inspectors of election.

REDEMPTION

  Arch

     Outstanding shares of Arch's stock are always subject to redemption by Arch, by action of Arch's board of directors, if, in the judgment of the board of directors, the action should be taken to prevent the loss of, or to secure the reinstatement of, any license or franchise from any governmental agency that is held by Arch or any of its subsidiaries to conduct any portion of their business and which license or franchise is conditioned upon some or all of Arch's stockholders possessing prescribed qualifications. The terms and conditions of any such redemption will be as follows:

     - the redemption price will equal the lesser of (i) the average closing price for the shares of stock for the 45 days preceding the notice of redemption, or (ii) the purchase price of shares of stock, if the shares were purchased within one year of the redemption date by a person whose stockholdings, either individually or taken together with the stockholdings of any other person, may result in the loss of, or the failure to secure the reinstatement of, any license or franchise from any governmental agency;

     - the redemption price may be paid in cash, in debt or equity securities of Arch or any of its subsidiaries or in any combination of cash and securities;

     - if Arch is to redeem less than all the shares of stock held by a person whose stockholdings, either individually or taken together with the stockholdings of any other person, may result in the loss of, or the failure to secure the reinstatement of, any license or franchise from any governmental agency, the selection of the shares to be redeemed will be determined by Arch's board of directors;

     - at least 30 days' written notice of the redemption date must be given to the holders of the shares of stock to be redeemed, provided that the date of the written notice may be the redemption date if the cash and/or securities used effect the redemption are placed in trust for the benefit of the holders of the shares of stock to be redeemed and are subject to immediate withdrawal upon surrender of the stock certificates;

     - from and after the redemption date, any and all rights of the holders of the shares of stock to be redeemed will terminate and the holders will only be entitled to receive the cash and/or securities payable upon redemption; and

     - any other terms and conditions as Arch's board of directors may determine.

  PageNet

     Shares of PageNet's common stock are not subject to redemption by PageNet. Shares of any series of PageNet's preferred stock will be subject to redemption by PageNet as set forth in the resolutions adopted by PageNet's board of directors that authorize the issuance of that series of preferred stock.

                                 LEGAL MATTERS

     The validity of the common stock of PageNet and the Class B common stock of Vast offered by PageNet in the exchange offer will be passed upon for PageNet by Mayer, Brown & Platt, 190 South LaSalle Street, Chicago, Illinois 60603.

                                    EXPERTS

     The consolidated financial statements of PageNet at December 31, 1997 and 1998, and for each of the three years in the period ended December 31, 1998, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report which is included in this prospectus. Such consolidated financial statements are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

     The financial statements of Arch included in this prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports which are included in this prospectus in reliance upon their authority as experts in accounting and auditing in giving those reports.

     The consolidated financial statements of MobileMedia at December 31, 1998 and 1997, and for each of the three years in the period ended December 31, 1998, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report (which contains an explanatory paragraph describing conditions that raise substantial doubt about MobileMedia's ability to continue as a going concern as described in Note 1 of MobileMedia's notes to the consolidated financial statements) which is included in this prospectus. Such consolidated financial statements are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

     PageNet and Arch file reports, proxy statements and other information with the SEC as required by the Exchange Act.

     MobileMedia Communications, Inc. and MobileMedia Corporation were also subject to the informational requirements of the Exchange Act but filed only limited reports after the commencement of their bankruptcy proceedings in January 1997. Financial statements included in MobileMedia Communications, Inc. and MobileMedia Corporation's periodic reports from February 1997 through June 1998 were not prepared in accordance with generally accepted accounting principles due to those companies' inability at the time of such filings to determine the amount of an impairment loss related to long-lived assets pursuant to Financial Accounting Standard No. 121. Those financial statements are unaudited and have been revised periodically based on subsequent determinations of changes in facts and circumstances impacting previously filed unaudited financial statements. The audited financial statements of MobileMedia contained in this prospectus reflect adjustments from the unaudited statements, including an impairment adjustment of $792.5 million recorded as of December 31, 1996.

     You can find, copy and inspect information filed by PageNet, by Arch, and, to the extent available, by MobileMedia Communications, Inc. and MobileMedia Corporation with the SEC at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the SEC's regional offices at 7 World Trade Center, Suite 1300, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You can obtain copies of information filed by PageNet with the SEC at prescribed rates by writing to the SEC's Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549. You can call the SEC at 1-800-SEC-0330 for further information about the public reference rooms. You can review PageNet's, Arch's, MobileMedia Communications, Inc. and MobileMedia Corporation's electronically filed reports, proxy and information statements on the SEC's world wide web site at http://www.sec.gov. PageNet's and Arch's common stock trades on the Nasdaq National Market under the symbols "PAGE" and "APGR," respectively. Therefore, you can inspect reports, proxy statements and other information concerning PageNet and Arch at the offices of the National Association of Securities Dealers, Inc., Market Listing Section, 1735 K Street, N.W., Washington, D.C. 20006. PageNet maintains a world wide web site at http://www.pagenet.com. Arch maintains a world wide web site at http://www.arch.com. Neither PageNet's nor Arch's web site is a part of this prospectus.

     PageNet has filed with the SEC a registration statement on Form S-4 under the Securities Act to register the common stock offered in the exchange offer. The term "registration statement" includes all amendments, exhibits, annexes and schedules. This prospectus does not contain all the information you can find in the registration statement or the exhibits and schedules to the registration statement. For further information about PageNet, Arch, MobileMedia Communications, Inc., MobileMedia Corporation and PageNet's and Arch's common stock, please refer to the registration statement, including its exhibits and schedules. You may inspect and copy the registration statement, including exhibits and schedules, as described above. Statements contained in this prospectus about the contents of any contract or other document are not necessarily complete, and we refer you, in each case, to the copy of such contract or other document filed as an exhibit to the registration statement.

     YOU MAY REQUEST A COPY OF PAGENET'S, ARCH'S AND MOBILEMEDIA'S FILINGS WITH THE SEC, AT NO COST, BY WRITING OR TELEPHONING PAGENET AT THE FOLLOWING ADDRESS:

                           PAGING NETWORK, INC.
                           14911 QUORUM DRIVE
                           DALLAS, TEXAS 75240
                           ATTENTION: INVESTOR RELATIONS
                           TELEPHONE (972) 801-8000

                    INCORPORATION OF DOCUMENTS BY REFERENCE

     All documents and reports filed by PageNet pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus are incorporated by reference in this prospectus and will be deemed a part of this prospectus from the dates of filing of such documents or reports.

     Statements contained in subsequently filed documents incorporated or deemed to be incorporated by reference will modify and supersede statements in the prospectus or in any previously filed documents to the extent the new information differs from the old information. Any statements modified or superseded will no longer constitute a part of this prospectus in their original form.

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
PAGING NETWORK, INC. AND SUBSIDIARIES
Report of Independent Auditors..............................   F-2
Consolidated Balance Sheets as of December 31, 1997 and
  1998......................................................   F-3
Consolidated Statements of Operations for Each of the Three
  Years in the Period Ended December 31, 1998...............   F-4
Consolidated Statements of Cash Flows for Each of the Three
  Years in the Period Ended December 31, 1998...............   F-5
Consolidated Statements of Shareowners' Deficit for each of
  the Three Years in the Period Ended December 31, 1998.....   F-6
Notes to Consolidated Financial Statements..................   F-7
Interim Financial Statements (Unaudited):
  Consolidated Balance Sheets as of September 30, 1999 and
     December 31, 1998......................................  F-20
  Consolidated Statements of Operations for Three and Nine
     Month Periods Ended September 30, 1999 and 1998........  F-21
  Consolidated Statements of Cash Flows for the Nine Months
     Ended September 30, 1999 and 1998......................  F-22
  Notes to Consolidated Financial Statements................  F-23

ARCH COMMUNICATIONS GROUP, INC. AND SUBSIDIARIES
Report of Independent Public Accountants....................  F-29
Consolidated Balance Sheets as of December 31, 1997 and
  1998......................................................  F-30
Consolidated Statements of Operations for Each of the Three
  Years in the Period Ended December 31, 1998...............  F-31
Consolidated Statements of Stockholders' Equity (Deficit)
  for Each of the Three Years in the Period Ended December
  31, 1998..................................................  F-32
Consolidated Statements of Cash Flows for Each of the Three
  Years in the Period Ended December 31, 1998...............  F-33
Notes to Consolidated Financial Statements..................  F-34
Interim Financial Statements (Unaudited):
  Consolidated Condensed Balance Sheets as of December 31,
     1998 and September 30, 1999............................  F-48
  Consolidated Condensed Statements of Operations for Three
     and Nine Month Periods Ended September 30, 1998 and
     1999...................................................  F-49
  Consolidated Condensed Statements of Cash Flows for the
     Nine Months Ended September 30, 1998 and 1999..........  F-50
  Notes to Consolidated Condensed Financial Statements......  F-51

MOBILEMEDIA COMMUNICATIONS, INC. AND SUBSIDIARIES
Report of Independent Auditors..............................  F-56
Consolidated Balance Sheets as of December 31, 1997 and 1998
  and March 31, 1999 (unaudited)............................  F-57
Consolidated Statements of Operations for Each of the Three
  Years in the Period Ended December 31, 1998 and for the
  Three Months Ended March 31, 1998 and 1999 (unaudited)....  F-58
Consolidated Statement of Changes in Stockholders' Equity
  (Deficit) for Each of the Three Years in the Period Ended
  December 31, 1998 and for the Three Months Ended March 31,
  1999 (unaudited)..........................................  F-59
Consolidated Statements of Cash Flows for Each of the Three
  Years in the Period Ended December 31, 1998 and for the
  Three Months Ended March 31, 1998 and 1999 (unaudited)....  F-60
Notes to Consolidated Financial Statements..................  F-61

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors and shareowners
Paging Network, Inc.

     We have audited the accompanying consolidated balance sheets of Paging Network, Inc. as of December 31, 1998 and 1997, and the related consolidated statements of operations, cash flows and shareowners' deficit for each of the three years in the period ended December 31, 1998. These financial statements arc the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Paging Network, Inc. as of December 31, 1998 and 1997, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.

                                            /S/  ERNST & YOUNG LLP

Dallas, Texas
February 15, 1999

                              PAGING NETWORK, INC.

                          CONSOLIDATED BALANCE SHEETS
                    (IN THOUSANDS, EXCEPT SHARE INFORMATION)

                                                                   DECEMBER 31,
                                                              -----------------------
                                                                 1997         1998
                                                              ----------   ----------
                                       ASSETS
Current assets:
     Cash and cash equivalents..............................  $    2,924   $    3,077
     Accounts receivable (less allowance for doubtful
      accounts of $6,670 and $11,119 in 1997 and 1998,
      respectively).........................................      63,288       84,440
     Inventories............................................      24,114        6,379
     Prepaid expenses and other assets......................      14,888       15,065
                                                              ----------   ----------
          Total current assets..............................     105,214      108,961
Property, equipment, and leasehold improvements, at cost....   1,387,560    1,452,870
     Loss accumulated depreciation..........................    (469,526)    (547,599)
                                                              ----------   ----------
          Net property, equipment and leasehold
            improvements....................................     918,034      905,271
Other non-current assets, at cost...........................     659,661      629,372
     Less accumulated amortization..........................     (85,676)     (62,360)
                                                              ----------   ----------
                                                                 573,985      567,012
                                                              ----------   ----------
                                                              $1,597,233   $1,581,244
                                                              ==========   ==========
                        LIABILITIES AND SHAREOWNERS' DEFICIT
Current liabilities:
     Accounts payable.......................................  $   42,640   $   96,478
     Accrued expenses.......................................      36,854       49,692
     Accrued interest.......................................      40,085       43,209
     Accrued restructuring costs, current portion...........          --        8,256
     Customer deposits......................................      24,460       22,735
     Deferred revenue.......................................      11,634       15,874
                                                              ----------   ----------
          Total current liabilities.........................     155,673      236,244
                                                              ----------   ----------
Long-term obligations.......................................   1,779,491    1,815,137
Accrued restructuring costs, non-current portion............          --       18,765
Minority interest...........................................          --        1,517
Commitments and contingencies...............................          --           --
Shareowners' deficit:
     Common Stock -- $.01 par, authorized 250,000,000
      shares: issued and outstanding 102,659,915 shares at
      December 31, 1997 and 103,640,554 shares at December
      31, 1998..............................................       1,027        1,036
     Paid-in capital........................................     124,908      132,950
     Accumulated other comprehensive income.................         908        2,378
     Accumulated deficit....................................    (464,774)    (626,783)
                                                              ----------   ----------
          Total shareowners' deficit........................    (337,931)    (490,419)
                                                              ----------   ----------
                                                              $1,597,233   $1,581,244
                                                              ==========   ==========

                              PAGING NETWORK, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                    (IN THOUSANDS, EXCEPT SHARE INFORMATION)

                                                                   YEAR ENDED DECEMBER 31,
                                                              ----------------------------------
                                                                1996        1997         1998
                                                              ---------   ---------   ----------
Services, rent and maintenance revenues.....................  $ 685,960   $ 818,461   $  945,524
Product sales...............................................    136,527     142,515      100,503
                                                              ---------   ---------   ----------
          Total revenues....................................    822,487     960,976    1,046,027
Cost of products sold.......................................   (116,647)   (121,487)     (77,672)
                                                              ---------   ---------   ----------
                                                                705,840     839,489      968,355
Operating expenses:
     Services, rent and maintenance.........................    146,896     173,058      210,480
     Selling................................................     82,790     102,995      104,350
     General and administrative.............................    219,317     253,886      320,586
     Depreciation and amortization..........................    213,440     289,442      281,259
     Restructuring charge...................................         --          --       74,000
     Non-recurring charges..................................     22,500      12,600           --
                                                              ---------   ---------   ----------
          Total operating expenses..........................    684,943     831,981      990,675
                                                              ---------   ---------   ----------
Operating income (loss).....................................     20,897       7,508      (22,320)
Other income (expense):
     Interest expense.......................................   (128,014)   (151,380)    (143,762)
     Interest income........................................      3,679       3,689        2,070
     Minority interest......................................         41          56        2,003
     Equity in loss of an unconsolidated subsidiary.........       (923)     (1,276)          --
                                                              ---------   ---------   ----------
          Total other income (expense)......................   (125,217)   (148,911)    (139,689)
                                                              ---------   ---------   ----------
Loss before extraordinary item..............................   (104,320)   (141,403)    (162,009)
Extraordinary loss..........................................         --     (15,544)          --
                                                              ---------   ---------   ----------
Net loss....................................................  $(104,320)  $(156,947)  $ (162,009)
                                                              =========   =========   ==========
Net loss per share (basic and diluted):
     Loss before extraordinary item.........................  $   (1.02)  $   (1.38)  $    (1.57)
     Extraordinary loss.....................................         --       (0.15)          --
                                                              ---------   ---------   ----------
Net loss per share..........................................  $   (1.02)  $   (1.53)  $    (1.57)
                                                              =========   =========   ==========

                              PAGING NETWORK, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                    (IN THOUSANDS, EXCEPT SHARE INFORMATION)

                                                                   YEAR ENDED DECEMBER 31,
                                                              ---------------------------------
                                                                1996        1997        1998
                                                              ---------   ---------   ---------
Operating activities:
  Net loss..................................................  $(104,320)  $(156,947)  $(162,009)
  Adjustments to reconcile net loss to cash provided by
     operating activities:
       Restructuring charge.................................         --          --      74,000
       Extraordinary loss...................................         --      15,544          --
       Depreciation.........................................    191,471     258,798     252,234
       Amortization.........................................     21,969      30,644      29,025
       Provision for doubtful accounts......................     14,033      18,343      20,516
       Amortization of debt issuance costs..................      5,261       8,418       4,430
       Minority interest....................................        (41)        (56)     (2,003)
       Non-recurring charges................................     22,500      12,600          --
       Other................................................        923       1,276          --
  Changes in operating assets and liabilities:
       Accounts receivable..................................    (32,787)    (21,542)    (35,081)
       Inventories..........................................     (8,728)     (1,302)     18,349
       Prepaid expenses and other assets....................     (3,377)     (6,016)      9,133
       Accounts payable.....................................     (9,919)    (18,397)     51,626
       Accrued expenses and accrued interest................      7,548       4,286      16,203
       Accrued restructuring costs..........................         --          --      (1,979)
       Customer deposits and deferred revenue...............      5,849       4,854       2,515
                                                              ---------   ---------   ---------
Net cash provided by operating activities...................    110,382     150,503     276,959
                                                              ---------   ---------   ---------
Investing activities:
     Capital expenditures...................................   (437,388)   (328,365)   (297,041)
     Payments for spectrum licenses.........................   (109,236)    (92,856)    (13,065)
     Business acquisitions and joint venture investments....     (9,352)     (7,253)     (7,322)
     Deposits for purchase of subscriber devices............         --     (13,493)         --
     Restricted cash invested in money market instruments...    (27,039)     (6,422)         --
     Other, net.............................................    (18,107)    (11,540)      2,984
                                                              ---------   ---------   ---------
Net cash used in investing activities.......................   (601,122)   (459,929)   (314,444)
                                                              ---------   ---------   ---------
Financing activities:
     Borrowings of long-term obligations....................    223,438     558,317     305,587
     Repayments of long-term obligations....................   (414,250)    (39,000)   (275,555)
     Proceeds from exercise of stock options................      2,825          87       7,606
     Redemption of $200 million senior subordinated notes...         --    (211,750)         --
     Proceeds from Senior Notes offerings...................    500,000          --          --
     Debt issuance costs on Senior Notes offerings..........    (11,250)         --          --
     Debt issuance costs on credit agreements...............     (3,766)         --          --
     Other, net.............................................       (662)        919          --
                                                              ---------   ---------   ---------
Net cash provided by financing activities...................    296,335     308,573      37,638
                                                              ---------   ---------   ---------
Net increase (decrease) in cash and cash equivalents........   (194,405)       (853)        153
Cash and cash equivalents at beginning of year..............    198,182       3,777       2,924
                                                              ---------   ---------   ---------
Cash and cash equivalents at end of year....................  $   3,777   $   2,924   $   3,077
                                                              =========   =========   =========

                              PAGING NETWORK, INC.

                CONSOLIDATED STATEMENTS OF SHAREOWNERS' DEFICIT
                  YEAR ENDED DECEMBER 31, 1996, 1997, AND 1998
                    (IN THOUSANDS, EXCEPT SHARE INFORMATION)

                                                                ACCUMULATED
                                                                   OTHER
                                           COMMON   PAID-IN    COMPREHENSIVE   ACCUMULATED   SHAREOWNERS'
                                           STOCK    CAPITAL       INCOME         DEFICIT       DEFICIT
                                           ------   --------   -------------   -----------   ------------
Balance, December 31, 1995...............  $1,022   $121,701      $   --        $(203,507)    $ (80,784)
     Net loss............................     --          --          --         (104,320)     (104,320)
     Foreign currency translation
       adjustments.......................     --          --         104               --           104
                                           ------   --------      ------        ---------     ---------
          Total comprehensive loss.......                                                      (104,216)
     Issuance of 375,270 shares of
          Common Stock pursuant to stock
            option plans.................      4       2,821          --               --         2,825
                                           ------   --------      ------        ---------     ---------
Balance, December 31, 1996...............  1,026     124,522         104         (307,827)     (182,175)
     Net loss............................     --          --          --         (156,947)     (156,947)
     Foreign currency translation
       adjustments.......................     --          --         804               --           804
                                           ------   --------      ------        ---------     ---------
          Total comprehensive loss.......                                                      (156,143)
     Issuance of 38,838 shares of
          Common Stock pursuant to stock
            option and compensation
            plans........................      1         386          --               --           387
                                           ------   --------      ------        ---------     ---------
Balance, December 31, 1997...............  1,027     124,908         908         (464,774)     (337,931)
     Net loss............................     --          --          --         (162,009)     (162,009)
     Foreign currency translation
       adjustments.......................     --          --       1,470               --         1,470
                                           ------   --------      ------        ---------     ---------
          Total comprehensive loss.......                                                      (160,539)
     Issuance of 980,639 shares of
          Common Stock pursuant to stock
            option and compensation
            plans........................      9       8,042          --               --         8,051
                                           ------   --------      ------        ---------     ---------
Balance, December 31, 1998...............  $1,036   $132,950      $2,378        $(626,783)    $(490,419)
                                           ======   ========      ======        =========     =========

                              PAGING NETWORK, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  THE COMPANY AND SIGNIFICANT ACCOUNTING POLICIES

     Paging Network, Inc. (the Company) is a provider of wireless messaging and information delivery services. The Company provides service in all 50 states, the District of Columbia, the U.S. Virgin Islands, Puerto Rico, Canada, and Spain, including service in all of the largest 100 markets (in population) in the United States, and owns a minority interest in a wireless messaging company in Brazil. The consolidated financial statements include the accounts of all of its wholly and majority-owned subsidiaries. Effective January 1, 1998, the Company began consolidating the results of its Spanish subsidiary, which had previously been accounted for under the equity method of accounting. All intercompany transactions have been eliminated.

     Use of estimates -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

     Inventories -- Inventories consist of subscriber devices which are held specifically for resale. Inventories are stated at the lower of cost or market, with cost determined on a first-in, first-out basis.

     Property, equipment, and leasehold improvements -- Property, equipment, and leasehold improvements are stated at cost, less accumulated depreciation. Expenditures for maintenance are charged to expense as incurred. Upon retirement of units of equipment, the costs of units retired and the related accumulated depreciation amounts are removed from the accounts. Depreciation is computed using the straight-line method based on the following estimated useful lives:

Machinery and equipment.....................................  3 to 7 years(1)
Subscriber devices..........................................       3 years(2)
Furniture and fixtures......................................       7 years(1)
Leasehold improvements......................................       5 years(1)(3)
Building and building improvements..........................      20 years

---------------
(1) Certain assets written down as a result of the Company's restructuring described in Note 2 are being depreciated to a common retirement date of November 30, 1999.

(2) Effective January 1, 1997, the Company changed the estimated useful life of subscriber devices from 4 years to 3 years, with estimated residual value ranging up to $20 (see Note 3).

(3) Or term of lease if shorter.

     The Company reserves for subscriber devices which it estimates to be non-recoverable.

     Other non-current assets -- Other non-current assets are stated at cost, less accumulated amortization. Amortization is computed using the straight-line method based upon the following estimated useful lives:

Licenses and frequencies................................              40 years
Goodwill................................................              20 years
Other intangible assets.................................  18 months to 3 years
Other non-current assets................................  10 years to 12 years

     Deferred revenues and customer deposits -- Deferred revenues represent billing to customers in advance for services not yet performed and are recognized as revenue in the month the service is provided. Deposits are received from some customers at the time a service agreement is signed and are recognized as a liability of the Company until such time as the deposits are applied, generally against the customer's final bill.

     Revenue recognition -- Services, rent and maintenance revenues are recognized in the month the related services are performed. Product sales are recognized upon delivery of product to the customer.

                              PAGING NETWORK, INC.

     Employee stock options -- The Company has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB
25) and related interpretations in accounting for its employee stock option plans. Under APB 25, because the exercise price of the Company's employee stock options has historically equalled the market price of the underlying stock on the date of grant, no compensation expense has been recognized.

     Advertising costs -- The Company expenses the costs of advertising as incurred. Advertising expense for the years ended December 31, 1996, 1997, and 1998, was $12.5 million, $21.9 million, and $19.1 million, respectively.

     Capitalization of internally developed software -- In March 1998, the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants issued Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed For or Obtained for Internal Use" (SOP 98-1). SOP 98-1 requires the capitalization of certain costs of developing or acquiring computer software for internal use. The Company adopted the provisions of SOP 98-1 effective January 1, 1999; however, the adoption is not expected to have a material impact on the Company's results of operations or financial position as the Company's current policy for accounting for the costs of developing or acquiring computer software for internal use is generally consistent with the provisions of SOP 98-1.

     Comprehensive income (loss) -- As of January 1, 1998, the Company adopted Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" (SFAS 130), which establishes new rules for the reporting and display of comprehensive income (loss) and its components. SFAS 130 requires certain items, which prior to adoption were reported separately in shareowners' deficit, to be included in other comprehensive income (loss). Other comprehensive income as of December 31, 1996, 1997, and 1998, consists solely of foreign currency translation adjustments. The adoption of SFAS 130 had no impact on the Company's net loss or shareowners' deficit.

     Reclassifications -- Certain 1996 and 1997 amounts have been reclassified to conform with the 1998 presentation.

2.  RESTRUCTURING CHARGE

     On February 8, 1998, the Company's Board of Directors approved a restructuring of the Company's domestic operations (the Restructuring). As part of the Restructuring, the Company is reorganizing its operations to expand its sales organization, eliminate local and redundant administrative operations, and consolidate certain key support functions. The Company expects to eliminate approximately 1,600 positions, net of positions added, through the consolidation of redundant administrative operations and certain key support functions located in offices throughout the country into centralized facilities (the Centers of Excellence). As a result of the Restructuring, the Company recorded a charge of $74.0 million, or $0.72 per share (basic and diluted), during the quarter ended March 31, 1998. The components of the charge included (in thousands):

Write-down of property and equipment........................  $38,900
Lease obligations and terminations..........................   18,900
Severance and related benefits..............................   12,700
Other                                                           3,500
                                                              -------
          Total restructuring charge........................  $74,000
                                                              =======

     The write-down of property and equipment related to a non-cash charge to reduce the carrying amount of certain machinery and equipment, furniture and fixtures, and leasehold improvements, that the Company will not continue to utilize following the Restructuring, to their estimated net realizable value as of the date such assets are projected to be disposed of or abandoned by the Company, allowing for the recognition of normal

                              PAGING NETWORK, INC.

depreciation expense on such assets through their projected disposal date. The net realizable value of these assets was determined based on management estimates, which considered such factors as the nature and age of the assets to be disposed of, the timing of the assets' disposal, and the method and potential costs of the disposal. Such estimates are subject to change.

     The provision for lease obligations and terminations related primarily to future lease commitments on local and regional office facilities that will be closed as part of the Restructuring. The charge represents future lease obligations, net of projected sublease income, on such leases past the dates the offices will be closed by the Company, or, for certain leases, the cost of terminating the leases prior to their scheduled expiration. Projected sublease income was based on management estimates, which are subject to change. Cash payments on the leases and lease terminations will occur over the remaining lease terms, the majority of which expire prior to 2003.

     Through the elimination of certain local and regional administrative operations and the consolidation of certain support functions, the Company expects to eliminate approximately 1,600 net positions, the majority of which are non-sales related positions in local and regional offices. As a result of eliminating these positions, the Company will involuntarily terminate an estimated 1,950 employees. The majority of the severance and benefits costs to be paid by the Company will be paid during 1999.

     During the fourth quarter of 1998, the Company identified additional furniture, fixtures, and equipment that will not be utilized following the Restructuring, resulting in an additional non-cash charge of $2.6 million. This charge was offset by reductions in the provisions for lease obligations and terminations and severance costs as a result of refinements to the Company's schedule for local and regional office closures. Also as a result of the refinements to the office closing schedule, the Company adjusted, effective October 1, 1998, the depreciable lives of certain of the assets written down in the first quarter of 1998, resulting in a decrease in depreciation expense of approximately $3.3 million for the fourth quarter of 1998.

     The Company's restructuring activity through December 31, 1998 is as follows (in thousands):

                                                                   UTILIZATION OF RESERVE
                                         INITIAL    ADJUSTMENTS    ----------------------    REMAINING
                                         CHARGE      TO CHARGE       CASH       NON-CASH      RESERVE
                                         -------    -----------    --------    ----------    ---------
Fixed assets impairments...............  $38,900      $2,600        $   --       $41,500      $    --
Lease obligation costs.................   18,900      (1,300)          683            --       16,917
Severance costs........................   12,700      (1,300)        1,296            --       10,104
Other..................................    3,500          --            --         3,500           --
                                         -------      ------        ------       -------      -------
                                         $74,000      $   --        $1,979       $45,000      $27,021
                                         =======      ======        ======       =======      =======

3.  PROPERTY, EQUIPMENT, AND LEASEHOLD IMPROVEMENTS

     The cost of property, equipment, and leasehold improvements consisted of the following:

                                                         1997          1998
            (IN THOUSANDS) DECEMBER 31,               ----------    ----------
Machinery and equipment.............................  $  761,208    $  871,870
Subscriber devices..................................     506,026       497,238
Furniture and fixtures..............................      63,772        59,996
Leasehold improvements..............................      36,704        20,609
Land, buildings, and building improvements..........      19,850         3,157
                                                      ----------    ----------
          Total cost................................  $1,387,560    $1,452,870
                                                      ==========    ==========

     The Company does not manufacture any of the subscriber devices or related transmitting and computerized terminal equipment used in the Company's operations. The Company purchases its subscriber devices from multiple competing sources. The Company anticipates that subscriber devices will continue to be available for purchase from multiple sources, consistent with normal manufacturing and delivery lead times.

                              PAGING NETWORK, INC.

     Effective January 1, 1997, the Company shortened the depreciable lives of its subscriber devices from four to three years, and revised the related residual values. This change increased net loss for the year ended December 31, 1997 by $16.5 million and net loss per share by $0.16.

4.  OTHER NON-CURRENT ASSETS

     The cost of other non-current assets consisted of the following:

                                                           1997        1998
              (IN THOUSANDS) DECEMBER 31,                --------    --------
Licenses and frequencies...............................  $452,551    $473,211
Goodwill...............................................    49,246      50,495
Restricted cash invested in money market instruments,
  at fair value........................................    33,461      33,461
Other intangible assets................................    59,460      13,920
Deposits for purchase of subscriber devices............    13,493          --
Other non-current assets...............................    51,450      58,285
                                                         --------    --------
          Total cost...................................  $659,661    $629,372
                                                         ========    ========

     Licenses and frequencies consist of amounts paid in conjunction with the purchase of three nationwide narrowband personal communications services (PCS) frequencies at a Federal Communications Commission (FCC) auction held in 1994, amounts paid in conjunction with the purchase of blocks of 2-way 900 MHz specialized mobile radio (SMR) major trading area based licenses, amounts paid to purchase exclusive rights to certain of the SMR frequencies from incumbent operators, and amounts paid to secure other licenses.

     At December 31, 1998, the carrying value of the Company's net assets related to its Spanish subsidiary was $17.7 million, including goodwill of $11.5 million. The Company is currently evaluating certain alternatives with respect to this subsidiary. It is reasonably possible, depending upon the outcome of this evaluation and other factors, that the Company's estimate that it will recover the carrying value of the net assets of its Spanish subsidiary will change in the near term. As a result, a provision for the impairment of such assets may be recorded during the year ending December 31, 1999.

     In April 1998, the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants issued Statement of Position 98-5 "Reporting on the Costs of Start-Up Activities" (SOP 98-5), effective for years beginning after December 15, 1998. SOP 98-5 requires the expensing of all start-up costs as incurred as well as the writing off of the remaining unamortized balance of capitalized start-up costs at the date of adoption of SOP 98-5. The Company adopted the provisions of SOP 98-5 effective January 1, 1999 and recorded a charge of $37.0 million as the cumulative effect of a change in accounting principle to write-off all unamortized start-up costs as of January 1, 1999.

                              PAGING NETWORK, INC.

5.  LONG-TERM OBLIGATIONS

     Long-term obligations consisted of the following:

                                                       1997                          1998
                                            --------------------------    --------------------------
                                            (CARRYING                     (CARRYING
       (IN THOUSANDS) DECEMBER 31,            VALUE)      (FAIR VALUE)      VALUE)      (FAIR VALUE)
Borrowings under Credit Agreement.........  $  539,000     $  539,000     $  565,000     $  565,000
10% Senior Subordinated Notes due October
  15, 2008................................     500,000        517,900        500,000        477,473
10.125% Senior Subordinated Notes due
  August 1, 2007..........................     400,000        418,080        400,000        382,964
8.875% Senior Subordinated Notes due
  February 1, 2006........................     300,000        295,770        300,000        292,484
Other.....................................      40,491         40,491         50,137         50,137
                                            ----------     ----------     ----------     ----------
          Total long-term obligations.....  $1,779,491     $1,811,241     $1,815,137     $1,768,058
                                            ==========     ==========     ==========     ==========

     Under the Company's $1.0 billion domestic revolving credit agreement (the Credit Agreement), the Company is able to borrow, provided it meets certain financial covenants, the lesser of $1.0 billion or an amount based primarily upon the Company's domestic earnings before interest, income taxes, depreciation, and amortization (EBITDA) for the most recent fiscal quarter. As of December 31, 1998, the Company had $565.0 million of borrowings outstanding under the Credit Agreement, and $65.8 million was available for additional borrowings as of that date based on the Company's domestic EBITDA for the fourth quarter of 1998. The availability of additional borrowings in periods subsequent to December 31, 1998 is based upon the Company's domestic EBITDA for such future periods. The Company's maximum borrowings under the Credit Agreement are permanently reduced beginning on June 30, 2001, by the following amounts:
2001 -- $150.0 million; 2002 -- $200.0 million; 2003 -- $250.0 million; and
2004 -- $400.0 million. The Company's Credit Agreement expires on December 31, 2004.

     Under the Credit Agreement, the Company may designate all or a portion of outstanding borrowings to be either a Base Rate Loan or a loan based on the London Interbank Offered Rate (LIBOR). As of December 31, 1998, the Company had designated $552.0 million of borrowings as LIBOR loans, which bear interest at a rate equal to LIBOR plus a spread of 1.50%, and $13.0 million of borrowings as a Base Rate Loan, which bears interest at a rate equal to the prime rate plus a spread of 0.50%, based on the Company's total leverage ratio as defined. The interest rates for the $552.0 million of LIBOR loans as of December 31, 1998 ranged from 6.47% to 6.81%. The interest rate for the $13.0 million Base Rate Loan as of December 31, 1998 was 8.25%.

     The Credit Agreement prohibits the Company from paying cash dividends or other cash distributions to shareowners. The Credit Agreement also prohibits the Company from paying more than a total of $2.0 million in connection with the purchase of Common Stock owned by employees whose employment with the Company is terminated. The Credit Agreement contains other covenants that, among other things, limit the ability of the Company and its subsidiaries to incur indebtedness, engage in transactions with affiliates, dispose of assets, and engage in mergers, consolidations, and other acquisitions. Amounts owing under the Credit Agreement are secured by a security interest in substantially all of the Company's assets, the assets of the Company's subsidiaries, and the capital stock of the subsidiaries of the Company.

     The two credit agreements of the Company's Canadian subsidiaries provide for total borrowings of approximately $70 million. As of December 31, 1998, approximately $45.1 million of borrowings were outstanding under the credit facilities. Such borrowings were collateralized by $33.5 million of restricted cash included in other non-current assets. Additional borrowings are available under these facilities, provided such borrowings are either collateralized or certain financial conditions are met. As of December 31, 1998, the Company's Canadian subsidiaries are in compliance with all financial covenants of their separate credit

                              PAGING NETWORK, INC.

agreements; however, the Company has entered into negotiations with its lenders to modify certain covenants that the Company believes may not be satisfied during the second and third quarters of 1999. Although the Company anticipates that these negotiations will be successful and will not result in a material change in borrowing capacity or interest expense, no assurance can be made that such result will be attained. Maximum borrowings that may be outstanding under the credit facilities are permanently reduced beginning on March 31, 2001, by the following amounts: 2001 -- $7 million; 2002 -- $21 million; 2003 -- $21 million; and 2004 -- $21 million. Both credit agreements expire on December 31, 2004.

     The 8.875% Senior Subordinated Notes (8.875% Notes), the 10.125% Senior Subordinated Notes (10.125% Notes), and the 10% Senior Subordinated Notes (10% Notes) are redeemable on or after February 1, 1999; August 1, 2000; and October 15, 2001; respectively, at the option of the Company, in whole or in part from time to time, at certain prices declining annually to 100 percent of the principal amount on or after February 1, 2002; August 1, 2003; and October 15, 2004; respectively, plus accrued interest. The 8.875% Notes, the 10.125% Notes, and the 10% Notes are subordinated in right of payment to all senior debt, and contain various covenants that, among other things, limit the ability of the Company and its subsidiaries to incur indebtedness, pay dividends, engage in transactions with affiliates, sell assets, and engage in mergers, consolidations, and other acquisitions. The fair values of the 8.875% Notes, the 10.125% Notes, and the 10% Notes were based on quoted market prices and discounted cash flow analyses.

     On May 14, 1997, the Company redeemed all $200.0 million of its outstanding 11.75% Senior Subordinated Notes (11.75% Notes), utilizing funds borrowed under the Company's Credit Agreement. The Company recorded an extraordinary loss of $15.5 million in the second quarter of 1997 on the early retirement of the 11.75% Notes. The extraordinary loss was comprised of the redemption premium of $11.8 million and the write-off of unamortized issuance costs of $3.7 million.

6.  INCOME TAXES

     For the years ended December 31, 1996, 1997, and 1998, the Company had no provision or benefit for income taxes because the deferred benefit from the operating losses was offset by an increase in the valuation allowance of $36.9 million, $56.4 million, and $57.6 million, respectively. Significant components of the Company's deferred tax assets and liabilities are as follows:

                                                           1997        1998
              (IN THOUSANDS) DECEMBER 31,                --------    --------
Deferred tax assets:
     Net operating loss carryforwards..................  $167,330    $197,983
     Deferred revenue..................................     4,394       5,982
     Bad debt reserve..................................     2,561       3,768
     Other tax credit carryforwards....................       691         679
     Other.............................................     6,445      28,482
                                                         --------    --------
          Total deferred tax assets....................   181,421     236,894
     Valuation allowance...............................  (143,897)   (201,496)
                                                         --------    --------
          Net deferred tax assets......................    37,524      35,398
Deferred tax liabilities:
     Depreciation......................................   (29,232)    (23,450)
     Amortization......................................    (8,292)    (11,948)
                                                         --------    --------
          Total deferred tax liabilities...............   (37,524)    (35,398)
                                                         --------    --------
                                                         $     --    $     --
                                                         ========    ========

     As of December 31, 1998, the Company has net operating loss carryforwards of approximately $508 million that expire in years 1999 through 2018. Of such amounts, $5.0 million expire in 1999 and

                              PAGING NETWORK, INC.

$5.1 million expire in 2001. Loss before income taxes attributable to the Company's foreign operations was $13.1 million, $13.9 million, and $11.8 million for the years ended December 31, 1996, 1997, and 1998.

7.  STOCK OPTIONS

     The 1982 Incentive Stock Option Plan, as amended (1982 Plan), for officers and key employees of the Company provides for the granting of stock options intended to qualify as Incentive Stock Options (ISOs) to purchase Common Stock at not less than 100% of the fair market value on the date the option is granted, as determined by the Board of Directors. No further options may be granted under the 1982 Plan. As of December 31, 1998, options for 297,111 shares were exercisable under the 1982 Plan. All options outstanding and exercisable under the 1982 Plan are fully vested.

     Options granted were exercisable immediately, or in installments as the Board of Directors determined at the time it granted such options, and have a duration of ten years from the date of grant. Any stock issued is subject to repurchase at the option of the Company, which occurs at the exercise price for the unvested portion of the shares issued and at fair market value, as defined or allowed in the Stock Option Agreement, for the vested portion. Such options vest ratably over a five-year period from the date they first become exercisable. However, in the event of a change in ownership control of the Company, all options vest immediately.

     The 1991 Stock Option Plan (1991 Plan) for officers and key employees of the Company provides for the granting of ISOs and non-statutory options to purchase Common Stock at not less than 100% of the fair market value on the date the options are granted. The 1991 Plan is administered by the Compensation and Management Development Committee of the Board of Directors (the Committee). Approximately 4.7 million shares remained available for grant under the 1991 Plan as of December 31, 1998. A total of 2,645,400 shares were vested and exercisable under the 1991 Plan as of December 31, 1998. Options granted under the 1991 Plan are non-transferable except by the laws of descent and distribution and are exercisable upon vesting, which occurs in installments, as the Board of Directors or the Committee may determine at the time it grants such options.

     On May 21, 1998, the Company's shareowners approved an amendment to its 1991 Plan to broaden the group of employees eligible to receive stock options under such plan to include all employees of the Company and its subsidiaries. On May 22, 1998, the Company granted approximately 2.1 million of options under the 1991 Plan to approximately 2,700 employees at an exercise price of $13.94 per share, which represented the market price of the Company's Common Stock at the date of grant. Grants of stock options to eligible new employees are made following the completion of three months of service.

     The Amended and Restated 1992 Directors Compensation Plan (Directors'
Plan), for non-employee Directors of the Company, provides for the granting of non-statutory options to purchase Common Stock at not less than 100% of the fair market value on the date the options are granted. The Directors' Plan is administered by the Committee. The total number of shares of Common Stock with respect to which options may be granted under the Directors' Plan may not exceed 750,000. Approximately 165,000 shares remain available for grant under the Directors' Plan as of December 31, 1998. A total of 261,000 shares were vested and exercisable as of December 31, 1998. Options granted under the Directors' Plan are non-transferable except by the laws of descent and distribution and are exercisable upon vesting, which occurs in installments, as the Board of Directors or the Committee may determine at the time it grants such options.

     With respect to the 1991 Plan and the Directors' Plan, notwithstanding the above, ten business days before a merger or a change in the ownership control of the Company or a sale of substantially all the assets of the Company, all options issued vest immediately and become exercisable in full; upon a merger or a change in ownership control of the Company or the sale of substantially all the assets of the Company, all options issued under the 1991 Plan and Directors' Plan which have not been exercised terminate.

                              PAGING NETWORK, INC.

     On June 12, 1997, the Company offered an election to its employees with options granted during 1995 and 1996 under the 1991 Plan to cancel such options and accept a lesser number of new options at a lower exercise price, with the vesting dates being restarted with the new grant dates. As a result of the election by certain of its employees, the Company canceled 2.9 million of options with exercise prices ranging from $13.69 to $26.50 and granted approximately 1.1 million of options to the same optionees with an exercise price of $8.25 per share.

     Information concerning options as of December 31, 1996, 1997, and 1998 is as follows:

                                                   1996           1997           1998
                                               ------------   ------------   ------------
Outstanding at January 1.....................     4,664,735      5,968,605      5,687,335
     Granted.................................     2,307,100      3,435,873      5,066,000
     Canceled................................      (627,960)    (3,705,609)    (1,241,982)
     Exercised...............................      (375,270)       (11,534)      (931,785)
                                               ------------   ------------   ------------
Outstanding at December 31...................     5,968,605      5,687,335      8,579,568
                                               ============   ============   ============
Exercisable at December 31...................     1,920,085      2,450,795      3,253,511
                                               ============   ============   ============
Option price range-options outstanding.......  $2.67-$26.50   $2.67-$25.50   $2.67-$25.50
Option price range-options exercised.........  $2.73-$14.38   $2.73-$ 9.25   $2.67-$14.38

     Weighted-average exercise prices are as follows:

                                                               1996     1997    1998
                                                              ------   ------   -----
Outstanding at January 1....................................  $12.22   $15.90   $9.47
     Granted................................................   22.33     9.54   12.59
     Canceled...............................................   17.19    19.89   12.79
     Exercised..............................................    7.53     7.49    8.16
Outstanding at December 31..................................   15.90     9.47   10.98
Exercisable at December 31..................................    9.65     9.12    9.85

     Certain information is being presented based on a range of exercise prices as of December 31, 1998, as follows:

                                              $ 2.67-$8.69   $9.06-$13.38    $13.63-$25.50
                                              ------------   ------------    -------------
Number of shares outstanding................     2,946,560      2,877,468        2,755,540
Weighted-average exercise price.............  $       7.18   $      11.97    $       14.00
Weighted-average remaining contractual
  life......................................          7.06           8.28             9.11
Number of shares exercisable................     1,622,223        960,468          670,820
Weighted-average exercise price of shares
  exercisable...............................  $       7.02   $      11.69    $       14.07

     The Company adopted the pro forma disclosure provisions of the Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (SFAS 123) in 1996. As required by SFAS 123, pro forma information regarding net loss and net loss per share has been determined as if the Company had accounted for employee stock options and stock-based awards granted subsequent to December 31, 1994 under the fair value method provided for under SFAS 123. The weighted-average fair value of stock options granted during 1996, 1997, and 1998 was $13.58, $5.98, and $7.21, respectively. The fair value for the stock options granted to officers and key employees of the Company after January 1, 1995 was estimated at the date of the grant using the Black-Scholes option pricing model with the following assumptions: risk-free interest ranging from 5.54% to 6.83% for 1996, ranging from 5.46% to 6.89% for 1997, and ranging from 4.09% to 5.72% for 1998; a dividend yield of 0%; volatility factors of the expected market price of the Company's Common Stock ranging from 53.2% to 54.4% for 1996, ranging from 54.4% to 57.6% for 1997, and ranging

                              PAGING NETWORK, INC.

from 56.8% to 60.0% for 1998; and a weighted average expected life of each option ranging from 5.5 years to 6.7 years for 1996, 1997, and 1998.

     For purposes of the pro forma disclosures, the estimated fair market value of the options and stock-based awards is amortized to expense over the vesting period. The Company's pro forma information is as follows (in thousands, except for net loss per common share information):

                                                         1996        1997        1998
                                                       ---------   ---------   ---------
Net loss                              As reported      $(104,320)  $(156,947)  $(162,009)
                                        Pro forma      $(110,533)  $(172,884)  $(179,834)
Net loss per common share (basic and
  diluted)                            As reported      $   (1.02)  $   (1.53)  $   (1.57)
                                        Pro forma      $   (1.08)  $   (1.68)  $   (1.74)

     Because SFAS 123 is applicable only to options and stock-based awards granted subsequent to December 31, 1994, its pro forma effect will not be fully reflected until 2001.

8.  COMMITMENTS

     The Company has operating leases for office and transmitting sites with lease terms ranging from a month to approximately ten years. There are no significant renewal or purchase options. Total rent expense for 1996, 1997, and 1998 was approximately $60.7 million, $69.5 million, and $80.5 million, respectively.

     The following is a schedule by year of future minimum rental payments required under operating leases that have remaining noncancelable lease terms in excess of one year as of December 31, 1998.

          YEAR ENDING DECEMBER 31: (IN THOUSANDS)
          ---------------------------------------
1999........................................................  $24,225
          2000..............................................   18,680
          2001..............................................   13,004
          2002..............................................    8,019
          2003..............................................    3,671
          Later years.......................................    4,941
                                                              -------
                    Total minimum payments required.........  $72,540
                                                              =======

     As part of the Company's Restructuring, certain leases will be terminated prior to their scheduled expiration, generally upon the payment of a termination fee, and certain office space and facilities will be subleased through the expiration of the related leases, generally for amounts less than the Company's lease commitments for such space. The aforementioned leases are included in the table above based on the term of the lease without consideration of any potential sublease income.

9.  CONTINGENCIES

     The Company is involved in various lawsuits arising in the normal course of business. In management's opinion, the ultimate outcome of these lawsuits will not have a material adverse effect on the Company's business, financial position, or results of operations.

10.  COMMON STOCK AND NET LOSS PER SHARE

     Net loss per share amounts are computed based on the weighted average number of common shares outstanding. The number of shares used to compute per share amounts for the years ended December 31, 1996, 1997, and 1998, was 102.5 million, 102.6 million, and 103.4 million, respectively. The average number of options to purchase shares of the Company's Common Stock during the years ended December 31, 1996,

                              PAGING NETWORK, INC.

1997, and 1998, were 5.6 million, 6.0 million, and 7.8 million, respectively, at exercise prices ranging from $2.67 per share to $25.50 per share. These stock options were not included in the computation of diluted earnings per share because the effect of assuming their exercise would have been antidilutive.

     The Company has 275.0 million of authorized shares, of which 250.0 million are Common Stock and 25.0 million are preferred stock. As of December 31, 1998, approximately 15.8 million shares of Common Stock were reserved for the issuance of shares under the Company's stock option and other plans. As of December 31, 1998, there were no preferred shares issued or outstanding.

     On May 23, 1996, the Company's shareowners approved an employee stock purchase plan of up to 2.0 million shares of the Company's Common Stock. Under the employee stock purchase plan, an employee may elect to purchase shares of the Company's Common Stock at the end of a predetermined period at a price equal to 85% of the fair market value of the Company's Common Stock at the beginning or end of such period, whichever is lower. The Company implemented two-year employee stock purchase plans on January 1, 1997 and 1998, and a one-year plan on January 1, 1999.

11.  NON-RECURRING CHARGES

     During the year ended December 31, 1997, the Company recorded a provision of $12.6 million to write-down certain subscriber devices to their net realizable value. During the year ended December 31, 1996, the Company recorded a provision of $22.5 million to write-off certain subscriber devices deemed to be unrecoverable that had been distributed through a national marketing affiliate to customers who later discontinued service.

12.  STATEMENT OF CASH FLOWS INFORMATION

     Cash and cash equivalents include highly liquid debt instruments with an original maturity of three months or less. As of December 31, 1998, cash equivalents also include investments in money market instruments, which are carried at fair market value. Cash payments made for interest for the years ended December 31, 1996, 1997, and 1998 were approximately $115.5 million, $143.5 million, and $136.2 million, respectively, net of $15.9 million and $21.9 million, respectively, of interest capitalized during the years ended December 31, 1997 and 1998. During the year ended December 31, 1998, the Company utilized $13.5 million of deposits made in 1997 for the purchase of subscriber devices. There were no significant federal or state income taxes paid or refunded for the years ended December 31, 1996, 1997, and 1998.

13.  EMPLOYEE BENEFIT PLANS

     The Company has adopted a plan to provide retirement benefits under the provisions of Section 401(k) of the Internal Revenue Code (the Code) for all employees who have completed a specified term of service. Effective January 1, 1996, Company contributions equal 50% of employee contributions up to a maximum of 6% of the employee's compensation. Employees may elect to contribute up to 15% of their compensation on a pre-tax basis, not to exceed the maximum amount allowed as determined by the Code. The Company's contributions aggregated approximately $1.9 million in 1996, $2.2 million in 1997, and $2.8 million in 1998.

14.  STOCK PURCHASE RIGHTS

     In September 1994, the Board of Directors of the Company adopted a Stock Purchase Rights Plan and declared a distribution of one common share purchase right for each outstanding share of the Company's Common Stock. As of September 28, 1994, certificates representing shares of the Company's Common Stock also represent ownership of one common share purchase right. In January 1999, the Board of Directors of the Company amended the Rights Plan to eliminate certain provisions held to be unenforceable under Delaware law.

                              PAGING NETWORK, INC.

     Generally, the rights will become exercisable only if a person or group (I) acquires 20% or more of the Company's Common Stock or (ii) announces a tender offer that would result in ownership of 20% or more of the Company's Common Stock or (iii) is declared to be an "Adverse Person" by the Board of Directors. Adverse Person includes any person or group who owns at least 10% of the Company's Common Stock and attempts an action that would adversely impact the Company.

     Once a person or group has acquired 20% or more of the outstanding Common Stock of the Company, each right may entitle its holder (other than the 20% person or group) to purchase, at an exercise price of $150, shares of Common Stock of the Company (or of any company that acquires the Company) at a price equal to 50% of their current market price. Under certain circumstances, the Board of Directors may exchange the rights for Common Stock (or equivalent securities) on a one-for-one basis.

     Until declaration of an Adverse Person, or ten (10) days after public announcement that any person or group has acquired 20% or more of the Common Stock of the Company, the rights are redeemable at the option of the Board of Directors. Thereafter, they may be redeemed by the Board of Directors in connection with certain acquisitions not involving any acquiring person or Adverse Person or in certain circumstances following a disposition of shares by the acquiring person or Adverse Person. The redemption price is $0.01 per right. The rights will expire on September 27, 2004, unless redeemed prior to that date.

15.  SEGMENT INFORMATION

     In June 1997, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" (SFAS 131). The Company has adopted SFAS 131 in its 1998 annual financial statements. SFAS 131 requires that a public company report annual and interim financial and descriptive information about its reportable operating segments pursuant to criteria that differ from current accounting practice. Operating segments, as defined, are components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision-maker in deciding how to allocate resources and in assessing performance.

     The Company has determined that it has two reportable segments, core operations and advanced messaging operations. The Company's basis for the segments relates to the types of products and services each segment provides. The core operating segment includes the traditional display and alphanumeric services, which are basic one-way services, and 1 1/2-way paging services. The advanced messaging operating segment includes the new 2-way wireless messaging services, advanced wireless integration products, consumer content, VoiceNow service, Iridium WorldPage, and other future advanced messaging products.

                              PAGING NETWORK, INC.

     The following table presents certain information related to the Company's business segments as of December 31, 1996, 1997, and 1998 or for the years ended December 31, 1996, 1997, and 1998.

                                                          1996            1997            1998
                   (IN THOUSANDS)                      ----------      ----------      ----------
Net Revenues (1):
     Core(2).........................................  $  705,840      $  839,217      $  966,204
     Advanced Messaging..............................          --             272           2,151
                                                       ----------      ----------      ----------
                                                       $  705,840      $  839,489      $  968,355
                                                       ==========      ==========      ==========
Depreciation and amortization:
     Core(2).........................................  $  213,440      $  276,590      $  266,319
     Advanced Messaging..............................          --          12,852          14,940
                                                       ----------      ----------      ----------
                                                       $  213,440      $  289,442      $  281,259
                                                       ==========      ==========      ==========
Operating income (loss):
     Core(2).........................................  $   20,897(3)   $   31,399(4)   $   17,406(5)
     Advanced Messaging..............................          --         (23,891)        (39,726)(6)
                                                       ----------      ----------      ----------
                                                       $   20,897      $    7,508      $  (22,320)
                                                       ==========      ==========      ==========
Adjusted EBITDA(7):
     Core(2).........................................  $  256,837      $  320,589      $  357,725
     Advanced Messaging..............................          --         (11,039)        (24,786)
                                                       ----------      ----------      ----------
                                                       $  256,837      $  309,550      $  332,939
                                                       ==========      ==========      ==========
Capital expenditures:
     Core(2).........................................  $  390,685      $  224,459      $  199,610
     Advanced Messaging..............................      46,703         103,906          97,431
                                                       ----------      ----------      ----------
                                                       $  437,388      $  328,365      $  297,041
                                                       ==========      ==========      ==========
Net interest expense(8):
     Core(2).........................................  $   96,365      $   90,458      $   74,729
     Advanced Messaging..............................      27,970          57,233          66,963
                                                       ----------      ----------      ----------
                                                       $  124,335      $  147,691      $  141,692
                                                       ==========      ==========      ==========
Free Cash Flow(9):
     Core(2).........................................  $ (230,213)     $    5,672      $   83,386
     Advanced Messaging..............................     (74,673)       (172,178)       (189,180)
                                                       ----------      ----------      ----------
                                                       $ (304,886)     $ (166,506)     $ (105,794)
                                                       ==========      ==========      ==========
Total assets:
     Core(2).........................................  $1,077,772      $1,045,761      $  932,889
     Advanced Messaging..............................     361,841         551,472         648,355
                                                       ----------      ----------      ----------
                                                       $1,439,613      $1,597,233      $1,581,244
                                                       ==========      ==========      ==========

---------------

(1) Net Revenues are revenues from services, rent, and maintenance plus product sales less the cost of products sold.

(2) The international operations of the Company currently consist entirely of core services and accordingly are included in the Company's core business segment.

(3) Operating income for the core business segment for 1996 includes a $22.5 million non-recurring charge related to the write-off of certain subscriber devices deemed to be unrecoverable that had been distributed through a national marketing affiliate to customers who later discontinued service. See Note 11.

(4) Operating income for the core business segment for 1997 includes a $12.6 million non-recurring charge to write-down certain subscriber devices to their net realizable value. See Note 11.

                              PAGING NETWORK, INC.

(5) Operating income for the core business segment for 1998 includes a restructuring charge of $74.0 million. See Note 2.

(6) Operating loss for the advanced messaging business segment for 1998 includes a provision of $4.1 million to write-off a deposit determined to be non-recoverable.

(7) Adjusted EBITDA is earnings before interest, income taxes, depreciation, amortization, minority interest, equity in loss of an unconsolidated subsidiary, restructuring charge, non-recurring charges, and extraordinary loss.

(8) Net interest expense is interest expense less interest income.

(9) Free Cash Flow is Adjusted EBITDA less capital expenditures (excluding payments for spectrum licenses) and debt service.

     Adjusted EBITDA and Free Cash Flow are not measures defined in generally accepted accounting principles and should not be considered in isolation or as a substitute for measures of performance in accordance with generally accepted accounting principles.

16.  QUARTERLY FINANCIAL RESULTS (UNAUDITED)

     Quarterly financial information for the two years ended December 31, 1998 is summarized below.

                                                      FIRST        SECOND     THIRD      FOURTH
                                                     QUARTER      QUARTER    QUARTER    QUARTER
     (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)        --------     --------   --------   --------
1997
     Services, rent and maintenance revenues.......  $188,880     $199,584   $210,611   $219,386
     Product sales.................................    36,368       33,666     35,753     36,728
                                                     --------     --------   --------   --------
          Total revenues...........................   225,248      233,250    246,364    256,114
     Cost of products sold.........................   (31,357)     (28,805)   (30,341)   (30,984)
                                                     --------     --------   --------   --------
                                                      193,891      204,445    216,023    225,130
  Operating income (loss)..........................      (188)       6,120      8,263     (6,687)(1)
     Loss before extraordinary item................   (37,314)     (31,963)   (29,401)   (42,725)(1)
     Extraordinary loss............................        --      (15,544)        --         --
     Net loss......................................   (37,314)     (47,507)   (29,401)   (42,725)(1)
  Net loss per share (basic and diluted):
     Loss before extraordinary item................     (0.36)       (0.31)     (0.29)     (0.42)(1)
     Extraordinary loss............................        --        (0.15)        --         --
     Net loss per share............................     (0.36)       (0.46)     (0.29)     (0.42)(1)
  1998
     Services, rent and maintenance revenues.......  $229,861     $235,172   $239,689   $240,802
     Product sales.................................    25,889       29,329     25,382     19,903
                                                     --------     --------   --------   --------
          Total revenues...........................   255,750      264,501    265,071    260,705
     Cost of products sold.........................   (21,103)     (23,161)   (18,276)   (15,132)
                                                     --------     --------   --------   --------
                                                      234,647      241,340    246,795    245,573
     Operating income (loss).......................   (56,605)(2)   19,803     17,998     (3,516)(3)
     Net loss......................................   (92,372)(2)  (15,619)   (16,428)   (37,590)(3)
     Net loss per share (basic and diluted)........     (0.90)(2)    (0.15)     (0.16)     (0.36)(3)

---------------
(1) Operating loss for the fourth quarter of 1997 includes a $12.6 million non-recurring charge related to the write-down of certain subscriber devices to their net realizable value. See Note 11.

(2) Operating loss for the first quarter of 1998 includes a restructuring charge of $74.0 million. See Note 2.

(3) Operating loss for the fourth quarter of 1998 includes a provision of $4.1 million to write-off a deposit determined to be non-recoverable during the fourth quarter of 1998.

                              PAGING NETWORK, INC.

                          CONSOLIDATED BALANCE SHEETS
                    (IN THOUSANDS, EXCEPT SHARE INFORMATION)
                                  (UNAUDITED)

                                                              DECEMBER 31,   SEPTEMBER 30,
                                                                  1998           1999
                                                              ------------   -------------
                                          ASSETS
Current assets:
     Cash and cash equivalents..............................   $    3,077     $  102,961
     Accounts receivable, less allowance for doubtful
      accounts..............................................       84,440         77,253
     Inventories............................................        6,379         10,278
     Prepaid expenses and other assets......................       15,065         12,983
                                                               ----------     ----------
          Total current assets..............................      108,961        203,475
Property, equipment, and leasehold improvements, at cost....    1,452,870      1,511,209
     Less accumulated depreciation..........................     (547,599)      (727,712)
                                                               ----------     ----------
     Net property, equipment, and leasehold improvements....      905,271        783,497
Other non-current assets, at cost...........................      629,372        612,231
     Less accumulated amortization..........................      (62,360)       (78,318)
                                                               ----------     ----------
     Net other non-current assets...........................      567,012        533,913
                                                               ----------     ----------
                                                               $1,581,244     $1,520,885
                                                               ==========     ==========
                           LIABILITIES AND SHAREOWNERS' DEFICIT
Current liabilities:
     Accounts payable.......................................   $   96,478     $  109,962
     Accrued expenses.......................................       49,692         33,800
     Accrued interest.......................................       43,209         38,585
     Accrued restructuring costs, current portion...........        8,256         12,521
     Customer deposits......................................       22,735         17,785
     Deferred revenue.......................................       15,874         20,553
                                                               ----------     ----------
          Total current liabilities.........................      236,244        233,206
                                                               ----------     ----------
Long-term obligations.......................................    1,815,137      1,999,320
Accrued restructuring costs, non-current portion............       18,765         12,783
Minority interest...........................................        1,517             --
Commitments and contingencies...............................           --             --
Shareowners' deficit:
     Common Stock -- $.01 par, authorized 250,000,000
      shares; 103,640,554 and 103,960,240 shares issued and
      outstanding as of December 31, 1998 and September 30,
      1999, respectively....................................        1,036          1,040
     Paid-in capital........................................      132,950        134,161
     Accumulated other comprehensive income.................        2,378          1,161
     Accumulated deficit....................................     (626,783)      (860,786)
                                                               ----------     ----------
          Total shareowners' deficit........................     (490,419)      (724,424)
                                                               ----------     ----------
                                                               $1,581,244     $1,520,885
                                                               ==========     ==========

                             See accompanying notes

                              PAGING NETWORK, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                  (IN THOUSANDS, EXCEPT PER SHARE INFORMATION)
                                  (UNAUDITED)

                                                      THREE MONTHS ENDED      NINE MONTHS ENDED
                                                        SEPTEMBER 30,           SEPTEMBER 30,
                                                     --------------------   ---------------------
                                                       1998       1999        1998        1999
                                                     --------   ---------   ---------   ---------
Services, rent and maintenance revenues............  $239,689   $ 223,063   $ 704,722   $ 696,566
Product sales......................................    25,382      24,347      80,600      68,969
                                                     --------   ---------   ---------   ---------
          Total revenues...........................   265,071     247,410     785,322     765,535
Cost of products sold..............................   (18,276)    (16,374)    (62,540)    (43,013)
                                                     --------   ---------   ---------   ---------
                                                      246,795     231,036     722,782     722,522
Operating expenses:
     Services, rent and maintenance................    52,643      63,033     158,011     193,705
     Selling.......................................    27,284      24,231      72,320      70,223
     General and administrative....................    79,811      84,648     224,035     260,877
     Depreciation and amortization.................    69,059      72,623     213,220     268,171
     Provision for asset impairment................        --          --          --      17,798
     Restructuring charge..........................        --          --      74,000          --
                                                     --------   ---------   ---------   ---------
          Total operating expenses.................   228,797     244,535     741,586     810,774
                                                     --------   ---------   ---------   ---------
Operating income (loss)............................    17,998     (13,499)    (18,804)    (88,252)
Other income (expense):
Interest expense...................................   (35,822)    (37,296)   (109,353)   (111,097)
Interest income....................................       534         681       1,564       1,986
Minority interest..................................       862         626       2,174         806
                                                     --------   ---------   ---------   ---------
          Total other income (expense).............   (34,426)    (35,989)   (105,615)   (108,305)
                                                     --------   ---------   ---------   ---------
Loss before cumulative effect of a change in
  accounting principle.............................   (16,428)    (49,488)   (124,419)   (196,557)
Cumulative effect of a change in accounting
  principle........................................        --          --          --     (37,446)
                                                     --------   ---------   ---------   ---------
Net loss...........................................  $(16,428)  $ (49,488)  $(124,419)  $(234,003)
                                                     ========   =========   =========   =========
Net loss per share (basic and diluted):
Loss before cumulative effect of a change in
  accounting principle.............................  $  (0.16)  $   (0.48)  $   (1.20)  $   (1.89)
Cumulative effect of a change in accounting
  principle........................................        --          --          --       (0.36)
                                                     --------   ---------   ---------   ---------
Net loss per share.................................  $  (0.16)  $   (0.48)  $   (1.20)  $   (2.25)
                                                     ========   =========   =========   =========

                             See accompanying notes

                              PAGING NETWORK, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)
                                  (UNAUDITED)

                                                                NINE MONTHS ENDED
                                                                  SEPTEMBER 30,
                                                              ---------------------
                                                                1998        1999
                                                              ---------   ---------
Operating activities:
     Net loss...............................................  $(124,419)  $(234,003)
     Adjustments to reconcile net loss to net cash provided
      by operating activities:
     Provision for asset impairment.........................         --      17,798
     Cumulative effect of a change in accounting
      principle.............................................         --      37,446
     Restructuring charge...................................     74,000          --
     Depreciation...........................................    193,242     254,884
     Amortization...........................................     19,978      13,287
     Provision for doubtful accounts........................     13,780      20,896
     Amortization of debt issuance costs....................      3,316       3,411
     Minority interest......................................     (2,174)       (806)
     Other..................................................      4,160          --
     Changes in operating assets and liabilities:
          Accounts receivable...............................    (11,990)    (14,841)
          Inventories.......................................      2,512      (4,066)
          Prepaid expenses and other assets.................      2,430       1,939
          Accounts payable..................................     11,752      15,132
          Accrued expenses and accrued interest.............      3,248     (20,147)
          Accrued restructuring costs.......................     (2,101)     (1,717)
          Customer deposits and deferred revenue............      3,010        (197)
                                                              ---------   ---------
Net cash provided by operating activities...................    190,744      89,016
                                                              ---------   ---------
Investing activities:
     Capital expenditures...................................   (171,295)   (162,830)
     Payments for spectrum licenses.........................     (6,044)     (3,835)
     Business acquisitions and joint venture investments....     (6,528)         --
     Other, net.............................................     10,873      (9,047)
                                                              ---------   ---------
Net cash used in investing activities.......................   (172,994)   (175,712)
                                                              ---------   ---------
Financing activities:
     Borrowings of long-term obligations....................    216,710     321,353
     Repayments of long-term obligations....................   (230,907)   (135,979)
     Proceeds from exercise of stock options................      7,607       1,206
                                                              ---------   ---------
Net cash provided by (used in) financing activities.........     (6,590)    186,580
                                                              ---------   ---------
Net increase in cash and cash equivalents...................     11,160      99,884
Cash and cash equivalents at beginning of period............      2,924       3,077
                                                              ---------   ---------
Cash and cash equivalents at end of period..................  $  14,084   $ 102,961
                                                              =========   =========

                             See accompanying notes

                              PAGING NETWORK, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               SEPTEMBER 30, 1999
                                  (UNAUDITED)

1.  MERGER AGREEMENT AND LIQUIDITY

     On November 8, 1999, Paging Network, Inc. (the Company) announced that the Company had signed a definitive agreement (the Merger Agreement) to merge (the Merger) with Arch Communications Group, Inc. (Arch). Under the terms of the Merger Agreement, each share of the Company's common stock will be exchanged for
0.1247 share of Arch common stock. Under the terms of the Merger Agreement, the Company's 8.875% senior subordinated notes due 2006, its 10% senior subordinated notes due 2008, and its 10.125% senior subordinated notes due 2007 (collectively, the Notes), along with all accrued interest thereon, will be exchanged in a registered exchange offer under which the holders of each $1,000 of outstanding principal of Notes will receive, upon consummation of the Merger, approximately 64 shares of common stock of Arch. The Merger Agreement also requires that certain senior notes and preferred stock of Arch be converted into Arch common stock as part of a recapitalization of the combined company.

     As part of the Merger, the Company intends to distribute 80.5% of its interest in Silverlake Communications, Inc., a wholly-owned subsidiary of the Company doing business as Vast Solutions (Vast Solutions), to holders of the Notes and the Company's common stock. Holders of the Notes will receive up to an 68.9% interest in Vast Solutions, while holders of the Company's common stock will receive up to an 11.6% interest. The remaining 19.5% interest will be held by the combined company following the Merger.

     The Merger Agreement and related recapitalization of the combined company require a 97.5% acceptance by the holders of the Notes and Arch's senior discount noteholders, in addition to the affirmative votes of a majority of the Company's stockholders, Arch's stockholders, and Arch's Series C preferred stockholders, to complete the Merger. Consent of the lenders under the Company's $1 billion revolving credit facility (the Credit Agreement) is also required. The Merger Agreement also provides for the Company to file a "pre-packaged" Chapter 11 reorganization plan if the level of acceptances from the holders of the Notes is below 97.5%, but greater than 66.7%, the level required for consummation of a "pre-packaged" Chapter 11 reorganization plan.

     Consummation of the Merger is subject to completion of the recapitalization described, customary regulatory review, certain third-party consents, and the approvals noted above. The Company anticipates the Merger to be completed during the first half of 2000.

     The Company is currently in compliance with the financial covenants set forth in all of its U.S. and Canadian debt agreements. The Company is pursuing various efforts to improve the Company's domestic earnings before interest, income taxes, depreciation, and amortization (EBITDA) for the fourth quarter of 1999. However, if these efforts prove unsuccessful, the Company will cease to remain in compliance with the interest coverage covenant set forth in the Company's Credit Agreement following the close of the fourth quarter of 1999. In that event, the Company would seek to obtain a waiver for such non-compliance under the Credit Agreement. If the Company is unable to obtain a waiver for such non-compliance, the lenders will have various rights, including the right to accelerate the outstanding indebtedness. Such acceleration would also result in the Company being in default under the cross-default provisions of the Notes.

     The Company is currently precluded from further borrowings by the terms of its Notes. As of November 5, 1999, the Company had approximately $50 million in cash, which, combined with cash expected to be generated from operations, the Company believes is sufficient to meet its obligations into the first quarter of 2000. If the Company does not achieve an improvement in its domestic EBITDA, the Company may not have sufficient cash or borrowing capacity to meet its obligations through the first quarter of 2000. The Company is currently exploring certain strategic and financing alternatives to ensure continued liquidity through the consummation of the Merger. However, there can be no assurance that the Company's efforts to obtain additional liquidity will prove timely or successful or that the Merger will be completed, and the

                              PAGING NETWORK, INC.

                               SEPTEMBER 30, 1999
                                  (UNAUDITED)

Company may be required to reduce the level of its operations and/or file for protection under Chapter 11 of the U.S. Bankruptcy Code to restructure its obligations, including those under the Notes. Such a filing would likely have a material impact on the Company's results of operations and financial position. Furthermore, if the Merger is not ultimately consummated, the Company may incur significant charges, including charges for asset impairments and restructuring the Company's operations.

2.  THE COMPANY

     The Company is a provider of wireless messaging and information delivery services. The Company provides service in all 50 states, the District of Columbia, the U.S. Virgin Islands, Puerto Rico, Canada, and Spain, including service in all of the largest 100 markets (in population) in the United States, and owns a minority interest in a wireless messaging company in Brazil. The consolidated financial statements include the accounts of all of its wholly and majority-owned subsidiaries. All intercompany transactions have been eliminated.

3.  UNAUDITED INTERIM FINANCIAL STATEMENTS

     The interim consolidated financial information contained herein is unaudited but, in the opinion of management, includes all adjustments, which are of a normal recurring nature, except for the cumulative effect of a change in accounting principle discussed in Note 4, the provision for asset impairment discussed in Note 5, and the restructuring charge discussed in Note 6, necessary for a fair presentation of the financial position, results of operations, and cash flows for the periods presented. These financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, these financial statements do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. The balance sheet as of December 31, 1998, has been derived from the audited financial statements as of that date. Results of operations for the periods presented herein are not necessarily indicative of results of operations for the entire year. These financial statements and related notes should be read in conjunction with the financial statements and notes included in the Company's Annual Report on Form 10-K for the year ended December 31, 1998.

4.  ACCOUNTING CHANGES

     The Company adopted the provisions of Statement of Position 98-5 "Reporting on the Costs of Start-Up Activities" (SOP 98-5), effective January 1, 1999. SOP 98-5 requires the expensing of all start-up costs as incurred as well as writing off the remaining unamortized balance of capitalized start-up costs at the date of adoption of SOP 98-5. The impact of the Company's adoption of SOP 98-5 was a charge of $37 million representing the cumulative effect of a change in accounting principle to write-off all unamortized start-up costs as of January 1, 1999, and an increase in services, rent and maintenance expenses of $5 million and $16 million, respectively, for the three and nine months ended September 30, 1999, and a decrease in depreciation and amortization expense of $1 million and $4 million, respectively, for the three and nine months ended September 30, 1999.

     Effective April 1, 1999, the Company changed the depreciable lives for its subscriber devices and certain network equipment. The Company changed the depreciable lives of its subscriber devices from three years to two years and the depreciable life of certain of its network equipment from seven years to ten years. The changes resulted from a review by the Company of the historical usage periods of its subscriber devices and its network equipment and the Company's expectations regarding future usage periods for subscriber devices considering current and projected technological advances. As a result of these changes, depreciation expense

                              PAGING NETWORK, INC.

                               SEPTEMBER 30, 1999
                                  (UNAUDITED)

increased by approximately $8 million and $77 million, respectively, during the three and nine months ended September 30, 1999.

     In March 1998, the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants issued Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed For of Obtained for Internal Use" (SOP 98-1). SOP 98-1 requires the capitalization of certain costs of developing or acquiring computer software for internal use. The Company adopted the provisions of SOP 98-1, effective January 1, 1999. The adoption of SOP 98-1 did not have a significant impact on the Company's results of operations or financial position, as the Company's policy for accounting for the costs of developing or acquiring computer software for internal use prior to the adoption of SOP 98-1 was generally consistent with the provisions of SOP 98-1.

5.  PROVISION FOR ASSET IMPAIRMENT

     The Company recorded a provision of $18 million during the quarter ended March 31, 1999, for the impairment of the assets of the Company's majority-owned Spanish subsidiaries in accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of ", which requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. During the first quarter of 1999, the Company made the decision to narrow its focus to its North American operations and, as a result, made the decision to sell or otherwise dispose of its operations in Spain. As a result of this decision, the Company analyzed the estimated future cash flows expected to be generated from its Spanish operations and determined that they would not be sufficient to recover the net book value of the assets of the subsidiaries and, accordingly, recorded a provision to write down the assets of the Spanish subsidiaries based on the estimated value of the Company's investment in its Spanish subsidiaries as of March 31, 1999. No cash costs have been incurred or are expected as a result of the provision for the impairment of the assets of the Company's Spanish subsidiaries.

6.  RESTRUCTURING CHARGE

     In February 1998, the Company's Board of Directors approved a restructuring of the Company's domestic operations (the Restructuring). As part of the Restructuring, the Company is in the process of reorganizing its operations to expand its sales organization, eliminate local and redundant administrative operations, and consolidate certain key support functions. Subject to the potential merger described in Note 1, the Company expects to eliminate a total of approximately 1,600 positions, including positions already eliminated and net of positions added, through the consolidation of redundant administrative operations and certain key support functions located in offices throughout the country into central facilities (the Centers of Excellence). As a result of the Restructuring, the Company recorded a charge of $74 million, or $0.72 per share (basic and diluted), during the quarter ended March 31, 1998. The components of the charge included (in thousands):

Write-down of property and equipment........................  $38,900
Lease obligations and terminations..........................   18,900
Severance and related benefits..............................   12,700
Other.......................................................    3,500
                                                              -------
          Total restructuring charge........................  $74,000
                                                              =======

                              PAGING NETWORK, INC.

                               SEPTEMBER 30, 1999
                                  (UNAUDITED)

     The writedown of property and equipment related to a non-cash charge to reduce the carrying amount of certain machinery and equipment, furniture and fixtures, and leasehold improvements that the Company would not continue to utilize following the Restructuring to their estimated net realizable value as of the date such assets were projected to be disposed of or abandoned by the Company, allowing for the recognition of normal depreciation expense on such assets through their projected disposal date. The net realizable value of these assets was determined based on management estimates, which considered such factors as the nature and age of the assets to be disposed of, the timing of the assets' disposal, and the method and potential costs of the disposal. Such estimates are subject to change.

     The provision for lease obligations and terminations related primarily to future lease commitments on local and regional office facilities that would be closed as part of the Restructuring. The charge represented future lease obligations, net of projected sublease income, on such leases past the dates the offices would be closed by the Company, or, for certain leases, the cost of terminating the leases prior to their scheduled expiration. Projected sublease income was based on management estimates, which are subject to change. Cash payments on the leases and lease terminations will occur over the remaining lease terms, the majority of which expire prior to 2003.

     Through the elimination of certain local and regional administrative operations and the consolidation of certain support functions, the Company expects to eliminate a total of approximately 1,600 net positions, including positions already eliminated, the majority of which are non-sales related positions in local and regional offices. As a result of eliminating these positions, the Company expects to involuntarily terminate an estimated 1,950 employees. The majority of the remaining severance and benefits costs to be paid by the Company will be paid during 2000. The number of positions eliminated and employees involuntarily terminated may be significantly impacted if the Merger discussed in Note 1 is consummated.

     During the fourth quarter of 1998, the Company identified additional furniture, fixtures, and equipment that would not be utilized following the Restructuring, resulting in an additional non-cash charge of $3 million. This charge was offset by reductions in the provisions for lease obligations and terminations and severance costs as a result of refinements to the Company's schedule for local and regional offices closures. Also as a result of the refinements to the office closing schedule, the Company adjusted, effective October 1, 1998, the depreciable lives of certain of the assets written down in the first quarter of 1998, resulting in a decrease in depreciation expense of approximately $5 million for the third quarter of 1999 and $15 million for the nine months ended September 30, 1999.

     The Company's restructuring activity from January 1, 1999 through September 30, 1999 is as follows (in thousands):

                                                  UTILIZATION OF RESERVE
                                     BEGINNING    ----------------------    REMAINING
                                      RESERVE       CASH       NON-CASH      RESERVE
                                     ---------    --------    ----------    ---------
Lease obligation costs.............   $16,917      $  527       $    --      $16,390
Severance costs....................    10,104       1,190            --        8,914
                                      -------      ------       -------      -------
          Total....................   $27,021      $1,717       $    --      $25,304
                                      =======      ======       =======      =======

7.  LONG-TERM OBLIGATIONS

     As of September 30, 1999, the Company had $745 million of borrowings outstanding under its Credit Agreement.

                              PAGING NETWORK, INC.

                               SEPTEMBER 30, 1999
                                  (UNAUDITED)

8.  INCOME TAX PROVISION

     No provision or benefit for income taxes has been made for the three and nine months ended September 30, 1998 and 1999, as the deferred benefit from operating losses was offset by an increase in the valuation allowance.

9.  COMMON STOCK AND NET LOSS PER SHARE

     Net loss per share amounts are computed based on the weighted average number of common shares outstanding. The number of shares used to compute per share amounts for both the three months ended September 30, 1998 and 1999 were 104 million. The number of shares used to compute per share amounts for the nine months ended September 30, 1998 and 1999 were 103 million and 104 million, respectively. The average number of options to purchase shares of the Company's Common Stock during the three and nine months ended September 30, 1998 were 8 million and 7 million, respectively, at exercise prices ranging from $2.67 per share to $25.50 per share. The average number of options to purchase shares of the Company's Common Stock during the three and nine months ended September 30, 1999 were 10 million, at exercise prices ranging from $2.73 per share to $17.13 per share. These stock options were not included in the computation of diluted earnings per share because the effect of assuming their exercise would have been antidilutive.

     The Company has 275 million authorized shares, of which 250 million are Common Stock and 25 million are preferred stock. As of September 30, 1999, there were no preferred shares issued or outstanding.

10.  COMPREHENSIVE LOSS

     Comprehensive loss for the three and nine months ended September 30, 1998 and 1999, is as follows (in thousands):

                                                    THREE MONTHS             NINE MONTHS
                                                ENDED SEPTEMBER 30,      ENDED SEPTEMBER 30,
                                                --------------------    ----------------------
                                                  1998        1999        1998         1999
                                                --------    --------    ---------    ---------
Net loss......................................  $(16,428)   $(49,488)   $(124,419)   $(234,003)
Foreign currency translation adjustments......       526        (210)       1,636       (1,217)
                                                --------    --------    ---------    ---------
          Total comprehensive loss............  $(15,902)   $(49,698)   $(122,783)   $(235,220)
                                                ========    ========    =========    =========

11.  STATEMENT OF CASH FLOWS INFORMATION

     Cash and cash equivalents include highly liquid debt instruments with an original maturity of three months or less. As of September 30, 1999, cash equivalents also include investments in money market instruments, which are carried at fair market value. Cash payments made for interest during the nine months ended September 30, 1998 and 1999, were approximately $108 million and $112 million, respectively, net of interest capitalized during the nine months ended September 30, 1998 and 1999 of $14 million and $17 million, respectively. There were no significant federal or state income taxes paid or refunded for the nine months ended September 30, 1998 and 1999.

12.  SEGMENT INFORMATION

     The Company has determined that it has two reportable segments, core operations and advanced messaging operations. The Company's basis for the segments relates to the types of products and services each segment provides. The core operating segment includes the traditional display and alphanumeric services,

                              PAGING NETWORK, INC.

                               SEPTEMBER 30, 1999
                                  (UNAUDITED)

which are basic one-way services, and 1 1/2-way paging services. The advanced messaging operating segment consists of the Company's new 2-way wireless messaging services, VoiceNow service and Iridium WorldPage, and the operations of Vast Solutions, which include wireless integration products, consumer content, and wireless software development and sales.

     The following table presents certain information related to the Company's business segments for the three and nine months ended September 30, 1998 and 1999.

                                                     THREE MONTHS             NINE MONTHS
                                                 ENDED SEPTEMBER 30,      ENDED SEPTEMBER 30,
                                                 --------------------    ---------------------
                                                   1998        1999        1998        1999
                                                 --------    --------    --------    ---------
Net Revenues (1):
     Core (2)..................................  $246,134    $227,238    $721,960    $ 712,469
     Advanced Messaging........................       661       3,798         822       10,053
                                                 --------    --------    --------    ---------
                                                 $246,795    $231,036    $722,782    $ 722,522
                                                 ========    ========    ========    =========
Operating income (loss):
     Core (2)..................................  $ 28,353    $   (379)   $  1,778(3) $ (54,625)(4)
     Advanced Messaging........................   (10,355)    (13,120)    (20,582)     (33,627)
                                                 --------    --------    --------    ---------
                                                 $ 17,998    $(13,499)   $(18,804)   $ (88,252)
                                                 ========    ========    ========    =========
Adjusted EBITDA (5):
     Core (2)..................................  $ 92,759    $ 71,694    $276,855    $ 229,551
     Advanced Messaging........................    (5,702)    (12,570)     (8,439)     (31,834)
                                                 --------    --------    --------    ---------
                                                 $ 87,057    $ 59,124    $268,416    $ 197,717
                                                 ========    ========    ========    =========
Free Cash Flow (6):
     Core (2)..................................  $ 30,432    $ 29,009    $107,255    $  91,176
     Advanced Messaging........................   (62,232)    (63,374)   (117,923)    (165,400)
                                                 --------    --------    --------    ---------
                                                 $(31,800)   $(34,365)   $(10,668)   $ (74,224)
                                                 ========    ========    ========    =========

---------------

(1) Net Revenues are revenues from services, rent, and maintenance plus product sales less the cost of products sold.

(2) The international operations of the Company currently consist entirely of core services and accordingly are included in the Company's core business segment.

(3) Operating loss for the core business segment for the first nine months of 1998 includes a restructuring charge of $74 million. See Note 6.

(4) Operating loss for the core business segment for the first nine months of 1999 includes a provision for asset impairment of $18 million. See Note 5.

(5) Adjusted EBITDA is earnings before interest, income taxes, depreciation, amortization, minority interest, restructuring charge, provision for asset impairment, and cumulative effect of a change in accounting principle.

(6) Free Cash Flow is Adjusted EBITDA less capital expenditures (excluding payments for spectrum licenses) and debt service.

     The Company's method for allocating costs to business segments is not consistent with the contemplated asset transfer in connection with the intended distribution of Vast Solutions in connection with the Merger. See Note 1.

     Adjusted EBITDA and Free Cash Flow are not measures defined in generally accepted accounting principles and should not be considered in isolation or as substitutes for measures of performance in accordance with generally accepted accounting principles.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Arch Communications Group, Inc.:

     We have audited the accompanying consolidated balance sheets of Arch Communications Group, Inc. (a Delaware corporation) (the "Company") and subsidiaries as of December 31, 1997 and 1998, and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for each of the three years in the period ended December 31, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements, based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Arch Communications Group, Inc. and subsidiaries as of December 31, 1997 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.

                                            ARTHUR ANDERSEN LLP

Boston, Massachusetts
February 24, 1999 (except with respect to the matters discussed in Note 12, as to which the date is June 28, 1999)

                        ARCH COMMUNICATIONS GROUP, INC.

                          CONSOLIDATED BALANCE SHEETS
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                                   DECEMBER 31,
                                                              -----------------------
                                                                 1997         1998
                                                              ----------   ----------
                                       ASSETS
Current assets:
     Cash and cash equivalents..............................  $    3,328   $    1,633
     Accounts receivable (less reserves of $5,744 and $6,583
      in 1997 and 1998, respectively).......................      30,147       30,753
     Inventories............................................      12,633       10,319
     Prepaid expenses and other.............................       4,917        8,007
                                                              ----------   ----------
          Total current assets..............................      51,025       50,712
                                                              ----------   ----------
Property and equipment, at cost:
     Land, buildings and improvements.......................      10,089       10,480
     Paging and computer equipment..........................     361,713      400,312
     Furniture, fixtures and vehicles.......................      16,233       17,381
                                                              ----------   ----------
                                                                 388,035      428,173
     Less accumulated depreciation and amortization.........     146,542      209,128
                                                              ----------   ----------
     Property and equipment, net............................     241,493      219,045
                                                              ----------   ----------
Intangible and other assets (less accumulated amortization
  of $260,932 and $372,122 in 1997 and 1998,
  respectively).............................................     728,202      634,528
                                                              ----------   ----------
                                                              $1,020,720   $  904,285
                                                              ==========   ==========

                   LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
     Current maturities of long-term debt...................  $   24,513   $    1,250
     Accounts payable.......................................      22,486       25,683
     Accrued restructuring charges..........................          --       11,909
     Accrued expenses.......................................      11,894       11,689
     Accrued interest.......................................      11,249       20,997
     Customer deposits......................................       6,150        4,528
     Deferred revenue.......................................       8,787       10,958
                                                              ----------   ----------
          Total current liabilities.........................      85,079       87,014
                                                              ----------   ----------
Long-term debt, less current maturities.....................     968,896    1,003,499
                                                              ----------   ----------
     Other long-term liabilities............................          --       27,235
                                                              ----------   ----------
Commitments and contingencies
Stockholders' equity (deficit):
     Preferred stock--$.01 par value, authorized 10,000,000
      shares; issued 250,000 shares (aggregate liquidation
      preference of $26,030 in 1999)........................          --            3
     Common stock--$.01 par value, authorized 75,000,000
      shares, issued and outstanding: 6,954,521 and
      7,071,861 shares in 1997 and 1998, respectively.......          70           71
     Additional paid-in capital.............................     351,349      378,218
     Accumulated deficit....................................    (384,674)    (591,755)
                                                              ----------   ----------
          Total stockholders' equity (deficit)..............     (33,255)    (213,463)
                                                              ----------   ----------
                                                              $1,020,720   $  904,285
                                                              ==========   ==========

  The accompanying notes are an integral part of these consolidated financial statements.

                        ARCH COMMUNICATIONS GROUP, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                               YEARS ENDED DECEMBER 31,
                                                          -----------------------------------
                                                            1996         1997         1998
                                                          ---------    ---------    ---------
Service, rental and maintenance revenues................  $ 291,399    $ 351,944    $ 371,154
Product sales...........................................     39,971       44,897       42,481
                                                          ---------    ---------    ---------
          Total revenues................................    331,370      396,841      413,635
Cost of products sold...................................    (27,469)     (29,158)     (29,953)
                                                          ---------    ---------    ---------
                                                            303,901      367,683      383,682
                                                          ---------    ---------    ---------
Operating expenses:
     Service, rental and maintenance....................     64,957       79,836       80,782
     Selling............................................     46,962       51,474       49,132
     General and administrative.........................     86,181      106,041      112,181
     Depreciation and amortization......................    191,871      232,347      221,316
     Restructuring charge...............................         --           --       14,700
                                                          ---------    ---------    ---------
          Total operating expenses......................    389,971      469,698      478,111
                                                          ---------    ---------    ---------
Operating income (loss).................................    (86,070)    (102,015)     (94,429)
Interest expense........................................    (76,303)     (96,482)    (104,019)
Interest income.........................................      1,426          904        1,766
Other expense...........................................     (1,050)      (1,581)      (1,960)
Equity in loss of affiliate.............................     (1,968)      (3,872)      (5,689)
                                                          ---------    ---------    ---------
Income (loss) before income tax benefit, extraordinary
  item and accounting change............................   (163,965)    (203,046)    (204,331)
Benefit from income taxes...............................     51,207       21,172           --
                                                          ---------    ---------    ---------
Income (loss) before extraordinary item and
  accounting change.....................................   (112,758)    (181,874)    (204,331)
Extraordinary charge from early extinguishment of
  debt..................................................     (1,904)          --       (1,720)
Cumulative effect of accounting change..................         --           --           --
                                                          ---------    ---------    ---------
Net income (loss).......................................   (114,662)    (181,874)    (206,051)
Accretion of redeemable preferred stock.................       (336)         (32)          --
Preferred stock dividend................................         --           --       (1,030)
                                                          ---------    ---------    ---------
Net income (loss) applicable to common stockholders.....  $(114,998)   $(181,906)   $(207,081)
                                                          =========    =========    =========
Basic/diluted income (loss) per common share before
  extraordinary item and accounting change..............  $  (16.59)   $  (26.31)   $  (29.34)
Extraordinary charge from early extinguishment of debt
  per basic/diluted common share........................      (0.27)          --        (0.24)
                                                          ---------    ---------    ---------
Basic/diluted net income (loss) per common share........  $  (16.86)   $  (26.31)   $  (29.58)
                                                          =========    =========    =========
Basic/diluted weighted average number of common shares
  outstanding...........................................  6,815,314    6,915,413    6,997,730
                                                          =========    =========    =========

  The accompanying notes are an integral part of these consolidated financial statements.

                        ARCH COMMUNICATIONS GROUP, INC.

           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                                                                  TOTAL
                                                                 ADDITIONAL                   STOCKHOLDERS'
                                          PREFERRED    COMMON      PAID-IN     ACCUMULATED        EQUITY
                                            STOCK       STOCK      CAPITAL       DEFICIT        (DEFICIT)
                                          ---------    ------    ----------    -----------    -------------
Balance, December 31, 1995..............     $--         $66      $334,956      $ (88,138)      $ 246,884
     Exercise of options to purchase
       56,436 shares of common stock....      --           1         1,470             --           1,471
     Issuance of 15,614 shares of common
       stock under Arch's Employee Stock
       Purchase Plan....................      --          --           373             --             373
     Issuance of 281,013 shares of
       common stock upon conversion of
       convertible subordinated
       debentures.......................      --           3        14,118             --          14,121
     Accretion of redeemable preferred
       stock............................      --          --          (336)            --            (336)
     Net loss...........................      --          --            --       (114,662)       (114,662)
                                             ---         ---      --------      ---------       ---------
Balance, December 31, 1996..............      --          70       350,581       (202,800)        147,851
     Issuance of 50,447 shares of common
       stock under Arch's Employee Stock
       Purchase Plan....................      --          --           800             --             800
     Accretion of redeemable preferred
       stock............................      --          --           (32)            --             (32)
     Net loss...........................      --          --            --       (181,874)       (181,874)
                                             ---         ---      --------      ---------       ---------
Balance, December 31, 1997..............      --          70       351,349       (384,674)        (33,255)
     Exercise of options to purchase
       31,344 shares of common stock....      --          --           294             --             294
     Issuance of 250,000 shares of
       preferred stock..................       3          --        24,997             --          25,000
     Issuance of 85,996 shares of common
       stock under Arch's Employee Stock
       Purchase Plan....................      --           1           548             --             549
     Preferred stock dividend...........      --          --         1,030         (1,030)             --
     Net loss...........................      --          --            --       (206,051)       (206,051)
                                             ---         ---      --------      ---------       ---------
Balance, December 31, 1998..............     $ 3         $71      $378,218      $(591,755)      $(213,463)
                                             ===         ===      ========      =========       =========

  The accompanying notes are an integral part of these consolidated financial statements.

                        ARCH COMMUNICATIONS GROUP, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                  YEARS ENDED DECEMBER 31,
                                                              ---------------------------------
                                                                1996        1997        1998
                                                              ---------   ---------   ---------
Cash flows from operating activities:
     Net income (loss)......................................  $(114,662)  $(181,874)  $(206,051)
     Adjustments to reconcile net income (loss) to net cash
       provided by operating activities:
     Depreciation and amortization..........................    191,871     232,347     221,316
     Deferred income tax benefit............................    (51,207)    (21,172)         --
     Extraordinary charge from early extinguishment of
       debt.................................................      1,904          --       1,720
     Equity in loss of affiliate............................      1,968       3,872       5,689
     Accretion of discount on senior notes..................     24,273      33,259      37,115
     Gain on Tower Site Sale................................         --          --      (2,500)
     Accounts receivable loss provision.....................      8,198       7,181       8,545
     Changes in assets and liabilities, net of effect from
       acquisitions of paging companies:
          Accounts receivable...............................    (15,513)    (11,984)     (9,151)
          Inventories.......................................      1,845      (2,394)      2,314
          Prepaid expenses and other........................         89        (386)     (3,090)
          Accounts payable and accrued expenses.............    (12,520)      3,683      24,649
          Customer deposits and deferred revenue............      1,556       1,058         549
                                                              ---------   ---------   ---------
Net cash provided by operating activities...................     37,802      63,590      81,105
                                                              ---------   ---------   ---------
Cash flows from investing activities:
     Additions to property and equipment, net...............   (138,899)    (87,868)    (79,249)
     Additions to intangible and other assets...............    (26,307)    (14,901)    (33,935)
     Net proceeds from Tower Site Sale......................         --          --      30,316
     Acquisition of paging companies, net of cash
       acquired.............................................   (325,420)         --          --
                                                              ---------   ---------   ---------
Net cash used for investing activities......................   (490,626)   (102,769)    (82,868)
                                                              ---------   ---------   ---------
Cash flows from financing activities:
     Issuance of long-term debt.............................    676,000      91,000     463,239
     Repayment of long-term debt............................   (225,166)    (49,046)   (489,014)
     Repayment of redeemable preferred stock................         --      (3,744)         --
     Net proceeds from sale of preferred stock..............         --          --      25,000
     Net proceeds from sale of common stock.................      1,844         800         843
                                                              ---------   ---------   ---------
Net cash provided by financing activities...................    452,678      39,010          68
                                                              ---------   ---------   ---------
Net (decrease) increase in cash and cash equivalents........       (146)       (169)     (1,695)
Cash and cash equivalents, beginning of period..............      3,643       3,497       3,328
                                                              ---------   ---------   ---------
Cash and cash equivalents, end of period....................  $   3,497   $   3,328   $   1,633
                                                              =========   =========   =========
Supplemental disclosure:
     Interest paid..........................................  $  48,905   $  62,231   $  57,151
                                                              =========   =========   =========
     Issuance of common stock for convertible debentures....  $  14,121   $      --   $      --
                                                              =========   =========   =========
     Accretion of redeemable preferred stock................  $     336   $      32   $      --
                                                              =========   =========   =========
     Preferred stock dividend...............................  $      --   $      --   $   1,030
                                                              =========   =========   =========
     Liabilities assumed in acquisition of paging
       companies............................................  $  58,233   $      --   $      --
                                                              =========   =========   =========

  The accompanying notes are an integral part of these consolidated financial statements.

                        ARCH COMMUNICATIONS GROUP, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

     Organization--Arch Communications Group, Inc. ("Arch" or the "Company") is a leading provider of wireless messaging services, primarily paging services, and is the third largest paging company in the United States (based on units in service).

     Principles of Consolidation--The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

     Revenue Recognition--Arch recognizes revenue under rental and service agreements with customers as the related services are performed. Maintenance revenues and related costs are recognized ratably over the respective terms of the agreements. Sales of equipment are recognized upon delivery. Commissions are recognized as an expense when incurred.

     Use of Estimates--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Cash Equivalents--Cash equivalents include short-term, interest-bearing instruments purchased with remaining maturities of three months or less. The carrying amount approximates fair value due to the relatively short period to maturity of these instruments.

     Inventories--Inventories consist of new pagers which are held primarily for resale. Inventories are stated at the lower of cost or market, with cost determined on a first-in, first-out basis.

     Property and Equipment--Pagers sold or otherwise retired are removed from the accounts at their net book value using the first-in, first-out method. Property and equipment is stated at cost and is depreciated using the straight-line method over the following estimated useful lives:

                 ASSET CLASSIFICATION                    ESTIMATED USEFUL LIFE
                 --------------------                    ---------------------
Buildings and improvements.............................        20 Years
Leasehold improvements.................................       Lease Term
Pagers.................................................         3 Years
Paging and computer equipment..........................        5-8 Years
Furniture and fixtures.................................        5-8 Years
Vehicles...............................................         3 Years

     Depreciation and amortization expense related to property and equipment totaled $87.5 million, $108.0 million and $101.1 million for the years ended December 31, 1996, 1997 and 1998, respectively.

                        ARCH COMMUNICATIONS GROUP, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     Intangible and Other Assets--Intangible and other assets, net of accumulated amortization, are composed of the following (in thousands):

                                                          DECEMBER 31,
                                                       -------------------
                                                         1997       1998
                                                       --------   --------
Goodwill.............................................  $312,017   $271,808
Purchased FCC licenses...............................   293,922    256,519
Purchased subscriber lists...........................    87,281     56,825
Deferred financing costs.............................     8,752     22,072
Investment in Benbow PCS Ventures, Inc...............     6,189     11,347
Investment in CONXUS Communications, Inc.............     6,500      6,500
Non-competition agreements...........................     2,783      1,790
Other................................................    10,758      7,667
                                                       --------   --------
                                                       $728,202   $634,528
                                                       ========   ========

     Amortization expense related to intangible and other assets totaled $104.4 million, $124.3 million and $120.2 million for the years ended December 31, 1996, 1997 and 1998, respectively.

     Subscriber lists, Federal Communications Commission ("FCC") licenses and goodwill are amortized over their estimated useful lives, ranging from five to ten years using the straight-line method. Non-competition agreements are amortized over the terms of the agreements using the straight-line method. Other assets consist of contract rights, organizational and FCC application and development costs which are amortized using the straight-line method over their estimated useful lives not exceeding ten years. Development and start up costs include nonrecurring, direct costs incurred in the development and expansion of paging systems, and are amortized over a two-year period. In April 1998, the Accounting Standards Executive Committee of the Financial Accounting Standards Board issued Statement of Position 98-5 ("SOP 98-5") "Reporting on the Costs of Start-Up Activities". SOP 98-5 requires costs of start-up activities and organization costs to be expensed as incurred. Arch adopted SOP 98-5 effective January 1, 1999. Initial application of SOP 98-5 will be reported as the cumulative effect of a change in accounting principle.

     Deferred financing costs incurred in connection with Arch's credit agreements (see Note 3) are being amortized over periods not to exceed the terms of the related agreements. As credit agreements are amended and restated, unamortized deferred financing costs are written off as an extraordinary charge. During 1996 and 1998, charges of $1.9 million and $1.7 million, respectively, were recognized in connection with the closing of new credit facilities.

     In connection with Arch's May 1996 acquisition of Westlink Holdings, Inc. ("Westlink") (see Note 2), Arch acquired Westlink's 49.9% share of the capital stock of Benbow PCS Ventures, Inc. ("Benbow"). Benbow has exclusive rights to a 50kHz outbound/12.5kHz inbound narrowband personal communications license in each of the central and western regions of the United States. Arch is obligated, to the extent such funds are not available to Benbow from other sources, and subject to the approval of Arch's designee on Benbow's Board of Directors, to advance Benbow sufficient funds to service debt obligations incurred by Benbow in connection with its acquisition of its narrowband PCS licenses and to finance the build out of a regional narrowband PCS system. Arch's investment in Benbow is accounted for under the equity method whereby Arch's share of Benbow's losses, since the acquisition date of Westlink, are recognized in Arch's accompanying consolidated statements of operations under the caption equity in loss of affiliate.

     On November 8, 1994, CONXUS Communications, Inc. ("CONXUS"), formerly PCS Development Corporation, was successful in acquiring the rights to a 2-way paging license in five designated regions in the

                        ARCH COMMUNICATIONS GROUP, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

United States in the FCC narrowband wireless spectrum auction. As of December 31, 1998, Arch's investment in CONXUS totaled $6.5 million and is accounted for under the cost method.

     In accordance with Statement of Financial Accounting Standards ("SFAS") No. 121 "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets To Be Disposed Of" Arch evaluates the recoverability of its carrying value of the Company's long-lived assets and certain intangible assets based on estimated undiscounted cash flows to be generated from each of such assets as compared to the original estimates used in measuring the assets. To the extent impairment is identified, Arch reduces the carrying value of such impaired assets. To date, Arch has not had any such impairments.

     Fair Value of Financial Instruments--Arch's financial instruments, as defined under SFAS No. 107 "Disclosures about Fair Value of Financial Instruments", include its cash, its debt financing and interest rate protection agreements. The fair value of cash is equal to the carrying value at December 31, 1997 and 1998.

     As discussed in Note 3, Arch's debt financing primarily consists of (1) senior bank debt, (2) fixed rate senior notes and (3) convertible subordinated debentures. Arch considers the fair value of senior bank debt to be equal to the carrying value since the related facilities bear a current market rate of interest. Arch's fixed rate senior notes are traded publicly. The following table depicts the fair value of the fixed rate senior notes and the convertible subordinated debentures based on the current market quote as of December 31, 1997 and 1998 (in thousands):

                                        DECEMBER 31, 1997       DECEMBER 31, 1998
                                      ---------------------   ---------------------
                                      CARRYING                CARRYING
            DESCRIPTION                VALUE     FAIR VALUE    VALUE     FAIR VALUE
            -----------               --------   ----------   --------   ----------
10 7/8% Senior Discount Notes due
2008................................  $332,532    $288,418    $369,506    $221,704
9 1/2% Senior Notes due 2004........   125,000     122,488     125,000     112,500
14% Senior Notes due 2004...........   100,000     112,540     100,000     103,000
12 3/4% Senior Notes due 2007.......        --          --     127,604     127,604
6 3/4% Convertible Subordinated
  Debentures due 2003...............    13,364       7,968      13,364       6,682

     Arch had off-balance-sheet interest rate protection agreements consisting of interest rate swaps and interest rate caps with notional amounts of $140.0 million and $80.0 million, respectively, at December 31, 1997 and $265.0 million and $40.0 million, respectively, at December 31, 1998. The fair values of the interest rate swaps and interest rate caps were $47,000 and $9,000, respectively, at December 31, 1997. The cost to terminate the outstanding interest rate swaps and interest rate caps at December 31, 1998 would have been $6.4 million. See Note 3.

     Basic/Diluted Net Income (Loss) Per Common Share -- In February 1997, the Financial Accounting Standards Board issued SFAS No. 128 "Earnings Per Share". The Company adopted this standard in 1997. The adoption of this standard did not have an effect on the Company's financial position, results of operations or income (loss) per share. Basic net income (loss) per common share is based on the weighted average number of common shares outstanding. Shares of stock issuable pursuant to stock options and upon conversion of the subordinated debentures (see Note 3) or the Series C Preferred Stock (see Note 4) have not been considered, as their effect would be anti-dilutive and thus diluted net income (loss) per common share is the same as basic net income (loss) per common share.

     Reclassifications--Certain amounts of prior periods were reclassified to conform with the 1998 presentation.

                        ARCH COMMUNICATIONS GROUP, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

2.  ACQUISITIONS

     In May 1996, Arch completed its acquisition of all the outstanding capital stock of Westlink for $325.4 million in cash, including direct transaction costs. The purchase price was allocated based on the fair values of assets acquired and liabilities assumed (including deferred income taxes arising in purchase accounting), which amounted to $383.6 million and $58.2 million, respectively.

     This acquisition has been accounted for as a purchase, and the results of its operations have been included in the consolidated financial statements from the date of the acquisition. Goodwill resulting from the acquisition is being amortized over a ten-year period using the straight-line method.

     The following unaudited pro forma summary presents the consolidated results of operations as if the acquisition had occurred at the beginning of the period presented, after giving effect to certain adjustments, including depreciation and amortization of acquired assets and interest expense on acquisition debt. These pro forma results have been prepared for comparative purposes only and do not purport to be indicative of what would have occurred had the acquisition been made at the beginning of the period presented, or of results that may occur in the future.

                                                                YEAR ENDED
                                                            DECEMBER 31, 1996
                                                            -----------------
                                                       (UNAUDITED AND IN THOUSANDS
                                                      EXCEPT FOR PER SHARE AMOUNTS)
Revenues............................................             $358,900
Income (loss) before extraordinary item.............             (128,444)
Net income (loss)...................................             (130,348)
Basic/diluted net income (loss) per common share....                (6.39)

3.  LONG-TERM DEBT

     Long-term debt consisted of the following (in thousands):

                                                             DECEMBER 31,
                                                         ---------------------
                                                           1997        1998
                                                         --------   ----------
Senior Bank Debt.......................................  $422,500   $  267,000
10 7/8% Senior Discount Notes due 2008.................   332,532      369,506
9 1/2% Senior Notes due 2004...........................   125,000      125,000
14% Senior Notes due 2004..............................   100,000      100,000
12 3/4% Senior Notes due 2007..........................        --      127,604
Convertible Subordinated Debentures....................    13,364       13,364
Other..................................................        13        2,275
                                                         --------   ----------
                                                          993,409    1,004,749
Less -- Current maturities.............................    24,513        1,250
                                                         --------   ----------
Long-term debt.........................................  $968,896   $1,003,499
                                                         ========   ==========

     Senior Bank Debt -- The Company, through its operating subsidiary, Arch Paging, Inc. ("API") entered into senior secured revolving credit and term loan facilities in the aggregate amount of $400.0 million (collectively, the "API Credit Facility") consisting of (i) a $175.0 million reducing revolving credit facility (the "Tranche A Facility"), (ii) a $100.0 million 364-day revolving credit facility under which the principal amount outstanding on June 27, 1999 will convert to a term loan (the "Tranche B Facility") and (iii) a $125.0 million term loan (the "Tranche C Facility").

                        ARCH COMMUNICATIONS GROUP, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The Tranche A Facility will be subject to scheduled quarterly reductions commencing on September 30, 2000 and will mature on June 30, 2005. The term loan portion of the Tranche B Facility will be amortized in quarterly installments commencing September 30, 2000, with an ultimate maturity date of June 30, 2005. The Tranche C Facility will be amortized in annual installments commencing December 31, 1999, with an ultimate maturity date of June 30, 2006.

     API's obligations under the API Credit Facility are secured by its pledge of its interests in Arch LLC and Arch Connecticut Valley, Inc. The API Credit Facility is guaranteed by Arch, Arch Communications, Inc. ("ACI") and Arch LLC and Arch Connecticut Valley, Inc. Arch's guarantee is secured by a pledge of Arch's stock and notes in ACI, and the guarantees of Arch LLC and Arch Connecticut Valley, Inc. are secured by a security interest in those assets that were pledged under ACE's former credit facility.

     Borrowings under the API Credit Facility bear interest based on a reference rate equal to either the Bank's Alternate Base Rate or LIBOR, in each case plus a margin based on ACI's or API's ratio of total debt to annualized Adjusted EBITDA.

     The API Credit Facility requires payment of fees on the daily average amount available to be borrowed under the Tranche A Facility and the Tranche B Facility, which fees vary depending on ACI's or API's ratio of total debt to annualized Adjusted EBITDA.

     The API Credit Facility requires that at least 50% of total ACI debt, including outstanding borrowings under the API Credit Facility, be subject to a fixed interest rate or interest rate protection agreements. Entering into interest rate cap and swap agreements involves both the credit risk of dealing with counterparties and their ability to meet the terms of the contracts and interest rate risk. In the event of nonperformance by the counterparty to these interest rate protection agreements, API would be subject to the prevailing interest rates specified in the API Credit Facility.

     Under the interest rate swap agreements, the Company will pay the difference between LIBOR and the fixed swap rate if the swap rate exceeds LIBOR, and the Company will receive the difference between LIBOR and the fixed swap rate if LIBOR exceeds the swap rate. Settlement occurs on the quarterly reset dates specified by the terms of the contracts. The notional principal amount of the interest rate swaps outstanding was $65.0 million at December 31, 1998. The weighted average fixed payment rate was 5.93%, while the weighted average rate of variable interest payments under the API Credit Facility was 5.30% at December 31, 1998. At December 31, 1997 and 1998, the Company had a net receivable of $18,000 and a net payable of $47,000, respectively, on the interest rate swaps.

     The interest rate cap agreements will pay the Company the difference between LIBOR and the cap level if LIBOR exceeds the cap levels at any of the quarterly reset dates. If LIBOR remains below the cap level, no payment is made to the Company. The total notional amount of the interest rate cap agreements was $40.0 million with cap levels between 7.5% and 8% at December 31, 1998. The transaction fees for these instruments are being amortized over the terms of the agreements.

     The API Credit Facility contains restrictions that limit, among other things: additional indebtedness and encumbrances on assets; cash dividends and other distributions; mergers and sales of assets; the repurchase or redemption of capital stock; investments; acquisitions that exceed certain dollar limitations without the lenders' prior approval; and prepayment of indebtedness other than indebtedness under the API Credit Facility. In addition, the API Credit Facility requires API and its subsidiaries to meet certain financial covenants, including covenants with respect to ratios of EBITDA to fixed charges, EBITDA to debt service, EBITDA to interest service and total indebtedness to EBITDA. As of December 31, 1998, API and its operating subsidiaries were in compliance with the covenants of the API Credit Facility.

     As of December 31, 1998, $267.0 million was outstanding and $93.5 million was available under the API Credit Facility. At December 31, 1998, such advances bore interest at an average annual rate of 8.45%.

                        ARCH COMMUNICATIONS GROUP, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     On November 16, 1998, the lenders to API approved an increase in API's existing credit facility from $400.0 million to $600.0 million, subject to completing the MobileMedia Merger and certain other conditions. The increase of $200.0 million (the "API Credit Facility Increase") was to fund a portion of the cash necessary for Arch to complete the MobileMedia Merger. The API Credit Facility Increase was to be provided by four of API's existing lenders, provided the MobileMedia Transactions were completed prior to March 31, 1999. The four API lenders that were to fund the API Credit Facility Increase have indicated their willingness to seek approval to extend $135.0 million of the API Credit Facility Increase through June 30, 1999, subject to formal approval, definitive documentation and negotiation of certain terms.

     Senior Notes--On March 12, 1996, Arch completed a public offering of
10 7/8% Senior Discount Notes due 2008 (the "Senior Discount Notes") in the aggregate principal amount at maturity of $467.4 million ($275.0 million initial accreted value). Interest does not accrue on the Senior Discount Notes prior to March 15, 2001. Commencing September 15, 2001, interest on the Senior Discount Notes is payable semi-annually at an annual rate of 10 7/8%. The $266.1 million net proceeds from the issuance of the Senior Discount Notes, after deducting underwriting discounts and commissions and offering expenses, were used principally to fund a portion of the purchase price of Arch's acquisition of Westlink (see Note 2).

     Interest on ACI's 14% Senior Notes due 2004 (the "ACI 14% Notes") and ACI's 9 1/2% Senior Notes due 2004 (the "ACI 9 1/2% Notes") (collectively, the "Senior Notes") is payable semiannually. The Senior Discount Notes and Senior Notes contain certain restrictive and financial covenants, which, among other things, limit the ability of Arch or ACI to: incur additional indebtedness; pay dividends; grant liens on its assets; sell assets; enter into transactions with related parties; merge, consolidate or transfer substantially all of its assets; redeem capital stock or subordinated debt; and make certain investments.

     Arch has entered into interest rate swap agreements in connection with the ACI 14% Notes. Under the interest rate swap agreements, the Company has effectively reduced the interest rate on the ACI 14% Notes from 14% to the fixed swap rate of 9.45%. In the event of nonperformance by the counterparty to these interest rate protection agreements, the Company would be subject to the 14% interest rate specified on the notes. As of December 31, 1998, the Company had received $2,275,000 in excess of the amounts paid under the swap agreements, which is included in long-term debt in the accompanying balance sheet. At December 31, 1998, the Company had a net receivable of $733,500 on these interest rate swaps.

     On June 29, 1998, ACI issued and sold $130.0 million principal amount of 12 3/4% Senior Notes due 2007 (the "ACI 12 3/4% Notes") for net proceeds of $122.6 million (after deducting the discount to the initial purchasers and estimated offering expenses payable by ACI). The ACI 12 3/4% Notes were sold at an initial price to investors of 98.049%. The ACI 12 3/4% Notes mature on July 1, 2007 and bear interest at a rate of 12 3/4% per annum, payable semi-annually in arrears on January 1 and July 1 of each year, commencing January 1, 1999.

     The indenture under which the ACI 12 3/4% Notes were issued ("the Indenture") contains certain covenants that, among other things, limit the ability of ACI to incur additional indebtedness, issue preferred stock, pay dividends or make other distributions, repurchase Capital Stock (as defined in the Indenture), repay subordinated indebtedness or make other Restricted Payments (as defined in the Indenture), create certain liens, enter into certain transactions with affiliates, sell assets, issue or sell Capital Stock of ACI's Restricted Subsidiaries (as defined in the Indenture) or enter into certain mergers and consolidations.

     Convertible Subordinated Debentures--On March 6, 1996, the holders of $14.1 million principal amount of Arch's 6 3/4% Convertible Subordinated Debentures due 2003 ("Arch Convertible Debentures") elected to convert their Arch Convertible Debentures into Arch common stock at a conversion price of $50.25 per share and received approximately 281,000 shares of Arch common stock together with a $1.6 million cash premium.

                        ARCH COMMUNICATIONS GROUP, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     Interest on the remaining outstanding Arch Convertible Debentures is payable semiannually on June 1 and December 1. The Arch Convertible Debentures are unsecured and are subordinated to all existing indebtedness of Arch.

     The Arch Convertible Debentures are redeemable, at the option of Arch, in whole or in part, at certain prices declining annually to 100% of the principal amount at maturity plus accrued interest. The Arch Convertible Debentures also are subject to redemption at the option of the holders, at a price of 100% of the principal amount plus accrued interest, upon the occurrence of certain events.

     The Arch Convertible Debentures are convertible at their principal amount into shares of Arch's common stock at any time prior to redemption or maturity at an initial conversion price of $50.25 per share, subject to adjustment.

     Maturities of Debt--Scheduled long-term debt maturities at December 31, 1998, are as follows (in thousands):

                        YEAR ENDING DECEMBER 31,
                        ------------------------
1999........................................................  $    1,250
2000........................................................      17,725
2001........................................................      29,650
2002........................................................      29,650
2003........................................................      43,014
Thereafter..................................................     883,460
                                                              ----------
                                                              $1,004,749
                                                              ==========

4.  REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS' EQUITY

     Redeemable Preferred Stock--In connection with the its merger (the "USAM Merger") with USA Mobile Communications Holdings, Inc. ("USA Mobile"), Arch assumed the obligations associated with 22,530 outstanding shares of Series A Redeemable Preferred Stock issued by USA Mobile. The preferred stock is recorded at its accreted redemption value, based on 10% annual accretion through the redemption date. On January 30, 1997, all outstanding preferred stock was redeemed for $3.7 million in cash.

     Redeemable Series C Cumulative Convertible Preferred Stock--On June 29, 1998, two partnerships managed by Sandler Capital Management Company, Inc., an investment management firm ("Sandler"), together with certain other private investors, made an equity investment in Arch of $25.0 million in the form of Series C Convertible Preferred Stock of Arch ("Series C Preferred Stock"). The Series C Preferred Stock: (i) is convertible into Common Stock of Arch at an initial conversion price of $5.50 per share, subject to certain adjustments;
(ii) bears dividends at an annual rate of 8.0%, (A) payable quarterly in cash or, at Arch's option, through the issuance of shares of Arch's Common Stock valued at 95% of the then prevailing market price or (B) if not paid quarterly, accumulating and payable upon redemption or conversion of the Series C Preferred Stock or liquidation of Arch; (iii) permits the holders after seven years to require Arch, at Arch's option, to redeem the Series C Preferred Stock for cash or convert such shares into Arch's Common Stock valued at 95% of the then prevailing market price of Arch's Common Stock; (iv) is subject to redemption for cash or conversion into Arch's Common Stock at Arch's option in certain circumstances; (v) in the event of a "Change of Control" as defined in the indenture governing Arch's 10 7/8% Senior Discount Notes due 2008 (the "Senior Discount Notes Indenture"), requires Arch, at its option, to redeem the Series C Preferred Stock for cash or convert such shares into Arch's Common Stock valued at 95% of the then prevailing market price of Arch's Common Stock, with such cash redemption or conversion being at a price equal to 105% of the sum of the original purchase price plus accumulated dividends; (vi) limits certain mergers or asset sales by Arch;

                        ARCH COMMUNICATIONS GROUP, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

(vii) so long as at least 50% of the Series C Preferred Stock remains outstanding, limits the incurrence of indebtedness and "restricted payments" in the same manner as contained in the Senior Discount Notes Indenture; and (viii) has certain voting and preemptive rights. Upon an event of redemption or conversion, Arch currently intends to convert such Series C Preferred Stock into shares of Arch Common Stock.

     Stock Options--Arch has a 1989 Stock Option Plan (the "1989 Plan") and a 1997 Stock Option Plan (the "1997 Plan"), which provide for the grant of incentive and nonqualified stock options to key employees, directors and consultants to purchase Arch's common stock. Incentive stock options are granted at exercise prices not less than the fair market value on the date of grant. Options generally vest over a five-year period from the date of grant with the first such vesting (20% of granted options) occurring one year from the date of grant and continuing ratably at 5% on a quarterly basis thereafter. However, in certain circumstances, options may be immediately exercised in full. Options generally have a duration of 10 years. The 1989 Plan provides for the granting of options to purchase a total of 376,315 shares of common stock. All outstanding options on September 7, 1995, under the 1989 Plan, became fully exercisable and vested as a result of the USAM Merger. The 1997 Plan provides for the granting of options to purchase a total of 2,000,000 shares of common stock.

     Effective October 23, 1996, the Compensation Committee of the Board of Directors of Arch authorized the grant of new options to each employee who had an outstanding option at a price greater than $37.50 (the fair market value of Arch's common stock on October 23, 1996). The new option would be for the total number of shares (both vested and unvested) subject to each employee's outstanding stock option agreement(s). As a result of this action 141,402 options were terminated and regranted at a price of $37.50. The Company treated this as a cancellation and reissuance under APB opinion No. 25, "Accounting for Stock Issued to Employees".

     As a result of the USAM Merger, Arch assumed a stock option plan originally adopted by USA Mobile in 1994 and amended and restated on January 26, 1995 (the "1994 Plan"), which provides for the grant of up to 200,500 options to purchase Arch's common stock. Under the 1994 Plan, incentive stock options may be granted to employees and nonqualified stock options may be granted to employees, directors and consultants. Incentive stock options are granted at exercise prices not less than the fair market value on the date of grant. Option duration and vesting provisions are similar to the 1989 Plan. All outstanding options under the 1994 Plan became fully exercisable and vested as a result of the USAM Merger.

     In January 1995, Arch adopted a 1995 Outside Directors' Stock Option Plan (the "1995 Directors' Plan"), which terminated upon completion of the USAM Merger. Prior to termination of the 1995 Directors' Plan, 5,000 options were granted at an exercise price of $55.50 per share. Options have a duration of ten years and vest over a five-year period from the date of grant with the first such vesting (20% of granted options) occurring one year from the date of grant and continuing ratably at 5% on a quarterly basis thereafter.

     As a result of the USAM Merger, Arch assumed from USA Mobile the Non-Employee Directors' Stock Option Plan (the "Outside Directors Plan"), which provides for the grant of up to 26,733 options to purchase Arch's common stock to non-employee directors of Arch. Outside directors receive a grant of 1,000 options annually under the Outside Directors Plan, and newly elected or appointed outside directors receive options to purchase 1,000 shares of common stock as of the date of their initial election or appointment. Options are granted at fair market value of Arch's common stock on the date of grant. Options have a duration of ten years and vest over a three-year period from the date of grant with the first such vesting (25% of granted options) occurring on the date of grant and future vesting of 25% of granted options occurring on each of the first three anniversaries of the date of grant.

     On December 16, 1997, the Compensation Committee of the Board of Directors of Arch authorized the Company to offer an election to its employees who had outstanding options at a price greater than $15.19 to cancel such options and accept new options at a lower price. In January 1998, as a result of this election by

                        ARCH COMMUNICATIONS GROUP, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

certain of its employees, the Company canceled 361,072 options with exercise prices ranging from $17.82 to $61.88 and granted the same number of new options with an exercise price of $15.19 per share, the fair market value of the stock on December 16, 1997.

     On December 29, 1997, Arch adopted a Deferred Compensation Plan for Nonemployee Directors. Under this plan, outside directors may elect to defer, for a specified period of time, receipt of some or all of the annual and meeting fees which would otherwise be payable for service as a director. A portion of the deferred compensation may be converted into phantom stock units, at the election of the director. The number of phantom stock units granted equals the amount of compensation to be deferred as phantom stock divided by the fair value of Arch's common stock on the date the compensation would have otherwise been paid. At the end of the deferral period, the phantom stock units will be converted to cash based on the fair market value of the Company's common stock on the date of distribution. Deferred compensation is expensed when earned. Changes in the value of the phantom stock units are recorded as income/expense based on the fair market value of the Company's common stock.

     The following table summarizes the activity under Arch's stock option plans for the periods presented:

                                                                       WEIGHTED
                                                                       AVERAGE
                                                          NUMBER OF    EXERCISE
                                                           OPTIONS      PRICE
                                                          ---------    --------
Options Outstanding at December 31, 1995................   335,250      $39.06
     Granted............................................   231,738       46.37
     Exercised..........................................   (56,436)      26.07
     Terminated.........................................  (161,487)      64.79
                                                          --------      ------
Options Outstanding at December 31, 1996................   349,065       34.11
     Granted............................................   166,785       20.03
     Exercised..........................................        --          --
     Terminated.........................................   (62,207)      31.97
                                                          --------      ------
Options Outstanding at December 31, 1997................   453,643       29.22
     Granted............................................   656,096       14.27
     Exercised..........................................   (31,344)       9.38
     Terminated.........................................  (430,127)      28.52
                                                          --------      ------
Options Outstanding at December 31, 1998................   648,268      $15.51
                                                          ========      ======
Options Exercisable at December 31, 1998................   111,249      $20.77
                                                          ========      ======

     The following table summarizes the options outstanding and options exercisable by price range at December 31, 1998:

                                               WEIGHTED
                                                AVERAGE     WEIGHTED                 WEIGHTED
                                               REMAINING    AVERAGE                  AVERAGE
            RANGE OF EXERCISE     OPTIONS     CONTRACTUAL   EXERCISE     OPTIONS     EXERCISE
                 PRICES         OUTSTANDING      LIFE        PRICE     EXERCISABLE    PRICE
            -----------------   -----------   -----------   --------   -----------   --------
            $ 4.31 -- $12.38       54,178        9.38        $10.08        1,500      $ 5.66
             13.59 --  13.59      170,389        9.17         13.59           --          --
             13.69 --  14.81       50,875        9.00         14.72        2,209       13.78
             15.19 --  15.19      323,018        9.04         15.19       77,321       15.19
             18.75 --  82.68       49,808        7.02         30.86       30,219       36.32
             ---------------      -------        ----        ------      -------      ------
            $ 4.31 -- $82.68      648,268        8.94        $15.51      111,249      $20.77
             ===============      =======        ====        ======      =======      ======

     Employee Stock Purchase Plans--On May 28, 1996, the stockholders approved the 1996 Employee Stock Purchase Plan (the "1996 ESPP"). The 1996 ESPP allows eligible employees the right to purchase

                        ARCH COMMUNICATIONS GROUP, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

common stock, through payroll deductions not exceeding 10% of their compensation, at the lower of 85% of the market price at the beginning or the end of each six-month offering period. During 1996, 1997 and 1998, 15,614, 50,447 and 85,996 shares were issued at an average price per share of $23.91, $15.87 and $6.39, respectively. At December 31, 1998, 14,609 shares are available for future issuance.

     On January 26, 1999, the stockholders approved the 1999 Employee Stock Purchase Plan ( the "1999 ESPP"). The 1999 ESPP allows eligible employees the right to purchase common stock, through payroll deductions not exceeding 10% of their compensation, at the lower of 85% of the market price at the beginning or the end of each six-month offering period. The stockholders authorized 500,000 shares for future issuance under this plan.

     Accounting for Stock-Based Compensation--Arch accounts for its stock option and stock purchase plans under APB Opinion No. 25 "Accounting for Stock Issued to Employees". Since all options have been issued at a grant price equal to fair market value, no compensation cost has been recognized in the Statement of Operations. Had compensation cost for these plans been determined consistent with SFAS No. 123, "Accounting for Stock-Based Compensation", Arch's net income
(loss) and income (loss) per share would have been increased to the following pro forma amounts:

                                                               YEARS ENDED DECEMBER 31,
                                                      ------------------------------------------
                                                          1996           1997           1998
                                                          ----           ----           ----
                                                       (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Net income (loss):
                                        As reported    $(114,662)     $(181,874)     $(206,051)
                                        Pro forma       (115,786)      (183,470)      (208,065)
Basic net income (loss) per common      As reported       (16.86)        (26.31)        (29.58)
  share
                                        Pro forma         (17.04)        (26.55)        (29.88)

     Because the SFAS No. 123 method of accounting has not been applied to the options granted prior to January 1, 1995, the resulting pro forma compensation cost may not be representative of that to be expected in future years. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model. In computing these pro forma amounts, Arch has assumed risk-free interest rates of 4.5% - 6%, an expected life of 5 years, an expected dividend yield of zero and an expected volatility of 50% - 85%.

     The weighted average fair values (computed consistent with SFAS No. 123) of options granted under all plans in 1996, 1997 and 1998 were $14.85, $10.11 and $8.34, respectively. The weighted average fair value of shares sold under the ESPP in 1996, 1997 and 1998 was $16.38, $8.49 and $5.64, respectively.

     Stockholders Rights Plan--Upon completion of the USAM Merger, Arch's existing stockholders rights plan was terminated. In October 1995, Arch's Board of Directors adopted a new stockholders rights plan (the "Rights") and declared a dividend of one preferred stock purchase right (a "Right") for each outstanding share of common stock to stockholders of record at the close of business on October 25, 1995. Each Right entitles the registered holder to purchase from Arch one one-thousandth of a share of Series B Junior Participating Preferred Stock, at a cash purchase price of $150, subject to adjustment. Pursuant to the Plan, the Rights automatically attach to and trade together with each share of common stock. The Rights will not be exercisable or transferable separately from the shares of common stock to which they are attached until the occurrence of certain events. The Rights will expire on October 25, 2005, unless earlier redeemed or exchanged by Arch in accordance with the Plan.

                        ARCH COMMUNICATIONS GROUP, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

5.  INCOME TAXES

     Arch accounts for income taxes under the provisions of SFAS No. 109 "Accounting for Income Taxes". Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities, given the provisions of enacted laws.

     The components of the net deferred tax asset (liability) recognized in the accompanying consolidated balance sheets at December 31, 1997 and 1998 are as follows (in thousands):

                                                       1997        1998
                                                       ----        ----
Deferred tax assets................................  $134,944    $179,484
Deferred tax liabilities...........................   (90,122)    (67,652)
                                                     --------    --------
                                                       44,822     111,832
Valuation allowance................................   (44,822)   (111,832)
                                                     --------    --------
                                                     $     --    $     --
                                                     ========    ========

     The approximate effect of each type of temporary difference and carryforward at December 31, 1997 and 1998 is summarized as follows (in thousands):

                                                           1997        1998
                                                         --------    --------
Net operating losses...................................  $106,214    $128,213
Intangibles and other assets...........................   (87,444)    (62,084)
Depreciation of property and equipment.................    24,388      39,941
Accruals and reserves..................................     1,664       5,762
                                                         --------    --------
                                                           44,822     111,832
Valuation allowance....................................   (44,822)   (111,832)
                                                         --------    --------
                                                         $     --    $     --
                                                         ========    ========

     The effective income tax rate differs from the statutory federal tax rate primarily due to the nondeductibility of goodwill amortization and the inability to recognize the benefit of current net operating loss ("NOL") carryforwards. The NOL carryforwards expire at various dates through 2013. The Internal Revenue Code contains provisions that may limit the NOL carryforwards available to be used in any given year if certain events occur, including significant changes in ownership, as defined.

     The Company has established a valuation reserve against its net deferred tax asset until it becomes more likely than not that this asset will be realized in the foreseeable future.

6.  COMMITMENTS AND CONTINGENCIES

     In the ordinary course of business, the Company and its subsidiaries are defendants in a variety of judicial proceedings. In the opinion of management, there is no proceeding pending, or to the knowledge of management threatened, which, in the event of an adverse decision, would result in a material adverse change in the financial condition of the Company.

     Arch has operating leases for office and transmitting sites with lease terms ranging from one month to approximately ten years. In most cases, Arch expects that, in the normal course of business, leases will be renewed or replaced by other leases.

                        ARCH COMMUNICATIONS GROUP, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     Future minimum lease payments under noncancellable operating leases at December 31, 1998 are as follows (in thousands):

YEAR ENDING DECEMBER 31,
------------------------
1999........................................................  $21,372
2000........................................................   13,826
2001........................................................    8,853
2002........................................................    6,026
2003........................................................    2,495
Thereafter..................................................    1,516
                                                              -------
          Total.............................................  $54,088
                                                              =======

     Total rent expense under operating leases for the years ended December 31, 1996, 1997 and 1998 approximated $14.7 million, $19.8 million and $19.6 million, respectively.

7.  EMPLOYEE BENEFIT PLANS

     Retirement Savings Plan--Arch has a retirement savings plan, qualifying under Section 401(k) of the Internal Revenue Code covering eligible employees, as defined. Under the plan, a participant may elect to defer receipt of a stated percentage of the compensation which would otherwise be payable to the participant for any plan year (the deferred amount) provided, however, that the deferred amount shall not exceed the maximum amount permitted under Section 401(k) of the Internal Revenue Code. The plan provides for employer matching contributions. Matching contributions for the years ended December 31, 1996, 1997 and 1998 approximated $217,000, $302,000 and $278,000, respectively.

8.  TOWER SITE SALE

     In April 1998, Arch announced an agreement to sell certain of its tower site assets (the "Tower Site Sale") for approximately $38.0 million in cash (subject to adjustment), of which $1.3 million was paid to entities affiliated with Benbow in payment for certain assets owned by such entities and included in the Tower Site Sale. In the Tower Site Sale, Arch is selling communications towers, real estate, site management contracts and/or leasehold interests involving 133 sites in 22 states and will rent space on the towers on which it currently operates communications equipment to service its own paging network. Arch used its net proceeds from the Tower Site Sale to repay indebtedness under the API Credit Facility. Arch held the initial closing of the Tower Site Sale on June 26, 1998 with gross proceeds to Arch of approximately $12.0 million (excluding $1.3 million which was paid to entities affiliated with Benbow for certain assets which such entities sold as part of this transaction) and held a second closing on September 29, 1998 with gross proceeds to Arch of approximately $20.4 million.

     Arch entered into options to repurchase each site and until this continuing involvement ends the gain is deferred and included in other long-term liabilities. At December 31, 1998, Arch had sold 117 of the 133 sites, which resulted in a total gain of approximately $23.5 million and through December 31, 1998 approximately $2.5 million of this gain had been recognized in the statement of operations and is included in operating income.

9.  DIVISIONAL REORGANIZATION

     In June 1998, Arch's Board of Directors approved a reorganization of Arch's operations (the "Divisional Reorganization"). As part of the Divisional Reorganization, which is being implemented over a period of 18 to 24 months, Arch has consolidated its former Midwest, Western and Northern divisions into four existing operating divisions and is in the process of consolidating certain regional administrative support functions,

                        ARCH COMMUNICATIONS GROUP, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

such as customer service, collections, inventory and billing, to reduce redundancy and take advantage of various operating efficiencies. In connection with the Divisional Reorganization, Arch (i) anticipates a net reduction of approximately 10% of its workforce, (ii) is closing certain office locations and redeploying other assets and (iii) recorded a restructuring charge of $14.7 million, or $2.10 per share (basic and diluted) in 1998. The restructuring charge consisted of approximately (i) $9.7 million for employee severance, (ii) $3.5 million for lease obligations and terminations and (iii) $1.5 million of other costs.

     The provision for lease obligations and terminations relates primarily to future lease commitments on local, regional and divisional office facilities that will be closed as part of the Divisional Reorganization. The charge represents future lease obligations, on such leases past the dates the offices will be closed by the Company, or for certain leases, the cost of terminating the leases prior to their scheduled expiration. Cash payments on the leases and lease terminations will occur over the remaining lease terms, the majority of which expire prior to 2001.

     Through the elimination of certain local and regional administrative operations and the consolidation of certain support functions, the Company will eliminate approximately 280 net positions. As a result of eliminating these positions, the Company will involuntarily terminate an estimated 900 personnel. The majority of the positions to be eliminated will be related to customer service, collections, inventory and billing functions in local and regional offices which will be closed as a result of the Divisional Reorganization. As of December 31, 1998, 217 employees had been terminated due to the Divisional Reorganization. The majority of the remaining severance and benefits costs to be paid by the Company will be paid during 1999.

     The Company's restructuring activity as of December 31, 1998 is as follows (in thousands):

                                             RESERVE
                                            INITIALLY     UTILIZATION OF    REMAINING
                                           ESTABLISHED       RESERVE         RESERVE
                                           -----------    --------------    ---------
Severance costs..........................    $ 9,700          $2,165         $ 7,535
Lease obligation costs...................      3,500             366           3,134
Other costs..............................      1,500             260           1,240
                                             -------          ------         -------
          Total..........................    $14,700          $2,791         $11,909
                                             =======          ======         =======

10.  SEGMENT REPORTING

     The Company operates in one industry: providing wireless messaging services. On December 31, 1998, the Company operated approximately 175 retail stores in 35 states of the United States.

                        ARCH COMMUNICATIONS GROUP, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

11.  QUARTERLY FINANCIAL RESULTS (UNAUDITED)

     Quarterly financial information for the years ended December 31, 1997 and 1998 is summarized below (in thousands, except per share amounts):

                                                 FIRST      SECOND     THIRD      FOURTH
                                                QUARTER    QUARTER    QUARTER    QUARTER
                                                --------   --------   --------   --------
YEAR ENDED DECEMBER 31, 1997:
Revenues......................................  $ 95,539   $ 98,729   $101,331   $101,242
     Operating income (loss)..................   (26,632)   (29,646)   (27,208)   (18,529)
     Net income (loss)........................   (45,815)   (49,390)   (47,645)   (39,024)
Basic net income (loss) per common share:
     Net income (loss)........................     (6.63)     (7.14)     (6.87)     (5.64)
YEAR ENDED DECEMBER 31, 1998:
     Revenues.................................  $102,039   $103,546   $104,052   $103,998
     Operating income (loss)..................   (19,418)   (35,356)   (20,783)   (18,872)
     Income (loss) before extraordinary
       item...................................   (45,839)   (62,277)   (47,994)   (48,221)
     Extraordinary charge.....................        --     (1,720)        --         --
     Net income (loss)........................   (45,839)   (63,997)   (47,994)   (48,221)
Basic net income (loss) per common share:
  Income (loss) before extraordinary item.....     (6.60)     (8.91)     (6.90)     (6.93)
  Extraordinary charge........................        --       (.24)        --         --
  Net income (loss)...........................     (6.60)     (9.15)     (6.90)     (6.93)

12.  SUBSEQUENT EVENT

     On June 28, 1999, Arch effected a one for three reverse stock split. All share and per share data included in these financial statements for all periods presented have been adjusted to give effect to this reverse split.

                        ARCH COMMUNICATIONS GROUP, INC.

                     CONSOLIDATED CONDENSED BALANCE SHEETS
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                              DECEMBER 31,   SEPTEMBER 30,
                                                                  1998           1999
                                                              ------------   -------------
                                                                              (UNAUDITED)
                                          ASSETS
Current assets:
     Cash and cash equivalents..............................   $    1,633     $   21,488
     Accounts receivable, net...............................       30,753         57,570
     Inventories............................................       10,319         10,163
     Prepaid expenses and other.............................        8,007          9,959
                                                               ----------     ----------
          Total current assets..............................       50,712         99,180
                                                               ----------     ----------
Property and equipment, at cost.............................      428,173        697,337
Less accumulated depreciation and amortization..............     (209,128)      (288,281)
                                                               ----------     ----------
Property and equipment, net.................................      219,045        409,056
                                                               ----------     ----------
Intangible and other assets, net............................      634,528        916,282
                                                               ----------     ----------
                                                               $  904,285     $1,424,518
                                                               ==========     ==========
                      LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
     Current maturities of long-term debt...................   $    1,250     $    3,060
     Accounts payable.......................................       25,683         23,444
     Accrued restructuring..................................       11,909         18,239
     Accrued interest.......................................       20,997         31,861
     Accrued expenses and other liabilities.................       27,175         93,110
                                                               ----------     ----------
          Total current liabilities.........................       87,014        169,714
                                                               ----------     ----------
Long-term debt..............................................    1,003,499      1,357,743
                                                               ----------     ----------
Other long-term liabilities.................................       27,235         77,953
                                                               ----------     ----------
Stockholders' equity (deficit):
     Preferred stock -- $.01 par value......................            3              3
     Common stock -- $.01 par value.........................           71            481
     Additional paid-in capital.............................      378,218        639,559
     Accumulated deficit....................................     (591,755)      (820,935)
                                                               ----------     ----------
          Total stockholders' equity (deficit)..............     (213,463)      (180,892)
                                                               ----------     ----------
                                                               $  904,285     $1,424,518
                                                               ==========     ==========

  The accompanying notes are an integral part of these consolidated financial statements.

                        ARCH COMMUNICATIONS GROUP, INC.
                CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
        (UNAUDITED AND IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                               THREE MONTHS ENDED           NINE MONTHS ENDED
                                                 SEPTEMBER 30,                SEPTEMBER 30,
                                            ------------------------    -------------------------
                                               1998         1999           1998          1999
                                            ----------   -----------    ----------    -----------
Service, rental, and maintenance
revenues................................    $   93,546   $   190,798    $  277,826    $   403,607
Product sales...........................        10,506        15,391        31,811         36,963
                                            ----------   -----------    ----------    -----------
          Total revenues................       104,052       206,189       309,637        440,570
Cost of products sold...................        (7,173)      (10,459)      (21,863)       (24,988)
                                            ----------   -----------    ----------    -----------
                                                96,879       195,730       287,774        415,582
                                            ----------   -----------    ----------    -----------
Operating expenses:
     Service, rental, and maintenance...        20,403        43,035        60,812         91,421
     Selling............................        12,658        26,545        36,902         57,589
     General and administrative.........        28,011        60,622        84,527        123,643
     Depreciation and amortization......        56,590        94,803       164,990        222,836
     Restructuring charge...............            --        (2,200)       14,700         (2,200)
                                            ----------   -----------    ----------    -----------
          Total operating expenses......       117,662       222,805       361,931        493,289
                                            ----------   -----------    ----------    -----------
Operating income (loss).................       (20,783)      (27,075)      (74,157)       (77,707)
Interest expense, net...................       (26,863)      (39,740)      (76,658)       (98,927)
Other expense...........................          (348)         (924)       (1,676)       (44,396)
Equity in loss of affiliate.............            --            --        (2,219)        (3,200)
                                            ----------   -----------    ----------    -----------
Income (loss) before extraordinary item
  and accounting change.................       (47,994)      (67,739)     (154,710)      (224,230)
                                            ----------   -----------    ----------    -----------
Extraordinary charge from early
  extinguishment of debt................            --            --        (1,720)            --
Cumulative effect of accounting
  change................................            --            --                       (3,361)
                                            ----------   -----------    ----------    -----------
Net income (loss).......................       (47,994)      (67,739)     (156,430)      (227,591)
Preferred stock dividend................          (515)         (546)         (515)        (1,589)
                                            ----------   -----------    ----------    -----------
Net income (loss) to common
  stockholders..........................    $  (48,509)  $   (68,285)   $ (156,945)   $  (229,180)
                                            ==========   ===========    ==========    ===========
Basic/diluted net income (loss) per
  common share before extraordinary
  charge and accounting change..........    $    (6.91)  $     (1.42)   $   (22.20)   $     (9.00)
Extraordinary charge per basic/diluted
  common share..........................            --            --         (0.25)            --
Cumulative effect of accounting change
  per basic/diluted common share........            --            --            --          (0.13)
                                            ----------   -----------    ----------    -----------
Basic/diluted net income (loss) per
  common share..........................    $    (6.91)  $     (1.42)   $   (22.45)   $     (9.13)
                                            ==========   ===========    ==========    ===========
Basic/diluted weighted average number of
  common shares outstanding.............     7,022,370    48,060,782     6,989,427     25,088,969
                                            ==========   ===========    ==========    ===========

  The accompanying notes are an integral part of these consolidated financial statements.

                        ARCH COMMUNICATIONS GROUP, INC.

                CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
                          (UNAUDITED AND IN THOUSANDS)

                                                                NINE MONTHS ENDED
                                                                  SEPTEMBER 30,
                                                              ---------------------
                                                                1998        1999
                                                              ---------   ---------
Net cash provided by operating activities...................  $  61,276   $  76,422
                                                              ---------   ---------
Cash flows from investing activities:
     Additions to property and equipment, net...............    (58,029)    (65,035)
     Additions to intangible and other assets...............    (27,756)    (18,151)
     Net proceeds from tower site sale......................     30,139       3,046
     Acquisition of paging company, net of cash acquired....         --    (518,729)
                                                              ---------   ---------
Net cash used for investing activities......................    (55,646)   (598,869)
                                                              ---------   ---------
Cash flows from financing activities:
     Issuance of long-term debt.............................    455,964     466,058
     Repayment of long-term debt............................   (484,013)   (140,999)
     Net proceeds from sale of preferred stock..............     25,000          --
     Net proceeds from sale of common stock.................        662     217,243
                                                              ---------   ---------
Net cash provided by (used for) financing activities........     (2,387)    542,302
                                                              ---------   ---------
Net increase in cash and cash equivalents...................      3,243      19,855
Cash and cash equivalents, beginning of period..............      3,328       1,633
                                                              ---------   ---------
Cash and cash equivalents, end of period....................  $   6,571   $  21,488
                                                              =========   =========
Supplemental disclosure:
     Interest paid..........................................  $  42,962   $  58,734
     Accretion of discount on senior notes..................  $  27,430   $  30,995
     Issuance of common stock in acquisition of paging
      company...............................................  $      --   $  20,083
     Liabilities assumed in acquisition of paging company...  $      --   $ 135,676

  The accompanying notes are an integral part of these consolidated financial statements.

                        ARCH COMMUNICATIONS GROUP, INC.

              NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
                                  (UNAUDITED)

     (a) Preparation of Interim Financial Statements -- The consolidated condensed financial statements of Arch Communications Group, Inc. ("Arch" or the "Company") have been prepared in accordance with the rules and regulations of the Securities and Exchange Commission. The financial information included herein, other than the consolidated condensed balance sheet as of December 31, 1998, has been prepared by management without audit by independent accountants who do not express an opinion thereon. The consolidated condensed balance sheet at December 31, 1998 has been derived from, but does not include all the disclosures contained in, the audited consolidated financial statements for the year ended December 31, 1998. In the opinion of management, all of these unaudited statements include all adjustments and accruals consisting only of normal recurring accrual adjustments which are necessary for a fair presentation of the results of all interim periods reported herein. These consolidated condensed financial statements should be read in conjunction with the consolidated financial statements and accompanying notes included in Arch's Annual Report on Form 10-K for the year ended December 31, 1998. The results of operations for the periods presented are not necessarily indicative of the results that may be expected for a full year.

     (b) Intangible and Other Assets -- Intangible and other assets, net of accumulated amortization, are comprised of the following (in thousands):

                                                       SEPTEMBER 30,   DECEMBER 31,
                                                           1999            1998
                                                       -------------   ------------
                                                        (UNAUDITED)
Goodwill.............................................    $259,877        $271,808
Purchased FCC licenses...............................     367,014         256,519
Purchased subscriber lists...........................     258,530          56,825
Deferred financing costs.............................      25,318          22,072
Investment in Benbow PCS Ventures, Inc. ("Benbow")...          --          11,347
Investment in CONXUS Communications, Inc.
  ("CONXUS").........................................          --           6,500
Non-competition agreements...........................       1,063           1,790
Other................................................       4,480           7,667
                                                         --------        --------
                                                         $916,282        $634,528
                                                         ========        ========

     In June 1999, Arch, Benbow and Ms. June Walsh, who holds a 50.1% equity interest in Benbow, agreed that:

     - the shareholders agreement, the management agreement and the employment agreement governing the establishment and operation of Benbow will be terminated

     - Benbow will not make any further FCC payments and will not pursue construction of an N-PCS system

     - Arch will not be obligated to fund FCC payments or construction of an N-PCS system by Benbow

     - the parties will seek FCC approval of the forgiveness of Benbow's remaining payment obligations and the transfer of Ms. Walsh's equity interest in Benbow to Arch

     - the closing of the transaction will occur on the earlier of January 23, 2001 or receipt of FCC approval

     - Arch will pay Ms. Walsh, in installments, an aggregate amount of $3.5 million (if the transaction closes before January 23, 2001) or $3.8 million (if the transaction closes on January 23, 2001)

As a result of these arrangements, Benbow will not have any meaningful business operations and is unlikely to retain its N-PCS licenses. Therefore, Arch has written off substantially all of its investment in Benbow in the amount of $8.2 million. Arch has also accrued the payment to Ms. Walsh of $3.8 million and legal and other

                        ARCH COMMUNICATIONS GROUP, INC.

              NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
                                  (UNAUDITED)

expenses of approximately $1.0 million which is included in accrued expenses. In addition, Arch guaranteed Benbow's obligations in conjunction with Benbow's purchase of the stock of PageCall in June 1998. Since it is unlikely that Benbow will be able to meet these obligations and Arch is currently required to settle the obligation in stock, Arch has recorded the issuance of $22.8 million of its common stock in additional paid-in capital as a charge to operations, to satisfy the obligation in April 2000.

     On May 18, 1999, CONXUS filed for Chapter 11 protection in the U.S. Bankruptcy Court in Delaware, which case was converted to a case under Chapter 7 on August 17, 1999. In June 1999, Arch wrote-off its $6.5 million investment in CONXUS. On November 3, 1999, in order to document its disposition of any interest it has, if any, in CONXUS, Arch offered to transfer to CONXUS its shares in CONXUS for no consideration.

     (c) Acquisition of MobileMedia -- On June 3, 1999 Arch completed its acquisition of MobileMedia Communications, Inc. ("MobileMedia") for $674.5 million, consisting of cash paid of $518.7 million, including direct transaction costs, 4,781,656 shares of Arch common stock valued at $20.1 million and the assumption of liabilities of $135.7 million. The cash payments were financed through the issuance of approximately 36.2 million shares of Arch common stock in a rights offering for $6.00 per share, the issuance of $147.0 million principal amount of 13 3/4% senior notes due 2008 (see note (d)) and additional borrowings under the Company's credit facility.

     The purchase price was allocated based on the fair values of assets acquired and liabilities assumed. The allocation is subject to change based on finalization of asset appraisals. The acquisition has been accounted for as a purchase, and the results of MobileMedia's operations have been included in the consolidated financial statements from the date of the acquisition. Goodwill resulting from the acquisition is being amortized over a ten-year period using the straight-line method.

     The liabilities assumed, referred to above, include an unfavorable lease accrual related to MobileMedia's rentals on communications towers which were in excess of market rental rates. This accrual amounted to approximately $52.4 million and is included in other long-term liabilities. This accrual will be amortized over the remaining lease term of 14 1/4 years.

     Concurrent with the consummation of the acquisition, Arch commenced the development of a plan to integrate the operations of MobileMedia. The liabilities assumed, referred to above, also included a $13.1 million restructuring accrual to cover the costs to eliminate redundant headcount and facilities in connection with the overall integration of operations (see note
(h)).

     The following unaudited pro forma summary presents the consolidated results of operations as if the acquisition had occurred at the beginning of the periods presented, after giving effect to certain adjustments, including depreciation and amortization of acquired assets and interest expense on acquisition debt. These pro forma results have been prepared for comparative purposes only and do not purport to be indicative of what would have occurred had the acquisition been made at the beginning of the period presented, or of results that may occur in the future.

                                                              NINE MONTHS ENDED
                                                                SEPTEMBER 30,
                                                          -------------------------
                                                             1999          1998
                                                          -----------   -----------
                                                          (IN THOUSANDS, EXCEPT PER
                                                               SHARE AMOUNTS)
Revenues................................................   $616,432      $643,665
Income (loss) before extraordinary item.................   (251,632)     (127,165)
Net income (loss).......................................   (251,632)     (128,885)
Basic/diluted net income (loss) per common share........      (5.27)        (2.67)

                        ARCH COMMUNICATIONS GROUP, INC.

              NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
                                  (UNAUDITED)

     In connection with the acquisition of MobileMedia, Arch issued approximately 48.3 million warrants to purchase Arch common stock. Each warrant represents the right to purchase one-third of one share of Arch common stock at an exercise price of $3.01 ($9.03 per share). The warrants expire on September 1, 2001.

     (d) Senior Notes -- On June 3, 1999, Arch Communications, Inc. ("ACI"), a wholly-owned subsidiary of Arch, received the proceeds of an offering of $147.0 million principal amount at maturity of 13 3/4% Senior

     Notes due 2008 (the "13 3/4% Notes") to qualified institutional buyers under Rule 144A promulgated under the Securities Act of 1933, as amended. The 13 3/4% Notes were sold at an initial price to investors of 95.091% for net proceeds of $134.6 million (after deducting the discount to the Initial Purchasers and offering expenses). The 13 3/4% Notes mature on April 15, 2008 and bear interest at a rate of 13 3/4% per annum, payable semi-annually in arrears on April 15 and October 15 of each year, commencing October 15, 1999.

     The indenture governing the 13 3/4% Notes (the "Indenture") contains certain covenants that, among other things, limit the ability of ACI to incur additional indebtedness, issue preferred stock, pay dividends or make other distributions, repurchase Capital Stock (as defined in the Indenture), repay subordinated indebtedness or make other Restricted Payments (as defined in the Indenture), create certain liens, enter into certain transactions with affiliates, sell assets, issue or sell Capital Stock of ACI's Restricted Subsidiaries (as defined in the Indenture) or enter into certain mergers and consolidations.

     (e) Reverse Stock Split -- On June 28, 1999, Arch effected a one for three reverse stock split. All share and per share data included in this Quarterly Report for all periods presented have been adjusted to give effect to this reverse split.

     (f) Change in Accounting Principle -- In April 1998, the Accounting Standards Executive Committee of the Financial Accounting Standards Board issued Statement of Position 98-5 ("SOP 98-5") "Reporting on the Costs of Start-Up Activities". SOP 98-5 requires costs of start-up activities and organization costs to be expensed as incurred. Arch adopted SOP 98-5 effective January 1, 1999. Initial application of SOP 98-5 resulted in a $3.4 million charge, which was reported as the cumulative effect of a change in accounting principle. This charge represents the unamortized portion of start-up and organization costs, which had been deferred in prior years.

     (g) Divisional Reorganization -- In conjunction with the completion of the MobileMedia merger, the timing and implementation of the divisional reorganization announced in June 1998 was reviewed by Arch management. The plan was reviewed within the context of the combined company integration plan which was approved by the Company in the third quarter of 1999. After a thorough review it was decided that significant changes needed to be made to the divisional reorganization plan. In the quarter ended September 30, 1999 the Company identified certain of its facilities and network leases that will not be utilized following the integration of the Company and MobileMedia, resulting in an additional charge of $2.6 million. This charge was offset by reductions to previously provided severance and other costs of $4.8 million. As of September 30, 1999, 426 employees had been terminated due to the divisional reorganization.

     The Company's restructuring activity as of September 30, 1999 was as follows (in thousands):

                                               RESERVE
                                              INITIALLY    UTILIZATION OF    RESERVE     REMAINING
                                             ESTABLISHED      RESERVE       ADJUSTMENT    RESERVE
                                             -----------   --------------   ----------   ---------
Severance costs............................    $ 9,700         $4,541        $(3,547)     $1,612
Lease obligation costs.....................      3,500            737          2,570       5,333
Other costs................................      1,500            277         (1,223)         --
                                               -------         ------        -------      ------
          Total............................    $14,700         $5,555        $(2,200)     $6,945
                                               =======         ======        =======      ======

                        ARCH COMMUNICATIONS GROUP, INC.

              NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
                                  (UNAUDITED)

     (h) MobileMedia Acquisition Reserve -- On June 3, 1999, Arch completed its acquisition of MobileMedia and commenced the development of plans to integrate the operations of MobileMedia. During the third quarter of 1999, Arch approved plans covering the elimination of redundant headcount and facilities in connection with the overall integration of operations. To the extent that it is determined that headcount and facilities acquired with MobileMedia should be eliminated, the purchase price of the acquisition will be increased to cover the costs of executing the plan. It is expected that the integration activity relating to the MobileMedia merger, which commenced on July 1, 1999, will take approximately 18 months.

     In connection with the MobileMedia acquisition, Arch anticipates a net reduction of approximately 10% of MobileMedia's workforce and the closing of certain facilities and tower sites. This resulted in the establishment of a $13.1 million acquisition reserve which is included as part of the purchase price of MobileMedia. The initial acquisition reserve consisted of approximately
(i) $5.6 million for employee severance, (ii) $7.0 million for lease obligations and terminations and (iii) $0.5 million of other costs. As of September 30, 1999, 77 former MobileMedia employees had been terminated due to the acquisition. The acquisition reserve will continue to be evaluated in the event that certain assumptions change in the future.

     The MobileMedia acquisition reserve activity as of September 30, 1999 was as follows (in thousands):

                                                 RESERVE
                                                INITIALLY    UTILIZATION OF   REMAINING
                                               ESTABLISHED      RESERVE        RESERVE
                                               -----------   --------------   ---------
Severance costs..............................    $ 5,658         $1,839        $ 3,819
Lease obligation costs.......................      6,975             --          6,975
Other costs..................................        500             --            500
                                                 -------         ------        -------
          Total..............................    $13,133         $1,839        $11,294
                                                 =======         ======        =======

     (i) Subsequent Event -- Equity Issued in Exchange for Debt -- In October 1999, Arch completed transactions with four bondholders in which Arch issued an aggregate of 3,136,665 shares of Arch common stock and warrants to purchase 540,487 shares of Arch common stock for $9.03 per share in exchange for $25.2 million accreted value of debt securities. Under two of the exchange agreements, Arch issued 809,545 shares of Arch common stock and warrants to purchase 540,487 shares of Arch common stock for $9.03 per share in exchange for $8.9 million principal amount of Arch 6 3/4% Convertible Subordinated Debentures Due 2003 (the "Convertible Debentures"). Under the remaining exchange agreements, Arch issued 2,327,120 shares of Arch common stock in exchange for $16.3 million accreted value ($19.0 million maturity value) of its 10 7/8% Senior Discount Notes due 2008 (the "Senior Discount Notes"). Following these transactions, Arch has $4.5 million in principal amount of the Convertible Debentures and $387.1 million accreted value (at October 31, 1999) ($448.4 million maturity value) of the Senior Discount Notes outstanding.

     (j) Subsequent Event -- Merger Agreement -- In November 1999, Arch signed a definitive agreement (the "Merger Agreement") with Paging Network, Inc. ("PageNet") pursuant to which PageNet will merge with a wholly owned subsidiary of Arch (the "Merger"). Each outstanding share of PageNet common stock will be converted into 0.1247 share of Arch common stock in the Merger.

     Under the Merger Agreement, PageNet is required to make an exchange offer (the "PageNet Exchange Offer") of PageNet common stock to holders of its outstanding 8.875% Senior Subordinated Notes due 2006 (the "8.875% Notes"), its 10.125% Senior Subordinated Notes due 2007 (the "10.125% Notes") and its 10% Senior Subordinated Notes due 2008 (the "10% Notes"), having an aggregate outstanding principal amount of $1.2 billion. Under the PageNet Exchange Offer, an aggregate of 616,830,757 shares of PageNet common stock, together with 68.9% of the equity interest in PageNet's subsidiary, Vast Solutions, would be exchanged for all of the 8.875% Notes, 10.125% Notes and 10% Notes (collectively, the "PageNet Notes"), in the aggregate. In connection with the Merger, PageNet would distribute to its stockholders (other than holders

                        ARCH COMMUNICATIONS GROUP, INC.

              NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
                                  (UNAUDITED)

who received shares in the PageNet Exchange Offer), 11.6% of the equity interests in Vast Solutions. After the Merger, PageNet would retain 19.5% of the equity interests of Vast Solutions.

     Under the Merger Agreement Arch is required to make an exchange offer (the "Arch Exchange Offer") of 29,651,984 shares of its common stock (in the aggregate) for all of its Senior Discount Notes, and to convert all of its outstanding shares of Series C Convertible Preferred Stock ("Series C Preferred Stock") into 2,104,142 shares of its common stock.

     If the PageNet Exchange Offer and the Arch Exchange Offer were fully subscribed, immediately following the Merger (and the issuance of Arch common stock in exchange for PageNet common stock, in the Arch Exchange Offer and upon the conversion of Series C Preferred Stock), current holders of Arch's common stock would own approximately 29.6% of the outstanding Arch common stock, holders of Series C Preferred Stock would own approximately 1.2% of the outstanding Arch common stock, holders of the Senior Discount Notes would own approximately 17.6% of the outstanding Arch common stock, current holders of PageNet common stock would own approximately 7.5% of the outstanding Arch common stock and current holders of the PageNet Notes (in the aggregate) would own approximately 44.5% of the outstanding Arch common stock. In addition, following the Merger Arch would have, on a pro forma basis, total debt of approximately $1.8 billion.

     Under the Merger Agreement, the Arch Board of Directors at the closing would consist of 12 individuals, at least six of whom would be designated by the existing Arch Board of Directors. The PageNet Board of Directors would designate three members, and the three largest holders of PageNet Notes would each be entitled to designate one member. To the extent any such holder of PageNet Notes did not elect to designate a director, the number of directors designated by the Arch Board of Directors would increase.

     Arch expects the Merger, which has been approved by the Boards of Directors of Arch and PageNet, but is subject to customary regulatory review, shareholder approval, other third-party consents and the completion of the exchange offers and preferred stock conversion, to be completed during the first half of 2000. Each of the PageNet Exchange Offer and the Arch Exchange Offer is conditioned upon acceptance by the holders of 97.5% of the PageNet Notes and Senior Discount Notes, respectively.

     Under the Merger Agreement, PageNet is required to include a "prepackaged" plan of reorganization under Chapter 11 of the U.S. Bankruptcy Code in the materials relating to the PageNet Exchange Offer, and to solicit consents for this prepackaged plan from holders of the PageNet Notes and its senior creditors. In certain circumstances PageNet has agreed either to file the prepackaged plan in lieu of completing the PageNet Exchange Offer or to pay to Arch a termination fee.

     The Merger Agreement provides that under certain circumstances a fee may be payable by Arch or PageNet upon termination of the agreement. These circumstances include withdrawal of the recommendation or approval of the Merger Agreement or the Merger by the Arch or PageNet Board of Directors, the failure of shareholders or noteholders to approve the transaction or exchange followed by the making of an alternative proposal and Arch or PageNet entering into an agreement with a third party within 12 months of such termination, and PageNet's failure to file a prepackaged plan in certain circumstances. The termination fee payable by Arch or PageNet under the Merger Agreement is $40.0 million.

     The Merger Agreement provides that either party may terminate the agreement if the Merger is not consummated by June 30, 2000. This termination date is subject to extension for 90 days for regulatory approval and is subject to extension to as late as December 31, 2000 under certain circumstances where PageNet files for protection under the U.S. Bankruptcy Code.

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors
MobileMedia Communications, Inc.

     We have audited the accompanying consolidated balance sheets of MobileMedia Communications, Inc. and Subsidiaries ("MobileMedia") as of December 31, 1997 and 1998, and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of MobileMedia Communications, Inc. and Subsidiaries at December 31, 1997 and 1998 and the consolidated results of their operations and cash flows for each of the three years in the period ended December 31, 1998 in conformity with generally accepted accounting principles.

     The accompanying financial statements have been prepared assuming that MobileMedia will continue as a going concern. As more fully described in Note 1, on January 30, 1997, MobileMedia Corporation and substantially all of its subsidiaries filed voluntary petitions for reorganization under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware (the Bankruptcy Court). Additionally, as more fully described in Note 11, on April 8, 1997, the Federal Communications Commission ("FCC") issued a Public Notice commencing an administrative hearing into the qualification of MobileMedia to remain a licensee. These events, and circumstances relating to the Chapter 11 filing with the Bankruptcy Court, including MobileMedia's highly leveraged financial structure, non-compliance with certain covenants of loan agreements with banks and note indentures, net working capital deficiency and recurring losses from operations, raise substantial doubt about MobileMedia's ability to continue as a going concern. Although MobileMedia is currently operating the business as a debtor-in-possession under the jurisdiction of the Bankruptcy Court, the continuation of the business as a going concern is contingent upon, among other things, the ability to (a) gain approval of the creditors and confirmation by the Bankruptcy Court of a plan of reorganization, (b) maintain compliance with all covenants under the debtor-in-possession financing agreement, (c) achieve satisfactory levels of future operating profit and (d) retain FCC qualification as a licensee. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of these uncertainties.

                                            /S/ ERNST & YOUNG LLP

MetroPark, New Jersey
February 12, 1999, except for the eighth paragraph of Note 1 and the second paragraph of Note 6, as to which the date is March 26, 1999 and the ninth paragraph of Note 1, as to which the date is April 12, 1999

               MOBILEMEDIA COMMUNICATIONS, INC. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)

                                                                    DECEMBER 31,
                                                              -------------------------    MARCH 31,
                                                                 1997          1998          1999
                                                              -----------   -----------   -----------
                                                                                          (UNAUDITED)
                                               ASSETS
Current assets
    Cash and cash equivalents...............................  $    10,920   $     1,218   $        --
    Accounts receivable (less allowance for uncollectible
       accounts of $26,500, $15,000 and $14,893 in 1997,
       1998 and 1999, respectively).........................       55,432        38,942        37,270
    Inventories.............................................          868         2,192         1,609
    Prepaid expense.........................................        5,108         5,523         5,261
    Other current assets....................................        2,783         4,855         4,900
                                                              -----------   -----------   -----------
         Total current assets...............................       75,111        52,730        49,040
                                                              -----------   -----------   -----------
Investment in net assets of equity affiliate................        1,788         1,400            --
Property and equipment, net.................................      257,937       219,642       225,566
Intangible assets, net......................................      295,358       266,109       258,793
Other assets................................................       24,940        21,573        20,610
                                                              -----------   -----------   -----------
         Total assets.......................................  $   655,134   $   561,454   $   554,009
                                                              ===========   ===========   ===========

                                LIABILITIES AND STOCKHOLDERS' DEFICIT
Liabilities not subject to compromise
    Debtor-In-Possession (DIP) credit facility..............  $    10,000   $        --   $     5,000
    Accrued restructuring costs.............................        4,897         5,163         7,197
    Accrued wages, benefits and payroll.....................       11,894        12,033         9,944
    Book cash overdraft.....................................           --            --         1,255
    Accounts payable--post petition.........................        2,362         1,703         7,334
    Accrued interest........................................        4,777         3,692         3,566
    Accrued expenses and other current liabilities..........       35,959        35,735        30,061
    Current income taxes payable............................           --         2,871         1,200
    Advance billing and customer deposits...................       34,252        28,554        28,892
    Deferred gain on tower sale.............................           --        68,444        67,278
                                                              -----------   -----------   -----------
         Total liabilities not subject to compromise........      104,141       158,195       161,727
                                                              -----------   -----------   -----------
Liabilities subject to compromise
    Accrued wages, benefits and payroll taxes...............          562           647           476
    Accrued interest........................................       18,450        17,579        17,578
    Accounts payable--pre petition..........................       19,646        15,410        15,351
    Accrued expenses and other current liabilities..........       20,663        15,285        12,231
    Debt....................................................    1,075,681       905,681       905,681
    Other liabilities.......................................        2,915            --            --
                                                              -----------   -----------   -----------
         Total liabilities subject to compromise............    1,137,917       954,602       951,317
                                                              -----------   -----------   -----------
    Deferred tax liabilities................................        2,655         2,655         2,655
Stockholders' deficit
    Common stock (1 share, no par value, issued and
       outstanding at December 31, 1997 and 1998 and March
       31, 1999)............................................           --            --            --
Additional paid-in-capital..................................      676,025       676,025       676,025
Accumulated deficit--pre petition...........................   (1,154,420)   (1,154,420)   (1,154,420)
Accumulated deficit--post petition..........................     (111,184)      (75,603)      (83,295)
                                                              -----------   -----------   -----------
         Total stockholders' deficit........................     (589,579)     (553,998)     (561,690)
                                                              -----------   -----------   -----------
         Total liabilities and stockholders' deficit........  $   655,134   $   561,454   $   554,009
                                                              ===========   ===========   ===========

                            See accompanying notes.

               MOBILEMEDIA COMMUNICATIONS, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)

                                                                                   THREE MONTHS
                                                YEAR ENDED DECEMBER 31,           ENDED MARCH 31,
                                           ----------------------------------   -------------------
                                              1996         1997        1998       1998       1999
                                           -----------   ---------   --------   --------   --------
                                                                                    (UNAUDITED)
Revenue
     Services, rents and maintenance.....  $   568,892   $ 491,174   $423,059   $108,542   $100,631
     Product sales.......................       71,818      36,218     26,622      6,621      5,193
                                           -----------   ---------   --------   --------   --------
          Total revenues.................      640,710     527,392    449,681    115,163    105,824
Cost of products sold....................      (72,595)    (35,843)   (22,162)    (5,513)    (3,516)
                                           -----------   ---------   --------   --------   --------
                                               568,115     491,549    427,519    109,650    102,308
Operating expenses
     Services, rents and maintenance.....      144,050     139,333    111,589     28,899     27,077
     Selling.............................       96,817      69,544     61,106     15,703     14,136
     General and administrative..........      218,607     179,599    133,003     34,908     31,481
     Reduction of liabilities subject to
       compromise........................           --          --    (10,461)        --     (3,050)
     Impairment of long-lived assets.....      792,478          --         --         --         --
     Restructuring costs.................        4,256      19,811     18,624      4,558      5,067
     Depreciation........................      136,434     110,376     86,624     24,193     20,501
     Amortization........................      212,264      29,862     29,835      7,478      7,468
     Amortization of deferred gain on
       tower sale........................           --          --     (1,556)        --     (1,167)
                                           -----------   ---------   --------   --------   --------
          Total operating expenses.......    1,604,906     548,525    428,764    115,739    101,513
                                           -----------   ---------   --------   --------   --------
Operating Income (loss)..................   (1,036,791)    (56,976)    (1,245)    (6,089)       795
Other income (expense)
     Interest expense, net...............      (92,663)    (67,611)   (53,043)   (14,626)   (10,018)
     Gain (loss) on sale/disposal of
       assets............................           68           3     94,165          1       (323)
     Other...............................           --          --       (338)        --      2,063
                                           -----------   ---------   --------   --------   --------
          Total other expense............      (92,595)    (67,608)    40,784    (14,625)    (8,278)
                                           -----------   ---------   --------   --------   --------
Income (loss) before income taxes
  (benefit)..............................   (1,129,386)   (124,584)    39,539    (20,714)    (7,483)
Income taxes (benefit)...................      (69,442)         --      3,958         --        209
                                           -----------   ---------   --------   --------   --------
Net income (loss)........................  $(1,059,944)  $(124,584)  $ 35,581   $(20,714)  $ (7,692)
                                           ===========   =========   ========   ========   ========

                            See accompanying notes.

               MOBILEMEDIA COMMUNICATIONS, INC. AND SUBSIDIARIES
      CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)
                                 (IN THOUSANDS)

                                                 ADDITIONAL   ACCUMULATED     ACCUMULATED
                                                  PAID IN       DEFICIT         DEFICIT
                                                  CAPITAL     PRE-PETITION   POST-PETITION      TOTAL
                                                 ----------   ------------   -------------   -----------
Balance at December 31, 1995...................   $659,829    $   (81,076)     $       0     $   578,753
Capital contribution from MobileMedia..........     12,800             --             --          12,800
Net loss.......................................         --     (1,059,944)            --      (1,059,944)
                                                  --------    -----------      ---------     -----------
Balance at December 31, 1996...................    672,629     (1,141,020)             0        (468,391)
Capital contribution from MobileMedia..........      3,396             --             --           3,396
Net loss.......................................         --        (13,400)      (111,184)       (124,584)
                                                  --------    -----------      ---------     -----------
Balance at December 31, 1997...................    676,025     (1,154,420)      (111,184)       (589,579)
Net income.....................................         --             --         35,581          35,581
                                                  --------    -----------      ---------     -----------
Balance at December 31, 1998...................    676,025     (1,154,420)       (75,603)       (553,998)
Net loss (unaudited)...........................         --             --         (7,692)         (7,692)
                                                  --------    -----------      ---------     -----------
Balance at March 31, 1999 (unaudited)..........   $676,025    $(1,154,420)     $ (83,295)    $  (561,690)
                                                  ========    ===========      =========     ===========

                            See accompanying notes.

               MOBILEMEDIA COMMUNICATIONS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                     THREE MONTHS ENDED
                                                     YEAR ENDED DECEMBER 31,              MARCH 31,
                                               -----------------------------------   -------------------
                                                  1996         1997        1998        1998       1999
                                               -----------   ---------   ---------   --------   --------
                                                                                         (UNAUDITED)
Operating activities
    Net income (loss)........................  $(1,059,944)  $(124,584)  $  35,581   $(20,714)  $ (7,692)
Adjustments to reconcile net loss to net cash
  provided by (used in) Operating activities:
    Depreciation and amortization............      348,698     140,238     116,459     31,672     27,969
    Amortization of deferred gain on tower
       sale..................................           --          --      (1,556)        --     (1,167)
    Income tax benefit.......................      (69,442)         --          --         --         --
    Accretion of note payable discount.......       16,792       1,485          --         --         --
    Provision for uncollectible accounts.....       56,556      65,181      14,841      4,981      2,131
    Reduction of liabilities subject to
       compromise............................           --          --     (10,461)        --     (3,050)
    Recognized gain on sale of tower
       assets................................           --          --     (94,165)        --         --
    Impairment of long-lived assets..........      792,478          --          --         --         --
    Undistributed earnings of affiliate,
       net...................................          160          69         (87)        22         --
Change in operating assets and liabilities:
    Accounts receivable......................      (55,965)    (53,904)      1,649      2,813       (459)
    Inventories..............................        2,433      12,514      (1,324)       407        583
    Prepaid expenses and other assets........       12,145        (686)        590     (1,052)     1,028
    Accounts payable, accrued expenses and
       other liabilities.....................       13,283     (25,393)     (7,065)     1,413     (1,791)
                                               -----------   ---------   ---------   --------   --------
    Net cash provided by (used in) operating
       activities............................       57,194      14,920      54,462     19,542     17,552
                                               -----------   ---------   ---------   --------   --------
Investing activities:
    Construction and capital expenditures,
       including net changes in pager
       assets................................     (161,861)    (40,556)    (53,867)    (4,854)   (26,806)
    Net proceeds from the sale of tower
       assets................................           --          --     169,703         --         --
    Net proceeds from the sale of investment
       in Abacus.............................           --          --          --         --      1,400
    Net loss on the disposal of fixed
       assets................................           --          --          --         --        381
    Acquisition of businesses................     (866,460)         --          --         --         --
                                               -----------   ---------   ---------   --------   --------
Net cash provided by (used in) investing
  activities.................................   (1,028,321)    (40,556)    115,836     (4,854)   (25,025)
                                               -----------   ---------   ---------   --------   --------
Financing activities:
    Book cash overdraft......................           --          --          --         --      1,255
    Capital contribution by MobileMedia
       Corporation...........................       12,800       3,396          --         --         --
    Payment of debt issue costs..............       (6,939)         --          --         --         --
    Borrowing from revolving credit
       facilities............................      580,250          --          --         --         --
    Repayments on revolving credit
       facilities............................           --          --    (170,000)        --         --
    Borrowing from DIP credit facilities.....           --      47,000          --         --      5,000
    Repayments on DIP credit facilities......           --     (37,000)    (10,000)   (10,000)        --
                                               -----------   ---------   ---------   --------   --------
Net cash provided by (used in) financing
  activities.................................      586,111      13,396    (180,000)   (10,000)     6,255
                                               -----------   ---------   ---------   --------   --------
Net (decrease) increase in cash, cash
  equivalents designated and cash designated
  for the MobileComm acquisition.............     (385,016)    (12,240)     (9,702)     4,688     (1,218)
Cash and cash equivalents at beginning of
  period.....................................      408,176      23,160      10,920     10,920      1,218
                                               -----------   ---------   ---------   --------   --------
Cash and cash equivalents at end of period...  $    23,160   $  10,920   $   1,218   $ 15,608   $      0
                                               ===========   =========   =========   ========   ========

                            See accompanying notes.

               MOBILEMEDIA COMMUNICATIONS, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             (DOLLARS IN THOUSANDS)

1.  CHAPTER 11 REORGANIZATION AND BASIS OF PRESENTATION

     On January 30, 1997 (the "Petition date"), MobileMedia Corporation ("Parent"), its wholly owned subsidiary MobileMedia Communications, Inc., and all seventeen of MobileMedia Communications, Inc.'s subsidiaries ("MobileMedia") (collectively with Parent, the "Debtors"), filed for protection under Chapter 11 of Title 11 of the United States Code (the "Bankruptcy Code"). The Debtors are operating as debtors-in-possession and are subject to the jurisdiction of the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court"). Chapter 11 is the principal business reorganization chapter of the Bankruptcy Code. Under Chapter 11 of the Bankruptcy Code, a debtor is authorized to reorganize its business for the benefit of its creditors and stockholders. In addition to permitting rehabilitation of the debtor, another goal of Chapter 11 is to promote equality of treatment of creditors and equity security holders of equal rank with respect to the restructuring of debt. In furtherance of these two goals, upon the filing of a petition for reorganization under Chapter 11, section 362(a) of the Bankruptcy Code generally provides for an automatic stay of substantially all acts and proceedings against the debtor and its property, including all attempts to collect claims or enforce liens that arose prior to the commencement of the debtor's case under Chapter 11.

     The Bankruptcy Court has exercised supervisory powers over the operations of the Debtors with respect to the employment of attorneys, investment bankers and other professionals, and transactions out of the Debtors' ordinary course of business or otherwise requiring bankruptcy court approval under the Bankruptcy Code. The Debtors have been paying undisputed obligations that have arisen subsequent to the Petition date on a timely basis.

     Since the Petition date, the Bankruptcy Court has entered orders, among other things, allowing the Debtors (i) to pay certain customer refunds and deposits in the ordinary course of business, (ii) to pay wages, salaries and benefits owing to employees, and (iii) to pay specified pre-petition taxes owing to various governmental entities. On February 6, 1997, the Bankruptcy Court entered an order authorizing the Debtors to pay approximately $46,000 in pre-petition amounts owing to certain essential vendors.

     Under the Bankruptcy Code, the Debtors may elect to assume or reject real estate leases, employment contracts, personal property leases, service contracts and other unexpired executory pre-petition leases and contracts, subject to Bankruptcy Court approval. Assumption of a contract requires the Debtors, among other things, to cure all defaults under the contract, including payment of all pre-petition liabilities. Rejection of a contract constitutes a breach of that contract as of the moment immediately preceding the Chapter 11 filing and the other party has the right to assert a general, unsecured claim against the bankruptcy estate for damages arising out of such breach. These parties may also seek to assert post-petition administrative claims against the Debtors to the extent that the Debtors utilize the collateral or services of such parties subsequent to the commencement of the Chapter 11 proceedings. The Debtors cannot presently determine or reasonably estimate the ultimate liability that may result from payments required to cure defaults under assumed leases and contracts or from the filing of claims for all leases and contracts which may be rejected.

     In connection with the Chapter 11 filing, the Debtors notified all known claimants that pursuant to an order of the Bankruptcy Court, all proofs of claims, on account of pre-petition obligations, other than for certain governmental entities, were required to be filed by June 16, 1997 (the "Bar Date"). As of March 31, 1999, approximately 2,581 proofs of claim had been filed against the Debtors. Included among the claims filed are claims of unspecified and undeterminable amounts. The Debtors consider the amounts set forth in certain proofs of claim to be inaccurate estimates of the Debtors' liabilities. As of March 31, 1999, the Debtors had secured orders of the Bankruptcy Court reducing approximately 1,607 claims filed in an aggregate amount of approximately $143,362 to an allowed amount of $10,239. As of March 31, 1999, the Debtors had also analyzed and resolved an additional 876 proofs of claim, representing an aggregate allowed amount of $8,389. The Debtors expect the objection process to continue.

               MOBILEMEDIA COMMUNICATIONS, INC. AND SUBSIDIARIES

                             (DOLLARS IN THOUSANDS)

     On August 20, 1998, MobileMedia announced that it had executed a merger agreement with Arch Communications Group, Inc. ("Arch"), pursuant to which MobileMedia Communications, Inc. will be merged with and into a wholly-owned subsidiary of Arch. Immediately prior to the Merger, Parent will contribute all of its assets to MobileMedia Communications, Inc. Also on August 20, 1998, the Debtors filed a First Amended Joint Plan of Reorganization that reflects the proposed merger with Arch. On September 3, 1998, Arch and MobileMedia executed an amendment to the merger agreement and the Debtors filed a subsequent Second Amended Joint Plan of Reorganization. On December 1, 1998 Arch and MobileMedia executed a second amendment to the merger agreement and on December 2, 1998, the Debtors filed a Third Amended Joint Plan of Reorganization (the "Plan"). As of February 9, 1999, Arch and MobileMedia executed a third amendment to the merger agreement. Under the Plan, the Debtors' secured creditors will receive cash in an amount equal to their allowed pre-petition claims and the Debtors' unsecured creditors will receive cash or equity securities of Arch in satisfaction of their pre-petition claims against the Debtors. Because there are a variety of conditions precedent to the consummation of the Plan and the merger with Arch, there can be no assurance that the transactions contemplated thereby will be consummated.

     In December 1998 and January 1999, MobileMedia solicited the votes of its creditors on the Plan. 100% of the voting creditors in Class 4 voted to accept the Plan. As to Allowed Claims in Class 5, 83% in number and 91% in amount of those voting voted to accept the Plan. Of the Allowed Claims in Class 6 that voted on the Plan, 968 of such holders (approximately 94% in number and 69% in amount) voted to accept the Plan, and 61 of such holders (approximately 6% in number and 31% in amount) voted to reject the Plan.

     Objections to confirmation were filed by New Generation Advisors, Inc. ("New Generation"), Merrill Lynch Phoenix Fund, Inc., Merrill Lynch Corporate Bond Fund, Inc.--High Income Portfolio and State Street Research High Income Fund (the "Objectors"). On February 12, 1999, at a continued hearing on confirmation of the Plan, the Bankruptcy Court ordered MobileMedia to provide due diligence to a nominee of New Generation, to prepare supplemental disclosure to the holders of Allowed Claims in Class 6, and to resolicit the votes of such holders on the Plan. At a hearing held before the Bankruptcy Court on February 18, 1999, the Bankruptcy Court entered an order approving a form of Notice and Supplemental Disclosure, directing MobileMedia to resolicit the votes of all holders of Allowed Class 6 Claims and establishing March 23, 1999 as (a) the Supplemental Voting Deadline for Class 6 and (b) the deadline for any further objections to confirmation of the Plan arising out of the matters set forth in the Notice of Supplemental Disclosure. No further objections to the Plan were received by March 23, 1999. Taking into account the resolicitation of Class 6, the Plan was accepted by 59.6% in number and 69.3% in dollar amount of voting Class 6 creditors.

     On March 22, 1999, the Debtors and various other parties (including the Objectors, Arch, the Committee and the Agent for the Company's pre-petition secured lenders) executed a stipulation (the "Stipulation") that was approved by the Bankruptcy Court, effective as of March 23, 1999. The Stipulation resolved the pending objections to the Plan by providing for the withdrawal of the Objectors' objections and the waiver of all appeal rights of the Objectors. The Plan was confirmed by the Bankruptcy Court on April 12, 1999.

     The consolidated financial statements at December 31, 1997, 1998 and March 31, 1999 (unaudited) have been prepared on a going concern basis which assumes continuity of operations and realization of assets and liquidation of liabilities in the ordinary course of business. As discussed herein, there are significant uncertainties relating to the ability of MobileMedia to continue as a going concern. The consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts, or the amounts and classification of liabilities that might be necessary as a result of the outcome of the uncertainties discussed herein.

               MOBILEMEDIA COMMUNICATIONS, INC. AND SUBSIDIARIES

                             (DOLLARS IN THOUSANDS)

2.  THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  The Company

     MobileMedia provides paging and wireless messaging services in the United States, including the 100 largest metropolitan areas.

  Consolidation

     The consolidated financial statements include the accounts of MobileMedia and its wholly-owned subsidiaries (MobileMedia Communications, Inc. (California), MobileMedia Paging, Inc., MobileMedia DP Properties, Inc., Dial Page Southeast, Inc., Radio Call Company of Va., Inc., MobileMedia PCS, Inc., Mobile Communications Corporation of America, MobileComm of Florida, Inc., MobileComm of Tennessee, Inc., MobileComm of the Midsouth, Inc., MobileComm Nationwide Operations, Inc., MobileComm of the West, Inc., MobileComm of the Northeast, Inc., MobileComm of the Southeast, Inc., MobileComm of the Southeast Private Carrier Operations, Inc., MobileComm of the Southwest, Inc. and FWS Radio, Inc.). All significant intercompany accounts and transactions have been eliminated.

  Cash Equivalents

     MobileMedia considers all highly-liquid securities with an original maturity of less than three months to be cash equivalents.

  Concentrations of Credit Risk

     Financial instruments that potentially subject MobileMedia to concentrations of credit risk consist principally of temporary cash investments and accounts receivable. MobileMedia places its cash with high-quality institutions and, by policy, limits its credit exposure to any one institution. Although MobileMedia faces significant credit risk from its customers, such risk does not result from a concentration of credit risk as a result of the large number of customers which comprise MobileMedia's customer base. MobileMedia generally does not require collateral or other security to support customer receivables.

  Inventories

     MobileMedia values inventories at the lower of specific cost or market value. Inventories consist of pagers held specifically for resale by MobileMedia.

  Revenue Recognition

     MobileMedia recognizes revenue under service, rent and maintenance agreements with customers at the time the related services are performed. Advance billings for services are deferred and recognized as revenue when earned. MobileMedia leases (as lessor) certain pagers under operating leases. Sales of pagers are recognized upon delivery.

  Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from these estimates.

               MOBILEMEDIA COMMUNICATIONS, INC. AND SUBSIDIARIES

                             (DOLLARS IN THOUSANDS)

  Property and Equipment

     Effective October 1, 1997, MobileMedia shortened the estimated useful life of pagers from four to three years. This change resulted in additional depreciation expense of approximately $2,500 in 1997.

     Property and equipment are stated at cost, less accumulated depreciation.

     MobileMedia purchases a significant percentage of its pagers from one supplier. Any disruption of such supply could have a material impact on MobileMedia's operations.

     Expenditures for maintenance are charged to expense as incurred.

     Upon retirement of pagers, the cost and related accumulated depreciation are removed from the accounts and the net book value, if any, is charged to depreciation expense. Upon the sale of pagers, the net book value is charged to cost of products sold.

     Depreciation and amortization are computed using the straight-line method over the following estimated useful lives:

Pagers......................................................     3 years
Radio transmission equipment................................    10 years
Computer equipment..........................................     4 years
Furniture and fixtures......................................     5 years
Leasehold improvements......................................  1-10 years
Buildings...................................................    30 years

  Intangible Assets

     Intangible assets consist primarily of customer lists and FCC licenses which are being amortized principally using the straight-line method over periods ranging from 3 to 25 years. In connection with the impairment writedown discussed below, MobileMedia revised the useful lives of FCC licenses and customer lists to 25 years and 3 years, respectively.

  Impairment of Long-Lived Assets

     In accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of", MobileMedia records impairment losses on long-lived assets used in operations when events and circumstances indicate that the assets might be impaired and the undiscounted cash flows estimated to be generated by those assets are less than the net book value of those assets. In 1997, MobileMedia determined impairment existed with respect to its long-lived assets as of December 31, 1996. Such determination was based upon the existence of adverse business circumstances, such as MobileMedia's bankruptcy, its 1996 operating results and the uncertainty associated with the pending FCC proceeding. In July 1998, MobileMedia evaluated the ongoing value of its long-lived assets effective December 31, 1996 and, based on this evaluation, MobileMedia determined that intangible assets with a net book value of $1,118,231 were impaired and wrote them down by $792,478 to their estimated fair value. Fair value was determined through the application of generally accepted valuation methods to MobileMedia's projected cash flows, discounted at an estimated market rate of interest. The remaining carrying amount of long-lived assets are expected to be recovered based on MobileMedia's estimates of cash flows. However, it is possible that such estimates could change based upon the uncertainties of the bankruptcy process and because future operating and financial results may differ from those projected which may require further writedowns to fair value.

               MOBILEMEDIA COMMUNICATIONS, INC. AND SUBSIDIARIES

                             (DOLLARS IN THOUSANDS)

  Debt Issue Costs

     Debt issue costs, which relate to the long term debt discussed in Note 6, are reported as "Other assets" in the accompanying balance sheets. Such costs amounted to $22,939 at December 31, 1997 and $19,295 at December 31, 1998 and $18,384 at March 31, 1999 (unaudited) and are being amortized on a straight line basis over the term of the related debt.

  Book Cash Overdraft

     Under MobileMedia's cash management system, checks issued but not presented to banks occasionally result in overdraft balances for accounting purposes and are classified as "Book cash overdraft" in the balance sheet.

  Liabilities Subject to Compromise

     Liabilities subject to compromise consists of pre-petition liabilities that may be affected by a plan of reorganization. In accordance with AICPA Statement of Position 90-7 "Financial Reporting by Entities in Reorganization under the Bankruptcy Code", MobileMedia records liabilities subject to compromise based on the expected amount of the allowed claims related to these liabilities. Accordingly, in December 1998 and March 1999 MobileMedia reduced such liabilities by approximately $10,461 and $3,050 (unaudited), respectively, to reflect changes in estimated allowed claims.

  Restructuring Costs

     Restructuring costs are primarily comprised of professional fees constituting administrative expenses incurred by MobileMedia as a result of reorganization under Chapter 11 of the Bankruptcy Code.

  Income Taxes

     Income taxes are accounted for by the liability method in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes".

  New Authoritative Accounting Pronouncements

     In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 131 "Disclosures about Segments of an Enterprise and Related Information" ("SFAS No. 131"), which is effective for years beginning after December 15, 1997. SFAS No. 131 establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports. It also establishes standards for related disclosures about products and services, geographic areas, and major customers. SFAS No. 131 is effective for financial statements for fiscal years beginning after December 15, 1997. MobileMedia has adopted SFAS No. 131 as of December 31, 1998. Such adoption did not have an impact on MobileMedia's financial reporting.

     In April 1998, the Accounting Standards Executive Committee of the Financial Accounting Standards Board issued Statement of Position 98-5 ("SOP 98-5") "Reporting on the Costs of Start-Up Activities". SOP 98-5 requires costs of start-up activities and organization costs to be expensed as incurred. Initial application of SOP 98-5 will be reported as the cumulative effect of a change in accounting principle. MobileMedia has adopted SOP 98-5 effective January 1, 1999. Such adoption did not have any effect on MobileMedia's financial position or results of operations.

               MOBILEMEDIA COMMUNICATIONS, INC. AND SUBSIDIARIES

                             (DOLLARS IN THOUSANDS)

3.  ACQUISITIONS AND DIVESTITURES

     On September 3, 1998, MobileMedia completed the sale of 166 transmission towers to Pinnacle Towers, Inc. ("Pinnacle") for $170,000 in cash (the "Tower Sale"). Under the terms of a lease with Pinnacle, MobileMedia will lease antenna sites located on these towers for an initial period of 15 years at an aggregate annual rental of $10,700. The sale was accounted for in accordance with Statement of Financial Accounting Standards No. 28, Accounting for Sales with Leasebacks, and resulted in a recognized gain of $94,200 and a deferred gain of $70,000. The deferred gain will be amortized on a straight-line basis over the initial lease period of 15 years. Subsequent to the sale, MobileMedia distributed the $170,000 in proceeds to its secured creditors, who had a lien on such assets.

     On January 4, 1996, MobileMedia completed its acquisition of MobileComm, BellSouth's paging and wireless messaging unit, and an associated nationwide 2-way narrowband 50/12.5 kHz PCS license, and BellSouth agreed to enter into a two-year non-compete agreement and a five-year reseller agreement with MobileMedia (the "MobileComm Acquisition"). The aggregate consideration paid for the MobileComm Acquisition (excluding fees and expenses and related financing costs) was approximately $928,709.

     The MobileComm Acquisition has been accounted for as a purchase transaction in accordance with Accounting Principles Board Opinion No. 16 and, accordingly, the financial statements for the periods subsequent to January 4, 1996 reflect the purchase price and transaction costs of $24,328, allocated to tangible and intangible assets acquired and liabilities assumed based on their estimated fair values as of January 4, 1996. The allocation of the purchase price is summarized as follows:

                                                              (IN THOUSANDS)
Current assets............................................      $  55,301
Property and equipment....................................        112,986
Intangible assets.........................................        934,269
Other assets..............................................            143
Liabilities assumed.......................................       (149,662)
                                                                ---------
                                                                $ 953,037
                                                                =========

4.  PROPERTY AND EQUIPMENT

     Property and equipment are summarized as follows:

                                              DECEMBER 31,
                                          --------------------     MARCH 31,
                                            1997        1998         1999
                                          --------    --------    -----------
                                             (IN THOUSANDS)       (UNAUDITED)
Pagers..................................  $196,791    $176,610      $190,903
Radio transmission equipment............   202,296     203,048       204,054
Computer equipment......................    30,896      32,679        32,866
Furniture and fixtures..................    20,918      22,019        21,187
Leasehold improvements..................    14,652      16,516        16,745
Construction in progress................     1,128      11,624        13,140
Land, buildings and other...............     7,911       6,697         6,591
                                          --------    --------      --------
                                           474,592     469,193       485,486
Accumulated depreciation................   216,655     249,551       259,920
                                          --------    --------      --------
Property and equipment, net.............  $257,937    $219,642      $225,566
                                          ========    ========      ========

               MOBILEMEDIA COMMUNICATIONS, INC. AND SUBSIDIARIES

                             (DOLLARS IN THOUSANDS)

5.  INTANGIBLE ASSETS

                                                     DECEMBER 31,                                     MARCH 31, 1999 (UNAUDITED)
                        -----------------------------------------------------------------------   ----------------------------------
                                       1997                                 1998
                        ----------------------------------   ----------------------------------
                                   ACCUMULATED                          ACCUMULATED                          ACCUMULATED
                          COST     AMORTIZATION     NET        COST     AMORTIZATION     NET        COST     AMORTIZATION     NET
                        --------   ------------   --------   --------   ------------   --------   --------   ------------   --------
FCC Licenses..........  $261,323     $ (8,918)    $252,405   $261,523     $(16,891)    $244,632   $261,623     $(18,937)    $242,686
Customer lists........    64,430      (21,477)      42,953     64,430      (42,953)      21,477     64,430      (48,323)      16,107
                        --------     --------     --------   --------     --------     --------   --------     --------     --------
                        $325,753     $(30,395)    $295,358   $325,953     $(59,844)    $266,109   $326,053     $(67,260)    $258,793
                        ========     ========     ========   ========     ========     ========   ========     ========     ========

     MobileMedia is not amortizing the cost of two nationwide Personal Communications Services ("PCS") licenses, one acquired directly from the FCC and the other as a result of the MobileComm acquisition, because the construction of paging networks related to such licenses has not been completed. These networks are expected to begin commercial operation in 1999 and, accordingly, amortization of these licenses will begin at such time.

6.  DEBT

     Debt is summarized as follows:

                                                           DECEMBER 31,
                                                       ---------------------    MARCH 31,
                                                          1997        1998        1999
                                                       ----------   --------   -----------
                                                                               (UNAUDITED)
DIP credit facility..................................  $   10,000   $     --    $  5,000
Revolving loan.......................................      99,000     72,900      72,900
Term loan............................................     550,000    406,100     406,100
10 1/2% Senior Subordinated Deferred Coupon Notes due
  December 1, 2003...................................     174,125    174,125     174,125
9 3/8% Senior Subordinated Notes due November 1,
  2007...............................................     250,000    250,000     250,000
Dial Page Notes......................................       1,570      1,570       1,570
Note Payable.........................................         986        986         986
                                                       ----------   --------    --------
     Total debt......................................  $1,085,681   $905,681    $910,681
                                                       ==========   ========    ========

     The debt obligations of MobileMedia include:

          1) A debtor-in-possession credit facility ("DIP Facility") with a syndicate of lenders including The Chase Manhattan Bank, as Agent (the "DIP Lenders"). As of March 31, 1999 there was $5,000 of borrowings outstanding under this facility, as of December 31, 1998 there were no funded borrowings and as of December 31, 1997, there was $10,000 of borrowings outstanding under this facility. MobileMedia is subject to certain financial and operating restrictions customary to credit facilities of this type including a limitation on periodic capital expenditures, minimum allowable periodic EBITDA and retention of a turnaround professional. Additionally, MobileMedia is required to make monthly interest payments to the DIP Lenders and pay a commitment fee of 0.5% on any unused portion of the DIP Facility. The DIP Facility bears interest at a rate of LIBOR plus 250 basis points or Base Rate plus 150 basis points, at the option of MobileMedia. During 1997, the Debtors drew down $47,000 of borrowings and repaid $37,000 under the DIP Facility. During January and February, 1998 the Debtors repaid an additional $10,000. On January 27, 1998, the DIP Facility was amended and reduced from $200,000 to $100,000. On August 12, 1998, MobileMedia received approval from the Bankruptcy Court to extend the DIP Facility to

               MOBILEMEDIA COMMUNICATIONS, INC. AND SUBSIDIARIES

                             (DOLLARS IN THOUSANDS)

     March 31, 1999 and further reduce it from $100,000 to $75,000. MobileMedia has negotiated an extension of the DIP Facility through and including December 31, 1999.

          2) A $750,000 senior secured and guaranteed credit agreement (the "Pre-Petition Credit Agreement") with a syndicate of lenders including The Chase Manhattan Bank, as Agent. As of March 31, 1999 and December 31, 1998 there was $479,000 outstanding under this facility consisting of term loans of $101,500 and $304,600 and loans under a revolving credit facility totaling $72,900. This agreement was entered into on December 4, 1995, in connection with the financing of the MobileComm Acquisition. Commencing in 1996 MobileMedia was in default under this agreement. As a result of such default and the bankruptcy filing, MobileMedia has no borrowing capacity under this agreement. Since the Petition date, MobileMedia has brought current its interest payments and has been making monthly payments to the lenders under the Pre-Petition Credit Agreement equal to the amount of interest accruing under such agreement. On September 3, 1998, MobileMedia repaid $170,000 of borrowings under the Pre-Petition Credit Agreement with proceeds from the Tower Sale (see Note 3).

          3) $250,000 Senior Subordinated Notes due November 1, 2007 (the
     "9 3/8% Notes") issued in November 1995. These notes bear interest at a rate of 9 3/8% payable semi-annually on May 1 and November 1 of each year. On November 1, 1996, MobileMedia did not make its scheduled interest payment on its 9 3/8% Notes which constituted an event of default. The note holders have not exercised any rights or remedies afforded holders (which rights include, but are not limited to, acceleration of the stated maturity of the notes). Since the Petition date, any such right or remedy is subject to the automatic stay created by the Bankruptcy Code.

          4) $210,000 of Senior Subordinated Deferred Coupon Notes (the "Deferred Coupon Notes") issued, at a discount, in November 1993. The Deferred Coupon Notes accrete at a rate of 10 1/2%, compounded semi-annually, to an aggregate principal amount of $210,000 by December 1, 1998 after which interest is paid in cash at a rate of 10 1/2% and is payable semi-annually. By virtue of the missed interest payments on the 9 3/8% Notes and the Pre-Petition Credit Agreement an event of default has occurred. The note holders have not exercised any rights or remedies afforded such holders (which rights include, but are not limited to, acceleration of the stated maturity of the notes). Since the Petition date, any such right or remedy is subject to the automatic stay created by the Bankruptcy Code.

  Interest Expense on Debt

     Interest paid during the years ended December 31, 1996, 1997 and 1998, and the three months ended March 31, 1998 and 1999 (unaudited) was $65,978, $70,817, $51,560, $13,915 and $9,383 respectively. Total interest cost incurred for the years ended December 31, 1996, 1997 and 1998 was $94,231, $68,409 and $53,982,
respectively of which $1,292, $176 and $228 was capitalized. Total interest cost incurred for the three months ended March 31, 1998 and 1999 (unaudited), was $14,793 and $10,248, respectively, of which $21 and $149 was capitalized.

     Subsequent to the Petition date, interest was accrued and paid only on the Pre-Petition Credit Agreement and the DIP Facility. If not for the filing, interest expense for the year ended December 31, 1997 and 1998 and March 31, 1998 and 1999 (unaudited), would have been approximately $104,152, $97,776, $25,724 and $21,187, respectively.

               MOBILEMEDIA COMMUNICATIONS, INC. AND SUBSIDIARIES

                             (DOLLARS IN THOUSANDS)

7.  INCOME TAXES

     The components of income tax benefit (expense) are as follows:

                                               YEAR ENDED DECEMBER 31,
                                            ------------------------------
                                             1996        1997       1998
                                            -------    --------    -------
Current:
     Federal..............................  $    --    $     --    $(1,757)
     State and local......................       --          --     (2,201)
                                            -------    --------    -------
                                                 --          --     (3,958)
  Deferred:
     Federal..............................   52,081          --         --
     State and local......................   17,361          --         --
                                            -------    --------    -------
          Total...........................  $69,442    $     --    $(3,958)
                                            =======    ========    =======

     MobileMedia is included in the Parent's consolidated federal income tax return. Income taxes are presented in the accompanying financial statements as if MobileMedia filed tax returns as a separate consolidated entity.

     A reconciliation of income tax benefit (expense) and the amount computed by applying the statutory federal income tax rate to loss before income taxes is as follows:

                                               YEAR ENDED DECEMBER 31,
                                           -------------------------------
                                             1996        1997       1998
                                           ---------   --------   --------
Tax benefit (expense) at federal
statutory rate...........................  $ 395,285   $ 43,604   $(13,838)
Goodwill and intangible amortization and
  writedown..............................    (95,362)        --         --
State income taxes.......................         --         --     (1,783)
Nondeductible expenses...................         --         --     (4,765)
Valuation allowance on federal deferred
  tax assets.............................   (230,481)   (43,604)    16,428
                                           ---------   --------   --------
          Total..........................  $  69,442   $     --   $ (3,958)
                                           =========   ========   ========

               MOBILEMEDIA COMMUNICATIONS, INC. AND SUBSIDIARIES

                             (DOLLARS IN THOUSANDS)

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for federal and state income tax purposes. The components of deferred tax liabilities are as follows:

                                                                  DECEMBER 31,
                                                              ---------------------
                                                                1997        1998
                                                              ---------   ---------
Deferred tax liabilities:
     Difference in book and tax basis of fixed assets.......  $  10,206   $  19,974
     Other..................................................         68          27
                                                              ---------   ---------
          Deferred tax liabilities..........................     10,274      20,001
Deferred tax assets:
     Tax credit carryforwards...............................         --       1,757
     Accounts receivable reserves...........................     10,578       6,000
     Differences between the book and tax basis of
       intangible assets....................................    128,462     121,526
     Difference between book and tax basis of accrued
       liabilities..........................................      5,089       4,794
     Net operating loss carryforward........................    161,840     135,458
     Deferred gain on tower sale............................         --      27,378
                                                              ---------   ---------
          Total deferred assets.............................    305,969     296,913
          Valuation allowances for deferred tax assets......   (298,350)   (279,567)
                                                              ---------   ---------
          Deferred tax assets...............................      7,619      17,346
                                                              =========   =========
          Net deferred tax liabilities......................  $   2,655   $   2,655
                                                              =========   =========

     As of December 31, 1998, MobileMedia has available net operating loss carryforwards for tax purposes of approximately $330,000 which expire in years 2008 through 2012. Utilization of these losses may be limited under Section 382 of the Internal Revenue Code.

     MobileMedia believes consummation of the public offering of 15,525,000 shares of Parent's Class A Common Stock on November 7, 1995 caused an ownership change for MobileMedia for purposes of Section 382 of the Code. As a result, the use of MobileMedia's pre-ownership change net operating loss carryforwards will be limited annually by the Section 382 Limitation, which is estimated to be approximately $40,000. In addition, if a second ownership change has occurred subsequent to November 7, 1995, which has not yet been determined, use of MobileMedia's net operating losses would be severely limited. It is also anticipated that the net operating loss carryforwards and certain other tax attributes of MobileMedia will be substantially reduced and their utilization significantly limited as a result of consummation of the Plan.

8.  LEASES

     Certain facilities and equipment used in operations are held under operating leases. Rental expenses under operating leases were $44,574, $43,453, $40,936, $10,423 and $12,989 for the years ended December 31,

               MOBILEMEDIA COMMUNICATIONS, INC. AND SUBSIDIARIES

                             (DOLLARS IN THOUSANDS)

1996, 1997 and 1998 and the three months ended March 31, 1998 and 1999 (unaudited), respectively. At December 31, 1998, the aggregate minimum rental commitments under leases were as follows:

1999........................................................  $ 48,951
2000........................................................    25,457
2001........................................................    19,250
2002........................................................    15,726
2003........................................................    13,327
Thereafter..................................................    15,783
                                                              --------
                                                              $138,494
                                                              ========

9.  EMPLOYEE BENEFIT PLANS

     MobileMedia has adopted a retirement savings plan that allows all employees who have been employed for one year and have at least 1,000 hours of credited service to contribute and defer up to 15% of their compensation. Effective February 1, 1996, MobileMedia began a matching contribution of 50% of the first 2% of the elected deferral plus an additional 25% of the next 4% of the elected deferral. MobileMedia's matching contribution was $700 in 1996, $730 in 1997 and $692 in 1998 and $160 and $178 for the three months ended March 31, 1998 and 1999 (unaudited), respectively.

10.  STOCK OPTION PLANS

     MobileMedia has two stock option plans under which approximately 1.3 million options are currently outstanding. Under the proposed Plan of Reorganization, MobileMedia's equity holders will receive no value for their ownership interests in the Company, and accordingly, the options are also deemed to have no value.

11.  COMMITMENTS AND CONTINGENCIES

     MobileMedia is party to a number of lawsuits and other matters arising in the ordinary course of business.

     As announced on September 27, 1996 and October 21, 1996, MobileMedia disclosed that misrepresentations and other violations had occurred during the licensing process for as many as 400 to 500, or approximately 6% to 7%, of its approximately 8,000 local transmission one-way paging stations. MobileMedia caused an investigation to be conducted by its outside counsel, and a comprehensive report regarding these matters was provided to the FCC in the fall of 1996.

     On January 13, 1997, the FCC issued a Public Notice relating to the status of certain FCC authorizations held by MobileMedia. Pursuant to the Public Notice, the FCC announced that it had (i) automatically terminated approximately 185 authorizations for paging facilities that were not constructed by the expiration date of their construction permits and remained unconstructed, (ii) dismissed as defective approximately 94 applications for fill-in sites around existing paging stations because they were predicated upon unconstructed facilities and (iii) automatically terminated approximately 99 other authorizations for paging facilities that were constructed after the expiration date of their construction permits. However, the FCC granted MobileMedia interim operating authority to operate transmitters in this last category subject to further action by the FCC.

     On April 8, 1997, the FCC adopted an order commencing an administrative hearing into the qualification of MobileMedia to remain a licensee. The order directed an Administrative Law Judge to take evidence and develop a full factual record on directed issues concerning MobileMedia's filing of false forms and applications. MobileMedia was permitted to operate its licensed facilities and provide service to the public during the pendency of the hearing.

               MOBILEMEDIA COMMUNICATIONS, INC. AND SUBSIDIARIES

                             (DOLLARS IN THOUSANDS)

     On June 6, 1997, the FCC issued an order staying the hearing proceeding in order to allow MobileMedia to develop and consummate a plan of reorganization that provides for a change of control of MobileMedia and a permissible transfer of MobileMedia's FCC licenses. The grant of the stay was premised on the availability of an FCC doctrine known as Second Thursday, which provides that, if there is a change of control that meets certain conditions, the regulatory issues designated for administrative hearing will be resolved by the transfer of MobileMedia's FCC licenses to the new owners of MobileMedia and the hearing will not proceed. The stay was originally granted for ten months and was extended by the FCC through October 6, 1998.

     On September 2, 1998, MobileMedia and Arch Communications Group, Inc. ("Arch") filed a joint Second Thursday application. The FCC released an order granting the application on February 5, 1999. The order, which is conditioned on confirmation of the plan and consummation thereof within nine months, expressly terminated the administrative hearing and resolved the issues designated therein. The order denied the parties' request for permanent authority to operate transmitters for which MobileMedia was granted interim authority on January 13, 1997. If the Merger is consummated, Arch must cease operating these facilities within 6 months after the merger. The order also denied the parties' request for a waiver of the spectrum cap (which prohibits narrowband PCS licensees from having ownership interest in more than three channels in any geographic area). Arch must divest any excess channels within 6 months after the merger.

     Prior to the Petition date, five actions allegedly arising under the federal securities laws were filed against MobileMedia and certain of its present and former officers, directors and underwriters in the United States District Court for the District of New Jersey (the "New Jersey District Court"). These actions were subsequently consolidated as In re MobileMedia Securities Litigation, No. 96-5723 (AJL) (the "New Jersey Actions"). A consolidated amended complaint (the "Complaint") was filed on November 21, 1997. The Complaint does not name MobileMedia as a defendant.

     In June 1997, the Debtors initiated an Adversary Proceeding in the Bankruptcy Court to stay the prosecution of the New Jersey Actions. Pursuant to a Stipulation entered into among the Debtors and the plaintiffs in the New Jersey Actions and "So Ordered" by the Bankruptcy Court on October 31, 1997, the plaintiffs in the New Jersey Actions could conduct only limited discovery in connection with the New Jersey Actions and could not file any pleadings, except responses to motions to dismiss, until the earlier of September 30, 1998 and the effective date of a plan of reorganization. On October 21, 1998, the defendants' motion to dismiss the New Jersey Actions filed with the New Jersey District Court on January 16, 1998 was denied.

     In addition to the New Jersey Actions, two lawsuits (together, the "California Actions" and, together with the New Jersey Actions, the "Securities Actions") were filed in September 1997 in the United States District Court for the Northern District of California and the Superior Court of California naming as defendants certain former officers and certain present and former directors of MobileMedia, certain investment entities and the Debtors' independent auditors. None of the Debtors is named as defendant in the California Actions.

     On November 4, 1997, the Debtors commenced an adversary proceeding in the Bankruptcy Court seeking to stay the prosecution of the California Actions against the named defendants. At hearings held on December 10, 1997 and May 29, 1998, the Bankruptcy Court enjoined the plaintiffs in the California Actions until September 15, 1998 from taking certain actions in connection with the California Actions, with certain exceptions.

     The plaintiffs in both the New Jersey Actions and California Actions are currently conducting discovery of MobileMedia in connection with their prosecution of the actions against the named defendants. Following consummation of the Plan of Reorganization, the Company may be subject to further discovery in these proceedings.

               MOBILEMEDIA COMMUNICATIONS, INC. AND SUBSIDIARIES

                             (DOLLARS IN THOUSANDS)

     Neither the New Jersey Actions nor the California Actions name any of the Debtors as a defendant. However, proofs of claim have been filed against the Debtors by the plaintiffs in the New Jersey Actions, and both the New Jersey Actions and the California Actions may give rise to claims against the Debtors' Directors, Officers and Corporate Liability Insurance Policy. It is anticipated that under any plan of reorganization for MobileMedia these Claims will receive no distributions.

12.  OTHER INVESTMENTS

     On March 21, 1995, MobileMedia purchased a 33% interest in Abacus Communications Partners, L.P., ("Abacus") a Delaware limited partnership, from Abacus Business Services, Inc. for $1,641. Abacus Communications Partners, L.P. is one of MobileMedia's alphanumeric dispatch services providers. The investment has been accounted for under the equity method in accordance with Accounting Principles Board Opinion No. 18. Under the equity method, original investments are recorded at cost and adjusted by MobileMedia's share of undistributed earnings or losses of the purchased company. MobileMedia's share of income
(loss) of affiliate, net of distribution, for the years ended December 31, 1996, 1997 and 1998, was $160, $69, and $(87), respectively. On December 30, 1998
MobileMedia reached an agreement to sell its interest in Abacus to Abacus Exchange Inc. for $1,400 and subsequently completed the sale on January 25, 1999. Accordingly, MobileMedia wrote down its investment in Abacus from $1,612 to $1,400 as of December 31, 1998.

13.  IMPACT OF YEAR 2000 (UNAUDITED)

GENERAL

     Computer systems were originally designed to recognize calendar years by the last two digits in the date code field. Beginning in the year 2000, these date code fields will need to accept four digit entries to distinguish twenty-first century dates from twentieth century dates. Any of MobileMedia's computer programs that have time-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices, or engage in similar normal business activities. As a result, in less than two years, the computerized systems (including both information and non-information technology systems) and applications used by MobileMedia will need to be reviewed, evaluated and, if and where necessary, modified or replaced to ensure that all financial, information and operating systems are Year 2000 compliant.

  State of Readiness

     MobileMedia has formed an internal task force comprised of representatives of its various relevant departments to address Year 2000 compliance matters. The task force has undertaken a preliminary review of internal and external areas that are likely to be affected by Year 2000 compliance matters and has classified the various areas as mission critical, important or non-critical/non-important. MobileMedia also expects to hire outside consultants to review MobileMedia's testing methodology and test results, to assess its contingency planning and to provide general oversight relating to Year 2000 compliance matters.

     With respect to internal matters, MobileMedia has completed a review of its hardware and software to determine whether its business-related applications (including applications relating to distribution, finance, inventories, operations, pager activation, purchasing and sales/marketing) will be Year 2000 compliant. In addition, in the last quarter of 1998, programs designed to identify Year 2000 problems associated with dates embedded in certain business-related files were created and executed to identify any Year 2000 compliance issues. The testing unearthed a few Year 2000 problems all of which have been addressed and retested for Year 2000 readiness. Additional testing took place the first quarter of 1999, which included testing of

               MOBILEMEDIA COMMUNICATIONS, INC. AND SUBSIDIARIES

                             (DOLLARS IN THOUSANDS)

MobileMedia's financial and human resource software packages. Although the results of these tests are still being analyzed, relatively few Year 2000 problems were identified. There can be no assurance, however, that such testing has detected, or will detect, all compliance issues related to the Year 2000 problem.

     With respect to external matters, MobileMedia has distributed questionnaires and requests for certification to its mission-critical vendors and is in the process of obtaining and reviewing the responses thereto. The questionnaires have requested information concerning embedded technologies of such vendors, the hardware and software applications used by such vendors and the Year 2000 compliance efforts of such vendors relating thereto.

  Estimated Year 2000 Compliance Costs

     MobileMedia has an information technology staff of approximately 68 people that has addressed technical issues relating to Year 2000 compliance matters. Through December 31, 1998, MobileMedia has incurred approximately $50 in costs (excluding in-house labor and hardware) in connection with Year 2000 compliance matters. In addition, MobileMedia has purchased upgraded hardware at a cost of approximately $175 for use as redundant equipment in testing for Year 2000 problems in an isolated production environment. MobileMedia estimates that it will expend approximately $500 on additional hardware, software and other items related to the Year 2000 compliance matters.

     In addition, MobileMedia estimates that it will incur approximately $200 in costs relating to Year 2000 remediation efforts for its paging network hardware. MobileMedia also upgraded its paging network hardware during 1998 and plans further upgrades in fiscal year 1999. Such upgrades have not been and are not expected to be purchased solely for remediation of the Year 2000 compliance problems; such upgrades are not themselves expected to have Year 2000 compliance problems.

  Risks Relating to Year 2000 Compliance Matters

     MobileMedia has a goal to become Year 2000 compliant with respect to internal matters during 1999. Although MobileMedia has begun testing of its internal business-related hardware and software applications, there can be no assurances that such testing will detect all applications that may be affected by Year 2000 compliance problems. With respect to external matters, due to the multi-dependent and interdependent issues raised by Year 2000 compliance, including many factors beyond its control, MobileMedia may face the possibility that one or more of its mission-critical vendors, such as its utilities, telephone carriers, equipment manufacturers or satellite carriers, may not be Year 2000 compliant on a timely basis. Because of the unique nature of such vendors, alternate providers may not be available. Finally, MobileMedia does not manufacture any of the pagers, paging-related hardware or network equipment used by MobileMedia or its customers in connection with MobileMedia's paging operations. Although MobileMedia has tested such equipment, it has also relied upon the representations of its vendors with respect to their Year 2000 readiness. MobileMedia can give no assurance as to the accuracy of such vendors' representations.

  Contingency Planning

     MobileMedia has begun the process of assessing contingency plans that might be available in the event of either internal or external Year 2000 compliance problems. To this end, MobileMedia's various internal departments have begun to prepare assessments of potential contingency alternatives. The task force will undertake a review of these assessments on a department-by-department basis and on a company-wide basis. MobileMedia intends to complete its contingency planning during the second quarter of 1999.

         The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                                                                         ANNEX A
                 SUBJECT TO COMPLETION, DATED JANUARY 11, 2000

PROSPECTUS

                                   VAST LOGO

                               16,100,000 SHARES

                              VAST SOLUTIONS, INC.
                              CLASS B COMMON STOCK

                           -------------------------

     Of the 16,100,000 shares of our Class B common stock covered by this prospectus, 13,780,000 are being offered by Paging Network, Inc. in exchange for its outstanding senior subordinated indebtedness and 2,320,000 are being distributed by PageNet to its stockholders. PageNet currently owns all of our outstanding Class A and Class B common stock.

     The PageNet exchange offer and the distribution of our common stock to PageNet stockholders are part of a merger transaction between PageNet and Arch Communications Group, Inc. Both the exchange offer and the distribution will be completed immediately prior to the merger. After the merger, Arch will indirectly own all of our Class A common stock, which will constitute 19.5% of our outstanding common stock.

     We have the option to redeem shares of our Class B common stock, in whole or in part, at any time following the sale by us of additional shares of Class A common stock, or any shares of our capital stock convertible into shares of our Class A common stock, other than sales pursuant to an employee benefit plan. See "Description of Vast Capital Stock -- Common Stock -- Redemption." All shares of Class B common stock will automatically convert into Class A common stock two years after completion of the Arch merger or, if earlier, one year after we complete an underwritten public offering of common stock with net proceeds of more than $25 million.

     Neither our Class A nor our Class B common stock is listed on any securities exchange. We do not intend to apply for listing of our Class B common stock on any securities exchange or quotation system.

     AN INVESTMENT IN OUR CLASS B COMMON STOCK INVOLVES RISKS WHICH ARE DESCRIBED IN THE "RISK FACTORS" SECTION BEGINNING ON PAGE A-5.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                           -------------------------

        The date of this prospectus is                          , 2000.

                               TABLE OF CONTENTS

Prospectus Summary..........................................     A-3
Risk Factors................................................     A-5
Forward-Looking Statements..................................    A-14
Dividend Policy.............................................    A-15
Use of Proceeds.............................................    A-15
Selected Financial Data.....................................    A-16
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................    A-17
Business....................................................    A-21
Management..................................................    A-27
Arrangements Between Vast and PageNet.......................    A-31
Principal Stockholders......................................    A-31
Security Ownership of Management............................    A-32
Description of Vast Capital Stock...........................    A-33
Shares Eligible for Future Sale.............................    A-38
Legal Matters...............................................    A-39
Experts.....................................................    A-39
Where You Can Find More Information.........................    A-39
Index to Financial Statements...............................     F-1

                               PROSPECTUS SUMMARY

     You should read the following summary together with the more detailed information regarding us, our Class B common stock being offered by this prospectus and our financial statements and notes relating to those financial statements appearing elsewhere in this prospectus. References in this prospectus to "Vast" mean Vast Solutions, Inc. References in this prospectus to "PageNet" mean Paging Network, Inc. and its consolidated subsidiaries other than Vast. References in this prospectus to "Arch" mean Arch Communications Group, Inc. and its consolidated subsidiaries.

     Information contained in this prospectus regarding our business and operations, including information discussed in "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of
Operations -- Liquidity and Capital Resources," "Business -- Wireless Network, Content and Equipment Providers" and "Business -- Intellectual Property Rights," assumes the completion of the merger between PageNet and Arch and the completion of certain related transactions. The related transactions include the transfer, contribution or assignment of certain assets from PageNet to us, including certain components of our Gateway, and PageNet's forgiveness of various intercompany loans. The completion of the Arch merger and the related transactions require the approval of PageNet's noteholders, stockholders and bank lenders, Arch's stockholders and certain additional third parties. Additional information regarding the Arch merger can be found in PageNet's prospectus to which this prospectus is attached as Annex A. Additional information regarding the nature of the related transactions can be found in "Selected Financial Data" and "Arrangements Between Vast and PageNet."

                                  THE COMPANY

     We offer integrated wireless solutions that connect businesses to their employees, customers and remote assets, such as vending machines, automobiles and storage tanks. We can provide these solutions on a full-service basis, allowing our customers to completely outsource complex wireless solutions. Using our expandable software platform (our Gateway), provisioning and service and support operations, we are able to provide our customers with a comprehensive end-to-end wireless solution that seamlessly connects their mobile users with the Internet or corporate data network using wireless devices. We believe our principal assets are our wireless software and software development capabilities, our Gateway, our enterprise application provider partners and our ability to manage our customers' wireless data operations.

     Vast is a development stage company and, since its inception, has been engaged primarily in product research and development and developing markets for its products and services. We have incurred significant operating losses as a result of these start-up activities. We began offering some of our integrated wireless solutions products and services in late 1999, and believe that revenues from sales of these products and services will grow rapidly.

     Our historical revenues consist primarily of sales of software developed by Silverlake Communications, Inc., which PageNet acquired in December 1998. Silverlake's product line is a suite of software products focusing on wireless communications, including one-way messaging and two-way advanced communications. Although we intend to maintain both sales and service of this product line, it is not a material part of our future growth strategy.

     Vast was incorporated in the State of Delaware in 1999. The operations of Vast include the activities of PageNet's wireless solutions division since its formation in September 1998, as well as the operations of Silverlake. Our principal executive offices are located at 14131 Midway Road, Suite 500, Addison, Texas 75001, telephone number: (972) 801-8800. Our website, which is not part of this prospectus, is located at www.vast.com.

                               THE EXCHANGE OFFER

     PageNet is offering to exchange a pro rata portion of 616,830,757 shares of PageNet common stock and a pro rata portion of 13,780,000 shares of our Class B common stock for each of PageNet's:

     - 8.875% senior subordinated notes due 2006;

     - 10.125% senior subordinated notes due 2007; and

     - 10% senior subordinated notes due 2008.

     The pro rata portion will be computed immediately prior to the time when the Arch merger occurs by dividing

     - the principal amount, together with all accrued interest, of each PageNet senior subordinated note; by

     - the principal amount, together with all accrued interest, of all PageNet senior subordinated notes outstanding at the time of the PageNet exchange.

                            THE SPINOFF DISTRIBUTION

     The merger agreement between PageNet and Arch provides that PageNet will distribute to its stockholders interests in Vast representing up to 11.6% of our total equity. In accordance with the merger agreement, the PageNet board of directors will declare a dividend, payable to the persons who are PageNet stockholders immediately prior to the acceptance of senior subordinated notes in the exchange offer, consisting of 2,320,000 shares of our Class B common stock. The dividend will not be paid unless all of the conditions to the Arch merger have been satisfied. Because the dividend will be declared prior to acceptance of PageNet senior subordinated notes in the exchange offer, noteholders who become stockholders of PageNet in the exchange offer will not be entitled to receive any portion of this distribution.

                       PREPACKAGED PLAN OF REORGANIZATION

     PageNet noteholders will be required, as a condition to tendering their notes in the exchange offer, to give their consent to a prepackaged plan of reorganization of PageNet. If PageNet files a prepackaged reorganization plan under Chapter 11 of the United States Bankruptcy Code and the prepackaged plan is confirmed by the bankruptcy court and consummated, then 100% of the senior subordinated notes will be converted into shares of Arch common stock and our Class B common stock. The number of shares of our Class B common stock which the holders of PageNet senior subordinated notes will receive under the prepackaged plan and the exchange offer are the same. PageNet stockholders will also receive the same number of shares of our Class B common stock under the prepackaged plan as they would receive pursuant to the spinoff distribution.

                                  RISK FACTORS

     As our stockholder, you may be subject to risks inherent in our business. The performance of your shares will reflect the performance of our business related to, among other things, our competition, general economic and market conditions and industry conditions. The price of our common stock may decline and the value of your investment could decrease. You should carefully consider the following factors as well as other information contained in this prospectus before deciding whether to participate in the PageNet exchange offer or to vote in favor of the PageNet plan of reorganization.

THE ARCH MERGER MAY NOT TAKE PLACE.

     The Arch merger will not take place unless many conditions are satisfied or waived. These conditions include stockholder and noteholder approvals, governmental approvals and the availability of senior credit facilities. Moreover, PageNet may be required in some circumstances to file a prepackaged plan under Chapter 11 of the United States Bankruptcy Code to implement the merger. There can be no assurance that the proposed plan of reorganization would be approved by the bankruptcy court if filed. If the Arch merger does not take place, the contemplated exchange and distribution of shares of our Class B common stock will not occur. If the Arch merger does not take place, it is unlikely that we would be able to arrange for independent sources of debt or equity financing. In addition, if the Arch merger does not take place, it is unlikely that PageNet will be able to transfer certain assets to us, including PageNet's rights under certain software licenses on which our business is substantially dependent, and we may be unable to continue our current operations.

PAGENET MAY BE REQUIRED TO REDUCE ITS OPERATIONS, INCLUDING THOSE OF VAST, AND/OR SEEK IMMEDIATE REPAYMENT OF ITS FUNDING OF VAST AS PART OF A RESTRUCTURING OF ITS OBLIGATIONS UNDER THE UNITED STATES BANKRUPTCY CODE.

     If PageNet is unable to improve its domestic earnings before interest, taxes, depreciation and amortization, or EBITDA, it may not have sufficient cash or borrowing capacity to meet its obligations through the end of the first quarter of 2000. While PageNet is currently exploring various alternatives to ensure that it has sufficient liquidity through the consummation of the Arch merger, there can be no assurance that such efforts will be timely or successful. There also can be no assurance that the merger will be completed or will not be substantially delayed. If PageNet's strategies to obtain additional liquidity are not timely or successful, or the merger is not completed or is delayed, PageNet may be required to reduce the level of its operations, including the operations of Vast, and/or commence a proceeding under Chapter 11 of the United States Bankruptcy Code to restructure its obligations. PageNet may also seek our immediate repayment of a $30.0 million non-interest bearing note payable, and other amounts due, to PageNet. A bankruptcy filing by PageNet would likely have a material impact on our results of operations and financial position.

WE MAY NOT BE ABLE TO OBTAIN ADEQUATE FINANCING TO CONTINUE OUR CURRENT OPERATIONS.

     To date our operations have been funded primarily through investments by PageNet, which we do not expect to continue following the merger of PageNet and Arch. We may be required to reduce our current level of operations unless we are able to obtain capital through additional debt or equity financings. We cannot assure you that debt or equity financings will be available as required. Even if financing is available, it may not be on terms that are favorable to us or sufficient for our needs. If we are unable to obtain sufficient financing, we may be unable to continue our current operations.

MANY OF OUR WIRELESS SOLUTIONS PRODUCTS AND SERVICES ARE IN DEVELOPMENT AND ARE NOT NOW AVAILABLE FOR COMMERCIAL USE.

     Several of our wireless solutions products and services are in "beta" testing with various customers. A limited number of our customers are currently using our wireless solutions products and services on a commercial basis. If one or more of our customers decide not to place our products and services into service, our revenues will not grow as anticipated. Further, if we are unable to achieve market acceptance of our wireless solutions products and services, our business would be materially adversely affected.

OUR LIMITED OPERATING HISTORY MAKES FINANCIAL FORECASTING DIFFICULT AND, IN ASSESSING OUR PROSPECTS, YOU SHOULD CONSIDER OUR EARLY STAGE OF DEVELOPMENT AND PRESENCE IN A NEW AND RAPIDLY EVOLVING INDUSTRY.

     Since our inception, we have been engaged primarily in the product development and initial marketing activities of our wireless solutions business. Therefore, it is difficult to forecast our future operating results. Our operations began in September 1998 when PageNet established a separate wireless solutions business unit. We have generated limited revenues to date. Accordingly, you should assess our prospects in light of the risks and difficulties frequently encountered by companies in the early stage of development, particularly companies in new and rapidly evolving industries.

WE HAVE HISTORICALLY INCURRED LOSSES AND WE MAY NOT ACHIEVE PROFITABILITY.

     We have not operated profitably to date. We incurred net losses during our development stage of $4,163,733 for the four months we operated in 1998 and $22,489,299 for the nine-month period ended September 30, 1999. At September 30, 1999, we had accumulated losses since inception of $26,653,032. We intend to continue to make significant investments in our research and development, marketing, services and sales operations. We anticipate that these expenses could significantly precede any revenues generated by the increased spending. As a result, we are likely to continue to experience losses and negative cash flow from operations in future periods. If we do become profitable, we may not sustain or increase our profitability. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

WE HAVE NO INDEPENDENT OPERATING HISTORY.

     We have no independent operating history. Most of our current business operations include various operations of PageNet which were conducted as a separate business unit within PageNet. Following the Arch merger, we will be required to supplement our administrative and other resources to provide services necessary to operate as an independent company. Although the costs of the services provided to us by PageNet are reflected in our historical financial results and we believe the amounts allocated to us are a reasonable allocation of the costs PageNet incurred on our behalf, financial information included in this prospectus may not necessarily reflect what our results of operations would have been had we been a separate, stand-alone entity during the periods presented.

WE HAVE A LENGTHY SALES CYCLE.

     We have generally experienced a lengthy sales cycle, averaging approximately four to nine months. The lengthy sales cycle is one of the factors that may cause our revenues and operating results to vary significantly from quarter to quarter. Because of the unique characteristics of our products and services, our prospective customers' decisions to license our products and/or purchase our services often require significant investment and executive level decision making. We believe that many companies currently are not aware of the benefits of our wireless solutions products and services. For this reason, we must provide a significant level of information to prospective customers about the use and benefits of our products and services. This lengthy process can cause potential customers to take many months to make these decisions. As a result, sales cycles for customer orders vary substantially from customer to customer. Excessive delay in completing sales could materially adversely affect our business, financial condition or results of operations.

     The length of the sales cycle for customer orders depends on a number of other factors over which we have little or no control, including:

     - a customer's budgetary constraints;

     - the timing of a customer's budget cycles;

     - concerns by customers about the introduction of new products or services by us or our competitors; and

     - potential downturns in general economic conditions, including reductions in demand for wireless data services.

THE LOSS OF A MAJOR CUSTOMER COULD ADVERSELY AFFECT OUR REVENUES AND OUR OPERATING RESULTS.

     No single customer accounted for more than 10% of our revenues in 1999. However, our wireless solutions business is in the development stage, and we have a limited number of customer relationships established. We expect to have a high degree of customer concentration in our wireless solutions business, although not necessarily involving the same customers from period to period. To the extent that any significant customer reduces the scope of its relationship with us, or terminates its relationship with us, our revenues for the relevant fiscal period could substantially decline. As a result, the loss of any major customer could materially harm our business.

OUR INABILITY TO SUCCESSFULLY MANAGE OUR INTENDED GROWTH OR OUR INCREASINGLY COMPLEX THIRD-PARTY RELATIONSHIPS COULD ADVERSELY AFFECT US.

     If we are not able to manage our intended growth successfully, we will not grow as planned and our business could be adversely affected. Our existing management, operational, financial and human resources, as well as our management information systems and controls, may be inadequate to support our future operations. In addition, as the complexity of our product technology and our third-party relationships have increased, the management of those relationships and the negotiation of contractual terms sufficient to protect our rights and limit our potential liabilities has become more complicated, and we expect this trend to continue in the future. As a result, our inability to successfully manage these relationships or negotiate sufficient contractual terms could have a material adverse effect on us.

COMPETITIVE PRESSURES MAY HAVE A MATERIAL ADVERSE EFFECT ON US.

     Because our industry is new and evolving and characterized by rapid technological change, it is difficult for us to predict whether, when and by whom new competing technologies or new competitors may be introduced into our markets. Currently, we believe our competition will come from several different market segments, including wireless data service providers, wireless communications software companies, wireless systems integrators, wireless device manufacturers and wireless network carriers. Many of our existing and potential competitors have substantially greater financial, technical, marketing and distribution resources than we do. Additionally, many of these companies have greater name recognition and more established relationships with our target customers. Furthermore, these competitors may be able to adopt more aggressive pricing policies and offer customers more attractive terms than we can. Any one of these factors could have a material adverse effect on our business, financial condition or results of operations. See "Business -- Competition."

WE MAY NOT BE ABLE TO GROW OUR BUSINESS AS PLANNED IF WE DO NOT MAINTAIN SUCCESSFUL RELATIONSHIPS WITH ENTERPRISE APPLICATION PROVIDERS AND CONTINUE TO DEVELOP NEW RELATIONSHIPS WITH OTHER PROVIDERS.

     Our ability to achieve revenue growth in the future will depend in part on our success in maintaining successful relationships with enterprise application providers and in developing new relationships with additional providers. We use these relationships to jointly market and sell our products and services. Rapid technological changes may result in certain providers no longer offering the products or services desired by our customers, and we may be unable to attract additional providers with the types of products and/or services that our customers require. We do not have long-term or exclusive agreements with enterprise application providers, and the loss of these relationships could materially adversely affect our business, financial condition or results of operations.

WE DEPEND UPON WIRELESS NETWORKS OWNED AND CONTROLLED BY OTHERS. IF WE DO NOT HAVE CONTINUED ACCESS TO SUFFICIENT CAPACITY ON RELIABLE NETWORKS, WE MAY BE UNABLE TO DELIVER SERVICES AND OUR SALES COULD DECREASE.

     Our ability to grow and achieve profitability partly depends on our ability to buy sufficient capacity on the networks of the wireless carriers, such as PageNet, BellSouth, MCI Worldcom and others, and on the reliability and security of their systems. All of our services are delivered using airtime purchased from third parties. We depend on these companies to provide uninterrupted and "bug free" service. We would not be able to satisfy our customers' needs if our wireless carriers failed to provide the required capacity or needed level of service. In addition, our expenses would increase and our profitability could be materially adversely affected if wireless carriers were to increase the prices of their services. Some of these wireless carriers are, or could become, our competitors.

THE RESOURCES OF PAGENET WILL NOT BE AVAILABLE TO US AFTER THE MERGER.

     Since our inception, we have operated as a division of PageNet. Following the Arch merger, we will not be able to rely on PageNet or Arch for financial support or benefit from our relationships with PageNet to receive favorable terms for the purchase or sale of various goods and services. In addition, except as may be provided in agreements we expect to enter into with PageNet prior to the Arch merger, we will be responsible after the merger for obtaining our own sources of financing and for our own corporate administrative services such as tax, treasury, risk management and insurance, accounting, payroll, legal, information systems and human resources. We anticipate that these agreements will allow for a transition period of 12 to 18 months, during which PageNet will continue to provide many, if not all, of these services. Following this transition period, we will need to outsource these functions to third parties or hire additional staff to perform them internally.

AN INTERRUPTION IN THE SUPPLY OF PRODUCTS AND SERVICES THAT WE OBTAIN FROM THIRD PARTIES COULD CAUSE A DECLINE IN SALES OF OUR SERVICES.

     In designing, developing and supporting our wireless data products and services, we rely on wireless carriers, wireless handheld device manufacturers, content providers and computer hardware and software providers. These suppliers may experience difficulty in supplying us products or services sufficient to meet our needs, or they may terminate or fail to renew contracts for supplying us these products or services on terms we find acceptable. Any significant interruption in the supply of any of these products or services could cause a decline in sales of our products and services unless and until we are able to replace the functionality provided by these products and services. We also depend on third parties to deliver and support reliable products, enhance their current products, develop new products on a timely and cost-effective basis and respond to emerging industry standards and other technological changes. In addition, we will rely on the ability of our content providers to provide us with uninterrupted access to the news and financial information we expect to provide to our customers. The failure of third parties to meet these criteria, or their refusal or failure to deliver the information for whatever reason, could materially harm our business.

A FAILURE IN OUR GATEWAY FACILITY WOULD ADVERSELY AFFECT OUR OPERATING RESULTS AND OUR FINANCIAL CONDITION.

     Our operations are dependent upon our ability to prevent interruptions to our Gateway services due to fire, power loss, natural disaster or a similar event. A substantial portion of the computer equipment that is essential to the operation of our Gateway facility is located at PageNet's Technical Operations Center in Richardson, Texas. We believe our Gateway facility is supported by sufficient available back-up computing and electric power sources on site to maintain the provision of Gateway services without interruption. Although we intend to establish a second Gateway facility at a remote location, we currently do not have the financial resources to create or operate a second facility. We would be materially adversely affected by substantial damage to our current Gateway facility or other catastrophic failure that causes significant interruption in our operations. Our property and business interruption insurance may not be adequate to compensate us for all losses that may occur.

NEW LAWS AND REGULATIONS THAT IMPACT OUR INDUSTRY COULD INCREASE OUR COSTS OR REDUCE OUR OPPORTUNITIES TO EARN REVENUE.

     We are not currently subject to direct regulation by the Federal Communications Commission or any other governmental agency, other than regulations applicable to businesses in general. However, in the future, we may become subject to regulation by the FCC or another regulatory agency. In addition, the wireless carriers who supply us airtime are subject to regulation by the FCC and regulations that affect them could increase our costs or reduce our ability to continue selling and supporting our services.

OUR MARKETS ARE CHARACTERIZED BY RAPID TECHNOLOGICAL CHANGE WHICH MAY CAUSE US TO INCUR SIGNIFICANT DEVELOPMENT COSTS.

     The markets for our products and services are characterized by rapid technological change, frequent new product and service introductions and enhancements, uncertain product life cycles and changing customer demands. The introduction of services embodying new technologies and the emergence of new industry standards could render our existing products and services obsolete or unmarketable and cause us to incur significant development costs to create new or modify our existing products and services to utilize new technologies or industry standards.

OUR FUTURE BUSINESS PROSPECTS DEPEND IN PART ON OUR ABILITY TO MAINTAIN AND IMPROVE OUR CURRENT WIRELESS DATA SERVICES AND DEVELOP NEW SERVICES.

     We believe that our future business prospects depend in large part on our ability to maintain and improve our current services and to develop new services on a timely basis. Our services will have to achieve market acceptance, maintain technological competitiveness and meet an expanding range of customer requirements. As a result of the complexities inherent in our services, major new wireless data services and service enhancements require long development and testing periods. We may not be successful in developing and marketing, on a timely and cost-effective basis, service enhancements or new services that respond to technological change, evolving industry standards or customer requirements. We may also experience difficulties that could delay or prevent the successful development, introduction or marketing of service enhancements, and our new services and service enhancements may not achieve market acceptance. If we cannot effectively maintain, improve and develop services, we may not be able to recover our fixed costs or otherwise become profitable. Significant delays in the general availability of our services or significant problems in the implementation of new services could have a material effect on our business, financial condition or results of operations.

SLOWER THAN ANTICIPATED GROWTH IN DEMAND FOR WIRELESS ENTERPRISE SOLUTIONS OF THE TYPE WE OFFER COULD MATERIALLY ADVERSELY AFFECT OUR GROWTH PROSPECTS.

     If the demand for wireless enterprise solutions of the type we offer does not continue to grow as anticipated within our targeted markets, our ability to grow our business as planned could be materially adversely affected. We expect these solutions to account for the majority of our revenues for the foreseeable future.

WE MAY NOT BE ABLE TO PROTECT OUR PROPRIETARY RIGHTS ADEQUATELY, WHICH COULD ALLOW THIRD PARTIES TO COPY OR OTHERWISE OBTAIN AND USE OUR TECHNOLOGY WITHOUT AUTHORIZATION.

     We regard our software products as proprietary. In an effort to protect our proprietary rights, we rely primarily on a combination of copyright, trademark and trade secret laws, as well as licensing and other agreements with consultants, suppliers, strategic partners and customers, and employee and third-party non-disclosure agreements. These laws and agreements provide only limited protection of our proprietary rights. In addition, we have not signed agreements containing these types of protective provisions in every case, and the contractual provisions that are in place and the protection they provide vary and may not provide us with adequate protection in all circumstances. Although PageNet has agreed to transfer to us a provisional patent application it holds for an invention embodied in our Gateway, we currently have no patents or registered copyrights. In addition, we do not have any federal trademark registrations in the name "Vast" and we may not be able to obtain such registration due to conflicting marks or otherwise. Because our means of protecting our proprietary rights may not be adequate, it may be possible for a third party to copy or otherwise obtain and use our technology without authorization. A third party could also develop similar technology independently. Unauthorized copying, use or reverse engineering of our products could materially adversely affect our business, results of operations or financial condition.

     We license technology that is embedded in our products from others. If one or more of these licenses terminates or cannot be renewed on satisfactory terms, we would have to modify the affected products to use alternative technology or eliminate the affected product function, either of which could have a material adverse effect on us.

INFRINGEMENT CLAIMS COULD ADVERSELY AFFECT US.

     A third party could claim that our technology infringes its proprietary rights. As the number of software products in our target markets increases and the functionality of these products overlap, we believe that wireless software developers may face infringement claims.

     Infringement claims, even if without merit, can be time consuming and expensive to defend. A third party asserting infringement claims against us or our customers with respect to our current or future products may require us to enter into costly royalty arrangements or litigation, or otherwise materially adversely affect us. See "Business -- Intellectual Property Rights."

OUR BUSINESS MAY SUFFER IF WE HAVE DISPUTES OVER OUR RIGHT TO RESELL OR REUSE INTELLECTUAL PROPERTY DEVELOPED FOR SPECIFIC CUSTOMERS.

     Part of our business involves the development of software applications for discrete customer engagements. Ownership of customer-specific software is often retained by the customer, although we typically retain the right to reuse some of the applications, processes and other intellectual property developed in connection with customer engagements. Issues relating to the rights to intellectual property can be complicated, and we cannot give any assurance that disputes will not arise that affect our ability to resell or reuse such applications, processes and other intellectual property. Such disputes could damage our relationships with our customers, divert our management's attention and have a material adverse effect on our business, financial condition or results of operations.

WE DEPEND ON KEY PERSONNEL AND WILL NEED TO RECRUIT ADDITIONAL SKILLED PERSONNEL, FOR WHICH COMPETITION IS INTENSE, TO CONDUCT AND GROW OUR BUSINESS EFFECTIVELY.

     Our success depends in large part on our ability to retain our key personnel, particularly members of our engineering staff. The loss of the services of a large number of these individuals could have a material adverse effect on our business, financial condition or results of operations. Our future success also depends upon our ability to attract, train, assimilate and retain additional qualified personnel. Competition for persons with skills in the software industry is intense, particularly for those with relevant technical experience. We cannot assure you that we will be able to retain our key employees or that we can attract, train, assimilate or retain other highly qualified personnel in the future.

WE MAY PURSUE ACQUISITIONS THAT BY THEIR NATURE PRESENT RISKS AND THAT MAY NOT BE SUCCESSFUL.

     In the future we may pursue acquisitions to diversify our product offerings and customer base or for other strategic purposes. We have made only one prior acquisition and we cannot assure you that any future acquisitions will be successful. The following are some of the risks associated with acquisitions that could have a material adverse effect on our business, financial condition or results of operations:

     - We cannot ensure that any acquired businesses will achieve anticipated revenues, earnings or cash flow.

     - We may be unable to integrate acquired businesses successfully and realize anticipated economic, operational and other benefits in a timely manner, particularly if we acquire a business in a market in which we have limited or no current expertise, or with a corporate culture different from our own. If we are unable to integrate acquired businesses successfully, we could incur substantial costs and delays or experience other operational, technical or financial problems.

     - Acquisitions could disrupt our ongoing business, distract management, divert resources and make it difficult to maintain our current business standards, controls and procedures.

     - We may finance future acquisitions by issuing common stock for some or all of the purchase price. This could dilute the ownership interests of our stockholders. We may also incur additional debt or be required to recognize amortization expense related to goodwill and other intangible assets purchased in future acquisitions.

     - We would be competing with other firms, many of which have greater financial and other resources, to acquire attractive companies. We believe this competition will increase, making it more difficult to acquire suitable companies on acceptable terms.

OUR PRODUCTS COULD HAVE DEFECTS FOR WHICH WE ARE POTENTIALLY LIABLE AND WHICH COULD RESULT IN LOSS OF REVENUE, INCREASED COSTS OR LOSS OF OUR CREDIBILITY OR DELAY IN ACCEPTANCE OF OUR PRODUCTS IN THE MARKET.

     Our products, including components supplied by others, may contain errors or defects, especially when first introduced or when new versions are released. Errors in new products or releases could be found after commencement of commercial shipments, and this could result in additional development costs, diversion of technical and other resources from our other development efforts, or the loss of credibility with current or future customers. This could result in a loss of revenue or delay in market acceptance of our products, which could have a material adverse effect upon our business, financial condition or results of operations.

     Our license agreements with our customers typically contain provisions designed to limit our exposure to potential product liability and some contract claims. However, not all of these agreements contain these types of provisions and, where present, these provisions vary as to their terms and may not be effective under the laws of some jurisdictions. A product liability, warranty, or other claim brought against us could have a material adverse effect on our business, financial condition or results of operations.

YEAR 2000 ISSUES MAY ADVERSELY AFFECT OUR BUSINESS.

     In the course of our business, we test and evaluate our software products for Year 2000 compliance and, to date, we have not experienced any Year 2000-related errors. Based on this testing and evaluation, we believe that the current versions of our products are capable of adequately distinguishing 21st century dates from 20th century dates. We have attempted to limit our exposure to Year 2000-related liability in our customer agreements. However, if any of our customers experience Year 2000 problems as a result of their use of our products, those customers could assert claims against us for damages which, if successful, could materially adversely affect our business, financial condition or results of operations. In addition, many of our products have third-party technologies embedded in them, and our products, at times, are integrated into enterprise systems involving sophisticated hardware and complex software products. We cannot adequately evaluate these technologies or products for Year 2000 compliance. Not all of our material suppliers have warranted that their products are Year 2000 compliant. A reasonable worst case scenario is that we could lose current or potential customers, incur costs related to replacing third party products or face claims under our warranties, or otherwise, based on Year 2000 problems in other companies' products, or issues arising from the integration of multiple products within an overall system, any of which could have a material adverse effect on our business, financial condition or results of operations. Since we are in the business of selling software products and services, our risk of facing claims relating to Year 2000 issues is greater than that of companies in some other industries.

     We will rely on many of PageNet's systems and operations during the time period when Year 2000 issues may arise. PageNet implemented a task force and developed a comprehensive plan to address Year 2000 issues and, to date, it has not experienced any Year 2000-related errors. However, our business, financial position, or results of operations could be materially adversely affected by the failure of PageNet's computer systems and applications, or those operated by other third parties, to properly operate or manage dates beyond 1999.

     We believe that the purchasing patterns of customers and potential customers may be affected by Year 2000 issues as companies expend significant resources to correct or upgrade their current software systems for Year 2000 compliance. These expenditures may reduce the funds available to license software products and purchase services such as those we offer. To the extent Year 2000 issues significantly disrupt decisions to license our products or purchase our services, our business, financial condition or results of operations could be materially adversely affected.

     For a more detailed description of our Year 2000 assessment, see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Year 2000 Compliance."

A LIQUID TRADING MARKET FOR OUR CLASS B COMMON STOCK LIKELY WILL NOT DEVELOP AND THE MARKET PRICE OF OUR CLASS B COMMON STOCK COULD BE ADVERSELY AFFECTED.

     There is no established trading market for our Class B common stock. A liquid trading market likely will not develop for our Class B common stock, which would adversely impact its market price. We do not intend to apply for listing of our Class B common stock on any securities exchange, or for quotation through any quotation system. Further, our Class B common stock will not be convertible into shares of our Class A common stock until the earlier of (1) the second anniversary of the completion of the merger or (2) one year following the completion of an underwritten public offering of common stock by us in which the net proceeds of the offering exceeds $25 million. It is likely that an underwritten public offering, if made, would be of our Class A common stock.

     The liquidity of any market and the market price for our Class B common stock will depend on, among other things: (a) the number of holders of the Class B common stock; (b) our performance; (c) the market for similar securities; (d) the desire of former stockholders and debtholders of PageNet to continue to hold our Class B common stock; and (e) the interest of securities dealers in making a market in our Class B common stock. Even if a market for our Class B common stock does develop there can be no assurance that it will continue.

OUR STOCK PRICE COULD BE HIGHLY VOLATILE.

     Our stock price could be highly volatile due to a number of factors, including:

     - actual or anticipated fluctuations in our operating results;

     - announcements by us, our competitors or our customers;

     - changes in financial estimates of securities analysts or investors regarding our industry, our competitors or our customers;

     - technological innovations by us or by others;

     - the operating and stock price performance of other comparable companies or of our competitors or customers; and

     - general market or economic conditions.

     This risk may be heightened because our industry is new and evolving, characterized by rapid technological change and susceptible to the introduction of new competing technologies or competitors.

     In addition, the stock market has experienced significant price and volume fluctuations that have particularly affected the trading prices of equity securities of many technology companies. These price and volume fluctuations often have been unrelated to the operating performance of the affected companies. In the past, following periods of volatility in the market price of a company's securities, securities class action litigation has often been instituted against that company. This type of litigation, regardless of the outcome, could result in substantial costs and a diversion of management's attention and resources, which could materially and adversely affect our business, financial condition or results of operations.

AVAILABILITY OF SIGNIFICANT AMOUNTS OF COMMON STOCK FOR SALE IN THE FUTURE COULD ADVERSELY AFFECT THE PRICE OF YOUR CLASS B COMMON STOCK, AND SALES BY US OF ADDITIONAL SHARES OF COMMON STOCK WOULD DILUTE YOUR OWNERSHIP INTEREST.

     Sales, or the availability for sale, of a substantial number of shares of our Class B common stock in the public market or otherwise following the merger could adversely affect the market price for our Class B common stock and make it more difficult for us to sell common stock in the future at an appropriate time and price. In addition, sales by us of common stock or other securities, such as preferred stock or debentures convertible into shares of common stock, would substantially reduce your percentage ownership of Vast. See "Shares Eligible for Future Sale" for information regarding the number of shares of common stock eligible for sale after the Arch merger.

ANTITAKEOVER PROVISIONS IN OUR ORGANIZATIONAL DOCUMENTS AND DELAWARE LAW MAKE ANY CHANGE IN CONTROL OF US MORE DIFFICULT, MAY DISCOURAGE BIDS AT A PREMIUM OVER THE MARKET PRICE AND MAY ADVERSELY AFFECT THE MARKET PRICE OF OUR STOCK.

     Our certificate of incorporation and bylaws contain provisions that may have the effect of delaying, deferring or preventing a change in control of Vast, may discourage bids at a premium over the market price of our common stock and may adversely affect the market price of our common stock, and the voting and other rights of the holders of our common stock. These provisions include:

     - the division of our board of directors into three classes serving staggered three-year terms;

     - removal of directors only for cause and only upon a 66 2/3% stockholder vote;

     - prohibiting stockholders from taking action by written consent or calling a special meeting of stockholders;

     - the ability to issue shares of our preferred stock without stockholder approval;

     - advance notice requirements for raising business or making nominations at stockholders' meetings; and

     - the adoption of a rights plan that would cause substantial dilution to a person or group that attempts to acquire us on terms not approved by our board of directors.

     Delaware corporation law also contains provisions that may delay, deter or inhibit a future acquisition of Vast. See "Description of Vast Capital Stock" for a description of these provisions.

                           FORWARD-LOOKING STATEMENTS

     This prospectus includes forward-looking statements. You can identify these statements by forward-looking words such as "may," "will," "expect," "anticipate," "intend," "believe," "estimate" and "continue" or similar words. You should read statements that contain these words carefully because they:

     - discuss our future expectations;

     - contain projections of our future results of operations or financial condition; or

     - state other "forward-looking" information.

     These forward-looking statements are subject to risks, uncertainties and assumptions. The "Risk Factors" set forth above, as well as other cautionary language in this prospectus, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations described in these forward-looking statements.

                                DIVIDEND POLICY

     We have never declared or paid any dividends on our common stock. Further, we do not anticipate paying any dividends on our common stock in the foreseeable future and intend to retain all available funds for use in the operation and development of our business.

                                USE OF PROCEEDS

     We will not receive any proceeds from the PageNet exchange offer or the distribution of shares of our Class B common stock by PageNet to its stockholders.

                            SELECTED FINANCIAL DATA

     The following table sets forth our selected historical and unaudited pro forma financial data as of December 31, 1998 and September 30, 1999, and for the four month period from September 1, 1998 (inception) through December 31, 1998 and the nine months ended September 30, 1999. The selected historical financial data has been derived from our audited financial statements and notes. The unaudited selected pro forma financial data gives effect to the following transactions as if they were consummated as of September 30, 1999 with respect to the unaudited pro forma condensed balance sheet, and as of September 1, 1998 with respect to the unaudited pro forma statements of operations:

     - the repayment of $10.0 million of the amounts due PageNet in October
       1999;

     - the anticipated contribution by PageNet of assets comprising a portion of the Gateway to Vast;

     - the anticipated forgiveness by PageNet of the $30.0 million, non-interest bearing note payable to PageNet; and

     - the anticipated forgiveness by PageNet of other amounts due PageNet.

     We expect the contribution of the assets comprising the Gateway and the forgiveness of the $30.0 million, non-interest bearing note payable and other amounts due PageNet to occur simultaneously with the completion of the Arch merger and spinoff of Vast by PageNet. However, these transactions are subject to certain approvals, including the approvals of PageNet's lenders under its domestic credit facility.

     The following unaudited selected pro forma financial data is presented for illustrative purposes only and does not necessarily predict the operating results or financial position that would have occurred if the transactions had been consummated on the dates indicated above, nor is it necessarily indicative of future results of operations. You should read the following financial information in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and related notes.

                                                     HISTORICAL                     PRO FORMA
                                            ----------------------------   ----------------------------
                                            SEPTEMBER 1                    SEPTEMBER 1
                                            (INCEPTION)     NINE MONTHS    (INCEPTION)     NINE MONTHS
                                              THROUGH          ENDED         THROUGH          ENDED
                                            DECEMBER 31,   SEPTEMBER 30,   DECEMBER 31,   SEPTEMBER 30,
                                                1998           1999            1998           1999
                                            ------------   -------------   ------------   -------------
                                                                                   (UNAUDITED)
STATEMENTS OF OPERATIONS DATA
Total operating revenues..................  $    90,035    $    809,298    $    90,035    $    809,298
Total operating costs and expenses........    4,163,149      22,324,508      4,163,149      22,324,508
Loss from operations......................   (4,073,114)    (21,515,210)    (4,073,114)    (21,515,210)
Net loss..................................   (4,163,733)    (22,489,299)    (4,073,112)    (21,518,048)
Loss per common share -- basic and
  diluted.................................        (0.21)          (1.12)         (0.20)          (1.08)

                                             DECEMBER 31,   SEPTEMBER 30,                  SEPTEMBER 30,
                                                 1998           1999                           1999
                                             ------------   -------------                  -------------
                                                                                            (UNAUDITED)
BALANCE SHEET DATA
Current assets.............................  $   220,110    $ 30,464,605                    $20,424,605
Total assets...............................    2,355,685      33,000,017                     26,110,017
Amounts due PageNet........................    6,302,220      28,715,177                             --
Note payable to PageNet....................           --      30,000,000                             --
Stockholder's equity (deficit).............   (3,963,733)    (26,453,032)                    25,372,145

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our financial statements and notes appearing elsewhere in this prospectus. See "Forward-Looking Statements."

BACKGROUND

     We began operation in September 1998, when PageNet formed a wireless solutions division. Our historical financial results consist primarily of the results of operations of Silverlake, which PageNet acquired in December 1998, and the losses we have accumulated during the development and initial marketing of the wireless solutions products and services we began offering on a limited basis in late 1999. Silverlake's product line is a suite of software products focusing on wireless communications, including one-way messaging and two-way advanced communications. Although we intend to maintain both sales and service of this product line, it is not a material part of our future growth strategy.

     We intend to derive future revenue from the sale of our wireless solutions products and services which include custom product development, wireless access to our Gateway, software licenses, maintenance contracts and monthly service fees. Maintenance fee revenue will be based on a percentage of software license fees. Development revenue will come from the development of custom applications for specific customers. Monthly service revenue will be associated with airtime on wireless networks, transactions that pass through our Gateway and information content.

     Since our inception, we have been engaged primarily in product research and development and developing markets for our wireless solutions products and services. We have incurred significant operating losses as a result of these start-up activities. However, we began offering some of these products and services in late 1999, and believe that revenues from sales of these products and services will grow rapidly.

RESULTS OF OPERATIONS

     Our historical financial statements include our results of operations from September 1, 1998 and the results of operations of Silverlake from the date of its acquisition, December 9, 1998. The assets and liabilities of PageNet transferred to us have been accounted for on the basis of their historical cost. Since our historical financial statements reflect our results of operations, financial condition and cash flows as a component of PageNet, they may not be indicative of our results of operations and financial position as an independent company. As a result of our relationship with PageNet and its affiliates, we have extensive related party transactions. These transactions have been recognized on a basis determined by PageNet and Vast, which may not be representative of the terms we could have negotiated with third parties. Management believes the historical financial results include a reasonable allocation of research and overhead costs incurred by PageNet on our behalf. However, these amounts may not be indicative of the costs we would incur if these services were performed by us or obtained from an independent third party.

     Because of our limited operating history, comparisons with prior periods are not meaningful.

     Revenues. Total revenues were $90,035 for the four months ended December 31, 1998 and $809,298 for the nine months ended September 30, 1999. Revenues consisted primarily of the sale of Silverlake products.

     Costs of revenues. Costs of revenues generally consisted of packaging, material and other costs associated with our software products and amortization of acquired developed technology which had been capitalized as a result of the Silverlake acquisition. Costs of revenues were $23,963 for the four months ended December 31, 1998 and $314,350 for the nine months ended September 30, 1999.

     Selling, general and administrative expenses. Selling, general and administrative expenses primarily consist of personnel costs associated with selling, marketing, general management and software management, as well as fees for professional services and other related costs. Selling, general and administrative expenses were $2,204,673 for the four months ended December 31, 1998 and $10,744,115 for the nine months ended

September 30, 1999. Selling, general and administrative expenses consisted primarily of salaries and benefits for our direct sales force, our customer service and distribution personnel, and our non-research and development technical and corporate staff. Salaries and benefits for our corporate personnel, which include our executive officers, and our business development, financial planning and human resources staff, also are included. Other items included are professional fees, rent, travel, marketing and trade shows.

     Research and development expenses. Research and development expenses consist primarily of compensation and related costs from our technical area, for both employees and outside consultants engaged in research and development activities and, to a lesser extent, costs of materials relating to these activities. We expense research and development costs as they are incurred. Research and development costs were $340,013 for the four months ended December 31, 1998 and $2,975,043 for the nine months ended September 30, 1999.

     Allocated research and overhead expenses. PageNet allocated expenses of $1,442,000 and $8,291,000 to us during the four months ended December 31, 1998 and nine months ended September 30, 1999, respectively, for information technology support, management services, human resources management, and other services, covering both research and development and general and administrative activities. Amounts allocated to us for information technology support were $114,800 for the four months ended December 31, 1998 and $3,894,000 for the nine months ended September 30, 1999, and included services such as research and development activities, maintenance of our Gateway and other technology used by us, and other technology support services. Amounts allocated to us for management services were $1,232,000 for the four months ended December 31, 1998 and $2,891,000 for the nine months ended September 30, 1999, and included charges for executive functions, accounting and legal services, purchasing, treasury, and other administrative functions. We were also allocated expenses of $11,100 during the four months ended December 31, 1998 and $424,000 during the nine months ended September 30, 1999 for human resources management and $84,100 during the four months ended December 31, 1998 and $1,082,000 during the nine months ended September 30, 1999 for other general and administrative services. These allocations are generally based on employee headcount or estimated usage of the services provided by PageNet. We believe the expenses we have recognized for the research and overhead services performed for us by PageNet are a reasonable allocation of the costs incurred by PageNet on our behalf. However, these amounts may not be indicative of the costs we would incur if we performed these services or obtained them from an independent third party.

     Purchased in-process research and development. In connection with the acquisition of Silverlake, we recorded a charge of $152,500 during the four months ended December 31, 1998 for research and development activities in process at the date of the acquisition. We used an independent third-party appraiser to assess and value the in-process research and development. The amount of the Silverlake purchase price allocated to in-process research and development represents the estimated fair value, based on risk-adjusted cash flows, of the one in-process research project that had not yet reached technological feasibility and for which no alternative future use existed at the date of the acquisition. The value assigned to the purchased in-process research and development was determined by estimating the costs to develop Silverlake's purchased in-process research and development into a commercially viable product, estimating the resulting net cash flows from the project and discounting the net cash flows to their present value. At the acquisition date, the one in-process research and development project underway was approximately 60% complete, and total continuing costs to complete the project were expected to be approximately $45,000. The project was successfully completed during 1999. The rate utilized to discount the net cash flows to their present value was based on Silverlake's weighted average cost of capital. However, given the nature of the risks associated with the estimated growth, profitability and developmental projects, Silverlake's weighted average cost of capital was adjusted. The discount rate we utilized of 23% was intended to be commensurate with Silverlake's corporate maturity and the uncertainties in the economic estimates described above. The revenue estimates used to value the in-process research and development were based on estimates of relevant market sizes and growth factors, expected trends in technology and the nature and expected timing of new product introductions. The estimates we used in valuing in-process research and development were based upon assumptions we believe to be reasonable but which are inherently uncertain and unpredictable. However, our assumptions may be incomplete or inaccurate, and no assurance can be given that unanticipated events and circumstances will not occur.

     Other income and expense. Other income and expense consists primarily of interest expense on amounts due to PageNet. Interest expense on amounts due PageNet was $90,621 for the four months ended December 31, 1998 and $971,251 for the nine months ended September 30, 1999. Since our inception, PageNet has funded the majority of our disbursements, transferred assets used in our business to us, funded the acquisition of Silverlake, and performed various administrative services for us. To the extent that PageNet has provided funds, paid expenses and performed services on our behalf, we have been charged interest at the rate PageNet pays under its domestic credit facility. The weighted average interest rate on the amounts due PageNet, which is reset monthly, was 7.59% and 7.51% during the four months ended December 31, 1998, and the nine months ended September 30, 1999, respectively. This arrangement resulted in interest expense that may not be representative of what we would have paid if we were not affiliated with PageNet.

LIQUIDITY AND CAPITAL RESOURCES

     As of December 31, 1999, we had approximately $9.6 million in cash, which we believe is sufficient to meet our obligations through the first quarter of 2000. However, we may not have sufficient liquidity to meet our obligations through the second quarter of 2000. We are currently involved in discussions with third parties regarding potential private equity investments, which, if consummated, we would expect to close simultaneously with the Arch merger and the spinoff of Vast. However, there can be no assurance that our efforts to obtain such an equity investment will prove successful or that we will have adequate liquidity to meet our obligations through the date of the spinoff. Furthermore, we do not anticipate additional financing from PageNet, which is currently precluded by the terms of its public indebtedness from further borrowings under its domestic credit facility. PageNet is also currently exploring certain strategic and financing alternatives to ensure its continued liquidity through the consummation of the Arch merger. If PageNet's efforts are unsuccessful or are delayed, or if its proposed merger with Arch is not completed, PageNet may be required to reduce the level of its operations and/or file for protection under Chapter 11 of the United States Bankruptcy Code to restructure its obligations. These events would preclude any further investments in Vast by PageNet and negatively impact our operations. The possibility of the occurrence of these events also makes it more difficult for us to obtain separate debt or equity financing prior to the spinoff of Vast.

     Since our inception, PageNet has funded our operations. Net cash used in operating activities was $4,040,335 for the four months ended December 31, 1998 and $20,827,754 for the nine months ended September 30, 1999. The principal use of cash in operating activities for both periods was to fund our losses from operations. Net cash used in investing activities was $2,419,179 for the four months ended December 31, 1998 and $1,280,816 for the nine months ended September 30, 1999. Cash used in investing activities for the four months ended December 31, 1998 was primarily for the purchase of Silverlake and includes the cash portion of the purchase price along with the reimbursement to PageNet of the value of the PageNet common stock issued in connection with the acquisition. Cash used in investing activities for both periods also includes the acquisition of property and equipment to support the expansion of our operations. As of September 30, 1999, we owed PageNet $28,715,177 for funds provided, expenses paid and services performed by PageNet on our behalf. In October 1999, we repaid $10,040,000 of the amounts due PageNet.

     On September 30, 1999, we borrowed $30.0 million from PageNet under a promissory note agreement. The PageNet note is due on demand by PageNet, has no stated maturity, and does not bear interest. For financial reporting purposes, we will recognize interest expense on the PageNet note in subsequent periods based on the interest rate PageNet pays under its domestic credit facility, which was the source of the funds loaned to us by PageNet, with a corresponding increase to stockholder's equity. As the PageNet note is payable on demand by PageNet, it has been classified as a current liability in our September 30, 1999 balance sheet.

     In connection with the spinoff of Vast, we anticipate that PageNet will forgive all amounts owed by Vast, including the $30.0 million, non-interest bearing note. However, the forgiveness of the amounts we owe PageNet is subject to certain approvals, including the approvals of PageNet's lenders under its domestic credit facility. If PageNet does not forgive these amounts, we will not be able to repay them unless we obtain other sources of financing.

     Successful implementation of our growth strategy will likely require access to additional capital in the future. We currently have no credit facilities or sources of additional capital in place other than our relationship with PageNet. Since we do not anticipate any additional funding from PageNet or Arch following their merger, we will likely seek additional debt and/or equity financings to fund our future operations and growth strategy. Our ability to continue our current operations and to grow our business could be limited unless we are able to obtain additional capital through future debt or equity financings.

YEAR 2000 COMPLIANCE

     In the course of our business, we test and evaluate our software products for Year 2000 compliance and, to date, we have not experienced any Year 2000-related errors. We will rely on many of PageNet's systems and operations during the time period when Year 2000 issues may arise. PageNet has implemented a task force and developed a comprehensive plan to address Year 2000 issues. PageNet has completed all phases of its Year 2000 plan for its critical business processes and, to date, has not experienced any Year 2000-related errors. PageNet continues to utilize both internal and external resources to evaluate and test its systems.

     We believe that all our mission critical vendors have successfully readied their systems for the Year 2000 and, to date, have not experienced any Year 2000-related errors.

     We believe that we will not suffer a suspension or interruption of our business due to a Year 2000-related failure. However, actual results could differ materially from those anticipated, particularly due to the potential impact of third-party products and services. Our business, financial position, or results of operations could be materially adversely affected by the failure of our computer systems and applications, or those operated by third parties, to properly operate or manage dates beyond 1999. We cannot estimate the amount of any potential liability or lost revenue.

INFLATION

     We do not believe that the relatively moderate rates of inflation over the past two years have had a significant effect on our revenues or our financial results.

                                    BUSINESS

OVERVIEW

     We offer integrated wireless solutions that connect businesses to their employees, customers and remote assets, such as vending machines, automobiles and storage tanks. We can provide these solutions on a full-service basis, allowing our customers to completely outsource complex wireless solutions. Using our expandable software platform (our Gateway), provisioning and service and support operations, we are able to provide our customers with a comprehensive end-to-end wireless solution that seamlessly connects their mobile users with the Internet or corporate data network using wireless devices. Our solution enables corporations to offer a more personalized and powerful wireless data solution. We believe our principal assets are our wireless software and software development capabilities, our Gateway, our enterprise application provider partners and our ability to manage our customers' wireless data operations.

WIRELESS DATA OPPORTUNITIES

     As businesses and individuals have become increasingly dependent on e-mail, Internet-based services and corporate data networks, or intranets and extranets, demand for wireless access to these resources has increased dramatically. According to publicly available estimates, the U.S. wireless data market will grow from 3 million subscribers in 1999 to 36 million subscribers in 2003. We believe that four factors are driving the development of the wireless data market:

     - Growth of the Internet, Intranets and Extranets. The Internet and corporate data networks have emerged as mission critical business tools that allow users to communicate and conduct transactions electronically over distributed geographic areas. In recent years, investment in corporate data networks has grown substantially as businesses attempt to equip their employees with the means to increase their productivity. However, in most cases users of these networks are currently limited to wired connections.

     - Emergence of Mobile Workforce. One industry analyst, International Data Corporation, forecasts that the remote and mobile workforce in the United States will grow from 35.7 million individuals at the end of 1999 to 47.1 million at the end of 2003. We believe that workers and consumers have grown accustomed to and dependent upon the information and applications available on their corporate data networks and personal computers, and they want access to similar information when they are away from their office or home.

     - Proliferation of Wireless Devices. There are an increasing number of wireless devices capable of sending and receiving data, many of which are being rapidly adopted by businesses. Many of the latest communication devices in the United States, including personal digital assistants, or PDAs, pagers and mobile phones, are wireless data enabled, smaller and less expensive, and have longer battery life and more features than earlier devices. Another important development has been the increasing availability of fixed wireless, or "telemetry" devices, that enable businesses to connect wirelessly with remote assets, such as vending machines and storage tanks.

     - Build-Out of Wireless Data Networks. In anticipation of accelerating adoption of mobile Internet devices, digital wireless carriers worldwide are in the process of upgrading their networks to support the transmission of data. Recently, major wireless carriers have launched or announced the availability of data service in addition to their existing voice service capabilities. These carriers are also expanding the geographic coverage of their networks.

     Although we believe these four developments have increased demand for wireless data solutions, businesses seeking to implement a wireless solution still face four primary challenges: disparate and complex networks and devices, different communication protocols and data standards, capacity limitations and complex operational issues.

     - Disparate and Complex Networks and Devices. Today, many wireless network technologies exist and new technologies are continually being developed. Each network technology has its own communica-tion protocol and other unique characteristics. In addition, each network technology supports different user devices. Businesses need to have the ability to run their applications in a secure manner across disparate networks and on multiple user devices. At present, there are many competing networks and technologies with a range of capabilities, each able to support digital wireless data transmission. These networks include: Reflex, offered by PageNet, WebLink Wireless and MCI Worldcom; MobiTex, offered by BellSouth; digital PCS, offered by the nationwide voice carriers; and cellular digital packet data (CDPD), offered by the major analog cellular carriers.

     - Different Communication Protocols and Data Standards. There are a number of different languages for expressing data, such as hyper-text markup language (HTML), wireless markup language (WML) and hand-held device markup language (HDML). There are also different protocols for transmitting the data, such as hyper-text transfer protocol (HTTP) and wireless application protocol (WAP). In addition to these languages and protocols, many networks and devices use their own proprietary protocol and data format, which adds another layer of complexity to any wireless data solution. This environment of multiple languages and protocols presents difficult challenges for organizations seeking to implement a robust wireless data solution. For example, supporting multiple data languages can add significant data overhead and translating from one language to another or switching from one protocol to another can add significant airtime expense.

     - Capacity Limitations. Currently, the speed and bandwidth of a wireless network is only a fraction of that of a wired network. We expect wireless networks to continue to lag behind wired networks in terms of speed and bandwidth for the foreseeable future. We believe that the demands placed on wireless networks for improved speed and performance will continue to outpace the ability of wireless network providers to add capacity.

     - Complex Operational Issues. The implementation of a wireless network presents businesses with a wide range of operational issues, including provisioning, customer service and integrated billing. Many corporations and enterprise application providers lack the engineering talent and overall resources necessary to design, develop, implement and manage wireless access solutions. We believe businesses will increasingly look to third-party integrators to implement and manage these solutions.

OUR SOLUTION

     We offer integrated wireless solutions that connect businesses to their employees, customers and remote assets, such as vending machines, automobiles and storage tanks. We can provide these solutions on a full-service basis, allowing our customers to completely outsource complex wireless solutions. Using our expandable software platform (our Gateway), provisioning and service and support operations, we are able to provide our customers with a comprehensive end-to-end wireless solution that seamlessly connects their mobile users with the Internet or corporate data network using wireless devices. We provide the equipment, servers, billing systems, training and support needed to offer mobile access to enterprise applications, Internet services, messaging and e-commerce. Using our solution, a mobile workforce can stay continuously connected to enterprise applications and perform necessary tasks while at home, in the office, on the road, at a meeting or at a job site.

     Our solution is comprised of the following elements:

     Wireless Software System Design and Development. Our software design and development capabilities allow corporations and enterprise software providers to extend Internet and corporate enterprise applications to most available wireless devices. We can develop, implement, support and manage wireless software applications for use on many types of devices, including the Palm V and Palm VII, Motorola's PageWriter 2000X, Research in Motion's 950 and Hewlett Packard's Jornada. Our software platform is expandable and specifically designed to maximize the efficient use of limited bandwidth. In addition, our device software includes an intuitive and user-friendly interface specifically designed for the limited display and input capabilities inherent in wireless devices. Using our proprietary software design, we develop intuitive and fast wireless Internet applications that more closely mirror a customer's enterprise network environment.

     Our Gateway. The core of our technical solution is our Gateway, which provides a process architecture and software platform for creating more effective wireless solutions, faster and with less risk. Our Gateway makes wireless solutions easier to adopt by handling most of the technical complexities that these solutions bring. Our Gateway consists of network servers running our proprietary software. Our Gateway manages the differences between individual networks and devices, providing a single, standard interface to the corporate enterprise. Our Gateway adapts and translates data transmissions for many wireless network protocols, formats the transmissions for particular user devices and optimizes the data in a bandwidth efficient manner for transmission over a wireless network. Our Gateway accepts data from most protocols and data formats. When data is received from an Internet or intranet application, our Gateway queries its internal database to identify the target user's wireless network and device. With this information, our Gateway formats the data for effective user presentation, such as the number of characters and display color, and packages the data for a specific network protocol, such as Reflex, MobiTex or CDPD. Our Gateway also optimizes the transfer of information by leveraging the compression and encryption technologies unique to specific networks and devices. This significantly enhances an application's performance and reduces the airtime expense associated with operating a wireless access solution. Our Gateway also facilitates wireless extensions of corporate e-mail applications and the delivery of personalized wireless content, such as news and sports.

     Wireless Device Development and Integration. We design and develop custom wireless devices for unique telemetry applications that can connect a business to its remote assets, such as vending machines, automobiles and storage tanks. We integrate these devices with commercially available wireless modems designed for the appropriate network technology. In addition, we can provide custom packaging for applications that have specific requirements, such as stringent environmental specifications.

     Internet-Based Provisioning and Customer Support. We can provide our customers with a privately branded web-portal that allows users to order wireless devices and contact customer support over the Internet. We offer a web-based support system that includes credit card billing, e-mail customer support, on-line training and software downloads. Through our customer support center, we manage all operational components of our wireless solution including distribution, coverage, billing and technical support.

STRATEGY

     Our objective is to be a leading provider of integrated wireless solutions that enable constant connectivity between businesses and their employees, customers and remote assets. The key elements of our strategy include:

     Continue to Expand Our Technical Capabilities. We plan to continue to expand the technical capabilities of our Gateway, as well as to incorporate new technologies. We are continuing to develop the expertise to offer applications on a variety of data capable wireless devices, from PDAs to WAP phones to interactive paging devices. We are also continuing to expand our software development capabilities in order to provide custom solutions to specific customer requirements. We expect to grow through internal growth, as well as through relationships with leading enterprise application providers and selected acquisitions.

     Expand into New Markets/Channels. We plan to establish new markets/channels by partnering with leading enterprise application providers, expanding our direct sales efforts and entering international markets.

     - Extend Our Strategic Alliances With Additional Enterprise Application Providers. As a pioneer in the area of wireless connectivity for enterprise software applications, we are joining with leading enterprise application providers and e-commerce companies to extend their popular enterprise software platforms to the wireless/mobile environment. Our current relationships with leading enterprise application providers allow us to leverage their sales force and installed base of customers to quickly market a packaged wireless solution. We have found that these providers value our ability to enhance their product offerings by developing the wireless aspects of the solution, allowing them to focus on their core business and customers.

     - Expand Our Direct Sales Channel. We are working closely with a number of corporations to develop mobile and telemetry solutions that are highly integrated with their internal business systems. Our sales engineers work closely with our customers to understand their current business systems and to design customized wireless solutions that we believe will substantially improve their bottom-line performance.

     - International Expansion. We believe that opportunities, like the ones present in the U.S. market, also exist in portions of Europe and Asia that have advanced wireless networks. We plan to expand into these international markets as quickly as possible in order to capitalize on these opportunities.

SALES AND MARKETING

     We currently market our products through a direct sales force and through relationships with enterprise application providers. Our direct sales force is located in major business centers in the United States. These individuals target major corporate customers, generally the top 1,000 U.S. companies as measured by sales, to sell custom solutions for their mobile employees, their remote assets or their customers.

     Working with enterprise application providers, we jointly develop a wireless extension that is integrated with their standard software offerings, thereby enhancing the value of the overall offering. We market these wireless extensions to the providers' installed base of customers, through their sales force and through our own sales professionals. In this way we are able to leverage each provider's sales force, brand name and installed base of customers.

     We also establish customer and marketing relationships through our business development group. Our senior executives work very closely with our business development group to build relationships that are large in scope and will leverage our products and intellectual property into new applications or extend current applications into new markets.

WIRELESS NETWORK, CONTENT AND EQUIPMENT PROVIDERS

     Through our current affiliation with PageNet, we have established relationships with network providers for airtime for both telemetry applications and for mobile employees. These relationships include: PageNet, Arch, MCI Worldcom and BellSouth. Prior to completion of the Arch merger, we plan to enter into new agreements with these carriers, as well as expand these relationships to include several of the nationwide analog cellular and PCS companies, such as AT&T and Sprint.

     In addition to airtime, we are establishing relationships with several network providers that would allow us to provide wireless software integration services to their larger customers. We believe network providers' sales organizations encounter opportunities that require custom integration and which the network providers are unable or unwilling to provide. We plan to provide our services jointly with them in order to develop custom applications for their customers.

     We are completing arrangements with PageNet and Arch to provide customized content, such as news, weather and sports, to their customers. We are seeking arrangements whereby we would manage the content aggregation with a partner or partners and market content services to the combined entity's customers. Currently, approximately 17% of PageNet's customers and 23% of Arch's customers use alphanumeric messaging devices, some of which may be capable of receiving our content services.

     We have established relationships with equipment providers, such as Motorola, to resell their hardware to our customers. As part of our integrated service offering, we distribute the devices to the end users. As more wireless devices become available, and as more companies provide equipment, we plan to expand these relationships.

COMPETITION

     The market for our services is becoming increasingly competitive. We believe we offer a comprehensive solution to businesses necessary to make possible the development, offering and ongoing support of wireless data communications for their employees, customers and remote assets. The widespread adoption of industry standards may make it easier for existing competitors to introduce some or all of the services they do not now provide, or improve the quality of their services. We assess potential competitors based primarily on their management, functionality and range of services, the security and scalability of their architecture, and their customer base, geographic focus and capitalization. Our current and potential competitors include:

     - Wireless data services providers, such as Wireless Knowledge, a joint venture of Microsoft and Qualcomm Incorporated, Aether Systems, Research In Motion, Go America, mobilefinance.com, Logica and Infospace.com;

     - Wireless communications software companies, including Phone.com, Nettech Systems Inc., Dynamic Mobile Data, Mobimagic Co., a newly formed joined venture between Microsoft and NTT Mobile, and 724 Solutions Inc.;

     - Wireless systems integrators, such as IBM and GTE Corporation;

     - Wireless device manufacturers, such as Ericsson, Motorola, Nokia and Matsushita; and

     - Wireless network carriers, such as AT&T Wireless Services, Bell Atlantic Mobile, Sprint PCS, Nextel Communications, Inc., Airtouch, Omnipoint, Metricom, Inc., BellSouth, MCI Worldcom and WebLink Wireless.

     As we expand to include international operations, we likely will face competition from several companies that have announced wireless data service initiatives abroad, including Vodafone, British Telecom, Cellnet, Organ and One 2 One in the U.K., Deutsche Telecom and Starhub in continental Europe, and NTT DoCoMo, DDI and IDO in Japan.

     Many of our existing and potential competitors have substantially greater financial, technical, marketing and distribution resources than we do. Additionally, many of these companies have greater name recognition and more established relationships with our target customers. Furthermore, these competitors may be able to adopt more aggressive pricing policies and offer customers more attractive terms than we can.

INTELLECTUAL PROPERTY RIGHTS

     We rely on a combination of copyright, trademark, service mark, trade secret laws and contractual restrictions to establish and protect certain proprietary rights in our services. PageNet holds a preliminary patent application on a portion of our Gateway technology, which it has agreed to transfer to us at the closing of the Arch merger, subject to certain approvals, including the approvals of PageNet's lenders under its domestic credit facility. This patent application covers the architecture for message processing and routing used in our Gateway.

     We own one federal trademark, Airsource(R), and have applications for federal registration or common law rights in several other trademarks. In addition, we own applications for federal registration or common law rights in the following service marks: Vast Gateway(SM), Vast Online(SM), Vast Solutions(SM) and Vast Wireless Solutions(SM). This prospectus also includes trade names and trademarks of other companies. All other brand names or trademarks appearing in this prospectus are the property of their respective holders.

     We rely on certain technologies that we license from third parties, including certain Gateway software currently licensed by PageNet from Tibco Software, Inc., as well as third-party software contained in administrative systems operated by PageNet. Tibco has agreed to the assignment of a portion of PageNet's license to us. We will also rely on data feeds and related software from Reuters and other information content aggregators. Other third-party technology licenses may not continue to be available to us on commercially attractive terms. The loss of the ability to use such technology could require us to obtain the rights to use substitute technology, which could be more expensive or offer lower quality or performance, and therefore have a material adverse effect on our business, financial condition or results of operations.

     Third parties could claim infringement by us with respect to current or future services. We expect that participants in our markets will be increasingly subject to infringement claims as the number of services and competitors in our industry segment grows. Any such claim, whether meritorious or not, could be time-consuming, result in costly litigation, cause service installation delays or require us to enter into royalty or licensing agreements. Such royalty or licensing agreements might not be available on terms acceptable to us or at all. As a result, any such claim could have a material adverse effect upon our business, financial condition or results of operations.

GOVERNMENTAL REGULATION

     We are not currently subject to direct federal, state or local government regulation, other than regulations that apply to businesses generally. The wireless network carriers we contract with to provide airtime are subject to regulation by the Federal Communications Commission. Changes in FCC regulations could affect the availability of wireless coverage these carriers are willing or able to sell to us. We could also be adversely affected by developments in regulations that govern or may in the future govern the Internet, the allocation of radio frequencies or the placement of cellular towers. Also, changes in these regulations could create uncertainty in the marketplace that could reduce demand for our services or increase the cost of doing business as a result of costs of litigation or increased service delivery cost or could in some other manner have a material adverse effect on our business, financial condition or results of operations.

     We currently do not collect sales or other taxes with respect to the sales of services or products in states and countries where we believe we are not required to do so. We do collect sales and other taxes in the states where we have offices and believe we are required by law to do so. One or more jurisdictions have sought to impose sales or other tax obligations on companies that engage in online commerce within their jurisdictions. A successful assertion by one or more jurisdictions that we should collect sales or other taxes on our products and services, or remit payment of sales or other taxes for prior periods, could have a material adverse effect on our business, financial condition or results of operations.

     Any new legislation or regulation, or the application of laws or regulations from jurisdictions whose laws do not currently apply to our business, could have an adverse effect on our business.

FACILITIES

     Our principal offices cover 24,606 square feet in an office complex located in Addison, Texas. Under the current lease, which commenced on May 10, 1999 and expires on May 31, 2004, we pay an annual base rent of $516,726. We have the right to extend the term of the lease for up to an additional 60 months. We have the right of first refusal on certain additional space in the building. Although this facility is adequate for our current needs, we expect that we will need additional space in the future.

     In addition to our offices in Addison, we rent office space in the Los Angeles area. Our current office is approximately 3,500 square feet and the lease has been extended to expire on February 28, 2000. We have entered into a new lease for 11,381 square feet in a new location in the Los Angeles area, which will commence in March 2000. We will pay an annual base rent of $261,926 and the lease will expire in March 2007.

EMPLOYEES

     As of January 4, 2000, our workforce was comprised of 99 full-time employees. We also utilize the services of 34 software developers and 5 customer support representatives through independent contractor relationships with various third parties. None of our employees is covered by a collective bargaining agreement. We believe that our relations with our employees are good.

LEGAL PROCEEDINGS

     We are not currently subject to any legal proceedings.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND SOLE DIRECTOR

     The following table describes our executive officers and our current sole director. We will add additional members to our board of directors before completion of the Arch merger, some of whom may be members of PageNet's existing board of directors. Although Vast was incorporated in Delaware in December 1999, our operations continue the activities of PageNet's wireless solutions division and the relevant experience of many of our executive officers includes the management of those operations.

                   NAME                       AGE                         POSITION
                   ----                       ---                         --------
John P. Frazee, Jr. ......................     55    Chairman of the Board and Chief Executive Officer
Mark A. Knickrehm.........................     37    President and Chief Operating Officer
Julian B. Castelli........................     31    Acting Chief Financial Officer
Scott D. Grimes...........................     37    Senior Vice President-Business Development
Steve Leggett.............................     51    Senior Vice President-Sales
Christopher C. Sanders....................     47    Senior Vice President-Marketing
William G. Scott..........................     43    Chief Technology Officer

     John P. Frazee, Jr., has been our Chairman of the Board and Chief Executive Officer since December 1999. He has been a Director of PageNet since 1995 and has served as Chairman of the Board of Directors and Chief Executive Officer of PageNet since June 1999. From August 1997 through June 1999, Mr. Frazee served as Chairman of the Board, President and Chief Executive Officer of PageNet. Mr. Frazee was a private investor from August 1993 to August 1997 and served as President and Chief Operating Officer of Sprint Corporation from March 1993 to August 1993. Prior to that time, Mr. Frazee had been Chairman and Chief Executive Officer of Centel Corporation, a telecommunications company, from April 1988 to January 1993. Mr. Frazee also serves as a director of Security Capital Group, Inc., Dean Foods Company and Homestead Village Incorporated.

     Mark A. Knickrehm has been our President and Chief Operating Officer since December 1999 and served in a similar capacity for the wireless solutions operations of PageNet from June 1999 through December 1999. He served as Executive Vice President and Chief Financial Officer for PageNet from February 1998 through June 1999. Prior to that time, Mr. Knickrehm was employed by McKinsey & Company, an international consulting firm, from 1989 to February 1998, serving as a Partner since 1995.

     Julian B. Castelli has been our acting Chief Financial Officer since December 1999. He has served as Senior Vice President and Chief Financial Officer of PageNet since June 1999. Mr. Castelli served as Vice President and Treasurer of PageNet from July 1998 to June 1999. Prior to joining PageNet, Mr. Castelli was employed by McKinsey & Company, an international consulting firm, from August 1995 to July 1998, serving as Engagement Manager from June 1997. Mr. Castelli served in the Corporate Finance Department of Goldman, Sachs & Co. as an analyst from 1990 to 1993.

     Scott D. Grimes has been our Senior Vice President-Business Development since December 1999 and served in a similar capacity for the wireless solutions operations of PageNet from June 1999 through December 1999. He served as Senior Vice President-Advanced Wireless Integration Group for PageNet from January 1999 through June 1999. Mr. Grimes served as Senior Vice President-Sales Development and Operations for PageNet from April 1998 to January 1999, during which time he was responsible for the establishment of the Advanced Wireless Integration Group. Prior thereto, Mr. Grimes was employed by McKinsey & Company, an international consulting firm, from 1991 to April 1998, serving as a Partner since 1996.

     Steve Leggett has been our Senior Vice President-Sales since December 1999 and served in a similar capacity for the wireless solutions operations of PageNet from September 1999 through December 1999. From January 1995 to July 1999, he served in various sales positions with Platinum Technology, Inc., a software consulting firm, serving most recently as Senior Vice President, Northeast Region. Prior to that time,

Mr. Leggett was Executive Vice President of Marketing and Sales for the Meta Group, an information technology analytical and consulting firm.

     Christopher C. Sanders has been our Senior Vice President-Marketing since December 1999. From January 1999 to December 1999, Mr. Sanders served as a Principal of Neteligence, an Internet-related consulting firm. From September 1997 to January 1999, he served as Senior Vice President of Merant, Inc., formerly known as Micro Focus, Inc., a software vendor of enterprise applications. From 1995 to September 1997, he served as Vice President of Platinum Technology, Inc., a software vendor. Prior to that, Mr. Sanders served as Vice President and General Manager of Locus Computing Corporation, a software developer.

     William G. Scott has been our Chief Technology Officer since December 1999 and served in a similar capacity for the wireless solutions operations of PageNet from June 1999 through December 1999. He served as Senior Vice President-Systems and Technology for PageNet from February 1997 through June 1999 and as Vice President-Systems and Technology for PageNet from December 1995 to February 1997. Before that, Mr. Scott served as President of Lion Software, Inc. from 1993 to 1995.

BOARD COMMITTEES

     We plan to establish an audit committee and a compensation committee. The audit committee will review our internal accounting procedures and consider and report to our board of directors on the other auditing and accounting matters, including the selection of our independent auditors, the scope of annual audits, fees to be paid to our independent auditors and the performance of our independent auditors. The audit committee will be composed solely of directors who are not our employees or affiliated with our management. The compensation committee will review and recommend to our board of directors the salaries, benefits and stock option grants of all employees, consultants, directors and other individuals we compensate. The compensation committee will also administer our stock option and other employee benefits plans. Our board of directors may from time to time establish other committees.

EXECUTIVE COMPENSATION

     The following table summarizes all compensation paid to our Chief Executive Officer and other executive officers whose total annual salary and bonus during the period they were dedicated to the activities of Vast or PageNet's wireless solutions division exceeded $100,000 for the fiscal year ended December 31, 1999. These persons are referred to in this prospectus as the named executive officers.

                                                                                              LONG-TERM
                                                                                            COMPENSATION
                                                                                               AWARDS
               NAME AND                                                                 ---------------------
              PRINCIPAL                                             OTHER ANNUAL        SECURITIES UNDERLYING
               POSITION                    SALARY      BONUS     COMPENSATION (6)($)         OPTIONS (#)
              ---------                   --------    -------    -------------------    ---------------------
John P. Frazee, Jr. (1)...............          --         --              --                      --
  Chairman and Chief
  Executive Officer
Mark A. Knickrehm (2).................    $164,423         --          $2,169                      --
  President and Chief
  Operating Officer
Scott D. Grimes (3)...................     199,680    $45,400(5)        5,316(7)               30,000(9)
  Senior Vice President-
  Business Development
William G. Scott (4)..................     112,500         --           2,776(8)                   --
  Chief Technology Officer

---------------
(1) Mr. Frazee, who serves as Chairman and Chief Executive Officer of PageNet, did not receive any compensation on account of serving as Chairman and Chief Executive Officer of Vast, positions he was elected to hold in December 1999.

(2) Represents compensation from June 1999.

(3) Represents compensation from January 1999.

(4) Represents compensation from June 1999.

(5) Represents annual bonus for services rendered to PageNet in 1998.

(6) Except where noted, represents premiums paid under Executive Long Term Disability Plan.

(7) Includes a matching contribution of $5,000 to Mr. Grimes' 401(k) plan.

(8) Includes a matching contribution of $1,714 to Mr. Scott's 401(k) plan.

(9) Options represent options to purchase PageNet common stock.

2000 LONG TERM STOCK INCENTIVE PLAN

     Our Board plans to adopt, subject to the approval of our sole stockholder, our 2000 Long Term Stock Incentive Plan. Under this plan, we may grant stock options, stock appreciation rights, shares of common stock and performance units to our employees and consultants. The total number of shares of our Class A
common stock that we may award under this plan is                shares, which
may be adjusted in some cases. The shares may be newly issued shares or shares purchased in the open market or in private transactions. We anticipate granting options to acquire shares of our Class A common stock only.

     Our compensation committee will administer our long term stock incentive plan. Prior to the creation of our compensation committee, our long term stock incentive plan will be administered by PageNet's compensation committee. This plan essentially gives the compensation committee sole discretion and authority to:

          - select those employees and consultants to whom awards will be made;

          - designate the number of shares covered by each award;

          - establish vesting schedules and terms of each award;

          - specify all other terms of awards; and

          - interpret the plan.

     Options awarded under our long term stock incentive plan may be either incentive stock options or nonqualified stock options. Incentive stock options are intended to satisfy the requirements of Section 422 of the Internal Revenue Code, while nonqualified stock options are not. We may grant stock appreciation rights in connection with options, or as free-standing awards. If a participant exercises an option, he or she will surrender the related stock appreciation right. At a minimum, the exercise price of an option or stock appreciation right must be at least 100% of the fair market value of a share of Class A common stock on the date on which we grant the option or stock appreciation right. Options and stock appreciation rights will be exercisable and will expire in accordance with the terms set by the compensation committee. Under this plan, all options and stock appreciation rights must expire within ten years after they are granted. If a stock appreciation right is issued in connection with an option, the stock appreciation right will expire when the related option expires. Special rules and limitations apply to stock options which are intended to be incentive stock options. Our compensation committee also may impose restrictions on shares of our common stock that are issued upon the exercise of options and stock appreciation rights under this plan.

     Under our long-term stock incentive plan, our compensation committee may grant common stock awards to participants. During the period that a stock award is subject to restrictions or limitations, the participants may receive dividend rights awards relating to the shares.

     Our compensation committee may award plan participants performance units which entitle the participant to receive value for the units at the end of a performance period, if and to the extent the award so provides. Our compensation committee will establish the number of units and the performance measures and periods when it makes an award.

     All awards under our long term stock incentive plan will accelerate and become fully vested if a change in control, as defined by the plan, of Vast occurs.

     Prior to completion of the Arch merger, we expect to grant options to
purchase           shares of our Class A common stock to our named executive
officers and other personnel. These option grants will be reviewed and authorized by PageNet's compensation committee.

     The 2000 Long Term Stock Incentive Plan also contains an employee stock option purchase plan component. We do not intend to implement this purchase plan until such time as our Class A common stock is listed on a securities exchange or quoted on Nasdaq.

STOCK OPTION GRANTS IN LAST FISCAL YEAR

     Some of our employees received grants of options to purchase PageNet common stock during 1999 at a time when they were primarily involved in Vast activities. The following table summarizes all such option grants to the named executive officers for the year ended December 31, 1999.

                                                            % OF TOTAL
                                            NUMBER OF        OPTIONS
                                              SHARES        GRANTED TO                                  PRESENT
                                            UNDERLYING      EMPLOYEES                                    VALUE
                                             OPTIONS            IN          EXERCISE    EXPIRATION      ON DATE
                  NAME                       GRANTED      FISCAL YEAR(1)     PRICE         DATE       OF GRANT(2)
                  ----                      ----------    --------------    --------    ----------    -----------
Scott D. Grimes.........................      30,000          0.74%          $6.125      01/20/09      $142,200

---------------
(1) As a percent of options granted to all PageNet employees in fiscal year.

(2) The determination of the present value of this option to purchase PageNet common stock on the date of the grant is based on the Black-Scholes pricing model. The estimated value under the Black-Scholes model is based on standard assumptions as to variables in the model such as stock price volatility, projected future dividend yield and interest rates. In addition, the estimated value is discounted for potential forfeiture due to vesting schedules. The estimated Black-Scholes value is based on the following key variables: volatility -- 67.05%; dividend yield -- 0%; risk-free interest rate -- yield to maturity of 10-year treasury note at grant date -- 4.745%. The actual value, if any, that Mr. Grimes may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised. There is no assurance that the value realized by Mr. Grimes will be at or near the value estimated using the Black-Scholes model. Currently, this stock option has minimal value because the trading price of PageNet shares is below the option exercise price.

                     ARRANGEMENTS BETWEEN VAST AND PAGENET

     Since our inception, there have been significant transactions between us and PageNet involving services (such as information technology support, management services, human resources management and other administrative services). See Note 3 to the Notes to Financial Statements. For purposes of governing certain on-going relationships between us and PageNet, we and PageNet will enter into (or continue in effect) various agreements and relationships.

                             PRINCIPAL STOCKHOLDERS

     As of the date of this prospectus, PageNet owns all 3,900,000 outstanding shares of our Class A common stock and all 16,100,000 outstanding shares of our Class B common stock. Following the exchange by PageNet of 13,780,000 shares of our Class B common stock and 616,830,757 shares of PageNet common stock for up to $1.2 billion of PageNet's senior subordinated indebtedness and the distribution by PageNet of the remaining 2,320,000 shares of our Class B common stock to its stockholders immediately prior to the merger of PageNet into a subsidiary of Arch, PageNet will own no shares of our Class B common stock. After the merger, Arch will indirectly own all of the outstanding shares of our Class A common stock, which will constitute 19.5% of our outstanding common stock.

     The address of PageNet is 14911 Quorum Drive, Dallas, Texas 75240. The address of Arch is 1800 West Park Drive, Suite 250, Westborough, Massachusetts 01581.

     We are not aware of any person who will beneficially own more than 5% of the outstanding shares of our Class B common stock after the merger.

                        SECURITY OWNERSHIP OF MANAGEMENT

OWNERSHIP OF VAST COMMON STOCK

     The following table sets forth information with respect to the expected beneficial ownership of our Class B common stock by each of our directors, by each of our named executive officers and by all directors and executive officers as a group based on their ownership as of December 1, 1999 of PageNet common stock. Except as indicated in the footnotes to the table, the persons named in the table will have sole voting and investment power with respect to all shares of Class B common stock beneficially owned by them. None of our directors or executive officers beneficially own any shares of our Class A common stock.

                                                                SHARES OF CLASS B
                                                                   COMMON STOCK
NAME                                                            BENEFICIALLY OWNED    PERCENT OF CLASS
----                                                            ------------------    ----------------
John P. Frazee, Jr..........................................          2,748                  *
Mark A. Knickrehm...........................................             --                  *
Scott D. Grimes.............................................             --                  *
William G. Scott............................................            176                  *
All directors and executive officers as a group (7
  persons)..................................................          2,972                  *

---------------
 *  Represents less than 1%

OWNERSHIP OF PAGENET COMMON STOCK

     The following table sets forth information as of December 1, 1999 with respect to the beneficial ownership of PageNet common stock by each of our directors, each of our named executive officers and by all of our directors and executive officers as a group. Except as indicated in the footnotes to the table, the persons named in the table have sole voting and investment power with respect to all shares of PageNet common stock beneficially owned by then. The number of shares beneficially owned includes shares covered by options that are vested and exercisable as of December 1, 1999 or within 60 days of such date.

                                                                  SHARES OF
                                                                 COMMON STOCK
NAME                                                          BENEFICIALLY OWNED    PERCENT OF CLASS
----                                                          ------------------    ----------------
John P. Frazee, Jr. ........................................     1,006,060(1)           *
Mark A. Knickrehm...........................................       166,000(2)           *
Scott D. Grimes.............................................        62,000(3)           *
William G. Scott............................................       113,368(4)           *
All directors and executive officers as a group (7
  persons)..................................................     1,406,628(5)             1.1%

---------------
 *  Represents less than 1%

(1) Includes 882,900 shares subject to options.

(2) Includes 166,000 shares subject to options.

(3) Includes 62,000 shares subject to options.

(4) Includes 105,464 shares subject to options.

(5) Includes 1,273,364 shares subject to options.

                       DESCRIPTION OF VAST CAPITAL STOCK

     The following description summarizes some of the general terms and provisions of our capital stock and our certificate of incorporation and bylaws. This description is not complete and you should refer to our certificate of incorporation and bylaws and to Delaware law for more information.

AUTHORIZED AND OUTSTANDING CAPITAL STOCK

     Our authorized capital stock consists of 50,000,000 shares of Class A common stock, par value $0.01 per share, 50,000,000 shares of Class B common stock, par value $0.01 per share and 25,000,000 shares of preferred stock, par value $0.01 per share. Immediately following the Arch merger, approximately 3,900,000 shares of our Class A common stock and approximately 16,100,000 shares of our Class B common stock will be outstanding. All of the Class A common stock will be indirectly owned by Arch. No shares of our preferred stock are currently outstanding.

COMMON STOCK

  Voting Rights

     The holders of Class A common stock and Class B common stock generally have identical voting rights, with each holder entitled to one vote for each share of common stock owned. Generally, matters to be voted on by stockholders, including amendments to the certificate of incorporation, must be approved by a majority vote of the holders of our common stock, voting together as a single class, subject to any voting rights granted to holders of any preferred stock. However, a majority vote of the affected class, voting separately, is also necessary for amendments of the certificate of incorporation that would adversely affect the rights of the Class A common stock or the Class B common stock. Any amendment to the certificate of incorporation to increase the authorized shares of any class of our capital stock requires the approval only of a majority of the votes entitled to be cast by the holders of our common stock voting together as a single class.

     Holders of shares of our common stock may not cumulate their votes in the election of directors. In cumulative voting, a stockholder has a number of votes equal to the number to which his stockholdings would entitle him, multiplied by the number of directors being elected. A stockholder can then vote all of those votes in favor of one or more directors. This improves a minority stockholder's ability to influence the election of specific directors.

  Dividends

     All holders of our common stock will share equally on a per share basis in any dividend declared by the board of directors, subject to any rights of any outstanding preferred stock to receive dividends. If the board declares a stock dividend, stockholders of each class of common stock must receive shares of the class of stock they already hold. Additionally, all common stockholders must receive the same number of dividend shares on a per share basis.

     We may not reclassify, subdivide or combine shares of either class of common stock without simultaneously doing the same to shares of the other class.

  Redemption

     We may not redeem the Class A common stock.

     We have the option to redeem the Class B common stock, in whole or in part, at any time following the sale by us of additional shares of Class A common stock, or any shares of our capital stock that are convertible into shares of Class A common stock, other than sales pursuant to employee benefit plans. The redemption price for the Class B common stock will be equal to the sale price of the Class A common stock, net of any discounts or commissions, or the price at which such capital stock may be converted into Class A common stock. The number of shares of Class B common stock which may be redeemed at any time is limited to the maximum number that we can redeem at the applicable redemption price using the proceeds from the sale of the Class A common stock or the capital stock that is convertible into Class A common stock. In the case of a redemption of less than all of the Class B common stock, we will redeem the shares of Class B common stock on a pro rata basis.

     In order to exercise our optional redemption right with respect to the Class B common stock, we must send a redemption notice to holders not more than 15 business days following the sale of shares of Class A common stock or the capital stock that is convertible into Class A common stock. Such notice will include the redemption date, which may not be more than 60 days or less than 30 days from the date the notice is sent, and the applicable redemption price.

  Conversion

     Holders of Class A common stock may not convert their shares into any other securities.

     Each share of Class B common stock will automatically convert into one share of Class A common stock upon the earlier of (i) the second anniversary of the completion of the Arch merger or (ii) one year following the completion of an underwritten public offering of common stock by us in which the net proceeds of the offering exceeds $25 million.

  Other Rights

     If we merge or consolidate with another corporation and shares of our common stock are converted into or exchangeable for shares of stock, other securities or property, all holders of our common stock, regardless of class, will be entitled to receive the same kind and amount of payment for their shares. This requirement can be waived by a majority vote of each class of holders of our common stock.

     If we are liquidated, dissolved or wound up, after full payment of required amounts to preferred stockholders, if any, all holders of our common stock, regardless of class, will receive the same amount per share of any assets distributed to common stock holders.

     No shares of either class of common stock have any right to purchase additional shares of common stock or other securities of ours.

     All outstanding shares of our common stock, including all shares of common stock issued in the distribution and the exchange offer, are or will be, when issued, validly issued, fully paid and nonassessable.

PREFERRED STOCK

     Our board of directors can issue shares of our preferred stock, in one or more series, without stockholder approval. For each series of our preferred stock, our board of directors can determine the powers, preferences, rights, qualifications, limitations and restrictions, including the dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of shares in the series. As a result, our board of directors can authorize and issue shares of preferred stock with voting or conversion rights which may adversely affect the voting or other rights of holders of our common stock. In addition, the issuance of preferred stock may delay or prevent a transaction which would cause a change in our control, because the rights given to the holders of a series of preferred stock may prohibit a merger, reorganization, sale of all or substantially all of our assets, liquidation or other extraordinary corporate transaction.

     For purposes of the rights plan described below, our board of directors intends to designate 1.0 million shares of Series A junior participating preferred stock, par value $.01 per share. For a description of the rights plan, see "-- Rights Plan."

CLASSIFIED BOARD OF DIRECTORS

     Our certificate of incorporation will provide that our board of directors may establish the number of our directors, provided that we must have at least three directors and may not have more than 15. We intend to increase the size of our board of directors to approximately seven directors before the closing of the Arch merger. A majority of the remaining directors may fill any vacancy in our board of directors, including a vacancy resulting from an increase in the size of our board of directors. Our certificate of incorporation divides our board of directors into three classes of directors, with approximately one-third of our directors serving in each class. As the term of each class expires, the directors elected to that class will hold office for three years, unless they die or resign or are removed before that time. As a result, at least two annual meetings of stockholders, instead of one, will generally be required to change a majority of our directors. Also, our stockholders can only remove directors for cause by the affirmative vote of the holders of 66 2/3% or more of the outstanding shares of capital stock entitled to vote in the election of directors.

     We believe that our classified board of directors and the inability of our stockholders to remove directors without cause or to fill vacancies on our board of directors will help ensure the continuity and stability of our business strategy and policies from year to year. However, it also makes the removal of incumbent directors more time-consuming and difficult. This may discourage third parties from attempting to obtain control of our company, even if the change in control would be in the best interests of our stockholders.

ADVANCE NOTICE OF DIRECTOR NOMINATIONS AND BUSINESS PROPOSALS

     We have adopted advance notice provisions in our bylaws which require our stockholders to present their nominations for directors or other business proposals for our annual meeting within a specified time frame. In general, stockholders must deliver their notice of nominations or business proposals to our Secretary not less than 60 days nor more than 90 days before the first anniversary of the prior year's annual meeting of stockholders. Any nominations must include all information relating to the nominated person which is required to be disclosed in proxy statements under the Securities Act. Any business proposals must include:

     - a brief description of the business proposal;

     - the reason for conducting that business at the annual meeting;

     - any material interest of the proposing stockholder in that business; and

     - the name, address and number of shares owned by the proposing stockholder.

     These requirements make the election of new directors not nominated by our board of directors more time-consuming and difficult, which may discourage third parties from attempting to obtain control of our company, even if the change in control would be in the best interests of our stockholders.

SPECIAL MEETINGS

     Our certificate of incorporation and our bylaws provide that only the chairman of the board or the board of directors may call special meetings of stockholders and stockholders may not call special meetings. In addition, our certificate of incorporation and our bylaws provide that stockholders may only act at an annual or special meeting of stockholders and not by written consent. No business other than that stated in the notice of such meeting may be transacted at any special meeting.

AMENDMENT OF BYLAWS AND CERTIFICATE OF INCORPORATION

     Our certificate of incorporation requires the approval of 66 2/3% or more of the outstanding shares of capital stock entitled to vote to amend our bylaws or the provisions of our certificate of incorporation relating to the classification and composition of our board of directors, stockholder action by written consent and the right to call special meetings of stockholders. This requirement may discourage third parties from attempting to obtain control of our company.

RIGHTS PLAN

     Our board of directors intends to adopt a shareholder rights plan. Pursuant to the rights plan, our board of directors will cause to be issued one preferred share purchase right for each outstanding share of Class A common stock and Class B common stock (the "Class A Rights" and "Class B Rights," respectively, together, the "Rights"). Each Right, when exercisable, entitles the registered holder to purchase from us one one-hundredth of a share of Series A junior
participating preferred stock, at a price of $               .00 per
one one-hundredth share (the "Purchase Price"), subject to adjustment. The description and terms of the Rights are set forth in a Rights Agreement between
Vast and                , as Rights Agent. The description set forth below is
intended as a summary only and is qualified in its entirety by reference to the form of Rights Agreement which will be filed as an exhibit to the registration statement of which this prospectus is a part. See "Where You Can Find More Information."

     Until the earlier to occur of (i) 10 days following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired, or obtained the right to acquire, beneficial ownership of any combination of Class A common stock or Class B common stock representing 15% or more of the votes of all shares entitled to vote in the election of directors (the "Shares Acquisition Date") or (ii) 15 business days (or such later date as may be determined by action of our board of directors prior to the time that any person becomes an Acquiring Person) following the commencement of (or a public announcement of an intention to make) a tender or exchange offer if, upon consummation thereof, such person or group would be a beneficial owner of any combination of Class A common stock or Class B common stock representing 15% or more of the votes of all shares entitled to vote in the election of directors (the earlier of such dates being called the "Distribution Date"), the Rights will be evidenced by the common stock certificates together with a copy of the summary of the rights plan and not by separate certificates.

     The Rights Agreement also provides that, until the Distribution Date, the Rights will be transferred with and only with the respective Class A common stock or Class B common stock. Until the Distribution Date (or earlier redemption, expiration or termination of the Rights), the transfer of any certificates for Class A common stock or Class B common stock will also constitute the transfer of the Rights associated with such common stock represented by such certificates.

     The Rights are not exercisable until the Distribution Date and will expire
on                            , 2010 (the "Final Expiration Date"), unless the
Rights are earlier redeemed.

     In the event that any person becomes an Acquiring Person, each holder of a Class A Right and Class B Right will thereafter have the right to receive, upon exercise at the then current exercise price of the Right, Class A common stock and Class B common stock, respectively (or, in certain circumstances, cash, property or other securities of Vast) having a value equal to two times the exercise price of the Right. The Rights Agreement contains an exemption for any issuance of Class A common stock or Class B common stock by us directly to any person (for example, in a private placement or an acquisition by us in which Class A common stock or Class B common stock is used as consideration), even if that person would become the beneficial owner meeting the requirements set forth in the second paragraph of this summary of the rights plan, provided that such person does not acquire any additional shares of common stock.

     In the event that, at any time following the Shares Acquisition Date, we are acquired in a merger or other business combination transaction or 50% or more of our assets or earning power are sold, proper provision will be made so that each holder of a Right will thereafter have the right to receive, upon exercise at the then current exercise price of the Right, common stock of the acquiring or surviving company having a value equal to two times the exercise price of the Right.

     Notwithstanding the foregoing, following the occurrence of any of the events set forth in the preceding two paragraphs, any Rights that are, or (under certain circumstances specified in the Rights Agreement) were, beneficially owned by any Acquiring Person will immediately become null and void.

     At any time after the date of the Rights Agreement until the time that a person becomes an Acquiring Person, our board of directors may redeem the Rights, at a price of $0.01 per Right.

     Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of Vast, including, without limitation, the right to vote or to receive dividends.

     The Rights have certain anti-takeover effects. The Rights will cause substantial dilution to a person or group that attempts to acquire us without conditioning the offer on the Rights being redeemed or a substantial number of Rights being acquired, and under certain circumstances the Rights beneficially owned by such a person or group may become void. The Rights should not interfere with any merger or other business combination approved by our board of directors because, if the Rights would become exercisable as a result of such merger or business combination, our board of directors may, at its option, at any time prior to the time that any Person becomes an Acquiring Person, redeem all (but not less than all) of the then outstanding Rights at the redemption price.

DELAWARE BUSINESS COMBINATION STATUTE

     We are organized under Delaware law. Some provisions of Delaware law may delay or prevent a transaction which would cause a change in our control. In addition, our certificate of incorporation contains some provisions which may delay or prevent this type of transaction, even if our stockholders consider the transaction to be in their best interests.

     After the merger, we will be subject to Delaware's anti-takeover laws. Delaware law prohibits a publicly held corporation from engaging in a "business combination" with an "interested stockholder" for three years after the stockholder becomes an interested stockholder, unless the corporation's board of directors and stockholders approve the business combination in a prescribed manner. Generally, an "interested stockholder" is a person who directly or indirectly owns 15% or more of the corporation's outstanding voting stock. A "business combination" includes a merger, asset sale or other transaction which results in a financial benefit to the interested stockholder. Delaware law does not prohibit these business combinations if:

          (1) the corporation's board approves either the business combination or the transaction which results in the stockholder becoming an interested stockholder, before the stockholder becomes an interested stockholder;

          (2) after the transaction which results in the stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of the corporation's outstanding stock; or

          (3) the corporation's board approves the business combination and the holders of at least two-thirds of the corporation's outstanding voting stock which the interested stockholder does not own, authorize the business combination.

     Although following the Arch merger Arch will indirectly own all of the Class A common stock, which will constitute approximately 19.5% of all of our outstanding common stock, Arch will not be an "interested stockholder."

LIMITATIONS ON LIABILITY AND INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Our certificate of incorporation provides that our directors will not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for:

          (1) any breach of the director's duty of loyalty to us or our stockholders;

          (2) misconduct or a knowing violation of law;

          (3) liability under Delaware corporate law for an unlawful payment of dividends or an unlawful stock purchase or redemption of stock; or

          (4) any transaction from which the director derives an improper personal benefit;

     Our certificate of incorporation and bylaws require us to indemnify and advance expenses to our directors and officers to the fullest extent permitted by Delaware law. Our certificate of incorporation and bylaws also permit us to indemnify and advance expenses to our employees and agents if our board of directors approves it.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for our common stock is              .
Its address is        and its telephone number at this location is         .

                        SHARES ELIGIBLE FOR FUTURE SALE

     Upon completion of the exchange offer with PageNet noteholders, and the distribution to PageNet stockholders, we will have 3,900,000 million shares of Class A common stock and 16,100,000 million shares of Class B common stock outstanding, without taking into account any outstanding options or options which may be granted in the future. Of these shares, the shares of Class B common stock offered by this prospectus will be freely tradeable without restriction or further registration under the Securities Act of 1933 (the "Securities Act"), unless they are sold by persons deemed to be "affiliates" of Vast as that term is defined in Rule 144 under the Securities Act. Shares acquired by our affiliates may generally be sold in compliance with the requirements of Rule 144.

     Although the shares of Class B common stock held by persons who are not our affiliates will be freely tradeable under the Securities Act, we do not intend to apply for listing of our Class B common stock on any securities exchange, or for quotation through any quotation system. Accordingly, a liquid trading market for the Class B common stock is not likely to develop. See "Risk Factors -- A liquid trading market for our Class B common stock likely will not develop and the market price of our Class B common stock could be adversely affected."

     The 3,900,000 million shares of Class A common stock that will be owned indirectly by Arch will be "restricted" securities within the meaning of Rule 144 under the Securities Act and may not be sold in the absence of registration under the Securities Act or unless an exemption from registration is available, including the exemption contained in Rule 144 under the Securities Act.

     In general, under Rule 144, a stockholder who has owned Class A or Class B common stock for at least one year may, within any three-month period, sell up to the greater of:

     - 1% of the total number of shares of the applicable class of common stock then outstanding; and

     - the average weekly trading volume of the applicable class of common stock on the national securities exchange and/or automated quotation system on which the common stock is traded during the four weeks before the person files a notice on Form 144 of that sale.

     Sales of shares under Rule 144 are also subject to manner of sale and notice requirements and requirements as to the availability of current public information about us. Under Rule 144, a stockholder who has not been an affiliate of Vast for at least 90 days and who has beneficially owned shares of common stock for at least two years may sell those shares without complying with the volume limitations or other requirements of Rule 144.

     At the closing of the merger, options to purchase approximately shares of our Class A common stock will be outstanding. After the merger, we plan to file a registration statement on Form S-8 under the
Securities Act covering             shares of Class A common stock which are
reserved for issuance under the Vast long term stock incentive plan. This registration statement will become effective automatically upon filing. Shares of Class A common stock registered under this registration statement will be available for sale in the open market, subject to vesting restrictions. Any sales of these shares will be subject to the volume limitations of Rule 144 described above if sold by affiliates.

     Prior to the exchange offer and distribution, there has been no market for our Class B common stock, and no precise predictions can be made of the effect, if any, that market sales of shares or the availability of shares for sale will have on the market price prevailing from time to time. Nevertheless, sales of substantial amounts of our common stock in the public market, or the possibility of those sales, may have an adverse effect on the market price of our common stock and may make it more difficult for us to raise capital by issuing additional common stock. See "Risk Factors -- Availability of significant amounts of common stock for sale in the future could adversely affect the price of your Class B common stock and sales by us of additional shares of common stock would dilute your ownership interest."

                                 LEGAL MATTERS

     The validity of the shares of Class B common stock being offered hereby will be passed upon for us by Mayer, Brown & Platt, Chicago, Illinois.

                                    EXPERTS

     The financial statements of Vast Solutions, Inc. as of December 31, 1998 and September 30, 1999, and for the period September 1, 1998 (inception) through December 31, 1998, the nine months ended September 30, 1999, and the period September 1, 1998 (inception) through September 30, 1999, appearing in this prospectus have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon (which contains an explanatory paragraph describing the conditions that raise substantial doubt about the ability of Vast Solutions, Inc. to continue as a going concern as described in Note 1 to the financial statements) appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

     The financial statements of Silverlake Communications, Inc. as of December 31, 1997 and December 9, 1998, and for the year ended December 31, 1997 and the period January 1, 1998 through December 9, 1998, appearing in this prospectus have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act with respect to the shares of Class B common stock offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to us and our Class B common stock offered by this prospectus, reference is made to the registration statement and the exhibits and schedules filed with the registration statement. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference. A copy of the registration statement may be inspected without charge at the Securities and Exchange Commission's public reference facilities in Washington, D.C., New York, New York or Chicago, Illinois. You may also copy any document we file with the Securities and Exchange Commission at prescribed rates by writing to the Public Reference Section of the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of the public reference facilities. The Securities and Exchange Commission maintains a Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants, such as Vast, that file electronically with the Securities and Exchange Commission.

                         INDEX TO FINANCIAL STATEMENTS

VAST SOLUTIONS, INC.

Report of Independent Auditors..............................     F-2
Balance Sheets as of December 31, 1998 and September 30,
  1999......................................................     F-3
Statements of Operations for the period September 1, 1998
  (inception) through December 31, 1998, the nine months
  ended September 30, 1999, and the period September 1, 1998
  (inception) through September 30, 1999....................     F-4
Statements of Stockholder's Deficit for the period September
  1, 1998 (inception) through December 31, 1998, the nine
  months ended September 30, 1999, and the period September
  1, 1998 (inception) through September 30, 1999............     F-5
Statements of Cash Flows for the period September 1, 1998
  (inception) through December 31, 1998 and the nine months
  ended September 30, 1999..................................     F-6
Notes to Financial Statements...............................     F-7

SILVERLAKE COMMUNICATIONS, INC.

Report of Independent Auditors..............................    F-15
Balance Sheets as of December 9, 1998 and December 31,
  1997......................................................    F-16
Statements of Operations for the year ended December 31,
  1997 and the period ended December 9, 1998................    F-17
Statements of Stockholders' Equity for the year ended
  December 31, 1997 and the period ended December 9, 1998...    F-18
Statements of Cash Flows for the year ended December 31,
  1997 and the period ended December 9, 1998................    F-19
Notes to Financial Statements...............................    F-20

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Stockholder
Vast Solutions, Inc.

     We have audited the accompanying balance sheets of Vast Solutions, Inc. (the Company), a company in the development stage and a wholly-owned subsidiary of Paging Network, Inc., as of December 31, 1998 and September 30, 1999, and the related statements of operations, stockholder's deficit, and cash flows for the period September 1, 1998 (inception) through December 31, 1998, the nine months ended September 30, 1999 and the period September 1, 1998 (inception) through September 30, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Vast Solutions, Inc. as of December 31, 1998 and September 30, 1999, and the results of its operations and its cash flows for the period September 1, 1998 (inception) through December 31, 1998, the nine months ended September 30, 1999, and the period September 30, 1998 (inception) through September 30, 1999 in conformity with generally accepted accounting principles.

     The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company has accumulated losses of $26.7 million since its inception and has negative working capital of $29.0 million as of September 30, 1999. As more fully described in Note 1, the Company may not have sufficient liquidity to meet its obligations or fund its operations through the second quarter of 2000. The Company currently does not have any available borrowing facilities and does not anticipate any additional financing from its parent company, Paging Network, Inc. Furthermore, the financial position of its parent company makes it difficult for the Company to obtain separate debt or equity financing prior to the planned spinoff of the Company by its parent as part of a larger transaction, the completion of which is subject to various approvals and consents and not expected to occur until the second quarter of 2000. These events raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The accompanying financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of these uncertainties.

                                                      ERNST & YOUNG LLP

Dallas, Texas
January   , 2000

     The foregoing report is in the form that will be signed upon the transfer of certain intellectual and other property by Paging Network, Inc. to Vast Solutions, Inc. as described in Note 1 to the financial statements.

                                                       /s/ ERNST & YOUNG LLP

Dallas, Texas
January 5, 2000

                              VAST SOLUTIONS, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)

                                 BALANCE SHEETS

                                                                DECEMBER 31,    SEPTEMBER 30,
                                                                    1998            1999
                                                                ------------    -------------
ASSETS
Current assets:
  Cash and cash equivalents.................................     $   42,706     $ 30,347,093
  Accounts receivable.......................................        108,688           71,365
  Accounts receivable from PageNet..........................         56,232           30,894
  Prepaid expenses and other current assets.................         12,484           15,253
                                                                 ----------     ------------
Total current assets........................................        220,110       30,464,605
Property and equipment:
  Computer equipment........................................        100,006          614,683
  Furniture and fixtures....................................         21,970          565,098
  Leasehold improvements....................................             --          134,525
  Other property and equipment..............................             --           88,486
  Accumulated depreciation..................................         (9,487)        (484,775)
                                                                 ----------     ------------
Total property and equipment................................        112,489          918,017
Other non-current assets:
  Goodwill..................................................      1,135,039        1,135,039
  Software development costs................................        727,600          727,600
  Other intangible assets...................................        217,500          217,500
  Accumulated amortization..................................        (57,053)        (462,744)
                                                                 ----------     ------------
Total other non-current assets..............................      2,023,086        1,617,395
                                                                 ----------     ------------
Total assets................................................     $2,355,685     $ 33,000,017
                                                                 ==========     ============
LIABILITIES AND STOCKHOLDER'S DEFICIT
Current liabilities:
  Accounts payable..........................................     $    2,113     $      6,138
  Accrued compensation......................................             --          375,286
  Other accrued liabilities.................................         15,085           84,899
  Amounts due PageNet.......................................      6,302,220       28,715,177
  Deferred revenue..........................................             --          271,549
  Note payable to PageNet...................................             --       30,000,000
                                                                 ----------     ------------
Total current liabilities...................................      6,319,418       59,453,049
Commitments and contingencies

Stockholder's deficit:
  Preferred stock ($.01 par value; 25,000,000 shares
     authorized; no shares issued or outstanding)...........             --               --
  Common stock ($.01 par value; 50,000,000 shares
     authorized; 20,000,000 shares issued and
     outstanding)...........................................        200,000          200,000
  Deficit accumulated during the development stage..........     (4,163,733)     (26,653,032)
                                                                 ----------     ------------
Total stockholder's deficit.................................     (3,963,733)     (26,453,032)
                                                                 ----------     ------------
Total liabilities and stockholder's deficit.................     $2,355,685     $ 33,000,017
                                                                 ==========     ============

The accompanying notes are an integral part of these financial statements.

                              VAST SOLUTIONS, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)

                            STATEMENTS OF OPERATIONS

                                                                                    CUMULATIVE FROM
                                                  SEPTEMBER 1                      SEPTEMBER 1, 1998
                                                  (INCEPTION)      NINE MONTHS        (INCEPTION)
                                                    THROUGH           ENDED             THROUGH
                                                  DECEMBER 31,    SEPTEMBER 30,      SEPTEMBER 30,
                                                      1998            1999               1999
                                                  ------------    -------------    -----------------
Revenues:
  External customers..........................    $    43,563     $    743,638       $    787,201
  PageNet.....................................         46,472           65,660            112,132
                                                  -----------     ------------       ------------
Total revenues................................         90,035          809,298            899,333
Operating costs and expenses:
  Costs of revenues...........................         23,963          314,350            338,313
  Selling, general and administrative
     expenses.................................      2,204,673       10,744,115         12,948,788
  Research and development activities.........        340,013        2,975,043          3,315,056
  Allocated research and overhead expenses....      1,442,000        8,291,000          9,733,000
  Purchased in-process research and
     development..............................        152,500               --            152,500
                                                  -----------     ------------       ------------
Total operating costs and expenses............      4,163,149       22,324,508         26,487,657
                                                  -----------     ------------       ------------
Loss from operations..........................     (4,073,114)     (21,515,210)       (25,588,324)
Other income (expense):
  Interest expense on amounts due PageNet.....        (90,621)        (971,251)        (1,061,872)
  Other income (expense)......................              2           (2,838)            (2,836)
                                                  -----------     ------------       ------------
Net loss......................................    $(4,163,733)    $(22,489,299)      $(26,653,032)
                                                  ===========     ============       ============
Loss per common share -- basic and diluted....    $     (0.21)    $      (1.12)
                                                  ===========     ============
Weighted averaged number of common shares
  outstanding.................................     20,000,000       20,000,000
                                                  ===========     ============

The accompanying notes are an integral part of these financial statements.

                              VAST SOLUTIONS, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)

                      STATEMENTS OF STOCKHOLDER'S DEFICIT

                                                                    DEFICIT
                                                                  ACCUMULATED
                                                                   DURING THE         TOTAL
                                                       COMMON     DEVELOPMENT     STOCKHOLDER'S
                                                       STOCK         STAGE           DEFICIT
                                                      --------    ------------    -------------
Balance at September 1, 1998 (inception)............  $200,000    $         --    $    200,000
  Net loss..........................................        --      (4,163,733)     (4,163,733)
                                                      --------    ------------    ------------

Balance at December 31, 1998........................   200,000      (4,163,733)     (3,963,733)
  Net loss..........................................        --     (22,489,299)    (22,489,299)
                                                      --------    ------------    ------------
Balance at September 30, 1999.......................  $200,000    $(26,653,032)   $(26,453,032)
                                                      ========    ============    ============

The accompanying notes are an integral part of these financial statements.

                              VAST SOLUTIONS, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)

                            STATEMENTS OF CASH FLOWS

                                                 SEPTEMBER 1                       CUMULATIVE FROM
                                                 (INCEPTION)      NINE MONTHS     SEPTEMBER 1, 1998
                                                   THROUGH           ENDED           (INCEPTION)
                                                 DECEMBER 31,    SEPTEMBER 30,         THROUGH
                                                     1998            1999         SEPTEMBER 30, 1999
                                                 ------------    -------------    ------------------
OPERATING ACTIVITIES:
Net loss.....................................    $(4,163,733)    $(22,489,299)       $(26,653,032)
Adjustments to reconcile net loss to net cash
  used in operating activities:
  Depreciation...............................          9,487          475,288             484,775
  Amortization...............................         57,053          405,691             462,744
  Provision for doubtful accounts............             --           25,000              25,000
  Purchased in-process research and
     development.............................        152,500               --             152,500
  Changes in operating assets and
     liabilities:
     Accounts receivable.....................        (68,934)          37,661             (31,273)
     Prepaid expenses and other current
       assets................................          2,037           (2,769)               (732)
     Accounts payable and accrued
       liabilities...........................        (28,745)         449,125             420,380
     Deferred revenue........................             --          271,549             271,549
                                                 -----------     ------------        ------------
Net cash used in operating activities........     (4,040,335)     (20,827,754)        (24,868,089)
INVESTING ACTIVITIES:
Capital expenditures.........................        (79,291)      (1,280,816)         (1,360,107)
Acquisition of Silverlake Communications,
  Inc., net of cash acquired.................     (2,339,888)              --          (2,339,888)
                                                 -----------     ------------        ------------
Net cash used in investing activities........     (2,419,179)      (1,280,816)         (3,699,995)
FINANCING ACTIVITIES:
Proceeds from note payable to PageNet........             --       30,000,000          30,000,000
Increase in amounts due to PageNet...........      6,502,220       22,412,957          28,915,177
                                                 -----------     ------------        ------------
Net cash provided by investing activities....      6,502,220       52,412,957          58,915,177
                                                 -----------     ------------        ------------
Net increase in cash and cash equivalents....         42,706       30,304,387          30,347,093
Cash and cash equivalents at beginning of
  period.....................................             --           42,706                  --
                                                 -----------     ------------        ------------
Cash and cash equivalents at end of period...    $    42,706     $ 30,347,093        $ 30,347,093
                                                 ===========     ============        ============
SUPPLEMENTAL CASH FLOW INFORMATION
Cash paid for interest during the period.....    $    90,621     $    971,251        $  1,061,872
Cash paid for taxes during the period........             --               --                  --

The accompanying notes are an integral part of these financial statements.

                              VAST SOLUTIONS, INC.

                         NOTES TO FINANCIAL STATEMENTS

1.   THE COMPANY AND BASIS OF PRESENTATION

     Vast Solutions, Inc. (the Company) was formed in September 1998 by its parent company, Paging Network, Inc. (PageNet), to develop three principal businesses: (1) wireless information services, (2) customized wireless solutions for business customers, and (3) wireless Internet gateway services. The Company initially operated as a division of PageNet and had no separate legal status or existence. On December 9, 1998, PageNet acquired Silverlake Communications, Inc. (Silverlake) for a total purchase price of approximately $2.4 million, comprised of cash consideration of $1.75 million and 100,000 shares of common stock of PageNet (the Acquisition). The Acquisition, additional terms of which are discussed in
     Note 4, was carried out by PageNet to provide additional in-house software development capabilities for the Company. On June 22, 1999, PageNet publicly announced the organization of the Company as an operating unit to be known as Vast Solutions to focus on the emerging market for wireless information services. PageNet further announced that the Company would include several parts of PageNet's then current organization; however, the Company continued to operate as a division of PageNet following the June 1999 announcement. During the third quarter of 1999, PageNet determined that the optimal structure for the Company would be for its operations to be combined with those of Silverlake, which had remained a separate subsidiary of PageNet following the Acquisition, as the activities of Silverlake related directly to the operations of the Company. On September 13, 1999, the board of directors of PageNet authorized (i.) a capital investment of $30 million in Silverlake, and (ii.) the operation of the activities of the Company within Silverlake. On December 29, 1999, Silverlake merged into a wholly-owned subsidiary of Silverlake, Vast Solutions, Inc., primarily to change the Company's state of incorporation from California to Delaware.

     On November 8, 1999, PageNet and Arch Communications Group, Inc. (Arch) announced a merger agreement under which the common stock and public indebtedness of PageNet will be exchanged for Arch common stock (the Arch-PageNet Merger). Under the terms of the Arch-PageNet Merger, holders of PageNet's public indebtedness will receive up to a 68.9% direct interest in the Company, while holders of PageNet's common stock will receive up to a 11.6% direct interest (the Spinoff). The remaining 19.5% interest will be held by Arch following the Arch-PageNet Merger. Consummation of the Arch-PageNet Merger is subject to the approval of the shareholders of Arch and PageNet, completion of a recapitalization of Arch and PageNet, customary regulatory review, and certain third-party consents. Arch and PageNet anticipate the Arch-PageNet Merger will be completed during the first half of 2000.

     On                  , 2000, PageNet transferred to the Company the rights
     to certain hardware, proprietary software technology and licensed software technology which together comprise the Company's Gateway.

     The Company is in the development stage, and, since inception, has been engaged primarily in product research and development and developing markets for its products and services. The Company has had minimal revenues from operations and in the course of its start-up activities has sustained significant operating losses. The Company does not expect to generate significant revenues until such time as it successfully completes its development and marketing activities. Subsequent to the Acquisition, the Company's revenues have been derived primarily from the sale of software from Silverlake's Airsource suite of products. However, the Company's primary operations in the future will be comprised of the following integrated wireless solutions:

     - The Gateway. The Company will provide solutions enabled through its expandable software platform (the Gateway), which allows the Company to deliver data services across multiple network technologies. Through the Gateway, the Company will provide a single, transparent bridge between the Internet and corporate data networks and wireless devices, managing the complexities associated with wireless networks, protocols, and data management. The Company's Gateway technology consists of network servers running proprietary software. The Gateway manages the differences between individual networks and devices, providing a single, standard interface to the corporate enterprise. The Gateway adapts and translates data transmissions for many wireless network protocols, formats the transmissions for particular user devices and optimizes the data in a bandwidth efficient manner for transmission over a wireless network. The Gateway also facilitates wireless extensions of corporate e-mail applications and the delivery of personalized wireless content, such as news and sports.

     - Wireless Software System Design and Development. The Company is designing and developing software to allow corporations and enterprise application providers to extend Internet and corporate enterprise applications to most available wireless devices. The Company will develop, implement, support, and manage wireless software applications for use on multiple device platforms.

     - Wireless Device Development and Integration. The Company is designing and developing custom wireless devices for unique telemetry applications that connect a business to its remote assets, such as vending machines, automobiles and storage tanks. These devices are integrated with commercially available wireless modems designed for the appropriate network technology.

     - Internet-based Provisioning and Customer Support. The Company will offer a privately branded web-portal that allows users to order wireless devices and contact customer support over the Internet. This web-based support model includes credit card billing, e-mail customer support, on-line training and software downloads. The Company also will operate a customer support center to manage all operational components of their wireless solution including distribution, coverage, billing and technical support.

     The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company has accumulated losses of $26.7 million since its inception and has negative working capital of $29.0 million as of September 30, 1999. As of December 31, 1999, the Company had approximately $9.6 million in cash, which the Company believes is sufficient to meet its obligations through the first quarter of 2000. However, the Company may not have sufficient liquidity to meet its obligations or fund its development and operating activities through the second quarter of 2000. The Company is currently involved in discussions with third parties regarding potential private equity investments in the Company, which, if consummated, the Company would expect to close simultaneously with the Spinoff. However, there can be no assurance that the Company's efforts to obtain such an equity investment will prove successful or that the Company will have adequate liquidity to meet its obligations through the date of the Spinoff. Furthermore, the Company does not anticipate additional financing from PageNet, which is currently precluded by the terms of its public indebtedness from further borrowings under its domestic credit facility. PageNet is also currently exploring certain strategic and financing alternatives to ensure its continued liquidity through the consummation of the Arch-PageNet Merger. If such efforts of PageNet prove untimely or unsuccessful, or if the Arch-PageNet Merger is not completed, PageNet may be required to reduce the level of its operations and/or file for protection under Chapter 11 of the United States Bankruptcy Code to restructure its obligations. These events would preclude any further investments in the Company by PageNet and negatively impact the Company's operations. The possibility of the occurrence of these events also makes it more difficult for the Company to obtain separate debt or equity financing prior to the Spinoff. These events raise substantial doubt about the Company's ability to continue as a going concern. The accompanying financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of these uncertainties.

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     GENERAL

     The accompanying financial statements have been prepared using PageNet's historical basis in the assets and liabilities of the Company. The financial statements reflect the results of operations, financial condition and cash flows of the Company as a component of PageNet and may not be indicative of the

     Company's results of operations and financial position as a separate, stand-alone entity. Management believes the accompanying financial statements include a reasonable allocation of administrative costs, which are described in Note 3, incurred by PageNet on behalf of the Company.

     USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

     REVENUE RECOGNITION

     Revenues since the Company's inception have been derived primarily from the sale of Airsource software licenses. The Company has also generated revenues from sales of wireless communication devices; however, revenues from such sales have been insignificant since the Company's inception.

     Revenue for software sales is recognized in accordance with the provisions of American Institute of Certified Public Accountants' Statement of Position (SOP) 97-2, Software Revenue Recognition. Under SOP 97-2, software sales are recognized upon execution of a contract and delivery of software, provided that the license fee is fixed and determinable, no significant production, modification or customization of the software is required, and collection is considered probable by management. The Company provides telephone customer and technical support and software upgrades as an accommodation to purchasers of its products as a means of fostering customer satisfaction. The majority of such services are provided during the first 30 days of ownership of the Company's products. The costs associated with these services, which are insignificant in relation to product sales value, are accrued.

     Revenue for providing content services is recognized in the month the service is performed. Sales of wireless communication devices are recognized upon delivery to the customer. Revenue for custom development services is recognized as services are performed and after obtaining an executed contract from the customer. Custom development revenues derived from fixed-fee contracts are recognized on the percentage-of-completion method based on costs incurred in relation to total estimated costs. Anticipated contract losses are recognized when they can be estimated. Revenue for time-and-materials contracts is recognized as services are performed.

     CASH AND CASH EQUIVALENTS

     The Company considers all highly liquid investments with maturities of three months or less when purchased to be cash equivalents. Cash and cash equivalents consists primarily of depository and money market accounts.

     PROPERTY AND EQUIPMENT

     Property and equipment is stated at original cost less accumulated depreciation. Property and equipment transferred from PageNet is recorded at PageNet's net book value on the date of the transfer. Expenditures for normal maintenance and repairs are charged to expense as incurred.

     Depreciation of property and equipment is computed using the straight-line method over the estimated lives of the assets which range from five to seven years. Property and equipment transferred from PageNet is depreciated over the remainder of its original estimated useful life.

     INTANGIBLE ASSETS

     All intangible assets were recorded upon the acquisition of Silverlake by the Company in December 1998. The acquisition of Silverlake is discussed in
     Note 4. Intangible assets are amortized on a straight-line basis over the following lives:

    Goodwill..............................................    5 years
    Software development costs............................    3 years
    Other intangible assets...............................    3 years

     Other intangible assets consist of the value of Silverlake's trademarks and workforce as of the date of the Acquisition.

     DEFERRED REVENUE

     Deferred revenue represents amounts billed to customers under terms specified in consulting, software licensing, and maintenance contracts for which completion of contractual terms or delivery of the software has not occurred.

     RESEARCH AND DEVELOPMENT COSTS

     Research and product development costs, which are not subject to Statement of Financial Accounting Standards No. 86, Accounting for the Cost of Computer Software to be Sold, Leased, or Otherwise Marketed, are expensed as incurred and relate mainly to the development of new products and the ongoing maintenance of existing products. Software development costs are expensed as incurred until technological feasibility has been established, at which time such costs are capitalized until the point at which the product is available for general release to customers. Since the Company's inception, the establishment of technological feasibility of the Company's products and general release of such software have substantially coincided. As a result, software development costs qualifying for capitalization have been insignificant and, therefore, the Company has historically expensed all software development costs.

     EMPLOYEE STOCK OPTIONS

     The Company accounts for its stock-based compensation plans in accordance with Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and related Interpretations. No compensation expense was recognized for any period presented for stock option grants since the exercise price of PageNet's stock option grants to personnel of the Company was equal to the fair market value of the underlying stock on the date of grant.

3.   RELATED PARTY TRANSACTIONS

     As a result of its relationship with PageNet and its affiliates, the Company has extensive related party transactions. These transactions have been recognized on a basis determined by the parties, which may not be representative of the terms the Company might have negotiated with third parties.

     Revenues from PageNet consist of sales of software from the Company's Airsource product line to PageNet. Sales to PageNet are typically made on terms and conditions similar to those of transactions with non-affiliates.

     Research and overhead expenses are charged to the Company by PageNet to cover information technology support, management services, human resources management, and other administrative services based on employee headcount or estimated usage of such services. Management of PageNet and the Company believe such amounts are a reasonable allocation of the costs incurred by PageNet on behalf of the Company. However, such amounts may not be indicative of the costs the Company would incur if such services were performed internally or obtained from an independent third party.

     Expenses charged to the Company by PageNet are as follows:

                                                                    SEPTEMBER 1
                                                                    (INCEPTION)      NINE MONTHS
                                                                      THROUGH           ENDED
                                                                    DECEMBER 31,    SEPTEMBER 30,
                                                                        1998            1999
                                                                    ------------    -------------
    Information technology support..............................     $  114,800      $3,894,000
    Management services.........................................      1,232,000       2,891,000
    Human resources management..................................         11,100         424,000
    Other general and administrative costs......................         84,100       1,082,000
                                                                     ----------      ----------
      Total allocated expenses..................................     $1,442,000      $8,291,000
                                                                     ==========      ==========

     In connection with the Spinoff, the Company will enter into various agreements with PageNet and Arch for certain of the services described above. Certain of the services currently provided by PageNet will be performed by the Company or obtained from third parties following the Spinoff.

     PageNet funds certain disbursements on behalf of the Company, with a corresponding increase in amounts due PageNet. In addition, amounts due PageNet are immediately credited or charged upon the recording of certain transactions, including the recognition of certain sales to PageNet and the payment of certain expenses by PageNet on behalf of the Company. Accordingly, no receivables or payables for these transactions are reflected on the Company's balance sheet. For purposes of the statement of cash flows, amounts paid by PageNet on behalf of the Company and expenses allocated to the Company by PageNet are presented as cash used in operating or investing activities and changes in the amount due PageNet are presented as financing activities. To the extent that PageNet has provided funds to the Company and paid expenses on behalf of the Company in excess of the amounts transferred to PageNet, the Company is charged interest at the rate PageNet pays under its domestic credit facility. The weighted average interest rate on the amounts due PageNet, which is reset monthly, was 7.59% and 7.51% during the period September 1, 1998 (inception) through December 31, 1998, and the nine months ended September 30, 1999, respectively. This arrangement resulted in interest expense that may not be representative of what the Company would have paid if it were not affiliated with PageNet. In October 1999, the Company repaid $10.0 million of the amounts due PageNet.

     On September 30, 1999, the Company borrowed $30.0 million from PageNet under a promissory note agreement between PageNet and the Company (the PageNet Note). The PageNet Note is due on demand by PageNet, has no stated maturity, and does not bear interest. For financial reporting purposes, interest expense will be recognized by the Company on the PageNet Note based on the interest rate PageNet pays under its domestic credit facility, which was the source of the funds loaned to the Company by PageNet, with a corresponding increase to stockholder's net investment. As the PageNet Note is payable on demand by PageNet, it has been classified as a current liability in the accompanying balance sheet as of September 30, 1999.

4.   SILVERLAKE ACQUISITION

     On December 9, 1998, PageNet completed the acquisition of all the outstanding stock of Silverlake for a total purchase price of $2.4 million, comprised of cash consideration of $1.75 million and 100,000 shares of common stock of PageNet (the Acquisition). The Acquisition of Silverlake was accounted for as a purchase.

     The purchase price has been allocated to the assets and liabilities acquired based upon their fair values at the date of acquisition, as follows:

    Consideration:
      Cash......................................................    $1,750,000
      Common stock of PageNet...................................       612,500
      Acquisition costs.........................................        18,000
                                                                    ----------
              Total consideration...............................    $2,380,500
                                                                    ==========
    Assets acquired and liabilities assumed:
      Cash......................................................    $   40,612
      Accounts receivable.......................................        95,986
      Prepaid expenses and other assets.........................        14,521
      Property and equipment....................................        42,685
      Developed technology......................................       727,600
      Goodwill..................................................     1,135,039
      Other intangible assets...................................       217,500
      Accounts payable..........................................       (11,225)
      Accrued liabilities.......................................       (34,718)
                                                                    ----------
    Total assets acquired and liabilities assumed...............     2,228,000
      In-process research and development costs.................       152,500
                                                                    ----------
    Total.......................................................    $2,380,500
                                                                    ==========

     In connection with the acquisition of Silverlake, the Company recorded a charge of $152,500 for research and development activities in process at the date of the acquisition. The Company used an independent third-party appraiser to assess and value the in-process research and development. The amount of the Silverlake purchase price allocated to in-process research and development represents the estimated fair market value, based on risk-adjusted cash flows, of the one in-process research project that had not yet reached technological feasibility and for which no alternative future use existed at the date of the acquisition. The value assigned to the purchased in-process research and development was determined by estimating the costs to develop Silverlake's purchased in-process research and development into a commercially viable product, estimating the resulting net cash flows from the project and discounting the net cash flows to their present value.

     The terms of the Acquisition also provided for additional consideration of up to $4.0 million payable at various dates through March 31, 2001, if certain conditions were met. The additional consideration is equal to twenty-five percent of revenues derived from purchasers and licensees of Silverlake's products existing on December 1, 1998 during the six month periods ended June 30, 1999 and December 31, 1999, and fifty percent of such revenues during the six month periods ended June 30, 2000 and December 31, 2000. Any additional consideration due is payable by the Company three months following the end of the respective valuation period. The payment of the additional consideration is contingent upon the continued employment of the former owners of Silverlake. As a result, any consideration due to the former owners of Silverlake is recorded as an expense over the respective valuation period. The Company recorded expense of $112,500 under this arrangement for the additional consideration earned during the nine months ended September 30, 1999.

5.   CONCENTRATIONS OF RISK

     A significant portion of the Company's revenues consists of licensing software to companies in the U.S. paging industry, which gives rise to a concentration of credit risk in receivables. As of September 30, 1999, amounts receivable from companies in the U.S. paging industry represented approximately 38% of gross accounts receivable from non-affiliates. Revenues from companies in the U.S. paging industry represented approximately 32% of revenues from external customers during the nine months ended September 30, 1999. The Company performs on-going credit evaluations of its customers' financial condition and generally requires no collateral. The Company maintains an allowance for doubtful accounts based on the expected collectability of its accounts receivable. The allowance for doubtful accounts as of December 31, 1998 and September 30, 1999 and write-offs of accounts receivable during 1998 and 1999 were insignificant.

6.   INCOME TAXES

     The Company is included in the consolidated U.S. federal and various state income tax returns of PageNet. Under the terms of PageNet's tax sharing policy, income taxes are allocated to the Company as if the Company was a separate taxable entity. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates.

     For the period September 1, 1998 (inception) through December 31, 1998, and the nine months ended September 30, 1999, the Company had no provision or benefit for income taxes because the deferred benefit from the operating losses was offset by an increase in the valuation allowance on deferred tax assets of $1.6 million, $8.9 million, respectively. The income tax provision differed from amounts computed at the federal statutory income tax rate as follows:

                                                                    SEPTEMBER 1
                                                                    (INCEPTION)      NINE MONTHS
                                                                      THROUGH           ENDED
                                                                    DECEMBER 31,    SEPTEMBER 30,
                                                                        1998            1999
                                                                    ------------    -------------
    Income tax benefit at the federal statutory rate............    $(1,457,307)     $(7,871,255)
      Increase in income taxes resulting from:
         Non-recognition of tax benefit of current year
           losses...............................................      1,644,296        8,903,332
         Amortization of intangible assets......................          6,621           59,590
         Meals and entertainment expenses.......................         14,577           32,798
         State income tax provision, net of federal benefit.....       (208,187)      (1,124,465)
                                                                    -----------      -----------
    Income tax provision (benefit)..............................    $        --      $        --
                                                                    ===========      ===========

     Significant components of the Company's deferred tax assets and liabilities as of December 31, 1998 and September 30, 1999, were as follows:

                                                                   DECEMBER 31,    SEPTEMBER 30,
                                                                       1998            1999
                                                                   ------------    -------------
    Deferred tax assets:
      Net operating loss carryforwards.........................    $ 1,535,431     $ 10,018,120
      Intangible assets........................................         71,970          135,252
      Deferred revenue.........................................             --          105,904
      Accounts receivable......................................             --            9,750
      Accrued liabilities......................................          7,020            7,020
      Valuation allowance......................................     (1,607,255)     (10,275,136)
                                                                   -----------     ------------
    Total deferred tax assets..................................          7,166              910
    Deferred tax liabilities:
      Depreciation.............................................         (7,166)            (910)
                                                                   -----------     ------------
    Net deferred tax asset (liability).........................    $        --     $         --
                                                                   ===========     ============

     As of September 30, 1999, the Company has net operating loss carryforwards of approximately $26.0 million available under the terms of PageNet's tax sharing policy. These net operating loss carryforwards expire in 2018 and 2019. There were no significant federal or state income taxes paid or refunded during 1998 or 1999.

     Following the Spinoff, the Company will file separate U.S. federal and state income tax returns. The net operating loss carryforwards retained by the Company following the Spinoff may differ from the amounts presented above.

7.   STOCK OPTIONS

     The Company participates in PageNet's 1991 Stock Option Plan (1991 Plan), whereby officers and key employees of PageNet and its affiliates may be granted incentive stock options and non-statutory options to purchase common stock of PageNet at not less than 100% of the fair market value of PageNet's common stock on the date the options are granted. The 1991 Plan is administered by the Compensation and Management Development Committee of the Board of Directors of PageNet (the Committee). Options granted under the 1991 Plan are non-transferable except by the laws of descent and distribution and are exercisable upon vesting, which occurs in installments as determined by the Committee at the time it grants such options.

     Options to purchase shares of PageNet have been granted to officers and key employees of the Company. Options granted are exercisable at the market value upon grant, become exercisable over one to five years following the date of grant, and expire ten years from the date of grant. As of September 30, 1999, there were approximately 1.3 million outstanding options to purchase shares of PageNet common stock held by officers and key employees of the Company, of which approximately 440,000 were exercisable. These options have exercise prices ranging from $1.03 to $17.13 per share of PageNet common stock, with a total exercise value of approximately $12.0 million. Upon the consummation of the Arch-PageNet Merger, all outstanding options to purchase shares of PageNet common stock, including those held by officers and key employees of the Company, will be converted into options to purchase shares of Arch common stock.

     The Company has adopted the pro forma disclosure features of Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation (FAS 123). As required by FAS 123, pro forma information regarding net income has been determined as if the Company had accounted for grants of stock options and awards by PageNet to employees of the Company using the fair value method prescribed by FAS 123. For purposes of the pro forma disclosures, the estimated fair market value of the options is amortized to expense over the vesting period. The Company's pro forma net loss for the period September 1, 1998 (inception) through December 31, 1998, and the nine months ended September 30, 1999 is $4,168,879 and $22,221,146, respectively.

8.   COMMITMENTS AND CONTINGENCIES

     PageNet has entered into various agreements with information content providers to provide the Company with news, sports, weather, business, and financial information for its information content services. As of September 30, 1999, the aggregate commitment under such agreements was approximately $13.0 million.

     The Company leases office facilities and certain equipment under operating leases for various periods. Leases that expire are generally expected to be renewed or replaced by other leases. Rental expense was $351,572 for the nine months ended September 30, 1999. Future minimum base rents under terms of non-cancellable operating leases are as follows:

    Year ending December 31:
      2000.................................................    $  755,250
      2001.................................................       813,829
      2002.................................................       817,808
      2003.................................................       827,481
      2004 and thereafter..................................     1,112,697

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Stockholder
Silverlake Communications, Inc.

     We have audited the accompanying balance sheets of Silverlake Communications, Inc. (the Company) as of December 31, 1997 and December 9, 1998, and the related statements of operations, stockholders' equity, and cash flows for the year ended December 31, 1997, and the period January 1, 1998 through December 9, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Silverlake Communications, Inc. as of December 31, 1997 and December 9, 1998, and the results of its operations and its cash flows for the year ended December 31, 1997, and the period January 1, 1998 through December 9, 1998, in conformity with generally accepted accounting principles.

                                                           /s/ ERNST & YOUNG LLP

Dallas, Texas
December 23, 1999

                        SILVERLAKE COMMUNICATIONS, INC.

                                 BALANCE SHEETS

                                                              DECEMBER 31,    DECEMBER 9,
                                                                  1997           1998
                                                              ------------    -----------
ASSETS
Current assets:
  Cash and cash equivalents.................................    $172,513       $ 40,612
  Accounts receivable.......................................      75,580         95,986
  Prepaid expenses and other current assets.................       2,400          5,405
                                                                --------       --------
Total current assets........................................     250,493        142,003
Property and equipment, at cost.............................      77,526         84,345
Accumulated depreciation....................................     (29,151)       (41,660)
                                                                --------       --------
Total property and equipment................................      48,375         42,685
                                                                --------       --------
Total assets................................................    $298,868       $184,688
                                                                ========       ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................................    $  5,801       $ 11,225
  Accrued compensation......................................      39,711         18,694
  Other accrued liabilities.................................      23,481         16,024
                                                                --------       --------
Total current liabilities...................................      68,993         45,943
Stockholders' equity:
  Common stock ($1.00 par value; 100,000 shares authorized;
     100 shares issued and outstanding).....................         100            100
  Retained earnings.........................................     229,775        138,645
                                                                --------       --------
Total stockholders' equity..................................     229,875        138,745
                                                                --------       --------
Total liabilities and stockholders' equity..................    $298,868       $184,688
                                                                ========       ========

The accompanying notes are an integral part of these financial statements.

                        SILVERLAKE COMMUNICATIONS, INC.

                            STATEMENTS OF OPERATIONS

                                                                                 JANUARY 1
                                                                 YEAR ENDED       THROUGH
                                                                DECEMBER 31,    DECEMBER 9,
                                                                    1997           1998
                                                                ------------    -----------
Revenues....................................................      $896,166       $897,379
Operating costs and expenses:
  Costs of revenues.........................................       145,618        157,149
  Selling, general and administrative.......................       538,142        610,560
  Research and development activities.......................        75,500         68,750
                                                                  --------       --------
Total operating costs and expenses..........................       759,260        836,459
                                                                  --------       --------
Income from operations......................................       136,906         60,920
Interest income.............................................         3,893          1,891
                                                                  --------       --------
Income before taxes.........................................       140,799         62,811
Provision for income taxes..................................        (2,112)          (941)
                                                                  --------       --------
Net income..................................................      $138,687       $ 61,870
                                                                  ========       ========
Pro forma information (Note 4):
  Income before taxes.......................................      $140,799       $ 62,811
  Provision for income taxes................................       (60,112)       (31,501)
                                                                  --------       --------
  Net income................................................      $ 80,687       $ 31,310
                                                                  ========       ========

The accompanying notes are an integral part of these financial statements.

                        SILVERLAKE COMMUNICATIONS, INC.

                       STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                                      TOTAL
                                                         COMMON    RETAINED       STOCKHOLDERS'
                                                         STOCK     EARNINGS          EQUITY
                                                         ------    ---------      -------------
Balance at January 1, 1997.............................   $100     $ 109,088        $ 109,188
  Net income...........................................     --       138,687          138,687
  Dividends declared...................................     --       (18,000)         (18,000)
                                                          ----     ---------        ---------

Balance at December 31, 1997...........................    100       229,775          229,875
  Net income...........................................     --        61,870           61,870
  Dividends declared...................................     --      (153,000)        (153,000)
                                                          ----     ---------        ---------
Balance at December 9, 1998............................   $100     $ 138,645        $ 138,745
                                                          ====     =========        =========

The accompanying notes are an integral part of these financial statements.

                        SILVERLAKE COMMUNICATIONS, INC.

                            STATEMENTS OF CASH FLOWS

                                                                                 JANUARY 1
                                                                 YEAR ENDED       THROUGH
                                                                DECEMBER 31,    DECEMBER 9,
                                                                    1997            1998
                                                                ------------    ------------
OPERATING ACTIVITIES:
Net income..................................................      $138,687       $  61,870
Adjustments to reconcile net income to net cash provided by
  operating activities:
  Depreciation..............................................        10,348          12,509
  Changes in operating assets and liabilities:
     Accounts receivable....................................        33,955         (20,406)
     Prepaid expenses and other current assets..............        (1,614)         (3,005)
     Accounts payable and accrued liabilities...............        34,296         (23,050)
                                                                  --------       ---------
Net cash provided by operating activities...................       215,672          27,918
INVESTING ACTIVITIES:
Capital expenditures........................................       (48,620)         (6,819)
FINANCING ACTIVITIES:
Repayment of note receivable from officer...................        20,210              --
Cash dividends paid.........................................       (18,000)       (153,000)
                                                                  --------       ---------
Net cash provided by (used in) financing activities.........         2,210        (153,000)
                                                                  --------       ---------
Net increase in cash and cash equivalents...................       169,262        (131,901)
Cash and cash equivalents at beginning of period............         3,251         172,513
                                                                  --------       ---------
Cash and cash equivalents at end of period..................      $172,513       $  40,612
                                                                  ========       =========

The accompanying notes are an integral part of these financial statements.

                        SILVERLAKE COMMUNICATIONS, INC.

                         NOTES TO FINANCIAL STATEMENTS

1.   THE COMPANY

     Silverlake Communications, Inc. (the Company) was incorporated as a California corporation on June 9, 1995. Prior to June 9, 1995, the Company operated as partnership from its inception in 1993. The Company has created and markets a sophisticated suite of software products focusing on wireless communications management for mobile professionals. The Company's Airsource suite of products spans from stand-alone one-way wireless messaging to advanced two-way local area and wide area network solutions.

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

     REVENUE RECOGNITION

     For software sales transactions entered into subsequent to December 31, 1997, revenue is recognized in accordance with the provisions of American Institute of Certified Public Accountants' Statement of Position (SOP) 97-2, Software Revenue Recognition. Under SOP 97-2, software license revenues are recognized upon execution of a contract and delivery of software, provided that the license fee is fixed and determinable, no significant production, modification or customization of the software is required, and collection is considered probable by management.

     For software sales transactions entered into prior to December 31, 1997, revenues were recognized in accordance with SOP 91-1, Software Revenue Recognition. Under SOP 91-1, software license revenues were recognized upon execution of a contract and shipment of the software and after any customer cancellation right had expired, provided that no significant vendor obligations remained outstanding, amounts were due within one year, and collection was considered probable by management. The application of SOP 97-2 did not have a material impact on the Company's consolidated financial statements for the period ended December 9, 1998.

     The Company provides telephone customer and technical support and software upgrades as an accommodation to purchasers of its products as a means of fostering customer satisfaction. The majority of such services are provided during the first 30 days of ownership of the Company's products. The costs associated with these services, which are insignificant in relation to product sales value, are accrued.

     CASH AND CASH EQUIVALENTS

     The Company considers all highly liquid investments with maturities of three months or less when purchased to be cash equivalents. Cash and cash equivalents consists primarily of depository and money market accounts.

     PROPERTY AND EQUIPMENT

     Property and equipment consists of furniture and fixtures, computer equipment, and computer software and is stated at original cost less allowance for accumulated depreciation. Expenditures for normal maintenance and repairs are charged to expense as incurred. Depreciation of property and equipment is computed using the straight-line method over the estimated lives of the assets which range from five to seven years.

     The Company leased its office facilities under an operating lease expiring on December 31, 1998. Rental expense was $54,375 and $70,498 for the year ended December 31, 1997 and the period ended December 9, 1998, respectively.

     RESEARCH AND DEVELOPMENT COSTS

     Research and product development costs, which are not subject to Statement of Financial Accounting Standards No. 86, Accounting for the Cost of Computer Software to be Sold, Leased, or Otherwise Marketed, are expensed as incurred and relate mainly to the development of new products and the ongoing maintenance of existing products. Software development costs are expensed as incurred until technological feasibility has been established, at which time such costs are capitalized until the point at which the product is available for general release to customers. Since the Company's inception, the establishment of technological feasibility of the Company's products and general release of such software have substantially coincided. As a result, software development costs qualifying for capitalization have been insignificant and, therefore, the Company has historically expensed all software development costs.

3.   CONCENTRATIONS OF RISK

     A significant portion of the Company's revenues consists of licensing software and providing consulting services to the U.S. paging industry, which gives rise to a concentration of credit risk in receivables. The Company performs on-going credit evaluations of its customers' financial condition and generally requires no collateral. Revenues from companies in the U.S. paging industry represented approximately 59% and 42% of total revenues during the year ended December 31, 1997 and the period January 1, 1998 through December 9, 1998, respectively. Paging Network, Inc. (PageNet) represented 45% and 25% of revenues during the year ended December 31, 1997 and the period January 1, 1998 through December 9, 1998, respectively. One other customer represented 13% of revenues during the period January 1, 1998 through December 9, 1998.

4.   INCOME TAXES

     Effective at its incorporation on June 9, 1995, the Company elected to be treated as an S Corporation for federal and California state tax purposes. As a result of this election, the Company was not a taxable entity for federal tax purposes from June 9, 1995, through December 9, 1998, and, accordingly, the Company's net income was includable in the Federal income tax returns of the Company's stockholders. No provision for federal income taxes has been made in the accompanying financial statements for the period from January 1, 1997, through December 9, 1998. Also as a result of this election, the Company was taxed for California state income tax purposes at the S Corporation state tax rate of 1.5% through December 9, 1998. The accompanying financial statements include a provision of 1.5% of income before taxes for California state income taxes for the year ended December 31, 1997, and the period ended December 9, 1998. Deferred income tax assets and liabilities are determined based on differences between financial reporting and income tax bases of assets and liabilities and are measured using the California S Corporation state tax rate of 1.5%. The net deferred tax asset or liability as of each balance sheet date, which is not material, has been included in prepaid expenses and other current assets and accrued liabilities in the accompanying balance sheet.

     The pro forma provision for income taxes and net income presented in the accompanying financial statements has been determined as if the Company were taxed as a C Corporation for federal and state tax purposes. The pro forma net deferred tax asset or liability as of each balance sheet date is not material.

5.   EMPLOYEE BENEFITS

     The Company maintains a Section 401(k) Salary Deferral Plan (the Plan). Employees 21 years of age or older and with one or more years of service to the Company are eligible to participate in the Plan. Under the Plan, the Company makes an annual contribution of a portion of the Company's profits for the benefit of participating employees. The Company's expenses under the Plan were $35,149 for the year ended

     December 31, 1997 and $21,517 for the period January 1, 1998 through December 9, 1998. The Plan was terminated on December 9, 1998.

6.   ACQUISITION OF THE COMPANY

     On December 9, 1998, all of the outstanding stock of the Company was acquired by PageNet for a total purchase price of approximately $2.4 million, comprised of cash consideration of $1.75 million and 100,000 shares of common stock of PageNet. The terms of the acquisition also provide for additional consideration of up to $4.0 million payable at various dates through March 31, 2001, if certain conditions are met.

                                                                         ANNEX B
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                          AGREEMENT AND PLAN OF MERGER
                                     AMONG
                             PAGING NETWORK, INC.,
                        ARCH COMMUNICATIONS GROUP, INC.
                                      AND
                          ST. LOUIS ACQUISITION CORP.

                          DATED AS OF NOVEMBER 7, 1999
                               AND AMENDED AS OF
                                JANUARY 7, 2000

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                   ARTICLE I.

                      The Merger; Closing; Effective Time

                                                                     PAGE
                                                                     ----
1.1.   The Merger..................................................    1
1.2.   Closing.....................................................    1
1.3.   Effective Time..............................................    1

                               ARTICLE II.
  Certificate of Incorporation and Bylaws of the Surviving Corporation

2.1.   The Certificate of Incorporation............................    2
2.2.   The Bylaws..................................................    2

                              ARTICLE III.
                          Directors & Officers

3.1.   Directors of Arch...........................................    2
3.2.   Directors of the Surviving Corporation......................    2
3.3.   Officers of the Surviving Corporation.......................    2

                               ARTICLE IV.
     Effect of the Merger on Capital Stock; Exchange of Certificates

4.1.   Effect on Capital Stock.....................................    2
4.2.   Exchange of Certificates for Shares.........................    3
4.3.   Dissenters' Rights..........................................    5
4.4.   Adjustments to Prevent Dilution.............................    5
4.5.   Alternate Transaction Structure.............................    5

                               ARTICLE V.
                     Representations and Warranties
       Representations and Warranties of PageNet, Arch and Merger
5.1.   Sub.........................................................    5

                               ARTICLE VI.
                                Covenants

6.1.   Interim Operations..........................................   15
6.2.   Acquisition Proposals.......................................   19
6.3.   The Certificate Amendments..................................   20
6.4.   Information Supplied........................................   20
6.5.   Stockholders Meetings.......................................   20
6.6.   Filings; Other Actions; Notification........................   22
6.7.   Access; Consultation........................................   23
6.8.   Affiliates..................................................   23

                                                                     PAGE
                                                                     ----
6.9.   Stock Exchange Listing......................................   23
6.10.  Publicity...................................................   24
6.11.  Benefits....................................................   24
6.12.  Expenses....................................................   24
6.13.  Indemnification; Directors' and Officers' Insurance.........   25
6.14.  Takeover Statute............................................   26
6.15.  Confidentiality.............................................   26
6.16.  Tax-Free Reorganization.....................................   26
6.17.  Senior Credit Facilities....................................   26
6.18.  The Exchange Offers.........................................   26
6.19.  Bankruptcy Provisions.......................................   29
6.20.  Rights Agreement............................................   33
6.21.  Preferred Stock.............................................   34
6.22.  Spinoff.....................................................   34

                              ARTICLE VII.
                               Conditions

       Conditions to Each Party's Obligation to Effect the
7.1.   Merger......................................................   34
7.2.   Conditions to Obligations of Arch and Merger Sub............   35
7.3.   Conditions to Obligation of PageNet.........................   36

                              ARTICLE VIII.
                               Termination

8.1.   Termination by Mutual Consent...............................   37
8.2.   Termination by Either Arch or PageNet.......................   37
8.3.   Termination by PageNet......................................   38
8.4.   Termination by Arch.........................................   38
8.5.   Effect of Termination and Abandonment.......................   38

                               ARTICLE IX.
                        Miscellaneous and General

9.1.   Survival....................................................   40
9.2.   Modification or Amendment...................................   40
9.3.   Waiver of Conditions........................................   40
9.4.   Counterparts................................................   40
9.5.   Governing Law and Venue; Waiver of Jury Trial...............   40
9.6.   Notices.....................................................   41
9.7.   Entire Agreement............................................   42
9.8.   No Third Party Beneficiaries................................   42
9.9.   Obligations of Arch and of PageNet..........................   42
9.10.  Severability................................................   42
9.11.  Interpretation..............................................   42

                                                                     PAGE
                                                                     ----
9.12.  Captions....................................................   42
9.13.  Assignment..................................................   42

                               Exhibits

Certificate of Incorporation of the Surviving Corporation...  Exhibit A
Arch Rights Agreement Amendment.............................  Exhibit B
PageNet Affiliates Agreement................................  Exhibit C

                             INDEX OF DEFINED TERMS

                            TERM                              SECTION
                            ----                              --------
Acquisition Proposal........................................    6.2 (a)
Agreement...................................................    preamble
Alternative Merger..........................................    4.5
Alternative Merger Notice...................................    4.5
Arch........................................................    preamble
Arch Class B Common Stock...................................    5.1 (b)(ii)
Arch Common Stock...........................................    4.1 (a)
Arch Companies..............................................    4.1 (a)
Arch Conditions to the Prepackaged Plan.....................    6.19
Arch Disclosure Letter......................................    5.1
Arch Exchange Offer.........................................    6.18(a)
Arch Exchange Prospectus....................................    6.18(d)
Arch Exchange Registration Statement........................    6.18(d)
Arch Minimum Condition......................................    6.18(b)
Arch Notes..................................................    6.18(a)
Arch Preferred Shares.......................................    5.1 (b)(ii)
Arch Required Consents......................................    5.1 (d)(i)
Arch Requisite Vote.........................................    5.1 (c)(ii)
Arch Rights Agreement.......................................    5.1 (b)(ii)
Arch Series B Preferred Share...............................    5.1 (b)(ii)
Arch Series C Preferred Share...............................    5.1 (b)(ii)
Arch Stock Plans............................................    5.1 (b)(ii)
Arch Stockholders Approval..................................    6.5 (b)
Arch Stockholders Meeting...................................    6.5 (b)
Arch Termination Fee........................................    8.5 (c)
Audit Date..................................................    5.1 (f)
Bankruptcy and Equity Exception.............................    5.1 (c)(i)
Bankruptcy Case.............................................    6.19
Bankruptcy Code.............................................    6.19
Bankruptcy Court............................................    6.19
Bylaws......................................................    2.2
Certificate.................................................    4.1 (a)
Certificate Amendments......................................    recitals
Certificate of Merger.......................................    1.3
Charter.....................................................    2.1
Closing.....................................................    1.2
Closing Date................................................    1.2
Code........................................................    recitals
Communications Act..........................................    5.1 (d)(i)
Compensation and Benefit Plans..............................    5.1 (h)(i)
Confidentiality Agreement...................................    6.15
Contracts...................................................    5.1 (d)(ii)
Costs.......................................................    6.13(a)

                            TERM                              SECTION
                            ----                              --------
Current Premium.............................................    6.13(c)
D&O Insurance...............................................    6.13(c)
Delaware Courts.............................................    9.5 (a)
DGCL........................................................    1.1
Disclosure Letter...........................................    5.1
Dismissal Order.............................................    6.19(a)(v)
Distributed Interests.......................................    6.22
Distributed Subsidiary......................................    6.22
Effective Time..............................................    1.3
Environmental Law...........................................    5.1 (n)
ERISA.......................................................    5.1 (h)(i)
ERISA Affiliate.............................................    5.1 (h)(i)
Exchange Act................................................    5.1 (b)(i)
Exchange Agent..............................................    4.2 (a)
Exchange Offers.............................................    6.18(a)
Exchange Offers Expiration Date.............................    6.18(h)
Exchange Ratio..............................................    4.1 (a)
Exchange Prospectus.........................................    6.18(d)
Exchange Registration Statements............................    6.18(d)
Excluded PageNet Shares.....................................    4.1 (a)
Exclusivity Provision.......................................    6.19(d)
Exit Financing..............................................    6.19
Extended Determination Date.................................    6.19(a)(iii)
FCC.........................................................    5.1 (d)(i)
FCC Regulations.............................................    5.1 (d)(i)
Final Confirmation Order....................................    6.19
Final Order.................................................    7.1 (c)
GAAP........................................................    5.1 (e)
Governmental Entity.........................................    5.1 (d)(i)
Governmental Regulations....................................    5.1 (d)(i)
Hazardous Substance.........................................    5.1 (n)
HSR Act.....................................................    5.1 (d)(i)
Indemnified Parties.........................................    6.13(a)
Indenture Amendments........................................    6.18(c)
Initial Determination Date..................................    6.19
Initial Merger Motion.......................................    6.19(d)
Initial Merger Order........................................    6.19(d)
Interim Financing...........................................    6.19
Involuntary Insolvency Event................................    6.19(a)(v)
Involuntary Insolvency Event Date...........................    6.19(a)(v)
IRS.........................................................    5.1 (h)(ii)
Knowledgeable Executives....................................    5.1 (g)
Laws........................................................    5.1 (i)
Material Adverse Effect.....................................    5.1 (a)

                            TERM                              SECTION
                            ----                              --------
Merger......................................................    recitals
Merger Consideration........................................    4.1 (a)
Merger Sub..................................................    preamble
NASDAQ......................................................    6.9
Note Consents...............................................    6.18(b)
Note Waivers................................................    6.18(c)
Notes.......................................................    6.18(a)
Notes Exchange Agent........................................    6.18(i)
Order.......................................................    7.1 (d)
PageNet.....................................................    preamble
PageNet Affiliates Agreement................................    6.8
PageNet Conditions to the Prepackaged Plan..................    6.19
PageNet Disclosure Letter...................................    5.1
PageNet Exchange Offer......................................    6.18(a)
PageNet Exchange Prospectus.................................    6.18(d)
PageNet Minimum Condition...................................    6.18(b)
PageNet Notes...............................................    6.18(a)
PageNet Option..............................................    6.11(a)(i)
PageNet Required Consents...................................    5.1 (d)(i)
PageNet Rights Agreement....................................    5.1 (b)(i)
PageNet Secured Creditors...................................    6.17
PageNet Share...............................................    4.1 (a)
PageNet Stock Plans.........................................    5.1 (b)(i)
PageNet Stockholders Approval...............................    6.5 (a)
PageNet Stockholders Meeting................................    6.5 (a)
PageNet Termination Fee.....................................    8.5 (b)
Pension Plan................................................    5.1 (h)(ii)
Permits.....................................................    5.1 (i)
Person......................................................    4.2 (a)
Prepackaged Plan............................................    6.19
Prospectus/Proxy Statement..................................    6.4
PUC.........................................................    5.1 (d)(i)
Reports.....................................................    5.1 (e)
Representatives.............................................    6.2 (a)
Requisite Bankruptcy Vote of the PageNet Notes..............    6.19
Requisite Bankruptcy Vote of the PageNet Secured
  Creditors.................................................    6.19
Requisite Conditions to the Prepackaged Plan................    6.19
Rule 145 Affiliates.........................................    6.8
S-4 Registration Statement..................................    6.4
SEC.........................................................    5.1 (e)
Section 16 Person...........................................    6.11(a)(iii)
Securities Act..............................................    5.1 (d)(i)
Series C Consent Agreement..................................    6.21(a)
Series C Consideration......................................    6.21(a)

                            TERM                              SECTION
                            ----                              --------
Series C Exchange Ratio.....................................    6.21(a)
Significant Investees.......................................    5.1 (d)(ii)
Significant Subsidiaries....................................    5.1 (b)(i)
Spinoff.....................................................    6.22
Spinoff Dividend............................................    6.22
Spinoff Record Date.........................................    6.22
State Laws..................................................    5.1 (d)(i)
Subsidiary..................................................    5.1 (a)
Substitute Option...........................................    6.11(a)(i)
Superior Proposal...........................................    6.2 (a)
Surviving Corporation.......................................    1.1
Takeover Statute............................................    5.1 (j)
Tax.........................................................    5.1 (l)
Tax Return..................................................    5.1 (l)
Taxable.....................................................    5.1 (l)
Termination Date............................................    8.2

                          AGREEMENT AND PLAN OF MERGER

     This AGREEMENT AND PLAN OF MERGER ("Agreement"), dated as of November 7, 1999, as amended by the Amendment dated January [7], 2000, among Paging Network, Inc., a Delaware corporation ("PageNet"), Arch Communications Group, Inc., a Delaware corporation ("Arch"), and St. Louis Acquisition Corp., a Delaware corporation that is a wholly owned subsidiary of Arch ("Merger Sub").

                                    RECITALS

     WHEREAS, the respective Boards of Directors of each of Arch, Merger Sub and PageNet have approved, recommended and declared advisable this Agreement and the merger of Merger Sub with and into PageNet (the "Merger") upon the terms and subject to the conditions set forth in this Agreement;

     WHEREAS, the parties hereto intend, by executing and delivering this Agreement, to adopt a plan of reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and to cause the Merger and the other transactions which are part of this plan of reorganization to qualify as a "reorganization" as therein defined;

     WHEREAS, the Arch Board of Directors has approved, recommended and declared advisable certain amendments to its Certificate of Incorporation to effectuate the actions described herein (the "Certificate Amendments"), contemporaneously upon and in connection with the Merger;

     WHEREAS, Arch, Merger Sub and PageNet desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

     NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained in this Agreement, the parties hereto agree as follows:

                                   ARTICLE I.

                      THE MERGER; CLOSING; EFFECTIVE TIME

     1.1. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.3), Merger Sub shall be merged with and into PageNet and the separate corporate existence of Merger Sub shall thereupon cease. PageNet shall be the surviving corporation in the Merger (sometimes referred to as the "SURVIVING CORPORATION") and shall continue to be governed by the laws of the State of Delaware, and the separate corporate existence of PageNet with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger, except as set forth in Article III of this Agreement. The Merger shall have the effects specified in the Delaware General Corporation Law, as amended (the "DGCL").

     1.2.  Closing.  The closing of the Merger (the "Closing") shall take place:
(i) at the offices of Hale and Dorr LLP, 60 State Street, Boston, Massachusetts, at 9:00 A.M., local time, on the second business day after the date on which the last to be fulfilled or waived of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) shall be satisfied or waived in accordance with this Agreement; or (ii) at such other place and time and/or on such other date as Arch and PageNet may agree in writing (the "Closing Date").

     1.3. Effective Time. At the Closing, Arch and PageNet will cause a Certificate of Merger (the "Certificate of Merger") to be executed, acknowledged, and filed with the Secretary of State of the State of Delaware as provided in Section 251 of the DGCL. The Merger shall become effective at the time when the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or such other later time as shall be agreed upon by the parties and set forth in the Certificate of Merger in accordance with the DGCL (the "Effective Time").

                                  ARTICLE II.

      CERTIFICATE OF INCORPORATION AND BYLAWS OF THE SURVIVING CORPORATION

     2.1. The Certificate of Incorporation. The certificate of incorporation of PageNet, amended and restated in its entirety as set forth in Exhibit A, shall be the certificate of incorporation of the Surviving Corporation (the "Charter"), until duly amended as provided therein or by applicable law.

     2.2. The Bylaws. The bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation (the "Bylaws"), until thereafter amended as provided therein or by applicable law.

                                  ARTICLE III.

                              DIRECTORS & OFFICERS

     3.1. Directors of Arch. Arch shall take all actions necessary (subject to applicable law and any necessary stockholder approval) to cause, at the Effective Time, the number of directors comprising the full Board of Directors of Arch to be comprised of twelve directors, six of which shall be nominated by the Board of Directors of Arch, and six of which shall be nominated by the Board of Directors of PageNet, each such person to serve from the Effective Time until his or her successor has been duly elected and qualified, or until his or her earlier death, resignation, or removal in accordance with the Charter and the Bylaws; provided, however, that of the six directors nominated by the Board of Directors of PageNet, one shall be designated by each of the three holders of PageNet Notes holding the greatest percentage in aggregate principal amount of the PageNet Notes; and if and to the extent that any such holder declines to make such designation, the number of directors nominated by the Board of Directors of PageNet shall be decreased and the number of directors nominated by the Board of Directors of Arch shall be increased. The directors nominated by PageNet shall be divided as nearly evenly as is possible among the classes of directors of Arch.

     3.2. Directors of the Surviving Corporation. The directors of Merger Sub at the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until his or her successor has been duly elected and qualified, or until his or her earlier death, resignation, or removal in accordance with the Charter and the Bylaws;

     3.3. Officers of the Surviving Corporation. The officers of PageNet at the Effective Time shall at the Effective Time, be the officers of the Surviving Corporation until his or her successor has been duly elected and qualified, or until their earlier death, resignation, or removal in accordance with the Charter and the Bylaws.

                                  ARTICLE IV.

        EFFECT OF THE MERGER ON CAPITAL STOCK; EXCHANGE OF CERTIFICATES

     4.1. Effect on Capital Stock. At the Effective Time, the Merger shall have the following effects on the capital stock of Arch, Merger Sub and PageNet, without any action on the part of the holder of any capital stock of Arch, Merger Sub or PageNet:

          (a) Merger Consideration. Each share of common stock, par value $0.01 per share, of PageNet (each, a "PageNet Share") issued and outstanding immediately prior to the Effective Time (excluding PageNet Shares (collectively, "Excluded PageNet Shares") that are owned by Arch, Merger Sub or any direct or indirect, wholly owned subsidiary of Arch or Merger Sub (collectively, the "Arch Companies")), shall be converted into and become exchangeable for 0.1247 of a share (the "Exchange Ratio") of common stock, par value $0.01 per share, of Arch (the "Arch Common Stock"), subject to adjustment as provided in Section 4.4, (the "Merger Consideration"). At the Effective Time, all PageNet Shares shall no longer be outstanding, shall be canceled and retired and shall cease to exist, and each certificate (a "Certificate") formerly representing any of such PageNet Shares (other than Excluded PageNet Shares) shall thereafter represent only the right to receive the Merger Consideration and the right, if any, to receive a distribution or dividend pursuant to
     Section 4.2(b)(i), in each case without interest, or to vote pursuant to
     Section 4.2(b)(ii).

          (b) Cancellation of Excluded PageNet Shares. At the Effective Time, each Excluded PageNet Share shall no longer be outstanding, shall be canceled and retired without payment of any consideration therefor, and shall cease to exist.

          (c) Merger Sub Capital Stock. At the Effective Time, each share of Common Stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Corporation, and the Surviving Corporation shall thereby become a wholly owned subsidiary of Arch.

     4.2.  Exchange of Certificates for Shares.

          (a) Exchange Procedures. Promptly after the Effective Time, Arch shall cause its transfer agent or another exchange agent selected by Arch with PageNet's prior approval (the "Exchange Agent"), which shall not be unreasonably withheld, to mail to each holder of record as of the Effective Time of a Certificate: (i) a letter of transmittal specifying that delivery of the Certificates shall be effected, and that risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu thereof) to the Exchange Agent in accordance with the terms and conditions of such letter of transmittal, such letter of transmittal to be in such form and have such other provisions as Arch and PageNet may reasonably agree; and (ii) instructions for exchanging the Certificates for: (A) certificates representing shares of Arch Common Stock; and (B) any unpaid dividends and other distributions due to such holder with respect to such shares, including, with respect to holders of PageNet Shares at the Spinoff Record Date (as defined in Section 6.22), the Distributed Interests (as defined in Section 6.22). Subject to Section 4.2(g), upon proper surrender of a Certificate for cancellation (or affidavits of loss in lieu thereof) to the Exchange Agent together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor: (x) a certificate representing that number of shares of Arch Common Stock that such holder is entitled to receive pursuant to this Article IV and, with respect to PageNet Shares at the Spinoff Record Date, certificates representing the Distributed Interests that such holder is entitled pursuant to Section 6.22; and (y) a check in the amount (after giving effect to any required tax withholdings) of any dividends or other distributions that such holder has the right to receive pursuant to the provisions of this Article IV. The Certificate so surrendered shall forthwith be canceled. No interest will be paid or accrued on any amount payable upon due surrender of any Certificate. In the event of a transfer of ownership of PageNet Shares that is not registered in the transfer records of PageNet, a certificate representing the proper number of shares of Arch Common Stock and, with respect to PageNet Shares at the Spinoff Record Date, certificates representing the Distributed Interests, together with a check for any dividends or distributions with respect thereto, may be issued and/or paid to such a transferee if the Certificate formerly representing such PageNet Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that all applicable stock transfer taxes have been paid. If any certificate for shares of Arch Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the Person (as defined below) requesting such exchange shall pay all transfer and other taxes required by reason of the issuance of certificates for shares of Arch Common Stock and/or Distributed Interests in a name other than that of the registered holder of the Certificate surrendered, or shall establish to the satisfaction of Arch or the Exchange Agent that such tax has been paid or is not applicable.

     The term "Person" means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity (as defined in Section 5.1(d)(i)), or other entity of any kind or nature.

          (b) Distributions with Respect to Unexchanged Shares; Voting.

             (i) Whenever a dividend or other distribution is declared by Arch with respect to Arch Common Stock, the record date for which is at or after the Effective Time, that declaration shall include dividends or other distributions with respect to all shares of Arch Common Stock issuable pursuant to this Agreement. No dividends or other distributions with respect to such Arch Common Stock shall be paid to any holder of any unsurrendered Certificate until such Certificate is surrendered for exchange in accordance with this Article IV. Subject to the effect of applicable Laws, following surrender of any such Certificate, there shall be issued or paid to the holder of the certificates representing shares of Arch Common Stock issued in exchange therefor, without interest: (A) at the time of such surrender, the dividends or other distributions with a record date after the Effective Time and a payment date on or prior to the date of issuance of such shares of Arch Common Stock and not previously paid; and (B) at the appropriate payment date, the dividends or other distributions payable with respect to such shares of Arch Common Stock with a record date after the Effective Time and prior to the date of issuance of such shares of Arch Common Stock but with a payment date subsequent to surrender. For purposes of dividends or other distributions with respect to shares of Arch Common Stock, all such shares to be issued pursuant to the Merger shall be deemed issued and outstanding as of the Effective Time.

             (ii) At any meeting of stockholders of Arch with a record date at or after the Effective Time, registered holders of unsurrendered Certificates shall be entitled to vote the number of shares of Arch Common Stock represented by such Certificates, regardless of whether such holders have exchanged their Certificates; provided, however, that any such vote shall be at the times, upon the conditions, and in the manner prescribed by the certificate of incorporation and bylaws of Arch.

          (c) Transfers. From and after the Effective Time, there shall be no transfers of PageNet Shares or Arch Series C Preferred Shares that were outstanding immediately prior to the Effective Time recorded on the stock transfer books of PageNet or Arch, as the case may be.

          (d) Fractional Shares. Notwithstanding any other provision of this Agreement to the contrary, no certificates or scrip representing fractional shares of Arch Common Stock will be issued in the Merger, but in lieu thereof, each holder of Certificates otherwise entitled to a fractional share of Arch Common Stock will be entitled to receive, from the Exchange Agent in accordance with the provisions of this Section 4.2(d), a cash payment in lieu of such fractional shares of Arch Common Stock determined by multiplying such fraction (rounded to the nearest one-hundredth of a share) by the average closing price of a share of Arch Common Stock, as reported in The Wall Street Journal, New York City edition, on the ten (10) days immediately prior to the Effective Time. As soon as practicable after the determination of the amount of cash, if any, to be paid to the holders of Certificates in lieu of any fractional shares of Arch Common Stock, the Exchange Agent shall make available such amounts of cash to such holders of Certificates, without interest thereon.

          (e) Termination of Exchange Period; Unclaimed Stock. Any shares of Arch Common Stock, and any portion of the dividends or other distributions with respect to the Arch Common Stock deposited by Arch with the Exchange Agent (including the proceeds of any investments thereof) that remain unclaimed by the holders of Certificates 180 days after the Effective Time shall be re-delivered to Arch. Any holders of Certificates who have not theretofore complied with this Article IV shall thereafter be entitled to look only to the Surviving Corporation for exchange of shares of Arch Common Stock, and any dividends and other distributions with respect thereto issuable and/or payable pursuant to Section 4.1, Section 4.2(b), and Section 4.2(d) upon due surrender of their Certificates (or affidavits of loss in lieu thereof), in each case, without any interest thereon. Notwithstanding the foregoing, none of Arch, the Exchange Agent, nor any other Person shall be liable to any former holder of Certificates for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

          (f) Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, and the posting by such Person of a bond in the form customarily required by Arch as indemnity against any claim that may be made against it with respect to such Certificate, Arch will issue the shares of Arch Common Stock and the Exchange Agent will issue stock and any dividends and other distributions with respect thereto issuable or payable in exchange for such lost, stolen, or destroyed Certificate pursuant to
     Section 4.1, Section 4.2(b) and Section 4.2(d), in each case, without interest.

          (g) Affiliates. Notwithstanding anything in this Agreement to the contrary, Certificates surrendered for exchange by any Rule 145 Affiliate (as determined pursuant to Section 6.8) of PageNet shall not be exchanged until Arch has received a written agreement from such Person as provided in
     Section 6.8.

     4.3. Dissenters' Rights. In accordance with Section 262 of the DGCL, no appraisal rights will be available to holders of PageNet Shares in connection with the Merger.

     4.4. Adjustments to Prevent Dilution. In the event that prior to the Effective Time, solely as a result of a distribution, reclassification, stock split (including a reverse split), stock dividend or stock distribution, or other similar transaction, there is a change in the number of PageNet Shares, Arch Series C Preferred Shares, Arch Common Stock, or securities convertible or exchangeable into, or exercisable for, PageNet Shares, Arch Series C Preferred Shares or Arch Common Stock issued and outstanding, the Exchange Ratio and the Series C Exchange Ratio shall be equitably adjusted to eliminate the effects of such event.

     4.5. Alternate Transaction Structure. At any time prior to the effectiveness of the S-4 Registration Statement (as defined herein), either Arch or PageNet may notify the other party (the "Alternative Merger Notice") that it desires to restructure the Merger or the other transactions contemplated hereby in a manner contemplated to (i) increase the likelihood that the Merger would be treated as a tax-free reorganization within the meaning of Section 368(a) of the Code, (ii) decrease any potential tax liability of PageNet, Arch or the Surviving Corporation after the Effective Time, (iii) provide greater operational flexibility to Arch and the Surviving Corporation after the Effective Time, or (iv) increase the number of PageNet Shares (or Distributed Interests) offered to holders of PageNet Notes or the number of shares of Arch Common Stock offered to holders of Arch Notes in the Exchange Offers (with a corresponding reduction in the number of shares offered to the holders of PageNet Shares (or Distributed Interests) or the holders of Arch Common Stock, respectively). Upon delivery of the Alternative Merger Notice, the parties to this Agreement shall cooperate with each other and use their respective reasonable best efforts to determine the manner in which the Merger, the Agreement and the transactions contemplated hereby shall be restructured (the Merger, restructured as contemplated by the parties pursuant to this Section 4.5, shall be referred to herein as the "Alternative Merger"). With the written consent of each of the parties to this Agreement (such consent not to be unreasonably withheld), the Merger, this Agreement and the other transactions contemplated hereby may be modified to reflect the Alternative Merger with a view to ensuring that the parties hereto are not adversely affected by the restructuring.

                                   ARTICLE V.

                         REPRESENTATIONS AND WARRANTIES

     5.1. Representations and Warranties of PageNet, Arch and Merger Sub. Except as set forth in the corresponding sections or subsections of the respective disclosure letters, dated as of the date of this Agreement, and delivered by PageNet to Arch or by Arch to PageNet (each a "Disclosure Letter," and the "Pagenet Disclosure Letter" and the "Arch Disclosure Letter," respectively), as the case may be, PageNet (except for subparagraphs (b)(ii),
(c)(ii), (j)(ii) and (o)(ii) below and references in subparagraphs (a) and (e) below to documents made available by Arch to PageNet) represents and warrants to Arch and Merger Sub, and Arch, on behalf of itself and Merger Sub (except for subparagraphs (b)(i), (c)(i), (j)(i), and (o)(i) below, and references in subparagraphs (a) and (e) below to documents made available by PageNet to Arch) represents and warrants to PageNet, that:

          (a) Organization, Good Standing and Qualification. Each of it and its Subsidiaries is a corporation duly organized, validly existing, and in good standing under the laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own and operate its properties and assets and to carry on its business as presently conducted, and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership or operation of its properties or conduct of its business requires such qualification, except when the failure to be so qualified or in good standing, when taken together with all other such failures, is not reasonably likely to have a Material Adverse Effect (as defined below) on it. It has made available to Arch, in the case of PageNet, and to PageNet, in the case of Arch, a complete and correct copy of its certificate of incorporation and bylaws, each as amended to date. Such certificates of incorporation and bylaws are in full force and effect.

     The term "Subsidiary" means, with respect to PageNet or Arch, as the case may be, any entity, whether incorporated or unincorporated, of which at least a majority of the securities or other ownership interests having by their terms ordinary voting power to elect at least a majority of the Board of Directors or other persons performing similar functions is directly or indirectly owned by such party.

     The term "Material Adverse Effect" means, with respect to any Person, a material adverse effect on the business, assets (including licenses, franchises and other intangible assets), financial condition and results of operations of such Person and its Subsidiaries, taken as a whole; provided, however, that Material Adverse Effect shall exclude any effect resulting from, or related to, changes or developments involving: (1) a prospective change arising out of any proposed or adopted legislation, or any other proposal or enactment by any governmental, regulatory, or administrative authority; (2) general conditions applicable to the U.S. economy, including changes in interest rates; or (3) conditions affecting the U.S. wireless telecommunications industry, in each case taken as a whole.

     Reference to "the other party" means, with respect to PageNet, Arch and means, with respect to Arch, PageNet.

          (b) Capital Structure.

          (i) The authorized capital stock of PageNet consists of 250,000,000 PageNet Shares, of which 103,960,240 PageNet Shares were issued and outstanding and no PageNet Shares were held in treasury as of the close of business on November 5, 1999, and 25,000,000 shares of preferred stock, of which no shares were issued and outstanding as of the close of business on November 5, 1999. All of the outstanding PageNet Shares have been duly authorized and are validly issued, fully paid and nonassessable. There are no PageNet Shares reserved for issuance pursuant to the Shareholder Rights Agreement, dated as of September 8, 1994, between PageNet and The First National Bank of Boston, as Rights Agent, as amended (the "PageNet Rights Agreement"), and PageNet Shares subject to issuance as set forth below, as of the date of this Agreement, and PageNet has no PageNet Shares or preferred stock reserved for, or subject to, issuance. As of November 5, 1999, there were 9,887,588 PageNet Shares that PageNet was obligated to issue pursuant to PageNet's stock plans, at a weighted average exercise price of $9.2637 per PageNet Share, and each of such plans is listed in
     Section 5.1(b)(i) of the PageNet Disclosure Letter (collectively, the "PageNet Stock Plans"). Each of the outstanding shares of capital stock or other securities of each of PageNet's "Significant Subsidiaries" (as defined in Rule 1.02(w) of Regulation S-X promulgated pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), including any Subsidiaries that, if aggregated, would together constitute a Significant Subsidiary) is duly authorized, validly issued, fully paid and nonassessable and owned by PageNet or a direct or indirect wholly owned subsidiary of PageNet, free and clear of any lien, pledge, security interest, claim or other encumbrance. Except as set forth above, as of the date of this Agreement there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements or commitments to issue or to sell any shares of capital stock or other securities of PageNet or any of its Significant Subsidiaries or any securities or obligations convertible or exchangeable into, or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of PageNet or any of its Significant Subsidiaries, and no securities or obligation evidencing such rights are authorized, issued or outstanding. As of the date hereof, PageNet does not have outstanding any bonds, debentures, notes or other debt obligations, the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of PageNet on any matter. No PageNet Shares are held by a Subsidiary of PageNet.

          (ii) The authorized capital stock of Arch consists of 65,000,000 shares of Arch Common Stock, of which 45,837,186 shares of Arch Common Stock were issued and outstanding and no shares of Arch Common Stock were held in treasury as of the close of business on November 5, 1999, 10,000,000 shares of Class B common stock, par value $0.01 per share, of Arch (the "Arch Class B Common Stock") of which 5,360,261 shares of Arch Class B Common Stock were issued and outstanding as of the close of business on November 5, 1999, and 10,000,000 shares of preferred stock, of which (x) 250,000 were designated Series C Convertible Preferred Stock, par value $0.01 per share (each a "Arch Series C Preferred Share"), of which 250,000 shares were issued and outstanding as of the close of business on November 5, 1999, and (y) 300,000 shares of which were designated Series B Junior Participating Preferred Stock, par value $0.01 per share (each a "Arch Series B Preferred Share," collectively the "Arch Series B Preferred Shares"), none of which were outstanding as of the close of business on November 5, 1999 (the Arch Series B Preferred Shares together with the Arch Series C Preferred Shares, the "Arch Preferred Shares"). All of the outstanding shares of Arch Common Stock, Arch Class B Common Stock and Arch Preferred Shares have been duly authorized and are validly issued, fully paid and nonassessable. Other than 300,000 Arch Series B Preferred Shares reserved for issuance pursuant to the Rights Agreement, dated as of October 13, 1995, between Arch and The Bank of New York, as Rights Agent, as amended (the "Arch Rights Agreement"), and Arch Common Stock subject to issuance as set forth below, and Arch Preferred Shares, Arch has not authorized, issued, or reserved for issuance any common stock, preferred stock, or other shares of capital stock as of the date of this Agreement. As of November 5, 1999, there were 1,834,253 shares of Arch Common Stock that Arch was obligated to issue pursuant to Arch' stock plans, at a weighted average exercise price of $10.18 per share of Arch Common Stock, each of such plans is listed in Section 5.1(b)(ii) of the Arch Disclosure Letter (collectively the "Arch Stock Plans"), and 5,902,702 shares of Arch Common Stock that Arch was obligated to issue pursuant to outstanding warrants having an expiration date of September 1, 2001 and an effective exercise price of $9.03 per Share of Arch Common Stock. As of the date hereof, each outstanding Arch Series C Preferred Share is convertible into
     6.7444 shares of Arch Common Stock. Each of the outstanding shares of capital stock or other securities of each of Arch' Significant Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and owned by Arch or a direct or indirect wholly owned Subsidiary of Arch, free and clear of any lien, pledge, security interest, claim, or other encumbrance. Except as set forth above and except pursuant to the Arch Series B Preferred Shares or the Arch Series C Preferred Shares, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements or commitments to issue or sell any shares of capital stock or other securities of Arch or any of its Significant Subsidiaries or any securities or obligations convertible or exchangeable into, or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of Arch or any of its Significant Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding. Arch does not have outstanding any bonds, debentures, notes or other debt obligations, the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of Arch on any matter. No shares of Arch Common Stock or Arch Preferred Shares are held by a Subsidiary of Arch. The authorized capital stock of Merger Sub consists of 1,000 shares of Common Stock, par value $0.01 per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Arch, and there are (i) no other shares of capital stock or other voting securities of Merger Sub, (ii) no securities of Merger Sub convertible into or exchangeable for shares of capital stock or other voting securities of Merger Sub and (iii) no options or other rights to acquire from Merger Sub, and no obligations of Merger Sub to issue, any capital stock, other voting securities or securities convertible into or exchangeable for capital stock or other voting securities of Merger Sub. Merger Sub has not conducted any business prior to the date of this Agreement and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.

          (c) Corporate Authority; Approval and Fairness.

          (i) PageNet has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and, subject only to adoption of this Agreement and approval of the Merger and the amendment to the PageNet certificate of incorporation to increase the number of PageNet Shares authorized to the amount sufficient to complete the transactions contemplated by this Agreement by the holders of a majority of the PageNet Shares in accordance with applicable law and PageNet's bylaws and charter and to the receipt of PageNet Required Consents (as defined in Section 5.1(d)(i)), to consummate the Merger. This Agreement has been duly executed and delivered by PageNet and is a valid and binding agreement of PageNet, enforceable against PageNet in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles (the "Bankruptcy and Equity Exception"). The Board of Directors of PageNet: (A) has unanimously approved and declared advisable this Agreement and the other transactions contemplated by this Agreement; and (B) has received the opinion of each of its financial advisors, Houlihan Lokey Howard & Zukin Capital, Goldman, Sachs & Co. and Morgan Stanley Dean Witter, in a customary form and to the effect that the Merger Consideration and the Distributed Interests, taken as a whole, to be received by the holders of PageNet Shares, on the date of such opinion, is fair to such holders from a financial point of view. The PageNet Shares when issued pursuant to the PageNet Exchange Offer (as defined in Section 6.18(a)), will be validly issued, fully paid and nonassessable, and no stockholder of PageNet will have any preemptive right of subscription or purchase with respect thereto.

          (ii) Arch and Merger Sub each has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and the Series C Consent Agreement and, subject only to adoption of the Certificate Amendments (or this Agreement and the Alternative Merger if Arch is a party to the Alternative Merger) and the other transactions contemplated by this Agreement pursuant to this Agreement by a majority of the votes of the Arch Common Stock and Arch Series C Preferred Shares voting together and a majority of the votes of the Arch Series C Preferred Shares (for certain of the Certificate Amendments) in accordance with applicable law and Arch certificate of incorporation and bylaws (the "Arch Requisite Vote"), and to the receipt of the Arch Required Consents (as defined in Section 5.1(d)(i)), to consummate the Merger. This Agreement has been duly executed and delivered by Arch and Merger Sub and is a valid and binding agreement of Arch and Merger Sub, enforceable against Arch and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception. The Board of Directors of Arch: (A) has unanimously approved and declared advisable this Agreement and the Series C Consent Agreement and the other transactions contemplated by this Agreement and the Series C Consent Agreement; and (B) has received the opinion of its financial advisor, Bear, Stearns & Co. Inc., in a customary form and to the effect that the Exchange Ratio, as of the date of such opinion, is fair to the public stockholders of Arch from a financial point of view. The shares of Arch Common Stock, when issued pursuant to this Agreement or the Arch Exchange Offer, will be validly issued, fully paid and nonassessable, and no stockholder of Arch will have any preemptive right of subscription or purchase with respect thereto.

          (d) Government Filings; No Violations.

          (i) Other than the filings, notices and/or approvals: (A) pursuant to
     Section 1.3 of this Agreement, or, in connection with the Bankruptcy Case and the Prepackaged Plan, the Final Confirmation Order; (B) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), the Exchange Act, and the Securities Act of 1933, as amended (the "Securities Act"); (C) of the Federal Communications Commission (the "FCC") pursuant to the Communications Act of 1934, as amended (the "Communications Act"), or the rules, regulations, and policies of the FCC (the "FCC Regulations"); (D) of any state public utility commissions or similar state regulatory bodies (each, a "PUC") identified in its respective Disclosure Letter pursuant to applicable state laws (as defined in Section 5.1(i)) regulating the paging or other telecommunications business ("State Laws");
     (E) to comply with state securities or "blue-sky" laws; and (F) of any local, state or federal governmental authorities required for a change in ownership of transmission sites (all of such filings and/or notices of Arch being referred to as the "Arch Required Consents" and of PageNet being referred to as the "PageNet Required Consents"), no notices, reports or other filings are required to be made by it with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by it from, any governmental or regulatory authority, court, agency, commission, body or other governmental entity ("Governmental Entity"), in connection with the execution and delivery of this Agreement by it and the consummation by it of the Merger and the other transactions contemplated by this Agreement, except those that the failure to make or obtain are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on it or prevent, materially delay or materially impair its ability to (x) consummate the transactions contemplated by this Agreement or (y) operate its business following the Effective Time.

     The term "Governmental Regulations" includes the HSR Act, the Communications Act, the FCC Regulations, State Laws, and any other antitrust, competition, or telecommunications Law of the United States of America or any other nation, province, territory or jurisdiction that must be satisfied or complied with in order to consummate and make effective the Merger and the other transactions contemplated by this Agreement.

          (ii) The execution, delivery and performance of this Agreement by it do not, and the consummation by it of the Merger and the other transactions contemplated by this Agreement will not, constitute or result in: (A) a breach or violation of, or a default under, its certificate of incorporation or bylaws or the comparable governing instruments of any of its Significant Subsidiaries or any entity in which it has an equity interest of 20% or more (collectively, with Significant Subsidiaries, "Significant Investees"); (B) a breach or violation of, or a default under, the acceleration of any obligations or the creation of a lien, pledge, security interest or other encumbrance on its assets or the assets of any of its Significant Investees (with or without notice, lapse of time or both) pursuant to, any agreement, lease, contract, note, mortgage, indenture, arrangement or other obligation ("Contracts") binding upon it or any of its Significant Investees or any Law or governmental or non-governmental permit or license to which it or any of its Significant Investees is subject or is a party; or (C) any change in the rights or obligations of any party under any Contracts to which it or any of its Significant Investees is subject or is a party, except for such defaults, breaches, violations or accelerations as may result from the Bankruptcy Case or the Prepackaged Plan, and except, in the case of clauses (B) or (C) above for any breach, violation, default, acceleration, creation or change that, individually or in the aggregate, is not reasonably likely to have a Material Adverse Effect on it or prevent, materially delay or materially impair its ability to (x) consummate the transactions contemplated by this Agreement or (y) operate its business following the Effective Time. The PageNet Disclosure Letter, with respect to PageNet, and the Arch Disclosure Letter, with respect to Arch, sets forth a correct and complete list of Contracts to which it or any of its Significant Investees is a party, pursuant to which consents or waivers are or may be required prior to consummation of the transactions contemplated by this Agreement, other than as may be required in connection with the Bankruptcy Case or the Prepackaged Plan, or those where the failure to obtain such consents or waivers is not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on it or prevent or materially impair its (x) ability to consummate the transactions contemplated by this Agreement or
     (y) operate its business following the Effective Time.

          (e) Reports; Financial Statements. It has made available to the other party each registration statement, report, proxy statement or information statement prepared by it since December 31, 1996, including without limitation its Annual Report on Form 10-K for the years ended December 31, 1996, December 31, 1997 and December 31, 1998 in the form (including exhibits, annexes and any amendments thereto) filed with the Securities and Exchange Commission (the "SEC") (collectively, including any such reports filed subsequent to the date of this Agreement, its "Reports"). As of their respective dates, its Reports complied, as to form, with all applicable requirements under the Securities Act, the Exchange Act, and the rules and regulations thereunder, and (together with any amendments thereto filed prior to the date hereof) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. Each of the consolidated balance sheets included in, or incorporated by reference into, its Reports (including the related notes and schedules) fairly presents the consolidated financial position of it and its Subsidiaries as of its date and each of the consolidated statements of income, stockholders' equity, and of cash flows included in, or incorporated by reference into, its Reports (including any related notes and schedules) fairly presents the consolidated results of operations, retained earnings and cash flows, as the case may be, of it and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments that will not be material in amount or effect), in each case in accordance with generally accepted accounting principles ("GAAP") consistently applied during the periods involved, except as may be noted therein. It has made available to the other party all correspondence since December 31, 1996 between it or its representatives, on the one hand, and the SEC, on the other hand. To its knowledge, as of the date of this Agreement, there are no pending or threatened SEC inquiries or investigations relating to it or any of its Reports. To its knowledge and except as disclosed in its Reports or in filings by its holders with the SEC, as of the date of this Agreement, no Person or "group" "beneficially owns" 5% or more of its outstanding voting securities, with the terms "beneficially owns" and "group" having the meanings ascribed to them under Rule 13d-3 and Rule 13d-5 under the Exchange Act.

          (f) Absence of Certain Changes. Except as disclosed in its Reports filed prior to the date of this Agreement or as expressly contemplated by this Agreement, since December 31, 1998 (the "Audit Date"), it and its Subsidiaries have conducted their respective businesses only in, and have not engaged in any material transaction other than according to, the ordinary and usual course of such businesses and there has not been: (i) any change in the business, assets (including licenses, franchises and other intangible assets), financial condition and results of operations of it and its Subsidiaries, except those changes that are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on it; (ii) any damage, destruction or other casualty loss with respect to any asset or property owned, leased or otherwise used by it or any of its Subsidiaries, whether or not covered by insurance, which damage, destruction or loss is reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on it; (iii) any declaration, setting aside or payment of any dividend or other distribution with respect to its capital stock; or (iv) any change by it in accounting principles, practices or methods, except as required by GAAP. Since the Audit Date, except as provided for in this Agreement, in its respective Disclosure Letter, or as disclosed in its Reports filed prior to the date of this Agreement, there has not been any increase in the salary, wage, bonus, grants, awards, benefits or other compensation payable or that could become payable by it or any of its respective Subsidiaries, to directors, officers or key employees as identified in the corresponding section of each party's Disclosure Letter or any amendment of any of its Compensation and Benefit Plans (as defined in Section 5.1(h)(i)), other than increases or amendments in the ordinary and usual course of its business (which may include normal periodic performance reviews and related compensation and benefit increases and the provision of new individual compensation and benefits for promoted or newly hired officers and employees on terms consistent with past practice).

          (g) Litigation and Liabilities. Except as disclosed in its Reports filed prior to the date of this Agreement, there are no: (x) (i) civil, criminal or administrative actions, suits, claims, hearings, investigations or proceedings pending or, to the actual knowledge of its executive officers identified in the corresponding section of each party's Disclosure Letter ("Knowledgeable Executives"), threatened against it or any of its Affiliates (as defined in Rule 12b-2 under the Exchange Act); or (ii) obligations or liabilities, whether or not accrued, contingent or otherwise, and whether or not required to be disclosed, including those relating to matters involving any Environmental Law, or (y) any other facts or circumstances, in any such case, of which the Knowledgeable Executives have actual knowledge and that are reasonably likely to result in any claims against or obligations or liabilities of it or any of its Affiliates, except, in the case of (x) or (y), those that are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on it or prevent, materially delay or materially impair its ability to consummate the transactions contemplated by this Agreement.

          (h) Employee Benefits.

             (i) Neither it nor any of its respective ERISA Affiliates (as defined below) maintains, is a party to, participates in, or has any liability or contingent liability with respect to, any employee benefit plan (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or any bonus, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, change-of-control, stock purchase, restricted stock, stock option, employment, consulting, termination, severance, compensation, medical, health or fringe benefit plan, or other plan, program, agreement, policy or arrangement for any of its agents, consultants, employees, directors, former employees or former directors and/or any of its respective ERISA Affiliates which does not constitute an employee benefit plan under ERISA (which employee benefit plans and other plans, programs, agreements, policies and arrangements are collectively referred to as the "Compensation and Benefit Plans"). A true and correct copy of each Compensation and Benefit Plan which have been reduced to writing and, to the extent applicable, copies of the most recent annual report, actuarial report, accountant's opinion of the plan's financial statements, summary plan description and Internal Revenue Service determination letter with respect to any Compensation and Benefit Plans and any trust agreements or insurance contracts forming a part of such Compensation and Benefit Plans has been made available by PageNet and Arch to the other party prior to the date of this Agreement. In the case of any Compensation and Benefit Plan which is not in written form, PageNet and Arch has supplied to the other party an accurate description of such Compensation and Benefit Plan as in effect on the date of this Agreement. For purposes of this Agreement, the term "ERISA Affiliate" means any corporation or trade or business which, together with PageNet or Arch, as applicable, is a member of a controlled group of Persons or a group of trades or businesses under common control with PageNet or Arch, as applicable, within the meaning of Sections 414(b), (c), (m) or (o) of the Code.

             (ii) All Compensation and Benefit Plans, other than a multiemployer plan (as defined in Section 3(37) of ERISA), are in substantial compliance with all requirements of applicable law, including the Code and ERISA and no event has occurred which will or could cause any such Compensation and Benefit Plan to fail to comply with such requirements and no notice has been issued by any governmental authority questioning or challenging such compliance. There have been no acts or omissions by it or any of its respective ERISA Affiliates, which have given rise to or may give rise to material fines, penalties, taxes or related charges under Section 502 of ERISA or Chapters 43, 47, 68 or 100 of the Code for which PageNet, Arch, as applicable, or any of its respective ERISA Affiliates may be liable. Each of the Compensation and Benefit Plans that is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA, other than a multiemployer plan (each a "Pension Plan"), and that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service (the "IRS") which covers all changes in law for which the remedial amendment period (within the meaning of Section 401(b) of the Code and applicable regulations) has expired and neither it, nor any of its respective ERISA Affiliates is aware of any circumstances reasonably likely to result in revocation of any such favorable determination letter. There is no pending or, to the actual knowledge of PageNet's or Arch', as applicable, Knowledgeable Executives, threatened material litigation relating to its Compensation and Benefit Plans. Neither it, nor any of its respective ERISA Affiliates, has engaged in a transaction with respect to any of the Compensation and Benefit Plans that, assuming the taxable period of such transaction expired as of the date of this Agreement, would subject it or any of the ERISA Affiliates to a material tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA.

             (iii) As of the date of this Agreement, no liability under Title IV of ERISA (other than the payment of prospective premium amounts to the Pension Benefit Guaranty Corporation in the normal course) has been or is expected to be incurred by it or any of its respective ERISA Affiliates with respect to any Compensation and Benefit Plan. No notice of a "reportable event," within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Pension Plans within the 12-month period ending on the date of this Agreement or will be required to be filed in connection with the transactions contemplated by this Agreement.

             (iv) All contributions required to be made under the terms of any of the Compensation and Benefit Plans as of the date of this Agreement have been timely made or have been reflected on the most recent consolidated balance sheet filed or incorporated by reference in its Reports prior to the date of this Agreement. None of the Pension Plans has an "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA. Neither it, nor any of its respective ERISA Affiliates has provided, or is required to provide, security to any Pension Plans pursuant to Section 401(a)(29) of the Code or to the PBGC pursuant to Title IV or ERISA.

             (v) Under each of the Pension Plans as of the last day of the most recent plan year ended prior to the date of this Agreement, the actuarially determined present value of all "benefit liabilities," within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in such Pension Plan's most recent actuarial valuation), did not exceed the then current value of the assets of such Pension Plan, and there has been no material change in the financial condition of such Pension Plan since the last day of the most recent plan year.

             (vi) Neither it, nor any of its respective ERISA Affiliates, have any obligations for post-termination health and life benefits under any of the Compensation and Benefit Plans, except as set forth in its Reports filed prior to the date of this Agreement or as required by applicable law.

             (vii) The consummation of the Merger (or the approval thereof by its respective stockholders) and the other transactions contemplated by this Agreement, will not (except as may result from, or be contemplated by, the Bankruptcy Case or the Prepackaged Plan): (x) entitle any of its employees or directors or any employees of any of its ERISA Affiliates, as applicable, to severance pay, directly or indirectly, upon termination of employment or otherwise; (y) accelerate the time of payment or vesting or trigger any payment of compensation or benefits under, or increase the amount payable or trigger any other material obligation pursuant to, any of the Compensation and Benefit Plans; or
        (z) result in any breach or violation of, or a default under, any of the Compensation and Benefit Plans.

             (viii) None of the Compensation and Benefit Plans is a multiemployer plan and neither it, nor any of its respective ERISA Affiliates, have contributed or been obligated to contribute to a multiemployer plan at any time.

          (i) Compliance with Laws. Except as set forth in its Reports filed prior to the date of this Agreement, the businesses of each of it and its Subsidiaries have not been, and are not being, conducted in violation of any law, statute, ordinance, regulation, judgment, order, decree, injunction, arbitration award, license, authorization, opinion, agency requirement or permit of any Governmental Entity or common law (collectively, "Laws"), except for violations or possible violations that are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on it or prevent, materially delay or materially impair its ability to consummate the transactions contemplated by this Agreement. Except as set forth in its Reports filed prior to the date of this Agreement, no investigation or review by any Governmental Entity with respect to it or any of its Subsidiaries is pending or, to the actual knowledge of the Knowledgeable Executives, threatened, nor has any Governmental Entity indicated an intention to conduct the same, except for those the outcome of which are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on it or prevent, materially delay or materially impair its ability to consummate the transactions contemplated by this Agreement. To the actual knowledge of the Knowledgeable Executives, no material change is required in its or any of its Subsidiaries' processes, properties or procedures in connection with any such Laws, and it has not received any notice or communication of any material noncompliance with any such Laws that has not been cured as of the date of this Agreement, except for such changes and noncompliance that are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on it or prevent, materially delay or materially impair its ability to consummate the transactions contemplated by this Agreement. Each of it and its Subsidiaries has all permits, licenses, franchises, variances, exemptions, orders, operating rights, and other governmental authorizations, consents and approvals (collectively, "Permits"), necessary to conduct their business as presently conducted, except for those the absence of which are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on it or prevent, materially delay or materially impair its ability to consummate the transactions contemplated by this Agreement.

          (j) Takeover Statutes; Charter and Bylaw Provisions.

             (i) The PageNet Board of Directors has taken all appropriate and necessary actions to exempt the Merger, this Agreement and the other transactions contemplated hereby from the restrictions of Section 203 of the DGCL. No other "control share acquisition," "fair price," "moratorium" or other anti-takeover laws or regulations enacted under U.S. stated or federal laws (each a "Takeover Statute") apply to the Merger, this Agreement, or any of the other transactions contemplated hereby. PageNet and the PageNet Board of Directors have taken all appropriate and necessary actions to (A) render the PageNet Rights Agreement inapplicable to the Merger and the other transactions contemplated by this Agreement, (B) provide that (I) neither Arch nor Merger Sub shall be deemed an Acquiring Person (as defined in the PageNet Rights Agreement) as a result of this Agreement or the transactions contemplated hereby and thereby, (II) no Distribution Date (as defined in the PageNet Rights Agreement) shall be deemed to have occurred as a result of this Agreement or the transactions contemplated hereby and (III) the rights issuable pursuant to the PageNet Rights Agreement will not separate from the shares of PageNet Common Stock, as a result of the approval, execution or delivery of this Agreement or the consummation of the transactions contemplated hereby, and (C) render any anti-takeover or other provision contained in the certificate of incorporation or by-laws of PageNet inapplicable to the Merger, this Agreement and the other transactions contemplated hereby.

             (ii) The Arch Board of Directors has taken all appropriate and necessary actions to exempt the Merger, this Agreement and the transactions contemplated hereby from the restrictions of Section 203 of the DGCL. No other Takeover Statute applies to this Agreement or any of the transactions contemplated hereby. Arch and the Arch Board of Directors have taken all appropriate and necessary actions to (A) amend the Arch Rights Agreement as set forth in Exhibit B to this Agreement,
        (B) provide that (I) PageNet shall not be deemed an Acquiring Person (as defined in the Arch Rights Agreement) as a result of this Agreement or the transactions contemplated thereby, (II) no Distribution Date (as defined in the Arch Rights Agreement) shall be deemed to have occurred as a result of this Agreement or the transactions contemplated thereby unless the ownership threshold set forth in Exhibit B shall be exceeded, and (III) the rights issuable pursuant to the Arch Rights Agreement will not separate from the shares of Arch Common Stock, as a result of the approval, execution or delivery of this Agreement or the consummation of the transactions contemplated hereby unless the ownership threshold set forth in Exhibit B shall be exceeded, and (C) render any anti-takeover or other provision contained in the certificate of incorporation or by-laws of Arch inapplicable to the Merger, this Agreement and the other transactions contemplated hereby.

          (k) Tax Matters. As of the date of this Agreement, neither it nor any of its Subsidiaries has taken or agreed to take any action, nor do the Knowledgeable Executives have any actual knowledge of any fact or circumstance (excluding possible uncertainties regarding valuation of securities to be issued in the Merger and Exchange Offers), that would prevent the Merger and the other transactions contemplated by this Agreement from qualifying as a "reorganization" within the meaning of
     Section 368(a) of the Code.

          (l) Taxes. It and each of its Subsidiaries have prepared in good faith and duly and timely filed (taking into account any extension of time within which to file) all material Tax Returns required to be filed by any of them at or before the Effective Time and all such filed Tax Returns are complete and accurate in all material respects. It and each of its Subsidiaries as of the Effective Time: (x) will have paid all Taxes and estimated Taxes (including all amounts shown to be due on all filed Tax Returns) that they are required to pay prior to the Effective Time; and (y) will have withheld or collected all federal, state and local income taxes, FICA, FUTA and other Taxes, including, without limitation, similar foreign Taxes, required to be withheld from amounts owing to any employee, creditor, or third party, and to the extent required, will have paid such amounts to the proper governmental authority. As of the date of this

     Agreement, (i) there are not pending or threatened in writing, any audits, examinations, investigations or other proceedings with respect to Taxes or Tax matters, and (ii) there are not, to the actual knowledge of its Knowledgeable Executives, any unresolved questions, claims or outstanding proposed or assessed deficiencies concerning its or any of its Subsidiaries' Tax liability which, if determined adversely would have a Material Adverse Effect on it. Neither it nor any of its Subsidiaries has any liability with respect to income, franchise or similar Taxes in excess of the amounts accrued with respect to such Taxes that are reflected in the financial statements included in its Reports. Neither it nor any of its Subsidiaries has executed any waiver of any statute of limitations on, or extended the period for the assessment or collection of, any Tax. There are no tax liens (other than liens for current Taxes not yet due and payable) upon its assets or the assets of any Subsidiary. There is no "Section 382 limitation," as defined in Section 382(b) of the Code, currently applicable to its or its Subsidiaries' net operating loss, investment credit, or other tax attribute carryforwards. Neither it nor any of its Subsidiaries: (A) is a party to any tax sharing agreement; or (B) is liable for the Tax obligations of any person other than it or one of its Subsidiaries.

     The term "Tax" (including, with correlative meaning, the terms "Taxes," and "Taxable") includes all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severance, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties, charges, fees, or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest with respect to such penalties and additions. The term "Tax Return" includes all federal, state, local and foreign returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied to a Tax authority relating to Taxes.

          (m) Labor Matters. Neither it nor any of its Subsidiaries is the subject of any material proceeding asserting that it or any of its Subsidiaries has committed an unfair labor practice or is seeking to compel it to bargain with any labor union or labor organization, nor is there pending or, to the actual knowledge of its Knowledgeable Executives, threatened, nor has there been for the past five years, any labor strike, dispute, walkout, work stoppage, slow-down or lockout involving it or any of its Subsidiaries, except in each case as is not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on it. None of the employees of PageNet or Arch or any of their respective Subsidiaries is subject to a collective bargaining agreement, no collective bargaining agreement is currently being negotiated, and no attempt is currently being made or during the past three (3) years has been made to organize any of its employees to form or enter into any labor union or similar organization.

          (n) Environmental Matters. Except as disclosed in its Reports filed prior to the date of this Agreement and except for such matters that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect on it: (i) each of it and its Subsidiaries has complied with all applicable Environmental Laws; (ii) the properties currently owned or operated by it or any of its Subsidiaries (including soils, groundwater, surface water, buildings, or other structures) do not contain any Hazardous Substances; (iii) the properties formerly owned or operated by it or any of its Subsidiaries did not contain any Hazardous Substances during the period of ownership or operation by it or any of its Subsidiaries; (iv) neither it nor any of its Subsidiaries is subject to liability for any Hazardous Substance disposal or contamination on any third party property; (v) neither it nor any Subsidiary has been associated with any release or threat of release of any Hazardous Substance; (vi) neither it nor any Subsidiary has received any notice, demand, letter, claim, or request for information alleging that it or any of its Subsidiaries may be in violation of or liable under any Environmental Law;
     (vii) neither it nor any of its Subsidiaries is subject to any orders, decrees, injunctions, or other arrangements with any Governmental Entity or is subject to any indemnity or other agreement with any third party relating to liability under any Environmental Law or relating to Hazardous Substances; and (viii) there are no circumstances or conditions involving it or any of its Subsidiaries that could reasonably be expected to result in any claims, liability, investigations, costs, or restrictions on the ownership, use, or transfer of any of its properties pursuant to any Environmental Law.

     The term "Environmental Law" means any Law relating to: (A) the protection, investigation or restoration of the environment, health, safety, or natural resources; (B) the handling, use, presence, disposal, release, or threatened release of any Hazardous Substance; or (C) noise, odor, wetlands, pollution, contamination, or any injury or threat of injury to persons or property or notifications to government agencies or the public in connection with any Hazardous Substance.

     The term "Hazardous Substance" means any substance that is listed, classified, or regulated pursuant to any Environmental Law, including any petroleum product or by-product, asbestos- containing material, lead-containing paint or plumbing, polychlorinated biphenyls, electromagnetic fields, microwave transmission, radioactive materials, or radon.

          (o) Brokers and Finders. Neither it nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the Merger or the other transactions contemplated in this Agreement or, the Series C Consent Agreement, as applicable, except that:
     (i) PageNet has employed Houlihan Lokey Howard & Zukin Capital, Goldman, Sachs & Co. and Morgan Stanley Dean Witter as its financial advisors, the arrangements with which have been disclosed to Arch prior to the date of this Agreement; and (ii) Arch has employed Bear, Stearns & Co. Inc. as its financial advisor, the arrangements with which have been disclosed to PageNet prior to the date of this Agreement.

          (p) Computer Systems. Except as set forth in its Reports: (i) its computer system performs and shall perform properly all date-sensitive functions with respect to dates prior to and after December 31, 1999; and
     (ii) it has developed feasible contingency plans to ensure uninterrupted and unimpaired business operation in the event of a failure of its own or a third party's computer system or equipment on or about January 1, 2000 (including, those of vendors, customers, and suppliers, and a general failure of, or interruption in, its communications and delivery infrastructure).

          (q) FCC Licenses. Each of Arch and PageNet, and each of its respective Subsidiaries, is the authorized and legal holder of, or otherwise has all rights to, all Permits issued under or pursuant to the Communications Act, the FCC Regulations, and State Laws which are necessary for the operation of their respective businesses as presently operated, except as would not, individually or in aggregate, have a Materially Adverse Effect on it. All such Permits and licenses are validly issued and in full force and effect, except as would not, individually or in the aggregate, have a Material Adverse Effect on it. Each of Arch and PageNet, and each of its respective Subsidiaries, is in compliance in all respects with the terms and conditions of each such Permit and with all applicable Governmental Regulations, except where the failure to be in compliance would not have a Material Adverse Effect on it. There is not pending, and to the actual knowledge of the Knowledgeable Executives of Arch and PageNet, as applicable, any threatened, action by or before the FCC or any governmental or regulatory authority to revoke, suspend, cancel, rescind, or modify in any material respect any of such party's Permits rights under the Communications Act, the FCC Regulations or State Laws. Each party has made all regulatory filings required, and paid all fees and assessments imposed, by any Governmental Entity, and all such filings and the calculation of such fees, are accurate in all material respects, except where the failure to make such filing or pay such fees or assessments would not have a Material Adverse Effect on such party.

                                  ARTICLE VI.

                                   COVENANTS

     6.1.  Interim Operations.

     (a) PageNet covenants and agrees as to itself and its Subsidiaries that, from and after the date of this Agreement and prior to the Effective Time (unless Arch shall otherwise approve in writing, and except as otherwise expressly contemplated by this Agreement, disclosed in the PageNet Disclosure Letter, or required by applicable Law):

          (i) Its business and the business of its Subsidiaries shall be conducted only in the ordinary and usual course and, to the extent consistent therewith, it and its Subsidiaries shall use their reasonable best efforts to preserve their respective business organizations intact and maintain their respective existing relations and goodwill with customers, suppliers, regulators, distributors, creditors, lessors, employees and business associates;

          (ii) It shall not: (A) amend its certificate of incorporation or bylaws; (B) split, combine, subdivide or reclassify its outstanding shares of capital stock; (C) declare, set aside or pay any dividend payable in cash, stock or property with respect to any capital stock; or (D) repurchase, redeem or otherwise acquire, except in connection with existing commitments under PageNet Stock Plans but subject to PageNet's obligations under subparagraph (iii) below, or permit any of its Subsidiaries to purchase or otherwise acquire, any shares of its capital stock or any securities convertible into, or exchangeable or exercisable for, any shares of its capital stock;

          (iii) Neither it nor any of its Subsidiaries shall take any action that would prevent the Merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code or that would cause any of its representations and warranties in this Agreement to become untrue in any material respect;

          (iv) Neither it nor any of its ERISA Affiliates shall: (A) accelerate, amend or change the period of exercisability of or terminate, establish, adopt, enter into, make any new grants or awards of stock-based compensation or other benefits under any Compensation and Benefit Plans;
     (B) amend or otherwise modify any Compensation and Benefit Plan; or (C) increase the salary, wage, bonus or other compensation of any directors, officers or key employees, except: (x) for grants or awards to directors, officers and employees of it or its Subsidiaries under existing Compensation and Benefit Plans in such amounts and on such terms as are consistent with past practice; (y) in the ordinary and usual course of its business (which may include normal periodic performance reviews and related compensation and benefit increases and the provision of individual PageNet Compensation and Benefit Plans consistent with past practice for promoted or newly hired officers and employees on terms consistent with past practice);or (z) for actions necessary to satisfy existing contractual obligations under Compensation and Benefit Plans existing as of the date of this Agreement;

          (v) Neither it nor any of its Subsidiaries shall incur, repay or retire prior to maturity or refinance any indebtedness for borrowed money or guarantee any such indebtedness or issue, sell, repurchase or redeem prior to maturity any debt securities or warrants or rights to acquire any debt securities or guarantee any debt securities of others, except (A) in the ordinary and usual course of its business, (B) for any refinancing of such indebtedness or debt securities on terms no less favorable in the aggregate to PageNet and which would not prevent, materially delay or materially impair PageNet's ability to consummate the transactions contemplated by this Agreement, and (C) for any retirement in exchange for PageNet Shares consistent with past practice;

          (vi) Neither it nor any of its Subsidiaries shall make any capital expenditures in an aggregate amount in excess of the aggregate amount reflected in PageNet's capital expenditure budget for the fiscal years ending December 31, 1999 and 2000, a copy of which has been provided to Arch;

          (vii) Neither it nor any of its Subsidiaries shall issue, deliver, sell, pledge or encumber shares of any class of its capital stock or any securities convertible or exchangeable into, or any rights, warrants or options to acquire, or any bonds, debentures, notes, or other debt obligations having the right to vote or that are convertible or exercisable for, any such shares, except PageNet may issue PageNet Shares in exchange for indebtedness or debt securities pursuant to clause (v) above;

          (viii) Neither it nor any of its Subsidiaries shall authorize, propose or announce an intention to authorize or propose, or enter into an agreement with respect to, any merger, consolidation or business combination (other than the Merger), or any purchase, sale, lease, license or other acquisition or disposition of any business or of a material amount of assets or securities, except for transactions entered into in the ordinary and usual course of its business, except for any acquisition of assets or any investment having a cash purchase price of $25,000,000 or less in any single instance and $50,000,000 or less in the aggregate where such acquisition or investment would not prevent, materially delay or materially impair PageNet's ability to consummate the transactions contemplated by this Agreement;

          (ix) PageNet shall not make any material change in its accounting policies or procedures, other than any such change that is required by GAAP;

          (x) PageNet shall not release, assign, settle or compromise any material claims or litigation in excess of $300,000 or make any material tax election or settle or compromise any material federal, state, local or foreign tax liability; and

          (xi) Neither it nor any of its Subsidiaries shall authorize or enter into any agreement to do any of the foregoing.

     (b) Arch covenants and agrees as to itself and its Subsidiaries that, from and after the date of this Agreement and prior to the Effective Time (unless PageNet shall otherwise approve in writing and except as otherwise expressly contemplated by this Agreement, disclosed in the Arch Disclosure Letter, or required by applicable Law):

          (i) Its business and the business of its Subsidiaries shall be conducted only in the ordinary and usual course and, to the extent consistent therewith, it and its Subsidiaries shall use their reasonable best efforts to preserve their respective business organizations intact and maintain their respective existing relations and goodwill with customers, suppliers, regulators, distributors, creditors, lessors, employees and business associates;

          (ii) It shall not: (A) amend its certificate of incorporation or bylaws; (B) split, combine, subdivide or reclassify its outstanding shares of capital stock; (C) declare, set aside or pay any dividend payable in cash, stock or property with respect to any capital stock, except for a dividend that would be received by holders of PageNet Shares on an equivalent post-Merger basis per share of Arch Common Stock after the Effective Time; or (D) repurchase, redeem or otherwise acquire, except in connection with existing commitments under Arch Stock Plans but subject to Arch' obligations under subparagraph (iii) below, or permit any of its Subsidiaries to purchase or otherwise acquire, any shares of its capital stock or any securities convertible into, or exchangeable or exercisable for, any shares of its capital stock;

          (iii) Neither it nor any of its Subsidiaries shall take any action that would prevent the Merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code or that would cause any of its representations and warranties in this Agreement to become untrue in any material respect;

          (iv) Neither it nor any of its ERISA Affiliates shall: (A) accelerate, amend or change the period of exercisability of or terminate, establish, adopt, enter into, make any new grants or awards of stock-based compensation or other benefits under any Compensation and Benefit Plans;
     (B) amend or otherwise modify any Compensation and Benefit Plan; or (C) increase the salary, wage, bonus or other compensation of any directors, officers or key employees, except: (x) for grants or awards to directors, officers and employees of it or its Subsidiaries under existing Compensation and Benefit Plans in such amounts and on such terms as are consistent with past practice; (y) in the ordinary and usual course of its business (which may include normal periodic performance reviews and related compensation and benefit increases and the provision of individual Arch Compensation and Benefit Plans consistent with past practice for promoted or newly hired officers and employees on terms consistent with past practice); or (z) for actions necessary to satisfy existing contractual obligations under its Compensation and Benefit Plans existing as of the date of this Agreement;

          (v) Neither it nor any of its Subsidiaries shall incur, repay or retire prior to maturity or refinance any indebtedness for borrowed money or guarantee any such indebtedness or issue, sell, repurchase or redeem prior to maturity any debt securities or warrants or rights to acquire any debt securities or guarantee any debt securities of others, except in (A) the ordinary and usual course of its business, (B) for any refinancing of such indebtedness or debt securities on terms no less favorable in the aggregate to Arch and which would not prevent, materially delay or materially impair Arch' or Merger Sub's ability to consummate the transactions contemplated by this Agreement, and (C) for any retirement in exchange for shares of Arch Common Stock consistent with past practice;

          (vi) Neither it nor any of its Subsidiaries shall make any capital expenditures in an aggregate amount in excess of the aggregate amount reflected in Arch' capital expenditure budget for the fiscal years ending December 31, 1999 and 2000, a copy of which has been provided to PageNet;

          (vii) Neither it nor any of its Subsidiaries shall issue, deliver, sell, pledge or encumber shares of any class of its capital stock or any securities convertible or exchangeable into, or any rights, warrants or options to acquire, or any bonds, debentures, notes, or other debt obligations having the right to vote or that are convertible or exercisable for, any such shares, except Arch may issue shares of Arch Common Stock issued in exchange for indebtedness or debt securities pursuant to clause
     (v) above;

          (viii) Neither it nor any of its Subsidiaries shall authorize, propose or announce an intention to authorize or propose, or enter into an agreement with respect to, any merger, consolidation or business combination (other than the Merger), or any purchase, sale, lease, license or other acquisition or disposition of any business or of a material amount of assets or securities, except for transactions entered into in the ordinary and usual course of its business, except for any acquisition of assets or any investment having a cash purchase price of $25,000,000 or less in any single instance and $50,000,000 or less in the aggregate where such acquisition or investment would not prevent, materially delay or materially impair Arch' or Merger Sub's ability to consummate the transactions contemplated by this Agreement;

          (ix) Arch shall not make any material change in its accounting policies or procedures, other than any such change that is required by GAAP;

          (x) Arch shall not release, assign, settle or compromise any material claims or litigation in excess of $300,000 or make any material tax election or settle or compromise any material federal, state, local or foreign tax liability; and

          (xi) Neither it nor any of its Subsidiaries shall authorize or enter into any agreement to do any of the foregoing.

     (c) Arch and PageNet agree that any written approval obtained under this
Section 6.1 must be signed, if on behalf of Arch, by the Chief Executive Officer or the Chief Financial Officer of Arch, or if on behalf of PageNet, by the Chairman of the Board and Chief Executive Officer or President and Chief Operating Officer of PageNet.

     (d) Notwithstanding any other provision hereof to the contrary, PageNet may, after the date hereof (i) issue, deliver, sell, pledge or encumber in arms-length transactions with unaffiliated third parties shares of any class of capital stock of the Distributed Subsidiary or any securities convertible or exchangeable into, or any rights, warrants or options to acquire, or any bonds, debentures, notes, or other debt obligations having the right to vote or that are convertible or exercisable for, any such shares of the Distributed Subsidiary, (ii) cause the Distributed Subsidiary to incur any indebtedness for borrowed money, if all proceeds thereof are used solely by the Distributed Subsidiary, (iii) transfer the assets set forth in the corresponding section of the PageNet Disclosure Letter to the Distributed Subsidiary, (iv) determine the form of security or securities representing the equity ownership of the Distributed Subsidiary to be distributed to the holders of PageNet Shares or PageNet Notes pursuant to Sections 6.18 and 6.22 of this Agreement and designate the rights and restrictions applicable to such securities, (v) establish an employee stock option, stock ownership or other similar plan and set aside common equity (of the same type as the Distributed Interests or any securities underlying such Distributed Interests) representing up to 20% of the equity ownership of the Distributed Subsidiary for such purpose, or (vi) enter into such transactions, arrangements or agreements with the Distributed Subsidiary on terms and conditions approved by Arch or cause the Distributed Subsidiary to enter into arms-length transactions, arrangements or agreements with third parties, in each case, as are reasonably necessary and appropriate to permit the Distributed Subsidiary to continue its business and operations in the ordinary course following the Merger; provided, that the taking of such action shall not cause Arch or the Surviving Corporation (other than through its ownership of capital stock in the Distributed Subsidiary after the Effective Time) to incur any liability or obligation which would not have been incurred by the Surviving Corporation pursuant to the Merger or the other transactions contemplated hereby. It is understood and agreed by the parties to this Agreement, that in the event that, prior to or at the Effective Time, PageNet shall take any action set forth in (i), (ii), (v) or (vi) above that reduces the aggregate amount of Distributed Interests available to be distributed to the parties, the distribution of the Distributed Interests will be ratably adjusted such that holders of PageNet Shares at the Spinoff Record Date and holders of PageNet Notes immediately prior to the Effective Time receive 80.5% of the remaining interests in the Distributed Subsidiary and the Surviving Corporation receives 19.5% of the remaining interests in the Distributed Subsidiary.

     6.2.  Acquisition Proposals.

     (a) Except as set forth in Section 6.1(d) of this Agreement, PageNet and Arch each agree that neither it nor any of its Subsidiaries nor any of the officers and directors of it or its Subsidiaries shall, and that each shall direct and use its best efforts to cause its and its Subsidiaries' employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its Subsidiaries) (PageNet or Arch, as the case may be, its respective Subsidiaries and their officers, directors, employees, agents and representatives being referred to as its "Representatives") not to, directly or indirectly, initiate, solicit, encourage or otherwise facilitate any inquiries or the making of any proposal or offer with respect to a merger, reorganization, acquisition, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving it, or any purchase or sale of the consolidated assets (including without limitation stock of Subsidiaries) of it or any of its Subsidiaries, taken as a whole, having an aggregate value equal to 10% or more of its assets, or any purchase or sale of, or tender or exchange offer for, 15% or more of its equity securities (any such proposal or offer being referred to as an "Acquisition Proposal"). PageNet and Arch further agree that neither it nor any of its Subsidiaries nor any of the officers and directors of it or its Subsidiaries shall, and that it shall direct and use its best efforts to cause its Representatives not to, directly or indirectly, have any discussion with, or provide any confidential information or data to, any Person relating to, or in contemplation of, an Acquisition Proposal or engage in any negotiations concerning an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal; provided, however, that nothing contained in this Agreement shall prevent PageNet, Arch or their respective Board of Directors from: (A) complying with Rule 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal; (B) engaging in any discussions or negotiations with or providing any information to, any Person in response to an unsolicited bona fide written Acquisition Proposal by any such Person; or (C) subject to the obligation of (x) PageNet pursuant to Section 6.5(a) to duly convene a PageNet Stockholders Meeting at which a vote of the stockholders of PageNet shall be taken regarding the adoption of this Agreement and the approval of the Merger and the other transactions contemplated by this Agreement, and (y) Arch pursuant to Section 6.5(b) to duly convene a Arch Stockholders Meeting at which a vote of the stockholders of Arch shall be taken with respect to the matters set forth in Section 6.5(b) of this Agreement, recommending such an unsolicited bona fide written Acquisition Proposal to its stockholders if, and only to the extent that, with respect to the actions referred to in clauses (B) or (C): (i) its Board of Directors concludes in good faith (after consultation with its outside legal counsel and its financial advisor) that such Acquisition Proposal is reasonably capable of being completed, taking into account all legal, financial, regulatory and other aspects of the proposal and the Person making the proposal, and would, if consummated, result in a transaction more favorable to its stockholders from a financial point of view than the transaction contemplated by this Agreement (any such Acquisition Proposal being referred to herein as a "Superior Proposal");
(ii) its Board of Directors determines in good faith after consultation with outside legal counsel that such action is necessary for the Board of Directors to comply with its fiduciary duty to its stockholders under applicable Law; and
(iii) prior to providing any information or data to any Person in connection with a Superior Proposal by any such Person, its Board of Directors shall receive from such Person an executed confidentiality agreement on terms substantially similar to those contained in the Confidentiality Agreement (as defined in Section 6.15); provided, that such confidentiality agreement shall contain terms that allow it to comply with its obligations under this Section 6.2.

     (b) PageNet and Arch each agree that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition

Proposal. PageNet and Arch each agree that it will take the necessary steps to promptly inform each of its Representatives of the obligations undertaken in
Section 6.2(a). PageNet and Arch each agree that it will notify the other party immediately if any such inquiries, proposals or offers are received by, any such information is requested from, or any such discussions or negotiations are sought to be initiated or continued with, any of its Representatives indicating, in connection with such notice, the name of such Person making such inquiry, proposal, offer or request and the substance of any such inquiries, proposals or offers. Such party thereafter shall keep the other informed, on a current basis, of the status and terms of any such inquiries, proposals or offers and the status of any such discussions or negotiations. PageNet and Arch each also agree that it will promptly request each Person that has heretofore executed a confidentiality agreement in connection with its consideration of any Acquisition Proposal to return all confidential information heretofore furnished to such Person by, or on behalf of, it or any of its Subsidiaries.

     6.3. The Certificate Amendments. Arch shall take all actions necessary (subject to applicable law and any necessary stockholder approval) to adopt the Certificate Amendments. The Certificate Amendments shall provide for (i) an increase in the authorized number of shares of Arch Common Stock to an amount sufficient to effectuate the actions contemplated hereby and (ii) the conversion of each Arch Series C Preferred Share into shares of Arch Common Stock as described in this Agreement. Some or all of the Certificate Amendments may, in the discretion of Arch, be made contingent upon the consummation of the Merger or the Alternative Merger (as the case may be).

     6.4. Information Supplied. PageNet and Arch each agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it or its Subsidiaries for inclusion or incorporation by reference in: (i) the Registration Statement on Form S-4 to be filed with the SEC by Arch in connection with the issuance of shares of Arch Common Stock in the Merger (including the joint proxy statement and prospectus (the "Prospectus/Proxy Statement") constituting a part thereof) (the "S-4 Registration Statement") will, at the time the S-4 Registration Statement becomes effective under the Securities Act; and (ii) the Prospectus/ Proxy Statement and any amendment or supplement thereto will, at the date of mailing to stockholders and at the time of each of the PageNet Stockholders Meeting and the Arch Stockholders Meeting to be held in connection with the Merger, in any such case, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If at any time prior to the Effective Time any information relating to Arch or PageNet, or any of their respective affiliates (as defined in SEC Rule 12b-2), officers or directors, is discovered by Arch or PageNet which should be set forth in an amendment or supplement to any of the S-4 Registration Statement or the Prospectus/Proxy Statement, so that any of such documents would not include any misstatement of a material fact or would omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties to this Agreement and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the stockholders of PageNet and Arch.

     6.5.  Stockholders Meetings.

     (a) PageNet will take, in accordance with applicable Law and its certificate of incorporation and bylaws, all action necessary to convene a meeting of its stockholders (the "PageNet Stockholders Meeting") as promptly as practicable after the S-4 Registration Statement is declared effective to consider and vote upon the adoption of this Agreement, and to approve the Merger, an amendment to the PageNet certificate of incorporation to increase the number of PageNet Shares authorized to an amount sufficient to complete the transactions contemplated by this Agreement and the other transactions contemplated by this Agreement. PageNet will take all necessary action to obtain the adoption of this Agreement, the approval of the Merger, the amendment to the PageNet certificate of incorporation to increase the number of PageNet Shares authorized to the amount sufficient to complete the transactions contemplated by this Agreement and the other transactions contemplated by this Agreement by the holders of the PageNet Shares (the "PageNet Stockholders Approval"). The Board of Directors of PageNet shall: (i) recommend that the stockholders adopt this Agreement and thereby approve the Merger and the other transactions contemplated by this

Agreement (including without limitation adoption of the Prepackaged Plan and authorization of the Bankruptcy Case) and the amendment to the PageNet certificate of incorporation to increase the number of PageNet Shares authorized to the amount sufficient to complete the transactions contemplated by this Agreement; and (ii) take all lawful action to solicit such adoption and approval; provided, however, that PageNet's Board of Directors may, at any time prior to the Effective Time, withdraw, modify or change any such recommendation to the extent that PageNet's Board of Directors determines in good faith, after consultation with outside legal counsel, that such withdrawal, modification or change of its recommendation is required by its fiduciary duties to PageNet's stockholders under applicable Law; provided, further, that, unless this Agreement is terminated by Arch pursuant to Section 8.4, PageNet shall, as promptly as practicable after the S-4 Registration Statement is declared effective, duly convene and complete the PageNet Stockholders Meeting regarding the adoption of this Agreement and the approval of the Merger, the amendment to the PageNet certificate of incorporation set forth above and the other transactions contemplated by this Agreement, regardless of whether PageNet's Board of Directors has withdrawn, modified, or changed its recommendation to the stockholders regarding the adoption of this Agreement or the approval of the Merger, the amendment to the PageNet certificate of incorporation set forth above or the other transactions contemplated by this Agreement prior to such PageNet Stockholders Meeting. Notwithstanding the foregoing or any other provision of this Agreement to the contrary, PageNet shall not be required to convene a PageNet Stockholders Meeting after (x) the Bankruptcy Case has commenced or (y) PageNet stipulates to bankruptcy relief after the occurrence of an Involuntary Insolvency Event pursuant to Section 6.19(a)(v) hereof.

     (b) Arch will take, in accordance with applicable Law and its certificate of incorporation and bylaws, all action necessary to convene a meeting of its stockholders (the "Arch Stockholders Meeting") as promptly as practicable after the S-4 Registration Statement is declared effective to (i) consider and vote upon (A) the Certificate Amendments and the issuance of shares of Arch Common Stock pursuant to the Merger, the conversion of the Arch Series C Preferred Shares and the Arch Exchange Offer or (B) if the Alternative Merger is elected pursuant to Section 4.5 and Arch is a party to the Alternative Merger, the adoption of this Agreement and the approval of the Alternative Merger and the other transactions contemplated by this Agreement (including the actions contemplated by the Certificate Amendments, which may be effectuated pursuant to a certificate of merger filed in connection with such Alternative Merger); and
(ii) to approve any actions necessary pursuant to Section 3.1 hereof (the "Arch Stockholders Approval"). Arch will take all necessary action to obtain such consents and approvals. The Board of Directors of Arch shall: (i) recommend that the stockholders adopt the Certificate Amendments and approve the issuance of Arch Common Stock pursuant to the Merger, the conversion of the Arch Series C Preferred Shares and the Arch Exchange Offer (or this Agreement and the Alternative Merger if Arch is a party to the Alternative Merger) and the other transactions contemplated by this Agreement; and (ii) take all lawful action to solicit such adoption; provided, however, that Arch' Board of Directors may, at any time prior to the Effective Time, withdraw, modify or change any such recommendation to the extent that Arch' Board of Directors determines in good faith, after consultation with outside legal counsel, that such withdrawal, modification or change of its recommendation is required by its fiduciary duties to Arch' stockholders under applicable Law; provided, further, that, unless this Agreement is terminated by PageNet pursuant to Section 8.3, Arch shall, as promptly as practicable after the S-4 Registration Statement is declared effective, duly convene and complete the Arch Stockholders Meeting regarding the adoption of the Certificate Amendments and the issuance of shares of Arch Common Stock pursuant to the Merger, the conversion of the Arch Series C Preferred Shares and the Arch Exchange Offer (or this Agreement and the Alternative Merger if Arch is a party to the Alternative Merger) and the other transactions contemplated by this Agreement, regardless of whether Arch' Board of Directors has withdrawn, modified, or changed its recommendation to the stockholders regarding the adoption of the Certificate Amendments and the issuance of shares of Arch Common Stock pursuant to the Merger, the conversion of the Arch Series C Preferred Shares and the Arch Exchange Offer (or this Agreement and the Alternative Merger if Arch is a party to the Alternative Merger) or the other transactions contemplated by this Agreement prior to such Arch Stockholders Meeting.

     6.6.  Filings; Other Actions; Notification.

     (a) Arch and PageNet shall promptly prepare and file with the SEC the Prospectus/Proxy Statement, and Arch shall prepare and file with the SEC the S-4 Registration Statement as promptly as practicable. Arch and PageNet each shall use its reasonable best efforts to have the S-4 Registration Statement declared effective under the Securities Act as promptly as practicable and on the same day as each of the Exchange Registration Statements, and promptly thereafter mail the Prospectus/Proxy Statement to the stockholders of Arch and PageNet. Arch shall also use its reasonable best efforts to obtain prior to the effective date of the S-4 Registration Statement all necessary state securities law or "blue sky" permits and approvals required in connection with the Merger and the other transactions contemplated by this Agreement and will pay all expenses incident thereto. Each party shall notify the other of the receipt of the comments of the SEC and of any requests by the SEC for amendments or supplements to the Prospectus/Proxy Statement or the S-4 Registration Statement or for additional information and shall promptly supply one another with copies of all correspondence between any of them (or their Representatives) and the SEC (or its staff) with respect thereto. If, at any time prior to either of the Arch Stockholders Meeting or the PageNet Stockholders Meeting, any event shall occur relating to or affecting Arch, PageNet, or their respective officers or directors, which event should be described in an amendment or supplement to the Prospectus/Proxy Statement or the S-4 Registration Statement, the parties shall promptly inform one another and shall cooperate in promptly preparing filing and clearing with the SEC and, if required by applicable securities laws, mailing to Arch' or PageNet's stockholders, as the case may be, such amendment or supplement.

     (b) PageNet and Arch each shall use its respective reasonable best efforts to cause to be delivered to the other party and its directors a letter of its independent auditors, dated: (i) the date on which the S-4 Registration Statement and the Exchange Registration Statements shall become effective; and
(ii) the Closing Date, and addressed to the other party and its directors, in form and substance customary for "comfort" letters delivered by independent public accountants in connection with registration statements similar to the S-4 Registration Statement and the Exchange Registration Statements.

     (c) PageNet and Arch shall cooperate with each other and use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts: (i) to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on its part under this Agreement and applicable Laws to consummate and make effective the Merger, the Exchange Offers and the other transactions contemplated by this Agreement (including, if necessary, the Prepackaged Plan) as soon as practicable, including: (A) obtaining opinions of their respective attorneys referred to in Article VII below; (B) preparing and filing as promptly as practicable all documentation to effect all necessary applications, notices, petitions, filings and other documents; and (C) instituting court actions or other proceedings necessary to obtain the approvals required to consummate the Merger, the Exchange Offers or the other transactions contemplated by this Agreement or defending or otherwise opposing all court actions or other proceedings instituted by a Governmental Entity or other Person under the Governmental Regulations for purposes of preventing the consummation of the Merger, the Exchange Offers and the other transactions contemplated by this Agreement; and (ii) to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Merger, the Exchange Offers or any of the other transactions contemplated by this Agreement; provided, however, that nothing in this Section 6.5 shall require either Arch or PageNet to agree to any divestitures or hold separate or similar arrangements if such divestitures or arrangements would reasonably be expected to have a material adverse effect on Arch or PageNet, or a material adverse effect on the expected benefits of the Merger to it. Neither Arch nor PageNet will agree to any divestitures or hold separate or similar arrangements without the prior written approval of the other party. Subject to applicable laws relating to the exchange of information, Arch and PageNet shall have the right to review in advance, and to the extent practicable each will consult the other party on, all the information relating to Arch or PageNet, as the case may be, and any of their respective Subsidiaries, that appear in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement. In exercising the foregoing right, each of PageNet and Arch shall act reasonably and as promptly as practicable.

     (d) PageNet and Arch each shall, upon request by the other party, furnish the other party with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Prospectus/Proxy Statement, the S-4 Registration Statement, the Exchange Registration Statements or any other statement, filing, notice or application made by, or on behalf of, Arch, PageNet or any of their respective Subsidiaries to any third party and/or any Governmental Entity in connection with the Merger, the Exchange Offers and the transactions contemplated by this Agreement.

     (e) PageNet and Arch each shall keep the other party apprised of the status of matters relating to completion of the transactions contemplated by this Agreement, including promptly furnishing the other party with copies of notices or other communications received by Arch or PageNet, as the case may be, or any of its Subsidiaries, from any third party and/or any Governmental Entity with respect to the Merger, the Exchange Offers and the other transactions contemplated by this Agreement. Each of PageNet and Arch shall give prompt notice to the other party of any change that is reasonably likely to result in a Material Adverse Effect on it or of any failure of any conditions to the other party's obligations to effect the Merger set forth in Article VII.

     (f) Each of PageNet and Arch agrees that if a bona fide Acquisition Proposal is made to acquire shares of the other party to this Agreement, then upon the request of the party not receiving the Acquisition Proposal, the party receiving the Acquisition Proposal will cooperate with the other party to this Agreement to make such filings and take such other actions as may be permitted or required under the FCC's Policy Statement in Tender Offers and Proxy Contests, in order to allow the parties to this Agreement to take all steps as are necessary to consummate the transactions contemplated hereby pending FCC approval of the transaction.

     6.7. Access; Consultation. Upon reasonable notice, and except as may be prohibited by applicable Law, PageNet and Arch each shall (and shall cause its Subsidiaries to) afford the other and its respective Representatives, reasonable access, during normal business hours throughout the period prior to the Effective Time, to its properties, books, contracts and records and, during such period, each shall (and shall cause its Subsidiaries to) furnish promptly to the other party all information concerning its business, properties and personnel as may reasonably be requested; provided that no investigation pursuant to this section shall affect or be deemed to modify any representation or warranty made by PageNet or Arch under this Agreement; and provided, further, that the foregoing shall not require PageNet or Arch to permit any inspection, or to disclose any information, that in the reasonable judgment of PageNet or Arch, as the case may be, would result in the disclosure of any trade secrets of it or third parties, or violate any of its obligations with respect to confidentiality if PageNet or Arch, as the case may be, shall have used all reasonable efforts to obtain the consent of such third party to such inspection or disclosure. All requests for information made pursuant to this section shall be directed to an executive officer of PageNet or Arch, as the case may be, or such Person as may be designated by any such executive officer, as the case may be.

     6.8. Affiliates. PageNet shall deliver to Arch a letter identifying all Persons whom PageNet believes to be, at the date of its Stockholders Meeting, affiliates of PageNet for purposes of Rule 145 under the Securities Act ("Rule 145 Affiliates"). PageNet shall use all reasonable efforts to cause each Person who is identified as a Rule 145 Affiliate in the letter referred to above to deliver to Arch on or prior to the date of such party's respective Stockholders Meeting a written agreement, in the form attached as Exhibit C (the "PageNet Affiliates Agreement"). Prior to the Effective Time, PageNet shall use all reasonable efforts to cause each additional Person who is identified as a Rule 145 Affiliate after the date of its Stockholders Meeting to execute the applicable written agreement as set forth in this Section 6.8, as soon as practicable after such Person is identified.

     6.9. Stock Exchange Listing. To the extent they are not already listed, Arch shall use its reasonable best efforts to cause the shares of Arch Common Stock to be issued pursuant to the Merger, Arch Exchange Offer and pursuant to the Certificate Amendments to be approved for listing on the Nasdaq National Market (the "NASDAQ") and on all other stock exchanges on which shares of Arch Common Stock are then listed, subject to official notice of issuance, prior to the Closing Date.

     6.10. Publicity. The initial press release with respect to the Merger shall be a joint press release. Thereafter PageNet and Arch shall consult with each other prior to issuing any press releases or otherwise making public announcements with respect to the Merger, the Exchange Offers and the other transactions contemplated by this Agreement and prior to making any filings with any third party and/or any Governmental Entity (including any securities exchange) with respect thereto, except as may be required by Law or by obligations pursuant to any listing agreement with, or rules of, any securities exchange.

     6.11.  Benefits.

     (a) Stock Options.

          (i) At the Effective Time, each outstanding option to purchase PageNet Shares (a "PageNet Option") under PageNet Stock Plans, and which has not vested prior to the Effective Time, shall become fully exercisable and vested as of the Effective Time. At the Effective Time, each PageNet Option shall be converted to an option to acquire, on the same terms and conditions as were applicable under such PageNet Option, the same number of shares of Arch Common Stock as the holder of such PageNet Option would have been entitled to receive pursuant to the Merger had such holder exercised such PageNet Option in full immediately prior to the Effective Time (rounded down to the nearest whole number) (a "Substitute Option"), at an exercise price per share (rounded to the nearest whole cent) equal to: (y) the aggregate exercise price for PageNet Shares otherwise purchasable by such holder pursuant to such PageNet Option; divided by (z) the number of full shares of Arch Common Stock deemed purchasable pursuant to such PageNet Option in accordance with the foregoing.

          (ii) Notwithstanding the foregoing provisions, in the case of any option to which Code Section 421 applies, the option price, the number of shares subject to such option, and the terms and conditions of exercise of such option shall be determined in order to comply with Code Section 424(a). As promptly as practicable after the Effective Time, Arch shall deliver to the participants in PageNet Stock Plans appropriate notices setting forth such participants' rights pursuant to the Substitute Options.

          (iii) With respect to each of the directors and officers of PageNet identified in Section 6.11(a)(iii) of the PageNet Disclosure Letter (each, a "Section 16 Person"), the full Board of Directors of PageNet shall approve the disposition by each such Section 16 Person of the PageNet equity securities (including derivative securities) set forth next to such
     Section 16 Person's name in Section 6.11(a)(iii) of the PageNet Disclosure Letter and the full Board of Directors of Arch shall approve the acquisition by each such Section 16 Person of the Arch equity securities (including derivative securities) set forth next to such Section 16 Person's name in Section 6.11(a)(iii) of the PageNet Disclosure Letter. Each such approval shall specify, in the form set forth in Section 6.11(a)(iii) of the PageNet Disclosure Letter, the material terms of the derivative securities and each such approval shall specify that the approval is granted for purposes of exempting the transaction under Rule 16b-3 under the Exchange Act.

     (b) Conversion and Registration. At or prior to the Effective Time, PageNet shall make all necessary arrangements with respect to PageNet Stock Plans to permit the conversion of the unexercised PageNet Options into Substitute Options pursuant to this section and, as soon as practicable after the Effective Time, Arch shall use its reasonable best efforts to register under the Securities Act on Form S-8 or other appropriate form (and use its best efforts to maintain the effectiveness thereof) shares of Arch Common Stock issuable pursuant to all Substitute Options.

     (c) Amendment to 401(k) Plan.  Prior to the Effective Time, PageNet shall
(i) amend the PageNet Employees Savings Plan and the related trust to prohibit the investment of Employer Salary Reduction Contributions in equity securities of PageNet (ii) deregister interests under such plan and any registered but unsold equity securities of PageNet under the Securities Act of 1933 and the Exchange Act.

     6.12. Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement, the Merger, the Exchange Offers and the other transactions contemplated by this Agreement shall be paid by the party incurring such cost and expense, except that costs and expenses incurred in connection with the filing fee for the S-4 Registration Statement and the Exchange Registration Statements, printing and mailing the Prospectus/Proxy Statement, the S-4 Registration Statement and the

Exchange Registration Statements, and the filing fees under the HSR Act, any other filings fees under any Governmental Regulations, and any filings fees in connection with obtaining approvals under the Communications Act, FCC Regulations and State Laws shall be shared equally by Arch and PageNet.

     6.13.  Indemnification; Directors' and Officers' Insurance.

     (a) For six years from and after the Effective Time, Arch will indemnify and hold harmless each present and former director and officer of PageNet (solely when acting in such capacity) determined as of the Effective Time (the "Indemnified Parties"), against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities (collectively, "Costs") incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at, or prior to, the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that PageNet would have been permitted under Delaware law and its certificate of incorporation or bylaws in effect on the date of this Agreement to indemnify such Person (and the Surviving Corporation shall also advance expenses as incurred to the fullest extent permitted under applicable law, provided the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification).

     (b) Any Indemnified Party wishing to claim indemnification under paragraph
(a) of this Section 6.13 shall promptly notify Arch, upon learning of any such claim, action, suit, proceeding or investigation, but the failure to so notify shall not relieve Arch of any liability it may have to such Indemnified Party if such failure does not materially prejudice the ability of Arch to defend such claims. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) Arch shall have the right to assume the defense thereof and Arch shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if Arch elects not to assume such defense or counsel for the Indemnified Parties advises that there are actual conflicts of interest between Arch and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and Arch shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, however, that Arch shall be obligated pursuant to this paragraph (b) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction (unless there is such an actual conflict of interest), (ii) the Indemnified Parties will cooperate in the defense of any such matter and (iii) Arch shall not be liable for any settlement effected without its prior written consent.

     (c) Arch shall maintain a policy of officers' and directors' liability insurance for acts and omissions occurring prior to the Effective Time ("D&O Insurance") with coverage in amount and scope at least as favorable as PageNet's existing directors' and officers' liability insurance coverage for a period of six years after the Effective Time; provided, however, if the existing D&O Insurance expires, is terminated or canceled, or if the annual premium therefor is increased to an amount in excess of 200% of the last annual premium paid prior to the date of this Agreement (the "Current Premium"), in each case during such six year period, Arch will use its best efforts to obtain D&O Insurance in an amount and scope as great as can be obtained for the remainder of such period for a premium not in excess (on an annualized basis) of 200% of the Current Premium. The provisions of this Section 6.13(c) shall be deemed to have been satisfied if prepaid policies shall have been obtained by PageNet prior to the Closing, which policies provide such directors and officers with coverage for an aggregate period of six years with respect to claims arising from facts or events that occurred on, or prior to, the Effective Time, including, without limitation, with respect to the transactions contemplated by this Agreement. If such prepaid policies shall have been obtained by PageNet prior to the Closing, then Arch shall maintain such policies in full force and effect and shall continue to honor PageNet's obligations thereunder.

     (d) If Arch or any of its successors or assigns: (i) shall consolidate with, or merge into, any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger; or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then and in each such case, proper provisions shall be made so that the successors and assigns of

Arch shall assume all of the obligations set forth in this section. At the Effective Time, Arch shall assume and be bound by all of PageNet's indemnity obligations with respect to officers, directors and employees of corporations it previously acquired that are identified in the corresponding section of the PageNet Disclosure Letter.

     (e) The provisions of this section are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their representatives.

     6.14. Takeover Statute. If any Takeover Statute or similar statute or regulation is or may become applicable to this Agreement or to the other transactions contemplated hereby or thereby, each of the parties and its Board of Directors shall grant such approvals and take all such actions as are legally permissible so that the transactions contemplated under such agreements may be consummated as promptly as practicable on the terms contemplated under such agreements and otherwise act to eliminate or minimize the effects of any such statute or regulation on the transactions contemplated under such agreements.

     6.15. Confidentiality. PageNet and Arch each acknowledges and confirms that it has entered into a Confidentiality Agreement, dated as of August 26, 1999 (the "Confidentiality Agreement"), and that the Confidentiality Agreement shall remain in full force and effect in accordance with its terms.

     6.16. Tax-Free Reorganization. Arch, Merger Sub and PageNet shall each use its best efforts to cause the Merger to be treated as a reorganization with the meaning of Section 368(a) of the Code and to obtain an opinion of its respective counsel as contemplated by Sections 7.2(d) and 7.3(d), respectively.

     6.17. Senior Credit Facilities. PageNet and Arch shall use their reasonable best efforts to secure, through the amendment or restatement of their respective current credit facilities, through a new credit facility or through the operation of the Prepackaged Plan, or any combination of the foregoing, senior secured debt financing in an amount not less than $1.3 billion on terms reasonably acceptable to the parties to this Agreement. Simultaneously with the Exchange Offers, PageNet shall solicit the consent of the holders of PageNet's senior credit facilities (the "PageNet Secured Creditors") to the Prepackaged Plan. The solicitation of the PageNet Secured Creditors shall be made in accordance with the standards and requirements set forth in Section 6.18(e).

     6.18.  The Exchange Offers.

     (a) Provided that nothing shall have occurred that would result in a failure to satisfy any other conditions set forth in Section 6.18(b) of this Agreement, Arch and PageNet shall, as promptly as practicable, commence separate exchange offers (the "Arch Exchange Offer" and the "PageNet Exchange Offer" and together, the "Exchange Offers") to issue an aggregate of up to: (i) 29,651,984 shares of Arch Common Stock in exchange for the $448.4 million in aggregate principal amount of Arch' 10 7/8% Senior Discount Notes due March 15, 2008 issued under and pursuant to an Indenture, dated as of March 12, 1996, between Arch and IBJ Schroder Bank & Trust Company, as Trustee (the "Arch Notes"); and
(ii) in the case of PageNet, 616,830,757 PageNet Shares and, subject to Section 6.1(d) of this Agreement, Distributed Interests representing 68.9% of the equity ownership in the Distributed Subsidiary in exchange for the $1.2 billion in aggregate principal amount, together with all accrued interest thereon, of: (x) 10% Senior Subordinated Notes Due October 15, 2008 issued under and pursuant to an Indenture, dated as of July 15, 1995, between PageNet and Shawmut Bank, N.A., as Trustee, as supplemented by a Second Supplemental Indenture, dated as of October 15, 1996, between PageNet and Fleet National Bank; (y) 10.125% Senior Subordinated Notes Due August 1, 2007 issued under and pursuant to an Indenture, dated as of July 15, 1995, between PageNet and Shawmut Bank, N.A., as Trustee, as supplemented by a First Supplemental Indenture, dated as of July 15, 1995, between PageNet and Shawmut Bank, N.A.; and (z) 8.875% Senior Subordinated Notes Due February 1, 2006 issued under and pursuant to an Indenture, dated as of January 15, 1994, between PageNet and Shawmut Bank, N.A., as Trustee, as supplemented by a First Supplemental Indenture, dated as of January 15, 1994, between PageNet and Shawmut Bank, N.A. (collectively, the "PageNet Notes" and together with the Arch Notes, the "Notes"). In the Exchange Offers, (i) Arch will offer to exchange 66.1318 shares of Arch Common Stock for each $1,000 principal amount, together with all accreted or accrued interest thereon, of outstanding Arch Notes and (ii) PageNet will offer to exchange a pro rata portion of 616,830,757 PageNet Shares and, subject to Section 6.1(d) of this Agreement, Distributed Interests representing the portion of such equity ownership in the Distributed Subsidiary equal to 68.9% of the total equity ownership of the Distributed Subsidiary for each PageNet Note (such pro rata portion to be computed immediately prior to the Effective Time by dividing the principal amount, together with all accrued interest thereon, of each PageNet Note by the principal amount, together with all accrued interest thereon, of all PageNet Notes). Calculations of share amounts for such purpose will be rounded down to the nearest whole share and no fractional shares of Arch Common Stock or PageNet Shares will be issued for Notes.

     (b) The obligations of Arch and PageNet under the Exchange Offers shall be subject to the satisfaction of the conditions to the consummation of the Merger set forth in Article VII of this Agreement and, to the further condition that,
(i) in the case of the PageNet Exchange Offer, not less than 97.5% of the aggregate outstanding principal amount of PageNet Notes and not less than a majority of the outstanding principal amount of each series of PageNet Notes shall have been validly tendered in accordance with the terms of the PageNet Exchange Offer prior to the expiration date of the PageNet Exchange Offer and not withdrawn (such 97.5% of the outstanding principal amount of the PageNet Notes and no less than a majority of the outstanding principal amount of each series of PageNet Notes tendered and not withdrawn being herein referred to as the "PageNet Minimum Condition") and (ii) in the case of the Arch Exchange Offer, not less than 97.5% (the "Arch Minimum Percent") of the aggregate outstanding principal amount of Arch Notes shall have been validly tendered in accordance with the terms of the Arch Exchange Offer prior to the expiration date of the Arch Exchange Offer and not withdrawn; provided, however, that (x) PageNet may elect, in its sole discretion, to waive the Arch Minimum Percent, or to lower such Arch Minimum Percent to any level, and require the Arch Exchange Offer to be consummated at such specified level (subject to applicable Law and the other provisions of this Agreement), and (y) at any time after either the PageNet Minimum Condition or the PageNet Conditions to the Prepackaged Plan have been satisfied, Arch may elect, in its sole discretion, to lower the Arch Minimum Percent to any percentage equal to or greater than 67% (such amount of Arch Notes tendered and not withdrawn, as may be adjusted by either PageNet or Arch as set forth above, being herein referred to as the "Arch Minimum Condition"). Except as otherwise provided in this Agreement, no term or condition of the Exchange Offers may be amended or modified without the written consent of the parties hereto, which consent shall not be unreasonably withheld.

     (c) Holders of Notes who tender into the Exchange Offers will be required, as a condition to a valid tender, to give their consent (the "Note Consents") with respect to all Notes tendered by them to, with respect to the PageNet Notes, the Prepackaged Plan and, with respect to all Notes (including the Arch Notes), the following amendments to the respective indenture or supplemental indentures, together with such additional amendments thereto or waivers thereof as shall be determined and consented to by each of Arch and PageNet to be necessary or desirable (the "Indenture Amendments"): (i) amendment of each such indenture to the extent necessary, if any, to permit the completion of the Merger, the Prepackaged Plan and the other transactions contemplated by this Agreement; and (ii) amendments to eliminate (A) any covenants which may be modified or eliminated by majority vote of the Notes, including without limitation any covenants which restrict (s) the sale of assets, (t) any change of control, (u) the incurrence of indebtedness, (v) the making of restricted payments, (w) the existence of limitations on distributions by subsidiaries, (x) the existence of liens, (y) transactions with affiliates or related persons or
(z) the issuance and sale of stock of subsidiaries, (B) any events of default which relate to (x) the non-payment or acceleration of other indebtedness (or notification of foreclosure proceedings with respect to property secured by other indebtedness), (y) the failure to discharge judgments for the payment of money, or (z) the bankruptcy or insolvency of subsidiaries, and (C) any provisions which condition mergers or consolidations on compliance with any financial criteria. Such holders will also be required, as a condition to a valid tender, to waive (the "Note Waivers") any and all existing defaults on or with respect to the Notes and any and all rights to rescind their acceptance of the Exchange Offer after the Exchange Offers Expiration Date (as defined in
Section 6.18(h) hereof), such waiver of rescission rights to be subject, however, to their withdrawal rights under applicable law and regulations, or to claim any payments relating to the Notes tendered under applicable law and regulations, and for any other relief, legal or equitable, based on any possible future judicial, administrative or other governmental or legal determination that the Note Consents or the adoption of any of the Indenture Amendments are invalid or unenforceable. Notwithstanding anything to the contrary herein, the Note Waivers shall not be deemed to cover claims for violations of federal or state securities laws relating to the Exchange Offers.

     (d) PageNet and Arch each agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it or its Subsidiaries for inclusion or incorporation by reference in: (i) (x) the Registration Statement on Form S-4 to be filed with the SEC by Arch in connection with the issuance of shares of Arch Common Stock in the Arch Exchange Offer (including the consent solicitation and prospectus (the "Arch Exchange Prospectus" constituting a part thereof) (the "Arch Exchange Registration Statement")) and (y) the Registration Statement on Form S-4 to be filed with the SEC by PageNet in connection with the issuance of PageNet Shares and Distributed Interests in the PageNet Exchange Offer (including the consent solicitation and prospectus (the "PageNet Exchange Prospectus" and, together with the Arch Exchange Statement, the "Exchange Prospectuses" constituting a part thereof) (the "PageNet Exchange Registration Statement" and, together with the Arch Exchange Registration Statement, the "Exchange Registration Statements")) will, at the time the Exchange Registration Statements become effective under the Securities Act; and (ii) the Exchange Prospectuses and any amendment or supplement thereto will, at the date of mailing to noteholders contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If at any time prior to the Effective Time any information relating to Arch or PageNet, or any of their respective affiliates (as defined in SEC Rule 12b-2), officers or directors, is discovered by Arch or PageNet which should be set forth in an amendment or supplement to any of the Exchange Registration Statements or the Exchange Prospectuses, so that any of such documents would not include any misstatement of a material fact or would omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties to this Agreement and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the noteholders.

     (e) The PageNet Exchange Prospectus sent to the holders of the PageNet Notes in connection with the PageNet Exchange Offer will also constitute a disclosure statement for the purpose of soliciting the acceptances of such holders for the Prepackaged Plan (as defined in Section 6.19). PageNet and Arch shall consult with each other prior to sending the PageNet Exchange Prospectus to the holders of the PageNet Notes for purposes of ensuring that such materials comply with the disclosure requirements of the Bankruptcy Code and other applicable law insofar as they relate to prepackaged plans.

     (f) Arch and PageNet shall promptly prepare Exchange Prospectuses, and shall prepare and file with the SEC the Exchange Registration Statements as promptly as practicable. Arch and PageNet each shall use its reasonable best efforts to have each of the Exchange Registration Statements declared effective under the Securities Act as promptly as practicable and on the same day as the S-4 Registration Statement, and promptly thereafter mail the Exchange Prospectuses to the noteholders of Arch and PageNet. Each party shall notify the other of the receipt of the comments of the SEC and of any requests by the SEC for amendments or supplements to the Exchange Prospectuses or the Exchange Registration Statements or for additional information and shall promptly supply one another with copies of all correspondence between any of them (or their Representatives) and the SEC (or its staff) with respect thereto. If, at any time prior to the expiration date of the Exchange Offers, any event shall occur relating to or affecting Arch, PageNet, or their respective officers or directors, which event should be described in an amendment or supplement to the Exchange Prospectuses or the Exchange Registration Statements, the parties shall promptly inform one another and shall cooperate in promptly preparing, filing and clearing with the SEC and, if required by applicable securities laws, mailing to Arch' or PageNet's noteholders, as the case may be, such amendment or supplement.

     (g) Provided the conditions to the Exchange Offers referred to in Section 6.18(b) above have been satisfied or waived and Arch or PageNet, as the case may be, has accepted for exchange Notes properly tendered and not withdrawn, Notes that are not tendered into or accepted in the Exchange Offers will remain outstanding as obligations of Arch or the Surviving Corporation, as the case may be, after consummation of the Merger and Arch or the Surviving Corporation, as the case may be, alone shall be obligated to comply with the terms thereof, except as may otherwise be provided in the Prepackaged Plan or the Final

Confirmation Order (as defined in Section 6.19) if the Bankruptcy Case (as defined in Section 6.19) is commenced. Such Notes shall be modified only to the extent provided in the Indenture Amendments and the Note Consents.

     (h) The Exchange Offers will expire at 12:00 midnight, New York City time, on the twentieth business day after such commencement, or, consistent with this Agreement and the provisions of Section 6.19, at such later time and date as PageNet and Arch shall select consistent with applicable law and regulations (the "Exchange Offers Expiration Date").

     (i) The Arch Common Stock or PageNet Shares and Distributed Interests, as the case may be, to be issued in exchange for the Notes tendered and accepted in the Exchange Offers will be so issued only after timely receipt by the exchange agent selected jointly by Arch and PageNet (the "Notes Exchange Agent") of: (i) certificates for all physically delivered Notes in proper form for transfer, or timely confirmation of book-entry transfer of such Notes for such purposes; (ii) a properly completed and duly executed letter of transmittal in the form provided on behalf of Arch or the Surviving Corporation, as the case may be, for such purpose; (iii) a duly executed form of Note Consent and Note Waiver; and
(iv) any other documents required by the letter of transmittal.

     (j) For purposes of the Exchange Offers, Arch or PageNet, as the case may be, shall be deemed to have accepted for exchange the tendered Notes as, if and when Arch or PageNet, as the case may be, gives oral or written notice to the Notes Exchange Agent of such party's acceptance of such Notes for exchange. Each of Arch and PageNet agree to simultaneously accept for exchange the Notes pursuant to their respective Exchange Offers. The Notes Exchange Agent will act as agent for the tendering holders for the purpose of receiving the Notes and transmitting the Arch Common Stock, PageNet Shares or Distributed Interests, as the case may be, in exchange therefor.

     (k) Arch and PageNet shall jointly establish such additional procedures and requirements with respect to the conduct of the Exchange Offers and shall cause the same to be communicated to holders of the Notes in such manner as they shall determine to be necessary or appropriate, including procedures and requirements as may be necessary to obtain confirmation of the Prepackaged Plan if the Bankruptcy Case is commenced. All questions concerning the timeliness, validity, form, eligibility, and acceptance for exchange or withdrawal of any tender of the Notes pursuant to any of the procedures described herein or any additional procedures established by the parties shall be determined jointly by the parties, whose determinations shall be final and binding. Arch and PageNet, as the case may be, also reserve in connection with their respective Exchange Offers, the absolute right to: (i) waive any defect or irregularity in any tender with respect to any particular Note or any particular holder; (ii) permit a defect or irregularity to be corrected within such time as it may determine; or (iii) reject the purported tender of any Note and interest coupons appertaining thereto. Tenders shall not be deemed to have been received or accepted until all defects and irregularities have been cured or waived within such time as Arch or PageNet, as the case may be, may determine in its sole discretion. None of Arch, PageNet or the Notes Exchange Agent or any other person shall be under any duty to give notification of any defects or irregularities relating to tenders or incur any liability for failure to give such notification.

     (l) Each of PageNet and Arch shall accept the Notes tendered in their respective Exchange Offer as of immediately prior to the Effective Time.

     (m) Promptly upon receipt of the consents of the holders of at least a majority of the outstanding principal amount of a series of Notes, Arch or PageNet, as the case may be, shall execute the applicable supplemental indenture to be effective as of the Effective Time.

     6.19.  Bankruptcy Provisions.  As used in this Agreement, the term:

     "Bankruptcy Case" shall mean the bankruptcy case filed or stipulated to by PageNet and its Subsidiaries under Chapter 11 of the Bankruptcy Code pursuant to the terms hereof;

     "Bankruptcy Code" shall mean Title 11 of the United States Code, 11 U.S.C.sec.101 et seq., as now in effect or hereafter amended;

     "Bankruptcy Court" shall mean the court in which the Bankruptcy Case may be filed or otherwise administered, including any court to which the Bankruptcy Case may be transferred at any time under applicable law. PageNet and Arch hereby agree that the U.S. Bankruptcy Court for the District of Delaware is the appropriate venue for the Bankruptcy Case and that if the Bankruptcy Case is filed by PageNet it will be filed in the District of Delaware;

     "Exit Financing" shall mean the senior secured debt financing referred to in Section 6.17 hereof;

     "Final Confirmation Order" shall mean an order of the Bankruptcy Court confirming the Prepackaged Plan in form and substance reasonably acceptable to PageNet and Arch, which has not been amended, modified and added to without the express consent of PageNet and Arch and as to which order as of the Effective Time there is no stay or injunction;

     "Initial Determination Date" shall mean the date which is 60 days after the date upon which the S-4 Registration Statement and the Exchange Registration Statements are declared effective by the SEC;

     "Interim Financing" shall mean debt financing in an amount and on terms reasonably acceptable to Arch and appropriate to permit PageNet to continue its business and operations in the ordinary course following the filing of the Bankruptcy Case;

     "Prepackaged Plan" shall mean the "prepackaged" plan of reorganization for PageNet and its Subsidiaries that (1) is prepared by PageNet and its Subsidiaries in accordance with, and intended by PageNet and its Subsidiaries to be confirmed under, the provisions of Chapter 11 of the Bankruptcy Code (including the confirmation requirements set forth in Section 1129 thereof), (2) consists of terms, conditions and provisions that are mutually acceptable to Arch and PageNet (it being understood and agreed by PageNet and Arch that neither party will unreasonably withhold its consent to proposed amendments to non-material provisions of the Prepackaged Plan) and are not inconsistent with the terms, conditions and provisions of this Agreement, (3) is included in the SEC disclosure materials sent to holders of the PageNet Notes in connection with the Exchange Offers pursuant to Sections 6.18(a) and (e) of this Agreement and
(4) which contains terms intended to implement this Agreement and other terms which are not inconsistent with this Agreement, together with any and all changes, amendments or modifications to, or restatements of, such prepackaged plan which with respect to material provisions have been agreed to by Arch and PageNet, without regard to whether such changes, amendments, modifications and restatements are made to the Prepackaged Plan before or after the commencement of the Bankruptcy Case;

     "PageNet Conditions to the Prepackaged Plan" shall mean (i) the Requisite Bankruptcy Vote of the PageNet Notes, (ii) the Requisite Bankruptcy Vote of the PageNet Secured Creditors and (iii) the Interim Financing;

     "Requisite Bankruptcy Vote of the PageNet Notes" shall mean a vote in favor of the Prepackaged Plan by the holders of at least two-thirds of the outstanding principal amount of the PageNet Notes that are actually voted, and a vote in favor of the Prepackaged Plan by a majority in number of the holders of the PageNet Notes that actually vote;

     "Requisite Bankruptcy Vote of the PageNet Secured Creditors" shall mean a vote in favor of the Prepackaged Plan by the holders of at least two-thirds of the outstanding indebtedness owed under the PageNet senior credit facilities that are actually voted, and a vote in favor of the Prepackaged Plan by a majority in number of the holders of the indebtedness under the PageNet senior credit facilities that actually vote;

     "Requisite Conditions to the Prepackaged Plan" shall mean (i) the PageNet Conditions to the Prepackaged Plan, (ii) the Arch Conditions to the Prepackaged Plan, and (iii) that either the Exit Financing has been obtained or upon entry of the Final Order will be obtained;

     "Arch Conditions to the Prepackaged Plan" shall mean the (i) Arch Minimum Condition and (ii) Arch Stockholders Approval.

     (a) Notwithstanding any other provision of this Agreement to the contrary, in the event that:

          (i) prior to or at the Initial Determination Date the PageNet Minimum Condition and the Arch Minimum Condition are satisfied, and the PageNet Stockholders Approval and the Arch Stockholders Approvals are obtained, then the Exchange Offers shall be consummated pursuant to the terms hereof, the Bankruptcy Case shall not be filed and the Prepackaged Plan shall be abandoned, unless PageNet and Arch agree that the filing of the Bankruptcy Case and the confirmation of the Prepackaged Plan are in the best interests of PageNet and Arch, notwithstanding satisfaction of the PageNet Minimum Condition and the Arch Minimum Condition;

          (ii) at the Initial Determination Date, the PageNet Minimum Condition is not satisfied or the PageNet Stockholders Approval is not obtained but the Requisite Conditions to the Prepackaged Plan are satisfied, then either
     (x) (1) PageNet shall file the Bankruptcy Case (in the U.S. Bankruptcy Court for the District of Delaware or such other bankruptcy court as PageNet and Arch mutually agree) and seek confirmation of the Prepackaged Plan by the Bankruptcy Court, and (2) Arch shall be bound by all of the terms hereof, and shall consummate the Merger through the Prepackaged Plan if such plan is confirmed by the Bankruptcy Court by a Final Confirmation Order within 120 days of the commencement of the Bankruptcy Case, or such later date as is mutually agreed to in writing by Arch and PageNet, and if the other conditions to the Merger set forth in Article VII hereof (other than Section 7.1(a)(2) and 7.1(g)(ii), which shall have been satisfied by entry of the Final Confirmation Order) are satisfied after entry of the Final Confirmation Order but prior to the Termination Date, as such date may be extended in accordance with Section 8.2, or (y) PageNet shall terminate this Agreement and simultaneously pay to Arch the Arch Termination Fee pursuant to Section 8.5(c) hereof. In the event the Bankruptcy Case is commenced, Arch shall:

             (w) support assumption of this Agreement by PageNet as a debtor-in-possession pursuant to 11 U.S.C. sec.365;

             (x) enter into a new agreement identical to the terms of this Agreement with PageNet as a debtor-in-possession after commencement of the Bankruptcy Case, in the event PageNet and Arch agree (upon the advice of counsel) or the Bankruptcy Court determines that applicable law prohibits assumption of this Agreement by PageNet as a debtor-in-possession pursuant to 11 U.S.C. sec.365(c)(2);

             (y) support confirmation of the Prepackaged Plan and all actions and pleadings reasonably undertaken by PageNet in the Bankruptcy Case to achieve confirmation thereof; and

             (z) oppose any effort by any party to (1) dismiss the Bankruptcy Case or convert the Bankruptcy Case to a case under chapter 7 of the Bankruptcy Code, or (2) defeat confirmation of the Prepackaged Plan;

          (iii) at the Initial Determination Date, the PageNet Minimum Condition is not satisfied or the PageNet Stockholders Approval is not obtained and the Requisite Conditions to the Prepackaged Plan are not satisfied, then the Initial Determination Date shall be extended to the earlier of (x) the date upon which the PageNet Minimum Condition and the Arch Minimum Condition are satisfied, and the PageNet Stockholders Approval and the Arch Stockholders Approval are obtained, (y) the date upon which the Requisite Conditions to the Prepackaged Plan are satisfied and (z) June 30, 2000 (the "Extended Determination Date"). If the PageNet Minimum Condition and the Arch Minimum Condition are satisfied and the PageNet Stockholders Approval and the Arch Stockholders Approval are obtained prior to June 30, 2000, then the provisions of Section 6.19(a)(i) of this Agreement shall apply. If the Requisite Conditions to the Prepackaged Plan are satisfied prior to June 30, 2000, then the provisions of Section 6.19(a)(ii) of this Agreement shall apply;

          (iv) at any time after the date of this Agreement, the Board of Directors of PageNet determines that the filing of the Bankruptcy Case is in the best interests of PageNet, then (1) PageNet may file the Bankruptcy Case and shall seek, to the extent not already satisfied, to satisfy the PageNet Conditions to the Prepackaged Plan and otherwise seek confirmation of the Prepackaged Plan by the Bankruptcy Court, and (2) Arch shall (x) seek, to the extent not already satisfied, to satisfy the Arch Conditions to the Prepackaged Plan and (y) be bound by all of the terms hereof, and shall consummate the Merger through the Prepackaged Plan if such plan is confirmed by the Bankruptcy Court by a Final Confirmation Order (provided that such Final Confirmation Order shall be entered by no later than December 31, 2000, or such later date as is mutually agreed to by Arch and PageNet) and if the other conditions to the Merger set forth in Article VII hereof (other than Section 7.1(a)(2) and 7.1(g)(ii), which shall have been satisfied by entry of the Final Confirmation Order) are satisfied after entry of the Final Confirmation Order but prior to the Termination Date, as such date may be extended in accordance with Section 8.2;

          (v) an Involuntary Insolvency Event occurs prior to a voluntary commencement of the Bankruptcy Case pursuant to Sections 6.19(a)(ii), (iii) or (iv), (1) (A) if the date of the Insolvency Event (the "Involuntary Insolvency Event Date") is prior to the Initial Determination Date, PageNet shall have up to 120 days after such Involuntary Insolvency Event Date to obtain from the appropriate court an order which dismisses such Involuntary Insolvency Event (including, with respect to an involuntary petition filed in any bankruptcy court, an order which holds or requires that the court abstain from adjudicating the petition pursuant to 11 U.S.C. sec.305) and which order is not subject to a stay or injunction and is not subject to an appeal and all periods for taking an appeal shall have expired (the "Dismissal Order"), so that the Exchange Offers may be completed, and this Agreement shall remain in full force and effect and Arch shall be bound by all of the terms hereof or (B) if an Involuntary Insolvency Event occurs after the Initial Determination Date, and as of the Involuntary Insolvency Event Date the PageNet Minimum Condition and the Arch Minimum Condition have been satisfied and the PageNet Stockholders Approval and Arch Stockholders Approval have been obtained, then (x) PageNet shall have up to 120 days after such Involuntary Insolvency Event Date to obtain entry of the Dismissal Order, and (y) this Agreement shall remain in full force and effect and Arch shall consummate the Merger (outside of bankruptcy, unless PageNet and Arch mutually consent to file the Bankruptcy Case as contemplated by Section 6.19(a)(i) hereof) pursuant to the terms hereof provided that such Dismissal Order has been obtained before the expiration of such 120-day period, (2) if on the Involuntary Insolvency Event Date the PageNet Minimum Condition has not been satisfied or PageNet Stockholders Approval has not been obtained but the Requisite Conditions to the Prepackaged Plan have been satisfied, then PageNet shall stipulate to bankruptcy relief under Chapter 11 of the Bankruptcy Code and the provisions of Section 6.19(a)(ii)(x)(1) of this Agreement shall apply (including the provisions therein requiring Arch to be obligated to consummate the Merger pursuant to the Prepackaged Plan); and (3) if on the Involuntary Insolvency Event Date the PageNet Minimum Condition has not been satisfied or PageNet Stockholders Approval or Arch Stockholders Approval has not been obtained and the Requisite Conditions to the Prepackaged Bankruptcy have not been obtained, then PageNet may (but shall not be obligated to) stipulate to bankruptcy relief under Chapter 11 of the Bankruptcy Code and the provisions of Section 6.19(a)(iv) of this Agreement shall apply (including the provisions therein requiring Arch to be obligated for a period of time to consummate the Merger pursuant to the Prepackaged Plan). For purposes hereof, an "Involuntary Insolvency Event" shall mean any filing of an involuntary bankruptcy petition against PageNet or any of its Subsidiaries by any party, or the appointment under other applicable state or federal law of a liquidator or a trustee for PageNet or any of its Subsidiaries.

     (b) As soon as practicable after entering into this Agreement, PageNet and Arch shall jointly prepare the Prepackaged Plan in form and substance satisfactory to PageNet and Arch. PageNet shall include the Prepackaged Plan and related solicitation materials (including a ballot) in the PageNet Exchange Prospectus, the solicitation materials sent to the PageNet Secured Creditors, and (to the extent PageNet and Arch deem necessary) in any materials sent to the holders of PageNet Shares. PageNet and Arch shall cooperate to ensure that the Exchange Offers, including the disclosures to holders of PageNet Notes made in connection therewith, and the solicitation of PageNet Secured Creditors comply with the disclosure requirements of the Bankruptcy Code and applicable law. The Prepackaged Plan may not be amended, modified or added to in any material respect without the written consent of PageNet and Arch.

     (c) Notwithstanding any other provision hereof to the contrary, (i) the filing of the Bankruptcy Case, the operation of PageNet's business in accordance with the Bankruptcy Code or the pendency of the Bankruptcy Case, or (ii) the occurrence of an Involuntary Insolvency Event with respect to PageNet shall not be considered in and of itself a Material Adverse Effect for purposes of this Agreement.

     (d) On the same day that the Bankruptcy Case is filed, an order for relief is consented to under Section 6.19(a)(v) of this Agreement or an order for relief is entered, as applicable, PageNet shall file a motion (the "Initial Merger Motion") for expedited determination of approval of Section 6.2 hereof concerning Acquisition Proposals (the "Exclusivity Provision"), Section 8.5(c) concerning the Arch Termination Fee and Section 8.5(b) concerning the PageNet Termination Fee in form and substance acceptable to Arch, PageNet shall use its best efforts to obtain an order approving the Initial Merger Motion (the "Initial Merger Order") within 15 days of the commencement of the Bankruptcy Case, but in no event not later than 30 days after the commencement thereof, which order shall be in form and substance acceptable to Arch.

     (e) PageNet shall promptly provide to Arch with drafts of all documents, motions, orders, filings or pleadings that PageNet proposes to file with the Bankruptcy Court and will provide Arch with reasonable opportunity prior to the filing thereof to review such filings to the extent reasonably practicable. PageNet shall consult and cooperate with Arch with respect to all such filings.

     (f) PageNet and Arch shall use their best efforts to cause the transactions contemplated by this Agreement and the Prepackaged Plan to be consummated in accordance with the terms hereof and thereof, and without limiting the generality of the foregoing shall use their best efforts to obtain all necessary approvals, waivers, consents, permits, licenses, registrations and other authorizations required in connection with this Agreement and the Prepackaged Plan and the transactions contemplated hereby and thereby, including without limitation, entry of the Final Confirmation Order.

     (g) PageNet shall cause its Subsidiaries to take all actions and to execute all agreements and documents which are necessary or useful in the preparation of and commencement of the Bankruptcy Case, the preparation, filing and prosecution of the Prepackaged Plan and the entry of the Final Confirmation Order.

     (h) Concurrent with the commencement of the Exchange Offers, PageNet shall send solicitation and disclosure materials to its creditors as would bind such creditors to the Prepackaged Plan under the provisions of the Bankruptcy Code. PageNet shall make such solicitations of its creditors (in addition to solicitations of holders of the PageNet Notes) as PageNet and Arch determine is necessary to facilitate and expedite the confirmation of the Prepackaged Plan in the event of any potential Bankruptcy Case.

     (i) If the Bankruptcy Case is commenced pursuant to Section 6.19(a)(iv) or
(v), then Arch shall not be subject to the restrictions set forth in Section 6.2 or the restrictions on the conduct of its business set forth in Section 6.1(b)(viii) with respect to merger or acquisition transactions or the other restrictions set forth in Section 6.1(b), to the extent such restrictions would impede or prohibit Arch from entering into another merger or acquisition transaction; provided, however, that Arch may not enter into another merger or acquisition transaction that would prevent, materially impair or materially delay its ability to consummate the Merger or the other transactions contemplated hereby; provided, further, that if Arch enters into a merger or acquisition transaction following the commencement of the Bankruptcy Case pursuant to Section 6.19(a)(iv) or (v) and as a result of such event PageNet is required to amend its disclosure statement and resolicit the votes of its creditors, then the time within which the Final Confirmation Order must be obtained shall be extended for an additional 90 days.

     6.20. Rights Agreement. At or prior to the Effective Time, the Arch Board of Directors shall take all action required to render inapplicable the Arch Rights Agreement to the Merger and the transactions contemplated by this Agreement. At or prior to the Effective Time, the Arch Board of Directors shall take all action required by Section 5.1(j)(ii) of this Agreement and the PageNet Board of Directors shall take all action required by Section 5.1(j)(i) of this Agreement.

     6.21.  Preferred Stock.

     (a) Arch shall use its reasonable best efforts to obtain, as soon as practicable after the date of this Agreement, the written agreement of each holder of Arch Series C Preferred Shares (such written agreement referred to herein as the "Series C Consent Agreement"), pursuant to which: (i) such holder agrees to vote in favor of an amendment to the Arch certificate of incorporation pursuant to which each Series C Convertible Preferred Share shall be converted at the Effective Time into 8.416568 shares (the "Series C Exchange Ratio") of Arch Common Stock, subject to adjustment as provided in Section 4.4 (the "Series C Consideration"), (ii) waive any and all rights such holder may have under section 7A of the Certificate of Designations, Preferences and Relative, Participating, Optional or other Special Rights of Series C Convertible Stock of Arch; and (iii) Arch agrees to register for sale by such holder and certain transferees, the shares of Arch Common Stock received by such holder, unless such shares would be freely tradeable under applicable securities laws. When executed and delivered by Arch, the Series C Consent Agreement will be a valid and binding agreement of Arch, enforceable against Arch in accordance with its terms, subject to the Bankruptcy and Equity Exception.

     (b) The exchange of certificates formerly representing Arch Series C Preferred Shares shall be effected by the Exchange Agent (as defined in Section 4.2) pursuant to the provisions set forth in Section 4.2 of this Agreement. The term "Certificate" shall include certificates formerly representing Arch Series C Preferred Shares.

     6.22. Spinoff. Prior to the Closing, the Board of Directors of PageNet will declare a dividend (the "Spinoff Dividend"), payable to those holders of PageNet Shares who hold PageNet Shares immediately prior to the acceptance of PageNet Notes in the PageNet Exchange Offer (the "Spinoff Record Date"), of interests (the "Distributed Interests") representing the portion of such equity ownership in Silverlake Communications, Inc. (also doing business as Vast Solutions, Inc. and Vast Solutions) (the "Distributed Subsidiary") equal to (x) subject to Section 6.1(d), 11.6% of the total equity ownership of the Distributed Subsidiary divided by (y) the number of PageNet Shares issued and outstanding at the Spinoff Record Date (the issuance of the Spinoff Dividend shall be referred to herein as the "Spinoff"). Payment of the Spinoff Dividend declared by the Board of Directors of PageNet shall be conditioned upon the occurrence of (i) either (A) the satisfaction of the PageNet Minimum Condition and the acceptance of the PageNet Notes or (B) the filing of the Final Confirmation Order and (ii) the consummation of the Merger. PageNet and the Distributed Subsidiary shall take such action reasonably necessary (including filings with and no- action requests of the SEC and communications with stockholders) to effectuate the Spinoff. Upon satisfaction of the conditions to the Spinoff Dividend, Arch shall use its reasonable best efforts to consummate, or cause to be consummated the Spinoff as promptly as practicable after the Effective Time.

                                  ARTICLE VII.

                                   CONDITIONS

     7.1. Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver, if applicable, at or prior to the Effective Time of each of the following conditions:

          (a) Stockholder Approval. The Arch Stockholders Approval shall have been obtained, and PageNet shall have obtained either (1) the PageNet Stockholders Approval or (2) entry of the Final Confirmation Order confirming the Prepackaged Plan, such that this Agreement and the transactions contemplated hereby can be accomplished without the approval of the holders of the PageNet Shares.

          (b) NASDAQ Listing. The shares of Arch Common Stock issuable pursuant to this Agreement shall have been approved for listing (either before or after the execution of this Agreement) on the NASDAQ.

          (c) Governmental Regulations. The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated, and all other consents, permits, licenses, and approvals for the Merger and the other transactions contemplated by this Agreement required by the Governmental Regulations, as well as all other material PageNet Required Consents and Arch Required Consents, shall have been obtained and shall have become Final Orders. For purposes of this agreement, a "Final Order" shall mean an action taken or order issued by the applicable Governmental Entity as to which (i) no request for stay by such Governmental Entity of the action or order is pending, no such stay is in effect, and, if any deadline for filing any such request is designated by statute or regulation, it is passed; (ii) no petition for rehearing or reconsideration of the action or order is pending before the Governmental Entity and the time for filing any such petition is passed; (iii) the Governmental Entity does not have the action or order under reconsideration on its own motion and the time for such reconsideration has passed; (iv) the action or order is not then under active judicial review, there is no notice of appeal or other application for judicial review pending, and the deadline for filing such notice of appeal or other application for judicial review has passed; and (v) with respect to an action taken or order issued by the Governmental Entity granting consent to the Merger, such consent shall be without material adverse conditions, other than conditions that have been agreed to by PageNet and Arch or that are routine conditions with respect to transfer of this nature.

          (d) Laws and Orders. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the Merger, the Exchange Offers, the Spinoff or the other transactions contemplated by this Agreement (collectively, an "Order"), and no Governmental Entity shall have instituted any proceeding or threatened to institute any proceeding seeking any such Order.

          (e) S-4. The S-4 Registration Statement and the Exchange Registration Statements shall have become effective under the Securities Act. No stop order suspending the effectiveness of the S-4 Registration Statement or the Exchange Registration Statements shall have been issued, and no proceedings for that purpose shall have been initiated or be threatened by the SEC.

          (f) Senior Credit Facilities. Arch and its subsidiaries, including PageNet after giving effect to the Merger, will have senior credit facilities in an amount not less than $1.3 billion.

          (g) Exchange Offers/Bankruptcy. Either (i) the PageNet Minimum Condition and the Arch Minimum Condition shall have been satisfied or (ii) if the PageNet Minimum Condition has not been satisfied, the Final Confirmation Order shall have been entered confirming the Prepackaged Plan and the Arch Minimum Condition shall have been obtained and all conditions to the Effective Time occurring under the Prepackaged Plan shall have been satisfied.

          (h) Blue Sky Approvals. Arch shall have received all state securities and "blue sky" permits and approvals necessary to consummate the transactions contemplated by this Agreement.

          (i) Expected Out-of-Pocket Income Tax Liability. PageNet, Arch, Merger Sub and their respective subsidiaries shall not be reasonably expected to incur out-of-pocket income tax liability in their respective taxable periods which include the Effective Time resulting directly from the consummation of the Merger, the Exchange Offers and the Spinoff in excess of $25 million in the aggregate. In making this determination the following shall be taken into account: (1) the amount of cancellation of indebtedness income, if any, includible in gross income, (2) gain, if any, incurred as a result of the distribution or transfer of appreciated assets, and (3) the amount of losses, credits or deductions, including both available net operating loss or credit carryforwards and losses, deductions or credits expected to be generated in the taxable periods which include the Effective Time, but excluding any expected carrybacks from subsequent taxable periods.

     7.2. Conditions to Obligations of Arch and Merger Sub. The obligations of Arch and Merger Sub to effect the Merger are also subject to the satisfaction or waiver by Arch at or prior to the Effective Time of the following conditions:

          (a) Representations and Warranties. The representations and warranties of PageNet set forth in this Agreement (other than those representations and warranties which would be breached as a result of the filing or conduct of the Bankruptcy Case or the occurrence of an Involuntary Insolvency Event with respect to PageNet): (i) to the extent qualified by materiality, shall be true and correct; and (ii) to the extent not qualified by materiality, shall be true and correct (except that this clause (ii) shall be deemed satisfied so long as any failures of such representations and warranties to be true and correct, taken together, would not reasonably be expected to have a Material Adverse Effect on PageNet and would not reasonably be expected to have a material adverse effect on the expected benefits of the Merger to Arch), in the case of each of clauses (i) and (ii), as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, and Arch shall have received a certificate signed on behalf of PageNet by an executive officer of PageNet to such effect.

          (b) Performance of Obligations of PageNet. PageNet shall have performed in all material respects all of its covenants, agreements and obligations set forth in this Agreement at or prior to the Closing Date, and Arch shall have received a certificate signed on behalf of PageNet by an executive officer of PageNet to such effect.

          (c) Consents Under Agreements. PageNet shall have obtained the consent or approval of each Person whose consent or approval shall be required in order to consummate the transactions contemplated by this Agreement under any Contract to which PageNet or any of its Subsidiaries is a party (other than consents or waivers relating to the Bankruptcy Case or the occurrence of an Involuntary Insolvency Event), except those for which the failure to obtain such consent or approval, individually or in the aggregate, is not reasonably likely to have, a Material Adverse Effect on PageNet or a material adverse effect on the expected benefits of the Merger to Arch.

          (d) Tax Opinion. Arch shall have received the opinion of Hale and Dorr LLP, counsel to Arch, dated the Closing Date, to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and that each of Arch, Merger Sub and PageNet will be a party to that reorganization within the meaning of Section 368(b) of the Code. Such opinion shall be based on certain assumptions concerning the fair market value of stock and securities to be surrendered and issued in the Merger, the Exchange Offers and the Spinoff, which PageNet, Arch and, with respect to PageNet, Houlihan Lokey Howard & Zukin Financial Advisors, Inc., and, with respect to Arch, Bear, Stearns & Co. Inc. will certify as being reasonable. In addition, in rendering such opinions, counsel may rely upon representations and certificates given for this purpose by responsible officers of PageNet, Arch and Merger Sub.

          (e) Certificate. PageNet shall have delivered to Arch a certificate (without qualification as to knowledge or materiality or otherwise) to the effect that each of the conditions specified in Section 7.2 is satisfied in all respects, that the PageNet Stockholders Meeting has been convened (unless the Bankruptcy Case precedes the scheduled date of such meeting), and that the actions set forth in Section 6.5(a) of this Agreement have been adopted and approved in accordance with such section (except to the extent such approval is not required by reason of the entry of the Final Confirmation Order).

     7.3. Conditions to Obligation of PageNet. The obligation of PageNet to effect the Merger is also subject to the satisfaction or waiver by PageNet at or prior to the Effective Time of the following conditions:

          (a) Representations and Warranties. The representations and warranties of Arch and Merger Sub set forth in this Agreement: (i) to the extent qualified by materiality, shall be true and correct; and (ii) to the extent not qualified by materiality, shall be true and correct (except that this clause (ii) shall be deemed satisfied so long as any failures of such representations and warranties to be true and correct, taken together, would not reasonably be expected to have a Material Adverse Effect and would not reasonably be expected to have a material adverse effect on the expected benefits of the Merger to PageNet), in the case of each of clauses
     (i) and (ii), as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, and PageNet shall have received a certificate signed on behalf of Arch and Merger Sub by an executive officer of Arch to such effect.

          (b) Performance of Obligations of Arch. Each of Arch and Merger Sub shall have performed in all material respects all of its covenants, agreements and obligations set forth in this Agreement at or prior to the Closing Date, and PageNet shall have received a certificate signed on behalf of Arch and Merger Sub by an executive officer of Arch to such effect.

          (c) Consents Under Agreements. Arch shall have obtained the consent or approval of each Person whose consent or approval shall be required in order to consummate the transactions contemplated by this Agreement under any Contract to which Arch or any of its Subsidiaries is a party, except those for which the failure to obtain such consent or approval, individually or in the aggregate, is not reasonably likely to have, a Material Adverse Effect on Arch or a material adverse effect on the expected benefits of the Merger to PageNet.

          (d) Tax Opinion. PageNet shall have received the opinion of Mayer, Brown & Platt, counsel to PageNet, dated the Closing Date, to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and that each of Arch, Merger Sub and PageNet will be a party to that reorganization within the meaning of Section 368(b) of the Code. Such opinion shall be based on certain assumptions concerning the fair market value of stock and securities to be surrendered and issued in the Merger, the Exchange Offers and the Spinoff, which PageNet, Arch and, with respect to PageNet, Houlihan Lokey Howard & Zukin Financial Advisors, Inc., and, with respect to Arch, Bear, Stearns & Co. Inc. will certify as being reasonable. In addition, in rendering such opinions, counsel may rely upon representations and certificates given for this purpose by responsible officers of PageNet and Arch.

          (e) Certificate. Arch shall have delivered to PageNet a certificate (without qualification as to knowledge or materiality or otherwise) to the effect that each of the conditions specified in Section 7.3 (a)-(d) is satisfied in all respects, that the Arch Stockholders Meeting has been convened, and that the actions set forth in Section 6.5(b) have been adopted and approved in accordance with such section.

          (f) Series C Consent Agreement. The Series C Consent Agreement will be in full force and effect, Arch shall not be in breach or default of the Series C Consent Agreement, and to the actual knowledge of the Knowledgeable Executives of Arch, there shall not exist a breach or default under the Series C Consent Agreement by any other party thereto.

          (g) Spinoff.  The Spinoff Dividend may be declared pursuant to Section
     6.22 of this Agreement or the Final Confirmation Order shall have been entered confirming the Prepackaged Plan.

                                 ARTICLE VIII.

                                  TERMINATION

     8.1. Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the approval by stockholders of PageNet or Arch referred to in
Section 7.1(a), by mutual written consent of PageNet and Arch, through action of their respective Boards of Directors.

     8.2. Termination by Either Arch or PageNet. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the Board of Directors of either Arch or PageNet if: (i) the Merger shall not have been consummated by June 30, 2000 if no Bankruptcy Case has been filed by that date or 30 days following the date by which the Final Confirmation Order must be entered under Section 6.19(a) (the "Termination Date"); provided, however, that either party shall have the option, in its sole discretion, to extend the Termination Date for an additional period of time not to exceed 90 days if the sole reason that the Merger has not been consummated by such date is that the condition set forth in Section 7.1(c) has not been satisfied due to the failure to obtain the necessary consents and approvals under applicable Governmental Regulations and Arch or PageNet are still attempting to obtain such necessary consents and approvals under applicable Governmental Regulations or are contesting the refusal of the relevant Government Entities to give such consents or approvals in court or through other applicable proceedings; (ii) the PageNet Stockholders Meeting and the Arch Stockholders Meeting shall have been held and completed, but the PageNet Stockholders Approval or the Arch Stockholders Approval, to the extent required by Section 7.1(a), shall not have occurred; or (iii) any Order permanently restraining, enjoining or otherwise prohibiting consummation of the Merger shall become final and non-appealable (whether before or after the PageNet Stockholders Approval or the Arch Stockholders Approval); provided, further, that the right to terminate this Agreement pursuant to clause (i) above shall not be available to any party that has breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the failure of the Merger to be consummated.

     8.3. Termination by PageNet. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the PageNet Stockholder Approval referred to in Section 7.1(a), by action of the Board of Directors of PageNet if:

          (a) the Board of Directors of Arch shall have withdrawn or adversely modified its approval or recommendation of this Agreement;

          (b) there has been a breach by Arch or Merger Sub of any representation, warranty, covenant or agreement contained in this Agreement which both: (i) would result in a failure of a condition set forth in
     Section 7.3(a) or 7.3(b); and (ii) cannot be or is not cured prior to the Termination Date;

          (c) PageNet has received a Superior Proposal, has otherwise complied with the requirements of Section 6.2, provides Arch with all of the material terms of Superior Proposal at least two business days prior to termination and simultaneously with such termination pays to Arch the Arch Termination Fee required by Section 8.5(c); or

          (d) pursuant to Section 6.19(a)(ii), PageNet shall not file the Bankruptcy Case and seek confirmation of the Prepackaged Plan by the Bankruptcy Court and simultaneously pays to Arch the Arch Termination Fee.

     8.4. Termination by Arch. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the Arch Stockholder Approval referred to in Section 7.1(a), by action of the Board of Directors of Arch if:

          (a) the Board of Directors of PageNet shall have withdrawn or adversely modified its approval or recommendation of this Agreement to do so;

          (b) there has been a breach by PageNet of any representation, warranty, covenant or agreement contained in this Agreement which both: (i) would result in a failure of a condition set forth in Section 7.2(a) or 7.2(b); and (ii) cannot be or is not cured prior to the Termination Date, other than a breach that results solely from the filing or conduct of the Bankruptcy Case consistent with the terms of this Agreement or solely from the occurrence of an Involuntary Insolvency Event with respect to PageNet;

          (c) the Initial Merger Order has not been entered within 30 days of the commencement of the Bankruptcy Case;

          (d) the Final Confirmation Order is not entered within the time permitted by Section 6.19(a);

          (e) the Prepackaged Plan is amended, modified or added to in violation of Section 6.19(b); or

          (f) Arch has received a Superior Proposal, has otherwise complied with the requirements of Section 6.2, provides PageNet with all of the material terms of the Superior Proposal at least two business days prior to such termination and simultaneously pays to PageNet the PageNet Termination Fee required by Section 8.5(b).

     8.5.  Effect of Termination and Abandonment.

          (a) In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII, this Agreement (other than as set forth in Section 9.1) shall become void and of no effect with no liability (other than as set forth in Section 8.5(b) or (c), or in the proviso at the end of this sentence) on the part of any party to this Agreement or of any of its directors, officers, employees, agents, legal or financial advisors or other representatives; provided, however, no such termination shall relieve any party to this Agreement from any liability for damages resulting from any breach of this Agreement.

     (b) In the event that: (i) an Acquisition Proposal shall have been made to Arch or have been made directly to Arch' stockholders or noteholders generally or any Person shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal and thereafter: (A) Arch' stockholders do not adopt this Agreement or the other transactions contemplated hereby at the Arch Stockholders Meeting or Arch' noteholders do not satisfy the Arch Minimum Condition with respect to the Arch Notes; (B) this Agreement is terminated by either Arch or PageNet pursuant to the terms of this Agreement and
(C) Arch enters into an agreement with a third party with respect to an Acquisition Proposal within 12 months of the termination of this Agreement; (ii) this Agreement is terminated by PageNet pursuant to Section 8.3(a) or (b) provided that, with respect to Section 8.3(b), it is terminated solely with respect to a breach of (A) Section 6.2 or (B) Section 6.5 (but, only with respect to Arch' obligation in accordance with such Section to duly convene and complete the Arch Stockholders Meeting regarding the adoption of this Agreement and the matters set forth in Section 6.5(b) of this Agreement); or (iii) this Agreement is terminated by Arch pursuant to Section 8.4(f), then Arch and its Subsidiaries (jointly and severally) shall pay PageNet a fee equal to $40.0 million (the "PageNet Termination Fee"), which amount shall be in addition to any expenses to be paid pursuant to Section 6.12, payable by wire transfer of same day funds. A PageNet Termination Fee payable pursuant to Section 8.5(b)(i), or (ii) shall be paid no later than two days after the date of termination and a PageNet Termination Fee payable pursuant to Section 8.5(b)(iii) shall be paid simultaneously with (and such payment shall be a condition of) termination pursuant to Section 8.4(f). Arch acknowledges that the agreements contained in this Section 8.5(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, PageNet would not enter into this Agreement. Accordingly, if Arch fails to pay promptly the amount due pursuant to this Section 8.5(b), and, in order to obtain such payment, PageNet commences a suit which results in a judgment against Arch for the fee set forth in this paragraph (b), Arch shall pay to PageNet its costs and expenses (including attorneys' fees) in connection with such suit, together with interest on the amount of the fee at the prime rate of Citibank N.A. in effect on the date such payment was required to be made.

     (c) In the event that: (i) an Acquisition Proposal shall have been made to PageNet or have been made directly to PageNet's stockholders or noteholders generally or any Person shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal and thereafter: (A) PageNet's stockholders do not adopt this Agreement or the other transactions contemplated hereby at the PageNet Stockholders Meeting or PageNet's noteholders do not satisfy the PageNet Minimum Condition with respect to the PageNet Notes, and the Bankruptcy Court fails to enter the Final Confirmation Order which would otherwise enable the transactions set forth in this Agreement to occur without approval by the holders of PageNet Shares; (B) this Agreement is terminated by either Arch or PageNet pursuant to the terms of this Agreement and (C) either
(x) PageNet executes and delivers an agreement with respect to an Acquisition Proposal or (y) an Acquisition Proposal with respect to PageNet is consummated, in either case, within 12 months of the date this Agreement is terminated; (ii) this Agreement is terminated by Arch pursuant to Section 8.4(a) or (b) provided that, with respect to Section 8.4(b), it is terminated solely with respect to a breach of (A) Section 6.2 or (B) Section 6.5 (but, only with respect to PageNet's obligation in accordance with such Section to duly convene and complete the PageNet Stockholders Meeting (unless the Bankruptcy Case has commenced or PageNet has stipulated to bankruptcy relief after the occurrence of an Involuntary Insolvency Event pursuant to Section 6.19(a)(iv) hereof) regarding the adoption of this Agreement and the approval of the matters set forth in Section 6.5(a) of this Agreement); (iii) the Prepackaged Plan is withdrawn without the prior written consent of Arch, or PageNet files any other plan of reorganization or amends, modifies or adds to any material provision of the Prepackaged Plan in each case without the prior written consent of Arch;
(iv) any other plan of reorganization filed by a person other than PageNet is confirmed by the Bankruptcy Court; (v) PageNet files a motion to sell or otherwise transfer all or a substantial portion of its assets as part of a sale pursuant to Section 363 of the Bankruptcy Code without the prior written consent of Arch; or (vi) this Agreement is terminated by PageNet pursuant to Section 8.3(c) or (d), then PageNet and its Subsidiaries (jointly and severally) shall pay Arch a fee equal to $40.0 million (the "Arch Termination Fee"), which amount shall be in addition to any expenses to be paid pursuant to Section 6.12, payable by wire transfer of same day funds. A Arch Termination Fee payable pursuant to Section 8.5(c)(i), (ii), (iii), (iv) or (v) shall be paid no later than two days after the date of termination and a Arch

Termination Fee payable pursuant to Section 8.5(c)(vi) shall be paid simultaneously with (and such payment shall be a condition of) termination pursuant to Section 8.3(c) or (d). PageNet acknowledges that the agreements contained in this Section 8.5(c) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Arch and Merger Sub would not enter into this Agreement. Accordingly, if PageNet fails to pay promptly the amount due pursuant to this Section 8.5(c) (and in any case in which the Bankruptcy Case has been commenced, the Initial Merger Order approves this provision), and, in order to obtain such payment, Arch commences a suit which results in a judgment against PageNet for the fee set forth in this paragraph (c), PageNet shall pay to Arch its costs and expenses (including attorneys' fees) in connection with such suit, together with interest on the amount of the fee at the prime rate of Citibank N.A. in effect on the date such payment was required to be made.

                                  ARTICLE IX.

                           MISCELLANEOUS AND GENERAL

     9.1. Survival. Article II, Article III, Article IV and this Article IX (other than Section 9.4 (Counterparts)), and the agreements of PageNet, Arch and Merger Sub contained in Sections 6.8 (Affiliates), 6.11 (Benefits), 6.12 (Expenses) and 6.13 (Indemnification; Directors' and Officers' Insurance) shall survive the consummation of the Merger. This Article IX (other than Section 9.2 (Modification or Amendment), Section 9.3 (Waiver of Conditions) and Section 9.13 (Assignment)) and the agreements of PageNet, Arch and Merger Sub contained in
Section 6.12 (Expenses), Section 6.14 (Takeover Statute), Section 6.15 (Confidentiality) and Section 8.5 (Effect of Termination and Abandonment) shall survive the termination of this Agreement. All other representations, warranties, covenants and agreements in this Agreement shall not survive the consummation of the Merger or the termination of this Agreement.

     9.2. Modification or Amendment. Subject to the provisions of the applicable law, at any time prior to the Effective Time, the parties to this Agreement may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of the respective parties.

     9.3.  Waiver of Conditions.

          (a) Any provision of this Agreement may be waived prior to the Effective Time if, and only if, such waiver is in writing and signed by an authorized representative or the party against whom the waiver is to be effective.

          (b) No failure or delay by any party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Except as otherwise provided in this Agreement, the rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

     9.4. Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

     9.5.  Governing Law and Venue; Waiver of Jury Trial.

          (a) This Agreement shall be deemed to be made in and in all respects shall be interpreted, construed, and governed by, and in accordance with, the substantive laws of the State of Delaware, without regard to the conflict of law principles thereof. The parties hereby irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the courts of the State of Delaware and of the United States of America located in Wilmington, Delaware, including the U.S. Bankruptcy Court for the District of Delaware (the "Delaware Courts"), for any litigation arising out of or relating to this Agreement or the Prepackaged Plan and the transactions contemplated by this Agreement (and agree not to commence any litigation relating thereto except in such Delaware Courts), waive any objection to the laying of venue of any such litigation in the Delaware Courts and agree not to plead or claim in any Delaware Court that such litigation brought therein has been brought in an inconvenient forum.

          (b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, OR RELATING TO, THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (ii) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY; AND (iv) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.5.

     9.6. Notices. Notices, requests, instructions or other documents to be given under this Agreement shall be in writing and shall be deemed given: (i) when sent if sent by facsimile, provided that receipt of the fax is promptly confirmed by telephone; (ii) when delivered, if delivered personally to the intended recipient; and (iii) one business day later, if sent by overnight delivery via a national courier service, and in each case, addressed to a party at the following address for such party:

        If to Arch or Merger Sub:

               Arch Communications Group, Inc.
               1800 West Park Drive, Suite 250
               Westborough, Massachusetts 01581
               Attention: Chief Executive Officer
               Fax: (508) 870-6076

        with a copy to:

               Hale and Dorr LLP
               60 State Street
               Boston, Massachusetts 02109
               Attention: Jay E. Bothwick
               Fax: (617) 526-5000

        and if to PageNet:

               Paging Network, Inc.
               14911 Quorum Drive
               Dallas, Texas 75240
               Attention: Chief Executive Officer
               Fax: (972) 801-8950

        and
               Paging Network, Inc.
               14911 Quorum Drive
               Dallas, Texas 75240
               Attention: Senior Vice President and General Counsel
               Fax: (972) 801-8978

        with a copy to:

               Mayer, Brown & Platt
               190 South LaSalle Street
               Chicago, Illinois 60603-3441
               Attention: John R. Schmidt
               Fax: (312) 701-7711

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above.

     9.7. Entire Agreement. This Agreement (including any exhibits and annexes to this Agreement), Series C Consent Agreement, the Confidentiality Agreement, the PageNet Disclosure Letter, and the Arch Disclosure Letter constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties, both written and oral, among the parties with respect to the subject matter of this Agreement. EACH PARTY TO THIS AGREEMENT AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, NEITHER ARCH AND MERGER SUB NOR PAGENET MAKES ANY REPRESENTATIONS OR WARRANTIES, AND EACH HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES MADE BY ITSELF OR ANY OF ITS OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, FINANCIAL AND LEGAL ADVISORS OR OTHER REPRESENTATIVES, WITH RESPECT TO THE EXECUTION AND DELIVERY OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE OTHER PARTY OR THE OTHER PARTY'S REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING.

     9.8. No Third Party Beneficiaries. Except as provided in Section 6.11 (Benefits), and Section 6.13 (Indemnification; Directors' and Officers' Insurance), this Agreement is not intended to confer upon any Person other than the parties to this Agreement any rights or remedies under this Agreement.

     9.9. Obligations of Arch and of PageNet. Whenever this Agreement requires a Subsidiary of Arch to take any action, such requirement shall be deemed to include an undertaking on the part of Arch to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of PageNet to take any action, such requirement shall be deemed to include an undertaking on the part of PageNet to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Corporation to cause such Subsidiary to take such action.

     9.10. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability or the other provisions of this Agreement. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable: (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision; and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

     9.11. Interpretation. Where a reference in this Agreement is made to a section or exhibit, such reference shall be to a section of, or exhibit or annex to this Agreement unless otherwise indicated. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

     9.12. Captions. The table of contents, article, section, and paragraph captions in this Agreement are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions of this Agreement.

     9.13. Assignment. This Agreement shall not be assignable by operation of law or otherwise, provided, that the parties agree that this Agreement may be assumed by PageNet as a debtor-in-possession in the Bankruptcy Case and may be assumed by Arch should Arch become a debtor in any bankruptcy case under the Bankruptcy Code. Any assignment in contravention of the preceding sentence shall be null and void.

                                   * * * * *

     IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties to this Agreement as of the date first written above.

                                            PAGING NETWORK, INC.

                                            By: /s/ JOHN P. FRAZEE, JR.
                                              ----------------------------------
                                                Name: John P. Frazee, Jr.
                                              Title: Chairman of the Board and
                                              Chief Executive Officer

                                            ARCH COMMUNICATIONS GROUP, INC.

                                            By: /s/ C.E. BAKER, JR.
                                              ----------------------------------
                                              Name: C.E. Baker, Jr.
                                              Title: Chairman of the Board and
                                                Chief Executive Officer

                                            ST. LOUIS ACQUISITION CORP.

                                            By: /s/ C.E. BAKER, JR.
                                              ----------------------------------
                                              Name: C.E. Baker, Jr.
                                              Title: Chief Executive Officer

                                    ANNEX C
                     THE PREPACKAGED PLAN OF REORGANIZATION

                   [Important: A Bankruptcy Case Has Not Been
         Commenced as of the Date of the Distribution of this Document]

                         UNITED STATES BANKRUPTCY COURT
                              DISTRICT OF DELAWARE

IN RE:

PAGING NETWORK, INC., ET AL.,                     CHAPTER 11

DEBTORS.
                                                  CASE NOS. 99- (  -       )

--------------------------------------------------------------------------------

                          JOINT PLAN OF REORGANIZATION
                OF PAGING NETWORK, INC. AND CERTAIN SUBSIDIARIES
                    UNDER CHAPTER 11 OF THE BANKRUPTCY CODE
--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                                   PAGE
                                                                   ----
ARTICLE I. Defined Terms, Rules of Interpretation, Computation of
  Time and Governing Law.........................................  C-4
 A.  Rules of Interpretation, Computation of Time and Governing    C-4
     Law.........................................................
 B.  Defined Terms...............................................  C-4

ARTICLE II. Treatment of Unclassified Claims.....................  C-12
 A.  Summary.....................................................  C-12
 B.  Administrative Expense Claims...............................  C-12
 C.  Priority Tax Claims.........................................  C-12
 D.  DIP Facility Claims.........................................  C-12

ARTICLE III. Classification and Treatment of Classified Claims
  and Interests..................................................  C-12
 A.  Summary.....................................................  C-12
 B.  Classification and Treatment................................  C-13
 C.  Special Provision Governing Unimpaired Claims...............  C-15

ARTICLE IV. Non-Consensual Confirmation..........................  C-15

ARTICLE V. Means for Implementation of the Plan..................  C-16
 A.  Continued Corporate Existence...............................  C-16
 B.  Vesting of Assets and Consummation of Mergers...............  C-16
 C.  Cancellation of Instruments and Securities..................  C-16
 D.  Issuance of New Securities; Execution of Related              C-16
     Documents...................................................
 E.  Corporate Governance, Directors and Officers, and Corporate   C-17
     Action......................................................

ARTICLE VI. Treatment of Executory Contracts and Unexpired
  Leases.........................................................  C-17
 A.  Assumption of Executory, Contracts and Unexpired Leases.....  C-17
 B.  Claims Based on Rejection of Executory Contracts or           C-18
     Unexpired Leases............................................
 C.  Cure of Defaults for Executory Contracts and Unexpired        C-18
     Leases Assumed..............................................
 D.  Indemnification of Directors, Officers and Employees........  C-18
 E.  Stock Options...............................................  C-18

ARTICLE VII. Provisions Governing Distributions..................  C-19
 A.  Timing of Distributions.....................................  C-19
 B.  Methods of Distribution.....................................  C-19
 C.  Undeliverable and Unclaimed Distributions...................  C-22
 D.  Compliance with Tax Requirements............................  C-22
 E.  Compensation and Reimbursement for Services Related to        C-22
     Balloting and Distributions.................................
 F.  Setoffs.....................................................  C-23

ARTICLE VIII. Procedures for Resolving Disputed Claims...........  C-23
 A.  Prosecution of Objections to Claims and Interests...........  C-23
 B.  Estimation of Claims........................................  C-23
 C.  Payments and Distributions on Disputed Claims...............  C-23

                                                                   PAGE
                                                                   ----
ARTICLE IX. Conditions Precedent to Consummation of the Plan.....  C-24
 A.  Conditions Precedent to Consummation........................  C-24
 B.  Waiver of Conditions........................................  C-24
 C.  Effect of Vacation of Confirmation Order....................  C-24

ARTICLE X. Release, Injunction and Related Provisions............  C-24
 A.  Subordination...............................................  C-24
 B.  Limited Releases by the Debtors.............................  C-25
 C.  Preservation of Rights of Action............................  C-25
 D.  Exculpation.................................................  C-25
 E.  Injunction..................................................  C-25

ARTICLE XI. Retention of Jurisdiction............................  C-26

ARTICLE XII. Miscellaneous Provisions............................  C-27
 A.  Dissolution of Committee(s).................................  C-27
 B.  Payment of Statutory Fees...................................  C-27
 C.  Discharge of Debtors........................................  C-27
 D.  Modification of Plan........................................  C-27
 E.  Revocation of Plan..........................................  C-27
 F.  Successors and Assigns......................................  C-27
 G.  Reservation of Rights.......................................  C-28
 H.  Section 1146 Exemption......................................  C-28
 I.  Further Assurances..........................................  C-28
 J.  Service of Documents........................................  C-28
 K.  Filing of Additional Documents..............................  C-29

--------------------------------------------------------------------------------

                          JOINT PLAN OF REORGANIZATION
                OF PAGING NETWORK, INC. AND CERTAIN SUBSIDIARIES
                    UNDER CHAPTER 11 OF THE BANKRUPTCY CODE
--------------------------------------------------------------------------------

     Pursuant to title 11 of the United States Code, 11 U.S.C. sec.sec. 101 et seq., Paging Network, Inc., PageNet, Inc., Paging Network Finance Corp., Paging Network of America, Inc., Paging Network of Colorado, Inc., Paging Network of Michigan, Inc., Paging Network of Northern California, Inc., and Paging Network of San Francisco, Inc., each a debtor and debtor in possession, propose the following Joint Plan of Reorganization under Chapter 11 of the Bankruptcy Code:

                                   ARTICLE I.

                    DEFINED TERMS, RULES OF INTERPRETATION,
                     COMPUTATION OF TIME AND GOVERNING LAW

A.  RULES OF INTERPRETATION, COMPUTATION OF TIME AND GOVERNING LAW

     1. For purposes of the Plan: (a) whenever from the context is appropriate, each term, whether stated in singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, feminine and the neuter gender; (b) any reference in the Plan to a contract, instrument, release, indenture or other agreement or document being in a particular form or on particular terms and conditions means that such document shall be substantially in such form or substantially on such terms and conditions; (c) any reference in the Plan to an existing document or exhibit Filed, or to be Filed, shall mean such document or exhibit, as it may have been or may be amended, modified or supplemented; (d) unless otherwise specified, all references in the Plan to Sections, Articles and Exhibits are references to Sections, Articles and Exhibits of or to the Plan;
(e) the words "herein" and "hereto" refer to the Plan in its entirety rather than to a particular portion of the Plan; (f) captions and headings to Articles and Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of the Plan; (g) the rules of construction set forth in section 102 of the Bankruptcy Code shall apply; and
(h) any term used in capitalized form in the Plan that is not defined herein but that is used in the Bankruptcy Code or the Bankruptcy Rules shall have the meaning assigned to such term in the Bankruptcy Code or the Bankruptcy Rules, as the case may be.

     2. In computing any period of time prescribed or allowed by the Plan, the provisions of Bankruptcy Rule 9006(a) shall apply.

     3. The rights and obligations arising under the Plan shall be interpreted, governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without regard to the conflict of law principles thereof, the Bankruptcy Code and the Bankruptcy Rules.

B.  DEFINED TERMS

     Unless the context otherwise requires, the following terms shall have the following meanings when used in capitalized form in the Plan:

          1. "Administrative Agent Bank" means one or more lenders performing the function of "Administrative Agent" under the Credit Agreement.

          2. "Administrative Expense Claim" means a Claim to the extent that it is entitled to priority under section 507(a)(1) of the Bankruptcy Code.

          3. "Agent Bank" means one or more lenders performing the functions of "Administrative Agent," "Co-Syndication Agent," "Documentation Agent," "Managing Agent," "Co-Agent," or "Lead Manager" under the Credit Agreement or otherwise designated as an agent for the lenders under the Credit Agreement.

          4. "Agent Bank Charges" means any lien, right or other priority in payment or right to indemnification or reimbursement to which an Agent Bank is entitled, pursuant to the Credit Agreement, against distributions to be made to or payment to be made by Holders of Allowed Claims under the Credit Agreement, including such liens, rights or priorities in payment with respect to an Agent Bank's out-of-pocket costs and expenses for attorneys, financial advisors and other professionals that are incurred or authorized by an Agent Bank acting in such capacity.

          5. "Allowed" means, with respect to any Claim: (a) a Claim that has been listed by the Debtors in their Schedules as other than disputed, contingent or unliquidated and as to which the Debtors or other parties in interest have not Filed an objection by the Effective Date; (b) a Claim that has been timely filed on or before any applicable Bar Date set by the Bankruptcy Court and either is not a Disputed Claim or has been allowed by Final Order; (c) a Claim that is allowed: (i) in any stipulation of amount and nature of Claim executed prior to the Confirmation Date and approved by the Bankruptcy Court; (ii) in any stipulation with the Debtors of amount and nature of Claim executed on or after the Confirmation Date; or (iii) in any contract, instrument, indenture or other agreement entered into or assumed in connection with the Plan; (d) a Claim that has been Filed by the Bar Date or has otherwise been deemed timely Filed under applicable law relating to a rejected executory contract or unexpired lease that either
     (i) is not a Disputed Claim or (ii) has been allowed by a Final Order; or
     (e) any Claim that is allowed pursuant to the terms of the Plan. The term "Allowed," when used to modify a reference in the Plan to any Claim or Class of Claims means a Claim (or any Claim in any such Class) that is so allowed.

          6. "Allowed" means, with respect to any Interest, an Interest that is listed in the respective transfer books and records for the Debtors as of the applicable record date. The term "Allowed," when used to modify a reference in the Plan to any Interest or Class of Interests means an Interest (or any Interest in any such Class) that is so allowed.

          7. "Amended PageNet Notes" means the promissory notes issued pursuant to an amendment and restatement of the Credit Agreement, containing the terms and being entitled to the benefits described in Part II of the Arch Credit Facility Term Sheet.

          8. "Arch" means Arch Communications Group, Inc., a Delaware corporation.

          9. "Arch Common Stock" means the common stock of Arch, par value $0.01 per share, which is issued and outstanding plus additional stock which will be authorized and issued as and when contemplated by the Merger Agreement.

          10. "Arch Companies" means, collectively, Arch, Merger Sub and any direct or indirect, wholly owned subsidiary of Arch or Merger Sub.

          11. "Arch Credit Facility" means the Third Amended and Restated Credit Facility among Arch Paging, Inc., The Bank of New York, Royal Bank of Canada, Barclays Bank plc and Toronto Dominion (Texas), Inc., as Managing Agents, Royal Bank of Canada and Barclays Bank plc, as Co-Documentation Agents, Toronto Dominion (Texas), Inc., as Syndication Agent and The Bank of New York, as Administrative Agent, to be entered into on or before the Effective Date as it may be amended, supplemented or otherwise modified from time to time. The Terms and conditions of the Arch Credit Facility are set forth in the Arch Credit Facility Term Sheet.

          12. "Arch Credit Facility Term Sheet" means the Summary of Principal Terms and Conditions for an Amendment and Restatement of the Existing
     Credit Agreement, dated January      , 2000, setting forth the terms and
     conditions for the Arch Credit Facility, a copy of which is attached as an exhibit to the Disclosure Statement.

          13. "Avoidance Action" means any avoidance or recovery action under sections 510, 542, 544, 545, 547, 548, 549, 550, 551 and 553 of the
     Bankruptcy Code.

          14. "Ballot Date" means the date stated in the Voting Instructions by which all Ballots must be received.

          15. "Ballots" means the ballots accompanying the Disclosure Statement upon which Holders of Impaired Claims or Impaired Interests shall indicate their acceptance or rejection of the Plan in accordance with the Plan and the Voting Instructions.

          16. "Bank Secured Claims" means all Claims arising from or relating to the Credit Agreement.

          17. "Bankruptcy Code" means title 11 of the United States Code, as now in effect or hereafter amended.

          18. "Bankruptcy Court" means the United States District Court for the District of Delaware with jurisdiction over the Chapter 11 Cases and, to the extent of any reference made pursuant to section 157 of title 28 of the United States Code and/or the General Order of such District Court pursuant to section 151 of title 28 of the United States Code, the bankruptcy unit of such District Court.

          19. "Bankruptcy Rules" means, collectively, the Federal Rules of Bankruptcy Procedure and the local rules of the Bankruptcy Court, as now in effect or hereafter amended.

          20. "Bar Date" means (i) the date set pursuant to Article VI.B of the Plan for the Filing of proofs of claim with respect to executory contracts and unexpired leases which are rejected pursuant to this Plan or otherwise pursuant to section 365 of the Bankruptcy Code or (ii) the deadline set by the Bankruptcy Court for the Filing of proofs of claim with respect to Senior Subordinated Note Claims (other than Claims for principal and accrued interest payable with respect to any senior subordinated note, which Claims are deemed allowed under the Plan) and Old Stock Related Claims.

          21. "Beneficial Holder" means the Person or Entity holding the beneficial interest in a Claim or Interest.

          22. "Business Day" means any day, other than a Saturday, Sunday or "legal holiday" (as defined in Bankruptcy Rule 9006(a)).

          23. "Cash" means cash and cash equivalents.

          24. "Causes of Action" means all actions, causes of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialities, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages or judgments.

          25. "Chapter 11 Cases" means the cases under chapter 11 of the Bankruptcy Code, commenced by the Debtors in the Bankruptcy Court.

          26. "Claim" means a "claim" as defined in section 101(5) of the Bankruptcy Code, as supplemented by section 102(2) of the Bankruptcy Code, against one or more of the Debtors or the property of one or more of the Debtors.

          27. "Claim Holder" or "Claimant" means the Holder of a Claim.

          28. "Class" means a category of Holders of Claims or Interests as set forth in Article III of the Plan.

          29. "Committee" or "Committees" means a statutory official committee (or committees, if more than one) appointed in the Chapter 11 Cases pursuant to section 1102 of the Bankruptcy Code, if any.

          30. "Compensation and Benefit Plans" means all employment and severance policies, and all compensation and benefit plans, policies, and programs of the Debtors applicable to their employees, retirees and non-employee directors and the employees and retirees of their subsidiaries, including, without limitation, all savings plans, retirement plans, health care plans, disability plans, severance benefit plans, incentive plans, and life, accidental death, and dismemberment insurance.

          31. "Confirmation" means the entry of the Confirmation Order.

          32. "Confirmation Date" means the date upon which the Confirmation Order is entered by the Bankruptcy Court in its docket, within the meaning of the Bankruptcy Rules 5003 and 9021.

          33. "Confirmation Order" means the order of the Bankruptcy Court confirming the Plan pursuant to section 1129 of the Bankruptcy Code, which order shall be in form and substance reasonably satisfactory to Arch.

          34. "Consummation" means the occurrence of the Effective Date.

          35. "Credit Agreement" means that certain Second Amended and Restated Credit Agreement dated as of June 5, 1996 among the Parent Corporation and certain of the subsidiaries of the Parent Corporation designated therein, the Agent Banks, and the Lenders designated therein, together with all related notes, certificates, security agreements, mortgages, pledges, indemnities, collateral assignments, undertakings, guaranties, and other instruments and documents, as each may have been amended or modified from time to time.

          36. "Creditor" means any Holder of a Claim.

          37. "D&O Releasees" means all officers, directors, employees, attorneys, financial advisors, accountants, investment bankers, agents and representatives of the Debtors and their subsidiaries who served in such
     capacity on or after                , in each case in their capacity as
     such.

          38. "Debtors" mean, collectively, the Parent Corporation and the Operating Subsidiaries.

          39. "Debtors in Possession" mean the Debtors, as debtors in possession in the Chapter 11 Cases.

          40. "Delaware General Corporation Law" means title 8 of the Delaware Code, as now in effect or hereafter amended.

          41. "DIP Facility" means the debtor in possession financing facility between the DIP Lenders and the Debtors, as approved by the Bankruptcy Court in accordance with the DIP Financing Order.

          42. "DIP Facility Claims" mean all Claims arising from or relating to the DIP Loan Documents.

          43. "DIP Financing Order" means the order or orders of the Bankruptcy Court approving and authorizing the terms of debtor in possession financing arrangements in the Chapter 11 Cases in accordance with the DIP Loan Documents.

          44. "DIP Lenders" means the lender or lenders under the DIP Loan Documents.

          45. "DIP Loan Documents" mean all documents and instruments evidencing, setting forth the terms, and implementing the terms of, the DIP Facility executed in the Chapter 11 Cases and as approved by the DIP Financing Order.

          46. "Disclosure Statement" means the Disclosure Statement and Prospectus for the Solicitation of Votes for the Joint Plan of the Debtors
     dated [               ], as amended, supplemented, or modified from time to
     time, describing the Plan.

          47. "Disputed" means, with respect to any Claim or Interest, any Claim or Interest: (a) listed on the Schedules as disputed, contingent or unliquidated; or (b) as to which the Debtors or any other parties in interest have interposed a timely objection or request for estimation, or have sought to subordinate or otherwise limit recovery, in accordance with the Bankruptcy Code and the Bankruptcy Rules, or which is otherwise disputed by the Debtors in accordance with applicable law, which objection, request for estimation, action to limit recovery or dispute has not been withdrawn or determined by a Final Order.

          48. "Distribution Record Date" means the close of business on the Business Day immediately preceding the Effective Date.

          49. "Effective Date" means the date selected by the Debtors and Arch which is a Business Day not later than five (5) Business Days after the date on which all of the following conditions are satisfied: (a) the Confirmation Date has occurred and the Confirmation Order has not been modified, amended or supplemented (without the express written consent of the Corporation and Arch) and as to which no stay or injunction is in effect with respect to the Confirmation Order, and (b) all conditions specified in Article IX.A of the Plan have been (i) satisfied or (ii) waived pursuant to Article IX.B.

          50. "Entity" means an entity as defined in section 101(15) of the Bankruptcy Code.

          51. "Estates" means the estates of the Debtors created by section 541 of the Bankruptcy Code upon the commencement of the Chapter 11 Cases.

          52. "Exchange Agent" means Arch's transfer agent or other exchange agent selected by Arch with the Parent Corporation's prior approval.

          53. "File" or "Filed" means file or filed with the Bankruptcy Court in the Chapter 11 Cases.

          54. "Final Decree" means the decree contemplated under Bankruptcy Rule 3022.

          55. "Final Order" means an order or judgment of the Bankruptcy Court, or other court of competent jurisdiction with respect to the subject matter, which has not been reversed, stayed, modified, amended, or supplemented.

          56. "General Unsecured Claims" means, collectively, all Unsecured Claims against a Debtor held by any Person or Entity, other than Claims classified in Class 5, 6 or 8.

          57. "Holder" means a Person or Entity holding an Interest or Claim, and with respect to a vote on the Plan, means the Beneficial Holder as of the Voting Record Date or any authorized signatory who has completed and executed a Ballot or on whose behalf a Ballot has been completed and executed in accordance with the Voting Instructions.

          58. "Impaired Claim" means a Claim classified in an Impaired Class.

          59. "Impaired Class" means each of Classes 2, 5, 6, 7 and 8 as set forth in Article III of the Plan.

          60. "Indenture Trustee" means the trustee(s) under the Senior Subordinated Note Indentures.

          61. "Indenture Trustee Charging Lien" means any lien or other priority in payment arising prior to the Effective Date to which the Indenture Trustee is entitled, pursuant to the applicable Senior Subordinated Note Indentures, against distributions to be made to holders of Allowed Senior Subordinated Note Claims for payment of any fees, costs or disbursements incurred by such Indenture Trustee.

          62. "Insider" means "insider" as defined in section 101(31) of the Bankruptcy Code.

          63. "Interest" means any equity interest in the Parent Corporation and the Parent Corporation's or any Operating Subsidiary's equity interest in any Operating Subsidiary including, but not limited to, all issued, unissued, authorized or outstanding shares or stock, together with any warrants, options or contract rights to purchase or acquire such interests at any time.

          64. "Investor Releasees" means the Arch Companies and each of their respective officers, directors, shareholders, employees, attorneys, accountants, and agents.

          65. "Joinder Agreement" means an agreement in form and substance reasonably satisfactory to the lender parties to the Arch Credit Facility pursuant to which a Holder of an Allowed Class 2 Claim agrees to join and be bound by the terms of the Arch Credit Facility, as the same may be amended or modified, or an amendment and restatement of the Credit Agreement, with respect to the Tranche B-1 Credit Facility Notes or the Amended PageNet Notes to be received by such Holders under the Plan.

          66. "Lender Releasees" means each Holder of an Allowed Bank Secured Claim that timely votes to accept the Plan and their respective officers, directors, shareholders, employees, attorneys, accountants, and agents.

          67. "Merger" means the merger of Merger Sub with and into the Reorganized Parent Corporation upon the terms and subject to the conditions set forth in the Merger Agreement.

          68. "Merger Agreement" means that certain Agreement and Plan of Merger dated as of November 7, 1999 among the Parent Corporation, Arch and Merger Sub (as amended and supplemented from time to time), a copy of which is attached as an exhibit to the Disclosure Statement.

          69. "Merger Sub" means St. Louis Acquisition Corp., a Delaware corporation that is a wholly owned subsidiary of Arch.

          70. "Nominee" means any broker, dealer, commercial bank, trust company, savings and loan, or other nominee who is the record owner of a Claim or Interest for the benefit of a Beneficial Holder.

          71. "Noteholder Merger Consideration" means 76,918,795 shares of Arch Common Stock, subject to adjustment as provided in section 4.4 of the Merger Agreement.

          72. "Noteholder Vast Stock" means 13,780,000 shares of Class B Common Stock of Vast, subject to Section 6.1(d) of the Merger Agreement.

          73. "Old Common Stock" means the common stock, par value $0.01 per share, of the Parent Corporation issued and outstanding immediately prior to the Effective Date.

          74. "Old Stock Interests" means all equity interests in the Parent Corporation represented by the Old Common Stock.

          75. "Old Stock Related Claims" means any Claims arising from rescission or a purchase or sale of Old Stock Interests, or for damages arising from the purchase or sale of Old Stock Interests, or any Claim by any Person or Entity that asserts equitable or contractual rights of reimbursement, contribution, or indemnification arising from such Claim including any Claim that has been or may be asserted against the Parent Corporation and/or its officers, directors, employees, attorneys, financial advisors, accountants, investment bankers, agents and/or representatives asserting violations of any federal securities laws and any applicable non-federal law.

          76. "Old Stock Options" means each option to purchase common stock of the Parent Corporation under the Parent Corporation's stock plans that is outstanding immediately prior to the Effective Date.

          77. "Operating Subsidiaries" means Paging Network, Inc., PageNet, Inc., Paging Network of America, Inc., Paging Network of Colorado, Inc., Paging Network of Michigan, Inc., Paging Network of Northern California, Inc., and Paging Network of San Francisco, Inc.

          78. "Operating Subsidiary Debtors" means the Operating Subsidiaries in their capacities as debtors in the Chapter 11 cases.

          79. "Other Claims" means, collectively, all Claims against a Debtor held by any Person or Entity, other than Claims classified in Classes 2, 5, 6 and 8.

          80. "Other Secured Claims" means, collectively, all Secured Claims against a Debtor held by any Person or Entity, other than Claims classified in Class 2.

          81. "Parent Corporation" means Paging Network, Inc., a Delaware Corporation.

          82. "Person" means a person as defined in section 101(41) of the Bankruptcy Code.

          83. "Petition Date" means the date on which the Debtors filed their petitions for relief commencing the Chapter 11 Cases.

          84. "Plan" or "Joint Plan" means this Chapter 11 Joint Plan of Reorganization, either in its present form or as it may be altered, amended, modified or supplemented from time to time in accordance with the Plan, the Merger Agreement, the Bankruptcy Code, and the Bankruptcy Rules.

          85. "Priority Claims" means any Claim accorded priority in right of payment under section 507(a) of the Bankruptcy Code, other than an Administrative Expense Claim, a Priority Tax Claim, or a DIP Facility Claim.

          86. "Priority Tax Claim" means a Claim of a governmental unit of the kind specified in section 507(a)(8) of the Bankruptcy Code.

          87. "Professionals" means a Person or Entity (a) employed pursuant to a Final Order in accordance with sections 327 and 1103 of the Bankruptcy Code and to be compensated for services rendered prior to the Effective Date, pursuant to sections 327, 328, 329, 330 and 331 of the Bankruptcy Code, or (b) for which compensation and reimbursement has been allowed by the Bankruptcy Court pursuant to section 503(b) of the Bankruptcy Code.

          88. "Pro Rata" means proportionately so that with respect to an Allowed Claim and/or Allowed Interest, the ratio of (a)(i) the amount of property distributed on account of a particular Allowed Claim or Allowed Interest to (ii) the amount of the Allowed Claim or Allowed Interest, is the same as the ratio of (b)(i) the amount of property distributed on account of all Allowed Claims and Allowed Interests of the Class in which the particular Allowed Claim and/or Allowed Interest are/is included to
     (ii) the amount of all Allowed Claims and/or Allowed Interests in that Class. In determining allocation with respect to Allowed Class 6 Claims and Allowed Class 7 Interests, such Class 7 Interests shall be valued based on the closing price of the Old Common Stock on the date before the Petition Date.

          89. "Reorganized Debtors" means, collectively, Reorganized Parent Corporation and Reorganized Operating Subsidiaries.

          90. "Reorganized Operating Subsidiary" means any Operating Subsidiary and any successors thereto, by merger, consolidation, or otherwise, on and after the Effective Date.

          91. "Reorganized Parent Corporation" means the Parent Corporation and any successors thereto, by merger, consolidation, or otherwise, on and after the Effective Date.

          92. "Schedules" means the schedules of assets and liabilities, the list of holders of interests, and the statement of financial affairs filed by the Debtors under section 521 of the Bankruptcy Code and Bankruptcy Rule 1007, as such schedules, lists, and statements may be supplemented or amended from time to time.

          93. "Secured Claim" means (a) a Claim that is secured by a lien on property in which any Estate has an interest, which lien is valid, perfected and enforceable under applicable law or by reason of a Final Order, or that is subject to setoff under section 553 of the Bankruptcy Code, to the extent of the value of the Claim Holder's interest in an Estate's interest in such property or to the extent of the amount subject to setoff, as applicable, as determined pursuant to section 506(a) of the Bankruptcy Code, or (b) a Claim Allowed under this Plan as a Secured Claim.

          94. "Senior Subordinated Notes" means, collectively, (i) the 10% Senior Subordinated Notes Due October 15, 2008 issued under and pursuant to an Indenture, dated as of July 15, 1995, between the Parent Corporation and Shawmut Bank, N.A., as Trustee, as supplemented by a Second Supplemental Indenture, dated as of October 15, 1996, between the Parent Corporation and Fleet National Bank, (ii) the 10.125% Senior Subordinated Notes Due August 1, 2007 issued under and pursuant to an Indenture, dated as of July 15, 1995, between the Parent Corporation and Shawmut Bank, N.A., as Trustee, as supplemented by a First Supplemental Indenture, dated as of July 15, 1995, between the Parent Corporation and Shawmut Bank, N.A., and (iii) the 8.875% Senior Subordinated Notes Due February 1, 2006 issued under and pursuant to an Indenture, dated as of January 15, 1994, between the Parent Corporation and Shawmut Bank, N.A., as Trustee, as supplemented by a First Supplemental Indenture, dated as of January 15, 1994, between the Parent Corporation and Shawmut Bank, N.A.

          95. "Senior Subordinated Note Claims" means all Claims under the Senior Subordinated Notes or the Senior Subordinated Note Indentures (including, to the extent provided herein, unpaid principal accrued and unpaid interest and the reasonable expenses and related charges of the Indenture Trustee) and any Senior Subordinated Note Related Claims.

          96. "Senior Subordinated Note Indentures" means, collectively, the indentures and supplemental indentures, as each may have been amended or modified from time to time, pursuant to which the Parent Corporation issued the Senior Subordinated Notes.

          97. "Senior Subordinated Note Related Claims" means all Claims arising from rescission or a purchase or sale of a Senior Subordinated Note, or for damages arising from the purchase or sale of a Senior Subordinated Note, or any Claim by any Person or Entity that asserts equitable or contractual rights of reimbursement, contribution, or indemnification arising from such Claim including any Claim that has been or may be asserted against the Parent Corporation and/or its officers, directors, employees, attorneys, financial advisors, accountants, investment bankers, agents and/or representatives asserting violations of any federal securities laws and any applicable non-federal law.

          98. "Stockholder Merger Consideration" means a number of shares of Arch Common Stock equal to the product of (y) the number of shares of Old Common Stock issued and outstanding immediately prior to the Effective Date and (z) 0.1247, subject to adjustment to prevent dilution as provided in section 4.4 of the Merger Agreement.

          99. "Stockholder Vast Stock" means 2,320,000 shares of Class B Common Stock of Vast.

          100. "Subsidiary Claims" means all Claims by a Debtor against another Debtor.

          101. "Subsidiary Stock" means the common stock of, and all equity interests in, any Operating Subsidiary Debtor, issued and outstanding immediately prior to the Effective Date.

          102. "Subsidiary Stock Interests" means all equity interests held by Parent Corporation in any Operating Subsidiary or by any Operating Subsidiary in any other Operating Subsidiary.

          103. "Substitute Option" means an option to acquire, on the same terms and conditions as were applicable under such Old Stock Option, the same number of shares of Arch Common Stock as the holder of such Old Stock Option would have been entitled to receive pursuant to the Merger Agreement had such holder exercised such Old Stock Option in full immediately prior to the Effective Date (rounded down to the nearest whole number), at an exercise price per share (rounded to the nearest whole cent) equal to: (y) the aggregate exercise price for Old Common Stock otherwise purchasable by such holder pursuant to such Old Stock Option; divided by (z) the number of full shares of Arch Common Stock deemed purchasable pursuant to such Old Stock Option in accordance with the foregoing.

          104. "Tranch B-1 Arch Credit Facility Notes" means Tranche B-1 Notes issued pursuant to the Arch Credit Facility, containing the terms and being entitled to the benefits described in Part I of the Arch Credit Facility Term Sheet.

          105. "Unimpaired Claim" means an unimpaired Claim within the meaning of section 1124 of the Bankruptcy Code.

          106. "Unimpaired Class" means an unimpaired Class within the meaning of section 1124 of the Bankruptcy Code.

          107. "Unsecured Claim" means any Claim against a Debtor that is not a Secured Claim, Administrative Expense Claim, Priority Tax Claim, DIP Facility Claim, or Priority Claim.

          108. "Vast" means Vast Solutions, Inc., a Delaware corporation that is a wholly owned subsidiary of the Parent Corporation.

          109. "Vast Class B Common Stock" means the Noteholder Vast Stock and the Stockholder Vast Stock.

          110. "Voting Instructions" means the instructions for voting on the Plan contained in the section of the Disclosure Statement entitled ["SOLICITATION; VOTING PROCEDURES"] and in the Ballots.

          111. "Voting Record Date" means [            ].

                                  ARTICLE II.

                        TREATMENT OF UNCLASSIFIED CLAIMS

A.  SUMMARY

     Pursuant to section 1123(a)(1) of the Bankruptcy Code, Administrative Expense Claims, Priority Tax Claims, and DIP Facility Claims against the Debtors are not classified for purposes of voting on, or receiving distributions under, the Plan. Holders of such Claims are not entitled to vote on the Plan. All such Claims are instead treated separately in accordance with this Article II and in accordance with the requirements set forth in Section 1129(a)(9)(A) of the Bankruptcy Code.

B.  ADMINISTRATIVE EXPENSE CLAIMS

     Subject to the provisions of section 330(a) and 331 of the Bankruptcy Code, each Holder of an Allowed Administrative Expense Claim will be paid the full unpaid amount of such Allowed Administrative Expense Claim in Cash on the later of (i) the Effective Date or (ii) the date such Claim becomes an Allowed Administrative Expense Claim, or upon such other terms as may be agreed upon by such Holder and the Reorganized Debtors or otherwise upon order of the Bankruptcy Court; provided, however, that Allowed Administrative Expense Claims representing obligations incurred in the ordinary course of business or otherwise assumed by the Debtors on the Effective Date pursuant to the Plan will be paid or performed by the Reorganized Debtors when due in accordance with the terms and conditions of the particular agreements governing such obligations.

C.  PRIORITY TAX CLAIMS

     Each Holder of an Allowed Priority Tax Claim due and payable on or prior to the Effective Date will be paid the full unpaid amount of such Allowed Priority Tax Claim in Cash on the Effective Date, or upon such other terms as may be agreed upon by such Holder and the Reorganized Debtors or otherwise upon order of the Bankruptcy Court. The amount of any Priority Tax Claim that is not an Allowed Claim or that is not otherwise due and payable on or prior to the Effective Date, and the rights of the Holder of such Claim, if any, to payment in respect thereof shall (i) be determined in the manner in which the amount of such Claim and the rights of the Holder of such Claim would have been resolved or adjudicated if the Chapter 11 Cases had not been commenced, (ii) survive the Effective Date and Consummation of the Plan as if the Chapter 11 Cases had not been commenced, and (iii) not be discharged pursuant to section 1141 of the Bankruptcy Code. In accordance with section 1124 of the Bankruptcy Code, the Plan leaves unaltered the legal, equitable, and contractual rights of each Holder of a Priority Tax Claim.

D.  DIP FACILITY CLAIMS

     Each Holder of an Allowed DIP Facility Claim will be paid the full unpaid amount of such Allowed DIP Facility Claim in Cash on the later of (i) the Effective Date or (ii) the date such Claim becomes an Allowed DIP Facility Claim, or upon such other terms as may be agreed upon by such Holder and the Reorganized Debtors or otherwise upon order of the Bankruptcy Court.

                                  ARTICLE III.

        CLASSIFICATION AND TREATMENT OF CLASSIFIED CLAIMS AND INTERESTS

A.  SUMMARY

     The categories of Claims and Interests listed below classify Claims and Interests for all purposes. A Claim or Interest shall be deemed classified in a particular Class only to the extent that the Claim or Interest qualifies within the description of that Class and shall be deemed classified in a different Class to the extent that any remainder of such Claim or Interest qualifies within the description of such different Class. A Claim or Interest is in a particular Class only to the extent that such Claim or Interest is Allowed in that Class and has not been paid or otherwise settled prior to the Effective Date.

     The classification of Claims and Interests pursuant to this Plan is as follows:

                     CLASS                          STATUS           VOTING RIGHTS
                     -----                          ------           -------------
Class 1 -- Priority Claims                        Unimpaired     -- not entitled to
                                                                    vote
Class 2 -- Bank Secured Claims                    Impaired       -- entitled to vote
Class 3 -- Other Secured Claims                   Unimpaired     -- not entitled to
                                                                    vote
Class 4 -- General Unsecured Claims               Unimpaired     -- not entitled to
                                                                    vote
Class 5 -- Senior Subordinated Note Claims        Impaired       -- entitled to vote
Class 6 -- Old Stock Related Claims               Impaired       -- entitled to vote
Class 7 -- Old Stock Interests                    Impaired       -- entitled to vote
Class 8 -- Subsidiary Claims and Subsidiary       Impaired       -- entitled to vote
           Stock Interests

B.  CLASSIFICATION AND TREATMENT

  1.  Class 1 -- Priority Claims

     (a) Classification: Class 1 consists of all Priority Claims.

     (b) Treatment: The legal, equitable and contractual rights of the Holders of Class 1 Claims are unaltered by the Plan. Unless the Holder of such Claim and the Debtors agree to a different treatment, each Holder of an Allowed Class 1 Claim shall receive one of the following alternative treatments, at the election of the Debtors and Arch:

          (i) to the extent then due and owing on the Effective Date, such Claim will be paid in full in Cash by the Reorganized Debtors on the Effective Date;

          (ii) to the extent not due and owing on the Effective Date, such Claim will be paid in full in Cash by the Reorganized Debtors when and as such Claim becomes due and owing in the ordinary course of business; or

          (iii) such Claim will be otherwise treated in any other manner so that such Claims shall otherwise be rendered unimpaired pursuant to section 1124 of the Bankruptcy Code.

Any default with respect to any Class 1 Claim that occurred before or after the commencement of the Chapter 11 Cases shall be deemed cured upon the Effective Date.

     (c) Voting: Class 1 is not impaired and the Holders of Class 1 Claims are conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, the Holders of Claims in Class 1 are not entitled to vote to accept or reject the Plan.

  2.  Class 2 -- Bank Secured Claims

     (a) Classification: Class 2 consists of all Bank Secured Claims.

     (b) Treatment: On the later of (i) the Effective Date or (ii) the date on which such Claim becomes an Allowed Bank Secured Claim, and upon the execution and delivery of a Joinder Agreement, each Holder of an Allowed Class 2 Claim will receive, in accordance with the terms of the Arch Credit Facility Term Sheet and in full satisfaction of its Claim, either (i) Tranche B-1 Arch Credit Facility Notes or (ii) Amended PageNet Notes, in either case in a principal amount equal to such Holder's Allowed Bank Secured Claim.

     (c) Voting: Class 2 is impaired and the Holders of Allowed Class 2 Claims are entitled to vote to accept or reject the Plan.

  3.  Class 3 -- Other Secured Claims

     (a) Classification: Class 3 consists of all Other Secured Claims.

     (b) Treatment: The legal, equitable and contractual rights of the Holders of Class 3 Claims are unaltered by the Plan. Unless the Holder of such Claim, the Debtors, and Arch agree to a different treatment, each Holder of an Allowed Class 3 Claim shall receive one of the following alternative treatments, at the election of the Debtors and Arch:

          (i) the legal, equitable and contractual rights to which such Claim entitles the Holder thereof shall be reinstated and the Holder paid in accordance with such legal, equitable and contractual rights;

          (ii) the Debtors shall surrender all collateral securing such Claim to the Holder thereof, in full satisfaction of such Holder's Allowed Class 3 Claim, without representation or warranty by or recourse against the Debtors or the Reorganized Debtors; or

          (iii) such Claim will be otherwise treated in any other manner so that such Claims shall otherwise be rendered unimpaired pursuant to section 1124 of the Bankruptcy Code.

Any default with respect to any Class 3 Claim that occurred before or after the commencement of the Chapter 11 Cases shall be deemed cured upon the Effective Date.

     (c) Voting: Class 3 is not impaired and the Holders of Class 3 Claims are conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, the Holders of Claims in Class 3 are not entitled to vote to accept or reject the Plan.

  4.  Class 4 -- General Unsecured Claims

     (a) Classification: Class 4 consists of all General Unsecured Claims.

     (b) Treatment: The legal, equitable and contractual rights of the Holders of Class 4 Claims are unaltered by the Plan. Unless the Holder of such Claim, the Debtors, and Arch agree to a different treatment, each Holder of an Allowed Class 4 Claim shall receive one of the following alternative treatments, at the election of the Debtors and Arch:

          (i) to the extent then due and owing on the Effective Date, such Claim will be paid in full in Cash by the Reorganized Debtors on the Effective Date;

          (ii) to the extent not due and owing on the Effective Date, such Claim will be paid in full in Cash by the Reorganized Debtors (x) when and as such Claim becomes due and owing in the ordinary course of business (y) or, to the extent such Claim arises as a result of the rejection of an executory contract or unexpired lease pursuant to Article VI hereof, on the date such Claim becomes an Allowed Claim; or

          (iii) such Claim will be otherwise treated in any other manner so that such Claims shall otherwise be rendered unimpaired pursuant to section 1124 of the Bankruptcy Code.

Any default with respect to any Class 4 Claim that occurred before or after the commencement of the Chapter 11 Cases shall be deemed cured upon the Effective Date.

     (c) Voting: Class 4 is not impaired and the Holders of Class 4 Claims are conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, the Holders of Claims in Class 4 are not entitled to vote to accept or reject the Plan.

  5.  Class 5 -- Senior Subordinated Note Claims

     (a) Classification: Class 5 consists of all Senior Subordinated Note
Claims.

     (b) Treatment: On the Effective Date, each Holder (excluding the Arch Companies) of an Allowed Class 5 Claim will receive a Pro Rata share of (i) the Noteholder Merger Consideration and (ii) the Noteholder Vast Stock.

     (c) Voting: Class 5 is impaired and the Holders of Allowed Class 5 Claims are entitled to vote to accept or reject the Plan.

  6.  Class 6 -- Old Stock Related Claims

     (a) Classification: Class 6 consists of all Old Stock Related Claims.

     (b) Treatment: On the later of (i) the Effective Date, or (ii) the date on which such Claim becomes an Allowed Old Stock Related Claim, each Holder of an Allowed Class 6 Old Stock Related Claim will receive, together with the Holders of Allowed Class 7 Old Stock Interests, a Pro Rata share of (x) the Stockholder Merger Consideration and (y) the Stockholder Vast Stock.

     (c) Voting: Class 6 is impaired and the Holders of Allowed Class 6 Claims are entitled to vote to accept or reject the Plan.

  7.  Class 7 -- Old Stock Interests

     (a) Classification: Class 7 consists of all Old Stock Interests.

     (b) Treatment: On the Effective Date, each Holder (excluding the Arch Companies) of an Allowed Class 7 Interest will receive, together with Holders of Allowed Class 6 Old Stock Related Claims, a Pro Rata share of (i) the Stockholder Merger Consideration and (ii) the Stockholder Vast Stock.

     (c) Voting: Class 7 is impaired and the Holders of Allowed Class 7 Interests are entitled to vote to accept or reject the Plan.

  8.  Class 8 -- Subsidiary Claims and Subsidiary Stock Interests

     (a) Classification: Class 8 consists of all Subsidiary Claims and Subsidiary Stock Interests

     (b) Treatment: On the Effective Date, the Holders of Class 8 Claims shall not receive any distributions or retain any property under the Plan. On the Effective Date, Reorganized Parent Corporation shall retain its Interest in each Reorganized Operating Subsidiary and each Reorganized Operating Subsidiary shall retain its Interest (if any) in any other Reorganized Operating Subsidiary.

     (c) Voting: Class 8 is impaired and the Holders of Allowed Class 8 Claims and Interests are entitled to vote to accept or reject the Plan.

C.  SPECIAL PROVISION GOVERNING UNIMPAIRED CLAIMS

     Except as otherwise provided in the Plan, including as provided in Article X, nothing under the Plan shall affect the Debtors' or the Reorganized Debtors' rights in respect of any Unimpaired Claims, including, but not limited to, all rights in respect of legal and equitable defenses to or setoffs or recoupments against such Unimpaired Claims.

                                  ARTICLE IV.

                          NON-CONSENSUAL CONFIRMATION

     In the event that any Impaired Class of Claims or Interests fails to accept the Plan in accordance with section 1129(a)(8) of the Bankruptcy Code, the Debtors reserve the right (a) to request that the Bankruptcy Court confirm the Plan in accordance with section 1129(b) of the Bankruptcy Code and/or (b) to modify the Plan in accordance with Article XII.D of the Plan.

                                   ARTICLE V.

                      MEANS FOR IMPLEMENTATION OF THE PLAN

A.  CONTINUED CORPORATE EXISTENCE

     Except as otherwise provided in the Plan or the Confirmation Order, the Debtors shall, as Reorganized Debtors, continue to exist after the Effective Date as separate corporate entities, each with all the powers of a corporation under the laws of the respective state of incorporation and without prejudice to any right to alter or terminate such existence (whether by merger or otherwise) under such applicable state law. On and after the Effective Date, the Reorganized Debtors may operate their business and may use, acquire or dispose of their property and compromise or settle any Claims or Interests, without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules, other than those restrictions expressly imposed by the Plan or the Confirmation Order.

B.  VESTING OF ASSETS AND CONSUMMATION OF MERGER

     On the Effective Date, each of the following transactions shall occur in the order listed: (i) except as otherwise provided in the Plan or the Confirmation Order, all property of the Estates, and any property acquired by the Debtors or the Reorganized Debtors under the Plan, shall vest in the Reorganized Debtors, free and clear of all Claims, liens, charges, or other encumbrances and Interests except as provided in the Arch Credit Facility Term Sheet; (ii) Merger Sub shall merge, upon the terms and conditions set forth in the Merger Agreement, with and into the Reorganized Parent Corporation and the separate corporate existence of Merger Sub shall thereupon cease; and (iii) each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Date shall be converted into one share of common stock of the Reorganized Parent Corporation, and the Reorganized Parent Corporation shall thereby become a wholly owned subsidiary of Arch. On the Effective Date, the Reorganized Debtors, Arch and Merger Sub shall take all such actions as may be necessary or appropriate to effect the Merger on the terms and conditions set forth in the Plan and the Merger Agreement. The Reorganized Debtors and Merger Sub shall cause certificates of merger to be executed, acknowledged, and filed as may otherwise be required under the laws of their respective states of incorporation and will take or cause to be taken all other actions, including making appropriate filings or recordings, that may be required by the laws of their respective states of incorporation or other applicable law in connection with the Merger.

C.  CANCELLATION OF INSTRUMENTS AND SECURITIES

     Subject to the provisions of Article VII.B(1) and (2) of the Plan, on the Effective Date, except to the extent provided otherwise in the Plan, the Senior Subordinated Notes, the Old Common Stock and the Old Stock Options, together with all related notes, certificates, security agreements, mortgages, pledges, indemnities, collateral assignments, undertakings, guaranties, and other instruments and documents, shall no longer be outstanding, shall be canceled, retired, and deemed terminated, and shall cease to exist. On the Effective Date, except to the extent provided otherwise in the Plan, any indenture relating to any of the foregoing, including, without limitation, the Senior Subordinated
Note Indentures, shall be deemed to be canceled, as permitted by section 1123(a)(5)(F) of the Bankruptcy Code.

D.  ISSUANCE OF NEW SECURITIES; EXECUTION OF RELATED DOCUMENTS

     On the Effective Date, the Reorganized Debtors or Arch, as the case may be, shall issue or cause to be issued (i) all securities, instruments, certificates, and other documents required to be issued pursuant to the Plan, including, without limitation, the Arch Common Stock and the Vast Class B Common Stock, each of which shall be distributed as provided in the Plan and (ii) the Substitute Options, in accordance with Section 6.11(a) of the Merger Agreement. The Reorganized Debtors shall execute and deliver such other agreements, documents and instruments as are required to be executed pursuant to the terms of the Plan or the Merger Agreement.

E.  CORPORATE GOVERNANCE, DIRECTORS AND OFFICERS, AND CORPORATE ACTION

  1.  Certificate of Incorporation and Bylaws

     On the Effective Date, upon consummation of the Merger, (i) the certificate of incorporation of the Parent Corporation, as amended and restated in its entirety as set forth in Exhibit A to the Merger Agreement, shall be the certificate of incorporation of the Reorganized Parent Corporation and (ii) the bylaws of Merger Sub, as in effect immediately prior to the Effective Date, shall be the bylaws of the Reorganized Parent Corporation. On the Effective Date, the Reorganized Parent Corporation will file its certificate of incorporation with the Secretary of the State of Delaware in accordance with sections 102 and 103 of the Delaware General Corporation Law. Notwithstanding any other provision of the Plan, the certificates of incorporation of the Reorganized Debtors will, among other things, prohibit the issuance of nonvoting equity securities to the extent required by section 1123(a) of the Bankruptcy Code. Before the Effective Date each of the Reorganized Operating Subsidiaries shall amend its certificate of incorporation and bylaws to the extent required to comply with the requirements of the Bankruptcy Code. After the Effective Date, the Reorganized Debtors may amend and restate their certificates of incorporation and bylaws as provided therein or by applicable law.

  2.  Directors and Officers

     Subject to any requirement of Bankruptcy Court approval pursuant to section 1129(a)(5) of the Bankruptcy Code, on the Effective Date, upon consummation of the Merger, (i) the directors of Merger Sub immediately prior to the Effective Date shall be the initial directors of the Reorganized Parent Corporation and
(ii) the officers of the Parent Corporation immediately prior to the Effective Date shall be the initial officers of the Reorganized Parent Corporation. Pursuant to section 1129(a)(5), the Debtors will disclose, on or prior to the Confirmation Date, the identity and affiliations of any other Person proposed to serve on the initial board of directors of the Reorganized Debtors or as an initial officer of the Reorganized Debtors, and, to the extent such Person is an Insider, the nature of any compensation for such Person. The classification and composition of the board of directors shall be consistent with the certificates of incorporation. Each such director and officer shall serve from and after the Effective Date pursuant to the terms of certificates of incorporation and bylaws of the Reorganized Debtors and the Delaware General Corporation Law.

  3.  Corporate Action

     On the Effective Date, as provided in the Plan and the Merger Agreement, the adoption of the certificate of incorporation and the bylaws, the selection of directors and officers for the Reorganized Debtors, and all actions contemplated by the Plan and the Merger Agreement shall be deemed, without further action of any kind or nature, to be authorized and approved in all respects (subject to the provisions of the Plan). All matters provided for in the Plan and the Merger Agreement involving the corporate structure of the Debtors or the Reorganized Debtors, and any corporate action required by the Debtors or the Reorganized Debtors in connection with the Plan and the Merger Agreement, shall be deemed to have occurred and shall be in effect, without any requirement of further action by the security holders or directors of the Debtors or the Reorganized Debtors. On the Effective Date, the appropriate officers of the Reorganized Debtors and members of the boards of directors of the Reorganized Debtors are authorized and directed to issue, execute and deliver the agreements, documents, securities and instruments contemplated by the Plan or the Merger Agreement in the name of and on behalf of the Reorganized Debtors.

                                  ARTICLE VI.

             TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

A.  ASSUMPTION OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

     On the Effective Date, all executory contracts, including all Compensation and Benefit Plans, and unexpired leases of the Reorganized Debtors will be deemed assumed in accordance with the provisions and requirements of sections 365 and 1123 of the Bankruptcy Code except those executory contracts and unexpired leases that (1) have been rejected by order of the Bankruptcy Court,
(2) are the subject of a motion to reject pending on the Effective Date, (3) are identified on a list to be filed by the Debtors with the Bankruptcy Court on or before the Confirmation Date as to be rejected, or (4) are rejected pursuant to the terms of the Plan. Entry of the Confirmation Order by the Bankruptcy Court shall constitute approval of such assumptions and rejections pursuant to sections 365(a) and 1123 of the Bankruptcy Code.

     Notwithstanding anything to the contrary contained herein, on the Confirmation Date, the Parent Corporation will be deemed to have assumed the Merger Agreement, pursuant to sections 365 and 1123 of the Bankruptcy Code, unless the Merger Agreement is assumed by the Parent Corporation prior to the Confirmation Date pursuant to an order of the Bankruptcy Court.

B.  CLAIMS BASED ON REJECTION OF EXECUTORY CONTRACTS OR UNEXPIRED LEASES

     All proofs of claim with respect to Claims arising from the rejection of executory contracts or unexpired leases, if any, must be Filed with the Bankruptcy Court within thirty (30) days after the date of entry of an order of the Bankruptcy Court approving such rejection. Any Claims arising from the rejection of executory contracts or unexpired leases that become Allowed Claims are classified and shall be treated as Class 4 General Unsecured Claims. Any Claims arising from the rejection of an executory contract or unexpired lease not Filed within such times will be forever barred from assertion against the Debtor or Reorganized Debtors, their Estates and property unless otherwise ordered by the Bankruptcy Court or provided in this Plan. All such Claims for which proofs of claim are required to be Filed will be, and will be treated as, General Unsecured Claims subject to the provisions of Article VIII hereof.

C.  CURE OF DEFAULTS FOR EXECUTORY CONTRACTS AND UNEXPIRED LEASES ASSUMED

     Any monetary amounts by which each executory contract and unexpired lease to be assumed pursuant to the Plan is in default shall be satisfied, pursuant to section 365(b)(1) of the Bankruptcy Code, by payment of the default amount in Cash on the Effective Date or on such other terms as the parties to such executory contracts or unexpired leases may otherwise agree. In the event of a dispute regarding: (1) the amount of any cure payments, (2) the ability of the Reorganized Debtors or any assignee to provide "adequate assurance of future performance" (within the meaning of section 365 of the Bankruptcy Code) under the contract or lease to be assumed, or (3) any other matter pertaining to assumption, the cure payments required by section 365(b)(1) of the Bankruptcy Code shall be made following the entry of a Final Order resolving the dispute and approving the assumption.

D.  INDEMNIFICATION OF DIRECTORS, OFFICERS AND EMPLOYEES

     The obligations of the Debtors to indemnify any Person or Entity serving at any time on or prior to the Effective Date as one of its directors, officers or employees by reason of such Person's or Entity's service in such capacity, or as a director, officer or employee of any other corporation or legal entity, to the extent provided in the Debtors' constituent documents or by a written agreement with the Debtors or the Delaware General Corporation Law, shall be deemed and treated as executory contracts that are assumed by the Debtors pursuant to the Plan and section 365 of the Bankruptcy Code as of the Effective Date, subject to the limitations set forth in Section 6.13 of the Merger Agreement. Any such indemnification obligations shall survive unimpaired and unaffected by entry of the Confirmation Order, irrespective of whether such indemnification is owed for an act or event occurring before or after the Petition Date, subject to the limitations set forth in Section 6.13 of the Merger Agreement.

E.  STOCK OPTIONS

     On the Effective Date, each outstanding Old Stock Option, which has not vested prior to the Effective Date, shall (i) become fully exercisable and vested as of the Effective Date and (ii) be converted to a Substitute Option, in accordance with Section 6.11(a) of the Merger Agreement.

                                  ARTICLE VII.

                       PROVISIONS GOVERNING DISTRIBUTIONS

A.  TIMING OF DISTRIBUTIONS

     1. Except as otherwise provided in this Article VII, distributions to be made on the Effective Date on account of Claims and Interests that are Allowed as of the Effective Date and are entitled to receive distributions under the Plan shall be made on the Effective Date or as promptly thereafter as practicable.

     2. Distributions on account of Disputed Claims that become Allowed Claims after the Effective Date shall be made quarterly pursuant to Article VIII.C below beginning on the date that is 20 calendar days after the end of the calendar quarter in which such Claim was Allowed. Such quarterly distributions shall be in the full amount that the Plan provides for Allowed Claims in the applicable Class.

B.  METHODS OF DISTRIBUTION

  1.  Distributions to Holders of Bank Secured Claims

     All Tranche B-1 Arch Credit Facility Notes and Amended PageNet Notes and other distributions provided for in the Plan on account of Allowed Bank Secured Claims shall be made or delivered by Arch or the Reorganized Debtors to the Administrative Agent Bank for delivery by the Administrative Agent Bank to individual Holders of such Claims in accordance with the provisions of the Credit Agreement, or as otherwise agreed between the Administrative Agent Bank and any holder of an Allowed Bank Secured Claim, subject to any Agent Bank Charges as provided in the Credit Agreement. Notwithstanding the foregoing, Holders of Allowed Bank Secured Claims shall not receive, or be entitled to receive any Tranche B-1 Arch Credit Facility Notes or Amended PageNet Notes or other distributions provided for in the Plan prior to executing a Joinder Agreement as contemplated by the Arch Credit Facility Term Sheet. Neither Arch nor the Reorganized Debtors shall have liability for any act or omission of the Administrative Agent Bank.

  2. Distributions to Holders of Senior Subordinated Note Claims, Old Stock Related Claims and Old Stock Interests

     (a) Distributions from Arch and the Reorganized Debtors. All distributions provided for in the Plan on account of Allowed Senior Subordinated Note Claims, Allowed Old Stock Related Claims and Allowed Old Stock Interests shall be made by Arch and the Reorganized Debtors to the Exchange Agent for delivery by the Exchange Agent to individual holders of such Claims and Interests as provided in the Plan. Notwithstanding the provisions of Article V.C above regarding cancellation of the Senior Subordinated Note Indentures, the distribution provisions of the Senior Subordinated Note Indentures shall continue in effect to the extent necessary to authorize the Exchange Agent to receive and distribute to Holders of Allowed Senior Subordinated Note Claims distributions received by the Exchange Agent pursuant to the Plan on account of Allowed Senior Subordinated Note Claims and shall terminate completely upon completion of all distributions. Neither Arch nor the Reorganized Debtors shall have liability for any act or omission of the Exchange Agent. The Exchange Agent will serve without bond and may employ or contract with other entities to assist in or make the distributions required by the Plan.

     (b) Distributions from the Exchange Agent. As soon as practicable after the Effective Date, Arch shall cause the Exchange Agent to send a letter of transmittal to each Holder of an Allowed Senior Subordinated Note Claim, an Allowed Old Stock Related Claim or an Allowed Old Stock Interest advising such Holder of the effectiveness of the Mergers and the Plan and the instructions for delivering to the Exchange Agent any Senior Subordinated Notes and Old Common Stock in exchange for the Arch Common Stock and the Vast Class B Common Stock issuable or distributable pursuant to the Plan. Such letter of transmittal shall specify that delivery of any Senior Subordinated Notes and Old Common Stock will be effected, and that risk of loss and title thereto shall pass, only upon delivery of such Senior Subordinated Notes and Old Common Stock to the Exchange Agent in accordance with the terms and conditions of such letter of transmittal, such letter of transmittal to be in such form and have such other provisions as Arch and the Reorganized Debtors may reasonably agree.

     (c) Lost or Stolen Notes or Stock. In addition to any requirements under the Senior Subordinated Note Indentures, or any related agreement, in the event any Senior Subordinated Notes or Old Common Stock shall have been lost, stolen or destroyed, then upon the delivery to the Exchange Agent of an affidavit attesting to the fact by the Holder of the Senior Subordinated Note Claim or Old Common Stock Interest relating to such Note or Stock, and the posting by such Holder of a bond as may be required by Arch and the Reorganized Debtors as indemnity against any claim that may be made against either of them with respect to such Note or Stock, the Exchange Agent shall issue the shares of Arch Common Stock and Vast Class B Common Stock, and any dividends and other distributions with respect thereto, issuable or payable in exchange for such lost, stolen, or destroyed Note or Stock pursuant to the provisions of the Plan. Upon compliance with this Article VII.B.1(b) by a Holder of a Claim or Interest evidenced by a Senior Subordinated Note or Old Common Stock, such Holder shall, for all purposes under the Plan, be deemed to have surrendered such Note or Stock.

     (d) Failure to Surrender Canceled Notes and Stock. Any Holder of a Senior Subordinated Note Claim or Old Stock Interest that fails to surrender or is deemed to have failed to surrender any applicable Senior Subordinated Note or Old Common Stock required to be delivered hereunder, or fails to comply with the provisions of Article VII.B.2(c), (i) within 180 days after the Effective Date, shall thereafter be entitled to look only to the Reorganized Debtors for their distributions under the Plan, or (ii) within three (3) years after the Effective Date, shall have its Claim or Interest for a distribution pursuant to the Plan on account of such Senior Subordinated Note or Old Common Stock discharged and shall be forever barred from asserting any such Claim or Interest against or in the Reorganized Debtors or its property and, in such case, any Arch Common Stock or Vast Class B Common Stock held for distribution on account of such Claim or Interest shall be disposed of pursuant to the provisions of Article VII.C below.

     (e) Distribution Record Date. As of the close of business on the Distribution Record Date, the respective transfer books and records for the Senior Subordinated Notes and the Old Common Stock as maintained by the pertinent Indenture Trustee (in the case of a Senior Subordinated Note) or the Parent Corporation (in the case of Old Common Stock), or their respective agents, shall be closed and any transfer of a Senior Subordinated Note or Old Common Stock or any interest therein shall be prohibited. The Reorganized Debtors, Arch, the Exchange Agent and their respective agents will have no obligation to recognize the transfer of any Senior Subordinated Note or Old Common Stock occurring after the Distribution Record Date, and shall be entitled for all purposes herein to recognize and deal only with those Holders of record as of the close of business on the Distribution Record Date.

     (f) Unregistered Transfers. In the event of a transfer of ownership of a Senior Subordinated Note or Old Common Stock that is not registered in the respective transfer books and records of the pertinent Indenture Trustee (in the case of a Senior Subordinated Note) or the Parent Corporation (in the case of Old Common Stock), the property to be distributed to the Holder of the Senior Subordinated Note Claim or Old Common Stock Interest with respect to such Claim or Interest shall be delivered to the Holder of record on the Distribution Record Date unless the transferee of such Holder delivers an executed letter of transmittal to the Exchange Agent, in form satisfactory to the Exchange Agent, accompanied by such documents as are required to evidence and effect such transfer and to evidence that all applicable transfer taxes have been paid.

     (g) Stock Issued in Different Name. If any Arch Common Stock or Vast Class B Common Stock is to be issued or distributed in a name other than that in which the Senior Subordinated Note or Old Common Stock surrendered in exchange therefor is registered, it shall be a condition of such exchange that (i) the Senior Subordinated Note or Old Common Stock so surrendered shall be transferable, and shall be properly assigned and endorsed, (ii) such transfer shall otherwise be proper, and (iii) the Holder requesting such transfer shall pay all transfer or other taxes payable by reason of the foregoing and establish to the satisfaction of the Exchange Agent that such taxes have been paid.

     (h) Dividends With Respect to Unexchanged Notes and Stock. Whenever a dividend or other distribution is declared by Arch with respect to Arch Common Stock, or Vast with respect to Vast Class B

Common Stock, the record date for which is on or after the Effective Date, that declaration shall include dividends or other distributions with respect to all shares of Arch Common Stock or Vast Class B Common Stock issuable or distributable pursuant to the Plan. No dividends or other distributions with respect to such Arch Common Stock or Vast Class B Common Stock shall be paid to any holder of any unsurrendered Senior Subordinated Note or Old Common Stock until same is surrendered for exchange in accordance with the provisions of this
Article VII.B. Subject to the effect of applicable laws, following surrender of any such Senior Subordinated Note or Old Common Stock, there shall be issued or paid to the Holder of same certificates representing shares of Arch Common Stock and Vast Class B Common Stock issued or distributed in exchange therefor, without interest: (i) at the time of such surrender, the dividends or other distributions with a record date after the Effective Date and a payment date on or prior to the date of issuance of such shares of Arch Common Stock or Vast Class B Common Stock and not previously paid; and (ii) at the appropriate payment date, the dividends or other distributions payable with respect to such shares of Arch Common Stock or Vast Class B Common Stock with a record date after the Effective Date and prior to the date of issuance of such shares of Arch Common Stock or Vast Class B Common Stock but with a payment date subsequent to surrender. For purposes of dividends or other distributions with respect to shares of Arch Common Stock and Vast Class B Common Stock, all such shares to be issued or distributed pursuant to the Plan shall be deemed issued and distributed as of the Effective Date.

     (i) Voting With Respect to Unexchanged Notes and Stock. Subject to the provisions of Article VII.B.2(d) hereof, at any meeting of stockholders of Arch or Vast with a record date on or after the Effective Date, registered Holders of unsurrendered Senior Subordinated Notes or Old Common Stock shall be entitled to vote the number of shares of Arch Common Stock or Vast Class B Common Stock represented by such Senior Subordinated Notes or Old Common Stock, regardless of whether such Holders have exchanged their Senior Subordinated Notes or Old Common Stock; provided, however, that any such vote shall be at the times, upon the conditions, and in the manner prescribed by the certificate of incorporation and bylaws of Arch or Vast, respectively.

     (j) Fractional Shares. Notwithstanding any other provision of the Plan, the Arch Common Stock will only be issued in whole shares. No certificates or scrip representing fractional shares of Arch Common Stock will be issued, but in lieu thereof, each Holder of an Allowed Senior Subordinated Note Claim or an Allowed Old Common Stock Interest otherwise entitled to a fractional share of Arch Common Stock will be entitled to receive, from the Exchange Agent in accordance with the provisions of Article VII.B.2(i) hereof, a cash payment in lieu of such fractional shares of Arch Common Stock determined by multiplying such fraction (rounded to the nearest one-hundredth of a share) by the average closing price of a share of Arch Common Stock, as reported in The Wall Street Journal, New York City edition, on the ten (10) days immediately prior to the Effective Date. As soon as practicable after the determination of the amount of cash, if any, to be paid to the Holders of Allowed Senior Subordinated Note Claims or Allowed Old Stock Interests in lieu of any fractional shares of Arch Common Stock, Arch and the Exchange Agent shall make available such amounts of cash to such holders of Allowed Senior Subordinated Note Claims or Allowed Old Stock Interests.

  3.  Distributions to Holders of Other Claims

     All distributions provided for in the Plan on account of Allowed Other Claims will be made by the Reorganized Debtors, or such Disbursing Agents as the Reorganized Debtors may employ or contract with, as provided herein or in the Confirmation Order. Neither the Reorganized Debtors nor Arch shall have liability for any act or omission of any Disbursing Agent. Each Disbursing Agent will serve without bond, and any Disbursing Agent may employ or contract with other entities to assist in or make the distributions required by the Plan.

C.  UNDELIVERABLE AND UNCLAIMED DISTRIBUTIONS

  1.  Delivery of Distributions

     All property under the Plan to be distributed by mail shall be sent to the latest mailing address Filed with the Bankruptcy Court for the party entitled thereto or, if no such mailing address has been so Filed, the mailing address reflected in the Debtor's Schedules or, in the case of the Holders of Allowed Senior Subordinated Note Claims, to the latest mailing address maintained of record by the pertinent Indenture Trustee or, if no mailing address is maintained of record, to the pertinent Indenture Trustee.

  2.  Undeliverable Distributions

     If any distribution to the Holder of an Allowed Claim or Allowed Interest is returned as undeliverable, no further distributions shall be made to such Holder unless and until the Reorganized Debtors are notified in writing of such Holder's then-current address. Undeliverable distributions made by Arch or the Reorganized Debtors shall be returned to Arch or the Reorganized Debtors, respectively, and will remain in the possession of Arch or the Reorganized Debtors pursuant to this Article VII.C until such time as a distribution becomes deliverable. Undeliverable distributions shall not be entitled to any interest, dividends or other accruals of any kind.

  3.  After Distributions Become Deliverable

     Within 20 days after the end of each calendar quarter following the Effective Date, the Reorganized Debtors or Arch shall make all distributions, as provided herein or in the Confirmation Order, that become deliverable during the preceding calendar quarter.

  4.  Failure to Claim Undeliverable Distributions

     The Reorganized Debtors will file with the Bankruptcy Court, from time to time, a listing of the Holders of unclaimed distributions. This list will be maintained until the entry of an order and/or final decree concluding the Chapter 11 Cases. Any Holder of an Allowed Claim or Allowed Interest that does not assert a Claim or Interest pursuant to the Plan for an undeliverable distribution within three (3) years after the Effective Date shall have its Claim or Interest for such undeliverable distribution discharged and shall be forever barred from asserting any such Claim or Interest against or in the Reorganized Debtors, Arch, or their property. In such cases: (i) any Cash held for distribution on account of such Claims or Interests shall be property of the Reorganized Debtors or Arch, in accordance with Article VII.C.2, free of any restrictions thereon; and (ii) any Arch Common Stock or Vast Class B Common Stock held for distribution on account of such Claims or Interests shall be canceled and of no further force or effect. Nothing contained in the Plan shall require the Reorganized Debtors, Arch, the Administrative Agent Bank, the Exchange Agent, the Indenture Trustees, or the Disbursing Agents to attempt to locate any Holder of an Allowed Claim or Allowed Interest.

D.  COMPLIANCE WITH TAX REQUIREMENTS

     In connection with the Plan, to the extent applicable, the Reorganized Debtors shall comply with all tax withholding and reporting requirements imposed on them by any governmental unit, and all distributions pursuant to the Plan shall be subject to such withholding and reporting requirements. Notwithstanding any other provision of this Plan, each Person or Entity that has received any distribution pursuant to the Plan shall have sole and exclusive responsibility for the satisfaction and payment of any tax obligation imposed by any governmental unit, including income, withholding and tax obligations, on account of such distribution.

E. COMPENSATION AND REIMBURSEMENT FOR SERVICES RELATED TO BALLOTING AND DISTRIBUTIONS

  1.  Administrative Agent Bank and Indenture Trustees

     All reasonable fees and expenses incurred by the Administrative Agent Bank and the Indenture Trustees on and after the Petition Date, including reasonable fees and expenses of Professionals retained by the Administrative Agent Bank or the Indenture Trustees, shall be paid by the Reorganized Debtors as Administrative Expense Claims. The foregoing payments will be in addition to distributions made on account of any Agent Bank Charges or Indenture Trustee Charging Liens.

  2.  Exchange Agent and Disbursing Agents

     The Exchange Agent and each Disbursing Agent providing services related to distributions pursuant to the Plan will receive from the Reorganized Debtors, without further Bankruptcy Court approval, reasonable compensation for such services and reimbursement of reasonable out-of-pocket expenses incurred in connection with such services. These payments will be made on terms agreed to with the Reorganized Debtors.

F.  SETOFFS

     The Reorganized Debtors may, pursuant to section 553 of the Bankruptcy Code or applicable non-bankruptcy law, set off against any Allowed Claim and the distributions to be made pursuant to the Plan on account of such Claim (before any distribution is made on account of such Claim), the claims, rights and causes of action of any nature that the Debtors or Reorganized Debtors may hold against the Holder of such Allowed Claim; provided, however, that neither the failure to effect such a setoff nor the allowance of any Claim hereunder shall constitute a waiver or release by the Debtors or Reorganized Debtors of any such claims, rights and causes of action that the Debtors or Reorganized Debtors may possess against such Holder.

                                 ARTICLE VIII.

                    PROCEDURES FOR RESOLVING DISPUTED CLAIMS

A.  PROSECUTION OF OBJECTIONS TO CLAIMS AND INTERESTS

     After the Confirmation Date, the Debtors and the Reorganized Debtors shall have the exclusive authority to File objections, settle, compromise, withdraw or litigate to judgment objections to Claims. From and after the Confirmation Date, the Debtors and the Reorganized Debtors may settle or compromise any Disputed Claim without approval of the Bankruptcy Court.

B.  ESTIMATION OF CLAIMS

     The Debtors or the Reorganized Debtors may, at any time, request that the Bankruptcy Court estimate any contingent or unliquidated Claim pursuant to section 502(c) of the Bankruptcy Code regardless of whether the Debtors or the Reorganized Debtors have previously objected to such Claim or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court will retain jurisdiction to estimate any Claim at any time during litigation concerning any objection to any Claim, including during the pendency of any appeal relating to any such objection. In the event that the Bankruptcy Court estimates any contingent or unliquidated Claim, that estimated amount will constitute either the Allowed amount of such Claim or a maximum limitation on such Claim, as determined by the Bankruptcy Court. If the estimated amount constitutes a maximum limitation on such Claim, the Debtors or Reorganized Debtors may elect to pursue any supplemental proceedings to object to any ultimate payment on such Claim. All of the aforementioned Claims objection, estimation and resolution procedures are cumulative and not necessarily exclusive of one another. Claims may be estimated and subsequently compromised, settled, withdrawn or resolved by any mechanism approved by the Bankruptcy Court.

C.  PAYMENTS AND DISTRIBUTIONS ON DISPUTED CLAIMS

     Notwithstanding any provision in the Plan to the contrary, except as otherwise agreed by the Reorganized Debtors in their sole discretion, no partial payments and no partial distributions will be made with respect to a Disputed Claim until the resolution of such disputes by settlement or Final Order. Subject to the provisions of Article VIII.A above, after a Disputed Claim becomes an Allowed Claim, the Holder of such Allowed Claim will receive all payments and distributions to which such Holder is then entitled under the Plan. Notwithstanding the foregoing, any Person or Entity who holds both an Allowed Claim(s) and a Disputed Claim(s) will receive the appropriate payment or distribution on the Allowed Claim(s), although, except as otherwise agreed by the Reorganized Debtors in their sole discretion, no payment or distribution will be made on the Disputed Claim(s) until such dispute is resolved by settlement or Final Order.

                                  ARTICLE IX.

                CONDITIONS PRECEDENT TO CONSUMMATION OF THE PLAN

A.  CONDITIONS PRECEDENT TO CONSUMMATION

     It shall be a condition to Consummation of the Plan that the following conditions shall have been satisfied or waived pursuant to the provisions of
Article IX.B of the Plan:

          1. the Confirmation Order shall have been signed by the Bankruptcy Court and duly entered on the docket for the Chapter 11 Cases by the Clerk of the Bankruptcy Court;

          2. the Confirmation Order shall be a Final Order; and

          3. all conditions precedent to the "Closing," as defined in the Merger Agreement, shall have been satisfied.

B.  WAIVER OF CONDITIONS

     The conditions precedent to the "Closing," as defined in the Merger Agreement, may only be waived pursuant to the terms thereof. The Parent Corporation may waive any such conditions without leave or order of the Bankruptcy Court, and without any formal action other than proceeding to consummate the Plan.

C.  EFFECT OF VACATION OF CONFIRMATION ORDER

     If the Confirmation Order is vacated, except for the assumption of the Merger Agreement which shall continue in effect, the Plan shall be null and void in all respects and nothing contained in the Plan or the Disclosure Statement shall: (1) constitute a waiver or release of any Claims by or against, or any Interests in, the Debtors; (2) prejudice in any manner the rights of the Debtors; or (3) constitute an admission, acknowledgment, offer or undertaking by the Debtors in any respect.

                                   ARTICLE X.

                   RELEASE, INJUNCTION AND RELATED PROVISIONS

A.  SUBORDINATION

     The classification and manner of satisfying all Claims and Interests and the respective distributions and treatments under the Plan take into account and/or conform to the relative priority and rights of the Claims and Interests in each Class in connection with any contractual, legal and equitable subordination rights relating thereto whether arising under general principles of equitable subordination, section 510(b) of the Bankruptcy Code or otherwise, and any and all such rights are settled, compromised and released pursuant to the Plan. The Confirmation Order shall permanently enjoin, effective as of the Effective Date, all Persons and Entities from enforcing or attempting to enforce any such contractual, legal and equitable subordination rights satisfied, compromised and settled pursuant to this Article X.A.

B.  LIMITED RELEASES BY THE DEBTORS

     Except as otherwise specifically provided in the Plan or the Confirmation Order, for good and valuable consideration, including, but not limited to, the commitment and obligation of the Lender Releasees to provide the financial support necessary for consummation of the Plan, including the financial accommodations reflected in the Arch Credit Facility, the obligations and undertakings of the Investor Releasees set forth in the Merger Agreement, and the service of the D&O Releasees to facilitate the expeditious reorganization of the Debtors and the implementation of the Merger and restructuring contemplated by the Plan and the

Merger Agreement, the Lender Releasees, the Investor Releasees, and the D&O Releasees are released, as of the Effective Date, by the Debtors and the Reorganized Debtors and their subsidiaries from any and all Claims, obligations, rights, suits, damages, Causes of Action, Avoidance Actions, remedies and liabilities whatsoever, whether known or unknown, foreseen or unforeseen, existing or hereafter arising, in law, equity or otherwise, that the Debtors or their subsidiaries would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the Holder of any Claim or Interest or other Person or Entity, based in whole or in part upon any act or omission, transaction, agreement, event or other occurrence taking place on or before the Effective Date; provided, however, that the foregoing provisions of this Article X.B shall have no effect on the liability of (i) the Arch Companies resulting from any breach of the Merger Agreement or (ii) any Person or Entity
(a) that results from any such act or omission that is determined in a Final Order to have constituted fraud, gross negligence or willful misconduct or (b) in respect of any (1) loan, advance or similar payment by the Debtors or their subsidiaries to any such Person or Entity or (2) contractual obligation owed by such Person or Entity to the Debtors or their subsidiaries.

C.  PRESERVATION OF RIGHTS OF ACTION

     Except as otherwise provided in the Plan or in any contract, instrument, release, indenture or other agreement entered into in connection with the Plan, in accordance with section 1123(b) of the Bankruptcy Code, the Reorganized Debtors shall retain and may exclusively enforce any Avoidance Actions or other Causes of Action or rights to payment of claims, that the Debtors or the Estates may hold against any Person or Entity. The Reorganized Debtors may pursue such retained Avoidance Actions, other Causes of Action and rights to payment of claims, as appropriate, in accordance with the best interests of the Reorganized Debtors. The Reorganized Debtors' shall retain and may enforce all defenses, counterclaims and rights against all Claims and Interests asserted against the Debtors, the Reorganized Debtors or their Estates.

D.  EXCULPATION

     The Debtors, the Reorganized Debtors, the Lender Releasees, the Investor Releasees, and the D&O Releasees and their respective members and Professionals (acting in such capacity) shall neither have nor incur any liability to any Person or Entity for any act taken or omitted to be taken in connection with or related to the formulation, preparation, dissemination, implementation, administration, Confirmation or Consummation of the Plan, the Disclosure Statement or any contract, instrument, release or other agreement or document created or entered into in connection with the Plan, including the Merger Agreement, or any other act taken or omitted to be taken in connection with the Debtor's Chapter 11 Cases; provided, however, that the foregoing provisions of this Article X.D shall have no effect on the liability of (i) the Corporation or the Arch Companies resulting from any breach of the Merger Agreement or (ii) any Person or Entity that results from any such act or omission that is determined in a Final Order to have constituted fraud, gross negligence or willful misconduct.

E.  INJUNCTION

     From and after the Effective Date, all Persons and Entities are permanently enjoined from commencing or continuing in any manner, any suit, action or other proceeding, on account of or respecting any Claim, obligation, debt, right, Cause of Action, remedy, or liability released or to be released pursuant to this Article X; provided, however, that this injunction shall not preclude police or regulatory agencies from fulfilling their statutory duties.

                                  ARTICLE XI.

                           RETENTION OF JURISDICTION

     Notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, the Bankruptcy Court shall retain such jurisdiction over the Chapter 11 Cases after the Effective Date as is legally permissible, including jurisdiction to:

          A. Allow, disallow, determine, liquidate, classify, estimate or establish the priority or secured or unsecured status of any Claim or Interest, including the resolution of any request for payment of any Administrative Expense Claim and the resolution of any and all objections to the allowance or priority of Claims or Interests;

          B. Grant or deny any applications for allowance of compensation or reimbursement of expenses authorized pursuant to the Bankruptcy Code or the Plan, for periods ending on or before the Effective Date;

          C. Resolve any matters related to the assumption, assumption and assignment or rejection of any executory contract or unexpired lease to which the Debtors are a party or with respect to which the Debtors may be liable and to hear, determine and, if necessary, liquidate, any Claims arising therefrom, including those matters related to the amendment after the Effective Date pursuant to Article VI above to add any executory contracts or unexpired leases to the list of executory contracts and unexpired leases to be rejected;

          D. Ensure that distributions to Holders of Allowed Claims and Allowed Interests are accomplished pursuant to the provisions of the Plan, including ruling on any motion Filed pursuant to Articles VII or VIII;

          E. Decide or resolve any motions, adversary proceedings, contested or litigated matters and any other matters and grant or deny any applications involving the Debtors that may be pending on the Effective Date;

          F. Enter such orders as may be necessary or appropriate to implement or consummate the provisions of the Plan and all contracts, instruments, releases, indentures, and other agreements or documents created in connection with the Plan or the Disclosure Statement or the Confirmation Order;

          G. Resolve any cases, controversies, suits or disputes that may arise in connection with the Consummation, interpretation or enforcement of the Plan or any Person's or Entity's obligations incurred in connection with the Plan;

          H. Permit the Debtors or the Reorganized Debtors to modify the Plan before or after the Effective Date pursuant to section 1127 of the Bankruptcy Code, the Confirmation Order or any contract, instrument, release or other agreement or document created in connection with the Plan, the Disclosure Statement, or the Confirmation Order; or remedy any defect or omission or reconcile any inconsistency in any Bankruptcy Court order, the Plan, the Disclosure Statement or the Confirmation Order or any contract, instrument, release, indenture or other agreement or document created in connection with the Plan, the Disclosure Statement or the Confirmation Order, in such manner as may be necessary or appropriate to consummate the Plan, to the extent authorized by the Bankruptcy Code;

          I. Issue injunctions, enter and implement other orders or take such other actions as may be necessary or appropriate to restrain interference by any Person or Entity with Consummation, implementation or enforcement of the Plan or the Confirmation Order, except as otherwise provided herein;

          J. Resolve any cases, controversies, suits or disputes with respect to the releases, injunction and other provisions contained in Article X and enter such orders as may be necessary or appropriate to implement such releases, injunction and other provisions;

          K. Enter and implement such orders as are necessary or appropriate if the Confirmation Order is for any reason modified, stayed, reversed, revoked or vacated or distributions pursuant to the Plan are enjoined or stayed;

          L. Determine any other matters that may arise in connection with or relate to the Plan, the Disclosure Statement, the Confirmation Order or any contract, instrument, release, indenture or other agreement or document created in connection with the Plan, the Disclosure Statement or the Confirmation Order; and

          M.  Enter an order and/or final decree concluding the Chapter 11
     Cases.

                                  ARTICLE XII.

                            MISCELLANEOUS PROVISIONS

A.  DISSOLUTION OF COMMITTEE(S)

     On the Effective Date, the Committee(s) shall dissolve and members shall be released and discharged from all rights and duties arising from, or related to, the Chapter 11 Cases.

B.  PAYMENT OF STATUTORY FEES

     All fees payable pursuant to section 1930 of title 28 of the United States Code shall be paid on or before the Effective Date.

C.  DISCHARGE OF DEBTORS

     Except as otherwise provided herein or in the Confirmation Order, (1) the rights afforded in the Plan and the treatment of all Claims and Interests therein, shall be in exchange for and in complete satisfaction, discharge and release of Claims and Interests of any nature whatsoever, (2) on the Effective Date, all such Claims against, and Interests in, the Debtors and the Reorganized Debtors shall be satisfied, discharged, and released in full, and (3) all Persons and Entities shall be precluded from asserting against the Debtors or the Reorganized Debtors, their successors or their assets or properties any other or further Claims or Interests based upon any act or omission, transaction or other activity of any kind or nature that occurred prior to the Confirmation Date.

D.  MODIFICATION OF PLAN

     Subject to the limitations contained herein and the Merger Agreement, (1) the Debtors reserve the right, in accordance with the Bankruptcy Code and the Bankruptcy Rules, to amend or modify the Plan prior to the entry of the Confirmation Order and (2) after the entry of the Confirmation Order, the Debtors or the Reorganized Debtors, as the case may be may, upon order of the Bankruptcy Court, amend or modify the Plan, in accordance with section 1127(b) of the Bankruptcy Code, or remedy any defect or omission or reconcile any inconsistency in the Plan in such manner as may be necessary to carry out the purpose and intent of the Plan.

E.  REVOCATION OF PLAN

     Subject to the Merger Agreement, the Debtors reserve the right, at any time prior to the entry of the Confirmation Order, to revoke and withdraw the Plan.

F.  SUCCESSORS AND ASSIGNS

     The rights, benefits and obligations of any Person or Entity named or referred to in the Plan shall be binding on, and shall inure to the benefit of any heir, executor, administrator, successor or assign of such Person or Entity.

G.  RESERVATION OF RIGHTS

     Except as expressly set forth herein, this Plan shall have no force or effect unless the Bankruptcy Court shall enter the Confirmation Order. None of the filing of this Plan, any statement or provision contained this Plan or the Disclosure Statement, or the taking of any action by the Debtors with respect to this Plan shall be or shall be deemed to be an admission or waiver of any rights of the Debtors with respect to the Holders of Claims or Interests prior to the Effective Date.

H.  SECTION 1146 EXEMPTION

     Pursuant to section 1146(c) of the Bankruptcy Code, the issuance, transfer, or exchange of any security under the Plan, or the making or delivery of an instrument of transfer under this Plan, may not be taxed under any law imposing a stamp tax or similar tax.

I.  FURTHER ASSURANCES

     The Debtors, the Reorganized Debtors, and all Holders of Claims or Interests receiving distributions under the Plan and all other parties in interest shall, from time to time, prepare, execute and deliver any agreements or documents and take any other actions as may be necessary or advisable to effectuate the provisions and intent of this Plan.

J.  SERVICE OF DOCUMENTS

     Any pleading, notice or other document required by the Plan to be served on or delivered to the Debtors or the Reorganized Debtors shall be in writing and served by either (a) certified mail, return receipt requested, postage prepaid,
(b) hand delivery, (c) national overnight courier, freight prepaid or (d) fax, assessed as follows:

     Paging Network, Inc.
     14911 Quorum Drive
     Dallas, Texas 75240
     Attn: Chief Executive Officer
     Fax: (972) 801-8950

and

     Paging Network, Inc.
     14911 Quorum Drive
     Dallas, Texas 75240
     Attn: Senior Vice President and General Counsel
     Fax: (972) 801-8978

with copies to:

and

     Mayer, Brown & Platt
     190 South LaSalle Drive
     Chicago, Illinois 60603
     Attn: Lawrence K. Snider
and

    Arch Communications Group, Inc.
     1800 West Park Drive, Suite 250
     Westborough, Massachusetts 01581
     Attn: Chief Executive Officer
     Fax: (508) 870-6076

and

    Hale and Dorr LLP
     60 State Street
     Boston, Massachusetts 02109
     Attn: Mark N. Polebaum
     Fax: (617) 526-5000

K.  FILING OF ADDITIONAL DOCUMENTS

     On or before the Effective Date, the Debtors may file with the Bankruptcy Court such agreements and other documents as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan.

Dated:  [               ]
                                          PAGING NETWORK, INC., PAGENET, INC.,
                                          PAGING NETWORK FINANCE CORP., PAGING
                                          NETWORK OF AMERICA, INC., PAGING
                                          NETWORK OF COLORADO, INC., PAGING
                                          NETWORK OF MICHIGAN, INC., PAGING
                                          NETWORK OF NORTHERN CALIFORNIA, INC.,
                                          AND PAGING NETWORK OF SAN FRANCISCO,
                                          INC.

                                          Debtors and Debtors In Possession

                                          By:
                                            ------------------------------------
                                            Name: John P. Frazee, Jr.
                                            Title: Chairman of the Board and
                                            Chief Executive Officer

                                                                         ANNEX D

           [ARCH CREDIT FACILITY TERM SHEET TO BE FILED BY AMENDMENT]

                                                                         ANNEX E

              UNAUDITED COMBINED COMPANY PROJECTED BALANCE SHEETS
                                 (IN MILLIONS)

                                                                  DECEMBER 31,
                                                              --------------------
                                                                2000        2001
                                                              --------    --------
ASSETS
Current assets:
  Cash and cash equivalents.................................  $    6.0    $    4.0
  Accounts receivable, net..................................     129.3       131.7
  Inventories...............................................      24.7        26.8
  Prepaid expenses and other................................      26.8        27.4
                                                              --------    --------
     Total current assets...................................     186.8       189.9
Property and equipment, net.................................   1,004.5       828.9
Intangible and other assets, net............................   1,348.2     1,061.9
                                                              --------    --------
                                                              $2,539.5    $2,080.7
                                                              ========    ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Current maturities of long-term debt......................  $  108.9    $  132.5
  Accounts payable..........................................     108.2       103.1
  Accrued expenses..........................................      98.1       116.4
  Accrued interest..........................................      51.2        49.5
  Customer deposits and deferred revenue....................      77.9        79.5
  Accrued restructuring charges.............................      25.7          --
                                                              --------    --------
     Total current liabilities..............................     470.0       481.0
Long-term debt, less current maturities.....................   1,585.3     1,438.9
Other long-term liabilities.................................      65.5        55.5
Stockholders' equity........................................     418.7       105.3
                                                              --------    --------
                                                              $2,539.5    $2,080.7
                                                              ========    ========

         UNAUDITED COMBINED COMPANY PROJECTED STATEMENTS OF OPERATIONS
                                 (IN MILLIONS)

                                                                 SIX MONTHS
                                                                    ENDED            YEAR ENDED
                                                              DECEMBER 31, 2000   DECEMBER 31, 2001
                                                              -----------------   -----------------
Service, rental and maintenance revenues....................       $ 785.9            $ 1,602.9
Product sales...............................................          79.3                155.7
                                                                   -------            ---------
  Total revenues............................................         865.2              1,758.6
Cost of products sold.......................................         (58.4)              (114.6)
                                                                   -------            ---------
                                                                     806.8              1,644.0
                                                                   -------            ---------
Operating expenses:
  Service, rental and maintenance...........................         199.1                398.2
  Selling...................................................         105.0                221.7
  General and administrative................................         234.5                441.5
  Depreciation and amortization.............................         343.0                714.3
                                                                   -------            ---------
     Total operating expenses...............................         881.6              1,775.7
                                                                   -------            ---------
Operating income (loss).....................................         (74.8)              (131.7)
Interest expense, net.......................................          94.5                181.7
                                                                   -------            ---------
Net income (loss)...........................................       $(169.3)             $(313.4)
                                                                   =======            =========

         UNAUDITED COMBINED COMPANY PROJECTED STATEMENTS OF CASH FLOWS
                                 (IN MILLIONS)

                                                                 SIX MONTHS
                                                                    ENDED            YEAR ENDED
                                                              DECEMBER 31, 2000   DECEMBER 31, 2001
                                                              -----------------   -----------------
Net cash provided by operating activities...................       $ 163.9             $ 374.3
                                                                   -------             -------
Cash flow from investing activities:
  Additions to property and equipment, net..................        (136.8)             (241.4)
  Additions to intangible and other assets..................          (5.0)              (11.0)
                                                                   -------             -------
Net cash used from investing activities.....................        (141.8)             (252.4)
                                                                   -------             -------
Cash flows from financing activities-repayment of long-term
  debt......................................................         (23.1)             (123.9)
                                                                   -------             -------
Net increase in cash and cash equivalents...................          (1.0)               (2.0)
Cash and cash equivalents, beginning of period..............           7.0                 6.0
                                                                   -------             -------
Cash and cash equivalents, end of period....................       $   6.0             $   4.0
                                                                   =======             =======
EBITDA......................................................       $ 268.2             $ 582.6
                                                                   =======             =======

UNAUDITED FINANCIAL PROJECTIONS AND OPERATIONAL COST SYNERGIES

     Arch and PageNet have developed the unaudited combined company projections reflected herein. The projections consist of projected operating and financial results for the six months ending December 31, 2000 and the year ending December 31, 2001. The projections assume that the merger and related transactions will take place as of June 30, 2000. The projections have been prepared for filing with the bankruptcy court if PageNet commences a bankruptcy case.

     The projections, which were developed by management of each of Arch and PageNet, are based on:

             - Arch's projected financial results, as developed by the
               management of Arch, taking into account anticipated cost reductions associated with its integration of MobileMedia;

             - PageNet's projected financial results, as developed by the management of PageNet, taking into account anticipated cost reductions associated with the restructuring of its domestic operations and divestiture of 80.5% of its interest in Vast;

     Certain adjustments to PageNet's projected results were made by the management of Arch to reflect more conservative assumptions with regard to expected subscriber additions, subscriber turnover and net revenues. Such adjustments were intended to reflect the continuing potential impact from the effects of a bankruptcy case and the integration of Arch's and PageNet's operations.

ASSUMPTIONS USED IN THE UNAUDITED FINANCIAL PROJECTIONS

     A number of important assumptions are reflected in the projections. No assurance can be given that such assumptions will be realized. See "Risk Factors" for a discussion of various factors that could materially affect the combined company's financial condition, results of operations, business, prospects and securities.

          1. The projections assume the merger will take place on June 30, 2000.

          2. The projections assume that general economic conditions will continue unchanged throughout the projection period and that their potential impact on capital spending and revenues within each of the combined company's operating regions will not fluctuate.

          3. Management estimates that it will achieve $80 million in operating cost reductions annually after the consummation of the merger. However, due to the time involved in implementing these cost savings, the projections assume that the combined company would recognize only $5.5 million in operating cost reductions for the six months ended December 31, 2000, and $56 million in operating cost reductions for the year ended December 31, 2001. The managements of Arch and PageNet estimated the amounts and timing of these operating cost reductions during multiple meetings. During these meetings, they performed a market-by-market analysis to identify redundant costs.

          4. Service revenues for the combined company have been projected on the basis of Arch management's estimates for subscriber growth and average revenue per unit. Based on these estimates, Arch's service revenues for 2000 were projected to decrease by approximately 1.1% from 1999 estimates, while PageNet's service revenues were projected to decrease by approximately 9.2% from 1999 estimates. Arch's service revenues for 2001 were projected to increase by 3.0% as compared to 2000, and PageNet's service revenues were projected to decrease by 0.5% as compared to 2000.

          5. Projected operating costs for 2000 are based on historical cost margins for both companies individually and the expected decrease in cost margins as Arch achieves further cost reductions resulting from its integration of MobileMedia and PageNet. The combined company's projected operating costs for 2000 are based on the 1999 business plans for the individual companies, which included three quarters of historical costs at the time the projections were created. The cost margins used for 2000 assume a reduction in the historical cost margins (approximately 2.2% of net revenue) for Arch's base business and assume a reduction in the historical cost margins (approximately 1.7% of net revenue) for PageNet's base business. Projected costs are based upon historical experience, expected market conditions and historical decreases in Arch's costs as Arch increased its operating leverage. These cost assumptions were then adjusted to reflect the impact of the assumed synergies.

          6. The projections assume that the combined company will utilize available borrowing capacity from its senior credit facility to fully repay all administrative claims and transaction expenses and provide for working capital throughout the period of the projections. Outstanding obligations to PageNet's secured bank lenders are assumed to become obligations of the combined company.

          7. Interest expense is calculated based upon the capital structure that would result upon consummation of the merger and related transactions, as described in "Unaudited Selected Pro Forma Consolidated Financial Data", during the projection period. This assumes tender and acceptance of 100% of Arch's discount notes and 100% of PageNet's senior subordinated notes. Interest also includes the amortization of any original issue discounts.

          8. The projections have been prepared in accordance with applicable principles of purchase accounting. Under purchase accounting principles, the combined company will record an intangible asset equal to the excess, if any, of the purchase price paid by Arch in the merger over the net fair market value allocated to the identifiable assets and liabilities of PageNet. We refer to any such excess as goodwill. The projections assume that goodwill will be amortized ratably on a straight-line basis over a period of 10 years. The actual calculation of goodwill will depend upon the actual price of Arch's common stock at the time of the merger. The projections assume a value of $6.02 per share of Arch common stock to calculate the purchase accounting adjustment and an assumption that the historical, restated book value of PageNet's assets and liabilities generally approximates fair value.

          Arch and PageNet have made these assumptions and resultant computations solely for the purpose of preparing the projections. The combined company will be required to determine the actual amount of goodwill and the appropriate amortization period when the merger takes place. Such determination will be based on the fair values of PageNet's net assets and other relevant information when the merger takes place. Although these determinations are not currently expected to result in the actual amount of goodwill and related amortization being materially greater or less than the amounts assumed for purposes of the projections, there can be no assurance in that regard. Any increase in the amount of amortization of goodwill would reduce periodic income before taxes and net income.

          9. Projections of changes in certain balance sheet accounts such as accounts receivable and accounts payable are based on historic ratios of such accounts to other accounts such as revenue. These projections have been modified, where deemed appropriate, to recognize any adjustment or balance sheet item changes necessary to reflect the business combination. Arch assumed approximately 30 days sales outstanding to estimate the accounts receivable balance and approximately 45 days costs outstanding to estimate the accounts payable balance. The projected long-term debt reflects payments made to reduce borrowings under the senior credit facility.

     THE COMBINED COMPANY PROJECTIONS WERE NOT PREPARED TO COMPLY WITH THE GUIDELINES FOR PROSPECTIVE FINANCIAL STATEMENTS PUBLISHED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS. NEITHER THE INDEPENDENT ACCOUNTANTS FOR ARCH NOR THE INDEPENDENT AUDITORS FOR PAGENET HAVE EXAMINED OR COMPILED THE ACCOMPANYING PROJECTIONS AND ACCORDINGLY DO NOT EXPRESS AN OPINION OR ANY OTHER FORM OF ASSURANCE WITH RESPECT TO THE PROJECTIONS, ASSUME NO RESPONSIBILITY FOR THE PROJECTIONS AND DISCLAIM ANY ASSOCIATION WITH THE PROJECTIONS.

     ARCH AND PAGENET DO NOT PUBLISH PROJECTIONS OF THEIR RESPECTIVE ANTICIPATED FINANCIAL POSITION OR RESULTS OF OPERATIONS. THE COMBINED COMPANY PROJECTIONS WERE PREPARED FOR THE DISCLOSURE STATEMENT BEING DISTRIBUTED TO PAGENET'S CREDITORS IN CONNECTION WITH THE POSSIBLE COMMENCEMENT OF A BANKRUPTCY CASE. PAGENET DID THIS IN ORDER TO SATISFY APPLICABLE REQUIREMENTS FOR INFORMATION REQUIRED TO BE INCLUDED IN A BANKRUPTCY COURT APPROVED DISCLOSURE STATEMENT. THE PROJECTIONS ARE PROVIDED IN THIS PROSPECTUS SO THAT ARCH STOCKHOLDERS AND NOTEHOLDERS WILL HAVE THE SAME INFORMATION AS IS BEING PROVIDED TO PAGENET'S CREDITORS. ACCORDINGLY, ARCH AND PAGENET DO NOT INTEND, AND DISCLAIM ANY OBLIGATION TO,

     - FURNISH UPDATED COMBINED COMPANY PROJECTIONS,

     - INCLUDE SUCH UPDATED INFORMATION IN ANY DOCUMENTS WHICH MAY BE REQUIRED TO BE FILED WITH THE SEC, OR

     - OTHERWISE MAKE SUCH UPDATED INFORMATION PUBLICLY AVAILABLE.

     THE PROJECTIONS, ALTHOUGH PRESENTED WITH NUMERICAL SPECIFICITY, ARE BASED UPON A SERIES OF ESTIMATES AND ASSUMPTIONS WHICH, ALTHOUGH CONSIDERED REASONABLE BY ARCH AND PAGENET, MAY NOT BE REALIZED, AND ARE INHERENTLY SUBJECT TO SIGNIFICANT BUSINESS, ECONOMIC AND COMPETITIVE UNCERTAINTIES AND CONTINGENCIES, MANY OF WHICH ARE BEYOND THE CONTROL OF ARCH AND PAGENET. NO REPRESENTATIONS CAN BE OR ARE MADE AS TO THE ACCURACY OF THE COMBINED COMPANY PROJECTIONS. SOME ASSUMPTIONS INEVITABLY WILL NOT MATERIALIZE, AND EVENTS AND CIRCUMSTANCES OCCURRING SUBSEQUENT TO THE DATE ON WHICH THE PROJECTIONS WERE PREPARED MAY BE DIFFERENT FROM THOSE ASSUMED OR MAY BE UNANTICIPATED AND, ACCORDINGLY, MAY AFFECT FINANCIAL RESULTS IN A MATERIAL AND POSSIBLY ADVERSE MANNER. THE PROJECTIONS, THEREFORE, MAY NOT BE RELIED UPON AS A GUARANTEE OR OTHER ASSURANCE OF THE ACTUAL RESULTS THAT WILL OCCUR. SEE "FORWARD-LOOKING STATEMENTS".

                                    ANNEX F

                           [to be filed by amendment]

                                    ANNEX G

                           [to be filed by amendment]

                                    ANNEX H

                           [to be filed by amendment]

                      PART II FOR PAGING NETWORK, INC. S-4

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF OFFICERS AND DIRECTORS

     The Restated Certificate of Incorporation of the Registrant provides that the Registrant shall indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, investigative or other, including appeals, by reason of the fact that he or she is or was a director, officer, employee or other agent of the Registrant, or is or was serving at the request of the Registrant as a director, officer, employee or the agent of any corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or other agent, to the fullest extent authorized by the Delaware General Corporation Law, against all expenses, liability and loss (including attorney's fees, judgements, fines, ERISA excise taxes and penalties, and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith; provided, however, that except with respect to proceedings seeking to enforce the rights to indemnification granted herein, the Registrant shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if the proceeding (or part thereof) was authorized by the Board of Directors of the Registrant.

     The Registrant's Certificate of Incorporation also limits the liability of directors, providing that no director of the Registrant shall be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director. Such limitation of liability does not extend to liability (i) for any breach of the director's duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 of the Delaware General Corporation Law, relating to prohibited dividends or distributions or the repurchase or redemption of stock, or (iv) for any transaction from which the director derives an improper personal benefit.

     The Registrant's By-Laws provide for indemnification as follows:

                                   ARTICLE VI

                     INDEMNIFICATION OF OFFICERS AND OTHERS

     Section 1. The corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was an officer of the corporation, or is or was serving at the request of the corporation as director or officer of another corporation, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful.

     Section 2. The corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he or she is or was an officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

     Section 3. To the extent that an officer of the corporation or person serving at the request of the corporation as a director or officer of another corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Sections 1 and 2 of this Article VI or in defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection therewith.

     Section 4. Any indemnification under Sections 1 and 2 of this Article VI (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the officer or person serving at the request of the corporation as a director or officer of another corporation is proper in the circumstances because he or she has met the applicable standard of conduct set forth in Sections 1 and 2 of this Article VI. Such determination shall be made (1) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (2) if such quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (3) by the stockholders.

     Section 5. Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the officer or person serving at the request of the corporation as a director or officer of another corporation to repay such amount entitled to be indemnified by the corporation as authorized in this Article VI.

     Section 6. The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this Article VI shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office.

     Section 7. The corporation shall have power to purchase and maintain insurance on behalf of any person who is or was an officer of the corporation or is or was serving at the request of the corporation as a director or officer of another corporation against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liability under the provisions of this Article VI.

     Section 8. For purposes of this Article VI, references to "the corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors and officers so that any person who is or was a director or officer of such constituent corporation or is or was serving at the request of such constituent corporation as a director or officer of another corporation shall stand in the same position under the provisions of this Article VI with respect to the resulting or surviving corporation as he or she would have with respect to such constituent corporation if its separate existence had continued.

     Section 9. The indemnification and advancement of expenses provided by, or granted pursuant to, this Article VI shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be an officer, employee or person serving at the request of the corporation as a director or officer of another corporation and shall inure to the benefit of the heirs, executors and administrators of such a person.

     Section 10. This Article VI may be amended or repealed only by the affirmative vote of the holders of a majority of the Voting Stock; provided that no such amendment or repeal shall adversely affect any right to indemnification for any act or omission of any person referred to in Sections 1 and 2 of this Article VI which occurred or allegedly occurred prior to the effective date of such amendment or repeal

     Section 11. If in any action, suit or other proceeding or investigation, a director of the corporation is held liable for monetary damages because that director is relieved of personal liability under Article VI of the By-Laws or otherwise, the director shall be deemed to have met the standards of conduct set forth above and to be entitled to indemnification as provided above.

     Pursuant to the provisions of Section 145 of the Delaware General Corporation Law, every Delaware corporation has the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of any corporation, partnership, joint venture, trust or other enterprise, against any and all expenses, judgments, fines and amounts paid in settlement and reasonably incurred in connection with such action, suit or proceedings. The power to indemnify applies only if such person acted in good faith and in a manner he or she reasonably believed to be in the best interest, or not opposed to the best interest, of the corporation and with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

     The power to indemnify applies to actions brought by or in the right of the corporation as well, but only to the extent of defense and settlement expenses and not to any satisfaction of a judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification shall be made in the event of any adjudication unless the court, in its discretion, believes that in the light of all the circumstances indemnification should apply.

     To the extent any of the persons referred to in the two immediately preceding paragraphs is successful in the defense of the actions referred to therein, such person is entitled, pursuant to Section 145, to indemnification as described above.

     The Registrant has entered into Indemnification Agreements with each of its directors and the officers subject to Section 16 of the Exchange Act. Each Indemnification Agreement provides for indemnification of directors and officers of the Registrant to the fullest extent permitted by law and additionally permits advancing attorney's fees and all other costs, expenses, fees, fines and losses, paid or incurred by a director or officer in connection with the investigation, defense or other participation in any event or occurrence that is related to the fact that the director or officer is or was a director or officer of the Registrant or is serving at the request of the Registrant as a director or officer in another corporation, partnership, joint venture, employee benefit plan, trust or other enterprise, or by reason of any action taken or not taken by the director or officer in any such capacity. The foregoing provisions are subject to the condition that the Registrant's Board of Directors or any other person or body appointed by the Board who is not a party to the particular claim for which the director or officer is seeking indemnification has not determined that the indemnification would not be permitted under applicable law. The Indemnification Agreements further provide that in the event of a change in control of the Registrant, then with respect to all matters arising concerning the rights of directors to indemnification, such decisions will be made only by independent legal counsel selected by the director and approved by the Registrant.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a)  Exhibits

        See Index to Exhibits which is incorporated by reference in this item.

     (b)  Financial Statement Schedules:

          Schedule II -- Valuation and Qualifying Accounts

                SCHEDULE II -- VALUATION AND QUALIFYING ACCOUNTS
                  YEAR ENDED DECEMBER 31, 1996, 1997, AND 1998
                                 (IN THOUSANDS)

                                                              ADDITIONS
                                                 BALANCE AT   CHARGED TO   DEDUCTIONS
                                                 BEGINNING    COSTS AND     AND OTHER     BALANCE AT
                                                 OF PERIOD     EXPENSES    ADJUSTMENTS   END OF PERIOD
                                                 ----------   ----------   -----------   -------------
Allowance for doubtful accounts:
  1996.........................................   $  4,704     $14,033       $13,743       $  4,994
  1997.........................................      4,994      18,343        16,667          6,670
  1998.........................................      6,670      20,516        16,923         10,263
Reserve for unrecoverable subscriber devices:
  1996.........................................   $  1,345     $   756       $  (319)      $  2,420
  1997.........................................      2,420       4,184         4,064          2,540
  1998.........................................      2,540       5,193         3,411          4,322
Valuation allowance on deferred tax assets:
  1996.........................................   $ 50,642     $36,890       $    --       $ 87,532
  1997.........................................     87,532      56,365            --        143,897
  1998.........................................    143,897      57,599            --        201,496
Accrued restructuring costs:
  1996.........................................   $     --     $    --       $    --       $     --
  1997.........................................         --          --            --             --
  1998.........................................         --      29,000         1,979         27,021

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Shareowners
Paging Network, Inc.

     We have audited the consolidated financial statements of Paging Network, Inc. as of December 31, 1998 and 1997, and for each of the three years in the period ended December 31, 1998, and have issued our report thereon dated February 15, 1999. Our audits also included Schedule II -- Valuation and Qualifying Accounts. This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits.

     In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

                                            /s/ ERNST & YOUNG LLP

Dallas, Texas
February 15, 1999

ITEM 22. UNDERTAKINGS.

     The undersigned Registrant undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment of the Registration Statement) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

        provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement;

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

          (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
     1934) that is incorporated by reference in the Registration Statement, shall be deemed to be a new registration statement relating to the securities offered in the Registration Statement and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

          (5) That, prior to any public reoffering of the securities registered under this Registration Statement through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form;

          (6) That every prospectus (i) that is filed pursuant to paragraph (5) immediately preceding, or (ii) that purports to meet the requirements of
     Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered in the Registration Statement, and the offering of such securities at that time shall be deemed to be the initial bona fide offering of such securities;

          (7) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request; and

          (8) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved in a transaction that was not the subject of and included in the registration statement when it became effective.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 20 above or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, PAGING NETWORK, INC. HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN DALLAS, TEXAS, ON JANUARY 11, 2000.

                                          PAGING NETWORK, INC.

                                          By: /s/ JOHN P. FRAZEE, JR.
                                             -----------------------------------

                                            John P. Frazee, Jr.
                                            Chairman of the Board of Directors
                                              and
                                            Chief Executive Officer
                                            (Principal Executive Officer)

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES INDICATED ON JANUARY 11, 2000.

*                                                  *
--------------------------------------------       --------------------------------------------
Richard C. Alberding                               Hermann Buerger
Director                                           Director

/s/ JULIAN B. CASTELLI                             *
--------------------------------------------       --------------------------------------------
Julian B. Castelli                                 Jeffrey M. Cunningham
Senior Vice President and Chief Financial          Director
Officer
(Principal Financial Officer and Principal
Accounting Officer)

*                                                  /s/ JOHN P. FRAZEE, JR.
--------------------------------------------       --------------------------------------------
Gary J. Fernandes                                  John P. Frazee, Jr.
Director                                           Chairman of the Board of Directors and
                                                   Chief Executive Officer
                                                   (Principal Executive Officer)

*                                                  *
--------------------------------------------       --------------------------------------------
John S. Llewellyn                                  Robert J. Miller
Director                                           Director

--------------------------------------------
Lee M. Mitchell
Director

*By: /s/ JOHN P. FRAZEE, JR.
     ---------------------------------------
     John P. Frazee, Jr.
     Attorney-in-fact

                      PART II FOR VAST SOLUTIONS, INC. S-1

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the estimated expenses in connection with the issuance and distribution of the securities registered hereby, all of which will be paid by the Registrant:

Registration fee............................................       $1,338
Transfer agent fees.........................................            *
Printing and duplicating expenses...........................            *
Legal fees and expenses.....................................            *
Accounting fees and expenses................................            *
Miscellaneous expenses......................................            *
                                                                   ------
     Total..................................................       $    *
                                                                   ======

----------------
* To be filed by amendment.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Certificate of Incorporation of the Registrant provides that the Registrant shall indemnify, in accordance with and to the full extent now or hereafter permitted by law, any person who was or is a party or its threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including, without limitation, an action by or in the right of the Registrant), by reason of his or her acting as a director or officer of the Registrant (and the Registrant, in the discretion of the Board of Directors, may so indemnify a person by reason of the fact that he is or was an employee or agent of the Registrant or is or was serving at the request of the Registrant in any other capacity for or on behalf of the Registrant) against any liability or expense actually and reasonably incurred by such person in respect thereof; provided, however, the Registrant shall be required to indemnify an officer or director in connection with an action, suit or proceeding initiated by such person only if such action, suit or proceeding was authorized by the Board of Directors of the Registrant.

     The Registrant's Certificate of Incorporation also limits the liability of directors, providing that no director of the Registrant shall be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director. Such limitation of liability does not extend to liability (i) for any breach of the director's duty loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, relating to prohibited dividends or distributions or the repurchase or redemption of stock, or (iv) for any transaction from which the director derives an improper personal benefit.

     The Registrant's By-Laws provide for indemnification as follows:

                                  "ARTICLE VI.
                   INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 1. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he is or was a director, officer, employee, agent or representative of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee, agent or representative of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to

                                     A-II-1
the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

     Section 2. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee, agent or representative of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee, agent or representative of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the Corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnify for such expenses which the Court of Chancery or such other court shall deem proper.

     Section 3. To the extent that a director, officer, employee, agent or representative of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Sections 1 and 2 of this article, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

     Section 4. Any indemnification under Sections 1 and 2 of this article (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee, agent or representative is proper in the circumstances because he has met the applicable standard of conduct set forth in Sections 1 and 2 of this article. Such determination shall be made (1) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (2) if such a quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (3) by the stockholders.

     Section 5. Expenses (including attorneys' fees) incurred in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding as authorized by the Board of Directors in the manner provided in Section 4 of this article upon receipt of an undertaking by or on behalf of the director, officer, employee, agent or representative to repay such amount unless it shall ultimately be determined that he is entitled to be indemnified by the Corporation under this article.

     Section 6. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, (i) arising under the Employee Retirement Income Security Act of 1974 or regulations promulgated thereunder, or under any other law or regulation of the United States or any agency or instrumentality thereof or law or regulation of any state or political subdivision or any agency or instrumentality of either, or under the common law of any of the foregoing, against expenses (including attorneys' fees), judgments, fines, penalties, taxes and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding by reason of the fact that he is or was a fiduciary, disqualified person or party in interest with respect to an employee benefit plan covering employees of the Corporation or of a subsidiary corporation, or is or was serving in any other capacity with respect to such plan, or has or had any obligations or duties with respect to such plan by reason of such laws or regulations, provided that such person was or is a director, officer, employee, agent or representative of the Corporation, or (ii) in connection with any matter arising under federal, state or local revenue or taxation laws or regulations,

                                     A-II-2
against expenses (including attorneys' fees), judgments, fines, penalties, taxes, amounts paid in settlement and amounts paid as penalties or fines necessary to contest the imposition of such penalties or fines, actually and reasonably incurred by him in connection with such action, suit or proceeding by reason of the fact that he is or was a director, officer, employee, agent or representative of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee, agent or representative of another corporation, partnership, joint venture, trust or other enterprise and had responsibility for or participated in activities relating to compliance with such revenue or taxation laws and regulations; provided, however, that such person did not act dishonestly or in willful or reckless violation of the provisions of the law or regulation under which such suit or proceeding arises. Unless the Board of Directors determines that under the circumstances then existing, it is probable that such director, officer, employee, agent or representative will not be entitled to be indemnified by the Corporation under this section, expenses incurred in defending such suit or proceeding, including the amount of any penalties or fines necessary to be paid to contest the imposition of such penalties or fines, shall be paid by the Corporation in advance of the final disposition of such suit or proceeding upon receipt of an undertaking by or on behalf of the director, officer, employee, agent or representative to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation under this section.

     Section 7. The indemnification provided by this article shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, agent or representative and shall inure to the benefit of the heirs, executors and administrators of such a person.

     Section 8. The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, agent or representative of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee, agent or representative of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not he would be entitled to indemnity against such liability under the provisions of this article."

     Pursuant to the provisions of Section 145 of the Delaware General Corporation Law, every Delaware corporation has the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of any corporation, partnership, joint venture, trust or other enterprise, against any and all expenses, judgments, fines and amounts paid in settlement and reasonably incurred in connection with such action, suit or proceedings. The power to indemnify applies only if such person acted in good faith and in a manner he or she reasonably believed to be in the best interest, or not opposed to the best interest, of the corporation and with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

     The power to indemnify applies to actions brought by or in the right of the corporation as well, but only to the extent of defense and settlement expenses and not to any satisfaction of a judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification shall be made in the event of any adjudication unless the court, in its discretion, believes that in the light of all the circumstances indemnification should apply.

     To the extent any of the persons referred to in the two immediately preceding paragraphs is successful in the defense of the actions referred to therein, such person is entitled, pursuant to Section 145, to indemnification as described above.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

          None.

                                     A-II-3

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

          (a) Exhibits

              See the Exhibit Index included herewith which is incorporated herein by reference.

          (b) Financial Statement Schedules:

              No schedule for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission is required or applicable under the related instructions, or the amounts that would be included in such schedule are immaterial, and therefore have been omitted.

ITEM 17.  UNDERTAKINGS.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 14 above or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                     A-II-4

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, Vast Solutions, Inc. has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Addison, Texas, on January 11, 2000.
                                          VAST SOLUTIONS, INC.
                                          By:    /s/ JOHN P. FRAZEE, JR.
                                            ------------------------------------
                                                   John P. Frazee, Jr.
                                             Chairman of the Board and Chief
                                                    Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on January 11, 2000.

                       NAME                                                   TITLE
                       ----                                                   -----
              /s/ JOHN P. FRAZEE, JR.                     Chairman of the Board and Chief Executive
---------------------------------------------------       Officer (Sole Director and Principal Executive
                John P. Frazee, Jr.                       Officer)

              /s/ JULIAN B. CASTELLI                      Acting Chief Financial Officer (Principal
---------------------------------------------------       Financial and Accounting Officer)
                Julian B. Castelli

                                     A-II-5

                              PAGING NETWORK, INC.

                                 EXHIBIT INDEX
                                  FOR FORM S-4

EXHIBIT
NUMBER                        DOCUMENT DESCRIPTION
-------                       --------------------
 2.1      Agreement and Plan of Merger dated as of November 7, 1999 by and among Paging Network, Inc., Arch Communications Group,
          Inc. and St. Louis Acquisition Corp. (Included as Annex B to
          the prospectus included herein.)
 3.1      Restated Certificate of Incorporation of Paging Network,
          Inc. (Filed as an exhibit to Registration Statement No.
          33-42253 on Form S-1 and incorporated by reference herein.)
 3.3      Bylaws of Paging Network, Inc. , as amended. (Filed as an
          exhibit to Paging Network, Inc.'s Annual Report on Form 10-K for the fiscal year ended December 31, 1998 and incorporated by reference herein.)
 4.1      Articles Sixth, Seventh, Eighth, Twelfth, and Thirteenth of
          the Restated Certificate of Incorporation of Paging Network,
          Inc., as amended. (Filed as an exhibit to Registration
          Statement No. 33-42253 on Form S-1 and incorporated by
          reference herein.)
 4.2      Articles II, III, and VII and Section 1 of Article VIII of
          Paging Network, Inc.'s Bylaws, as amended. (Filed as an
          exhibit to Paging Network, Inc.'s Annual Report on Form 10-K for the fiscal year ended December 31, 1998 and incorporated by reference herein.)
 4.3      Form of Indenture. (Filed as an exhibit to Registration
          Statement No. 33-46803 on Form S-1 and incorporated by
          reference herein.)
 4.4      Shareholder Rights Agreement. (Filed as an exhibit to Paging
          Network, Inc.'s Report on Form 8-K on September 15, 1994 and
          incorporated by reference herein.)
 4.5      First Amendment to the Shareholder Rights Agreement. (Filed
          as an exhibit to Paging Network, Inc.'s Annual Report on
          Form 10-K for the fiscal year ended December 31, 1998 and
          incorporated by reference herein.)
 4.6      Second Amendment to the Shareholder Rights Agreement. (Filed
          as an exhibit to Paging Network, Inc.'s Quarterly Report on
          Form 10-Q for the quarterly period ended September 30, 1999 and incorporated by reference herein.)
 5.1      Opinion of Mayer, Brown & Platt. (To be filed by amendment.)
 8.1      Tax Opinion of Mayer, Brown & Platt. (To be filed by
          amendment.)
10.1      1982 Incentive Stock Option Plan, as amended and restated.
          (Filed as an exhibit to Registration Statement No. 33-42253 on Form S-1 and incorporated by reference herein.)
10.2      Form of Stock Option Agreement executed by recipients of
          options granted under the 1982 Incentive Stock Option Plan.
          (Filed as an exhibit to Registration Statement No. 33-42253 on Form S-1 and incorporated by reference herein.)
10.3      Form of Management Agreement executed by recipients of
          options granted under the 1982 Incentive Stock Option Plan.
          (Filed as an exhibit to Registration Statement No. 33-42253 on Form S-1 and incorporated by herein.)
10.4      Form of Vesting Agreement executed by recipients of options granted under the 1982 Incentive Stock Option Plan. (Filed as an exhibit to Registration Statement No. 33-42253 on Form
          S-1 and incorporated by herein.)
10.5      Form of Indemnification Agreement executed by recipients of options granted under the 1991 Stock Option Plan. (Filed as an exhibit to Registration Statement No. 33-42253 on Form
          S-1 and incorporated by herein.)

EXHIBIT
NUMBER                        DOCUMENT DESCRIPTION
-------                       --------------------
10.6      Form of First Amendment to Vesting Agreement executed by
          recipients of options granted under the 1982 Incentive Stock
          Option Plan. (Filed as an exhibit to Registration Statement
          No. 33-42253 on Form S-1 and incorporated by herein.)
10.7      Form of First Amendment to Management Agreement executed by recipients of options granted under the 1982 Incentive Stock
          Option Plan. (Filed as an exhibit to Registration Statement
          No. 33-42253 on Form S-1 and incorporated by herein.)
10.8      Amended and Restated Credit Agreement dated as of May 2,
          1995 among Paging Network, Inc., NationsBank of Texas, N.A.,
          Toronto Dominion (Texas), Inc., The First National Bank of
          Boston, and certain other lenders. (Filed as an exhibit to
          Paging Network, Inc.'s Quarterly Report on Form 10-Q for the
          quarterly period ended June 30, 1995 and incorporated by
          reference herein.)
10.9      Amendment No. 1 dated as of December 12, 1995 to the Amended and Restated Credit Agreement dated as of May 2, 1995 among
          Paging Network, Inc., NationsBank of Texas, N.A., Toronto
          Dominion (Texas), Inc., The First National Bank of Boston,
          and certain other lenders. (Filed as an exhibit to Paging
          Network, Inc.'s Annual Report on Form 10-K for the fiscal
          year ended December 1, 1995 and incorporated by reference
          herein.)
10.10     Second Amended and Restated Credit Agreement dated as of
          June 5, 1996 among Paging Network, Inc., NationsBank of
          Texas, N.A., Toronto Dominion (Texas), Inc., The First
          National Bank of Boston, Chase Securities Inc. and certain other lenders. (Filed as an exhibit to Paging Network,
          Inc.'s Quarterly Report on Form 10-Q for the quarterly
          period ended June 30, 1996.)
10.11     Loan Agreement dated as of June 5, 1996 among Paging Network of Canada Inc., The Toronto-Dominion Bank, and such other
          financial institutions as become banks. (Filed as an exhibit to Paging Network, Inc.'s Quarterly Report on Form 10-Q for
          the quarterly period ended June 30, 1996 and incorporated by reference herein.)
10.12     Loan Agreement dated as of June 5, 1996 among Madison
          Telecommunications Holdings, Inc., The Toronto-Dominion
          Bank, and such other financial institutions as become banks.
          (Filed as an exhibit to Paging Network, Inc.'s Quarterly
          Report on Form 10-Q for the quarterly period ended June 30,
          1996 and incorporated by reference herein.)
10.13     1997 Restricted Stock Plan, as approved by shareowners on
          May 22, 1997. (Filed as an exhibit to Paging Network, Inc.'s
          Quarterly Report on Form 10-Q for the quarterly period ended
          June 30, 1997 and incorporated by reference herein.)
10.14     Employment Agreement dated as of August 4, 1997 among Paging
          Network, Inc. and John P. Frazee, Jr. (Filed as an exhibit to Paging Network, Inc.'s Quarterly Report on Form 10-Q for
          the quarterly period ended September 30, 1997 and
          incorporated by reference herein.)
10.15     First Amendment dated April 18, 1997 to the Loan Agreement dated as of June 5, 1996 among Paging Network of Canada
          Inc., The Toronto-Dominion Bank, and such other financial
          institutions as become banks. (Filed as an exhibit to Paging
          Network, Inc.'s Annual Report on Form 10-K for the fiscal
          year ended December 31, 1997 and incorporated by reference herein.)
10.16     First Amendment dated April 18, 1997 to the Loan Agreement dated as of June 5, 1996 among Madison Telecommunications
          Holdings, Inc., The Toronto-Dominion Bank, and such other
          financial institutions as become banks. (Filed as an exhibit to Paging Network, Inc.'s Annual Report on Form 10-K for the
          fiscal year ended December 31, 1997 and incorporated by
          reference herein.)
10.17     1992 Director Compensation Plan, as amended and restated on
          April 22, 1998. (Filed as an exhibit to Paging Network,
          Inc.'s Quarterly Report on Form 10-Q for the quarterly
          period ended June 30, 1998 and incorporated by reference
          herein.)
10.18     Amended and Restated 1991 Stock Option Plan, as approved by shareowners on May 21, 1998. (Filed as an exhibit to Paging
          Network, Inc.'s Quarterly Report on Form 10-Q for the
          quarterly period ended June 30, 1998 and incorporated by
          reference herein.)

EXHIBIT
NUMBER                        DOCUMENT DESCRIPTION
-------                       --------------------
10.19     Letter dated May 26, 1998 regarding Second Amendments
          effective March 31, 1998 to the Loan Agreements dated as of
          June 5, 1996: (1) among Paging Network of Canada Inc., The
          Toronto-Dominion Bank, and such other financial institutions as become banks (2) among Madison Telecommunications
          Holdings, Inc., The Toronto-Dominion Bank, and such other
          financial institutions as become banks. (Filed as an exhibit to Paging Network, Inc.'s Annual Report on Form 10-K for the
          fiscal year ended December 31, 1997 and incorporated by
          reference herein.)
10.20     Forms of Stock Option Agreement executed by recipients of
          options granted under the 1991 Stock Option Plan. (Filed as an exhibit to Paging Network, Inc.'s Annual Report on Form
          10-K for the fiscal year ended December 31, 1998 and
          incorporated by reference herein.)
10.21     Employee Stock Purchase Plan, as amended on December 16,
          1998. (Filed as an exhibit to Paging Network, Inc.'s Annual
          Report on Form 10-K for the year ended December 31, 1998 and incorporated by reference herein.)
10.22     Severance Pay Plan dated as of January 20, 1999. (Filed as an exhibit to Paging Network, Inc.'s Annual Report on Form
          10-K for the year ended December 31, 1998 and incorporated by reference herein.)
10.23     Form of Stock Option Agreement executed by recipients of
          options grant under the 1992 Director Compensation Plan.
          (Filed as an exhibit to Paging Network, Inc.'s Annual Report on Form 10-K for the year ended December 31, 1998 and
          incorporated by reference herein.)
10.24     Amended and Restated Loan Agreement dated August 5, 1999
          among Paging Network of Canada Inc., The Toronto-Dominion
          Bank, Canadian Imperial Bank of Commerce, National Bank of
          Canada, and such other financial institutions as become
          banks. (Filed as an exhibit to Paging Network, Inc.'s
          Quarterly Report on Form 10-Q for the quarter ended June 30,
          1999 and incorporated by reference herein.)
10.25     Amended and Restated Loan Agreement dated August 5, 1999
          among Madison Telecommunications Holdings, Inc., The
          Toronto-Dominion Bank, Canadian Imperial Bank of Commerce,
          National Bank of Canada, and such other financial
          institutions as become banks. (Filed as an exhibit to Paging
          Network, Inc.'s Quarterly Report on Form 10-Q for the
          quarter ended June 30, 1999 and incorporated by reference
          herein.)
21.1      List of Subsidiaries of Paging Network, Inc.
23.1      Consent of Ernst & Young LLP.
23.2      Consent of Arthur Andersen LLP.
23.3      Consent of Mayer, Brown & Platt. (To be filed by amendment.)
24.1      Power of Attorney of certain directors and officers of
          Paging Network, Inc.
99.1      Form of Ballot. (To be filed by amendment.)
99.2      Form of Letter of Transmittal. (To be filed by amendment.)
99.3      Consent of Houlihan, Lokey, Howard & Zukin Capital. (To be
          filed by amendment.)
99.4      Consent of Goldman, Sachs & Co. (To be filed by amendment.)
99.5      Consent of Morgan Stanley Dean Witter. (To be filed by
          amendment.)